As filed with the Securities and Exchange Commission on September 2, 2020
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
Under
The Securities Act of 1933
MYOS RENS Technology Inc.
(Exact name of Registrant as specified in its charter)

Nevada	2834	90-0772394
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
45 Horsehill Road, Suite 106
Cedar Knolls, New Jersey 07927
(973) 509-0444
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Joseph Mannello
Chief Executive Officer
45 Horsehill Road, Suite 106
Cedar Knolls, New Jersey 07927
(973) 509-0444
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

David N. Feldman, Esq. Scott D. Woller, Esq. Hiller P.C. 641 Lexington Avenue, 29th Floor New York, NY 10022 (212) 319-4000	Ed Kilroy Chief Executive Officer MedAvail, Inc. 6665 Millcreek Drive, Suite 1 Mississauga, Ontario, Canada L5N 5M4 (647) 484-1001	Philip H. Oettinger, Esq. Ethan Lutske, Esq. Eric Hsu, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Security Being Registered(1)	Amount to be Registered(2)(3)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee(5)
Common stock, $ 0.001 par value per share	363,087,178	N/A	$70,196,854	$9,112
(1)Subsequent to the consummation of the Merger (as defined below) described herein, MYOS RENS TECHNOLOGY INC., a Nevada corporation (“MYOS”) intends to effect a reincorporation, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the State of Nevada to the State of Delaware and the name of the Registrant will be changed to “MedAvail Holdings, Inc.”
(2)Relates to common stock, $ 0.001 par value per share, of MYOS, issuable to holders of capital stock, $0.001 par value per share, and warrants and options of MedAvail, Inc., a Delaware corporation (“MedAvail”), in the proposed Merger of Matrix Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of MYOS, with and into MedAvail, pursuant to that certain Agreement and Plan of Merger and Reorganization dated as of dated as of June 30, 2020 (the “Merger”). The number of shares of MYOS common stock to be registered is based on the estimated number of shares of MYOS common stock that are expected to be issued pursuant to the Merger, assuming an estimated exchange ratio of 0.982 shares of MYOS common stock for each outstanding share of MedAvail capital stock and for each option and warrant exercisable for shares of MedAvail capital stock, and without giving effect to a reverse stock split of MYOS common stock immediately prior to the Merger as described herein. The estimated exchange ratio calculation contained herein is based upon MYOS’s capitalization immediately prior to the date of this proxy statement/prospectus/information statement, and will be adjusted to account for the issuance of any additional shares of MYOS’s common stock prior to the consummation of the Merger.
(3)Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, reverse stock splits, stock dividends or similar transactions.
(4)Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended, based upon the estimated book value of the MedAvail securities to be exchanged in the Merger, as of immediately prior to the Merger. MedAvail is a private company, and no market exists for its securities.
(5)This fee has been calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, at a rate equal to $129.80 per $1,000,000 of the proposed maximum aggregate offering price.
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus/information statement is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus/information statement is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED SEPTEMBER 2, 2020

PROPOSED MERGER
YOUR VOTE IS VERY IMPORTANT
To the Equity Holders of MYOS RENS Technology Inc., and MedAvail, Inc.:
MYOS RENS Technology Inc., or MYOS, and MedAvail, Inc., or MedAvail, have entered into an Agreement and Plan of Merger and Reorganization, or the Merger Agreement, pursuant to which a wholly owned subsidiary of MYOS will merge with and into MedAvail, with MedAvail surviving as a wholly owned subsidiary of MYOS, or the Merger. The Merger will result in a healthcare technology company focused on developing and commercializing an innovative self-service pharmacy, mobile app, kiosk, and drive-thru solution.
At the effective time of the Merger, or the Effective Time: (a) each share of MedAvail’s capital stock outstanding immediately prior to the Effective Time, excluding any dissenting shares, will be automatically converted solely into the right to receive a number of shares of MYOS’s common stock, or MYOS Common Stock, equal to the exchange ratio described below; (b) each outstanding MedAvail stock option that has not previously been exercised prior to the Effective Time will be assumed by MYOS and will become an option to purchase shares of MYOS Common Stock; and (c) each outstanding warrant to acquire MedAvail capital stock that has not previously been exercised prior to the Effective Time will be assumed by MYOS and will become a warrant to purchase shares of MYOS Common Stock.
Prior to the Effective Time, MYOS will effectuate a reverse stock split of all outstanding shares of MYOS Common Stock at a reverse stock split ratio within the range of between one-for-two and one-for-fifteen, or the Reverse Stock Split, to be implemented prior to the consummation of the Merger as discussed in this proxy statement/prospectus/information statement.
Subsequent to the closing of the Merger, the post-Merger public company, or the Post-Merger Public Company, will be reincorporated from the State of Nevada to the State of Delaware, or the Reincorporation, and in connection therewith, change the name of the Post-Merger Public Company from “MYOS RENS Technology Inc.” to “MedAvail Holdings, Inc.”.
Prior to the Effective Time, MYOS will also implement a spin out transaction, or Spin Out Transaction, pursuant to which MYOS will contribute substantially all of its assets and liabilities to MYOS Corp., a Delaware corporation and a wholly owned subsidiary of MYOS, or Spin Out Sub, in exchange for all the outstanding shares of common stock of Spin Out Sub, and, on the business day following the closing date of the Merger, issue a pro rata dividend of all the outstanding shares of common stock of Spin Out Sub payable to the MYOS shareholders as of [●], the Record Date for the determination of shareholders entitled to notice of, and to vote at, the MYOS Special Meeting (as defined below), or the Pre-Merger MYOS Shareholders. Upon implementation of the Spin Out Transaction, the prior business of MYOS will be operated by Spin Out Sub as a privately owned company.
Under the exchange ratio formula in the Merger Agreement, as of immediately after the Merger, the former MedAvail security holders are expected to own approximately 96.5% of the aggregate number of fully-diluted shares of the MYOS Common Stock outstanding following the consummation of the Merger, or the Post-Closing Shares, and the Pre-Merger MYOS Shareholders are expected to own approximately 3.5% of the aggregate number of Post-Closing Shares, subject to the adjustments set forth in the Merger Agreement (in addition to receiving shares of Spin Out Sub pursuant to the Spin Out Transaction). This exchange ratio will be fixed prior to closing to reflect MYOS’s and MedAvail’s capitalization as of immediately prior to such time, and the percentage ownership figures are estimates.

Shares of MYOS Common Stock are currently listed on The Nasdaq Capital Market under the symbol “MYOS.” Prior to consummation of the Merger, MYOS intends to file an initial listing application for the Post-Merger Public Company with The Nasdaq Capital Market. In connection with the Merger, MYOS will be renamed “MedAvail Holdings, Inc.” and expects to trade on The Nasdaq Capital Market under the symbol “MDVL.” On [●], 2020, the last trading day before the date of this proxy statement/prospectus/information statement, the closing sale price of MYOS Common Stock was $[●] per share.
MYOS is holding a special meeting of shareholders, or the MYOS Special Meeting, on [●], at [●], Eastern Time, unless postponed or adjourned to a later date. The special meeting will be “virtual,” meaning that you can participate in the MYOS Special Meeting online at www.virtualshareholdermeeting.com/MYOS2020 at the appointed time and date by entering the control number included in the proxy card that you receive. MYOS shareholders are encouraged to access the MYOS Special Meeting before the start time. Please allow ample time for online check-in. MYOS shareholders will not be able to attend the MYOS Special Meeting in person. At the MYOS Special Meeting, MYOS will ask its shareholders to approve, among other matters, the following proposals: (i) the Merger, the Merger Agreement, and the transactions contemplated thereby or in connection therewith, including, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of MYOS Common Stock to MedAvail equity holders, or the Merger Proposal, (ii) the Reverse Stock Split as further discussed in this proxy statement/prospectus/information statement, including increasing the number of shares of MYOS Common Stock authorized under MYOS’s amended and restated articles of incorporation, or the Reverse Stock Split Proposal, (iii) effectuating the Spin Out Transaction, as further discussed in this proxy statement/prospectus/information statement, or the Spin Out Proposal, (iv) the Reincorporation, and in connection therewith, replacing the MYOS articles of incorporation and the MYOS bylaws and changing the name of the Post-Merger Public Company from “MYOS RENS Technology Inc.” to “MedAvail Holdings, Inc.”, all in accordance with the relevant provisions of the Delaware General Corporation Law and the Nevada Revised Statutes, or the Reincorporation Proposal, (v) the MedAvail Holdings, Inc. 2020 Equity Incentive Plan, or the Equity Incentive Plan Proposal, (vi) the MedAvail Holdings, Inc. 2020 Employee Stock Purchase Plan, or the Employee Stock Purchase Plan Proposal and (vii) to adjourn the MYOS Special Meeting, if necessary, to permit the solicitation of additional proxies in the event that there are insufficient votes on one or more of the proposals presented to MYOS shareholders, or the Adjournment Proposal, each as described in the accompanying proxy statement/prospectus/information statement.

As described in the accompanying proxy statement/prospectus/information statement, certain MedAvail stockholders who in the aggregate beneficially own or control approximately 90% of the outstanding shares of MedAvail common stock on an as converted to common stock basis, and certain MYOS shareholders who in the aggregate beneficially own or control approximately 46% of the outstanding shares of MYOS Common Stock, are parties to voting agreements with MedAvail and MYOS respectively, whereby such equity holders agreed to vote in favor of the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, respectively, subject to the terms of the voting agreements. In addition, following the registration statement on Form S-4, of which this proxy statement/prospectus/information statement is a part, being declared effective by the U.S. Securities and Exchange Commission and pursuant to the conditions of the Merger Agreement, the MedAvail stockholders who are party to the voting agreements will each execute an action by written consent of the MedAvail stockholders, referred to herein as the written consent, adopting the Merger Agreement and approving the Merger and the transactions contemplated by the Merger Agreement. No meeting of MedAvail stockholders to adopt the Merger Agreement and approve the Merger and related transactions will be held; however, all MedAvail stockholders will have the opportunity to elect to adopt the Merger Agreement, thereby approving the Merger and related transactions, by signing and returning to MedAvail a written consent.
After careful consideration, the MYOS and MedAvail boards of directors have approved the Merger Agreement and the respective proposals referred to above, and each of the MYOS and MedAvail boards of directors has determined that it is advisable to enter into the Merger. The board of directors of MYOS recommends that its shareholders vote “FOR” the proposals described in the accompanying proxy statement/prospectus/information statement, and the board of directors of MedAvail unanimously recommends that its stockholders sign and return the written consent indicating their approval of the Merger and adoption of the Merger Agreement and related transactions to MedAvail.

More information about MYOS, MedAvail and the proposed transaction is contained in this proxy statement/prospectus/information statement. MYOS and MedAvail urge you to read the accompanying proxy statement/prospectus/information statement carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 38.
MYOS and MedAvail are excited about the opportunities the Merger and Spin Out Transaction bring to both MYOS and MedAvail equity holders, and thank you for your consideration and continued support.

Joseph Mannello	Ed Kilroy
Chief Executive Officer	Chief Executive Officer
MYOS RENS Technology Inc.	MedAvail, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus/information statement. Any representation to the contrary is a criminal offense.
The accompanying proxy statement/prospectus/information statement is dated [●], and is first being mailed to MYOS and MedAvail equity holders on or about [●].

MYOS RENS TECHNOLOGY INC.
45 Horsehill Road, Suite 106
Cedar Knolls, NJ 07927
(973) 509-0444
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On [●], 2020
Dear Shareholders of MYOS:
On behalf of the board of directors of MYOS RENS Technology Inc., a Nevada corporation, or MYOS, MYOS is pleased to deliver this proxy statement/prospectus/information statement for the proposed merger, or the Merger, between MYOS and MedAvail, Inc., a Delaware corporation, or MedAvail, pursuant to which Matrix Merger Sub, Inc., a wholly owned subsidiary of MYOS, or Merger Sub, will merge with and into MedAvail, with MedAvail surviving as a wholly owned subsidiary of MYOS, along with a related spin out of the existing business of MYOS to a new privately owned company to be owned by the shareholders of MYOS prior to the Merger, or the Spin Out Transaction. The special meeting of shareholders of MYOS, or the MYOS Special Meeting, will be held virtually on [●] at [●], Eastern Time, unless postponed or adjourned to a later date. You can attend the MYOS Special Meeting via the internet, vote your shares electronically and submit your questions during the MYOS Special Meeting by visiting www.virtualshareholdermeeting.com/MYOS2020 at the appointed time and date by [●]. MYOS shareholders are encouraged to access the special meeting before the start time. Please allow ample time for online check-in. MYOS shareholders will not be able to attend the MYOS Special Meeting in person. The MYOS Special Meeting is being held, for the following purposes:
1.To consider and vote upon a proposal to approve the Merger and, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of MYOS’s common stock, or MYOS Common Stock, to MedAvail equity holders in connection with the Merger, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of June 30, 2020, by and among MYOS, Merger Sub and MedAvail, a copy of which is attached as Annex A to the accompanying proxy statement/prospectus/information statement, or the Merger Proposal;
2.To consider and vote upon a proposal to approve the certificate of amendment of the amended and restated articles of incorporation of MYOS, a copy of which is attached as Annex E to the accompanying proxy statement/prospectus/information statement, to effect a reverse stock split of all outstanding shares of MYOS Common Stock at a reverse stock split ratio between, and including, one-for-two and one-for-fifteen as will be selected by the MYOS board of directors prior to the time of filing such certificate of amendment with the Nevada Secretary of State based upon the determination of MedAvail, or the Reverse Stock Split, and an increase in the number of shares authorized under MYOS’s amended and restated articles of incorporation, to be implemented prior to the consummation of the Merger as discussed in this proxy statement/prospectus/information statement, or the Reverse Stock Split Proposal;
3.To consider and vote upon a proposal to approve a spin out transaction, or the Spin Out Transaction, pursuant to which MYOS would contribute substantially all of the assets and liabilities of MYOS to MYOS Corp., a Delaware corporation and a wholly owned subsidiary of MYOS, or Spin Out Sub, in exchange for all the outstanding shares of common stock of Spin Out Sub, issue a pro rata dividend of all the outstanding shares of common stock of Spin Out Sub to the existing MYOS shareholders as of the Record Date (as defined below), or the Spin Out Proposal;

4.To consider and vote upon a proposal to approve, subsequent to the effective time of the Merger, the reincorporation of MYOS from a Nevada corporation to a Delaware corporation, or the Reincorporation, and in connection therewith, replacing the MYOS articles of incorporation and the MYOS bylaws and changing the name of the company from “MYOS RENS Technology Inc.” to “MedAvail Holdings, Inc.”, or the Reincorporation Proposal;
5.To consider and vote upon a proposal to approve the MedAvail Holdings, Inc. 2020 Equity Incentive Plan, to be effective upon the Merger, or the Equity Incentive Plan Proposal;
6.To consider and vote upon a proposal to approve the MedAvail Holdings, Inc. 2020 Employee Stock Purchase Plan, to be effective upon the Merger, or the Employee Stock Purchase Plan Proposal; and
7.To consider and vote upon an adjournment of the MYOS Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of MYOS Proposal Nos. 1-6 or the Adjournment Proposal.
The board of directors of MYOS has fixed [●] as the record date for the determination of shareholders entitled to notice of, and to vote at, the MYOS Special Meeting and any adjournment or postponement thereof, or the Record Date. Only holders of record of shares of MYOS Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the MYOS Special Meeting. At the close of business on the Record Date, MYOS had [●] shares of common stock outstanding and entitled to vote.
Prior to the date of this proxy statement/prospectus/information statement, MedAvail entered into a securities purchase agreement, or the Securities Purchase Agreement, with accredited investors, including certain healthcare focused retail and institutional investors, as well as certain existing investors in MedAvail, or the Subscribers, pursuant to which the Subscribers agreed to purchase, and MedAvail agreed to sell to the Subscribers, an aggregate of up to 5,834,597 shares, or Private Placement Shares, of MedAvail Common Stock, for a purchase price of $8.57 per share, to be exchanged for shares of MYOS Common Stock upon the closing of the Merger, in a private placement in which MedAvail expects to raise an aggregate of at least $50 million, less certain offering related expenses payable by MedAvail, or the Private Placement, and the Private Placement is expected to exceed the minimum private financing amount of $30 million that is a condition to the closing of the Merger. The Private Placement Shares, once exchanged for shares of MYOS Common Stock, will be identical to the shares of MYOS Common Stock that will be held by MYOS’s public shareholders, in both cases after taking into account all the transactions contemplated by the Merger Agreement, including the Reverse Stock Split and the Reincorporation. The closing of the sale of Private Placement Shares, or the Private Placement Closing, is anticipated occur no sooner than two (2) days prior the closing of the Merger and will be subject to customary conditions. The purpose of the sale of the Private Placement Shares is to raise additional capital for working capital following the consummation of the Merger and is a condition to closing of the Merger.
Your vote is important. The affirmative vote of the holders of a majority of the shares of MYOS Common Stock having voting power present in person or represented by proxy at the MYOS Special Meeting, presuming a quorum is present, is required for approval of MYOS Proposal Nos. 1-6. The Merger cannot be consummated without the approval of Proposal No. 1. In addition, the parties may not be obligated to consummate the Merger without the approval of Proposal Nos. 2-6.
Regardless of whether you plan, or are unable, to attend the MYOS Special Meeting virtually, MYOS requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the MYOS Special Meeting.
If your shares are held in “street name” through a broker, trust, bank or other nominee, and you received the notice of the MYOS Special Meeting through your broker or through another intermediary, please complete and return the materials in accordance with the instructions provided to you by such broker or other intermediary to instruct them how to vote your shares or contact your broker or other intermediary directly in order to obtain a proxy issued to you by your nominee holder to attend the MYOS Special Meeting and vote at the MYOS Special Meeting. Failure to do so may result in your shares not being eligible to be voted by proxy at the MYOS Special Meeting.

You may revoke a proxy at any time prior to its exercise at the MYOS Special Meeting by following the instructions in the enclosed proxy statement/prospectus/information statement.
THE MYOS BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, MYOS AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED EACH SUCH PROPOSAL. THE MYOS BOARD OF DIRECTORS RECOMMENDS THAT MYOS SHAREHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.
By Order of the MYOS Board of Directors,
Joseph Mannello
Chief Executive Officer
45 Horsehill Road, Suite 106
Cedar Knolls, New Jersey 07927
(973) 509-0444
[●], 2020

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus/information statement incorporates important business and financial information about MYOS RENS Technology Inc., or MYOS, from other documents that MYOS has filed with the United States Securities and Exchange Commission, or the SEC, and that are contained in or incorporated by reference herein. For a listing of documents incorporated by reference herein, please see the section entitled “Where You Can Find More Information” beginning on page 268 of this proxy statement/prospectus/information statement. MYOS is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and accordingly files its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. As an electronic filer, MYOS’s public filings are also maintained on the SEC’s Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is https://www.sec.gov.
You may obtain any of the documents referred to above from the SEC, through the SEC’s website or from MYOS, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this consent solicitation statement/prospectus forms a part, by requesting them in writing at the following address or email address:
MYOS RENS Technology, Inc.
Attn: Joseph Mannello
Morris Technical Center
45 Horsehill Road, Suite 106
Cedar Knolls, NJ 07927
Phone:  973-509-0444
Email:  jmannello@myoscorp.com
To receive timely delivery of the documents, your request must be received no later than [●], 2020. Please note that physical access to our office may be limited as a result of shelter in place guidance due to the COVID-19 pandemic or because of inclement weather. Therefore, it is suggested that you request such documents via email.
General information about MYOS, including its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through MYOS’s website at https://ir.myosrens.com/ as soon as reasonably practicable after MYOS files them with, or furnishes them to, the SEC. Information on MYOS’s website is not incorporated into this proxy statement/prospectus/information statement and is not a part of this proxy statement/prospectus/information statement.
MYOS, MedAvail, Inc., or MedAvail and Matrix Merger Sub, Inc., or Merger Sub, have not authorized anyone to give any information or make any representation about the Merger or the transactions contemplated thereby, MYOS, MedAvail or Merger Sub that is different from, or in addition to, the information contained in this proxy statement/prospectus/information statement or in any of the materials that have been incorporated by reference into this proxy statement/prospectus/information statement. Therefore, if anyone distributes any such information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell or solicitations of offers to exchange or purchase the securities offered by this proxy statement/prospectus/information statement are not permitted, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus/information statement does not extend to you. The information contained in this proxy statement/prospectus/information statement speaks only as of the date of this proxy statement/prospectus/information statement or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. MYOS and MedAvail have both contributed to the information relating to the Merger or the transactions contemplated thereby contained in this proxy statement/prospectus/information statement.

QUESTIONS AND ANSWERS ABOUT THE MERGER
Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus/information statement does not give effect to the proposed reverse stock split described in MYOS Proposal No. 2, beginning on page 119 in this proxy statement/prospectus/information statement.
The following section provides answers to frequently asked questions about the Merger. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.
Q:   Why am I receiving this proxy statement/prospectus/information statement?
A:   You are receiving this proxy statement/prospectus/information statement because you have been identified as an equity holder of MYOS RENS Technology, Inc., or MYOS or MedAvail, Inc., or MedAvail, as of the applicable record date, and you are entitled, as applicable, to vote at the special meeting of the shareholders of MYOS, or the MYOS Special Meeting, to approve among other things the Merger (as defined below) and the issuance of shares of MYOS’s common stock, or MYOS Common Stock, pursuant to the Merger Agreement (as defined below), or sign and return the MedAvail written consent to adopt the Merger Agreement and approve the Merger. This document serves as:
•a proxy statement of MYOS used to solicit proxies for the MYOS Special Meeting;
•a prospectus of MYOS used to offer shares of MYOS Common Stock in exchange for shares of MedAvail’s common stock, or MedAvail Common Stock, in the Merger and issuable upon exercise of MedAvail options and warrants; and
•an information statement of MedAvail used to solicit the written consent of its stockholders for the adoption of the Merger Agreement and the approval of the Merger and related transactions.
Q:   What is the Merger?
A:   MYOS, and MedAvail have entered into an Agreement and Plan of Merger and Reorganization, dated as of June 30, 2020, or the Merger Agreement. The Merger Agreement contains the terms and conditions of the proposed business combination of MYOS and MedAvail. Under the Merger Agreement, Matrix Merger Sub, Inc., a wholly owned subsidiary of MYOS, or the Merger Sub, will merge with and into MedAvail, with MedAvail surviving as a wholly owned subsidiary of MYOS. This transaction is referred to as “the merger” or “the Merger.”
At the effective time of the Merger, or the Effective Time, and after taking into account the closing of the Private Placement financing into MedAvail, and the issuance of 5,834,597 Private Placement shares by MedAvail to the Subscribers (which Private Placement shares shall be converted into shares of MYOS Common Stock upon the closing of the Merger), then each share of MedAvail Common Stock outstanding immediately prior to the Effective Time (excluding certain MedAvail shares to be canceled pursuant to the Merger Agreement, and shares held by MedAvail stockholders who have exercised and perfected appraisal rights or dissenters’ rights as more fully described in “The Merger — Appraisal Rights and Dissenters’ Rights” below) will be converted into the right to receive a number of post-split shares of MYOS Common Stock equal to approximately 0.982 pre-split shares, as adjusted pursuant to the reverse stock split of MYOS Common Stock, in accordance with a ratio to be determined by mutual agreement of MYOS and MedAvail, subject to approval by the MYOS board of directors, or the MYOS Board, within a range of one share of MYOS Common Stock for every two to fifteen shares of MYOS Common Stock (or any number in between), or the Reverse Stock Split, to be implemented prior to the consummation of the Merger. As a result of the Merger, holders of MedAvail stock, options and warrants are expected to own in the aggregate approximately 96.5% of MYOS, and the MYOS shareholders and warrant holders are expected to own in the aggregate approximately 3.5% of MYOS (in addition to the shares of MYOS Corp., a Delaware corporation and a wholly owned subsidiary of MYOS, or Spin Out Sub, that the MYOS shareholders will receive as a dividend, as described below). The exchange ratio is determined pursuant to a formula described in more detail in the Merger Agreement and in this proxy statement/prospectus/information statement, and the pre-split figure and percentage ownership figures are estimates and subject to adjustment. In connection with the Merger, MYOS will change its corporate name to “MedAvail Holdings, Inc.” as required by the Merger Agreement.
Q:   Why are the two companies proposing to merge?
A:   Following the Merger, MYOS and MedAvail believe the post-Merger public company, or the Post-Merger Public Company, will be in a position to continue to develop and commercialize an innovative self-service pharmacy, mobile app, kiosk, and drive-thru solution. MYOS and MedAvail believe that the Post-Merger Public Company will have the following potential advantages: (i) a diversified, late-stage product development pipeline with important forthcoming milestones; (ii) an experienced management team; and (iii) the potential to access additional sources of capital. In addition, shareholders of MYOS prior to the merger, in addition to retaining their shares of MYOS, will receive ownership in Spin Out Sub, which will continue the existing business of MYOS as a private company. For a discussion of MYOS and MedAvail reasons for the Merger, please see the section entitled “The Merger — MYOS Reasons for the Merger” and “The Merger — MedAvail Reasons for the Merger” in this proxy statement/prospectus/information statement.
Q:   What will MedAvail stockholders, warrant holders and holders of MedAvail equity awards receive in the Merger?
A:   As a result of the Merger, MedAvail stockholders, warrant holders and holders of MedAvail equity awards will become entitled to receive shares of MYOS Common Stock, warrants and equity awards equal to approximately 96.5% of the fully-diluted shares of MYOS Common Stock outstanding following the consummation of the Merger. At the Effective Time, each share of MedAvail capital stock will be converted into the right to receive the number of shares of MYOS Common Stock calculated based on the exchange ratio determined in accordance with the Merger Agreement. MedAvail outstanding warrants, or MedAvail Warrants, to purchase shares of MedAvail equity securities not exercised at or prior to the Effective Time will be converted into warrants to purchase MYOS Common Stock, with the number of shares and exercise price being appropriately adjusted to reflect the exchange ratio between MYOS Common Stock and MedAvail Common Stock determined in accordance with the Merger Agreement.
At the Effective Time, each option to purchase MedAvail Common Stock, or MedAvail Options, that is outstanding and unexercised immediately prior to the Effective Time will be converted into and become an option to purchase MYOS Common Stock, with the number of shares and exercise price being appropriately adjusted to reflect the exchange ratio between MYOS Common Stock and MedAvail Common Stock determined in accordance with the Merger Agreement.
Immediately prior to the closing of the Merger, MedAvail will consummate the Private Placement in which it will sell to the Subscribers 5,834,597 shares of MedAvail Common Stock for gross proceeds of approximately $50,000,000, less certain offering-related expenses payable by MedAvail. Upon the closing of the Merger, the Private Placement shares will be exchanged for shares of MYOS Common Stock. Completing the Private Placement is a condition for MedAvail to consummate the Merger.
For a more complete description of what MedAvail stockholders, warrant holders and holders of MedAvail equity awards will receive in the Merger, please see the sections entitled “Market Price and Dividend Information” and “The Merger Agreement — Merger Consideration” in this proxy statement/prospectus/information statement.
Q:   What will MYOS shareholders and warrant holders receive in the Merger?
A:   MYOS shareholders and warrant holders will not receive anything as a result of the Merger, but will continue to hold the same amount of MYOS Common Stock and warrants to purchase MYOS Common Stock held immediately prior to the Merger, as appropriately adjusted for the Reverse Stock Split. Those who are MYOS shareholders as of [●], the record date for the determination of shareholders entitled to notice of, and to vote at, the MYOS Special Meeting, or the Record Date, also will receive a dividend of shares in the Spin Out Sub shortly after the closing of the Merger.
Q:   What will happen to MYOS’s outstanding equity awards?
A:   Prior to the Effective Time, MYOS will either terminate or cause Spin Out Sub to assume, each of MYOS’s employee benefit plans, including its outstanding equity incentive plans. In addition, prior to the Effective Time, MYOS will terminate each outstanding option to purchase MYOS Common Stock, and as of the Effective Time, there shall be no options to purchase MYOS Common Stock outstanding.
Q:   What will happen to MYOS if, for any reason, the Merger does not close?
A:   If, for any reason, the Merger does not close, the MYOS Board may elect to, among other things, attempt to complete another strategic transaction like the Merger, pursue a “going private” strategy, attempt to sell or otherwise dispose of the various assets of MYOS or continue to operate the business of MYOS.
Q:   What is required to consummate the Merger?
A:   To consummate the Merger, MYOS shareholders must approve the issuance of MYOS Common Stock pursuant to the Merger Agreement. In addition, the Merger Agreement anticipates that the MYOS shareholders will approve (i) the Reverse Stock Split Proposal and thereby, prior to the Effective Time, effectuating the Reverse Stock Split, (ii) the Spin Out Proposal and thereby, prior to the Effective Time, effectuating the Spin Out Transaction, with the issuance of a pro rata dividend of all the outstanding shares of common stock of Spin Out Sub on the business day following the closing date of the Merger to the shareholders of MYOS existing on the Record Date, (iii) the Reincorporation Proposal and thereby, subsequent to the Effective Time, effectuating the Reincorporation, (iv) the Equity Incentive Plan Proposal, thereby adopting the 2020 Equity Incentive Plan, effective as of the Effective Time, (v) the Employee Stock Purchase Plan Proposal, thereby adopting the 2020 Employee Stock Purchase Plan, effective as of the Effective Time and (vi) an adjournment of the MYOS Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of MYOS Proposal Nos. 1-6, or the Adjournment Proposal, each as described in the accompanying proxy statement/prospectus/information statement. Moreover, MedAvail stockholders must approve the Merger.
The approval of the Merger and the issuance of MYOS Common Stock pursuant to the Merger Agreement by the shareholders of MYOS requires the affirmative vote of the holders of a majority of the shares of MYOS Common Stock having voting power present in person or represented by proxy at the MYOS Special Meeting for the issuance of shares of MYOS Common Stock in the Merger, presuming a quorum is present at the meeting. The affirmative vote of the holders of a majority of shares of MYOS Common Stock having voting power outstanding on the Record Date are required to approve and adopt (i) the Merger, the Merger Agreement, and the transactions contemplated thereby or in connection therewith, including, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of MYOS Common Stock to MedAvail equity holders and other parties in connection with the Merger (the “Merger Proposal”), (ii) the Reverse Stock Split Proposal, (iii) the Spin Out Proposal, (iv) the Reincorporation Proposal, (v) the Equity Incentive Plan Proposal, (vi) the Employee Stock Purchase Plan Proposal and, (vii) the Adjournment Proposal. In addition, the Reverse Stock Split is necessary to ensure that the post-Merger trading price of MYOS Common Stock satisfies the initial listing requirements of The Nasdaq Capital Market or other national securities exchange applicable to the Post-Merger Public Company. Therefore, if the requisite shareholders of MYOS approve the Merger and the issuance of MYOS Common Stock pursuant to the Merger Agreement but do not approve the Reverse Stock Split, it is possible that the Merger may not be consummated.
The adoption of the Merger Agreement and the approval of the Merger and related transactions by the stockholders of MedAvail require the affirmative votes of the holders of (i) a majority of the outstanding MedAvail Common Stock and preferred stock, voting together as one class, on an as-converted basis, and (ii) at least sixty percent (60%) of the outstanding shares of MedAvail preferred stock, voting together as a single class on an as-converted basis. In addition to the requirement of obtaining such stockholder approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.
Certain MedAvail stockholders who in the aggregate beneficially own or control approximately 90% of the outstanding shares of MedAvail Common Stock on an as converted to common stock basis, and certain MYOS shareholders who in the aggregate beneficially own or control approximately 46% of the outstanding shares of MYOS Common Stock, are parties to voting agreements with MYOS and MedAvail, respectively, whereby such equity holders agreed to vote in favor of the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, respectively, subject to the terms of the voting agreements. In addition, following the registration statement on Form S-4, of which this proxy statement/prospectus/information statement is a part, being declared effective by the U.S. Securities and Exchange Commission and pursuant to the conditions of the Merger Agreement, MedAvail stockholders who are party to the voting agreements will each execute written consents approving the Merger and related transactions. Stockholders of MedAvail, including those who are parties to voting agreements, are being requested to execute written consents providing such approvals.
For a more complete description of the closing conditions under the Merger Agreement, you are urged to read the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” in this proxy statement/prospectus/information statement.
Q:   Will the Post-Merger Public Company issue additional equity securities in connection with, or following, the Merger?
A:   The Post-Merger Public Company may enter into equity financings in addition to the Private Placement in connection with, or following, the Merger, with its affiliates or any third parties if the Post-Merger Public Company determines that the issuance of additional equity is necessary or desirable for the Post-Merger Public Company. Any equity issuances could result in dilution of the relative ownership interest of the non-redeeming public shareholders. As the amount of any such equity issuances is not currently known, if any, the Post-Merger Public Company cannot provide specific information as to percentage ownership that may result therefrom. If the Post-Merger Public Company enters into a binding commitment in respect of any such additional equity financing, the Post-Merger Public Company will file a Current Report on Form 8-K with the Securities and Exchange Commission, or the SEC, to disclose details of any such equity financing.
Q:   Who will be the directors of MYOS following the Merger?
A:   Immediately following the Merger, the MYOS Board is expected to be composed of seven directors, all of whom are to be designated by MedAvail. Such directors are identified in the table below.

Name	Current Principal Affiliation
Ed Kilroy	Chief Executive Officer, MedAvail
Rob Faulkner	Managing Director of Redmile Group, MedAvail Director
Gerald Gradwell	Senior Vice President, Investor Relations & Special Projects of Walgreens Boots Alliance, MedAvail Director
Gerard van Hamel Platerink	Managing Director of Redmile Group, MedAvail Director
Helen Ciesielski	Principal of Lewis & Clark Ventures, MedAvail Director
Glen Stettin	Chief Innovation Officer of Express Scripts, MedAvail Director
Michael Kramer	MedAvail Director

Q:   Who will be the executive officers of MYOS immediately following the Merger?
A:   Immediately following the Merger, the executive management team of MYOS is expected to be composed solely of the members of the MedAvail executive management team prior to the Merger as set forth below:

Name	Title
Ed Kilroy	President and Chief Executive Officer
Ryan Ferguson	Chief Financial Officer, Treasurer, Secretary
Fraser Mackay	Chief Information Officer
Will Misloski	Chief Marketing Officer
David Rawlins	Chief Commercial Officer
Neil Prezioso	Chief Pharmacy Officer
Q:   What will happen in the Spin Out Transaction?
A:   The Merger Agreement contemplates that MYOS shall effectuate a spin out transaction, or the Spin Out Transaction, whereby MYOS will (i) prior to the Merger, enter into an assignment and assumption agreement providing for the contribution of substantially all its assets and liabilities to Spin Out Sub, in exchange for all the outstanding shares of common stock of Spin Out Sub, (ii) prior to the Merger, consummate the contribution of substantially all of MYOS’s assets and liabilities to Spin Out Sub pursuant to the terms of the assignment and assumption agreement; and (iii) prior to the Merger declare, and following and conditioned upon the Merger, issue a pro rata dividend of all the outstanding shares of common stock of Spin Out Sub to the shareholders of MYOS existing on the Record Date. MYOS and Spin Out Sub shall cause the Spin Out Transaction to comply with all applicable legal requirements. For additional information on assignment and assumption agreement, please see the section entitled Spin Out Transaction.
If the proposal to approve the Spin Out Transaction, or the Spin Out Proposal, is approved, and the Merger closes then, pursuant to the Merger Agreement, at 12:01 A.M. pacific time (or as soon as reasonably practicable thereafter) on the business day following the closing date of the Merger, MYOS shall issue the dividend of outstanding shares of Spin Out Sub to the record holders of MYOS Common Stock as of the Record Date. The Spin Out Transaction shall not result in any liability to the MedAvail, the Post-Merger Public Company, or MYOS.
Q:   What will happen if the Reverse Stock Split Proposal is approved?
A:   If the proposal to approve the Reverse Stock Split, or the Reverse Stock Split Proposal, is approved, MYOS will effect the Reverse Stock Split with a ratio between one-for-two to and one-for-fifteen with respect to the issued and outstanding MYOS Common Stock as of prior to the Merger, thereby reducing the total number of outstanding shares of MYOS Common Stock from approximately 11,846,795 shares to between approximately 5,923,398 shares and 789,786. To the extent that the Reverse Stock Split would result in any shareholders of the Post-Merger Public Company otherwise owning a fractional share of the Post-Merger Public Company’s common stock, or the Post-Closing Shares, such share will be rounded down to the nearest whole share, and any such holder who would otherwise be entitled to receive a fraction of a share of the Post-Closing Shares (after aggregating all fractional shares of the Post-Closing Shares issuable to such holder) will, in lieu of issuance of such fraction of a share, be paid in cash the equivalent dollar amount (rounded up to the nearest whole cent) for such fractional share by the Post-Merger Public Company. The Reverse Stock Split will affect all shareholders of MYOS uniformly and will not change any shareholder’s percentage ownership interest in MYOS as of immediately prior to the Merger, except to the extent that the Reverse Stock Split would result in the rounding down of fractional shares. Unless otherwise set forth herein or unless the context indicates otherwise, all share amounts in this proxy statement/prospectus/information statement do not give effect to the Reverse Stock Split. You are encouraged to review the proposed amendments to the articles of incorporation of MYOS, a copy of which is included in this joint proxy and proxy statement/prospectus/information statement as Annex E.

Q:   What is the Reincorporation?
A:   In connection with the Merger, MedAvail are also asking you to approve the proposal to reincorporate the Post-Merger Public Company, or the Reincorporation Proposal, whereby MYOS would reincorporate from the State of Nevada to the State of Delaware, and in connection therewith, replace the MYOS articles of incorporation and the MYOS bylaws and changing the name of the company from “MYOS RENS Technology Inc.” to “MedAvail Holdings, Inc.”, or collectively, the Reincorporation. The Reincorporation will be effected following the Merger upon such time as the Post-Merger Public Company causes a certificate of conversion to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and articles of conversion to be executed and filed with the Secretary of State of the State of Nevada to effect MYOS’s conversion from a Nevada corporation to a Delaware corporation in accordance with the relevant provisions of the Delaware General Corporation Law and the Nevada Revised Statutes.
At the effective time of the Reincorporation: (i) the articles of incorporation of MYOS will be replaced with the certificate of incorporation substantially in the form attached as Annex B; and (ii) the bylaws of MYOS will be replaced with the bylaws substantially in the form attached as Annex C.
The principal effects of the Reincorporation, if approved by MYOS’s shareholders and effected, will be that:
•The affairs of the Post-Merger Public Company will cease to be governed by the corporate laws of the state of Nevada and will become subject to the corporate laws of the state of Delaware.
•Following the Reincorporation and after taking into account the effects of the Merger, the resulting Post-Merger Public Company following the Reincorporation, or the Reincorporated Entity, will be deemed the same entity as currently incorporated in the state of Nevada (after taking into account the effects of the Merger), or the Pre-Reincorporated Entity, and will continue with all of the rights, privileges and powers of such, will possess all of the properties of the Pre-Reincorporated Entity, will continue with all of the debts, liabilities and obligations of the Pre-Reincorporated Entity and will continue with the same officers and directors of the Pre-Reincorporated Entity, as further described in the section of this proxy statement/prospectus/information statement entitled “Reincorporation”.
•If and when the Reincorporation becomes effective, all of the issued and outstanding shares of common stock of the Pre-Reincorporated Entity will be automatically converted into issued and outstanding shares of common stock of the Reincorporated Entity, without any action on the part of our shareholders. The Reincorporated Entity will continue to file periodic reports and other documents with the SEC. The Reincorporation will not change the respective positions of the Pre-Reincorporated Entity or its shareholders under federal securities laws. Shares of the Pre-Reincorporated Entity’s common stock that are freely tradable prior to the Reincorporation will continue to be freely tradable after the Reincorporation, and shares of the Pre-Reincorporated Entity’s common stock that are subject to restrictions prior to the Reincorporation will continue to be subject to the same restrictions after the Reincorporation. For purposes of computing compliance with the holding period requirement of Rule 144 under the Securities Act, shareholders will be deemed to have acquired the Reincorporated Entity’s common stock on the date they acquired their shares of the Pre-Reincorporated Entity’s common stock.
Q:   Why is MYOS reincorporating?
A:   The MYOS Board has approved the Reincorporation because the corporate laws of the State of Delaware are more comprehensive, widely-used and extensively interpreted than the corporate laws of other states, including Nevada. The state of Delaware is recognized for adopting comprehensive, modern and flexible corporate laws, which are amended periodically to respond to the changing legal and business needs of corporations. As a result of the flexibility and responsiveness of the Delaware corporate laws to the legal and business needs of corporations, many major corporations are incorporated in Delaware or have changed their corporate domiciles to Delaware. Delaware, unlike Nevada, has established a specialized court, the Court of Chancery, that has exclusive jurisdiction over matters relating to the Delaware General

Corporation Law, or DGCL. The Delaware judiciary has become particularly familiar with corporate laws and corporate matters, and a substantial body of court decisions has developed construing the DGCL, thus providing greater clarity and predictability with respect to corporate legal and governance affairs. MYOS and MedAvail both believe this will assist the Reincorporated Entity’s board of directors and management in making corporate decisions and taking corporate actions with greater assurance as to the validity and consequences of those decisions and actions. The Reincorporation may also make it easier to attract future candidates willing to serve of the board of directors because many such candidates are familiar with Delaware law, including provisions of the DGCL relating to fiduciary duties and director indemnification, from their past business experience. Additionally, underwriters and other members of the financial services industry may be more willing and better able to assist in capital-raising programs for Delaware corporations due to the anticipated greater flexibility afforded by the DGCL. Certain investment funds, sophisticated investors and brokerage firms may be more comfortable and more willing to invest in a Delaware corporation than in a corporation incorporated in another U.S. jurisdiction whose corporate laws may be less understood or perceived to be unresponsive to shareholder rights. For these and other reasons, MYOS believes that the Reincorporation will directly benefit the Reincorporated Entity’s shareholders following the Merger.
Q:   What are the potential material U.S. federal income tax consequences of the Merger to MedAvail stockholders?
A:   Each of MYOS and MedAvail intends the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. However, completion of the Merger is not conditioned upon receipt of an opinion from counsel that the Merger qualifies as a reorganization, and the Merger will occur even if the Merger does not qualify as a reorganization.
Assuming the Merger qualifies as a reorganization, in general, the material U.S. federal income tax consequences to U.S. Holders (as defined herein) of MedAvail Common Stock (other than any such holders exercising dissenters’ rights) are expected to be as follows:
•Each MedAvail stockholder should not generally recognize gain or loss upon the exchange of MedAvail Common Stock for MYOS Common Stock pursuant to the Merger, except to the extent of cash received in lieu of a fractional share of MYOS Common Stock as described below; and
•Each MedAvail stockholder should recognize gain or loss to the extent any cash received in lieu of a fractional share of MYOS Common Stock exceeds or is less than the basis of such fractional share.
Tax matters are very complicated, and the tax consequences of the Merger to a particular MedAvail stockholder will depend on such stockholder’s circumstances. Accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the Merger to you, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws. For more information, please see the section entitled “The Merger — Considerations with Respect to U.S. Federal Income Tax Consequences of the Merger” beginning on page 83.
Q:    What are the potential material U.S. federal income tax consequences of the Merger to MYOS shareholders?
A:   U.S. holders of MYOS Common Stock will retain such shares of MYOS Common Stock in the transactions. Accordingly, MYOS shareholders will not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger, although MYOS shareholders may be subject to tax with respect to the Spin Out Transaction (as discussed below).
Tax matters are very complicated, and the tax consequences of the Merger to a particular MYOS shareholder will depend on such shareholder’s circumstances. Accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the Merger to you, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws. For more information, please see the section entitled “The Merger — Considerations with Respect to U.S. Federal Income Tax Consequences of the Merger” beginning on page 83.
Q:   What are the potential material U.S. federal income tax consequences of the Spin Out Transaction to MYOS shareholders?
A:   Although the position is not free from doubt, each of MYOS and MedAvail intends the Spin Out Transaction to be treated as a distribution pursuant to Section 301(a) of the Code and would therefore be considered a dividend for U.S. federal income tax purposes to the extent of MYOS’s current year or accumulated earnings and profits as determined under U.S. federal income tax principles, or E&P, and any amount not characterized as a dividend will be applied against and reduce the tax basis of a MYOS shareholder’s common stock, with any excess treated as gain from the sale or exchange of property.
Tax matters are very complicated, and the tax consequences of the Spin Out Transaction to a particular MYOS shareholder will depend on such shareholder’s circumstances. Accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the Spin Out Transaction to you, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws. For more information, please see the section entitled “Matters Being Submitted to Vote of MYOS Shareholders – MYOS Proposal No. 3 – Approval of the Spin Out Transaction – Material U.S. Federal Income Tax Considerations of the Spin Out Transaction” beginning on page 125.
Q:   What are the material U.S. federal income tax consequences of the Reverse Stock Split to MYOS shareholders?
A:   Each of MYOS and MedAvail intends the Reverse Stock Split described in MYOS Shareholder Proposal No. 2 to constitute a recapitalization for U.S. federal income tax purposes that qualifies as a reorganization within the meaning of Section 368(a)(1)(E) of the Code. As a result, a U.S. Holder of MYOS Common Stock generally should not recognize gain or loss upon such Reverse Stock Split, except with respect to cash received in lieu of a fractional share of MYOS Common Stock. For more information, please see the section entitled “Matters Being Submitted to a Vote of MYOS Shareholders—MYOS Proposal No. 2: Approval of the Amendment and Restatement of the Amended and Restated Articles of Incorporation of MYOS Authorizing the Reverse Stock Split—Material U.S. Federal Income Tax Consequences of the Reverse Stock Split” beginning on page 122.
Q:   What are the material U.S. federal income tax consequences of the Reincorporation to MYOS shareholders?
A:   Each of MYOS and MedAvail intends the Reincorporation described in MYOS Shareholder Proposal No. 4 to constitute a mere change in place of organization for U.S. federal income tax purposes that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. As a result, each holder of MYOS Common Stock after the Merger generally should not recognize gain or loss upon such Delaware Reincorporation. For more information, please see the section entitled “Matters Being Submitted to a Vote of MYOS Shareholders—MYOS Proposal No. 4: Approval of Reincorporation to Delaware —Material U.S. Federal Income Tax Consequences of the Delaware Reincorporation” beginning on page 132.
Q:   As a MYOS shareholder, how does the MYOS Board recommend that I vote?
A:   After careful consideration, the MYOS Board unanimously recommends that MYOS shareholders vote:
“FOR” Proposal No. 1 to approve the Merger and the issuance of shares of common stock of MYOS in the Merger;
“FOR” Proposal No. 2 to approve Reverse Stock Split;
“FOR” Proposal No. 3 to approve Spin Out Transaction;
“FOR” Proposal No. 4 to approve the Reincorporation;

“FOR” Proposal No. 5 to approve the 2020 Equity Incentive Plan;
“FOR” Proposal No. 6 to approve the 2020 Employee Stock Purchase Plan;
“FOR” Proposal No. 7 to approve adjourn the MYOS Special Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1-6.
Q:   As a MedAvail stockholder, how does the MedAvail board of directors recommend that I vote?
A:   After careful consideration, the MedAvail board of directors, or the MedAvail Board, unanimously recommends that MedAvail stockholders execute the written consent indicating their vote in favor of the adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated thereby.
Q:   What risks should I consider in deciding whether to vote in favor of the Merger or to execute and return the written consent, as applicable?
A:   You should carefully review the section of this proxy statement/prospectus/information statement entitled “Risk Factors,” which sets forth certain risks and uncertainties related to the Merger, risks and uncertainties to which the Post-Merger Public Company’s business will be subject, and risks and uncertainties to which each of MYOS and MedAvail, as an independent company, is subject.
Q:   When do you expect the Merger to be consummated?
A:   The Merger is anticipated to occur promptly after the MYOS Special Meeting to be held virtually on [●], 2020. For more information, please see the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” in this proxy statement/prospectus/information statement.
Q:   What do I need to do now?
A:   MYOS and MedAvail urge you to read this proxy statement/prospectus/information statement carefully, including its annexes, and to consider how the Merger affects you.
If you are a shareholder of MYOS, you may provide your proxy instructions in one of two different ways. First, you can mail your signed proxy card in the enclosed return envelope. Second, you may also provide your proxy instructions via the Internet or telephone by following the instructions on your proxy card or voting instruction form. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the Special Meeting of MYOS shareholders.
If you are a stockholder of MedAvail, you may execute and return your written consent to MedAvail in accordance with the instructions provided.
Q:   What happens if I do not return a proxy card or otherwise provide proxy instructions, as applicable?
A:   If you are a MYOS shareholder, the failure to return your proxy card or vote virtually at the special meeting of shareholders of MYOS or otherwise provide proxy instructions will reduce the aggregate number of votes required to approve MYOS Proposals Nos. 1-7 and will have the same effect as voting against MYOS Proposal Nos. 1-7, and your shares will not be counted for purposes of determining whether a quorum is present at the MYOS Special Meeting.
Q:   May I vote in person at the special meeting of shareholders of MYOS?
A:  The special meeting of the shareholders of MYOS will be held virtually. You will not be able to attend the MYOS Special Meeting in person but you will be able to attend the MYOS Special Meeting virtually as described below.

Q:   When and where is the MYOS Special Meeting being held?
A:   MYOS is holding a special meeting of shareholders to obtain the shareholder approvals necessary to complete the Merger and related matters on [●] at [●], Eastern Time, unless postponed or adjourned to a later date. The special meeting will be “virtual,” meaning that you can participate in the MYOS Special Meeting online at www.virtualshareholdermeeting.com/MYOS2020 at the appointed time and date by [●]. MYOS shareholders are encouraged to access the special meeting before the start time. Please allow ample time for online check-in. MYOS shareholders will not be able to attend the MYOS Special Meeting in person.
Q:   Do MYOS shareholders have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the MYOS Special Meeting?
A.   No. MYOS shareholders do not have any dissenters’ or appraisal rights under Nevada law in connection with the proposed Merger or with respect to any of the matters to be voted on at the MYOS Special Meeting.
Q:   If my MYOS shares are held in “street name” by my broker, will my broker vote my shares for me?
A:   Unless your broker has discretionary authority to vote on certain matters, your broker will not be able to vote your shares of MYOS Common Stock on matters requiring discretionary authority without instructions from you. Brokers are not expected to have discretionary authority to vote for MYOS Proposals No.1-6. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker.
Q:   May I change my vote after I have submitted a proxy or provided proxy instructions?
A:   MYOS shareholders of record, other than MYOS shareholders who have signed voting agreements, may change their vote at any time before their proxy is voted at the MYOS Special Meeting in one of three ways. First, a shareholder of record of MYOS can send a written notice to the Secretary of MYOS stating that it would like to revoke its proxy. Second, a shareholder of record of MYOS can submit new proxy instructions either on a new proxy card or via the Internet or telephone. Third, a shareholder of record of MYOS can attend the MYOS Special Meeting and vote in person. Attendance alone will not revoke a proxy. If a MYOS shareholder of record or a shareholder who owns MYOS shares in “street name” has instructed a broker to vote its shares of MYOS Common Stock, the shareholder must follow directions received from its broker to change those instructions.
Q:   Who is paying for this proxy solicitation?
A:   MYOS and MedAvail will share equally the cost of printing and filing of this proxy statement/prospectus/information statement and the proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of MYOS Common Stock for the forwarding of solicitation materials to the beneficial owners of MYOS Common Stock. MYOS will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Q:   Who can help answer my questions?
A:   If you are a MYOS shareholder and would like additional copies, without charge, of this proxy statement/prospectus/information statement or if you have questions about the Merger, including the procedures for voting your shares, you should contact:
MYOS RENS Technology, Inc.
Attn: Joseph Mannello
Morris Technical Center
45 Horsehill Road, Suite 106
Cedar Knolls, NJ 07927
Phone:  973-509-0444
Email:  jmannello@myoscorp.com
If you are a MedAvail stockholder and would like additional copies, without charge, of this proxy statement/prospectus/information statement or if you have questions about the Merger, including the procedures for voting your shares, you should contact:
MedAvail, Inc.
6665 Millcreek Dr. Unit 1,
Mississauga ON Canada
L5N 5M4
1.905.812.0023
Attn: Ryan Ferguson, Chief Financial Officer

PROSPECTUS SUMMARY
This summary highlights selected information from this proxy statement/prospectus/information statement and may not contain all of the information that is important to you. To better understand the Merger, the proposals being considered at the MYOS Special Meeting and the MedAvail stockholder actions that are the subject of the written consent, you should read this entire proxy statement/prospectus/information statement carefully, including the Merger Agreement and the other annexes to which you are referred herein. For more information, please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.
The Companies
MYOS RENS Technology Inc.
MYOS RENS Technology, Inc., or MYOS, is an emerging company focused on the discovery, development and commercialization of nutritional ingredients, functional foods, and other technologies aimed at maintaining or improving the health and performance of muscle tissue.
MYOS was incorporated in the State of Nevada on April 11, 2007. On March 17, 2016, MYOS merged with its wholly-owned subsidiary and changed its name from MYOS Corporation to MYOS RENS Technology Inc. As used in this proxy statement/prospectus/information statement, “MYOS” refers to MYOS RENS Technology Inc. and its wholly-owned subsidiary, unless the context indicates otherwise.
MYOS’s executive offices are currently located at 45 Horsehill Road, Suite 106, Cedar Knolls, New Jersey 07927 and its telephone number is (973) 509-0444. MYOS’s corporate website address is http://www.myosrens.com and its product websites are http://www.yolked.com and http://www.myospet.com. The information on MYOS’s current or future websites is not, nor shall such information be deemed to be, a part of this proxy statement/prospectus/information statement or incorporated in filings MYOS makes with the Securities and Exchange Commission.
MedAvail, Inc.
MedAvail, Inc., or MedAvail, a Delaware corporation, was originally incorporated in 2012 in Delaware under the name DashRx, Inc. MedAvail is an emerging health-care technology company that has developed and commercialized an innovative telehealth pharmacy platform that brings access to pharmacy services and pharmacists directly into the provider clinic. MedAvail’s principal technology and product is the MedCenter™, a pharmacist controlled, customer-interactive, prescription dispensing system akin to a “pharmacy in a box” or prescription-dispensing ATM. The MedCenter facilitates live pharmacist counselling via two-way audio-video communication with the ability to dispense prescription medicines under pharmacist control.
MedAvail’s principal executive offices are located at 6665 Millcreek Drive, Suite 1, Mississauga, Ontario Canada L5N 5M4, its telephone number is (905) 812-0023, and its website is located at www.medavail.com or for SpotRx, the website is www.spotrx.com. Information on or accessed through MedAvail’s websites are not incorporated into this proxy statement/prospectus/information statement.
Additional information about MedAvail can be found in the sections titled “MedAvail Business” beginning on page 173 and “INFORMATION ABOUT MedAvail — MedAvail Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 203 and MedAvail’s financial statements included elsewhere in this joint proxy and consent solicitation statement/prospectus.
Matrix Merger Sub, Inc.
Matrix Merger Sub, Inc., or Merger Sub, is a wholly owned subsidiary of MYOS and was formed solely for the purposes of carrying out the Merger. Merger Sub is a Delaware corporation incorporated on June 25, 2020. Its address is the same as MYOS, 45 Horsehill Road, Suite 106, Cedar Knolls, New Jersey 07927 and its telephone number is the same as MYOS, (973) 509-0444.

The Merger (see page 68)
If the Merger is completed, Merger Sub will merge with and into MedAvail, with MedAvail surviving as a wholly owned subsidiary of MYOS.
Immediately after the Merger, subject to adjustments to reflect certain events that could occur prior to closing of the Merger, MedAvail security holders will own approximately 96.5% of the aggregate number of fully-diluted shares of MYOS’s common stock, or MYOS Common Stock, outstanding following the consummation of the Merger, or the Post-Closing Shares, with MYOS shareholders as of [●], the record date for the determination of shareholders entitled to notice of, and to vote at, the MYOS Special Meeting, or the Pre-Merger MYOS Shareholders, holding approximately 3.5% of the Post-Closing Shares. The exchange ratio is determined pursuant to a formula described in more detail in the Merger Agreement and in this proxy statement/prospectus/information statement, and the percentage ownership figures are estimates. The foregoing percentages assume that the exchange ratio is not adjusted, as described in “The Merger — Merger Consideration and Adjustment” below.
For a more complete description of the Merger exchange ratio, please see the section entitled “The Merger Agreement” in this proxy statement/prospectus/information statement.
The closing of the Merger will occur no later than two business days after the last of the conditions to the Merger has been satisfied or waived, or at another time as MYOS and MedAvail agree. MYOS and MedAvail anticipate that the consummation of the Merger will occur promptly after the MYOS Special Meeting. However, because the Merger is subject to a number of conditions, neither MYOS nor MedAvail can predict exactly when the closing will occur or if it will occur at all.
Reasons for Approval by the MYOS Board (see page 24)
After consideration and consultation with its senior management and its financial and legal advisors, at a meeting held on June 27, 2020, the MYOS board of directors, or the MYOS Board determined that the Merger Agreement, the Spin Out Transaction and the other transactions described in this proxy statement/prospectus/information statement were fair to and in the best interests of MYOS and its shareholders and approved the Merger Agreement and the transactions, upon the terms and subject to the conditions set forth therein.
Reasons for Approval by the MedAvail Board (see page 24)
The MedAvail board of directors, or the MedAvail Board has unanimously approved the Merger Agreement and the Merger. The MedAvail Board reviewed several factors in reaching its decision and believe that the Merger Agreement and the Merger are in the best interests of, and fair to, MedAvail and its stockholders.
Overview of the Merger Agreement and Agreements Related to the Merger Agreement
Merger Consideration and Exchange Ratio(see page 91)
At the effective time of the Merger, or the Effective Time, each share of MedAvail capital stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to the Merger Agreement and excluding dissenting shares but including any shares of MedAvail capital stock issued pursuant to the Private Placement as per the Merger Agreement) will be automatically converted solely into the right to receive a number of shares of MYOS Common Stock equal to the Exchange Ratio (as described below).
No fractional shares of MYOS Common Stock will be issuable pursuant to the Merger to MedAvail stockholders. Instead, each MedAvail stockholder who would otherwise be entitled to receive a fraction of a share of MYOS Common Stock, after aggregating all fractional shares of MYOS Common Stock issuable to such stockholder, will be entitled to receive in cash the dollar amount, rounded down to the nearest whole cent, without interest, determined by multiplying such fraction by the average of the closing prices of a share of MYOS Common Stock as quoted on The Nasdaq Capital Market (or, if MYOS Common Stock is not listed on The Nasdaq Capital Market, the applicable over-the-counter-market) for the ten consecutive trading days ending with the second to last trading day immediately preceding the effective time of the Merger.

The exchange ratio is calculated using a formula intended to allocate to the existing MedAvail security holders 96.5% of the Post-Merger Public Company and the Pre-Merger MYOS Shareholders 3.5% of the Post-Merger Public Company (each, on a fully diluted basis), subject to certain adjustments based on the proceeds raised by MedAvail in the anticipated Private Placement (or other pre-closing financing) and the implied post-money valuation of MedAvail following the Private Placement (or other pre-closing financing).
There will be no adjustment to the total number of shares of MYOS Common Stock that MedAvail stockholders will be entitled to receive for changes in the market price of MYOS Common Stock. Accordingly, the market value of the shares of MYOS Common Stock issued pursuant to the Merger will depend on the market value of the shares of MYOS Common Stock at the time the Merger closes, and could vary significantly from the market value on the date of this proxy statement/prospectus/information statement.
Treatment of MedAvail Options (see page 93)
At the Effective Time, each option to purchase MedAvail common stock, each a MedAvail Option, whether vested or not vested, will be converted into an option to purchase MYOS Common Stock, each a MYOS Option, and each MYOS Option may be exercised solely for shares of MYOS Common Stock. MYOS will assume the MedAvail stock option plans and shares of MedAvail common stock reserved but unissued thereunder. The number of shares of MYOS Common Stock subject to each MedAvail Option will be determined by multiplying (i) the number of shares of MedAvail common stock that were subject to the underlying MedAvail Option by (ii) the exchange ratio, with the resulting number rounded down to the nearest whole number of shares of MYOS Common Stock. The per share exercise price for the MYOS Common Stock subject to such MYOS Option will be determined by dividing (i) the per share exercise price of the underlying MedAvail Option by (ii) the exchange ratio, with the resulting number rounded up to the nearest whole cent.
Any restrictions on the exercise of assumed MedAvail Options will continue in full force and effect following the conversion and the term, exercisability, vesting schedules, status as an “incentive stock option” under Section 422 of the Code, if applicable, and other provisions of the assumed MedAvail Options will generally remain unchanged; provided, that any MedAvail Options assumed by MYOS may be subject to adjustment to reflect changes in MYOS’s capitalization after the Effective Time and that the MYOS Board or any committee thereof will succeed to the authority of the MedAvail Board with respect to each assumed MedAvail Option.
Treatment of MedAvail Warrants (see page 93)
At the Effective Time, MedAvail warrants, or MedAvail Warrants, to purchase shares of MedAvail equity securities not exercised at or prior to the effective time of the Merger, will be converted into warrants to purchase shares of MYOS Common Stock, or MYOS Warrants and each MYOS Warrant may be exercised solely for shares of MYOS Common Stock. The number of shares of MYOS Common Stock subject to each MYOS Warrant will be determined by multiplying (i) the number of shares of MedAvail Common Stock that were subject to the underlying MedAvail Warrant by (ii) the exchange ratio, with the resulting number rounded down to the nearest whole number of shares of MYOS Common Stock. The per share exercise price for the MYOS Common Stock subject to such MYOS Warrant will be determined by dividing (i) the per share exercise price of the underlying MedAvail Warrant by (ii) the exchange ratio, with the resulting number rounded up to the nearest whole cent.
Any restrictions on the exercise of assumed MedAvail Warrants will continue in full force and effect following the conversion and the term, exercisability, and other provisions of the assumed MedAvail Warrants will otherwise remain unchanged; provided, that any MedAvail Warrants assumed by MYOS may be subject to adjustment to reflect changes in MYOS’s capitalization after the Effective Time.
Treatment of MedAvail Convertible Promissory Notes (see page 230)
The outstanding principal and accrued but unpaid interest of outstanding convertible promissory notes issued by MedAvail prior to the Private Placement shall be converted into shares of MedAvail Common Stock in connection with the closing of the Private Placement at a price per share equal to $8.57. The aggregate principal amount of such notes as of the date hereof is $8,428,405.
Conditions to the Completion of the Merger (see page 94)
The Merger Agreement requires the parties to consummate the Merger after all of the conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or waived, including the adoption of the Merger Agreement by the stockholders of MedAvail and the approval by the MYOS shareholders of MYOS Proposals Nos. 1-7. The Merger will become effective upon the filing of the articles of merger with the Secretary of State of the State of Nevada and the certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by MYOS and MedAvail and specified in the articles of merger and the certificate of merger. Neither MYOS nor MedAvail can predict the exact timing of the consummation of the Merger.
No Solicitation (see page 100)
Each of MYOS and MedAvail agreed that, except as described below, MYOS and MedAvail will not, and shall cause their respective subsidiaries and any of their respective controlled affiliates, officers, directors, employees, partners, attorneys, accountants, advisors, agents or representatives of such parties or of any such party’s subsidiaries or other controlled affiliates not to, directly or indirectly:
•solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any “acquisition proposal,” (as defined on page 100 of this proxy statement/prospectus/information statement), or take any action that would reasonably be expected to lead to an acquisition proposal;
•furnish any nonpublic information regarding it to any person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could lead to an acquisition proposal;
•engage in discussions or negotiations with any person with respect to any acquisition proposal;
•approve, endorse or recommend an acquisition proposal; or
•enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to an acquisition transaction.
However, before obtaining the applicable MYOS or MedAvail equity holder approvals required to adopt the Merger Agreement, each party may furnish nonpublic information regarding such party and its respective subsidiaries to, may enter into discussions with, or facilitate or cooperate with the submission of an acquisition proposal made by any person in response to any such acquisition proposal, that after consultation with a financial advisor and outside legal counsel, such party’s board of directors determines in good faith is, or would reasonably be expected to result in a “superior offer” (as defined in on page 101 of this proxy statement/prospectus/information statement), (and is not withdrawn) if:
•such acquisition proposal did not result from a breach of the no solicitation provisions of the Merger Agreement described above;
•such party’s board of directors concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors to comply with its fiduciary duty obligations to its equity holders under applicable legal requirements;
•at least two business days prior to furnishing any information or entering into discussions with a third party, such party must (i) give the other party written notice of the identity of the third party, the terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) made thereby and of that party’s intention to furnish information to, or enter into discussions with such third party and (ii) such party must receive from the third party an executed confidentiality agreement on terms no less favorable to such party than those in the confidentiality agreement between MYOS and MedAvail, with such new confidentiality agreement to contain customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on or behalf of such party; and
•substantially contemporaneous with furnishing of any information to a third party, such party furnishes the same information to the other party to the extent not previously furnished. Notwithstanding the non-solicitation provisions of the Merger Agreement described above, MedAvail is permitted to take, or refrain from taking, any action described above to the extent any such action is taken in connection with or view a view towards consummating a pre-closing financing, and no such action or omission will be deemed a violation of the non-solicitation provisions of the Merger Agreement.
Termination of the Merger Agreement (see page 107)
Either MYOS or MedAvail can terminate the Merger Agreement under certain circumstances, which would prevent the Merger from being consummated.
Termination Fee (see page 110)
If the Merger Agreement is terminated under certain circumstances, (i) MYOS will be required to pay MedAvail a termination fee of $0.5 million, (ii) MedAvail will be required to pay MYOS a termination fee of $0.75 million, or, (ii) MYOS or MedAvail will be required in some circumstances, to reimburse the other party for expenses incurred in connection with the Merger, up to a maximum of $0.5 million.
Voting Agreements (see page 112)
Certain MedAvail directors, officers and certain security holders of MedAvail who beneficially own or control approximately 90%, collectively, of MedAvail’s outstanding capital stock on an as-converted to common stock basis as of the date of the Merger Agreement entered into voting agreements in favor of MedAvail pursuant to which, among other things, each of these security holders agreed, solely in its capacity as a security holder, to vote all of its shares of MedAvail capital stock, if any, in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement, and any other matter that is reasonably necessary to facilitate the consummation of the Merger and the other transactions contemplated by the Merger Agreement, against any acquisition proposal (as defined in on page 100 of this proxy statement/prospectus/information statement) (other than a pre-closing financing), and against any other matter that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement. These voting agreements will expire upon the earliest occurrence of (A) the Effective Time, (B) the date and time of the valid termination of the Merger Agreement in accordance with its terms, (C) upon such time as the MedAvail Board withdraws or modifies its recommendation for the MedAvail stockholders to approve the Merger, and (D) such date and time as may be designated by MedAvail in a written notice to the counter party to such voting agreement.
Certain MYOS executive officers and directors who beneficially own or control approximately 46%, collectively, of the outstanding shares of MYOS Common Stock the date of the Merger Agreement entered into voting agreements in favor of MYOS pursuant to which, among other things, each of these persons agreed, solely in his or her capacity as a security holder, to vote all of his or her shares of MYOS capital stock, if any, in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement, and any other matter that is reasonably necessary to facilitate the consummation of the Merger and the other transactions contemplated by the Merger Agreement, against any acquisition proposal, and against any other matter that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement.
Lock-Up Agreements (see page 112)
MedAvail’s officers, directors and certain other stockholders of MedAvail entered into lock-up agreements, pursuant to which such security holders agreed not to, except in limited circumstances, (i) offer, pledge, sell, contract to sell, sell any option or contract purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of or lend any shares of MYOS

Common Stock or securities convertible into, exercisable or exchangeable for or that represent the right to receive MYOS Common Stock whether then owned or thereafter acquired, or the Securities, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, (iii) make any demand for or exercise any right with respect to the registration of any MYOS Common Stock or any security convertible into or exercisable or exchangeable for MYOS Common Stock or (iv) publicly disclose the intention to do any of the foregoing.
The lock-up restrictions set forth above automatically terminate with respect the Securities on the date that is 181 days following the Effective Time.
Spin Out Transaction and Promissory Note (see page 115)
The Merger Agreement contemplates that prior to the Merger, MYOS shall (i) enter into an assignment and assumption agreement providing for the contribution of substantially all its assets and liabilities to MYOS Corp., a Delaware corporation and a wholly owned subsidiary of MYOS, or Spin Out Sub, in exchange for all the outstanding shares of common stock of Spin Out Sub, (ii) consummate the contribution of substantially all of MYOS’s assets and liabilities to Spin Out Sub pursuant to the terms of the assignment and assumption agreement; and (iii) declare a pro rata dividend of all the outstanding shares of common stock of Spin Out Sub to the shareholders of MYOS existing on the Record Date. MYOS and Spin Out Sub shall cause the Spin Out Transaction to comply with all applicable legal requirements. The Spin Out Transaction shall not result in any liability to MedAvail, MYOS or the post-Merger public company, or the Post-Merger Public Company.
On the closing date of the Merger, in addition to providing to Spin Out Sub a cash payment of $2.0 million, MedAvail will issue Spin Out Sub a promissory note of $3.0 million, or the Promissory Note, payable in three installments within one year of the closing date, with the first $1.0 million being paid upon the closing of the Merger pursuant to the terms of the Promissory Note as a result of both of the following events having occurred on or prior to such payment: (i) the closing of the Merger and (ii) MYOS’s entry into a settlement and release agreement with Ren Ren, such that immediately following the closing of the Merger, Spin Out Sub shall receive a total of $3 million in cash from MedAvail, and the Promissory Note shall have an outstanding balance of $2 million Following the closing, MYOS shall be entitled to reduce the outstanding principal amount of the Promissory Note by the amount of losses MYOS (and MYOS’s subsidiaries and affiliates and their respective officers, directors, and employees) are entitled to in respect of indemnification claims for (i) any acquired asset or assumed liability of Spin Out Sub as a result of the Spin Out Transaction, (ii) the conduct or operation of the business of Spin Out Sub or any subsidiary thereof, or (iii) the conduct or operation of the business of MYOS prior to the Effective Time.
Private Placement (see page 114)
Prior to the date of this proxy statement/prospectus/information statement, MedAvail entered into the Securities Purchase Agreement with the Subscribers pursuant to which the Subscribers agreed to purchase, and MedAvail agreed to sell to the Subscribers, an aggregate of 5,834,597 Private Placement Shares for a purchase price of $8.57 per share, in the Private Placement in which MedAvail expects to raise an aggregate of at least $50 million, less certain offering related expenses payable by MedAvail, and the Private Placement is expected to exceed the minimum private financing amount of $30 million that is a condition to the closing of the Merger. The Private Placement Shares will be exchanged for shares of MYOS Common Stock that are identical to the shares of MYOS Common Stock that will be held by MYOS’s public shareholders at the time of the closing of the Merger. The closing of the Private Placement will be contingent upon the substantially concurrent consummation of the Merger. The Private Placement closing will occur no sooner than two days prior to the closing of the Merger.
Interests of Certain Directors, Officers and Affiliates of MYOS and MedAvail (see pages 77 and 79)
When considering the recommendation of the MYOS Board, you should be aware that certain MYOS’s executive officers and directors have interests in the Merger that are different from, or in addition to, your interests as a shareholder. The MYOS Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the shareholders of MYOS. For example, MYOS previously entered into an employment agreement with

Joseph Mannello that provides him with cash payments intended to cover certain health insurance costs and the acceleration of outstanding equity awards in the event his employment is terminated without cause following a change of control of MYOS. In addition, certain of MYOS’s directors and executive officers have MYOS Options and MYOS restricted stock units, or MYOS RSUs, which MYOS Options and MYOS RSUs shall vest immediately prior to the consummation of the Merger. Further, the MYOS Board has also approved the grant and issuance of 180,000 shares of MYOS Common Stock to Mr. Mannello and 165,000 shares of MYOS Common Stock to certain MYOS employees prior to the consummation of the Merger and prior to the Record Date, which shares will be fully vested upon their issuance. None of MYOS’s directors and executive officers are expected to continue with the Post-Merger Public Company following the Merger and each of the equity awards will be terminated upon the closing of the Merger. All of MYOS’s directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement and coverage pursuant to insurance policies maintained by MYOS.
As of September 2, 2020, the directors and executive officers of MYOS, together with their affiliates, owned approximately 23% of the outstanding shares of MYOS Common Stock, and each of the MYOS directors and executive officers has entered into a voting agreement in connection with the Merger. The voting agreement is discussed in greater detail in the section entitled “Agreements Related to the Merger — Voting Agreements” in this proxy statement/prospectus/information statement.
In considering the recommendation of the MedAvail Board with respect to approving the Merger and related transactions by written consent, MedAvail stockholders should be aware that certain members of the board of directors and executive officers of MedAvail have interests in the Merger that may be different from, or in addition to, interests they have as MedAvail stockholders. For example, certain of MedAvail’s directors and executive officers have MedAvail Options and MedAvail restricted stock, subject to vesting, which MedAvail Options and MedAvail restricted stock will be converted into and become MYOS Options and MYOS restricted stock. MedAvail’s directors and executive officers are expected to become directors and executive officers of MYOS upon the closing of the Merger and all of MedAvail’s directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement.
As of September 2, 2020, the directors and executive officers of MedAvail, together with their affiliates, owned approximately 87% of the outstanding shares of MedAvail capital stock, on an as converted to common stock basis. MedAvail officers and directors, and certain major stockholders of MedAvail, have also entered into a voting agreement in connection with the Merger. The voting agreements are discussed in greater detail in the section entitled “Agreements Related to the Merger — Voting Agreements” in this proxy statement/prospectus/information statement.
Management Following the Merger (see page 221)
Effective as of the closing of the Merger, MYOS’s executive officers are expected to be the current MedAvail management team:

Name	Title
Ed Kilroy	President and Chief Executive Officer
Ryan Ferguson	Chief Financial Officer, Treasurer, Secretary
Fraser Mackay	Chief Information Officer
Will Misloski	Chief Marketing Officer
David Rawlins	Chief Commercial Officer
Neil Prezioso	Chief Pharmacy Officer
Considerations with Respect to U.S. Federal Income Tax Consequences of the Transactions (see page 83)
Each of MYOS and MedAvail intends the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. Assuming the Merger qualifies as a reorganization, in general, and subject to the qualifications and limitations set forth in the section entitled “The

Merger — Considerations with Respect to U.S. Federal Income Tax Consequences of the Merger,” the material U.S. federal income tax consequences to U.S. Holders (as defined herein) of MedAvail Common Stock should be as follows:
•MedAvail stockholder should not recognize gain or loss upon the exchange of MedAvail Common Stock for MYOS Common Stock pursuant to the Merger, except to the extent of cash received in lieu of a fractional share of MYOS Common Stock as described below;
•MedAvail stockholder’s aggregate tax basis for the shares of MYOS Common Stock received in the Merger (including any fractional share interest for which cash is received) should equal the stockholder’s aggregate tax basis in the shares of MedAvail Common Stock surrendered upon completion of the Merger;
•the holding period of the shares of MYOS Common Stock received by a MedAvail stockholder in the Merger should include the holding period of the shares of MedAvail Common Stock surrendered in exchange therefor provided the surrendered MedAvail Common Stock is held as a capital asset (generally, property held for investment) at the time of the Merger; and
•MedAvail stockholder who receives cash in lieu of a fractional share of MYOS Common Stock in the Merger should recognize capital gain or loss in an amount equal to the difference between the amount of cash received instead of a fractional share and the stockholder’s tax basis allocable to such fractional share.
Completion of the Merger, however, is not conditioned upon a receipt of an opinion from counsel that the Merger qualifies as a reorganization, and the Merger will occur even if the Merger does not qualify as a reorganization and MedAvail stockholders are fully taxed on the shares of MYOS Common Stock they receive in the Merger. Moreover, the tax opinions received by MedAvail and MYOS are based on representation letters delivered by MedAvail and MYOS as to factual matters and on certain factual assumptions, including with respect to the number of MedAvail shares held by, and the amount of consideration payable to, MedAvail stockholders, if any, that exercise dissenters’ rights. These representation letters will be delivered as of the effective date of this registration statement. If any of the representations or assumptions on which the tax opinions are based proves incorrect, including because there is a change in facts or law between the date of the representation letters and the closing date of the Merger, the U.S. federal income tax consequences of the Merger described above may be adversely affected.
U.S. Holders of MYOS Common Stock will retain such shares of MYOS Common Stock in the transactions. Accordingly, MYOS shareholders will not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger, although MYOS shareholders may be subject to tax with respect to the Spin Out Transaction (as discussed below). The holding period of such MYOS shareholders in their MYOS Common Stock will remain unchanged.
Although the position is not free from doubt, each of MYOS and MedAvail intends the Spin Out Transaction to be treated as a distribution pursuant to Section 301(a) of the Code and would therefore be considered a dividend for U.S. federal income tax purposes to the extent of E&P (as defined below), and any amount not characterized as a dividend will be applied against and reduce the tax basis of a MYOS shareholder’s MYOS Common Stock, with any excess treated as gain from the sale or exchange of property.
Tax matters are very complicated, and the tax consequences of the Merger or the Spin Out Transaction to a particular MedAvail or MYOS shareholder, as applicable will depend on such shareholder’s circumstances. Accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the transactions to you, including the applicability and effect of federal, state, local and non-U.S. income and other tax laws. For more information, please see the sections entitled “The Merger — Considerations with Respect to U.S. Federal Income Tax Consequences of the Merger” beginning on page 83 and “Matters Being Submitted to Vote of MYOS Shareholders – MYOS Proposal No. 3 – Approval of the Spin Out Transaction – Material U.S. Federal Income Tax Considerations” beginning on page 125.”

Risk Factors (see page 38)
Both MYOS and MedAvail are subject to various risks associated with their businesses and their industries. In addition, the Merger, including the possibility that the Merger may not be completed, poses a number of risks to each company and its respective equity holders, including the following risks:
•The exchange ratio is not adjustable based on the market price of MYOS Common Stock so the Merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed;
•Failure to complete the Merger may result in MYOS and MedAvail paying a termination fee or expenses to the other and could harm the stock price of MYOS Common Stock and the future business, liquidity and operations of each company;
•If the conditions to the Merger are not met, the Merger may not occur;
•The Merger may be completed even though material adverse changes may result from the announcement of the Merger, industry-wide changes and other causes;
•Some MYOS and MedAvail executive officers and directors have interests in the Merger that are different from yours and that may influence them to support or approve the Merger without regard to your interests;
•The market price of the Post-Merger Public Company’s common stock may decline as a result of the Merger;
•MYOS and MedAvail equity holders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger;
•During the pendency of the Merger, MYOS and MedAvail may not be able to enter into a business combination with another party at a favorable price (subject to certain exceptions) because of restrictions in the Merger Agreement, which could adversely affect their respective businesses;
•Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement; and
•Because the lack of a public market for MedAvail shares makes it difficult to evaluate the fairness of the Merger, the stockholders of MedAvail may receive consideration in the Merger that is less than the fair market value of the MedAvail shares or MYOS may pay more than the fair market value of the MedAvail shares.
These risks and other risks are discussed in greater detail under the section entitled “Risk Factors” in this proxy statement/prospectus/information statement. MYOS and MedAvail both encourage you to read and consider all of these risks carefully.
Regulatory Approvals (see page 31)
In the United States, MYOS must comply with applicable federal and state securities laws and the rules and regulations of The Nasdaq Capital Market in connection with the issuance of shares of MYOS Common Stock and the filing of this proxy statement/prospectus/information statement with the Securities and Exchange Commission. As of the date hereof, the registration statement of which this proxy statement/prospectus/information statement is a part has not become effective.
National Securities Exchange Listing (see page 31)
Prior to consummation of the Merger, MYOS intends to file an initial listing application for the Post-Merger Public Company with The Nasdaq Capital Market or another national securities exchange. If such application is accepted, MYOS anticipates that the Post-Merger Public Company’s common stock will be listed on The Nasdaq

Capital Market or such other national securities exchange following the closing of the Merger under the trading symbol “MDVL.”
Anticipated Accounting Treatment (see page 32)
The Merger will be treated by MYOS as a reverse merger under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States. For accounting purposes, MedAvail is considered to be acquiring MYOS in the Merger.
Appraisal Rights and Dissenters’ Rights (see page 32)
Holders of MYOS Common Stock are not entitled to appraisal rights in connection with the Merger. If MedAvail stockholders approve the Merger Agreement and the Merger is consummated, MedAvail stockholders who do not vote or act by written consent in favor of the Merger, and who satisfy certain other conditions, will be entitled to appraisal rights in connection with the Merger under Delaware law. For more information about such rights, see the provisions of Section 262 of the Delaware General Corporation Law, or the DGCL, attached hereto as Annex D, and the section entitled “The Merger — Appraisal Rights and Dissenters’ Rights” in this proxy statement/prospectus/information statement.
Comparison of Stockholder Rights (see page 32)
MYOS is incorporated under the laws of the State of Nevada, and MedAvail is incorporated under the laws of the State of Delaware. If the Merger is completed, MedAvail stockholders will become shareholders of MYOS, and, assuming Proposal No. 4 is approved by MYOS shareholders at the MYOS Special Meeting, following the reincorporation of the Post-Merger Public Company from the State of Nevada to the State of Delaware, or the Reincorporation, the rights of the shareholders of the resulting Post-Merger Public Company following Reincorporation, or the Reincorporated Entity, will be governed by the DGCL, in addition to the bylaws and the certificate of incorporation of the Reincorporated Entity attached to this proxy statement/prospectus/information statement as Annex B and Annex C, respectively. The rights of MYOS shareholders contained in the amended and restated articles of incorporation and bylaws of MYOS and the rights of MedAvail stockholders under the amended and restated certificate of incorporation and bylaws of MedAvail differ from the rights of the Reincorporated Entity’s shareholders under the certificate of incorporation and bylaws of the Reincorporated Entity, as more fully described under the section entitled “Comparison of Rights of Holders of MYOS Stock and MedAvail Stock” in this proxy statement/prospectus/information statement.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION AND DATA
The following tables present summary historical financial data for MYOS and MedAvail, summary unaudited pro forma condensed combined financial data for MYOS and MedAvail, and comparative historical and unaudited pro forma per share data for MYOS and MedAvail.
Selected Historical Consolidated Financial Data of MYOS

	Year Ended December 31,		Six Months Ended June 30,
	2019	2018	2020	2019
			(unaudited)
Net revenues	$1,032	$360	$619	$303
Cost of revenues	397	248	330	142
Gross profit	635	112	289	161
Operating expenses:
Selling, marketing and research	1,276	894	429	612
Personnel and benefits	1,897	1,718	833	890
General and administrative	1,680	1,829	644	788
Total operating expenses	4,853	4,441	1,906	2,290
Operating loss	(4,218)	(4,329)	(1,617)	(2,129)
Other expense:
Other expense	—	(2)	(20)	(21)
Interest expense	(40)	(16)	—	—
Total other expense	(40)	(18)	(20)	(21)
Loss before income taxes	(4,258)	(4,347)	(1,637)	(2,150)
Income tax benefit	—	1,124	—	—
Net loss	$(4,258)	$(3,223)	$(1,637)	$(2,150)
Net loss per share attributable to common shareholders:
Basic and diluted	$(0.46)	$(0.45)	$(0.15)	$(0.23)
Weighted average number of common shares outstanding:
Basic and diluted	8,803,581	7,139,312	10,562,389	9,170,658
Selected Consolidated Balance Sheet Data:
(in thousands, except for share and per share data)

	June 30,	December 31,
	2020	2019	2018
	(unaudited)
Current assets	$3,028	$1,758	$2,903
Total assets	$4,072	$3,038	$4,455
Current liabilities	$802	$1,712	$1,634
Total liabilities	$1,244	$1,858	$1,634
Accumulated deficit	$(40,962)	$(39,325)	$(35,067)
Total stockholders' equity	$2,828	$1,180	$2,821

Selected Historical Consolidated Financial Data of MedAvail
Consolidated Statements of Operations Data:
(in thousands, except for share and per share data)

	Year Ended December 31,		Six Months Ended June 30,
	2019	2018	2020	2019
			(unaudited)
Sales	$3,771	$4,665	$3,905	$1,384
Cost of sales	2,823	2,077	3,297	899
Gross profit	948	2,588	608	485
Operating expenses	15,420	11,983	8,159	6,964
Selling, general and administrative expenses	5,881	5,581	2,599	2,912
Merger related expenses	—	—	1,283	—
Share-based compensation	354	1,362	170	193
Goodwill write-off	137	—	—	—
Operating loss	(20,844)	(16,338)	(11,603)	(9,584)
Interest expense - net	689	667	441	359
Loss before income taxes	(21,533)	(17,005)	(12,044)	(9,943)
Income tax	—	—	—	—
Net loss	$(21,533)	$(17,005)	$(12,044)	$(9,943)
Net loss per share - basic and diluted	$(16.85)	$(12.78)	$(8.03)	$(7.83)
Weighted average shares outstanding - basic and diluted	1,278,107	1,330,907	1,499,395	1,269,808
Selected Consolidated Balance Sheet Data:
(in thousands, except for share and per share data)

	June 30,	December 31,
	2020	2019	2018
	(unaudited)
Current assets	$12,462	$14,088	$10,152
Total assets	$16,977	$18,003	$12,784
Current liabilities	$29,930	$7,675	$7,463
Total liabilities	$30,588	$21,164	$19,733
Temporary equity	$94,272	$93,484	$68,533
Accumulated deficit	$(133,274)	$(121,230)	$(99,697)
Total stockholders' deficit	$(107,883)	$(96,645)	$(75,482)

Selected Unaudited Pro Forma Condensed Combined Financial Data of MYOS and MedAvail
Balance Sheet
(in thousands, except for share and per share data)

June 30,
2020
(unaudited)
Current assets	$54,862
Total assets	$59,377
Current liabilities	$10,036
Total liabilities	$10,694
Accumulated deficit	$(148,884)
Stockholders' equity	$48,683
Selected Statement of Operations
(in thousands, except for share and per share data)

	Six Months Ended June 30,	Year Ended December 31,
	2020	2019
	(unaudited)
Sales	$3,905	$3,771
Cost of sales	3,297	2,823
Gross profit	608	948
Operating expenses	8,159	15,420
Selling, general and administrative expenses	2,599	5,881
Merger expenses	—	354
Share-based payments	170	137
Operating loss	(10,320)	(20,844)
Interest expense - net	14	(45)
Loss before income taxes	(10,334)	(20,799)
Income tax	—	—
Net loss	$(10,334)	$(20,799)
Net loss per share - basic and diluted	$(0.47)	$(1.00)
Weighted average shares outstanding - basic and diluted	22,043,603	20,838,788

Comparative Historical and Unaudited Pro Forma Per Share Data
MYOS

	Six Months Ended June 30, 2020	Year Ended December 31, 2019
Historical Per Common Share Data:
Basic and diluted net loss per share	$(0.15)	$(0.46)
Tangible book value per share	$0.24	$0.13
MedAvail

	Six Months Ended June 30, 2020	Year Ended December 31, 2019
Historical Per Common Share Data:
Basic and diluted net loss per share	$(8.03)	$(16.85)
Tangible book value per share	$(11.28)	$(2.71)
MYOS AND MedAvail

	Six Months Ended June 30, 2020	Year Ended December 31, 2019
Combined Company Pro Forma Data:
Basic and diluted net loss per share	$(0.47)	$(1.00)
Tangible book value per share	$3.50	$(0.20)

MARKET PRICE AND DIVIDEND INFORMATION
Market Information
MYOS’s common stock, or MYOS Common Stock, trades under the symbol “MYOS” on The Nasdaq Capital Market equities market. The following table sets forth the high and low sale prices for MYOS Common Stock in each full quarterly period within the three most recent fiscal years.

	Sales Price
	High	Low
Year Ended December 31, 2017
First Quarter	$6.98	$1.02
Second Quarter	$2.91	$1.69
Third Quarter	$2.38	$1.19
Fourth Quarter	$2.35	$1.12
Year Ended December 31, 2018
First Quarter	$2.33	$1.03
Second Quarter	$1.90	$1.20
Third Quarter	$2.50	$1.13
Fourth Quarter	$1.99	$1.04
Year Ended December 31, 2019
First Quarter	$2.02	$1.35
Second Quarter	$1.78	$1.15
Third Quarter	$1.80	$1.30
Fourth Quarter	$1.62	$1.20
Year Ended December 31, 2020
First Quarter	$1.77	$0.74
Second Quarter	$1.79	$0.84
On September 1, 2020, the last reported sale price of MYOS Common Stock on The Nasdaq Capital Market was $1.33 per share. As of September 1, 2020, MYOS had approximately 131 record holders of MYOS Common Stock. The number of beneficial owners is substantially greater than the number of record holders because a large majority of the outstanding MYOS Common Stock is held of record through brokerage firms in “street name.”
Dividend Policy
MYOS has never declared or paid any cash dividends on MYOS Common Stock and does not anticipate declaring or paying any cash dividends on MYOS Common Stock in the foreseeable future. MYOS expects to retain all available funds and any future earnings to support operations and fund the development and growth of its business.

RISK FACTORS
The Post-Merger Public Company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus/information statement, you should carefully consider the material risks described below before deciding how to vote your shares of MYOS Common Stock or whether to sign the written consent approving the Merger as a MedAvail stockholder. In addition, you should read and consider the risks associated with the business of MYOS because these risks may also affect the Post-Merger Public Company following the Merger—these risks can be found in MYOS’s Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC. You should also read and consider the other information in this proxy statement/prospectus/information statement. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.
I.   RISKS RELATED TO THE MERGER
The exchange ratio is not adjustable based on the market price of MYOS Common Stock so the Merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed.
The Merger Agreement has set the exchange ratio for the MedAvail capital stock, and the exchange ratio is only adjustable upward or downward under certain circumstances as described in “The Merger Agreement — Exchange Ratio.” Any changes in the market price of MYOS Common Stock before the completion of the Merger will not affect the number of shares MedAvail security holders will be entitled to receive pursuant to the Merger Agreement. Therefore, if before the completion of the Merger the market price of MYOS Common Stock declines from the market price on the date of the Merger Agreement, then MedAvail security holders could receive Merger consideration with substantially lower value. Similarly, if before the completion of the Merger the market price of MYOS Common Stock increases from the market price on the date of the Merger Agreement, then MedAvail security holders could receive Merger consideration with substantially more value for their shares of MedAvail capital stock than the parties had negotiated for in the establishment of the exchange ratio. Because the exchange ratio does not adjust as a result of changes in the value of MYOS Common Stock, for each one percentage point that the market value of MYOS Common Stock rises or declines, there is a corresponding one percentage point rise or decline, respectively, in the value of the total merger consideration issued to MedAvail security holders.
Failure to complete the Merger may result in MYOS and MedAvail paying a termination fee or expenses to the other party and could harm the common stock price of MYOS and future business and operations of each company.
If the Merger is not completed, MYOS and MedAvail are subject to the following risks:
•if the Merger Agreement is terminated under certain circumstances, MYOS will be required to pay MedAvail a termination fee of $0.5 million;
•if the Merger Agreement is terminated under certain circumstances, MedAvail will be required to pay MYOS a termination fee of $0.75 million; and
•the price of MYOS stock may decline and remain volatile, which may result in MYOS being de-listed from The Nasdaq Capital Market.
In addition, if the Merger Agreement is terminated and the MYOS Board or MedAvail Board determines to seek another business combination, there can be no assurance that either MYOS or MedAvail will be able to find a partner willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the Merger.
If the conditions to the closing of the Merger are not met, the Merger may not occur.
Even if the change of control and related share issuance are approved by the shareholders of MYOS and the Merger is approved by the MedAvail stockholders, specified conditions must be satisfied or waived to complete the

Merger. These conditions are set forth in the Merger Agreement and described in the section entitled Conditions to the Completion of the Merger. MYOS and MedAvail cannot assure you that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the Merger may not occur or will be delayed, and MYOS and MedAvail each may lose some or all the intended benefits of the Merger.
The Merger may be completed even though material adverse changes may result from the announcement of the Merger, industry-wide changes and other causes.
In general, either MYOS or MedAvail can refuse to complete the Merger if there is a material adverse change affecting the other party between the date of the Merger Agreement, and the closing of the Merger. However, certain types of changes do not permit either party to refuse to complete the Merger, even if such change could be said to have a material adverse effect on MYOS or MedAvail, which are set forth in more detail in the Merger Agreement and, include, but are not limited to:
•any effect, change, event, circumstance or development in the conditions generally affecting the industries in which MedAvail and MYOS operate or the United States or global economy or capital markets as a whole;
•any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation of worsening thereof;
•any failure by MYOS or MedAvail to meet internal projections or forecasts or third party revenue or earnings predictions;
•any changes in GAAP or applicable legal requirements; or
•with respect to MYOS, any change in the price or trading volume of MYOS Common Stock.
If adverse changes occur and MYOS and MedAvail still complete the Merger, the Post-Merger Public Company’s stock price may suffer. This in turn may reduce the value of the Merger to the shareholders of MYOS, MedAvail or both.
Some executive officers and directors of MYOS and MedAvail have interests in the Merger that are different from the respective equity holders of MYOS and MedAvail and that may influence them to support or approve the Merger without regard to the interests of the respective equity holders of MYOS and MedAvail.
Some officers and directors of MYOS and MedAvail are parties to arrangements that provide them with interests in the Merger that are different from the respective equity holders of MYOS and MedAvail, including, among others, service as an officer or director of the Post-Merger Public Company following the closing of the Merger, severance and retention benefits, the acceleration of equity award vesting, and continued indemnification. For more information regarding the interests of the MYOS and MedAvail executive officers and directors in the Merger, see the sections entitled “Interests of the MYOS Directors and Executive Officers in the Merger” and “Interests of Certain MedAvail Directors, Executive Officers and Affiliates in the Merger” of this proxy statement/prospectus/information statement.
MYOS security holders, and to a lesser extent MedAvail security holders, will have a reduced ownership and voting interest in, and will exercise less influence over the management of, the Post-Merger Public Company following the closing of the Merger as compared to their current ownership and voting interest in the respective companies.
After the completion of the Merger, the current security holders of MYOS and MedAvail will own a smaller percentage of the Post-Merger Public Company than their ownership in their respective companies prior to the Merger. Immediately after the Merger, it is currently estimated that MedAvail equity holders as of immediately prior to the Merger (after taking into account the treatment of the Private Placement Shares pursuant to the terms of the Merger Agreement) will own approximately 96.5% of the capital stock of the Post-Merger Public Company, with MYOS equity holders as of immediately prior to the Merger, whose shares of MYOS Common Stock will remain outstanding after the Merger, will own approximately 3.5% of the common stock of the Post-Merger Public

Company on a fully-diluted pro forma basis including after giving effect to (i) the Private Placement financing by MedAvail immediately prior to the effective time of the Merger, and (ii) conversion of any convertible notes. These estimates are based on the anticipated Exchange Ratio and are subject to adjustment as provided in the Merger Agreement. For a more complete description of the Merger and the potential adjustments in the exchange ratio, please see the section titled “The Merger Agreement — Exchange Ratio” beginning on page 91 of this proxy statement/prospectus/information statement. In addition, the board of directors and the officers of the Post-Merger Public Company will initially consist only of individuals with affiliations with MedAvail. Consequently, security holders of MedAvail and MYOS will be able to exercise less influence over the management, the board of directors and policies of the Post-Merger Public Company following the closing of the Merger than they currently exercise over the management, the board of directors and policies of their respective companies.
The market price of MYOS Common Stock following the Merger may decline as a result of the Merger.
The market price of MYOS Common Stock may decline as a result of the Merger for a number of reasons including if:
•investors react negatively to the prospects of the Post-Merger Public Company’s business and prospects from the Merger;
•the effect of the Merger on the Post-Merger Public Company’s business and prospects is not consistent with the expectations of financial or industry analysts; or
•the Post-Merger Public Company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts.
MYOS may be targeted by securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Merger from being completed.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on MYOS’s liquidity and financial condition. In addition, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Merger, then that injunction may delay or prevent the Merger from being completed, or from being completed within the expected timeframe, which may adversely affect MYOS’s and MedAvail’s respective businesses, financial positions and results of operation. Currently, neither MYOS nor MedAvail is aware of any securities class action lawsuits or derivative lawsuits having been filed in connection with the Merger.
MYOS and MedAvail equity holders may not realize a benefit from the Merger and Spin Out Transaction commensurate with the ownership dilution they will experience in connection with the Merger.
If the Post-Merger Public Company is unable to realize the full strategic and financial benefits currently anticipated from the Merger, MYOS and MedAvail equity holders will have experienced dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the Post-Merger Public Company, or, with respect to MYOS shareholders, the Spin Out Sub following the Merger, is able to realize only part of the strategic and financial benefits currently anticipated from the Merger and Spin Out Transaction.
During the pendency of the Merger, MYOS and MedAvail may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect their respective businesses.
Covenants in the Merger Agreement impede the ability of MYOS and MedAvail to make acquisitions, subject to certain exceptions relating to fiduciaries duties, as set forth below, or complete other transactions that are not in the ordinary course of business pending completion of the Merger. As a result, if the Merger is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third party, subject to certain exceptions described below. These restrictions apply even if such transactions could be favorable to such party’s equity holders.
Certain provisions of the Merger Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.
The terms of the Merger Agreement prohibit each of MedAvail and MYOS from soliciting competing proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances when such party’s board of directors determines in good faith, after consultation with its independent financial advisor, if any, and outside counsel, that an unsolicited competing proposal constitutes, or would reasonably be expected to result in, a superior competing proposal and that failure to take such action would result in a breach of the fiduciary duties of the board of directors.
Because the lack of a public market for MedAvail’s capital stock makes it difficult to evaluate the fairness of the Merger, the shareholders of MedAvail may receive consideration in the Merger that is less than the fair market value of MedAvail’s capital stock and/or MYOS may pay more than the fair market value of MedAvail’s capital stock.
The outstanding capital stock of MedAvail is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of MedAvail’s capital stock. Because the percentage of MYOS equity to be issued to MedAvail stockholders was determined based on negotiations between the parties, it is possible that the value of the MYOS Common Stock to be received by MedAvail stockholders will be less than the fair market value of MedAvail’s capital stock, or MYOS may pay more than the aggregate fair market value for MedAvail’s capital stock.
If the Merger does not qualify as a tax-free reorganization, the receipt of MYOS Common Stock pursuant to the Merger could be fully taxable to all MedAvail stockholders.
Each of MYOS and MedAvail intends the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, completion of the Merger is not conditioned upon receipt of an opinion from counsel dated as of the closing date that the Merger qualifies as a reorganization. The tax opinions received by MedAvail and MYOS as of the effective date of this proxy statement/prospectus/information statement are based on representation letters delivered as of such date by MedAvail and MYOS pertaining to factual matters and on certain factual assumptions, including with respect to the number of MedAvail shares held by, and the amount of consideration payable to, MedAvail stockholders, if any, that exercise dissenters’ rights. If any of these assumptions or representations proves incorrect, for example, if there is a change in applicable law or if consideration paid to MedAvail stockholders exercising dissenters’ rights is significant, the Merger could be fully taxable to all MedAvail stockholders. If the transactions were to fail to so qualify, then each holder of MedAvail common stock generally would recognize gain or loss, as applicable, equal to the difference between (1) the sum of the fair market value of the shares of MYOS common stock received by such U.S. holder of MedAvail stock in the Merger and the amount of cash received for fractional shares by such U.S. holder of MedAvail stock in the Merger and (2) its adjusted tax basis in the shares of MedAvail common stock surrendered in exchange therefor. The consequences of the Merger to any particular MedAvail stockholder will depend on that stockholder’s particular situation. We strongly urge you to consult your own tax advisor to determine the particular tax consequences of the Merger to you. See the section entitled “The Merger — Considerations with Respect to U.S. Federal Income Tax Consequences of the Merger” beginning on page 83.
The amount of the Spin Out Transaction that may be characterized as a dividend is uncertain.
As further discussed below, assuming the Spin Out Transaction will be treated as a taxable distribution for U.S. federal income tax purposes pursuant to Section 301(a) of the Code, the distribution of Spin Out Sub common stock will be considered a dividend for U.S. federal income tax purposes to the extent of MYOS’s E&P (as defined below). The process of determining E&P requires a comprehensive review and analysis of MYOS's and MedAvail's history, and requires a final determination of the 2019 and 2020 fiscal year results and a review of other future events and factors. The determination will be based in part on factors that are outside of the control of either company and which cannot be ascertained at this time, including the closing date of the Merger and the financial results of MYOS and MedAvail through the end of MedAvail's tax year in which the Merger occurs. The determination of E&P is not binding on the Internal Revenue Service, or the IRS, and it is possible that the IRS will take a different view. See “Matters Being Submitted to Vote of MYOS Shareholders – MYOS Proposal No. 3 – Approval of the Spin Out Transaction – Material U.S. Federal Income Tax Considerations of the Spin Out Transaction” beginning on page 125.
II. RISKS RELATED TO MYOS
Risks Related to MYOS’s Business
You should read and consider the risk factors specific to MYOS’s business that will also affect the Post-Merger Public Company and Spin Out Sub after the Spin Out Transaction and the Merger. These risks are described in MYOS’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated by reference into this document, and in other documents that are incorporated by reference into this document. See the section entitled “Where to Obtain More Information” for the location of information incorporated by reference in this document.
Risks Related to Spin Out Transaction
The Spin Out Transaction may expose MYOS, Spin Out Sub and the Post-Merger Public Company to a number of risks and uncertainties. These risk and uncertainties include the potential failure to retain, attract or strengthen our relationships with key personnel, current and potential customers, suppliers, and partners which may cause them to terminate, or not to renew or enter into, arrangements with Spin Out Sub, and exposure to potential litigation in connection with the Spin Out Transaction, any of which could adversely affect Spin Out Sub’s business, financial condition and results of operations.
In addition, MYOS shareholders receiving shares, or Dividend Shares, of Spin Out Sub in the dividend of such shares to be declared, may not be able to sell, liquidate or transfer such Dividend Shares, which will not be publicly tradable. The Dividend Shares will only be able to be sold or transferred if they are registered for sale with the Securities and Exchange Commission, or if an exemption from registration applies.
In addition, while Spin Out Sub will indemnify the Post-Merger Public Company for any pre-Merger obligations of MYOS and Spin Out Sub, we can provide no assurance that such indemnification will be made upon demand or that the Post-Merger Public Company would be made whole in connection with any such indemnification demand.
III.   RISKS RELATED TO MEDAVAIL AND THE POST-MERGER PUBLIC COMPANY
MYOS and MedAvail anticipate that following the Merger and the Spin Out Transaction, the business of the Post-Merger Public Company will be the business conducted by MedAvail immediately prior to the Merger. References to the company in this section refer to MedAvail and the Post-Merger Public Company.
Risks Related to MedAvail’s Business and Operations
The company is an early-stage company with a history of net losses, and expects to incur operating losses in the future and may not be able to achieve or sustain profitability. The company has a limited history operating as a commercial company.
The company has incurred net losses since its inception in 2012. For the years ended December 31, 2019 and 2018, it had a net loss of $21.5 million, and $17.0 million, respectively, and the company expects to continue to incur additional losses in the future. As of December 31, 2019, the company had an accumulated deficit of $121.2 million. To date, the company has financed its operations primarily through equity and debt financings and from deployments of its MedCenter kiosk solution and the operation of its full-service retail pharmacy platform. The losses and accumulated deficit have primarily been due to the substantial investments that the company has made to develop its products, as well as for costs related to general research and development, including clinical and regulatory initiatives to obtain marketing approval, sales and marketing efforts and infrastructure improvements.
The company began commercializing its products in the United States in 2016 and therefore does not have a long history operating as a commercial company. Over the next several years, the company expects to continue to devote a substantial amount of its resources to, among other matters, expand commercialization efforts and increase adoption for its products and develop additional products. In addition, as a public company, the company will incur significant legal, accounting and other expenses that it did not incur as a private company. Accordingly, the company expects to continue to incur operating losses for the foreseeable future and it cannot assure you that we will achieve profitability in the future or that, if the company becomes profitable, that it will sustain profitability. The company’s failure to achieve and sustain profitability in the future will make it more difficult to finance its business and accomplish its strategic objectives, which would have a material adverse effect on the company’s business, financial condition and results of operations and cause the market price of its common stock to decline. In addition, failure of the company’s products to significantly penetrate the target markets would negatively affect its business, financial condition and results of operations.
The company’s core technology the MedCenter has been in market since 2015 at limited volume. Over the past two years the company opened its own retail pharmacy, SpotRx Pharmacy, which focuses on the Medicare Provider market. This new focus which comprise a substantial portion of its current revenue, and thus the model has a limited operating history; this makes it difficult to predict its future operating results.
MedAvail was incorporated in May 2012 and began shipping its first products in 2015. Given the constantly evolving market for retail pharmacy, regulatory changes to government healthcare programs and the constant competitive pressures in this market, its limited operating history with this market provides a limited basis upon which to evaluate its ability to accomplish its business objectives. The company is in the early stages of deployment, and there are many risks associated with the rapidly changing retail pharmacy and Medicare market. The company may not be successful in addressing these risks; and its limited operating history adds to the difficulty in forecasting its future revenue and planning expenses accordingly and, therefore, predicting its future operating results.
The company faces risks relating to the availability, pricing and safety profiles of prescription drugs that it purchases and sells.
The company’s path to profitability is dependent upon the utilization of prescription drug products. It dispenses significant volumes of brand name and generic drugs. Its revenues, operating results and cash flows may decline if physicians cease writing prescriptions for drugs or the utilization of drugs is reduced due to:
•increased safety risk profiles or regulatory restrictions;
•manufacturing or other supply issues;
•certain products being withdrawn by their manufacturers or transitioned to over-the-counter products;
•future FDA rulings restricting the supply or increasing the cost of products;
•the introduction of new and successful prescription drugs or lower-priced generic alternatives to existing brand name products; or
•inflation in the price of brand name drugs.
In addition, increased utilization of generic drugs, which normally yield a higher gross profit rate than equivalent brand name drugs, has resulted in pressure to decrease reimbursement payments to the company and pharmacies in general for generic drugs, causing a reduction in its margins on sales of generic drugs. Consolidation within the generic drug manufacturing industry and other external factors may enhance the ability of manufacturers to sustain or increase pricing of generic drugs and diminish its ability to negotiate reduced generic drug acquisition costs. Any inability to offset increased brand name or generic prescription drug acquisition costs or to modify its activities to lessen the financial impact of such increased costs could have a significant adverse effect on its operating results.

The company purchases a significant amount of prescription drugs from a limited number of wholesalers . The loss of any of these relationships could disrupt its business and adversely impact its revenues for one or more fiscal quarters.
The loss of any of these relationships, the failure by the suppliers to fulfill its purchase orders on a timely basis or at all, or a contractual dispute could significantly disrupt its business and adversely impact its revenues for one or more fiscal quarters. In the event of a contractual dispute, it could become involved in litigation, the outcome of which may be uncertain or difficult to predict and could result in its incurrence of substantial costs regardless of the outcome.
The company’s business could also be harmed by any governmental enforcement actions, regulatory proceedings, inquiries and investigations, or similar actions, or similar private proceedings, that would alter how drug manufacturers promote or sell products and services.
The specialty pharmacy and PBM industries are highly litigious and future litigation or other proceedings could subject the company to significant monetary damages or penalties or require the company to change its business practices, which could impair its reputation and result in a material adverse effect on its business.
The company is subject to risks relating to litigation, enforcement actions, regulatory proceedings, government inquiries and investigations, and other similar actions in connection with its business operations. While the company is currently not subject to any material litigation of this nature, such litigation is not unusual in its industry. Further, while certain costs are covered by insurance, the company may incur uninsured costs related to the defense of such proceedings that could be material to its financial performance. In addition, as a public company, any material decline in the market price of its common stock may expose it to purported class action lawsuits that, even if unsuccessful, could be costly to defend or indemnify (to the extent not covered by insurance) and a distraction to management. The results of legal proceedings are often uncertain and difficult to predict, and the company could from time to time incur judgments, enter into settlements, materially change its business practices or technologies or revise its expectations regarding the outcome of certain matters. In addition, the costs incurred in litigation can be substantial, regardless of the outcome. If one or more of these proceedings or any future proceeding has an unfavorable outcome, the company cannot provide any assurance it would not have a material adverse effect on its business and results of operations, including its ability to attract and retain clients as a result of any negative reputational impact of such an outcome.
The company’s products, both hardware and software, are complex and require precision in design and manufacturing. Any errors in product performance could result in significant harm to its reputation and its business.
The development and production of new products with high technology content, such as the company’s MedCenter Kiosk, is complicated and often involves problems with software, components and manufacturing methods. The company’s products have contained and may continue to contain one or more undetected errors, defects or security vulnerabilities. Some errors in its products may only be discovered after a product has been installed and used by consumers. The company suspects that errors, including potentially serious errors, may be found from time to time in its products. The company’s MedCenter Kiosk may suffer degradation of performance and reliability over time. Furthermore, because it outsources the manufacturing of almost all of the key hardware components of its MedCenter Kiosk, the company may also be subject to product performance problems as a result of the acts or omissions of these third parties.
If reliability, quality or other problems develop, a number of negative effects on the company’s business could result, including:
•costs associated with fixing or replacing products;
•reduced orders from existing customers; and
•declining interest from potential customers.

Reduced access to payer networks would have significant impact to the company’s business.
Access to payer networks which reimburse the company’s pharmacy upon dispense is renewed on an annual basis. Any inability to renew in a network would exclude the company from filling prescriptions for those Medicare patients and impact its ability to operate.
The company has experienced significant growth, and if it is unable to manage its administrative and operational infrastructures in view of this growth, then it will suffer significant harm.
The company will require further expansion of its infrastructure and headcount if it is to achieve planned expansion of its product offerings and planned increases in its customer base. Its growth has placed, and is expected to continue to place, a significant strain on its administrative and operational infrastructure. The company’s ability to manage its operations and growth will require it to continue to refine its operational, financial and management controls, human resource policies, and reporting systems and procedures.
The company may not be able to implement improvements to its management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls. If it is unable to manage future expansion, its ability to provide high quality products and services could be harmed, which would damage its reputation and brand and substantially harm its business and results of operations.
The company depends on access to clinics and needs to maintain good working relationships with the clinics in order to continue to grow its business.
The company is dependent upon access to clinics to acquire customers and runs its MedCenter Kiosks at sites where treatment is rendered and prescriptions generated. The company needs to continue to have access to clinics in order to acquire new customers to grow its business. It must maintain good working relationships with the managers of those clinics. In the event that the company does not maintain those relationships it may lose access to clinics and that may have a material and adverse relationship on its ability to grow and will negatively impact its results of operations as a result.
The company’s business results depend on its ability to successfully manage ongoing organizational change and business transformation and achieve cost savings and operating efficiency initiatives.
If the company is unable to continually obtain productivity improvements, while continuing to invest in business growth, or if the volume and nature of change overwhelms available resources, its business operations and financial results could be materially and adversely impacted. Its ability to successfully manage and execute these initiatives and realize expected savings and benefits in the amounts and at the times anticipated is important to its business success. Any failure to do so, which could result from its inability to successfully execute organizational change and business transformation plans, changes in global or regional economic conditions, competition, changes in the industries in which it competes, unanticipated costs or charges, loss of key personnel and other factors described herein, could have a material adverse effect on its businesses, financial condition and results of operations.
The company faces significant competition in attracting and retaining talented employees. Further, managing succession for, and retention of, key executives is critical to its success, and its failure to do so could adversely affect its businesses, operating results and/or future performance.
The company’s ability to attract and retain qualified and experienced employees is essential to meet its current and future goals and objectives. There is no guarantee it will be able to attract and retain such employees or that competition among potential employers will not result in increased compensation and/or benefits costs. In addition, the company’s success is highly dependent on the continued services of key members of our executive management team and others in key management positions. Any of the company’s employees may terminate their employment with the company at any time. If the company loses one or more key employees,is unable to retain existing employees or attract additional employees, or it experiences an unexpected loss of leadership, then the company may experience difficulties in competing effectively, developing its technologies, or implementing its business strategy, and, as a result, the company could experience a material adverse effect on its businesses, operating results and/or future performance.

In addition, its failure to adequately plan for succession of senior management and other key management roles or the failure of key employees to successfully transition into new roles could have a material adverse effect on its businesses, operating results and/or future performance. The succession plans it has in place and its employment arrangements with certain key executives do not guarantee the services of these executives will continue to be available to it.
If the company or the businesses it interacts with do not maintain the privacy and security of sensitive customer and business information, it could damage the company’s reputation and the company could suffer a loss of revenue, incur substantial additional costs and become subject to litigation and regulatory scrutiny.
The protection of customer, employee, and company data is critical to the company’s businesses. Cybersecurity and other information technology security risks, such as a significant breach of customer, employee, or company data, could create significant workflow disruption, attract a substantial amount of media attention, damage the company’s customer relationships, reputation and brand, and result in lost sales, fines or lawsuits. Throughout the company’s operations, it receives, retains and transmits certain personal information that its customers and others provide to purchase products or services, fill prescriptions, enroll in promotional programs, participate in its customer loyalty programs, register on the company websites, or otherwise communicate and interact with the company. In addition, aspects of its operations depend upon the secure transmission of confidential information over public networks. Like other global companies, the company and businesses it interacts with have experienced threats to data and systems, including by perpetrators of random or targeted malicious cyber-attacks, computer viruses, worms, bot attacks or other destructive or disruptive software and attempts to misappropriate customer information, including credit card information, and cause system failures and disruptions. Any compromise of its data security systems or of those of businesses with whom it interacts, which results in confidential information being accessed, obtained, damaged or used by unauthorized or improper persons, could harm its reputation and expose it to regulatory actions, customer attrition, remediation expenses, and claims from customers, financial institutions, payment card associations and other persons, any of which could materially and adversely affect its business operations, financial condition and results of operations. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and may not immediately produce signs of intrusion, it may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, a security breach could require that it expend substantial additional resources related to the security of information systems and disrupt its businesses.
The company depends on and interacts with the information technology networks and systems of third-parties for many aspects of its business operations, including payers, strategic partners and cloud service providers. These third parties may have access to information it maintains about the company or its operations, customers, employees and vendors, or operating systems that are critical to or can significantly impact its business operations. Like the company, these third-parties are subject to risks imposed by data breaches and cyber-attacks and other events or actions that could damage, disrupt or close down their networks or systems. Any expansion of information technology outsourcing, including through arrangements with its strategic partners, may increase vulnerabilities and weaknesses relating to cybersecurity and data management. Security processes, protocols and standards that it has implemented and contractual provisions requiring security measures that it may have sought to impose on such third-parties may not be sufficient or effective at preventing such events, which could result in unauthorized access to, or disruptions or denials of access to, or misuse of, information or systems that are important to its business, including proprietary information, sensitive or confidential data, and other information about its operations, customers, employees and suppliers, including personal information.
The regulatory environment surrounding data security and privacy is increasingly demanding, with the frequent imposition of new and changing requirements across businesses and geographic areas. The company is required to comply with increasingly complex and changing data security and privacy regulations in the United States and in other jurisdictions in which it operates that regulate the collection, use and transfer of personal data, including the transfer of personal data between or among countries. In the United States, for example, HIPAA imposes extensive privacy and security requirements governing the transmission, use and disclosure of health information by covered entities in the health care industry, including health care providers such as pharmacies. In addition, the California Consumer Privacy Act, which went into effect on January 1, 2020, imposes stringent requirements on the use and treatment of “personal information” of California residents, which term is broadly defined to include, among other things, information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked to a consumer or household. Other U.S. states have enacted, or are proposing similar laws related to the protection of personal data. In addition, the U.S. federal government is considering federal privacy legislation. Outside the United States, many of its business units operate in countries with stringent data protection regulations, and these laws continue to change. For example, the European Union’s General Data Protection Regulation, which became effective in May 2018, greatly increased the jurisdictional reach of European Union data protection laws and added a broad array of requirements for handling personal data, including the public disclosure of significant data breaches, and provides for greater penalties for noncompliance. Other countries have enacted or are considering enacting data localization laws that require certain data to stay within their borders. Complying with changing regulatory requirements requires the company to incur substantial costs and may require changes to its business practices in certain jurisdictions, any of which could materially and adversely affect its business operations and operating results. It may also face audits or investigations by one or more domestic or foreign government agencies relating to its compliance with these regulations. Compliance with changes in privacy and information security laws and standards may result in significant expense due to increased investment in technology and the development of new operational processes. If the company or those with whom it shares information fail to comply with these laws and regulations or experience a data security breach, its reputation could be damaged and it could be subject to additional litigation and regulatory risks, particularly to the extent the breach relates to sensitive data. The company’s security measures may be undermined due to the actions of outside parties, employee error, malfeasance, or otherwise, and, as a result, an unauthorized party may obtain access to its data systems and misappropriate business and personal information. Any such breach or unauthorized access could result in significant legal and financial exposure, damage to its reputation and credibility, and potentially have a material adverse effect on its business operations, financial condition and results of operations.
The company’s business success and operating results depend in part on effective information technology systems and on continuing to develop and implement improvements in technology. Pursuing multiple initiatives simultaneously could make this continued development and implementation significantly more challenging.
Many aspects of the company’s operations are dependent on its information systems and the information collected, processed, stored, and handled by these systems. The company relies heavily on its computer systems to manage its ordering, pricing, point-of-sale, pharmacy fulfillment, inventory replenishment, claims processing, customer loyalty and subscription programs, finance and other processes. Throughout the company’s operations, it collects, processes, maintains, retains, evaluates, utilizes and distributes large amounts of confidential and sensitive data and information, including personally identifiable information and protected health information, that its customers, members and other constituents provide to purchase products or services, enroll in programs or services, register on its websites, interact with its personnel, or otherwise communicates with the company. In addition, for these operations, the company depends in part on the secure transmission of confidential information over public networks.
The company has many different information and other technology systems supporting its businesses. Its businesses depend in large part on these systems to adequately price its products and services; accurately establish reserves, process claims and report operating results; and interact with providers, employer plan sponsors, customers, members, consumers and vendors in an efficient and uninterrupted fashion. In addition, recent trends toward greater consumer engagement in health care require new and enhanced technologies, including more sophisticated applications for mobile devices. Certain of its technology systems, including software, are older, legacy systems that are less flexible, less efficient and require a significant ongoing commitment of capital and human resources to maintain, protect and enhance them and to integrate them with its other systems. The company must re-engineer and reduce the number of these systems to meet changing consumer and vendor preferences and needs, improve its productivity and reduce its operating expenses. The company also needs to develop or acquire new technology systems, contract with new vendors or modify certain of its existing systems to support the consumer-oriented and transformation products and services its developing, operating and expanding and/or to meet current and developing industry and regulatory standards, including to keep pace with continuing changes in information processing technology and emerging cybersecurity risks and threats. If it fails to achieve these objectives, the company’s ability to profitably grow its business and/or its operating results may be adversely affected.

In addition, information technology and other technology and process improvement projects frequently are long-term in nature and may take longer to complete and cost more than the company expects and may not deliver the benefits it projects once they are complete. If the company does not effectively and efficiently secure, manage, integrate and enhance its technology portfolio, including vendor sourced systems, it could, among other things, have problems determining health care and other benefit cost estimates and/or establishing appropriate pricing, meeting the needs of customers, consumers, providers, members and vendors, developing and expanding its consumer-oriented products and services or keeping pace with industry and regulatory standards, and its operating results may be adversely affected.
The company could be adversely affected by product liability, product recall, personal injury or other health and safety issues.
The company could be adversely impacted by the supply of defective or expired products, including the infiltration of counterfeit products into the supply chain, errors in re-labeling of products, product tampering, product recall and contamination or product mishandling issues. Errors in the dispensing and packaging of pharmaceuticals, including related counseling could lead to serious injury or death. Product liability or personal injury claims may be asserted against the company with respect to any of the products or pharmaceuticals it sells or services it provides. For example, from time to time, the FDA issues statements alerting patients that products in the company’s and other pharmacies supply chains may contain impurities or harmful substances, and claims relating to the sale or distribution of such products may be asserted against the company or arise from these statements. Should a product or other liability issue arise, the coverage limits under its insurance programs and third-party indemnification amounts available to it may not be adequate to protect the company against claims and judgments. The company also may not be able to maintain this insurance on acceptable terms in the future.
Changes in economic conditions could adversely affect consumer buying practices.
The company’s performance has been, and may continue to be, adversely impacted by changes in global, national, regional or local economic conditions and consumer confidence. These conditions can also adversely affect its key vendors and customers. External factors that affect consumer confidence and over which the company exercises no influence include the impact of COVID-19 and any future pandemics, unemployment rates, inflation, levels of personal disposable income, levels of taxes and interest and global, national, regional or local economic conditions, as well as acts of war or terrorism. Changes in economic conditions and consumer confidence could adversely affect consumer preferences, purchasing power and spending patterns, which could lead to a decrease in overall consumer spending as well as in prescription drug and health services utilization and which could be exacerbated by the increasing prevalence of high-deductible health insurance plans and related plan design changes.
The company could be adversely impacted by changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters.
Generally Accepted Accounting Principles, or GAAP, and related accounting pronouncements, implementation guidelines and interpretations with regard to a wide range of matters that are relevant to the company’s businesses, including, but not limited to, revenue recognition, asset impairment, impairment of goodwill and other intangible assets, inventories, equity method investments, vendor rebates and other vendor consideration, lease obligations, self-insurance liabilities, pension and postretirement benefits, tax matters, unclaimed property laws and litigation and other contingent liabilities are highly complex and involve many subjective assumptions, estimates and judgments. Changes in these rules or their interpretation or changes in underlying assumptions, estimates or judgments could significantly change the company’s reported or expected financial performance or financial condition. For example, changes in accounting standards and the application of existing accounting standards particularly related to the measurement of fair value as compared to carrying value for the company’s reporting units, including goodwill, intangible assets and investments in equity interests, may have an adverse effect on the company’s financial condition and results of operations. Factors that could lead to impairment of goodwill and intangible assets include significant adverse changes in the business climate and declines in the financial condition of a reporting unit. Factors that could lead to impairment of investments in equity interests of the companies in which the company invested include a prolonged period of decline in their operating performance or adverse changes in the economic, regulatory and legal environments of the countries in which they operate.

New accounting guidance also may require changes to the company’s processes, accounting systems and internal controls that could increase its operating costs and/or significantly change its financial statements. For example, in February 2016, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, 2016-02, Leases (Topic 842), which supersedes Topic 840, Leases. This ASU, which became effective for the company beginning on September 1, 2019 (fiscal year 2020), seeks to increase the transparency and comparability of organizations by recognizing operating lease assets and operating lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The adoption approach for these accounting standards affect the comparability of the company’s consolidated financial statements. Implementing new accounting guidance may require the company to make significant changes to and investments in its accounting systems and processes, which could result in significant adverse changes to its financial statements.
Risks Related to Insurance and Payments and Pricing and Reimbursement Plans
Significant and increasing pressure from third-party payers to limit reimbursements could materially and adversely impacts the company’s profitability, results of operations and financial condition.
The continued efforts of health maintenance organizations, managed care organizations, pharmacy benefit managers, or PBMs, government programs (such as Medicare, Medicaid and other federal and state funded programs), and other third-party payers to limit pharmacy reimbursements, as well as litigation and other legal proceedings or governmental regulation related to how drugs are priced, may adversely impact its profitability. While manufacturers have increased the price of drugs, payers have generally decreased reimbursement rates as a percentage of drug cost.
Pharmacy Benefit Managers:
The company derives a significant portion of its sales from prescription drug sales reimbursed through prescription drug plans administered by a limited number of PBM companies and health plans. PBM companies typically administer multiple prescription drug plans that expire at various times and provide for varying reimbursement rates, and often limit coverage to specific drug products on an approved list, known as a formulary, which might not include all of the approved drugs for a particular indication. Reimbursements received from PBMs are determined pursuant to agreements. Should PBMs seek to negotiate reduced reimbursement rates or to adjust reimbursement rates downward, or change products covered under their formulary, this could negatively impact the company’s profitability. In addition, PBMs may not be willing to accept or otherwise restrict the company’s participation in networks of pharmacy providers to comply with PBM demands. The company may elect not to continue or enter into participation in a pharmacy provider network if reimbursements are too low. Should it exit a pharmacy provider network and later resume participation, it may not achieve the same level of business and clients or the PBMs may not choose to include it again in the pharmacy network for their plans. In such events, it may incur increased marketing and other costs to offset these client losses through other strategic initiatives. As a result, it may lose sales, and if it is unable to replace any such lost sales, its operating results could be materially and adversely affected.
Medicare and Medicaid:
Reimbursement from government programs is subject to a myriad of requirements, including but not limited to statutory and regulatory, administrative rulings, interpretations, retroactive payment adjustments, governmental funding restrictions, and changes to, or introduction of, legislation, all of which may materially affect the amount and timing of reimbursement payments to the company. These changes may reduce its revenue and profitability on services provided to Medicare and Medicaid patients and increase its working capital requirements.
The utilization of Medicare Part D by cash and state Medicaid customers, with established pharmacy network payments based on actual acquisition cost, has resulted in increased utilization and decreased pharmacy gross margin rates. In addition, changes to Medicare Part D, such as the elimination of the tax deductibility of the retiree drug subsidy payment received by sponsors of retiree drug plans, could result in the company’s PBM clients deciding to discontinue providing prescription drug benefits to their Medicare-eligible members. To the extent this occurs, the adverse effects of increasing customer migration into Medicare Part D may outweigh the benefits the company realize from the growth of its Medicare Part D business.

Given the significant competition in the industry, the company has limited bargaining power to counter payer demands for reduced reimbursement rates. If the company is unable to negotiate for acceptable reimbursement rates or replace unfavorable contracts with new business on acceptable terms, its revenues and business could be adversely affected. Should it experience a loss of sales as a result of reduced reimbursement rates and be unable to appropriately adjust staffing levels in a timely and efficient manner, this may negatively impact its financial condition or results of operations.
There have been multiple executive, congressional and judicial attempts to modify or repeal the Health Reform Laws. The company cannot predict the success or effect any modification or repeal and any subsequent legislation would have on reimbursement levels. Furthermore, a third-party payer may not be able to pay timely, or may delay payment of, amounts owed to it due to budgetary constraints or deterioration of financial condition. Recent or future changes in prescription drug reimbursement policies and practices may materially and adversely affect its results of operations.
The amount of DIR fees charged by PBMs, as well as the timing of assessing such fees and the methodology in calculating such fees, may have a material adverse impact on the company’s financial performance and, to the extent such fees are material, may limit its ability to provide accurate financial guidance for future periods.
Some PBMs charge certain direct and indirect remuneration, or DIR, fees, often calculated and charged several months after adjudication of a claim, which adversely impacts its profitability. DIR fees is a term used by The Centers for Medicare & Medicaid Services, or CMS, to address price concessions that ultimately may impact the prescription drug costs of Medicare Part D plans, but are not captured at the point of sale. Further, the timing of assessments, changes in the manner in which DIR fees are assessed and methodology in computing DIR fees may materially impact its ability to provide accurate financial guidance to investors and analysts, and may result in a future change in the estimated DIR fees it has recognized. In addition, as reimbursement pressure increases throughout the industry and as the company’s business grows, the amount of DIR fees assessed may increase, which could have an adverse impact on its revenues and results of operations.
Shifts in pharmacy mix toward lower margin drugs could negatively impact the company’s financial condition.
A shift in the mix of pharmacy prescription volume towards lower margin drugs could negatively impact its financial condition. If its prescription volume shifts towards lower margin drugs or drugs with lower reimbursement rates and the company is not able to generate additional prescription volume or other business that is sufficient to offset the impact of lower margin or reimbursement rates decline from current levels in future years, its financial condition could be materially and adversely affected.
Industry pricing benchmarks may change, negatively impacting the revenue the company derives from product sales.
It is possible that the pharmaceutical industry or regulators may evaluate and/or develop an alternative pricing reference to replace average wholesale price, or AWP, which is the pricing reference used for many pharmaceutical purchase agreements, retail network contracts, specialty payer agreements and other contracts with third party payers in connection with the reimbursement of specialty drug payments. Future changes to the use of AWP or to other published pricing benchmarks used to establish pharmaceutical pricing, including changes in the basis for calculating reimbursement by federal and state health programs and/or other payers, could negatively impact its pricing arrangements. The effect of these possible changes on its business cannot be predicted at this time.
Programs funded in whole or in part by the U.S. federal government account for a significant portion of the company’s revenues, and it expects that percentage to increase over time.
Programs funded in whole or in part by the U.S. federal government account for a significant portion of its revenues, and the company expects that percentage to increase. As its government funded businesses grow, its exposure to changes in federal and state government policy with respect to and/or regulation of the various government funded programs in which it participates also increases.

The company’s revenues from government funded programs are dependent on annual funding by the federal government and/or applicable state or local governments. Funding for these programs is dependent on many factors outside its control, including general economic conditions, continuing government efforts to contain health care costs and budgetary constraints at the federal or applicable state or local level and general political issues and priorities.
An extended federal government shutdown or a delay by Congress in raising the federal government’s debt ceiling also could lead to a delay, reduction, suspension or cancellation of federal government spending and a significant increase in interest rates that could, in turn, have a material adverse effect on the value of the company’s investment portfolio, its ability to access the capital markets and its businesses, operating results, cash flows and liquidity.
The company could be adversely affected by a decrease in the introduction of new brand name and generic prescription drugs as well as increases in the cost to procure prescription drugs.
The profitability of the company’s pharmacy businesses depends upon the utilization of prescription drugs. Utilization trends are affected by, among other factors, the introduction of new and successful prescription drugs as well as lower-priced generic alternatives to existing brand name drugs. Inflation in the price of drugs also can adversely affect utilization, particularly given the increased prevalence of high-deductible health insurance plans and related plan design changes. New brand name drugs can result in increased drug utilization and associated sales, while the introduction of lower priced generic alternatives typically results in relatively lower sales, but relatively higher gross profit margins. Accordingly, a decrease in the number or magnitude of significant new brand name drugs or generics successfully introduced, delays in their introduction, or a decrease in the utilization of previously introduced prescription drugs, could materially and adversely affect its results of operations.
In addition, if it experiences an increase in the amounts it pays to procure pharmaceutical drugs, including generic drugs, it could have a material adverse effect on its results of operations. The company’s gross profit margins would be adversely affected to the extent it is not able to offset such cost increases. Any failure to fully offset any such increased prices and costs or to modify its activities to mitigate the impact could have a material adverse effect on its results of operations. Additionally, any future changes in drug prices could be significantly different than its expectations.
Risks Related to MedAvail’s Industry
The industries in which the company operates are highly competitive and constantly evolving. New entrants to the market, existing competitor actions or other changes in market dynamics could adversely impact it.
The market for retail medication pharmacy is highly competitive and rapidly evolving. The market is subject to changing technology trends, shifting customer needs and expectations and frequent introduction of new products. The company expects competition to persist and intensify in the future as the market for retail pharmacy grows and new and existing competitors devote considerable resources to introducing and enhancing products and services. It faces competition from several of the world’s largest providers that provide alternatives, including Genoa, which was acquired by OptumRx, as well as major chains such as Walgreens, CVS, Walmart and Rite Aid.
The company’s current and potential competitors may have significantly greater financial, technical, marketing and other resources than it does and may be able to devote greater resources to the development, promotion, sale and support of their products. In addition, many of its competitors have more extensive customer relationships than it does, and, therefore, its competitors may be in a stronger position to respond quickly to new technologies and may be able to market or sell their products more effectively. Moreover, further consolidation in the retail pharmacy market could adversely affect its customer relationships and competitive position. MedAvail’s services may not continue to compete favorably. It may not be successful in the face of increasing competition from new products and services introduced by existing competitors or new companies entering the markets in which it operates.
The level of competition in the retail pharmacy industry is high. Changes in market dynamics or actions of competitors or manufacturers, including industry consolidation and the emergence of new competitors and strategic alliances, could materially and adversely impact the company. Disruptive innovation, or the perception of potentially disruptive innovation, by existing or new competitors could alter the competitive landscape in the future and require it to accurately identify and assess such changes and if required make timely and effective changes to its strategies and business model to compete effectively. The company faces intense competition including other drugstore and pharmacy chains, independent drugstores and pharmacies, mail-order pharmacies and various other retailers such as grocery stores, convenience stores, mass merchants, online and omni-channel pharmacies and retailers, warehouse clubs, dollar stores and other discount merchandisers, some of which are aggressively expanding in markets it serves. Competition may also come from other sources in the future.
The company also could be adversely affected if it fails to identify or effectively respond to changes in market dynamics. As technology, consumer behavior, omni-channel and differential retail models, and market conditions continue to evolve in the United States, it is important that it maintains the relevance of its brand and product and service offerings to customers and patients.
Consolidation in the healthcare industry could materially adversely affect its business, financial condition and results of operations.
Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with significant market power, and it expects such trend to continue. For example, in November 2018 CVS acquired Aetna and in December 2018 Cigna acquired Express Scripts. As provider networks and managed care organizations consolidate, thereby decreasing the number of market participants, competition to provide products and services like ours will become more intense, and the importance of establishing relationships with key industry participants will become greater. In addition, industry participants may try to use their increased market power to negotiate price reductions for the company’s products and services. The company expects that market demand, government regulation, third party reimbursement policies and societal pressures will continue to cause the healthcare industry to evolve, potentially resulting in further business consolidations and alliances among the industry participants with whom it engages. If the company is forced to reduce prices as a result of either an imbalance of market power or decreased demand for its products, revenue would be reduced, and it could become significantly less profitable.
Each of the company’s segments operates in a highly competitive and evolving business environment; and gross margins in the industries in which it competes may decline.
The company operates in a highly competitive and evolving business environment. Specifically:
•As competition increases in the geographies in which it operates, including competition from new entrants, a significant increase in price compression and/or reimbursement pressures could occur, and this could require it to reevaluate its pricing structures to remain competitive.
•Its success is dependent on its ability to establish and maintain contractual relationships with network pharmacies as PBM clients evaluate adopting narrow or restricted retail pharmacy networks.
•Its competitive advantage is dependent on its ability to establish and maintain contractual relationships with PBMs and other payors on acceptable terms as the payors’ clients evaluate adopting narrow or restricted retail pharmacy networks.
In addition, competitors in each of its businesses may offer services and pricing terms that it may not be willing or able to offer. Competition also may come from new entrants and other sources in the future. Unless it can demonstrate enhanced value to its clients through innovative product and service offerings in the rapidly changing health care industry, it may be unable to remain competitive.
Disruptive innovation by existing or new competitors could alter the competitive landscape in the future and require it to accurately identify and assess such alterations and make timely and effective changes to its strategies and business model to compete effectively. Consumers also are increasingly seeking to access consumer goods and health care products and services locally and through other direct channels such as mobile devices and websites. To compete effectively in the consumer-driven marketplace, it will be required to develop or acquire new capabilities, attract new talent and develop new service and distribution relationships that respond to consumer needs and preferences.

Changes in marketplace dynamics or the actions of competitors or manufacturers, including industry consolidation, the emergence of new competitors and strategic alliances, and decisions to exclude it from new restricted retail pharmacy networks could materially and adversely affect its businesses, operating results, cash flows and/or prospects.
The company’s results of operations are subject to the risks and uncertainties of fluctuations in pharmaceutical prices.
The company’s revenue and gross profit are subject to fluctuation based upon the timing and extent of manufacturer price increases. If the frequency or rate of pharmaceutical price increases slows, its results of operations could be adversely affected. In addition, its profitability is impacted by the utilization of prescription drugs. If utilization declines due to inflation in the price of drugs, particularly given the increased usage of high-deductible health insurance plans, its profitability could be adversely affected. Its gross profits are also subject to price deflation. If pharmaceutical price deflation occurs, its results of operations could be adversely affected.
Furthermore, increases in the amounts the company pays to procure pharmaceutical drugs, including generic drugs, could have material adverse effects on its results of operations. If it fails to offset such cost increases or modify its activities to reduce the impact, its results of operations could be materially adversely affected. The company’s expectations could be materially different than, and any future change in drug prices could be significantly different from, its expectations.
Legal Risks
The company is exposed to risks related to litigation and other legal proceedings.
The company operates in a highly regulated and litigious environment. It may become involved in legal proceedings, including litigation, arbitration and other claims, and investigations, inspections, audits, claims, inquiries and similar actions by pharmacy, healthcare, tax and other governmental authorities.
Legal proceedings, in general, and securities, derivative action and class action and multi-district litigation, in particular, can be expensive and disruptive. Some of these suits may purport or may be determined to be class actions and/or involve parties seeking large and/or indeterminate amounts, including punitive or exemplary damages, and may remain unresolved for several years.
Like other companies in the retail pharmacy, the company is subject to extensive regulation by national, state and local government agencies in the United States and other countries in which it may operate. There continues to be a heightened level of review and/or audit by regulatory authorities of, and increased litigation regarding, the company’s and the rest of the health care and related industry’s business, compliance and reporting practices. As a result, the company regularly is the subject of government actions of the types described above. In addition, under the qui tam or “whistleblower” provisions of the federal and various state false claims acts, persons may bring lawsuits alleging that a violation of the federal anti-kickback statute or similar laws has resulted in the submission of “false” claims to federal and/or state healthcare programs, including Medicare and Medicaid. After a private party has filed a qui tam action, the government must investigate the private party's claim and determine whether to intervene in and take control over the litigation. These actions may remain under seal while the government makes this determination.
The company cannot predict with certainty the outcomes of any legal proceedings and other contingencies, and the costs incurred in litigation can be substantial, regardless of the outcome. Substantial unanticipated verdicts, fines and rulings do sometimes occur. As a result, it could from time to time incur judgments, enter into settlements or revise its expectations regarding the outcome of certain matters, and such developments could harm its reputation and have a material adverse effect on its results of operations in the period in which the amounts are accrued and/or its cash flows in the period in which the amounts are paid. In addition, as a result of governmental investigations or proceedings, the company may be subject to damages, civil or criminal fines or penalties, or other sanctions, including the possible suspension or loss of licensure and/or suspension or exclusion from participation in government programs. The outcome of some of these legal proceedings and other contingencies could require it to take, or refrain from taking, actions which could negatively affect its operations. Additionally, defending against these lawsuits and proceedings may involve significant expense and diversion of management’s attention and resources.
Risks Related to Government Regulation
If the company fails to comply with applicable laws and regulations, many of which are highly complex, it could be subject to significant adverse regulatory actions or suffer brand and reputational harm.
The company is subject to extensive regulation and oversight by state, federal and international governmental authorities. The laws and regulations governing its operations and interpretations of those laws and regulations are increasing in number and complexity, change frequently and can be inconsistent or conflict with one another. In general, these laws and regulations are designed to benefit and protect customers, members and providers rather than the company or its investors. In addition, the governmental authorities that regulate its businesses have broad latitude to make, interpret and enforce the laws and regulations that govern it and continue to interpret and enforce those laws and regulations more strictly and more aggressively each year. It also must follow various restrictions on certain of its businesses and the payment of dividends by certain of its subsidiaries put in place by certain state regulators.
The company is subject to:
•the clinical quality, patient safety and other risks inherent in the dispensing, packaging and distribution of drugs and other health care products and services, including claims related to purported dispensing and other operational errors, and its failure to adhere to the laws and regulations applicable to the dispensing of drugs could subject it to civil and criminal penalties; and
•federal and state anti-kickback and other laws that govern its relationship with drug manufacturers, customers and consumers.
The scope of the practices and activities that are prohibited by federal and state false claims acts is the subject of pending litigation. Claims under federal and state false claims acts can be brought by the government or by private individuals on behalf of the government through a qui tam or “whistleblower” suit. If the company is convicted of fraud or other criminal conduct in the performance of a government program or if there is an adverse decision against it under the federal False Claims Act, it may be temporarily or permanently suspended from participating in government health care programs, including Medicare Advantage, Medicare Part D, Medicaid, dual eligible and dual eligible special needs plan programs, and it also may be required to pay significant fines and/or other monetary penalties. Whistleblower suits have resulted in significant settlements between governmental agencies and health care companies. The significant incentives and protections provided to whistleblowers under applicable law increase the risk of whistleblower suits.
If the company fails to comply with laws and regulations that apply to government programs, it could be subject to criminal fines, civil penalties, premium refunds, prohibitions on marketing or active or passive enrollment of members, corrective actions, termination of its contracts or other sanctions which could have a material adverse effect on its ability to participate in Medicare Advantage, Medicare Part D, Medicaid, dual eligible, dual eligible special needs plan and other programs and on its operating results, cash flows and financial condition.
The company’s businesses, profitability and growth also may be adversely affected by (i) judicial and regulatory decisions that change and/or expand the interpretations of existing statutes and regulations, impose medical or bad faith liability, or (ii) other legislation and regulations.
Pharmacies and pharmacists must obtain federal and state licenses to operate, distribute and dispense pharmaceuticals and controlled substances. If it is unable to obtain and maintain its licenses, meet certain security and operating standards or comply with acts and regulations covering among other things, the sale, distribution and dispensing of controlled substances, or if states place burdensome restrictions or limitations on non-resident pharmacies, this could limit or affect its ability to operate in some states. In addition, each state has different laws passed by state legislatures and rules approved by state pharmacy boards governing the operation, distribution and dispensing of pharmaceuticals and there is no universal federal or international regulation. This lack of uniform laws and rules makes the costs of compliance significant and makes a violation of state laws and rules by the company more likely. Furthermore, the laws and rules relating to pharmacy technology are relatively new and evolving further adding to the cost of compliance and increasing the company’s risk of noncompliance. Federal and state regulatory authorities have broad enforcement powers, and are able to revoke licenses, seize or recall products and impose significant criminal, civil and administrative fines and sanctions for violations of such laws and regulations, any of which could have a material and adverse effect on our ability to do business.
Changes in healthcare regulatory environments may adversely affect the company’s businesses.
Political, economic and regulatory influences are subjecting the healthcare industry to significant changes that could adversely affect its results of operations. In recent years, the healthcare industry has undergone significant changes in an effort to reduce costs and government spending. These changes include an increased reliance on managed care; cuts in certain Medicare and Medicaid funding in the United States and the funding of governmental payers in foreign jurisdictions; consolidation of competitors, suppliers and other market participants; and the development of large, sophisticated purchasing groups. The company expects the healthcare industry to continue to change significantly in the future. Some of these potential changes, such as a reduction in governmental funding for certain healthcare services or adverse changes in legislation or regulations governing prescription drug pricing, healthcare services or mandated benefits, may cause customers to reduce the amount of its products and services they purchase or the price they are willing to pay for its products and services. The company expects continued governmental and private payer pressure to reduce pharmaceutical pricing. Changes in pharmaceutical manufacturers’ pricing or distribution policies could also significantly reduce its profitability.
In the United States, electoral results and changes in political leadership have generated uncertainty with respect to, and could result in, significant changes in legislation, regulation and government policy that could significantly impact its businesses and the health care and retail industries. There have been multiple attempts to repeal, modify or otherwise invalidate all, or certain provisions of, the Affordable Care Act, or ACA, which was enacted in 2010 to provide health insurance coverage to millions of previously uninsured Americans through a combination of insurance market reforms, an expansion of Medicaid, subsidies and health insurance mandates. The company cannot predict whether current or future efforts to modify these laws and/or adopt new healthcare legislation will be successful, nor can it predict the impact that such a development would have on its business and operating results. Future legislation or rulemaking or other regulatory actions or developments under the ACA or otherwise could adversely impact the number of Americans with health insurance and, consequently, prescription drug coverage, increase regulation of pharmacy services, result in changes to pharmacy reimbursement rates, and otherwise change the way it does business. The company cannot predict the timing or impact of any future legislative, rulemaking or other regulatory actions, but any such actions could have a material adverse impact on its results of operations.
Risks Related to MedAvail’s Relationships with Manufacturers, Providers, Suppliers and Vendors
Both the company and its vendors’ operations are subject to a variety of business continuity hazards and risks, any of which could interrupt its operations or otherwise adversely affect its performance and operating results.
The company and its vendors are subject to business continuity hazards and other risks, including natural disasters, utility and other mechanical failures, acts of war or terrorism, disruption of communications, data security and preservation, disruption of supply or distribution, safety regulation and labor difficulties. The occurrence of any of these or other events to the company or its vendors might disrupt or shut down its operations or otherwise adversely affect its operations. It also may be subject to certain liability claims in the event of an injury or loss of life, or damage to property, resulting from such events. Although it has developed procedures for crisis management and disaster recovery and business continuity plans and maintain insurance policies that it believes are customary and adequate for its size and industry, its insurance policies include limits and exclusions and, as a result, its coverage may be insufficient to protect against all potential hazards and risks incident to its businesses. In addition, the company’s crisis management and disaster recovery procedures and business continuity plans may not be effective. Should any such hazards or risks occur, or should its insurance coverage be inadequate or unavailable, its businesses, operating results, cash flows and financial condition could be adversely affected.
The company outsources the manufacturing of its MedCenter Kiosks to a third party.

The company relies on a single third party manufacturer to make its MedCenter Kiosks. The company’s former manufacturer is no longer manufacturing the MedCenter Kiosks for the company and the company recently signed a new manufacturing and supply agreement with Kitron Technologies. There are risks associated with Kitron Technologies’s ability to qualify and ramp a new manufacturing line. As a result, additional MedCenter Kiosks may be delayed or stalled pending the qualification and ramping up of the new manufacturing line. Currently, the company anticipates the new units manufactured by Kitron Technologies to be available in early Q2 2021.
Risks Related to MedAvail’s Intellectual Property
If the company is unable to protect its intellectual property, it will suffer substantial harm.
The company’s success depends upon the protection of its software and hardware designs and other proprietary technology. The company relies on a combination of patent, copyright, trademark and trade secret laws, and confidentiality provisions in agreements with employees, contract manufacturers, consultants, customers and other third parties, to protect its intellectual property rights. Other parties may not comply with the terms of their agreements with us, and the company may not be able to enforce its rights adequately against these parties. In addition, unauthorized parties may attempt to copy or otherwise obtain and use its products or technology. Monitoring unauthorized use of its products is difficult, and the company cannot be certain that the steps the company has taken will prevent unauthorized use of its technology. If competitors are able to use the company’s technology, its ability to compete effectively could be harmed. For example, if a competitor were to gain use of certain of the company’s proprietary technology, it might be able to develop and manufacture similarly designed MedCenter Kiosks at a reduced cost, which would result in a decrease in demand for the company’s products. The company does not know whether any of its pending patent applications will result in the issuance of patents or whether the examination process will require the company to narrow its claims, and even if patents are issued, they may be contested, circumvented or invalidated over the course of its business. Moreover, the rights granted under any issued patents may not provide the company with proprietary protection or competitive advantages, and, as with any technology, competitors may be able to develop and obtain patents for technologies that are similar to or superior to its technologies. If that happens, the company may need to license these technologies and the company may not be able to obtain licenses on reasonable terms, if at all, thereby causing great harm to its business. In addition, if the company resorts to legal proceedings to enforce its intellectual property rights, the proceedings could become burdensome and expensive, even if it were to prevail.
Claims by others that the company infringe their intellectual property could cause the company to suffer substantial harm.
Many companies have significant patent portfolios and these companies and other parties may claim that the company’s products infringe their proprietary rights. The company expects that infringement claims may increase as the number of products and competitors in its market increases and overlaps occur. In addition, to the extent that the company gains greater visibility and market exposure as a public company, the company faces a higher risk of being the subject of intellectual property infringement claims. Any party asserting that the company’s products infringe their proprietary rights would force the company to defend itself, and possibly its customers, against the alleged infringement. These claims and any resulting lawsuit, if successful, could subject the company to significant liability for damages and invalidation of its proprietary rights. Such may also force the company to do one or more of the following:
•stop selling, incorporating or using its products that use the challenged intellectual property;
•obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all;
•redesign those products that use any allegedly infringing technology, which may be costly and time-consuming; or
•refund deposits and other amounts received for allegedly infringing technology or products.

Any claim of infringement from a third party, even those without merit, could cause the company to incur substantial costs defending against such claims, and could distract its management from running its business. Even if the company prevails, the cost of such litigation could deplete its financial resources. Litigation is also time consuming and could divert management’s attention and resources away from its business. Furthermore, during the course of litigation, confidential information may be disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony. Disclosure of its confidential information and its involvement in intellectual property litigation could materially and adversely affect its business. Some of its competitors may be able to sustain the costs of complex intellectual property litigation more effectively than the company can. In addition, any uncertainties resulting from the initiation and continuation of any litigation could significantly limit its ability to continue its operations.
IV.   RISKS RELATED TO OWNERSHIP OF THE POST-MERGER PUBLIC COMPANY’S SECURITIES
In determining whether you should vote approve the proposals contained in this proxy statement/prospectus/information statement, you should carefully read the following risk factors in addition to the risks described above.
The Post-Merger Public Company will need to raise additional financing in the future to fund its operations, which may not be available to it on favorable terms or at all.
The Post-Merger Public Company will require substantial additional funds to continue to expand the core business, develop and commercialize its self-service pharmacy. The Post-Merger Public Company’s future capital requirements will depend upon a number of factors, including the: cost to manufacture additional MedCenter kiosks, development of pharmacy self-service capabilities, expenses related to initiating operations in a new state or region, cost to hire pharmacy and corporate support staff, expenses related to leasing additional real estate space for pharmacy operations and or corporate services, cost of information technology infrastructure needed to support growth across new geographical markets, expenses for licensing technologies and other required legal, audit or outside services. Raising additional capital may be costly or difficult to obtain and could significantly dilute stockholders’ ownership interests or inhibit the Post-Merger Public Company’s ability to achieve its business objectives. If the Post-Merger Public Company raises additional funds through public or private equity offerings, the terms of these securities may include liquidation or other preferences that adversely affect the rights of its common stockholders. Further, to the extent that the Post-Merger Public Company raises additional capital through the sale of common stock or securities convertible or exchangeable into common stock, its stockholders’ ownership interest in the Post-Merger Public Company will be diluted. In addition, any debt financing may subject the Post-Merger Public Company to fixed payment obligations and covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If the Post-Merger Public Company raises additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, the Post-Merger Public Company may have to relinquish certain valuable intellectual property or other rights to its products, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to it. Even if the Post-Merger Public Company were to obtain sufficient funding, there can be no assurance that it will be available on terms acceptable to the Post-Merger Public Company or its stockholders.
The market price of the Post-Merger Public Company’s common stock is expected to be volatile, and the market price of the common stock may drop following the Merger.
The market price of the Post-Merger Public Company’s common stock following the Merger could be subject to significant fluctuations. Market prices for securities of early-stage telehealth, pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of the Post-Merger Public Company’s common stock to fluctuate include:
•the ability of the Post-Merger Public Company to obtain state board of pharmacy licenses and regulatory approvals, and delays or failures to obtain and maintain such licenses approvals;
•failure of any of the Post-Merger Public Company’s products to achieve commercial success;
•the impact of the COVID-19 pandemic and any other future pandemics on the company’s business;

•failure by the Post-Merger Public Company to maintain its existing third-party license and supply agreements;
•failure by the Post-Merger Public Company or its licensors to prosecute, maintain, or enforce its intellectual property rights;
•changes in laws or regulations applicable to the Post-Merger Public Company;
•any inability to obtain adequate supply of the Post-Merger Public Company’s products or the inability to do so at acceptable prices;
•adverse regulatory authority decisions;
•introduction of new products, services or technologies by the Post-Merger Public Company’s competitors;
•failure to meet or exceed financial and development projections the Post-Merger Public Company may provide to the public and the investment community;
•the perception of the pharmaceutical industry by the public, legislatures, regulators and the investment community;
•announcements of significant acquisitions, strategic collaborations, joint ventures or capital commitments by the Post-Merger Public Company or its competitors;
•disputes or other developments relating to proprietary rights, including patents, litigation matters, and the Post-Merger Public Company’s ability to obtain patent protection for its technologies;
•additions or departures of key personnel;
•significant lawsuits, including patent or stockholder litigation;
•changes in the market valuations of similar companies;
•general market or macroeconomic conditions;
•trading volume of the Post-Merger Public Company’s common stock;
•announcements by commercial partners or competitors of new commercial products, significant contracts, commercial relationships or capital commitments;
•adverse publicity generally, including with respect to other products and potential products in such markets;
•the introduction of technological innovations that compete with potential products of the Post-Merger Public Company;
•changes in the structure of health care payment systems;
•period-to-period fluctuations in the Post-Merger Public Company’s financial results;
•investors’ reactions to the prospects of the Post-Merger Public Company’s business and prospects following the closing of the Merger;
•the effect of the Merger on the Post-Merger Public Company’s business and prospects following the closing of the Merger is not consistent with the expectations of financial or industry analysts; or
•the possibility that the Post-Merger Public Company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by stockholders or financial or industry analysts.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the Post-Merger Public Company’s common stock.
In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the Post-Merger Public Company’s profitability and reputation.
Additionally, a decrease in the stock price of the Post-Merger Public Company may cause the Post-Merger Public Company’s common stock to no longer satisfy the continued listing standards of Nasdaq. If the Post-Merger Public Company is not able to maintain the requirements for listing on Nasdaq, it could be delisted, which could have a materially adverse effect on its ability to raise additional funds as well as the price and liquidity of its common stock.
The Post-Merger Public Company will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.
The Post-Merger Public Company will incur significant legal, accounting and other expenses that MedAvail did not incur as a private company, including costs associated with public company reporting requirements. The Post-Merger Public Company will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as applicable securities laws and rules and regulations implemented by the SEC and Nasdaq. These rules and regulations are expected to increase the Post-Merger Public Company’s legal and financial compliance costs and to make some activities more time consuming and costly. For example, the Post-Merger Public Company’s management team will consist of the executive officers of MedAvail prior to the Merger, some of whom have not previously managed and operated a public company. These executive officers and other personnel will need to devote substantial time to gaining expertise regarding operations as a public company and compliance with applicable laws and regulations. These rules and regulations also may make it difficult and expensive for the Post-Merger Public Company to obtain directors’ and officers’ liability insurance. As a result, it may be more difficult for the Post-Merger Public Company to attract and retain qualified individuals to serve on the Post-Merger Public Company’s board of directors or as executive officers of the Post-Merger Public Company, which may adversely affect investor confidence in the Post-Merger Public Company and could cause the Post-Merger Public Company’s business or stock price to suffer.
The Post-Merger Public Company’s certificate of incorporation and bylaws to be adopted, Delaware law and/or its agreements with certain stockholders may impede the ability of its stockholders to make changes to its board of directors or impede a takeover.
Certain provisions of the Post-Merger Public Company’s certificate of incorporation and bylaws to be adopted following consummation of the Merger, as well as provisions of the Delaware General Corporation Law, or the DGCL, following the Reincorporation, could make it difficult for stockholders to change the composition of the board of directors or discourage, delay, or prevent a merger, consolidation, or acquisitions that stockholders may otherwise consider favorable. These provisions include the authorization of the issuance of “blank check” preferred stock that could be issued by the board of directors, limitations on the ability of stockholders to call special meetings, and advance notice requirements for nomination for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings. Following the Reincorporation, MedAvail also will be subject to the provisions of Section 203 of the DGCL, which will prohibit the Post-Merger Public Company, except under specified circumstances, from engaging in any mergers, significant sales of stock or assets, or business combinations with any stockholder or group of stockholders who own 15% or more of our common stock.
While these provisions will not make the Post-Merger Public Company immune from takeovers or changes in the composition of the board of directors, and are intended to protect the Post-Merger Public Company’s stockholders from, among other things, coercive or otherwise unfair tactics, these provisions could have the effect of making it difficult for stockholders to change the composition of the board of directors or discouraging, delaying, or preventing a merger, consolidation, or acquisitions that stockholders may otherwise consider favorable.
There are a number of additional business risks that could materially and adversely affect the Post-Merger Public Company’s businesses and financial results.
Many other factors could materially and adversely affect the Post-Merger Public Company’s businesses and financial results, including:
•its ability to establish effective advertising, marketing and promotional programs;
•inflation, new or increased taxes, changes in market conditions or otherwise;
•natural disasters, civil unrest, severe weather conditions, terrorist activities, global political and economic developments, war, health epidemics or pandemics or the prospect of these events;
•liabilities or expense relating to the protection of the environment, related health and safety matters, environmental remediation or compliance with environmental laws and regulations, including those governing exposure to, and the management and disposal of, hazardous substances;
•the long-term effects of climate change on general economic conditions and the pharmacy industry in particular, along with changes in the supply, demand or available sources of energy and the regulatory and other costs associated with energy production and delivery;
•adverse publicity and potential losses, liabilities and reputational harm stemming from any public incident, whether occurring online, in social media, in our stores or other company facilities, or elsewhere, involving our company, our personnel or our brands, including any such public incident involving its customers, products, services, stores or other property, or those of any of its vendors or other parties with which MedAvail does business;
•negative publicity, even if unwarranted, related to safety or quality, human and workplace rights, or other issues damaging its brand image and corporate reputation, or that of any of its vendors or strategic allies; and
•technological innovation that changes delivery of healthcare resulting new modes of medication distribution.
MedAvail and MYOS do not anticipate that the Post-Merger Public Company will pay any cash dividends in the foreseeable future.
The current expectation is that the Post-Merger Public Company will retain its future earnings, if any, to fund the development and growth of the Post-Merger Public Company’s business. As a result, capital appreciation, if any, of the common stock of the Post-Merger Public Company is expected to be its stockholders’ sole source of gain, if any, for the foreseeable future.
An active trading market for the Post-Merger Public Company’s common stock may not develop and its stockholders may not be able to resell their shares of common stock for a profit, if at all.
Prior to the Merger, there had been no public market for MedAvail’s common stock. An active trading market for the Post-Merger Public Company’s shares of common stock may never develop or be sustained. If an active market for its common stock does not develop or is not sustained, it may be difficult for its stockholders to sell their shares at an attractive price or at all.
Future sales of shares by existing stockholders could cause the Post-Merger Public Company’s stock price to decline.
If existing equity holders of MedAvail and MYOS sell, or indicate an intention to sell, substantial amounts of the Post-Merger Public Company’s common stock in the public market after legal restrictions on resale discussed in this proxy statement/prospectus/information statement lapse, the trading price of the common stock of the Post-Merger Public Company could decline. Neither MedAvail nor MYOS is able to predict the effect that sales may have on the prevailing market price of the Post-Merger Public Company’s common stock.
If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about the Post-Merger Public Company, its business or its market, its stock price and trading volume could decline.
The trading market for the Post-Merger Public Company’s common stock will be influenced by the research and reports that equity research analysts publish about it and its business. Equity research analysts may elect not to provide research coverage of the Post-Merger Public Company’s common stock after the completion of the Merger, and such lack of research coverage may adversely affect the market price of its common stock. In the event it does have equity research analyst coverage, the Post-Merger Public Company will not have any control over the analysts, or the content and opinions included in their reports. The price of the Post-Merger Public Company’s common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of the Post-Merger Public Company or fails to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause its stock price or trading volume to decline.
The Post-Merger Public Company will have broad discretion in the use of proceeds from the Private Placement and may invest or spend the proceeds in ways with which its stockholders do not agree and in ways that may not increase the value of their investments.
The Post-Merger Public Company will have broad discretion over the use of proceeds from the Private Placement. Its stockholders may not agree with the Post-Merger Public Company’s decisions, and its use of the proceeds may not yield any return on its stockholders’ investments. The Post-Merger Public Company’s failure to apply the net proceeds of the Private Placement effectively could compromise its ability to pursue its growth strategy and the Post-Merger Public Company might not be able to yield a significant return, if any, on its investment of these net proceeds. The Post-Merger Public Company’s stockholders will not have the opportunity to influence its decisions on how to use the net proceeds from the Private Placement.
If the Post-Merger Public Company fails to maintain proper and effective internal controls, its ability to produce accurate financial statements on a timely basis could be impaired.
The Post-Merger Public Company will be subject to the reporting requirements of the Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act and the rules and regulations of Nasdaq and the SEC. The Sarbanes-Oxley Act requires, among other things, that the Post-Merger Public Company maintain effective disclosure controls and procedures and internal control over financial reporting. The Post-Merger Public Company must perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting in its Annual Report on Form 10-K filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. As a private company, MedAvail has never been required to test its internal controls within a specified period or for an extended period of time. This will require that the Post-Merger Public Company incur substantial professional fees and internal costs to expand its accounting and finance functions and that it expends significant management efforts. The Post-Merger Public Company may experience difficulty in meeting these reporting requirements in a timely manner.
The Post-Merger Public Company may discover weaknesses in its system of internal financial and accounting controls and procedures that could result in a material misstatement of its financial statements. The Post-Merger Public Company’s internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.
If the Post-Merger Public Company is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, or if it is unable to maintain proper and effective internal controls, the Post-Merger Public Company may not be able to produce timely and accurate financial statements. If that were to happen, the market price of its common stock could decline and it could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.
If the Post-Merger Public Company fails to attract and retain management and other key personnel, it may be unable to continue to successfully develop or commercialize its products or otherwise implement its business plan.
The Post-Merger Public Company’s ability to compete in the highly competitive healthcare industry depends on its ability to attract and retain highly qualified managerial, pharmacy technology, legal, sales and marketing and other personnel. The Post-Merger Public Company will be highly dependent on its management and pharmacy personnel. The loss of the services of any of these individuals could impede, delay or prevent the successful development of the Post-Merger Public Company’s product pipeline or acquisition of new assets and could impact negatively its ability to implement successfully its business plan. If the Post-Merger Public Company loses the services of any of these individuals, it might not be able to find suitable replacements on a timely basis or at all, and its business could be harmed as a result. The Post-Merger Public Company might not be able to attract or retain qualified management and other key personnel in the future due to the intense competition for qualified personnel among telehealth, biotechnology, pharmaceutical and other businesses competing for talent.
The Post-Merger Public Company is expected to take advantage of reduced disclosure and governance requirements applicable to smaller reporting companies, which could result in its common stock being less attractive to investors.
Following the Merger, the Post-Merger Public Company is expected to have a public float of less than $250 million and therefore will qualify as a smaller reporting company under the rules of the SEC. As a smaller reporting company, the Post-Merger Public Company will be able to take advantage of reduced disclosure requirements, such as simplified executive compensation disclosures and reduced financial statement disclosure requirements in its SEC filings. Decreased disclosures in the Post-Merger Public Company’s SEC filings due to its status as a smaller reporting company may make it harder for investors to analyze its results of operations and financial prospects. MedAvail and MYOS cannot predict if investors will find the Post-Merger Public Company’s common stock less attractive if it relies on these exemptions. If some investors find its common stock less attractive as a result, there may be a less active trading market for its common stock and its stock price may be more volatile. The Post-Merger Public Company may take advantage of the reporting exemptions applicable to a smaller reporting company until it is no longer a smaller reporting company, which status would end once it has a public float greater than $250 million. In that event, the Post-Merger Public Company could still be a smaller reporting company if its annual revenues were below $100 million and it has a public float of less than $700 million.
COVID-19 and Pandemic Related Risk Factors
COVID-19 has and may continue to delay the company’s deployment of MedCenters into third-party owned medicare-focused healthcare clinics. COVID-19 can limit the company’s access to the clinics where the SpotRx pharmacy is deployed and significantly impair its ability to acquire new customers. In addition, COVID-19has impacted and will continue to impact the company’s revenue growth. The impact of COVID-19 includes, but is not limited to, the following:
•Fewer patients see their physicians and seek medical attention at clinics;
•Some clinics have been closed and staffing at other clinics has been reduced affecting their ability to service their customers;
•The company is dependent on its supply chain for purchasing medication. If demands spikes for certain medications it can impact its ability to acquire and resell the medication to serve its customers;
•The company is dependent on its contract manufactures who assemble its MedCenter technology. Any disruption of their supply capability due to COVID-19 would impact its ability to deploy new sites as well as sell its solution to other new clients;

•The company outsources the majority of its hardware maintenance to third parties who repair MedCenters with technical issues as well as install new MedCenters as required. Any disruption to their ability to supply services to the company will impact both currently operating MedCenters as well as slow down deployment of new sites; and
•The focus of the healthcare system is on treating COVID-19 and as a result resources are concentrated there as opposed to on other matter.
The existence and persistence of COVID-19 and other pandemics will negatively impact the company’s revenue and growth and may adversely affect its results of operations in the future.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus/information statement and the documents incorporated by reference into this proxy statement/prospectus/information statement contain forward-looking statements. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as MYOS and MedAvail cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “intends,” “plans,” “pro forma,” “goal,” “strategy,” “future,” “likely,” “potential,” “possible,” “estimates,” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include, but are not limited to statements about:
•the expected benefits of and potential value created by the Merger for the equity holders of MYOS and MedAvail;
•any statements of the plans, strategies and objectives of management for future operations, including the execution and timing of integration plans;
•the likelihood of the satisfaction of certain conditions to the completion of the Merger and whether and when the Merger will be consummated;
•statements of the plans, strategies and objectives of management with respect to the approval and closing of the Merger, and the ability of MYOS and MedAvail to solicit a sufficient number of proxies or written consents, as applicable, to approve matters related to the consummation of the Merger;
•any statements concerning proposed new products, services or developments;
•any statements regarding future economic conditions or performance; and
•any statements of belief and any statement of assumptions underlying any of the foregoing.
For a discussion of the factors that may cause MYOS, MedAvail or the Post-Merger Public Company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of MYOS and MedAvail to complete the Merger and the effect of the Merger on the business of MYOS, MedAvail and the Post-Merger Public Company, see “Risk Factors” beginning on page 38.
Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by MYOS. See “Where You Can Find More Information” beginning on page 268.
If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of MYOS, MedAvail or the Post-Merger Public Company could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement/prospectus/information statement are current only as of the date on which the statements were made. MYOS and MedAvail do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING OF MYOS SHAREHOLDERS
Date, Time and Place
The MYOS Special Meeting will be held virtually on [●], commencing at [●], Eastern Time, unless postponed or adjourned to a later date. The special meeting will be “virtual,” meaning that you can participate in the MYOS Special Meeting online at www.virtualshareholdermeeting.com/MYOS2020 at the appointed time and date by [●]. MYOS shareholders are encouraged to access the MYOS Special Meeting before the start time. Please allow ample time for online check-in. MYOS shareholders will not be able to attend the MYOS Special Meeting in person. MYOS is sending this proxy statement/prospectus/information statement to its shareholders in connection with the solicitation of proxies by the MYOS Board for use at the MYOS Special Meeting and any adjournments or postponements of the MYOS Special Meeting. This proxy statement/prospectus/information statement is first being furnished to shareholders of MYOS on or about [●].
Purposes of the MYOS Special Meeting
The purposes of the MYOS Special Meeting are:
1.To consider and vote upon the Merger Proposal to approve the Merger and, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of MYOS Common Stock to MedAvail equity holders in connection with the Merger, pursuant to the Merger Agreement, a copy of which is attached as Annex A to the accompanying proxy statement/prospectus/information statement;
2.To consider and vote upon the Reverse Stock Split Proposal to approve the amendment of the amended and restated articles of incorporation of MYOS to effect the Reverse Stock Split, including the increase in the number of shares of MYOS Common Stock authorized under its amended and restated articles of incorporation, to be implemented prior to the consummation of the Merger as discussed in this proxy statement/prospectus/information statement;
3.To consider and vote upon the Spin Out Proposal to approve the Spin Out Transaction and to issue a pro rata dividend of all the outstanding shares of common stock of Spin Out Sub to the existing MYOS shareholders as of the Record Date;
4.To consider and vote upon the Reincorporation Proposal to approve the Reincorporation, and in connection therewith, replacing the MYOS articles of incorporation and the MYOS bylaws and changing the name of the company from “MYOS RENS Technology Inc.” to “MedAvail Holdings, Inc.”;
5.To consider and vote upon the Equity Incentive Plan Proposal to approve the MedAvail Holdings, Inc. 2020 Equity Incentive Plan;
6.To consider and vote upon the Employee Stock Purchase Plan Proposal to approve the MedAvail Holdings, Inc. 2020 Employee Stock Purchase Plan;
7.To consider and vote upon the Adjournment Proposal for the adjournment of the MYOS Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of MYOS Proposal Nos. 1-6.
Recommendation of the MYOS Board
The MYOS Board has determined and believes that the Merger and the issuance of shares of MYOS Common Stock pursuant to the Merger and the other proposals are in the best interests of, MYOS and its shareholders and has approved such items. The MYOS Board recommends that MYOS shareholders vote “FOR” MYOS Proposals Nos. 1-6.

Record Date and Voting Power
Only holders of record of MYOS Common Stock at the close of business on the Record Date, [●], 2020, are entitled to notice of, and to vote at, the MYOS Special Meeting. At the close of business on the Record Date, [●] shares of MYOS Common Stock were issued and outstanding. Each share of MYOS Common Stock entitles the holder thereof to one vote on each matter submitted for shareholder approval. See the section entitled “Principal Shareholders of MYOS” in this proxy statement/prospectus/information statement for information regarding persons known to the management of MYOS to be the beneficial owners of more than 5% of the outstanding shares of MYOS Common Stock.
Voting and Revocation of Proxies
The proxy accompanying this proxy statement/prospectus/information statement is solicited on behalf of the MYOS Board for use at the MYOS Special Meeting.
If you are a shareholder of record of MYOS as of the Record Date referred to above, you may vote virtually at the MYOS Special Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to virtually attend the MYOS Special Meeting, MYOS urges you to vote by proxy to ensure your vote is counted. You may still attend the MYOS Special Meeting and vote in person if you have already voted by proxy. As a shareholder of record, you have the right:
•to vote virtually online at the MYOS Special Meeting, please visit at www.virtualshareholdermeeting.com/MYOS2020 at the appointed time and date and you will be able to vote by ballot. To ensure that your shares of MYOS capital stock are voted at the MYOS Special Meeting, the MYOS recommends that you submit a proxy even if you plan to virtually attend the MYOS Special Meeting. MYOS shareholders will not be able to attend the MYOS Special Meeting in person;
•to vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to MYOS before the MYOS Special Meeting, MYOS will vote your shares as you direct; or
•to vote on the Internet, go to the website on the proxy card or voting instruction form to complete an electronic proxy card. You will be asked to provide the company number and unique control number from the enclosed proxy card. Your vote must be received by [●], 2020, Pacific Time to be counted.
If your MYOS shares are held by your broker as your nominee, that is, in “street name,” the enclosed voting instruction card is sent by the institution that holds your shares. Please follow the instructions included on that proxy card regarding how to instruct your broker to vote your MYOS shares. If you do not give instructions to your broker, your broker can vote your MYOS shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of The Nasdaq Capital Market on which your broker may vote shares held in “street name” in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the MYOS shares will be treated as broker non-votes. It is anticipated that each of MYOS Proposals No. 1-6 will be a non-discretionary item.
All properly executed proxies that are not revoked will be voted at the MYOS Special Meeting and at any adjournments or postponements of the MYOS Special Meeting in accordance with the instructions contained in the proxy. If a holder of MYOS Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” MYOS Proposals No. 1-6; to adjourn the MYOS Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of MYOS Proposals Nos.1-6 in accordance with the recommendation of the MYOS Board.
MYOS shareholders of record, other than those MYOS shareholders who have executed support agreements, may change their vote at any time before their proxy is voted at the MYOS Special Meeting in one of three ways. First, a shareholder of record of MYOS can send a written notice to the Secretary of MYOS stating that the shareholder would like to revoke its proxy. Second, a shareholder of record of MYOS can submit new proxy instructions either on a new proxy card or via the Internet or telephone. Third, a shareholder of record of MYOS can attend the MYOS Special Meeting virtually and vote online. Online attendance alone at the virtual meeting will not revoke a proxy. If a MYOS shareholder of record or a shareholder who owns MYOS shares in “street name” has instructed a broker to vote its shares of MYOS Common Stock, the shareholder must follow directions received from its broker to change those instructions.
Required Vote
The presence, in person or represented by proxy, at the MYOS Special Meeting of the holders of a majority of the shares of MYOS Common Stock outstanding and entitled to vote at the MYOS Special Meeting is necessary to constitute a quorum at the MYOS Special Meeting. Abstentions and broker non-votes will be counted towards a quorum. Approval of MYOS Proposals Nos. 1-7 requires the affirmative vote of holders of a majority of the MYOS Common Stock having voting power outstanding on the Record Date for the MYOS Special Meeting. The Merger cannot be consummated without the approval of Proposal No. 1. In addition, the parties may not be obligated to consummate the Merger without the approval of Proposal No. 2-6.
Votes will be counted by the inspector of election appointed for the MYOS Special Meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “AGAINST” votes. Broker non-votes will have the same effect as “AGAINST” votes for MYOS Proposal Nos. 1-6.
As of [●], the directors and executive officers of MYOS owned less than [●] percent of the outstanding shares of MYOS Common Stock entitled to vote at the MYOS Special Meeting. The directors and executive officers of MYOS owning these shares are subject to voting agreements. Each shareholder that entered into a voting agreement has agreed to vote all shares of MYOS Common Stock owned such shareholder as of the Record Date in favor of the Merger and the issuance of MYOS Common Stock in the Merger pursuant to the Merger Agreement, the adoption of the Merger Agreement if submitted for adoption, the approval of any proposal to adjourn or postpone the MYOS Special Meeting to a later date, if there are not sufficient votes for the Merger and the issuance of MYOS Common Stock in the Merger pursuant to the Merger Agreement on the date on which such meeting is held, and any other matter necessary to consummate the transactions contemplated by the Merger Agreement that are considered and voted upon by MYOS’s shareholders and against any acquisition proposal. As of [●], MYOS is not aware of any affiliate of MedAvail owning any shares of MYOS Common Stock entitled to vote at the MYOS Special Meeting.
Solicitation of Proxies
In addition to solicitation by mail, the directors, officers, employees and agents of MYOS may solicit proxies from MYOS shareholders by personal interview, telephone, telegram or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of MYOS Common Stock for the forwarding of solicitation materials to the beneficial owners of MYOS Common Stock. MYOS will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.
Other Matters
As of the date of this proxy statement/prospectus/information statement, the MYOS Board does not know of any business to be presented at the MYOS Special Meeting other than as set forth in the notice accompanying this proxy statement/prospectus/information statement. If any other matters should properly come before the MYOS Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE MERGER
This section and the section entitled “The Merger Agreement” in this proxy statement/prospectus/information statement describe the material aspects of the Merger, including the Merger Agreement. While MYOS and MedAvail believe that this description covers the material terms of the Merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus/information statement for a more complete understanding of the Merger and the Merger Agreement, including the Merger Agreement, and the other documents to which you are referred herein. See the section entitled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.
Background of the Merger
For several years, MYOS has contemplated ways to reduce the financial burdens and use of resources required of a public company with shares traded on a national stock exchange, including by consummating transactions that would result in MYOS becoming a private, rather than public, corporation. MYOS has believed, and continues to believe, that transitioning to a private corporation will permit MYOS to focus its resources on the continued expansion of its client base and product line without the significant cost of being a public company.
On April 17, 2020, during a conference call between representatives of H.C. Wainwright & Co., LLC, MYOS’s financial advisor (“HCW”) and Joe Mannello, MYOS’s President and Chief Executive Officer, HCW informed Mr. Mannello about a private company that was considering several go-public scenarios, including an initial public offering and a reverse merger with a public company. HCW suggested to Mr. Mannello that MYOS consider a reverse merger with this private company. The private company referenced by HCW during this call was MedAvail.
On April 19, 2020, HCW sent an email introducing Mr. Mannello to Dr. Frank Litvack, then a member of MedAvail’s board of directors (the “MedAvail Board”) and also a member of the committee of the MedAvail Board established to pursue various paths to finance MedAvail (the “MedAvail Finance Committee”), regarding a potential reverse merger transaction between MYOS and MedAvail.
On April 20, 2020, an introductory call was held among representatives of HCW, Mr. Mannello, and Dr. Litvack. During this call, the parties discussed in general terms the outlines of a potential transaction between MYOS and MedAvail and the execution of a non-disclosure Agreement to enable MYOS and MedAvail to exchange information about their respective businesses. Ryan Ferguson, MedAvail’s Chief Financial Officer, and Gerard van Hamel Platerink, a member of the MedAvail Board and the MedAvail Finance Committee, then contacted Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”) to discuss the proposed reverse merger transaction with MYOS as well as a variety of financing alternatives.
On April 21, 2020, MYOS and MedAvail entered into a mutual non-disclosure agreement.
On April 22, 2020, Ed, Kilroy, MedAvail’s Chief Executive Officer, and Mr. Ferguson contacted WSGR to further discuss and evaluate the proposed reverse merger transaction and other potential sources of financing through a merger with a special purpose acquisition company, or SPAC, a conventional initial public offering and a reverse merger with a public shell company combined with a private investment in a public company, or PIPE financing. It was noted by Mr. Kilroy and Mr. Ferguson that in earlier discussions MedAvail had with a couple of SPACs, the conclusion was that the fees associated with the process were significant and the equity dilution substantial.
On April 23, 2020, MedAvail provided a company presentation to a financial sponsor in order to explore merging MedAvail into a public shell company unrelated to MYOS.
On April 23, 2020, representatives of HCW and Mr. Mannello participated in a phone call with Dr. Litvack, Mr. Kilroy, and Mr. Ferguson. During the call, the parties discussed the outlines of a potential transaction between MYOS and MedAvail, including the economic terms and other deal considerations. Mr. Kilroy, Mr. Ferguson, and members of the MedAvail Finance Committee then held a call to review findings on various financing paths. They determined that the reverse merger would result in the best path forward and prepared to recommend this path to the MedAvail Board.

On April 24, 2020, HCW and MYOS prepared a draft Term Sheet for a potential transaction between MYOS and MedAvail based upon the terms discussed during the previous day’s telephone call with representatives of MedAvail. The MedAvail Board convened to discuss MedAvail’s financing strategies and alternatives. Mr. Kilroy, Mr. Ferguson and members of the MedAvail Finance Committee recommended to the MedAvail Board that MedAvail pursue a term sheet for the reverse merger transaction with MYOS.
On April 25, 2020, HCW sent the draft Term Sheet to MedAvail.
On April 25, 2020, the financial sponsor also presented a term sheet for a merger of MedAvail into a public shell company as an alternative to the Merger with MYOS. From April 25, 2020 to April 29, 2020, the financial sponsor and MedAvail negotiated the alternative term sheet.
On April 26, 2020, MedAvail sent the Term Sheet to WSGR for review and discussion.
On April 27, 2020, Mr. Kilroy, Mr. Ferguson and members of the MedAvail Finance Committee conferred with WSGR to discuss the term sheet from MYOS. Thereafter, WSGR sent a revised draft of the Term Sheet to MedAvail for review.
On April 28, 2020, Dr. Litvack sent the revised Term Sheet to HCW and MYOS. Mr. Kilroy and WSGR held a conversation with the financial sponsor to further discuss the option of merging MedAvail into a public shell company followed by a PIPE.
On April 29, 2020, a meeting of the board of directors of MYOS (the “MYOS Board”) was held by teleconference. All directors except Ren Ren were present, constituting a majority of the members of the MYOS Board and a quorum of the MYOS Board for purposes of the meeting. Also in attendance were attorneys from Ellenoff Grossman and Schole LLP, MYOS’s corporate counsel (“EGS”). During the meeting, the MYOS Board approved MYOS entering into the Term Sheet and approved the creation of a special committee of the MYOS Board (the “MYOS Transaction Committee”) to oversee due diligence for the proposed transaction with MedAvail.
On April 30, 2020, HCW sent an executed copy of the Term Sheet to MedAvail and members of the MedAvail Finance Committee. MedAvail sent a copy of the executed Term Sheet to WSGR for further review. The MedAvail Finance Committee held a conference call with Mr. Kilroy, Mr. Ferguson and WSGR, to discuss the Term Sheet and also evaluate the proposed transaction with MYOS as well as the other financing alternatives under consideration. The MedAvail Finance Committee also discussed the need to engage investment bankers as financial advisors for the Merger and a financing.
On May 1, 2020, Mr. Kilroy discussed matters relating to the Merger with the MedAvail Finance Committee and requested a meeting for the MedAvail Board to discuss the Term Sheet and the proposed transaction with MYOS.
On May 4, 2020, the MedAvail Board held a meeting with Mr. Ferguson, David Rawlins, MedAvail’s Chief Commercial Officer, and WSGR, to, among other matters, review the Term Sheet and the engagement of investment bankers to assist MedAvail with financing. Members of the MedAvail Finance Committee recommended that MedAvail pursue the reverse merger transaction with MYOS. The MedAvail Board approved MedAvail’s execution of the Term Sheet subject to further negotiation by the management team and the MedAvail Finance Committee with respect to certain terms as discussed at the MedAvail Board meeting. Afterwards, MedAvail management, members of the MedAvail Finance Committee and WSGR discussed additional revisions to the Term Sheet.
On May 5, 2020, MedAvail sent revised Term Sheet to HCW and MYOS. The MedAvail Finance Committee determined that the alternative of merging with a public shell company presented more financing and execution risk than the Merger with MYOS.
On May 5, 2020, the MYOS Board held a telephonic meeting, during which Mr. Mannello updated the MYOS Board on the status of the negotiations and status of the Term Sheet with MedAvail. All directors except Ren Ren were present, constituting a majority of the members of the MYOS Board and a quorum of the MYOS Board for purposes of the meeting. Also in attendance were attorneys from EGS.

On May 6, 2020, MYOS and MedAvail executed the Term Sheet thereby triggering the start of an exclusivity period as set forth in the Term Sheet.
On May 7, 2020, the MedAvail Finance Committee held a conference call with MedAvail management and WSGR to discuss the MYOS transaction, the commercial terms and next steps. The MedAvail Finance Committee also instructed management to contact bankers and select one to act as the financial advisor for MedAvail and to assist with MedAvail’s fundraising efforts.
On May 9, 2020, MedAvail initiated contact with several bankers, including Cowen and Company, LLC (“Cowen”), regarding the proposed reverse merger transaction with MYOS and began negotiations on the terms of Cowen’s services.
On May 13, 2020, HCW introduced Hiller, P.C. (“Hiller”) to WSGR as the respective counsels involved in the transaction.
On May 14, 2020, the MedAvail Finance Committee, along with members of MedAvail Management, held a call to select a banker and recommended Cowen to the MedAvail Board.
Between May 16, 2020 and May 18, 2020, MYOS and its representatives and advisors were granted access to MedAvail’s virtual data room in order to allow them to begin conducting due diligence.
On May 17, 2020 Cowen sent MedAvail its engagement letter which the parties negotiated until May 21, 2020.
From and after approximately May 18, 2020 to the date the Merger Agreement was executed, the parties conducted their confirmatory legal, financial and technical due diligence on each other.
On May 18, 2020, a working group call was held with representatives of MedAvail, MedAvail’s attorneys from WSGR, representatives of MYOS, representatives of HCW, and MYOS’s attorneys from Hiller (collectively, the “Matrix Working Group”). The parties to the call discussed, among other things, drafting the Merger Agreement and other transaction documents, deal structure, filings with the Securities and Exchange Commission (“SEC”), procedures for advancing the transaction, and other deal-related matters. WSGR emailed Hiller an initial due diligence request list.
On May 19, 2020, MYOS granted MedAvail and MedAvail’s representatives and advisors access to MYOS’s virtual data room. In addition, the MedAvail Finance Committee held a call to discuss the terms of Cowen’s engagement letter with MedAvail.
On May 21, 2020, the Term Sheet’s exclusivity period was extended until June 19, 2020 by letter agreement between MYOS and MedAvail. Also on May 21, 2020, Mr. Kilroy emailed the final engagement letter with Cowen to the MedAvail Finance Committee and MedAvail Board. Later that day, Mr. Kilroy entered into the engagement letter with Cowen to act as MedAvail’s financial advisor for the Merger and to assist with fundraising efforts.
On May 26, 2020, the Matrix Working Group had a conference call to discuss the status of the Merger Agreement.
On May 27, 2020, MYOS, its attorneys from Hiller and representatives of HCW had a conference call with representatives of the accounting firm Marcum LLP to discuss tax issues related to the Merger and related transactions, including the Spin Out Proposal.
On May 29, 2020, MYOS received an initial draft of the Merger Agreement from MedAvail’s attorneys, WSGR.
On June 1, 2020, MYOS, its attorneys from Hiller and representatives of HCW had a conference call with attorneys from Lowenstein Sandler LLP (“Lowenstein”) regarding certain tax issues related to the Merger and related transactions, including the Spin Out Proposal, and discussed retaining Lowenstein to advise MYOS on the tax aspects of the Merger and Spin Out Proposal.

On June 2, 2020, representatives of HCW and MedAvail had a conference call to review MedAvail’s bridge financing.
On June 4, 2020, MYOS, its attorneys from Hiller and representatives of HCW had a conference call with Lowenstein during which Lowenstein provided an update on certain tax issues being reviewed by Lowenstein. The MedAvail Board met to discuss the Merger Agreement and related agreements and issues related thereto.
On June 5, 2020, MYOS, its attorneys from Hiller and representatives of HCW held a video conference to discuss the draft Merger Agreement provided by MedAvail.
On June 6, 2020, Hiller provided comments in a revised Merger Agreement to WSGR.
From and after June 6, 2020 to June 29, 2020, MYOS and MedAvail, with and through their respective representatives and advisors, negotiated the terms of the Merger Agreement, Promissory Note, Voting Agreements, and other deal-related agreements and documents, including the Assignment and Assumption Agreement and other documents related to the Spin Out Proposal.
On June 8, 2020, MYOS received Lowenstein’s analysis of tax issues related to the Merger and the Spin Out Proposal.
On June 9, 2020, MYOS, its attorneys from Hiller and representatives of HCW had a conference call with Lowenstein to discuss Lowenstein’s tax analysis.
In addition, on June 9, 2020, the Matrix Working Group held a conference call to discuss Hiller’s comments to the draft Merger Agreement.
On June 10, 2020, representatives from Lowenstein had a conference call with MedAvail’s tax attorneys from WSGR to discuss tax matters with respect to the Merger and the Spin Out Proposal.
In addition, on June 10, 2020, representatives of HCW had a conference call with representatives of MedAvail to discuss certain deal terms in connection with the Merger.
On June 15, 2020, MYOS, its attorneys from Hiller, representatives of HCW, and James Forte, MYOS’s litigation counsel from Saiber LLC, had telephone conference regarding then-pending litigation between MYOS and its board member, Ren Ren, and Ren Ren’s company, RENS Technology Inc. (together, “RENS”) (the “RENS Litigation”). The Matrix Working Group also discussed and negotiated the Merger Agreement and related documents.
In addition, on June 15, 2020, MYOS, its attorneys from Hiller, representatives of HCW and Mr. Forte had a conference call with MedAvail and MedAvail’s attorneys from WSGR to discuss Mr. Ren’s status as a MYOS Board member and discussed resolving the RENS Litigation.
On June 17, 2020, MYOS’s tax counsel from Lowenstein had a conference call with MedAvail’s tax attorneys from WSGR and MedAvail’s tax advisor to discuss the structuring of the Merger and the Spin Out Proposal.
In addition, on June 17, 2020, WSGR and the MedAvail Finance Committee, consisting of directors Dr. Litvak, Mr. van Hamel Platerink and Robert Faulkner, met to discuss the Merger Agreement and then sent a revised Merger Agreement to Hiller.
On June 18, 2020, the Matrix Working Group held a conference call to discuss a checklist of outstanding items requiring completion before execution of the Merger Agreement. Following the conference call, the Term Sheet’s exclusivity period was extended by letter agreement until June 26, 2020 between MYOS and MedAvail.
In addition, on June 18, 2020, representatives of HCW had a conference call with MedAvail and representatives from Cowen, MedAvail’s investment banker, regarding indemnification issues in connection with the Merger.
On June 19, 2020, the Matrix Working Group held a conference call to discuss the latest draft of the Merger Agreement and Hiller sent a revised Merger Agreement to WSGR later in the day.

In addition, on June 19, 2020, the MYOS Board held a telephonic meeting, at which a majority of the members of the MYOS Board were present, constituting a quorum of the MYOS Board for purposes of the meeting. Also in attendance were attorneys from EGS. During the meeting, Mr. Mannello updated the MYOS Board on the status of the proposed transaction with MedAvail. In addition, members of the MYOS Transaction Committee overseeing due diligence discussed the status of their review and expressed their support for the proposed transaction.
Also, on June 19, 2020, representatives of HCW had a conference call with representatives of Cowen to discuss Lock-Up Agreements. After the call, there were a series of calls between Mr. Mannello and Mr. Kilroy to discuss the RENS Litigation and a potential settlement offer. In addition, Mr. Mannello and Mr. Kilroy agreed that cash portion of the consideration to be paid by MedAvail to MYOS upon consummation of the Merger would be reduced from $3,000,000 to $2,000,000, and the Promissory Note to be given to MYOS by MedAvail would be increased from $2,000,000 to $3,000,000, pending the execution of a final settlement agreement between RENS and MYOS resolving the RENS Litigation.
On June 23, 2020, MYOS’s tax counsel from Lowenstein held a conference call with MedAvail’s tax attorneys from WSGR, and MedAvail’s tax advisor to further discuss tax issues related to the Merger and the Spin Out Proposal.
On June 24, 2020, the Matrix Working Group had a conference call to discuss timing for finalizing the Merger Agreement and other transaction documents, and reviewed the list of open issues that needed to be completed. Also on June 24, 2020 the MedAvail Finance Committee met to discuss the status of the Merger Agreement and issues related thereto.
On June 25, 2020, MYOS’s attorneys from Hiller and MedAvail’s attorneys from WSGR held a conference call regarding the status of the Merger Agreement and other outstanding documents and agreements. Hiller sent a revised Merger Agreement to WSGR later in the day. WSGR returned a revised Merger Agreement to Hiller the same day.
On June 26, 2020, the Term Sheet’s exclusivity period was further extended by letter agreement between MYOS and MedAvail until June 29, 2020. In addition, the MedAvail Board met to discuss the near final version of the Merger Agreement and related documents on June 26, 2020.
On June 28, 2020, the MYOS Board held a special telephonic meeting to consider the Merger Agreement, the documents annexed as exhibits to the Merger Agreement, and the Merger and other contemplated transactions, including the Spin Out Proposal. All MYOS Board members, except for Mr. Ren, were in attendance. Also in attendance were MYOS’s attorneys from Hiller and Ellenoff Grossman & Schole LLP. All Board members in attendance approved the Merger Agreement, the exhibits to the Merger Agreement, and the Merger and the related transactions, including the Spin Out Proposal.
On June 29, 2020, the MedAvail Board unanimously approved the Merger Agreement and related documents by written consent. Throughout the day on June 29, 2020, MYOS’s attorneys from Hiller had numerous conversations with MedAvail’s attorneys from WSGR regarding the execution and exchange of documents and final open issues. Also on June 29, 2020, the full Matrix Working Group had a call to discuss investor communications and a press release following the execution of the Merger Agreement.
On June 29, 2020, members of the MYOS Board in their capacity as MYOS shareholders, except for Mr. Ren, entered into Voting Agreements by which they agreed to vote their MYOS shares in favor of the Merger when MYOS shareholders are asked to vote on the Merger.
On June 30, 2020, MYOS, MedAvail, and Matrix Merger Sub executed the Merger Agreement.
MYOS’s Reasons for the Contemplated Transactions and Recommendation of the MYOS Board of Directors
In the course of reaching its decision to approve the Merger, the Merger Agreement, the Spin Out Transaction and the transactions contemplated thereby, or the Contemplated Transactions, the MYOS Board consulted with its senior management, investment bankers and legal counsel, reviewed a significant amount of information, and made its determination after considering the following factors:
•The opportunity to reduce compliance costs and transition MYOS’s current operating business into a private company;
•MYOS’s historical performance and its business and financial prospects, as well as risks of continuing to operate as a public company as compared with moving all of its assets and liabilities into a private company and operating its business as a private company going forward;
•The perceived benefits of operating as a private company as compared with a publicly-traded company, including, but not limited to, the potential reduction in, among other things, (i) the costs associated with legal and regulatory compliance; (ii) expenses and burdens of financial and periodic reporting; (iii) regulatory scrutiny and oversight; (iv) the uncertainty of stock trading prices and volume; and (v) potential shareholder litigation;
•MYOS’s ability to maintain the listing of MYOS Common Stock on Nasdaq;
•The cash being paid by MedAvail to Spin Out Sub in connection with the Merger, to help fund MYOS’s continuing operations and business opportunities;
•The MYOS Board’s belief that it will be easier and more efficient for MYOS to raise future capital as a private company;
•The MYOS Board’s belief that the historical business of MYOS will have greater financial, sales, research and development, and marketing resources to improve and expand MYOS’s business following the Merger and Spin Out Transaction relative to the resources available to MYOS if it continued to operate as a public company;
•That MYOS’s current shareholders will receive the Spin Out Dividend and therefore continue their ownership interests in MYOS’s historical business through Spin Out Sub as a private company;
•The opportunity for MYOS’s current shareholders to participate in the value and growth of the Post-Merger Public Company through continued ownership of freely tradable shares of the Post-Merger Public Company’s common stock;
•The expectation that if MYOS recognizes a gain for U.S. federal income tax purposes on the distribution of the stock of Spin Out Sub, the gain will be offset by either current year losses of the Post-Merger Public Company or net operating loss carryforwards as a result of built in gains under Section 382 of the Code;
•The expectation that the distribution of the stock of Spin Out Sub will not be taxable as a dividend for U.S. federal income tax purposes and, as a result, MYOS’s current shareholders will be entitled to take into consideration the basis in their current MYOS Common Stock to limit or eliminate gain from such distribution;
•The likelihood that MedAvail could meet its conditions to closing the Merger, including raising at least $30.0 million in the Private Placement financing;
•The belief that the terms of the Merger Agreement, including MedAvail’s representations, warranties and covenants, and the conditions to their respective obligations, were reasonable for a transaction of this nature;
•MYOS’s right under the Merger Agreement to consider certain unsolicited competing proposals under certain circumstances should MYOS receive a superior proposal;
•The Voting Agreements delivered by stockholders of MedAvail in connection with execution of the Merger Agreement; and

•The likelihood that the Merger will be consummated on a timely basis.
The MYOS Board also considered the following uncertainties and risks in its deliberations concerning the Merger and Contemplated Transactions by the Merger Agreement:
•The possibility that the Merger might not be completed on a timely basis or at all, and the potential adverse effect of the public announcement of entering into the Merger Agreement on MYOS’s business and reputation;
•The ability of MYOS to obtain financing to continue operating as a public company if the Merger were not completed;
•The termination fee of $0.5 million payable by MYOS to MedAvail upon the termination of the Merger Agreement under certain circumstances;
•The possible volatility, at least in the short term, of the trading price of MYOS Common Stock resulting from the announcement of the Merger;
•The expenses to be incurred in connection with the Merger and Contemplated Transactions;
•The risk that MedAvail will be unable to raise $30.0 million, which is a necessary condition to consummation of the Merger;
•The risk that MYOS’s shareholders might not approve the Merger;
•The risk that the Internal Revenue Service will take a position on the tax treatment of the Merger and Contemplated Transactions to MYOS and MYOS’s shareholders that differs from the tax treatment expected by the MYOS Board;
•The risk that MedAvail will default on its $3.0 million Promissory Note to be delivered to Spin Out Sub upon closing of the Merger;
•The risk that a MYOS shareholder will institute litigation to block the Merger and the Contemplated Transactions;
•The risks associated with the effects of general competitive, economic, political, and market conditions, including challenges affecting the global economy resulting from the COVID-19 pandemic; and
•Various other risks associated with the Merger and Contemplated Transactions, including the risks described in the section titled “Risk Factors” in this proxy statement/prospectus/information statement.
The MYOS Board concluded that the potential uncertainties and risks associated with the proposed Merger and Contemplated Transactions were outweighed by the potential benefits of completing the Merger and Contemplated Transactions. Accordingly, the MYOS Board approved the Merger Agreement, the Merger and the Contemplated Transactions.
The foregoing discussion of the information and factors considered by the MYOS Board is not intended to be exhaustive, but includes the material positive and negative factors considered by the Board. The MYOS Board did not make any specific determination as to the relative importance of any particular factor or factors in coming to it decision to approve the Merger Agreement, the Merger, or the Contemplated Transactions, but based its determination on the totality of the information presented.
MedAvail Reasons for the Merger
In the course of reaching its decision to approve the Merger, the Merger Agreement and the transactions contemplated thereby and to recommend that the MedAvail stockholders approve the Merger, adopt the Merger Agreement and approve the other transactions contemplated by the Merger Agreement, the MedAvail Board consulted with MedAvail’s senior management, financial advisor and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others:
•the expectation that a merger with MYOS would be a more time- and cost-effective means to access capital than other options considered, including attempting its own initial public offering, merging with a SPAC or a public shell company, each of which MedAvail had considered pursuing;
•the potential to provide its current stockholders with greater liquidity by owning stock in a public company;
•the view that the Merger with MYOS would provide MedAvail stockholders with a greater potential opportunity to realize a return on their investment than any other alternative reasonably available to MedAvail and its stockholders including the strategic alternatives to the proposed merger with MYOS, remaining an independent standalone private company, conducting its own initial public offering, entering into a business combination transaction with another company or entering into a strategic partnership;
•that the shares of MYOS Common Stock issued to MedAvail stockholders will be registered pursuant to a Form S-4 registration statement by MYOS, of which this proxy statement/prospectus/information statement forms a part, and will become freely tradable (subject to the terms of applicable lock-up agreements) for MedAvail’s stockholders who are not affiliates of MedAvail;
•the Post-Merger Public Company’s ability to maintain its listing on The Nasdaq Capital Market;
•the ability to procure the additional financing (which would not be made available except in the context of MedAvail being a public-company and having MedAvail Common Stock listed on The Nasdaq Capital Market);
•MYOS has delivered voting agreements from its officers, all of its directors and certain of its affiliated stockholders, representing approximately 46% of MYOS outstanding capital stock, in which each such individual or entity has agreed to vote in favor of the Merger Agreement and the related transactions;
•the likelihood that the Merger will be consummated on a timely basis;
•the terms and conditions of the Merger Agreement including the following:
◦the determination that an exchange ratio that is fixed and not subject to adjustment based on trading prices is appropriate to reflect the expected relative percentage ownership of MYOS security holders and MedAvail security holders, in the judgment of the MedAvail Board;
◦the expectation that the MedAvail security holders will own approximately 96.5% of the Post-Merger Public Company, subject to adjustment as provided in the Merger Agreement;
◦the expectation that the Merger should be treated as a reorganization for U.S. federal income tax purposes, with the result that the MedAvail stockholders generally will not recognize taxable gain or loss for U.S. federal income tax purposes;
◦the view that the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances;
◦the limited number and nature of the conditions of the obligation of MYOS to consummate the Merger and the limited risk of non-satisfaction of such conditions;
◦the rights of MedAvail under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should MedAvail receive a superior proposal; and
◦the conclusion of the MedAvail Board that the potential termination fee of $0.75 million, or in some situations the reimbursement of certain transaction expenses incurred in connection with the Merger of up to $0.5 million, payable by MYOS to MedAvail and the circumstances when such fee may be payable, were reasonable.

MedAvail does not foresee any meaningful synergies with MYOS’s business or technology, and does not intend to continue MYOS’s business. Accordingly, MedAvail does not consider the opportunity to combine its operations with MYOS’s business as a reason for seeking the Merger.
The MedAvail Board also considered a number of uncertainties and risks in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following:
•the time, effort and substantial costs involved in connection with entering into the Merger Agreement and completing the Merger and the related disruptions to the operation of MedAvail’s business, including the risk of diverting management’s attention from other strategic priorities to the Merger and of becoming a public company, and the risk that the operations of MedAvail would be disrupted by employee concerns or departures or by changes to or termination of MedAvail’s relationships with its customers, suppliers, independent sales representatives and distributors following the public announcement of the Merger;
•the possibility that the Merger might not be completed in a timely manner or at all, and the potential adverse effect of the public announcement of the Merger on the reputation of MedAvail and the ability of MedAvail to obtain financing in the future in the event the Merger is not completed;
•the risk that, if the Merger is not consummated, MedAvail’s management would have devoted substantial time and resources to the combination at the expense of attending to and growing MedAvail’s business or pursuing other business opportunities or financing alternatives;
•the restrictions on the conduct of MedAvail’s business during the pendency of the Merger, which may delay or prevent MedAvail from undertaking potential business opportunities that may arise or may negatively affect MedAvail’s ability to attract, retain and motivate key personnel;
•the termination fee of $0.75 million payable by MedAvail to MYOS upon the occurrence of certain events, and the potential effect of such termination fee in deterring other potential acquirers from proposing an alternative transaction that may be more advantageous to MedAvail’s stockholders;
•the risk that MYOS stockholders may fail to approve the Merger;
•the fact that certain of MedAvail’s officers and directors may have interests in the Merger and the transactions contemplated thereby that are different from, or in addition to, those of MedAvail’s other stockholders (for additional information see “The Merger – Interests of MedAvail Directors and Executive Officers in the Merger” beginning on page 79 of this proxy statement/prospectus/information statement);
•the transaction expenses and operating expenses to be incurred in connection with the Merger;
•the additional public company expenses and obligations that MedAvail’s business will be subject to following the Merger that it has not previously been subject to;
•the possibility that the anticipated benefits of the Merger may not be realized or that they may be lower than expected;
•the trading price of the Post-Merger Public Company’s common stock may be subject to significant fluctuations and volatility;
•the potential adverse impact on the resale of additional shares of the Post-Merger Public Company’s capital stock into the stock market after the closing of the Merger, which could have the effect of putting downward pressure on the trading price of the Post-Merger Public Company’s common stock;
•the risks associated with the effects of the general economic, political and market conditions, including challenges affecting the global economy resulting from the COVID-19 pandemic; and
•various other risks associated with the Post-Merger Public Company and the Merger, including the risks described in the section entitled “Risk Factors” in this proxy statement/prospectus/information statement.

The MedAvail Board concluded that the potential uncertainties and risks associated with the proposed merger were outweighed by the potential benefits of completing the Merger. Accordingly, the MedAvail Board approved the Merger, the Merger Agreement, and the transactions contemplated thereby.
The foregoing information and factors considered by the MedAvail Board are not intended to be exhaustive but are believed to include all of the material factors considered by the MedAvail Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the MedAvail Board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the MedAvail Board may have given different weight to different factors. The MedAvail Board conducted an overall analysis of the factors described above, including discussions with, and questioning of, MedAvail’s management and MedAvail’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.
Consideration to be Paid in the Merger
At the Effective Time, each share of MedAvail capital stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to the Merger Agreement and excluding dissenting shares but including any shares of MedAvail capital stock issued pursuant to the Private Placement financing as per the Merger Agreement) will be automatically converted solely into the right to receive a number of shares of MYOS Common Stock equal to the Exchange Ratio (as described below).
No fractional shares of MYOS Common Stock will be issuable pursuant to the Merger to MedAvail stockholders. Instead, each MedAvail stockholder who would otherwise be entitled to receive a fraction of a share of MYOS Common Stock, after aggregating all fractional shares of MYOS Common Stock issuable to such stockholder, will be entitled to receive in cash the dollar amount, rounded down to the nearest whole cent, without interest, determined by multiplying such fraction by the average of the closing prices of a share of MYOS Common Stock as quoted on The Nasdaq Capital Market (or, if MYOS Common Stock is not listed on The Nasdaq Capital Market, the applicable over-the-counter-market) for the ten consecutive trading days ending with the second to last trading day immediately preceding the effective time of the Merger.
The Exchange Ratio is calculated using a formula intended to allocate to the existing MedAvail security holders 96.5% of the Post-Merger Public Company and the existing MYOS security holders 3.5% of the Post-Merger Public Company (each, on a fully diluted basis), subject to certain adjustments based on the proceeds raised by MedAvail in the anticipated Private Placement (or other pre-closing financing) and the implied post-money valuation of MedAvail following the Private Placement (or other pre-closing financing). For more information, see “The Merger Agreement —Exchange Ratio.”
There will be no adjustment to the total number of shares of MYOS Common Stock that MedAvail stockholders will be entitled to receive for changes in the market price of MYOS Common Stock. Accordingly, the market value of the shares of MYOS Common Stock issued pursuant to the Merger will depend on the market value of the shares of MYOS Common Stock at the time the Merger closes, and could vary significantly from the market value on the date of this proxy statement/prospectus/information statement.
Interests of the MYOS Directors and Executive Officers in the Merger
In considering the recommendation of the MYOS Board that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that MYOS’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of MYOS’s shareholders generally. The MYOS Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by MYOS’s shareholders.

Severance, Equity Vesting and Bonus Payments
Material Severance Terms Pertaining to Named Executive Officers
On August 24, 2017, MYOS entered into an employment agreement with Joseph Mannello to serve as MYOS’s permanent Chief Executive Officer, effective immediately. Pursuant to the terms of the agreement with Mr. Mannello, if Mr. Mannello’s employment is terminated by MYOS for cause or as a result of death or disability, or if Mr. Mannello terminates his employment without good reason, Mr. Mannello will be entitled to receive any accrued and unpaid base salary, any unreimbursed reasonable business expenses and employee benefits up to the date of termination, as well as retain any previously-vested stock option.
In the event Mr. Mannello’s employment is terminated by MYOS for any reason other than cause, death or disability, or if Mr. Mannello terminates his employment for good reason, he will be entitled to receive any accrued and unpaid base salary and employee benefits up to the date of termination as well as vested stock options. In addition, Mr. Mannello will be entitled to receive all applicable COBRA-related health insurance continuation rights to the extent provided for under applicable law or based on MYOS’s practice and an amount equal to 100% of the COBRA premiums for him and his family for twelve months following the date of termination.
In the event Mr. Mannello’s employment is terminated by MYOS without cause and in connection with, or as a result of, a change of control, or if Mr. Mannello terminates his employment for good reason following a change in control, he will also be entitled to retain his stock options, and the unvested portion of the stock option will vest as of the date of the consummation of the change in control.
Notwithstanding the foregoing, prior to the Effective Date, MYOS will either terminate or cause Spin Out Sub to assume, each of MYOS’s employee benefit plans, including its outstanding equity incentive plans. In addition, prior to the Effective Time, MYOS will terminate each outstanding option to purchase MYOS Common Stock. As a result, as of the Effective Time, the terms of any severance benefits to Mr. Mannello will not include options to purchase MYOS Common Stock.
Bonus Shares and Employee Shares
The MYOS Board has approved the grant and issuance of 180,000 shares of MYOS Common Stock to Mr. Mannello and 165,000 shares of MYOS Common Stock to certain MYOS employees prior to the consummation of the Merger and prior to the Record Date, which shares will be fully vested upon their issuance.
Potential Benefits upon Change in Control of MYOS
The following table summarizes the benefits for the MYOS named executive officers.

Officer		Employment Agreement
Joseph Mannello	Cash	None
	Benefits	All accrued employee benefits, all applicable COBRA-related health insurance continuation rights, and 100% of the COBRA premiums for twelve months following the date of termination.
	Equity	None
MYOS does not have any severance agreements with its management team that could be triggered by the Merger.
Defined Terms for Purposes of Executive Employment Agreement
Under the employment agreement with Mr. Mannello:
“Cause” generally means: (i) the gross and willful misconduct on the part of Mr. Mannello in connection with the performance of his duties and responsibilities; (ii) the breach by Mr. Mannello of any material provision of the agreement, which breach remains uncured for thirty (30) days after receipt of written notice of breach; (iii) commission by Mr. Mannello of fraud, embezzlement, misrepresentation or an act of dishonesty in connection with his duties; (iv) the commission of a felony or a misdemeanor involving more turpitude and materially adversely impacting the business or reputation of MYOS; (v) willful and repeated refusal or failure to follow specific, lawful and reasonable written directions of the MYOS Board, and the failure to remedy any such refusal within thirty (30) days of receipt of notice thereof; or (vi) the material violation by Mr. Mannello of any statutory or common law duty of loyalty to MYOS as determined in a final, non-appealable judgment by a court of competent jurisdiction.
“Good reason” generally means: (i) the breach by MYOS of any material provision of the Agreement, which breach remains uncured for thirty (30) days after receipt of written notice of breach; (ii) the relocation of employment outside the 50-mile radius from MYOS’s principal office; (iii) any material dilution in Mr. Mannello’s title, position, duties, responsibilities or compensation or benefits, without prior written consent; (iv) any material reduction or adverse change in director and officer insurance coverage or indemnification rights without prior written consent; or (v) upon a Change of Control, if there is: (A) any material diminution in Mr. Mannello’s title, position, duties or responsibilities, or (B) any material reduction in the compensation or benefits due the executive, except across-the-board salary reductions up to 10% similarly affecting all executives.
“Change of Control” generally means: (i) the sale, conveyance or disposition of all or substantially all of the stock or assets of MYOS, or (ii) a consolidation or merger of MYOS with or into any other corporation or corporations
Settlement Agreement with Ren Ren and RENS Technology Inc.
On July 13, 2020, MYOS entered into a settlement agreement, or Settlement Agreement, with RENS Technology Inc. (“RENS”), Ren Ren and Mr. Mannello to settle and dismiss all claims in connection with all pending litigation matters between the parties. In exchange, Mr. Ren agreed to resign as MYOS’s Global Chairman and as a member of MYOS’s Board. In addition, RENS and Mr. Ren agreed to: (i) vote all of their shares of MYOS Common Stock in favor of the Merger Agreement and transactions contemplated thereby; and (ii) waive and forfeit any right to receive any ownership interest in the Spin Out Sub.
Indemnification of the MYOS Officers and Directors
From and after the Effective Time, MYOS will fulfill and honor in all respects the obligations of MYOS which exist prior to the Effective Time to indemnify MYOS’s present and former directors and officers and their heirs, executors and assigns. After the Effective Time, any provisions relating to the indemnification and elimination of liability for monetary damages set forth in the articles of incorporation or bylaws of MYOS, as amended, will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were directors, officers, employees or agents of MYOS.
In addition, the Post-Merger Public Company will indemnify and hold harmless the current directors of MYOS in connection with the approval by the current MYOS Board of the MedAvail Holdings, Inc. 2020 Equity Incentive Plan and the MedAvail Holdings, Inc. 2020 Employee Stock Purchase Plan.
Effective as of the Effective Time, MYOS will maintain either a directors and officers liability insurance policy or an equivalent “tail” policy on MYOS’s existing directors for a period of six (6) years.
Interests of Certain MedAvail Directors, Executive Officers and Affiliates in the Merger
In considering the recommendation of the MedAvail Board with respect to adopting the Merger Agreement, MedAvail stockholders should be aware that certain members of the board of directors and executive officers of MedAvail have interests in the Merger that may be different from, or in addition to, interests they may have as MedAvail stockholders. The MedAvail Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend, that the MedAvail stockholders sign and return the written consent as contemplated by this proxy statement/prospectus/information statement.

Ownership Interests. None of MedAvail’s directors and executive officers currently hold shares of MedAvail’s capital stock. In addition, none of MedAvail’s directors will acquire additional shares of MedAvail’s capital stock prior to the closing of the Merger.
Stock Options. Certain of MedAvail’s directors and executive officers currently hold options, subject to vesting of MedAvail capital stock, which pursuant to the Merger Agreement will be converted into and become options to purchase shares of MYOS Common Stock. The table below sets forth certain information with respect to such options.

Option holder Name	Grant Date	Expiration Date	Exercise Price	Number of Shares of Common Stock Underlying Option as of June 30, 2020	Number of Vested Shares of Common Stock Underlying Option as of June 30, 2020
Ed Kilroy	September 1, 2018	September 1, 2028	$2.63 CAD	662,119	638,516
Ed Kilroy	April 24, 2020	April 24, 2030	$2.15 CAD	33,586	4,198
Ryan Ferguson	April 24, 2020	April 24, 2030	$2.15 CAD	197,841	28,854
Fraser Mackay	September 1, 2018	September 1, 2028	$2.63 CAD	89,808	53,391
Will Misloski	September 1, 2018	September 1, 2028	$2.63 CAD	149,680	77,958
David Rawlins	December 12, 2019	December 12, 2029	$2.15 CAD	178,250	44,562
David Rawlins	April 24, 2020	April 24, 2030	$2.15 CAD	58,975	7,371
Neil Prezioso	December 12, 2019	December 12, 2029	$2.15 CAD	142,600	26,737
Management Following the Merger.
The Merger Agreement provides that MYOS will take all necessary action so that immediately after the Effective Time, the MYOS Board is comprised of the members designated by MedAvail prior to the mailing of this proxy statement/prospectus/information statement. It is anticipated that the MYOS Board will include the following MedAvail appointees: Ed Kilroy, Rob Faulkner, Gerald Gradwell, Gerard van Hamel Platerink, Helen Ciesielski, Michael Kramer and Glen Stettin. Effective as of the Effective Time, MedAvail will direct the MYOS Board to appoint each of the following as officers of MYOS:

Name	Title
Ed Kilroy	President and Chief Executive Officer
Ryan Ferguson	Chief Financial Officer
Fraser Mackay	Chief Information Officer
Will Misloski	Chief Marketing Officer
David Rawlins	Chief Commercial Officer
Neil Prezioso	Chief Pharmacy Officer
Indemnification and Insurance.
From and after the Effective Time, MYOS and MedAvail as the surviving corporation of the Merger, or the Surviving Corporation will fulfill and honor in all respects the obligations of MedAvail and MYOS which exist prior to the date hereof to indemnify MYOS’s and MedAvail’s present and former directors and officers and their heirs, executors and assigns, or the D&O Indemnified Parties. The MedAvail directors and officers who become directors and officers of the Surviving Corporation and MYOS will enter into MYOS’s standard indemnification agreement, which will be in addition to any other contractual rights to indemnification. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions at least as favorable as the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of MedAvail, and the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of MedAvail and MYOS will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were directors, officers, employees or agents of MedAvail or MYOS, unless such modification is required by Legal Requirements (as defined in the Merger Agreement).
Under the Merger Agreement, the certificate of incorporation and bylaws of MedAvail, as the surviving corporation in the Merger, shall contain provisions at least as favorable with respect to indemnification and elimination of liability for monetary damages as are presently set forth in the certificate of incorporation and bylaws of MedAvail, and the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of MYOS and MedAvail shall not be amended, repealed or otherwise modified for a period of six years’ time from the closing of the Merger in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the closing, were officers, directors, employees or agents of MYOS or MedAvail.
The Merger Agreement also provides that MYOS will maintain either a directors and officers liability insurance policy or a “tail” policy on MYOS’s existing directors for a period of six (6) years. The Merger Agreement also provides that MedAvail may secure a “tail” policy on MedAvail’s existing directors and officer’s liability insurance policy for a period of six (6) years.
Limitations of Liability and Indemnification
In addition to, and as limited by, applicable Nevada law, MYOS’s articles of incorporation, as amended, and its amended and restated bylaws provide for the indemnification of a present or former director or officer. MYOS will indemnify any director, officer, employee or agent who is successful on the merits or otherwise in defense on any action or suit. Such indemnification shall include, but not necessarily be limited to, expenses, including attorney's fees actually or reasonably incurred by him. MYOS may indemnify such individual against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is a director or officer. Such individual must have conducted himself in good faith and reasonably believed that his or her conduct was in, or not opposed to, our best interests. In a criminal action, he or she must not have had a reasonable cause to believe that such conduct was unlawful.
Stock Options, Restricted Stock and Warrants
As of June 30, 2020, an aggregate of 2,236,427 shares of MedAvail Common Stock were issuable upon the exercise of outstanding stock options, or the MedAvail Company Options, under MedAvail’s 2018 Equity Incentive Plan, as amended, and MedAvail’s 2012 Stock Option Plan, as amended, which are collectively referred to as the MedAvail Company Option Plans, and an aggregate of 1,004,162 shares of MedAvail Common Stock were issuable upon the exercise of outstanding warrants, or the MedAvail Company Warrants.
At the Effective Time, each MedAvail Company Option that is outstanding and unexercised immediately prior to the Effective Time under the MedAvail Company Option Plan, whether or not vested, will be converted into and become an option to purchase MYOS Common Stock, and MYOS shall assume the MedAvail Company Option Plans and shares of MedAvail Common Stock reserved but unissued thereunder. All rights with respect to MedAvail Common Stock under MedAvail Company Options assumed by MYOS will thereupon be converted into rights with respect to MYOS Common Stock. Accordingly, from and after the Effective Time: (i) each MedAvail Company Option assumed by MYOS may be exercised solely for shares of MYOS Common Stock; (ii) the number of shares of MYOS Common Stock subject to each MedAvail Company Option assumed by MYOS will be determined by multiplying (x) the number of shares of MedAvail Common Stock that were subject to such MedAvail Company Option, as in effect immediately prior to the Effective Time by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of MYOS Common Stock; (iii) the per share exercise price for the MYOS Common Stock issuable upon exercise of each MedAvail Company Option assumed by MYOS will be determined by dividing (x) the per share exercise price of MedAvail Common Stock subject to such MedAvail Company Option, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any MedAvail Company Option assumed by MYOS will continue in full force and effect and the term, exercisability, vesting schedule, status as an “incentive stock option” under Section 422 of the Code, if applicable, and other provisions of such MedAvail Company Option will otherwise remain unchanged; provided, however, that: (1) to the extent provided under the terms of a Company Option, such MedAvail Company Option assumed by MYOS pursuant to the Merger Agreement will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to MYOS Common Stock subsequent to the Effective Time; and (2) MYOS’s board of directors or a committee thereof will succeed to the authority and responsibility of MedAvail’s board of directors or any committee thereof with respect to each MedAvail Company Option assumed by MYOS. The conversion of each MedAvail Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of MYOS Common Stock will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a MedAvail Company Option will not constitute a “modification” of such MedAvail Company Option for purposes of Section 409A or Section 424 of the Code. It is the intention of the parties that each MedAvail Company Option so assumed by MYOS shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such MedAvail Company Option qualified as an incentive stock option prior to the Effective Time.
At the Effective Time, each MedAvail Company Warrant that is outstanding and unexercised immediately prior to the Effective Time, will be converted into and become a warrant to purchase MYOS Common Stock. All rights with respect to MedAvail Common Stock under MedAvail Company Warrants assumed by MYOS will thereupon be converted into rights with respect to MYOS Common Stock. Accordingly, from and after the Effective Time: (i) each MedAvail Company Warrant assumed by MYOS may be exercised solely for shares of MYOS Common Stock; (ii) the number of shares of MYOS Common Stock subject to each MedAvail Company Warrant assumed by MYOS will be determined by multiplying (x) the number of shares of MedAvail Common Stock that were subject to such MedAvail Company Warrant, as in effect immediately prior to the Effective Time by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of MYOS Common Stock; (iii) the per share exercise price for the MYOS Common Stock issuable upon exercise of each MedAvail Company Warrant assumed by MYOS will be determined by dividing (x) the per share exercise price of MedAvail Common Stock subject to such MedAvail Company Warrant, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any MedAvail Company Warrant assumed by MYOS will continue in full force and effect and the term, exercisability and other provisions of such MedAvail Company Warrant will otherwise remain unchanged; provided, however, that to the extent provided under the terms of a MedAvail Company Warrant, such MedAvail Company Warrant assumed by MYOS in accordance with the Merger Agreement will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to MYOS Common Stock subsequent to the Effective Time.
Form of the Merger
The Merger Agreement provides that at the Effective Time, Merger Sub will be merged with and into MedAvail. Upon the consummation of the Merger, MedAvail will continue as the surviving corporation and will be a wholly owned subsidiary of the Post-Merger Public Company.
In connection with the Merger, assuming MYOS Proposals No. 1-4 are approved by MYOS shareholders at the MYOS Special Meeting, the Post-Merger Public Company will become a Delaware corporation, renamed as “MedAvail Holdings, Inc.” and expects to trade on the Nasdaq Capital Market under the symbol “MDVL.”
Regulatory Approvals
MYOS and MedAvail agreed that each party would use its commercially reasonable efforts to file or otherwise submit, all applications, notices, reports and other documents reasonably required to be filed by such party with or otherwise submitted by such party to any governmental entity with respect to the Merger and to submit promptly any additional information requested by any such governmental entity.
Tax Treatment of the Merger
MYOS and MedAvail intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of MYOS and MedAvail will use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and not to permit or cause any affiliate or any subsidiary of MYOS or MedAvail to, take any action, fail to take any action, or cause any action to be taken which would reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. For a description of certain of the considerations regarding U.S. federal tax consequences of the Merger, see the section entitled “Considerations with Respect to U.S. Federal Income Tax Consequences of the Merger” below.
Considerations with Respect to U.S. Federal Income Tax Consequences of the Merger
In the opinion of each of Lowenstein Sandler LLP, counsel to MYOS, and WSGR, counsel to MedAvail, the following is a discussion of the material U.S. federal income tax consequences of the Merger applicable to U.S. Holders (as defined below) who exchange their MedAvail Common Stock for MYOS Common Stock in the Merger, but does not purport in any manner to be a complete or otherwise material analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or foreign tax laws are not discussed. This discussion and the opinions of counsel referred to below are based on the Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”) in effect as of the date of the Merger. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a holder of MedAvail Common Stock.
This discussion assumes and is limited to U.S. Holders who hold their MedAvail Common Stock and will hold their shares of MYOS Common Stock received in exchange therefor, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is an overview of certain potential tax treatment and does not address all U.S. federal income tax consequences relevant to the particular circumstances of a MedAvail Common Stockholder. In addition, it does not address consequences relevant to holders of MedAvail Common Stock that are subject to particular U.S. or foreign tax rules, including, without limitation:
•persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;
•persons whose functional currency is not the U.S. dollar;
•persons holding MedAvail Common Stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•persons who are not U.S. Holders;
•banks, insurance companies, and other financial institutions;
•mutual funds, real estate investment trusts or regulated investment companies;
•brokers, dealers, or traders in securities;
•partnerships, other entities or arrangements treated as partnerships for U.S. federal income tax purposes, and other pass-through entities (and investors therein);
•tax-exempt organizations or governmental organizations;
•persons who own (or are deemed to own 5% or more (by vote or value) of the outstanding shares of MedAvail Common Stock;
•persons deemed to sell MedAvail Common Stock under the constructive sale provisions of the Code;

•persons who hold or receive MedAvail Common Stock pursuant to the exercise of any employee stock options or otherwise as compensation;
•persons who hold MedAvail Common Stock as “qualified small business stock” pursuant to Section 1202 of the Code;
•persons holding MedAvail Common Stock who exercise dissenters’ rights; and
•tax-qualified retirement plans.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of MedAvail Common Stock that, for U.S. federal income tax purposes, is or is treated as:
•an individual who is a citizen or resident of the United States;
•a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust if either a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of such trust, or the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.
Holders of MedAvail Common Stock that are not U.S. Holders may have different U.S. federal income tax consequences than those described below and are urged to consult their own tax advisors regarding the tax treatment of the Merger to them under U.S. and non-U.S. tax laws.
If an entity treated as a partnership for U.S. federal income tax purposes holds MedAvail Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding MedAvail Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
In addition, the following discussion does not address the tax consequences of the Merger under U.S. federal non-income, state, local and non-U.S. tax laws. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the Merger, whether or not they are in connection with the Merger, including, without limitation, (i) transactions in which MedAvail preferred stock is converted to MedAvail Common Stock and (ii) the tax consequences to holders of options, warrants or similar rights to purchase MedAvail Common Stock.
STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Material U.S. Federal Income Tax Considerations of the Merger
The Merger has been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement of which this proxy statement/prospectus/information statement is a part, Lowenstein Sandler LLP will deliver to MYOS and WSGR will deliver to MedAvail opinions that the statements under the caption “The Merger — Considerations with Respect to U.S. Federal Income Tax Consequences of the Merger” constitute the opinions of Lowenstein Sandler LLP and WSGR, respectively.

In rendering their opinions, counsel will assume that the statements and facts concerning the Merger set forth in this proxy statement/prospectus/information statement and in the Merger Agreement, are true and accurate in all respects, and that the Merger will be completed in accordance with this proxy statement/prospectus/information statement and the Merger Agreement. Counsels’ opinions will also assume the truth and accuracy at the completion of the Merger of certain representations and covenants as to factual matters made by MYOS, MedAvail and Merger Sub in tax representation letters provided to counsel, which will be delivered on the effective date of this proxy statement/prospectus/information statement. Moreover, counsels’ opinions will be based on certain factual assumptions, including the assumption that, if any MedAvail stockholders dissent from the Merger, the aggregate number of dissenting shares they hold and the aggregate amount of cash paid to them will not equal or exceed such number and amount as would cause the Merger to fail to constitute a reorganization. In addition, the tax opinions will be based on the law in effect on the date of the opinions and will assume that there will be no change in applicable law between such date and the time of the Merger. If any of these assumptions is inaccurate, the tax consequences of the Merger could differ from those described in this proxy statement/prospectus/information statement.
Completion of the Merger is not conditioned upon the delivery of any additional opinions from counsel dated as of the closing date that the Merger, or any other determinations as of such date, that the Merger will qualify as a “reorganization.” In addition, no ruling from the IRS has been or will be requested in connection with the Merger with respect to the tax treatment. Opinions of counsel do not bind the courts or the IRS, nor will they preclude the IRS from adopting a position contrary to those expressed in the opinions. Subject to the qualifications and assumptions described in this proxy statement/prospectus/information statement, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, the tax consequences to U.S. Holders of MedAvail Common Stock will be as follows:
•a U.S. Holder will not recognize gain or loss upon the exchange of MedAvail Common Stock for MYOS Common Stock pursuant to the Merger, except to the extent of cash received in lieu of a fractional share of MYOS Common Stock as described below;
•a U.S. Holder’s aggregate tax basis for the shares of MYOS Common Stock received in the Merger (including any fractional share interest for which cash is received) will equal the shareholder’s aggregate tax basis in the shares of MedAvail Common Stock surrendered upon completion of the Merger;
•the holding period of the shares of MYOS Common Stock received by a U.S. Holder in the Merger will include the holding period of the shares of MedAvail Common Stock surrendered in exchange therefor; and
•a U.S. Holder who receives cash in lieu of a fractional share of MYOS Common Stock in the Merger will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received instead of a fractional share and the shareholder’s tax basis allocable to such fractional share.
Capital gains or losses recognized in the Merger as described above generally will constitute long-term capital gain or loss if the U.S. Holder’s holding period in the MedAvail Common Stock surrendered in the Merger is more than one year as of the effective date of the Merger. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, are currently subject to taxation at preferential rates. Short-term capital gains are taxed at rates applicable to ordinary income. The deductibility of capital losses is subject to limitations. In addition, for purposes of the above discussion of the bases and holding periods for shares of MedAvail Common Stock and MYOS Common Stock, shareholders who acquired different blocks of MedAvail Common Stock at different times for different prices must calculate their gains and losses and holding periods separately for each identifiable block of such stock exchanged in the Merger.
A MedAvail stockholder will be required to retain records pertaining to the Merger. Each U.S. Holder who owned, immediately before the Merger, at least one percent (by vote or value) of the total outstanding stock of MedAvail is required to attach a statement to their tax returns for the year in which the Merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the names and employer identification numbers of MYOS and MedAvail, the date of the Merger, the stockholder’s tax basis in, and the fair market value of, such stockholder’s MedAvail Common Stock surrendered in the Merger.

If the Merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, then a U.S. Holder would recognize gain or loss upon the exchange of MedAvail Common Stock for MYOS Common Stock equal to the difference between the fair market value, at the time of the Merger, of the MYOS Common Stock received in the Merger (including any cash received in lieu of a fractional share) and such U.S. Holder’s tax basis in the MedAvail Common Stock surrendered in the Merger. Such gain or loss would be long-term capital gain or loss if the MedAvail Common Stock was held for more than one year at the time of the Merger. In such event, the tax basis of MYOS Common Stock received in the Merger would equal its fair market value at the time of the Merger and the holding period of such MYOS Common Stock would commence the day after the Merger. MedAvail stockholders are urged to consult their own tax advisors regarding the possibility of the Merger failing to qualify as a reorganization and the tax consequences of such event.
Information Reporting and Backup Withholding
Certain MedAvail stockholders may be subject to information reporting and backup withholding (currently at a rate of 24%) in connection with the Merger. Certain persons, including corporations, are exempt from backup withholding but may be required to demonstrate such status by providing appropriate documentation. Any amount withheld under the backup withholding rules is not an additional tax and may be refunded or credited against such stockholder’s U.S. federal income tax liability provided that the required information is properly furnished by the MedAvail stockholder in a timely manner to the IRS.
THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE MERGER’S POTENTIAL TAX EFFECTS. U.S. HOLDERS OF MEDAVAIL STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS.
National Securities Exchange Listing
MYOS Common Stock currently is listed on Nasdaq Capital Market under the symbol “MYOS”. MYOS has agreed to use commercially reasonable efforts to maintain its existing listing on The Nasdaq Capital Market and to obtain approval for listing on the Nasdaq Capital Market of the shares of MYOS Common Stock that MedAvail shareholders will be entitled to receive pursuant to the Merger. In addition, under the Merger Agreement, each party’s obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the Merger, of various conditions, including that MYOS must have caused the shares of MYOS Common Stock to be issued in the Merger to be approved for listing on The Nasdaq Capital Market.
Prior to consummation of the Merger, MYOS intends to file an initial listing application for the Post-Merger Public Company with The Nasdaq Capital Market or another national securities exchange. MYOS anticipates that its common stock will be listed on The Nasdaq Capital Market or such other national securities exchange following the closing of the Merger under the trading symbol “MDVL.”
Anticipated Accounting Treatment
The Merger will be treated by MYOS as a reverse merger under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States. For accounting purposes, MedAvail is considered to be acquiring MYOS in this transaction. Management of MYOS and MedAvail have made a preliminary estimate of the purchase price calculated as described in Note 1 to the unaudited pro forma condensed combined financial statements. The net tangible and intangible assets acquired and liabilities assumed in connection with the transaction are recorded at their estimated acquisition date fair values. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. A final determination of these estimated fair values, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of MYOS that exist as of the date of completion of the transaction.

Appraisal Rights and Dissenters’ Rights
Delaware Law
If the requisite MedAvail stockholders approve the Merger Agreement and the Merger is consummated, MedAvail stockholders of record who do not vote or act by written consent in favor of the Merger Agreement, and who satisfy certain conditions, will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL.
The discussion below is not a complete summary regarding MedAvail stockholders’ appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached as Annex D. Stockholders intending to exercise appraisal rights should carefully review Annex D and the notice of appraisal rights pursuant to Section 262(d)(2) of the DGCL that MedAvail intends to circulate together with the notice of action by stockholder consent pursuant to Section 228(e) of the DGCL promptly following the effectiveness of the MedAvail stockholder approval of the Merger Agreement. Failure to follow precisely any of the statutory procedures set forth in Annex D and the notice of appraisal may result in a termination or waiver of these rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that MedAvail stockholders exercise their appraisal rights under Delaware law. Unless otherwise specified herein, each reference to “you” or to a holder of MedAvail capital stock in this section shall refer to a holder of record of capital stock of MedAvail.
Under Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders pursuant to Section 228 of the DGCL, either a constituent corporation before the effective date of such merger or the surviving corporation, within 10 days after the effective date of such merger, must notify each stockholder of the constituent corporation entitled to appraisal rights of the approval of such merger, the effective date of such Merger and that appraisal rights are available. Because MedAvail stockholders have not yet acted by written consent to approve the merger agreement, this proxy statement/prospectus/information statement does not constitute such notice of appraisal rights. MedAvail intends to circulate a notice of action by stockholder consent pursuant to Section 228(e) of the DGCL, together with a notice of appraisal rights pursuant to Section 262(d)(2) of the DGCL, promptly following the effectiveness of the MedAvail stockholder approval of the Merger Agreement. However, a stockholder who votes shares by written consent in favor of the Merger Agreement will lose the right to seek appraisal with respect to such shares.
Promptly following the effectiveness of the MedAvail stockholder approval of the Merger Agreement, MedAvail intends to circulate a notice of action by stockholder consent pursuant to Section 228(e) of the DGCL, together with a notice of appraisal rights pursuant to Section 262(d)(2) of the DGCL informing any stockholder who has not approved the Merger the stockholders that appraisal rights are available. Holders of shares of MedAvail capital stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to MedAvail within 20 days after the date of giving that notice, and that stockholder must not have delivered a written consent approving the Merger. A demand for appraisal must reasonably inform MedAvail of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of the shares of MedAvail capital stock held by such stockholder. Failure to deliver a written consent approving the Merger will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. All demands for appraisal should be addressed to MedAvail, Inc., 6665 Millcreek Drive, Suite 1, Mississauga, Ontario, Canada L5N 5M4, Attention: Corporate Secretary, email: IR@Medavail.com, and should be executed by, or on behalf of, the record holder of shares of MedAvail capital stock. ALL DEMANDS MUST BE RECEIVED BY MEDAVAIL WITHIN 20 DAYS AFTER THE DATE MEDAVAIL GIVES A NOTICE TO ITS STOCKHOLDERS NOTIFYING THEM THAT THE MERGER HAS BEEN APPROVED AND THAT APPRAISAL RIGHTS ARE AVAILABLE PURSUANT TO SECTION 262.
If you fail to deliver a written demand for appraisal within the time period specified above, you will be entitled to receive the Merger consideration for your shares of MedAvail capital stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of MedAvail capital stock.

To be effective, a demand for appraisal by a holder of shares of MedAvail capital stock must be made by, or in the name of, the registered stockholder and must reasonably inform MedAvail of the identity of the stockholder and that the stockholder intends thereby to demand appraisal. We request that the demand state such registered stockholder’s name, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to MedAvail. The beneficial owner must, in these cases, have the registered owner, such as a broker, bank or other custodian, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a custodian for others, may exercise the record owner’s right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the Effective Time.
If you hold your shares of MedAvail capital stock in a brokerage account or in other custodian form and you wish to exercise appraisal rights, you should consult with your bank, broker or other custodian to determine the appropriate procedures for the making of a demand for appraisal by the custodian.
At any time within 60 days after the Effective Time, any stockholder who has demanded an appraisal, but has neither commenced an appraisal proceeding or joined an appraisal proceeding as a named party, has the right to withdraw such stockholder’s demand and accept the terms of the Merger by delivering a written withdrawal to MedAvail. If, following a demand for appraisal, you have withdrawn your demand for appraisal in accordance with Section 262, you will have the right to receive the Merger consideration for your shares of MedAvail capital stock, without interest.
Within 120 days after the effective date of the Merger, any stockholder who has delivered a demand for appraisal in accordance with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of these shares. This written statement will be given to the requesting stockholder within 10 days after the stockholder’s written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective date of the Merger, either the surviving corporation or any stockholder who has delivered a demand for appraisal in accordance with Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of the petition must be made upon the surviving corporation. The surviving corporation has no obligation to file a petition in the Delaware Court of Chancery, and MedAvail, which will be the surviving corporation if the Merger is consummated, has no present intent to file a petition in the Delaware Court of Chancery. Accordingly, the failure of a stockholder to file a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.
If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.
After determination of the stockholders entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the “fair value” of the shares owned by those stockholders. This value will be exclusive of any element of value arising from the accomplishment or expectation of the Merger, but may include interest, if any, upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of the value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by the holders of the certificates representing those shares. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided, however, that at any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares subject to appraisal as determined by the Delaware Court of Chancery and (ii) interest theretofore accrued, unless paid at that time. The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.
In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”
Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that this exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”
You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.
Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses. Any stockholder who had demanded appraisal rights will not, after the Effective Time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the Effective Time; however, if no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger within 60 days after the Effective Time, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the Merger consideration for shares of his, her or its MedAvail capital stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the Effective Time may only be made with the written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 calendar days after the Effective Time.
Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights. In view of the complexity of Section 262, MedAvail stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

THE MERGER AGREEMENT
The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus/information statement and is incorporated by reference into this proxy statement/prospectus/information statement. The Merger Agreement has been attached to this proxy statement/prospectus/information statement to provide you with information regarding its terms. It is not intended to provide any other factual information about MYOS, MedAvail or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Merger and the terms and conditions of the Merger Agreement.
The Merger Agreement contains representations and warranties that MYOS and Merger Sub, on the one hand, and MedAvail, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While MYOS and MedAvail do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about MYOS or MedAvail, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between MYOS and Merger Sub, and MedAvail and are modified by the disclosure schedules.
General
Under the Merger Agreement, Matrix Merger Sub, Inc., or Merger Sub, a wholly owned subsidiary of MYOS formed by MYOS in connection with the Merger, will merge with and into MedAvail, with MedAvail surviving as a wholly owned subsidiary of MYOS.
Merger Consideration
At the Effective Time each share of MedAvail capital stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to the Merger Agreement and excluding dissenting shares but including any shares of MedAvail capital stock issued pursuant to the pre-closing financing as per the Merger Agreement) will be automatically converted solely into the right to receive a number of shares of MYOS Common Stock equal to the Exchange Ratio (as described below).
No fractional shares of MYOS Common Stock will be issuable pursuant to the Merger to MedAvail stockholders. Instead, each MedAvail stockholder who would otherwise be entitled to receive a fraction of a share of MYOS Common Stock, after aggregating all fractional shares of MYOS Common Stock issuable to such stockholder, will be entitled to receive in cash the dollar amount, rounded down to the nearest whole cent, without interest, determined by multiplying such fraction by the average of the closing prices of a share of MYOS Common Stock as quoted on The Nasdaq Capital Market (or, if MYOS Common Stock is not listed on The Nasdaq Capital Market, the applicable over-the-counter-market) for the ten consecutive trading days ending with the second to last trading day immediately preceding the Effective Time.
Exchange Ratio
The exchange ratio is calculated using a formula intended to allocate to the existing MedAvail security holders 96.5% of the Post-Merger Public Company and the existing MYOS security holders 3.5% of the Post-Merger Public Company (each, on a fully diluted basis), subject to certain adjustments based on the proceeds raised by MedAvail in the anticipated Private Placement (or other pre-closing financing) and the implied post-money valuation of MedAvail following the Private Placement (or other pre-closing financing).

The exchange ratio formula is the quotient obtained by dividing the MedAvail merger shares (as defined below) by the MedAvail fully-diluted outstanding shares, where:
•MedAvail merger shares is the product determined by multiplying the post-closing MYOS shares (as defined below) by the MedAvail allocation percentage (as defined below).
•MedAvail fully-diluted outstanding shares is the total number of shares of MedAvail capital stock outstanding immediately prior to the Effective Time on an as-converted to common stock basis, assuming (i) the exercise of all “in-the-money” MedAvail options and “in-the-money” MedAvail warrants to purchase shares of MedAvail capital stock outstanding as of immediately prior to the Effective Time, (ii) the conversion of all shares of MedAvail preferred stock into shares of MedAvail Common Stock at the applicable conversation ratio as of the date of the consummation of the Merger, (iii) the conversion or exercise of all other securities convertible into or exercisable for shares of MedAvail capital stock and (iv) the issuance of any shares of MedAvail capital stock under any contract or arrangement pursuant to which MedAvail is obligated to issue such shares; provided, that all shares of MedAvail capital stock issued in respect of a pre-closing financing amounts in excess of $50.0 million will be excluded from the MedAvail fully-diluted outstanding shares.
•The pre-closing financing amount is the sum of (i) the proceeds received by MedAvail from any pre-closing debt or equity financing, plus (ii) the aggregate principal amount and accrued interest of outstanding MedAvail convertible promissory notes as of immediately prior to such time as they are converted into MedAvail capital stock.
•MedAvail allocation percentage is 96.5%.
•MedAvail post-money valuation is the sum of (i) $143.7 million, or the pre-money valuation, plus (ii) the pre-closing financing amount; provided that in the event MedAvail consummates a pre-closing equity financing at a pre-money valuation of less than $143.7 million, the pre-money valuation shall be that valuation.
•Post-closing MYOS shares is the quotient determined by dividing the MYOS fully-diluted outstanding shares by the MYOS allocation percentage (as defined below).
•MYOS fully-diluted outstanding shares is the total number of shares of MYOS Common Stock outstanding immediately prior to the effective time of the Merger on an as-converted to common stock basis, and after taking into account the effects of the reverse stock split assuming, (i) the exercise of all MYOS options or MYOS warrants or other securities convertible into or exercisable for shares of MYOS capital stock issued after the date of the Merger Agreement and outstanding as of immediately prior to the Effective Time, (ii) the conversion or exercise of all other securities convertible into or exercisable for shares of MYOS capital stock and (iii) the issuance of any shares of MYOS capital stock under any contract or arrangement pursuant to which MYOS is obligated to issue such shares, including any shares of MYOS preferred stock issuable upon conversion of any MYOS preferred stock purchase rights.
•MYOS allocation percentage is 3.5%; provided that in the event the implied valuation of MedAvail following the consummation of the Private Placement is less than $173.7 million, the MYOS allocation percentage shall be equal to (i) $6.3 million divided by (ii) the sum of the post-money valuation of MedAvail plus $6.3 million.
Procedures for Exchanging MedAvail Stock Certificates
The Merger Agreement provides that, as soon as practicable after the Effective Time, MYOS will issue and deposit with the Exchange Agent non-certificated shares of MYOS Common Stock represented by book-entry issuable to the MedAvail stockholders and MedAvail will deposit a sufficient amount of cash to make payments in lieu of fractional shares.

The Merger Agreement provides that, as soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each record holder of MedAvail capital stock a letter of transmittal and instructions for surrendering and exchanging the record holder’s MedAvail stock certificates for shares of MYOS Common Stock. Upon surrender of a MedAvail stock certificate for exchange to the Exchange Agent, together with a duly signed letter of transmittal and such other documents as the Exchange Agent or MYOS may reasonably require, the MedAvail stock certificate surrendered will be cancelled and the holder of the MedAvail stock certificate will be entitled to receive the following:
•non-certificated shares of MYOS Common Stock represented by book-entry that such holder has the right to receive pursuant to the provisions of the Merger Agreement; and
•cash in lieu of any fractional share of MYOS Common Stock.
At the Effective Time, all shares of MedAvail capital stock outstanding immediately prior to the Effective Time will be cancelled and all holders of MedAvail capital stock that was outstanding immediately prior to the Effective Time will cease to have any rights as stockholders of MedAvail. In addition, the stock transfer books of MedAvail will be closed with respect to all shares of MedAvail capital stock outstanding immediately prior to the Effective Time and no transfer of any shares of MedAvail capital stock will be made after the Effective Time on such stock transfer books.
If any MedAvail stock certificate has been lost, stolen or destroyed, the Exchange Agent will, as a condition to the delivery of any shares of MYOS Common Stock, require the owner of such lost, stolen or destroyed certificate to provide an appropriate affidavit and deliver a bond as indemnity against any claim that may be made against the Exchange Agent, MYOS or the surviving corporation with respect to a lost, stolen or destroyed certificate.
From and after the Effective Time, until it is surrendered, each certificate that previously evidenced MedAvail capital stock will be deemed to represent only the right to receive shares of MYOS Common Stock and cash in lieu of any fractional share of MYOS Common Stock. No dividends or distributions declared or made with respect to MYOS Common Stock with a Record Date after the Effective Time will be paid to the holder of any unsurrendered certificate representing shares of MedAvail capital stock with respect to the shares of MYOS Common Stock that such holder has the right to receive in the Merger until such holder surrenders such certificate for exchange to the Exchange Agent.
Treatment of MedAvail Options
At the Effective Time, each MedAvail Option, whether vested or not vested, will be converted into a MYOS Option and each MYOS Option may be exercised solely for shares of MYOS Common Stock. MYOS will assume the MedAvail Stock Option Plans and shares of MedAvail Common Stock reserved but unissued. The number of shares of MYOS Common Stock subject to each MedAvail Option will be determined by multiplying (i) the number of shares of MedAvail Common Stock that were subject to the underlying MedAvail Option by (ii) the exchange ratio, with the resulting number rounded down to the nearest whole number of shares of MYOS Common Stock. The per share exercise price for the MYOS Common Stock subject to such MYOS Option will be determined by dividing (i) the per share exercise price of the underlying MedAvail Option by (ii) the exchange ratio, with the resulting number rounded up to the nearest whole cent.
Any restrictions on the exercise of assumed MedAvail Options will continue in full force and effect following the conversion and the term, exercisability, vesting schedules, status as an “incentive stock option” under Section 422 of the Code, if applicable, and other provisions of the assumed MedAvail Options will generally remain unchanged; provided, that any MedAvail Options assumed by MYOS may be subject to adjustment to reflect changes in MYOS’s capitalization after the Effective Time and that the MYOS Board or any committee thereof will succeed to the authority of the MedAvail Board with respect to each assumed MedAvail Option.
Treatment of MedAvail Warrants
At the Effective Time, each MedAvail Warrant will be converted into a MYOS Warrant and each MYOS Warrant may be exercised solely for shares of MYOS Common Stock. The number of shares of MYOS Common

Stock subject to each MYOS Warrant will be determined by multiplying (i) the number of shares of MedAvail Common Stock that were subject to the underlying MedAvail Warrant by (ii) the exchange ratio, with the resulting number rounded down to the nearest whole number of shares of MYOS Common Stock. The per share exercise price for the MYOS Common Stock subject to such MYOS Warrant will be determined by dividing (i) the per share exercise price of the underlying MedAvail Warrant by (ii) the exchange ratio, with the resulting number rounded up to the nearest whole cent.
Any restrictions on the exercise of assumed MedAvail Warrants will continue in full force and effect following the conversion and the term, exercisability, and other provisions of the assumed MedAvail Warrants will otherwise remain unchanged; provided, that any MedAvail Warrants assumed by MYOS may be subject to adjustment to reflect changes in MYOS’s capitalization after the Effective Time.
Directors and Executive Officers of MYOS Following the Merger
The Merger Agreement provides that MYOS will take all necessary action so that immediately after the Effective Time, the MYOS Board is comprised of the members designated by MedAvail prior to the mailing of this proxy statement/prospectus/information statement. It is anticipated that the MYOS Board will include the following MedAvail appointees: Ed Kilroy, Rob Faulkner, Gerald Gradwell, Gerard van Hamel Platerink, Helen Ciesielski, Michael Kramer and Glen Stettin. Effective as of the Effective Time, MedAvail will direct the MYOS Board to appoint each of the following as officers of MYOS:

Name	Title
Ed Kilroy	President and Chief Executive Officer
Ryan Ferguson	Chief Financial Officer
Fraser Mackay	Chief Information Officer
Will Misloski	Chief Marketing Officer
David Rawlins	Chief Commercial Officer
Neil Prezioso	Chief Pharmacy Officer
Amendments to the Amended and Restated Articles of Incorporation of MYOS
Shareholders of record of MYOS Common Stock on the Record Date for the MYOS Special Meeting will also be asked to approve the amendment to the amended and restated articles of incorporation of MYOS to (i) effect the proposed Reverse Stock Split and (ii) increase the number of authorized shares of MYOS Common Stock, in connection with the Merger, each of which requires the affirmative vote of holders of a majority of the outstanding MYOS Common Stock on the Record Date for the MYOS Special Meeting. In addition, shareholders of record of MYOS Common Stock will be asked to approve the certificate of incorporation of MYOS, to be in effect upon the consummation of the Reincorporation.
Conditions to the Completion of the Merger
Each party’s obligation to effect the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the Effective Time, of various conditions, which include the following:
•the registration statement on Form S-4, of which this proxy statement/prospectus/information statement is a part, must have been declared effective by the SEC in accordance with the Securities Act and must not be subject to any stop order or proceedings seeking a stop order;
•there must not have been any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger that is in effect, and there must not be any proceeding brought by any administrative agency or commission or other governmental body or instrumentality, domestic or foreign, seeking any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger that is pending, and there must not have been any action taken, or any statute, rule, regulation, or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal;
•the holders of a majority in voting power of the outstanding shares MedAvail Common Stock and preferred stock on the applicable record date, voting together as one class and on an as-converted to MedAvail Common Stock basis, and the holders of 60% of voting power of the outstanding shares of MedAvail preferred stock on the applicable record date (voting together as one class, on an as-converted to MedAvail Common Stock basis) must have adopted the Merger Agreement and approved the Merger, and the holders of a majority of the outstanding shares of MYOS Common Stock as of the applicable Record Date must have approved the matters to be voted upon at the MYOS Special Meeting, or the MYOS Shareholder Approval Matters; and
•the existing shares of MYOS Common Stock have been continually listed on The Nasdaq Capital Market as of and from the date of the Merger Agreement through the closing date of the Merger and the shares of MYOS Common Stock to be issued in the Merger pursuant to the Merger Agreement must have been approved for listing on The Nasdaq Capital Market (subject to official notice of issuance).
In addition, the obligation of MYOS to effect the Merger is also subject to the satisfaction or waiver of certain conditions, including the following:
•the (i) representations and warranties of MedAvail in the Merger Agreement with respect to its capital structure and authorization must be true and correct in all material respects and as of the closing date of the Merger, with the same force and effect as if made on and as of the closing date of the Merger, except for those representations and warranties which address matters only as of a particular date (which must be true and correct in all material respects as of such date) and (ii) representations and warranties of MedAvail in the Merger Agreement, other than those with respect to its capital structure and authorization, must be true and correct in all respects on and as of the closing date of the Merger, with the same force and effect as if made on and as of the closing date of the Merger, expect for those representations and warranties which address matters only as of a particular date (which must be true and correct in all material respects as of such date), or contain inaccuracies that, individually or in the aggregate, do not constitute and would not reasonably be expected to constitute a material adverse effect, provided that for purposes of clause (ii), all “material adverse effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of MedAvail in the Merger Agreement will be disregarded. Any pre-closing financing in connection will not constitute a breach of MedAvail’s representations and warranties with respect to its capital structure;
•MedAvail must have performed or complied with in all material respects its agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time;
•since the date of the Merger Agreement, there must not have been any change, occurrence or circumstance in the business, results of operations or financial condition of MedAvail or any subsidiary of MedAvail that (i) prevents MedAvail from consummating the Merger or (ii) has had, individually or in the aggregate, a material adverse effect on the business, financial condition, operations or result of operations of MedAvail or its subsidiaries taken as a whole that is continuing, provided, however, that in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has occurred a material adverse effect on MedAvail:
◦conditions generally affecting the industries in which MedAvail or its subsidiaries participate, or the United States or global economy or capital markets as a whole (only to the extent that, individually or in the aggregate, such effects do not have a disproportionate impact on MedAvail and its subsidiaries taken as a whole);
◦any failure by the MedAvail or any of its subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Merger Agreement (however, any effect causing or contributing to such failures to meet projections or predictions may, if not otherwise to be disregarded pursuant to the terms of the Merger Agreement, constitute a material adverse effect and may be taken into account in determining whether a material adverse effect has occurred);
◦any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world (only to the extent that, individually or in the aggregate, such effects do not have a disproportionate impact on MedAvail and its subsidiaries taken as a whole);
◦any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including the COVID-19 pandemic) and other force majeure events in the United States or any other country or region in the world (only to the extent that, individually or in the aggregate, such effects do not have a disproportionate impact on MedAvail and its subsidiaries taken as a whole);
◦any changes (after the date of the Merger Agreement) in GAAP or applicable laws (only to the extent that, individually or in the aggregate, such effects do not have a disproportionate impact on MedAvail and its subsidiaries taken as a whole);
◦changes in regulatory, legislative or political conditions (including the imposition or adjustment of tariffs) in the United States or any other country or region in the world (only to the extent that, individually or in the aggregate, such effects do not have a disproportionate impact on MedAvail and its subsidiaries taken as a whole);
◦any effect, change, even or circumstance resulting from the announcement of the Merger Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the MedAvail and its subsidiaries with employees, suppliers, customers, partners, vendors, governmental bodies or any other third person; and
◦any matter disclosed in the MedAvail disclosure schedule, including any action taken or refrained from being taken pursuant to or in accordance with the Merger Agreement; and
◦MedAvail shall pay, by wire transfer, $2.0 million in cash to an account of Spin Out Sub, and (ii) MedAvail and MYOS shall have entered into the $3.0 million Promissory Note and paid the initial $1.0 million in cash due under such note at the closing of the Merger for a total payment of $3.0 million by MedAvail to Spin Out Sub at closing.
In addition, the obligation of MedAvail to complete the Merger is further subject to the satisfaction or waiver of certain conditions, including the following:
•the (i) representations and warranties of MYOS and Merger Sub in the Merger Agreement with respect to their capital structure and authorization must be true and correct in all material respects on and as of the closing date of the Merger, with the same force and effect as if made on and as of the closing date of the Merger, except for those representations and warranties which address matters only as of a particular date (which must be true and correct in all material respects as of such date) and (ii) representations and warranties of MYOS and Merger Sub in the Merger Agreement, other than those with respect to their capital structure and authorization, must be true and correct in all respects on and as of the closing date of the Merger, with the same force and effect as if made on and as of the closing date of the Merger, expect for those representations and warranties which address matters only as of a particular date (which must be true and correct in all material respects as of such date), or contain inaccuracies that, individually or in the aggregate, do not constitute and would not reasonably be expected to constitute a material adverse effect, provided that for purposes of clause (ii), all “material adverse effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of MYOS and Merger Sub in the Merger Agreement will be disregarded;

•MYOS and Merger Sub must have performed or complied with in all material respects its agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time;
•since the date of the Merger Agreement, there must not have been any effect, change, event or circumstance in the business, results of operations or financial condition of MYOS or any subsidiary of MYOS that, considered together with all other effect, change, even tor circumstances that (i) prevents MYOS or Merger Sub from consummating the Merger or (ii) had, individually or in the aggregate, a material adverse effect on the business, financial condition, operations or result of operations of MYOS or its subsidiaries taken as a whole, that is continuing and would reasonably be expected to have an adverse effect on MYOS, MedAvail, or any of the direct and indirect subsidiaries of MedAvail following the Effective Time and completion of the Spin Out Transaction; provided, however, that in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has occurred a material adverse effect on MYOS:
◦conditions generally affecting the industries in which MYOS or its subsidiaries participate, or the United States or global economy or capital markets as a whole (only to the extent that, individually or in the aggregate, such effects do not have a disproportionate impact on MYOS and its subsidiaries taken as a whole);
◦changes in the trading price or trading volume of MYOS Common Stock (it being understood, however, that any effect causing or contributing to such changes in the trading price or trading volume of MYOS Common Stock may if not otherwise to be disregarded pursuant to the Merger Agreement, constitute a material adverse effect and may be taken into account in determining whether a material adverse effect has occurred);
◦any failure by MYOS or any of its subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Merger Agreement (however, any effect causing or contributing to such failures to meet projections or predictions may, if not otherwise to be disregarded pursuant to the terms of the Merger Agreement, constitute a material adverse effect and may be taken into account in determining whether a material adverse effect has occurred);
◦any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world (only to the extent that, individually or in the aggregate, such effects do not have a disproportionate impact on MYOS and its subsidiaries taken as a whole);
◦any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including the COVID-19 pandemic) and other force majeure events in the United States or any other country or region in the world (only to the extent that, individually or in the aggregate, such effects do not have a disproportionate impact on MYOS and its subsidiaries taken as a whole);
◦any changes (after the date of the Merger Agreement) in GAAP or applicable laws (only to the extent that, individually or in the aggregate, such effects do not have a disproportionate impact on MYOS and its subsidiaries taken as a whole);
◦changes in regulatory, legislative or political conditions (including the imposition or adjustment of tariffs) in the United States or any other country or region in the world (only to the extent that, individually or in the aggregate, such effects do not have a disproportionate impact on MYOS and its subsidiaries taken as a whole);
◦any effect, change, even or circumstance resulting from the announcement of the Merger Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of MYOS and its subsidiaries with employees, suppliers, customers, partners, vendors, governmental bodies or any other third person; and
◦any matter disclosed in the MYOS disclosure schedule, including any action taken or refrained from being taken pursuant to or in accordance with the Merger Agreement; and
•MedAvail must have received written resignations from certain of the resigning members of the MYOS Board and scientific advisory committee of the MYOS Board;
•the chief financial officer of MYOS will have executed and delivered to MedAvail a certificate signed by the chief financial officer of MYOS in a form reasonably acceptable to the MedAvail, setting forth, as of immediately prior to the Effective Time (i) each record holder of MYOS Common Stock, options to purchase shares of MYOS Common Stock and preferred stock or warrant to purchase shares of MYOS Common Stock and preferred stock, (ii) such record holder’s name and address, (iii) the number of shares of MYOS Common Stock held and/or underlying the options to purchase shares of MYOS Common Stock and preferred stock or warrant to purchase shares of MYOS Common Stock and preferred stock as of the Effective Time for such holder;
•the persons appointed by MedAvail to the MYOS board of directors shall have constituted all the members of the MYOS board of directors, effective as of immediately following the closing of the Merger;
•(i) the assignment/assumption agreement providing for the contribution of substantially all of MYOS’s assets and liabilities Spin Out Sub shall be in full force and effect, (ii) the contribution of substantially all of MYOS’s assets and liabilities Spin Out Sub in exchange for all the outstanding shares of common stock of Spin Out Sub shall have been consummated; (iii) MYOS shall have declared a pro rata dividend of all the outstanding shares of common stock of Spin Out Sub to the MYOS’s shareholders existing on the date that is the Record Date for determining eligibility to vote at the MYOS shareholders’ meeting; and (iv) following the consummation of the Spin Out, MYOS shall not be liable for any obligations or any liabilities, indebtedness, obligation, expense, claim, deficiency, guaranty, or endorsement, whether accrued, absolute, contingent, matured, or unmatured of MYOS attributable to any period prior to the consummation of the Spin Out Transaction;
•MedAvail shall have consummated a pre-closing financing resulting in cash proceeds to MedAvail of at least $30.0 million;
•as of immediately prior to the effective time of the Merger, (i) the Rights Agreement, dated as of February 14, 2017, as amended, between MYOS and Island Stock Transfer shall have been terminated, (ii) there shall be no preferred share purchase right to purchase Series A Preferred Stock of MYOS outstanding, and (iii) there shall be no shares of Series A preferred stock of MYOS outstanding;
•the Reverse Stock Split shall have become effective;
•there shall be no outstanding action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other governmental body or any arbitrator or arbitration panel by MYOS against any other person; and
•MYOS shall have entered into a customary payoff letter, in a form and substance reasonably acceptable to MedAvail, with respect to certain persons set forth on the MYOS disclosure schedule.
Representations and Warranties
The Merger Agreement contains customary representations and warranties of MYOS and MedAvail for a transaction of this type relating to, among other things:
•corporate organization and power, and similar corporate matters;

•capital structure;
•financial statements, undisclosed liabilities and with respect to MYOS, documents filed with the SEC and the accuracy of information contained in those documents;
•absence of material changes or events;
•intellectual property;
•the validity of material contracts to which the parties or their subsidiaries are a party and any violation, default or breach to such contracts;
•liabilities;
•regulatory compliance, permits and restrictions;
•tax matters;
•inapplicability of anti-takeover statutes;
•employee benefit plans;
•insurance;
•compliance with legal requirements;
•legal proceedings and orders;
•authority to enter into the Merger Agreement and the transactions contemplated by the Merger Agreement;
•transactions with affiliates;
•labor matters;
•votes required for adoption of the Merger Agreement, approval of the Merger and approval of the proposals that will come before the MYOS Special Meeting;
•except as otherwise specifically identified in the Merger Agreement, the fact that the consummation of the Merger would not contravene organizational documents, applicable laws or require the consent of any third party;
•any brokerage or finder’s fee or other fee or commission in connection with the Merger;
•disclaimer of other representations and warranties;
•with respect to MedAvail, the availability and accuracy of its books and records;
•with respect to MedAvail, no “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act;
•with respect to MYOS, that it is not a shell company; and
•with respect to MYOS, the valid issuance in the Merger of the MYOS Common Stock.
The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Merger, but their accuracy forms the basis of one of the conditions to the obligations of MYOS and MedAvail to complete the Merger.

No Solicitation
Each of MYOS and MedAvail agreed that, except as described below, MYOS and MedAvail will not, and shall cause their respective subsidiaries and any of their respective controlled affiliates, officers, directors, employees, partners, attorneys, accountants, advisors, agents or representatives of such parties or of any such party’s subsidiaries or other controlled affiliates not to, directly or indirectly:
•solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any “acquisition proposal,” as defined below, or take any action that would reasonably be expected to lead to an acquisition proposal;
•furnish any nonpublic information regarding it to any person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could lead to an acquisition proposal;
•engage in discussions or negotiations with any person with respect to any acquisition proposal;
•approve, endorse or recommend an acquisition proposal; or
•enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to an acquisition transaction.
An “acquisition proposal” means any offer, proposal or indication of interest contemplating or otherwise relating to or which would reasonably be interpreted to lead to the contemplation of an “acquisition transaction,” as defined below.
An “acquisition transaction” means the following:
•any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which MedAvail (or its subsidiaries) or MYOS (or its subsidiaries) is a constituent corporation, (ii) in which a person or “group” (as defined in the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of MedAvail (or its subsidiaries) or MYOS (or its subsidiaries), or (iii) in which MedAvail (or its subsidiaries) or MYOS (or its subsidiaries) issues securities representing more than 15% of the outstanding securities of any class of voting securities of any such entity (other than as contemplated under the Merger Agreement), other than with respect to any pre-closing financing;
•any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of MedAvail (or its subsidiaries) or MYOS (or its subsidiaries), other than the Spin Out Transaction; or
•any liquidation or dissolution of any of MedAvail (or its subsidiaries) or MYOS (or its subsidiaries).
However, before obtaining the applicable MYOS or MedAvail equity holder approvals required to adopt the Merger Agreement, each party may furnish nonpublic information regarding such party and its respective subsidiaries to, may enter into discussions with, or facilitate or cooperate with the submission of an acquisition proposal made by any person in response to any such acquisition proposal, that after consultation with a financial advisor and outside legal counsel, such party’s board of directors determines in good faith is, or would reasonably be expected to result in a “superior offer,” as defined below, (and is not withdrawn) if:
•such acquisition proposal did not result from a breach of the no solicitation provisions of the Merger Agreement described above;
•such party’s board of directors concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors to comply with its fiduciary duty obligations to its equity holders under applicable legal requirements;

•at least two business days prior to furnishing any information or entering into discussions with a third party, such party must (i) give the other party written notice of the identity of the third party, the terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) made thereby and of that party’s intention to furnish information to, or enter into discussions with such third party and (ii) such party must receive from the third party an executed confidentiality agreement on terms no less favorable to such party than those in the confidentiality agreement between MYOS and MedAvail, with such new confidentiality agreement to contain customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on or behalf of such party; and
•substantially contemporaneous with furnishing of any information to a third party, such party furnishes the same information to the other party to the extent not previously furnished. Notwithstanding the non-solicitation provisions of the Merger Agreement described above, MedAvail is permitted to take, or refrain from taking, any action described above to the extent any such action is taken in connection with or view a view towards consummating a pre-closing financing, and no such action or omission will be deemed a violation of the non-solicitation provisions of the Merger Agreement.
A “superior offer” means an unsolicited, bona fide written acquisition proposal (with all references to 15% in the definition of acquisition proposal being treated as references to 50% for these purposes) made by a third party that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Merger Agreement and (b) the terms of which the board of directors of either MYOS or MedAvail, as applicable, determines, in its reasonable judgment after consulting in good faith with an independent financial advisor and its outside legal counsel, to be more favorable to its equity holders from a financial point of view than the terms of the Merger, as well as the likelihood of the consummation thereof, which consideration shall include whether any financing is or may be required to consummate the transaction contemplated by such proposal, and whether such financing is committed and is reasonably capable of being obtained by the applicable offeror.
The Merger Agreement also provides that each party will promptly (and in no event later than 24 hours after receipt of any acquisition proposal), advise the other orally and in writing of any acquisition proposal, any inquiry or indication of interest that could lead to an acquisition proposal or any request for nonpublic information relating to such party or its subsidiaries (including the identity of the third party making or submitting such acquisition proposal, inquiry, indication of interest or request, the material terms thereof and copies of any written material submitted therewith) that is made or submitted by any third party between the date of the Merger Agreement and the consummation of the Merger. Each party will keep the other informed on a prompt basis in all material respects with respect to the status of any such acquisition proposal, inquiry, indication of interest or request and any modification or proposed modification thereto and shall deliver copies of any written material submitted therewith.
The Merger Agreement provides that each party must have immediately ceased and caused to be terminated any discussions that existed at the date the Merger Agreement was signed with any third party that related to any acquisition proposal and such party must have promptly requested from each third party that executed a confidentiality agreement in connection with its consideration of making an acquisition proposal prior to the date of the Merger Agreement to return or destroy all confidential information concerning MedAvail or MYOS, as applicable, or any of their subsidiaries, as applicable, and promptly terminated all physical and electronic data access previously granted to such third party.
Meetings of Equity Holders
MYOS is obligated under the Merger Agreement to take all action necessary under applicable legal requirements to call, give notice of and hold a special meeting of its shareholders to vote on the MYOS Shareholder Approval Matters. The MYOS Special Meeting will be held as promptly as practicable, but in any event, within twenty days after the effective date of the registration statement on Form S-4 of which this proxy statement/prospectus/information statement forms a part.
If on a date preceding the date on which or the date on which the MYOS Special Meeting is scheduled, MYOS reasonably believes that (i) it will not receive proxies sufficient to obtain the requisite shareholder approval, whether or not a quorum would be present or (ii) it will not have sufficient shares of MYOS Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the MYOS Special Meeting, MYOS may (or will, at MedAvail’s direction) postpone or adjourn, or make one or more successive postponements or adjournments of, the MYOS Special Meeting as long as the date of the MYOS Special Meeting is not postponed or adjourned more than an aggregate of 15 calendar days in connection with any postponements or adjournments in reliance on the preceding sentence. In the event that during the five business days prior to the date that the MYOS Special Meeting is then scheduled to be held, MYOS delivers a notice of an intent to make a MYOS change in recommendation, MedAvail may direct MYOS to recess or adjourn the MYOS Special Meeting for up to five business days and MYOS must promptly, and in any event no later than the next business day, recess or adjourn the MYOS Special Meeting in accordance with the MedAvail’s direction. In addition, in the event the MYOS Special Meeting is scheduled to occur less than two business days after the publication of the announcement of the exchange ratio, MYOS may, or MedAvail may direct MYOS to, recess or adjourn the MYOS Special Meeting until the date such that the meeting would be held on the date that is two business days following the publication of the announcement of the exchange ratio.
MedAvail is obligated under the Merger Agreement to obtain written consents of its stockholders sufficient for purposes of (i) adopting the Merger Agreement and approving the Merger and all other transactions contemplated by the Merger Agreement, (ii) acknowledging that such approval given is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, and that such stockholder has received and read a copy of Section 262 of the DGCL, and (iii) acknowledging that by its approval of the Merger such stockholder is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its MedAvail capital stock under Delaware Law (clauses (i) though (iii) collectively, the “MedAvail stockholder matters”) no later than 11:59 pm on the date of the Special Meeting of MYOS shareholders to approve the Merger. Subject to the terms of any applicable voting agreements, stockholders of MedAvail that execute written consents approving the MedAvail stockholder matters may revoke such consent until such time as the Special Meeting of MYOS shareholders to approve the Merger has concluded.
Covenants; Conduct of Business Pending the Merger
MedAvail agreed that to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, and in substantially the same manner as conducted previously. MedAvail also agreed that, subject to certain limited exceptions, without the written consent of MYOS, it will not, and will not permit its subsidiaries to do any of the following during the period prior to closing of the Merger:
•other than in connection with a pre-closing financing and other than any amendment stating that the allocation of consideration pursuant to the Merger Agreement satisfies any applicable provisions of the MedAvail amended and restated certificate of incorporation, amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;
•sell, issue, pledge, dispose of, encumber, or authorize any of the foregoing, any shares of capital stock or other ownership or economic interest, or other security of MedAvail, except for (i) shares of MedAvail capital stock issued upon exercise or conversion of any stock options under employee equity incentive plans, warrants, convertible notes or other rights to acquire any capital stock, in each case, outstanding prior to the date of the Merger Agreement and (ii) any securities issued in connection with a pre-closing financing;
•redeem, repurchase or otherwise acquire, directly or indirectly, any shares of MedAvail capital stock or other securities of MedAvail (other than pursuant a repurchase right in favor of MedAvail with respect to unvested shares at no more than cost);
•(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries (except pursuant to any contract to which MedAvail or one of its subsidiaries is a party as of the date of the Merger Agreement), or propose to do any of the foregoing; or
•take any action, other than as required by applicable legal requirements or GAAP, to change accounting policies or procedures.
MYOS agreed that to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, and in substantially the same manner as conducted previously. MYOS also agreed that, subject to certain limited exceptions, without the written consent of MedAvail, it will not, and will not permit its subsidiaries to do any of the following during the period prior to closing of the Merger:
•except for the amendment and restatement of its amended and restated articles of incorporation to effect the proposed reverse stock split and increase in the authorized number of shares of MYOS Common Stock, amend or otherwise change its articles of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise, or form any subsidiary (other than Spin Out Sub);
•issue, sell, pledge, dispose of, or encumber, or authorize any of the foregoing, any capital stock or other security (except for the shares of MYOS Common Stock to be issued in the Merger, MYOS Common Stock issued upon the valid exercise of outstanding MYOS stock options under currently existing employee equity incentive plans or pursuant to outstanding warrants, or other rights to convert into or exercise for shares of MYOS capital stock, which options, warrants, or rights, as the case may be, are outstanding on the date of the Merger Agreement), solely to the extent such issuances comply with all applicable legal requirements and would not require public disclosure by MYOS of material nonpublic information that MYOS would not otherwise be obligated to disclose;
•redeem, repurchase or otherwise acquire, directly or indirectly, any shares of MYOS capital stock, other than as may be required by the reverse stock split;
•incur any indebtedness or sell, pledge, dispose of or create an encumbrance over any assets, except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, and (ii) dispositions of obsolete or worthless assets in a manner consistent with past practice;
•accelerate, amend, or change the period (or permit any acceleration, amendment, or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be provided under MYOS’s equity incentive plan, contract, or the Merger Agreement, or as may be required by applicable legal requirements;
•(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except the dividend of shares of Spin Out Sub to shareholders of MYOS as of the applicable Record Date, and except that a wholly owned subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries (except pursuant to any contract to which MYOS or one of its subsidiaries is a party as of the date of the Merger Agreement), or propose to do any of the foregoing;
•sell, assign, transfer, license, sublicense or otherwise dispose of any MYOS’s material intellectual property rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);
•(i) acquire by merger, consolidation, or acquisition of stock or assets any corporation, partnership or other business organization or division thereof or any other material property or assets, or allow any material property or assets to become subject to any encumbrance; (ii) enter into, terminate or amend any material terms of any material contract or grant any release or relinquishment of any material rights under any material contract; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000, taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by any of the foregoing;
•(i) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer (except for officers who are terminated on an involuntary basis), employee, or consultant; and (ii) establish, adopt, enter into, amend or pay any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, change of control or other plan, agreement, trust, fund, policy, payment, benefit, or arrangement of or to any director, officer, consultant, or employee, except for bonus awards that will be payable by Spin Out Sub following completion of the Spin Out Transaction;
•take any action, other than as required by applicable legal requirements or GAAP, to change accounting policies or procedures;
•make or change any material tax election inconsistent with past practices, adopt or change any tax accounting method, or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;
•pay, discharge, satisfy, modify or renegotiate any material claims or liabilities, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the financial statements of MYOS, or payments, discharges or satisfactions made in the ordinary course of business and consistent with past practice;
•enter into any material partnership arrangements, joint development agreements or strategic alliances;
•fail to maintain or renew any MYOS permits, licenses, registrations, authorizations, notices, variances, exemptions, orders and approvals from governmental bodies which are material to the operation of the business of MYOS and its subsidiaries taken as a whole;
•initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration; or
•except as would not be material to MYOS, incur any liabilities, dispose of any assets or otherwise take any actions other than in the ordinary course of business consistent with past practice, which liabilities, for the avoidance of doubt, shall be assumed by Spin Out Sub pursuant to the Spin Out Transaction.
Access to Information
MYOS and MedAvail agreed to:
•provide reasonable access to the other party during the period prior to the closing of the Merger, to such party’s properties, books, contracts, commitments and records (including tax records) and, during such period, to furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each will make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other’s business, properties and personnel as either party may reasonably request; provided that each party reserved the right to withhold any information if access to such information would be reasonably likely to result in any such party forfeiting attorney-client privilege between it and its counsel with respect to such information; and
•keep such information confidential in accordance with the terms of the currently effective confidentiality agreement between the parties; provided that MedAvail may make disclosure of such information pursuant to the terms of the Merger Agreement, including in connection with a pre-closing financing (provided that any third party receiving such information shall be required to execute a non-disclosure agreement on customary terms with respect to any information disclosed in connection therewith).

Pre-Closing Financing
The Merger Agreement contemplates that MedAvail may effect a pre-closing financing. Prior to the Effective Time, MYOS must use its reasonable best efforts, and must cause each its subsidiaries and representatives to use their respective reasonable efforts best, to cooperate as reasonably requested by MedAvail with any pre-closing financing.
A “pre-closing financing” means a transaction or series of transactions in which MedAvail issues shares of its capital stock (or securities convertible into or exercisable for MedAvail capital stock) primarily for capital raising purposes. For additional information on MedAvail’s anticipated Private Placement, which shall satisfy MedAvail’s obligations to effect a pre-closing financing prior to the Effective Time, please see the section entitled Private Placement.
Spin Out Transaction
The Merger Agreement contemplates that prior to the Merger, MYOS shall (i) enter into an assignment and assumption agreement providing for the contribution of substantially all its assets and liabilities to Spin Out Sub, in exchange for all the outstanding shares of common stock of Spin Out Sub, (ii) consummate the contribution of substantially all of MYOS’s assets and liabilities to Spin Out Sub pursuant to the terms of the assignment and assumption agreement; and (iii) declare a pro rata dividend of all the outstanding shares of common stock of Spin Out Sub to the shareholders of MYOS existing on the Record Date. MYOS and Spin Out Sub shall cause the Spin Out Transaction to comply with all applicable legal requirements. For additional information on assignment and assumption agreement, please see the section entitled Spin Out Transaction.
The Merger Agreement provides that at 12:01 A.M. pacific time (or as soon as reasonably practicable thereafter) on the business day following the closing date of the Merger, MYOS shall issue the dividend of outstanding shares Spin Out Sub to the record holders of MYOS Common Stock as of the Record Date. MYOS shall not amend, modify or waive any provisions of the assignment and assumption agreement without the prior written consent of MedAvail, which consent shall not be unreasonably withheld, delayed or conditioned. Prior to the closing of the Merger, MYOS shall (i) use its commercially reasonable best efforts to seek and obtain written agreements in form and substance reasonably acceptable MedAvail from all parties to contracts that are transferred and assigned in connection with the Spin Out Transaction, releasing MYOS from any and all liabilities and obligations under such contracts, (ii) provide evidence reasonably satisfactory to MedAvail that no material tax will arise to MYOS as a result of the Spin Out Transaction, and (iii) deliver to MedAvail a schedule, which schedule shall be reasonably acceptable to MedAvail, setting forth the list of contracts and other assets and all related liabilities and obligations to be transferred as part of the Spin Out Transaction. The Spin Out Transaction shall not result in any liability to the MedAvail, the surviving corporation of the Merger, or MYOS.
Reincorporation
MYOS has agreed that promptly following the closing of the Merger, MYOS will cause a certificate of conversion to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and articles of conversion to be executed and filed with the Secretary of State of the State of Nevada to effect MYOS’s conversion from a Nevada corporation to a Delaware corporation in accordance with the relevant provisions of the Delaware General Corporation Law and the Nevada Revised Statutes. The Reincorporation will become effective at such time as such certificate of conversion has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the parties and specified in such certificate.
At the effective time of the Reincorporation: (i) the articles of incorporation of MYOS will be replaced with the certificate of incorporation substantially in the form attached as Annex B; and (ii) the bylaws of MYOS will be replaced with the bylaws substantially in the form attached as Annex C.

Other Agreements
MYOS and MedAvail agreed that:
•from and after the effective time of the Merger, MYOS and the surviving corporation will fulfill and honor in all respects the obligations of MedAvail and MYOS which existed prior to the date of the Merger Agreement to indemnify each of MedAvail’s and MYOS’s present and former directors and officers, and their heirs, executors and assigns;
•MedAvail may secure a “tail” policy on its existing directors’ and officers’ liability insurance policy for a period of six years;
•MYOS must maintain either a directors and officers’ liability insurance policy or a “tail” policy on MYOS’s existing directors and officers for a period of six years;
•the parties will agree on an initial press release with respect to the execution and delivery of the Merger Agreement, and thereafter, the parties will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger, Merger Agreement or any party’s future business plans following the closing of the Merger, and will not issue any such press release or make any such public statement without the prior consent of the other party, subject to certain exceptions;
•MYOS must promptly notify MedAvail of any litigation brought, or threatened, against such party and/or members of its board of directors or any of its officers relating to the Merger Agreement and the transactions contemplated thereby. MYOS must (i) give MedAvail the opportunity to participate in the defense, settlement or prosecution of any transaction litigation; (ii) consult with the MedAvail with respect to the defense, settlement and prosecution of any transaction litigation; and (iii) consider in good faith MedAvail’s advice with respect to any transaction litigation, subject to a customary joint defense agreement if reasonably practicable, and shall not agree to any settlement of transaction litigation to without MedAvail’s prior written consent;
•each party will give prompt notice to the other of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause any representation or warranty contained in the Material Agreement to be untrue or inaccurate such that the conditions to closing applicable to such party would fail to be satisfied as of the closing of the Merger, and (ii) any failure of such party materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement such that the conditions to closing applicable to such party would fail to be satisfied as of the closing of the Merger;
•each party will give prompt notice to the other of: (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger or other transactions contemplated by the Merger Agreement; (ii) any notice or other communication from any governmental entity in connection with the Merger or other transactions contemplated by the Merger Agreement; and (iii) any change that would be considered reasonably likely to result in a material adverse effect;
•each party will cooperate in the preparation, execution and filing of all materials regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the with the Merger and other transactions contemplated by the Merger Agreement that are required or permitted to be filed on or before the Effective Time;
•MYOS will file the amendment and restatement of its amended and restated articles of incorporation (effecting the Reverse Stock Split, the increase in the number of authorized shares of MYOS Common Stock, and the name change from “MYOS RENS Technology Inc.” to “MedAvail Holdings, Inc.”) with the Secretary of State of the State of Nevada to become effective immediately prior to the effective time of the Merger;

•to take all such steps as may be required (to the extent permitted under applicable legal requirements) to cause any acquisition of MYOS Common Stock (including derivative securities with respect to such stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to MYOS, to be exempt under Rule 16b-3 under the Exchange Act;
•MYOS will terminate or cause Spin Out Sub to assume, each MYOS 401(k) plan or any other MYOS employment plan related to medical, dental, life insurance or similar benefits, with such terminations to be effective as of the day immediately preceding the date of the closing of the Merger. Prior to the closing of the Merger, MYOS will cancel each outstanding option to purchase shares of MYOS Common Stock and shall terminate, or cause Spin Out Sub to assume, each equity incentive plan of MYOS, in each case, as of immediately prior to the closing of the Merger;
•the parties will use their respective reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended or Code, including by executing and delivering customary tax representation letters to MedAvail’s and/or MYOS’s counsel, as applicable. None of the parties may take any actions, fail to take any actions, or cause any action to be taken which would reasonably be expected to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code;
•the parties will treat the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant tax purposes, unless otherwise required;
•MYOS must submit to the holders of MYOS Common Stock at the MYOS Special Meeting a proposal to approve and adopt the amendment and restatement of the amended and restated articles of incorporation of MYOS (i) authorizing the MYOS Board to effect the Reverse Stock Split at a ratio to be determined by MedAvail and within a range approved by the holders of MYOS Common Stock and (ii) increasing the number of authorized shares of MYOS Common Stock to an amount to be determined by MedAvail. MYOS must cause the Reverse Stock Split to be implemented and take effect immediately prior to the effective time of the Merger; and
•MYOS will (i) to maintain its existing listing on Nasdaq until the closing of the Merger and will obtain approval of the listing of the Post-Merger Public Company on Nasdaq, (ii) to the extent required by the rules and regulations of Nasdaq, to prepare and submit to Nasdaq a notification form for the listing of the shares of MYOS Common Stock to be issued in connection with the contemplated transactions, and to cause such shares to be approved for listing (subject to official notice of issuance); (iii) to effect the Reverse Stock Split and (iv) to the extent required by Nasdaq, to file a Nasdaq Listing Application for the MYOS Common Stock on Nasdaq and to cause such Nasdaq application to be conditionally approved prior to closing of the Merger.
Termination of the Merger Agreement
The Merger Agreement may be terminated at any time before the completion of the Merger, whether before or after the required equity holder approvals to complete the Merger have been obtained, as set forth below:
1.by mutual written consent of MedAvail and MYOS duly authorized by each of their respective board of directors;
2.by either MYOS or MedAvail if the Merger has not been consummated by December 30, 2020 (provided, however, that the right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been a primary cause of the failure of the Merger to occur on or before such date);
3.by MYOS or MedAvail if a court of competent jurisdiction or other governmental body has issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

4.by MYOS if MedAvail did not obtain the written consent of a requisite number of its equity holders necessary to adopt the Merger Agreement and approve the Merger and related matters by 11:59 pm on the date of the Special Meeting of MYOS shareholders to approve the Merger, but this right to terminate the Merger Agreement will not be available to MYOS (i) once MedAvail obtains such approval or (ii) if MYOS’s failure to fulfill any obligation under the Merger Agreement was a primary cause of MedAvail’s failure to obtain the written consent of a requite number of its equity holders necessary to adopt the Merger Agreement and approve the Merger and related matters;
5.by MYOS or MedAvail if the MYOS Special Meeting has been held, and shareholders of MYOS do not approve the MYOS Shareholder Approval Matters at the MYOS Special Meeting (including any adjournments and postponements thereof), but the right to terminate the Merger Agreement pursuant to this provision will not be available to any party whose failure to fulfill any obligation under
◦the Merger Agreement has been a primary cause of the failure of the MYOS shareholders to approve the Merger or the issuance of MYOS Common Stock in the Merger at the MYOS Special Meeting;
6.by MedAvail, at any time prior to the approval by MYOS’s shareholders of the Merger and the issuance of the shares of MYOS Common Stock pursuant in the Merger, if:
◦the MYOS Board fails to recommend that the shareholders of MYOS vote to approve the MYOS Shareholder Approval Matters, or withdraws or modifies its recommendation;
◦MYOS fails to include in this proxy statement/prospectus/information statement such recommendation;
◦MYOS fails to hold the MYOS Special Meeting within 60 days after the registration statement on Form S-4, of which this proxy statement/prospectus/information statement is a part, is declared effective under the Securities Act, other than to the extent that such registration statement is subject to a stop order or proceeding, or threatened proceeding by the SEC, seeking a stop order with respect to such registration statement, in which case such 60-day period will be tolled for the earlier of sixty days or so long as such stop order remains in effect or proceeding or threatened proceeding remains pending;
◦the MYOS Board approves, endorses or recommends any acquisition proposal, as defined in the section entitled “The Merger Agreement — No Solicitation” in this proxy statement/prospectus/information statement;
◦MYOS enters into any letter of intent or similar document or any contract relating to any acquisition proposal, other than a confidentiality agreement permitted pursuant to the Merger Agreement;
◦a tender offer or exchange offer or similar transaction constituting an acquisition proposal with respect to MYOS has commenced, or the intention to commence such a transaction has been publicly announced by a third party, and within 10 days thereof the MYOS Board fails to recommend that MYOS’s shareholders reject such transaction and reaffirm its recommendation that MYOS shareholders approve the MYOS Shareholder Approval Matters; or
◦MYOS or any director, officer or agent of MYOS willfully and intentionally breaches the no solicitation provisions set forth in the Merger Agreement (each of the above clauses is referred to as a MYOS triggering event);
7.by MedAvail (at any time prior to the affirmative vote of the holders of (x) a majority in voting power of the outstanding shares of MedAvail capital stock outstanding on the applicable record date (voting together as one class, on an as-converted to MedAvail capital stock basis) and (y) 60% (sixty percent) of voting power of the outstanding shares of MedAvail preferred stock outstanding on the applicable record date (voting together as one class, on an as-converted to MedAvail capital stock basis) being obtained), if (A) MedAvail received an unsolicited, bona fide written acquisition proposal made by a third party that (1) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Merger Agreement and (2) the terms of which the board of directors of MedAvail determines, in its reasonable judgment after consulting in good faith with an independent financial advisor and its outside legal counsel, to be more favorable to its stockholders from a financial point of view than the terms of the Merger, as well as the likelihood of the consummation thereof, which consideration shall include whether any financing is or may be required to consummate the transaction contemplated by such proposal, and whether such financing is committed and is reasonably capable of being obtained by the applicable offeror, (B) MedAvail has complied with its obligations in the Merger Agreement with respect to such superior offer, (C) MedAvail concurrently terminates the Merger Agreement and enters into a definitive agreement that contemplates or otherwise relates to an acquisition proposal that constitutes a superior offer with respect to such an offer and (D) substantially concurrently with such termination, MedAvail pays to MYOS the specified MedAvail termination fee;
8.by MYOS, at any time prior to the adoption of the Merger Agreement by the shareholders of MedAvail if:
◦the MedAvail Board fails to recommend that the MedAvail stockholders vote to adopt and approve the Merger Agreement or withdraws or modifies its recommendation;
◦MedAvail fails to include in this proxy statement/prospectus/information statement such recommendation;
◦the MedAvail Board approves, endorses or recommends any acquisition proposal, as defined in the section entitled “The Merger Agreement — No Solicitation” in this proxy statement/prospectus/information statement;
◦MedAvail enters into any binding letter of intent or similar document or any contract relating to any acquisition proposal;
◦a tender offer or exchange offer or similar transaction constituting an acquisition proposal with respect to MedAvail has commenced, or the intention to commence such a transaction has been publicly announced by a third party, and within 10 days thereof the MedAvail Board fails to recommend that MedAvail stockholders reject such transaction and reaffirm its recommendation that MedAvail shareholders adopt and approve the Merger Agreement; or
◦MedAvail or any director, officer or agent of MedAvail willfully and intentionally breaches the no solicitation provisions set forth in the Merger Agreement (each of the above clauses is referred to as an MedAvail triggering event);
9.by MYOS if MedAvail has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of MedAvail has become inaccurate, in either case such that the conditions to the closing of the Merger would not be satisfied as of the time of such breach or as of the time such representation or warranty has become inaccurate, but if such breach or inaccuracy is curable, then the Merger Agreement will not terminate pursuant to this provision as a result of such particular breach or inaccuracy unless such or inaccuracy remains uncured as of the tenth business day following the date MYOS delivers written notice to MedAvail of such breach or inaccuracy and its intention to terminate the Merger Agreement pursuant to this provision; provided that no termination may be made pursuant to this provision solely as a result of failure MedAvail to receive the requisite approval of its shareholders to adopt and approve the Merger Agreement; and
10.by MedAvail if MYOS has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of MYOS has become inaccurate, in either case such that the conditions to the closing of the Merger would not be satisfied as of the time of such breach or as of the time such representation or warranty has become inaccurate, but if such breach or inaccuracy is curable, then the Merger Agreement will not terminate pursuant to this provision as a result of such particular breach or inaccuracy unless such or inaccuracy remains uncured as of the tenth business day following the date MedAvail delivers written notice to MYOS of such breach or inaccuracy and its intention to terminate the Merger Agreement pursuant to this provision; provided that no termination may be made pursuant to this provision solely as a result of failure of MYOS to receive the requisite approval of its shareholders to approve the Merger, the issuance of MYOS Common Stock or the amendment and restatement of the amended and restated articles of incorporation of MYOS, including for purposes of effectuating the Reverse Stock Split.
Termination Fee
Fee payable by MYOS
MYOS must pay MedAvail a termination fee of $0.5 million if:
•(i) the Merger Agreement is terminated pursuant to the provisions thereof summarized in clauses 2, 5 and 10 above, (ii) at any time before such termination and before the MYOS Special Meeting an acquisition proposal with respect to MYOS has been publicly announced, disclosed or otherwise communicated to MYOS’s board of directors or to MYOS’s shareholders generally and (iii) within twelve months after the date of such termination, MYOS enters into a definitive agreement with respect to any acquisition transaction or consummates an acquisition transaction as defined above in the section entitled “The Merger Agreement — No Solicitation,” (with all references to 15% in the definition of acquisition transaction being treated as references to 50%); or
•MedAvail terminates the Merger Agreement pursuant to the provisions thereof summarized in clause 6 above.
MYOS must reimburse MedAvail for all reasonable fees and expenses incurred by MedAvail in connection with the Merger Agreement and the transactions contemplated thereby, up to a maximum of $0.5 million, if:
•the Merger Agreement is terminated by MedAvail pursuant to the provisions thereof summarized in clauses 5, or 10 above; or
•the Merger Agreement is terminated by MYOS pursuant to the provisions thereof summarized in clauses 2 or 5 above, but only if at such time MedAvail would have been permitted to terminate the Merger Agreement pursuant to the provisions thereof summarized in clauses 5 or 10 above.
If MedAvail is entitled to reimbursement for expenses and the $0.5 million termination fee, MYOS’s liability is capped at $0.5 million and in no event will MYOS be required to pay MedAvail any amount in excess of $0.5 million in the event of termination of the Merger Agreement.
Fee payable by MedAvail
MedAvail must pay MYOS a termination fee of $0.75 million if:
•(i) the Merger Agreement is terminated pursuant to the provisions thereof summarized in clauses 2, 4, and 9 above, (ii) at any time before such termination and before the earlier of the MYOS Special Meeting or the delivery by MedAvail of the written consent of the requisite number of its stockholders necessary to adopt and approve the Merger Agreement by 11:59 pm on the date of the Special Meeting of MYOS shareholders to approve the Merger, an acquisition proposal with respect to MedAvail has been publicly announced, disclosed or otherwise communicated to MedAvail’s board of directors or to MedAvail’s stockholders generally and (iii) within twelve months after the date of such termination, MedAvail enters into a definitive agreement with respect to any acquisition transaction or consummates an acquisition transaction as defined above in the section entitled “The Merger Agreement — No Solicitation,” (with all references to 15% in the definition of acquisition transaction being treated as references to 50%).
•MedAvail terminates the Merger Agreement pursuant to the provisions thereof summarized in clause 7 above.
•MYOS terminates the Merger Agreement pursuant to the provisions thereof summarized in clause 8 above.

MedAvail must reimburse MYOS for all reasonable fees and expenses incurred by MYOS in connection with the Merger Agreement and the transactions contemplated thereby, up to a maximum of $0.5 million if:
•the Merger Agreement is terminated by MYOS pursuant to the provisions thereof summarized in clauses 4 or 9 above; or
•the Merger Agreement is terminated by MedAvail pursuant to the provisions thereof summarized in clauses 2 or 4 above, but only if at such time MYOS would have been permitted to terminate the Merger Agreement pursuant to the provisions thereof summarized in clauses 4 or 9 above.
If MYOS is entitled to reimbursement for expenses and the $0.75 million termination fee, MedAvail’s liability is capped at $0.75 million and in no event will MedAvail be required to pay MYOS any amount in excess of $0.75 million in the event of termination of the Merger Agreement.
Amendment
The Merger Agreement may be amended by the parties at any time prior to the Effective Time, except that after the Merger Agreement has been adopted and approved by the equity holders of MYOS or MedAvail, no amendment which by legal requirements requires further approval by the equity holders of MYOS or MedAvail, as the case may be, shall be made without such further approval.
Specific Performance
The parties to the Merger Agreement acknowledged and agreed in the Merger Agreement that irreparable injury would occur if any provision of the Merger Agreement were not performed in accordance with its specific terms. The parties further agreed that each party is entitled to an injunction or injunctions to prevent breaches of the Merger Agreement or to enforce specifically the performance of the terms and provisions of the Merger Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the necessity of posting any bond or other type of security.
Governing Law
The Merger Agreement is governed by Delaware law, without regard to any applicable conflicts of laws provisions.

AGREEMENTS RELATED TO THE MERGER
Voting Agreements
In order to induce MYOS to enter into the Merger Agreement, MedAvail directors, officers and certain security holders of MedAvail who beneficially own or control approximately 90%, collectively, of MedAvail’s outstanding capital stock on an as-converted to common stock basis as of the date of the Merger Agreement entered into voting agreements in favor of MedAvail pursuant to which, among other things, each of these security holders agreed, solely in its capacity as a security holder, to vote all of its shares of MedAvail capital stock, if any, in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement, and any other matter that is reasonably necessary to facilitate the consummation of the Merger and the other transactions contemplated by the Merger Agreement, against any acquisition proposal as (other than a pre-closing financing), and against any other matter that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement. These security holders also granted MedAvail an irrevocable proxy to their respective shares of MedAvail capital stock in accordance with the voting agreements, with such proxy to become effective solely in the event of any failure by such security holders to act in accordance with their obligations under the voting agreement. These security holders also agreed not to exercise any rights that they may have to demand appraisal with respect to their shares of MedAvail capital stock in connection with the Merger.
Under the voting agreement, subject to certain exceptions, the security holders also agreed not to sell or transfer MedAvail capital stock and securities held by them until the earliest of the termination of the Merger Agreement, the Effective Time or such date and time as designated by MedAvail in writing to such security holders. To the extent that any such sale or transfer is permitted pursuant to the exceptions included in the voting agreement, each person to whom any shares of MedAvail capital stock or securities are so sold or transferred must agree in writing to be bound by the terms and provisions of the voting agreement. These voting agreements will expire upon the earliest occurrence of (A) the Effective Time, (B) the date and time of the valid termination of the Merger Agreement in accordance with its terms, (C) upon such time as the MedAvail board of directors withdraws or modifies its recommendation for the MedAvail stockholders to approve the Merger, and (D) such date and time as may be designated by MedAvail in a written notice to the counter party to such voting agreement.
In addition, in order to induce MedAvail to enter into the Merger Agreement, certain MYOS executive officers and directors who beneficially own or control approximately 46%, collectively, of MYOS’s outstanding shares of MYOS Common Stock the date of the Merger Agreement entered into voting agreements in favor of MYOS pursuant to which, among other things, each of these persons agreed, solely in his or her capacity as a security holder, to vote all of his or her shares of MYOS capital stock, if any, in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement, and any other matter that is reasonably necessary to facilitate the consummation of the Merger and the other transactions contemplated by the Merger Agreement, against any acquisition proposal, and against any other matter that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement. These security holders also granted MYOS an irrevocable proxy to their respective shares of MYOS capital stock in accordance with these voting agreement, with such proxy to become effective solely in the event of any failure by such security holders to act in accordance with their obligations under the voting agreement.
Under the voting agreement, subject to certain exceptions, the security holders also agreed not to sell or transfer MYOS capital stock and securities held by them until the earliest of the termination of the Merger Agreement, and the Effective Time or such date. To the extent that any such sale or transfer is permitted pursuant to the exceptions included in the voting agreement, each person to whom any shares of MYOS capital stock or securities are so sold or transferred must agree in writing to be bound by the terms and provisions of the voting agreement.
Lock-Up Agreements
MedAvail’s officers, directors and certain other stockholders of MedAvail entered into lock-up agreements, pursuant to which such securityholders agreed not to, except in limited circumstances, (i) offer, pledge, sell, contract to sell, sell any option or contract purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of or lend any shares of MYOS Common Stock or securities convertible into, exercisable or exchangeable for or that represent the right to receive MYOS Common Stock whether then owned or thereafter acquired, or the Securities, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, (iii) make any demand for or exercise any right with respect to the registration of any MYOS Common Stock or any security convertible into or exercisable or exchangeable for MYOS Common Stock or (iv) publicly disclose the intention to do any of the foregoing (each such restriction, the “lock-up restrictions”).
The lock-up restrictions automatically terminate with respect the Securities on the date that is 181 days following the Effective Time.
Promissory Note
On the closing date of the Merger, in addition to providing to Spin Out Sub a cash payment of $2.0 million, MedAvail will issue Spin Out Sub the Promissory Note in the amount of $3.0 million, payable in three installments within one year of the closing date, with the first $1.0 million being paid upon the closing of the Merger pursuant to the terms of the Promissory Note as a result of both of the following events having occurred on or prior to such payment: (i) the closing of the Merger and (ii) MYOS’s entry into a settlement and release agreement with Ren Ren, such that immediately following the closing of the Merger, Spin Out Sub shall receive a total of $3.0 million in cash from MedAvail, and the Promissory Note shall have an outstanding balance of $2.0 million. Following the closing, MYOS shall be entitled to reduce the outstanding principal amount of the promissory note by the amount of losses MYOS (and MYOS’s subsidiaries and affiliates and their respective officers, directors, and employees) are entitled to in respect of indemnification claims for (i) any acquired asset or assumed liability of Spin Out Sub as a result of the Spin Out Transaction, (ii) the conduct or operation of the business of Spin Out Sub or any subsidiary thereof, or (iii) the conduct or operation of the business of MYOS prior to the Effective Time.

PRIVATE PLACEMENT
Prior to the date of this proxy statement/prospectus/information statement, MedAvail entered into separate Securities Purchase Agreements with the Subscribers, pursuant to which the Subscribers agreed to purchase, and MedAvail agreed to sell to the Subscribers, an aggregate of 5,834,597 shares of MedAvail Common Stock, for a purchase price of $8.57 per share, to be exchanged for shares of MYOS Common Stock upon the closing of the Merger, in the Private Placement in which MedAvail expects to raise an aggregate of at least $50 million, less certain offering related expenses payable by MedAvail, and the amount raised in the Private Placement is expected to exceed the minimum private financing amount of $30 million that is a condition to the closing of the Merger. The Private Placement Shares, once exchanged for shares of MYOS Common Stock, will be identical to the shares of MYOS Common Stock that will be held by MYOS’s public shareholders at the time of the closing of the Merger.
The closing of the sale of Private Placement Shares, or the Private Placement Closing, will be contingent upon the substantially concurrent consummation of the Merger. The Private Placement Closing will occur on the date of, and immediately prior to, the consummation of the Merger and will be subject to customary conditions. The purpose of the sale of the Private Placement Shares is to raise additional capital for working capital following the consummation of the Merger and is a condition to closing of the Merger.
On March 23, 2016, MedAvail and a significant customer and investor entered into a subordinated secured convertible promissory five-year note in the principal amount of $10.0 million, with an accreted value of $12.9 million, or the 2016 Promissory Note. On May 26, 2020, MedAvail completed a convertible notes and warrants offering to certain of its existing investors whereby those investors purchased notes, or the 2020 Notes, with a value of $8.4 million and warrants on a pro rata basis with their existing investments in MedAvail preferred stock.
Upon closing the Private Placement and prior to the Merger, the 2016 Promissory Note, and the 2020 Notes will be converted into shares of MedAvail Common Stock at a conversion price of $8.57 per share. On completion of the Merger, the shares of MedAvail Common Stock issued under the Private Placement and upon conversion of the 2016 promissory note and the 2020 Notes will be converted into shares of MYOS Common Stock based on the Exchange Ratio, which will subsequently convert pursuant to the Reincorporation into the Post-Merger Public Company’s shares, listed on The Nasdaq Capital Markets exchange under the new ticker “MDVL”.

SPIN OUT TRANSACTION AND PROMISSORY NOTE
The Merger Agreement provides that, prior to the consummation of the Merger, MYOS will transfer and assign all of its assets and liabilities into Spin Out Sub pursuant to an Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) and a related Subscription and Stock Purchase Agreement (the “Subscription and Stock Purchase Agreement”). The shares of Spin Out Sub, immediately after the closing of the Merger, will be spun-out from the Post-Merger Public Company through a dividend of the stock of Spin Out Sub to the Pre-Merger MYOS Shareholders, resulting in Spin Out Sub continuing the current business operations of MYOS as a private company. On the closing date of the Merger, in addition to providing to Spin Out Sub a cash payment of $2.0 million, MedAvail will issue Spin Out Sub the Promissory Note in the amount of $3.0 million, payable in three installments within one year of the closing date, with the first $1.0 million being paid upon the closing of the Merger pursuant to the terms of the Promissory Note as a result of both of the following events having occurred on or prior to such payment: (i) the closing of the Merger and (ii) MYOS’s entry into a settlement and release agreement with Ren Ren, such that immediately following the closing of the Merger, Spin Out Sub shall receive a total of $3.0 million in cash from MedAvail, and the Promissory Note shall have an outstanding balance of $2.0 million.

REINCORPORATION
The Merger Agreement provides that, following the consummation of the Spin Out Transaction, MYOS will reincorporate MYOS from the state of Nevada to state of Delaware.
The principal effects of the Reincorporation will be that:
1.The affairs of the MYOS will cease to be governed by the corporate laws of the state of Nevada and will become subject to the corporate laws of the state of Delaware.
2.Following the Reincorporation, the resulting entity, or the Reincorporated Entity, will be the same entity as currently incorporated in the state of Nevada, or the Pre-Reincorporated Entity, and will continue with all of the rights, privileges and powers of the Pre-Reincorporated Entity, will possess all of the properties of the Pre-Reincorporated Entity, will continue with all of the debts, liabilities and obligations of the Pre-Reincorporated Entity (after taking into account the Spin Out Transaction) and will continue with the officers and directors of the Post-Merger Public Company, as further described below in the Section entitled “Management Following the Merger — Executive Officers and Directors.”
3.When the Reincorporation becomes effective, all of the issued and outstanding shares of common stock of the Pre-Reincorporated Entity will be automatically converted into issued and outstanding shares of common stock of the Reincorporated Entity, without any further action on the part of its shareholders. The Reincorporated Entity will continue to file periodic reports and other documents with the SEC. The Reincorporation will not change the respective positions of the Pre-Reincorporated Company or its shareholders under federal securities laws. Shares of the Pre-Reincorporated Entity’s common stock that are freely tradable prior to the Reincorporation will continue to be freely tradable after the Reincorporation, and shares of the Pre-Reincorporated Entity’s common stock that are subject to restrictions prior to the Reincorporation will continue to be subject to the same restrictions after the Reincorporation. For purposes of computing compliance with the holding period requirement of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), shareholders will be deemed to have acquired the Reincorporated Entity’s common stock on the date they acquired their shares of Pre-Reincorporated Entity’s common stock.
4.The common stock of the Reincorporated Entity will continue to be listed on The Nasdaq Capital Market but quoted with a new trading symbol.
Following the Reincorporation, all of the Post-Merger Public Company’s employee benefit and incentive plans will become the Reincorporated Entity’s plans, and each option, equity award or other right issued under such plans will automatically be converted into an option, equity award or right to purchase or receive the same number of shares of the Reincorporated Entity’s common stock, at the same price per share, upon the same terms and subject to the same conditions as before the Reincorporation.
Plan of Conversion
To accomplish the Reincorporation, the MYOS Board has adopted a plan of conversion, or Plan of Conversion, substantially in the form attached hereto as Annex F. The Plan of Conversion provides that the Post-Merger Public Company will convert into a Delaware corporation and thereafter will be subject to the General Corporation Law of the State of Delaware, or the DGCL.
The Reincorporation will be effected at such time as the Pre-Reincorporated Entity determines by filing with (1) the Secretary of State of the State of Nevada articles of conversion, in the form attached hereto as Annex G, or the Articles of Conversion, and (2) the Secretary of State of the State of Delaware (i) the certificate of conversion, substantially in the form attached hereto as Annex H, or the Certificate of Conversion and (ii) the certificate of incorporation, substantially in the form attached hereto as Annex B, or the Delaware Certificate. In addition, following the Reincorporation, the Post-Merger Public Company’s board of directors will adopt the bylaws of the Reincorporated Entity, or the Delaware Bylaws, substantially in the form attached hereto as Annex C.

The Reincorporation would become effective upon the filing (and acceptance thereof by the Secretary of State of the State of Nevada) of the Articles of Conversion and the filing (and acceptance thereof by the Secretary of State of the State of Delaware) of the Certificate of Conversion and the Delaware Certificate, or such later time as is specified on such certificates.
Effects of Reincorporation
Apart from being governed by the Delaware Certificate, the Delaware Bylaws and the DGCL, the Reincorporated Entity will effectively be the same entity as the Pre-Reincorporated Entity. By virtue of the Reincorporation (and other than as contemplated in connection with the Spin Out Transaction), all rights, privileges, and powers of the Pre-Reincorporated Entity, all property owned by the Pre-Reincorporated Entity, all debts owed to the Pre-Reincorporated Entity and all other causes of action belonging to the Pre-Reincorporated Entity immediately prior to the Reincorporation will remain vested in the Reincorporated Entity following the Reincorporation. In addition, by virtue of the Reincorporation, all debts, liabilities and duties of the Pre-Reincorporated Entity immediately prior to the Reincorporation will remain attached to the Reincorporated Entity following the Reincorporation.
Upon effectiveness of the Reincorporation all shares of common stock of the Pre-Reincorporated Entity will automatically be converted into shares of common stock of the Reincorporated Entity, without any further action on the part of the shareholders. The Reincorporation will have no effect on the transferability of the shares or the trading of the shares of common stock on The Nasdaq Capital Market under the same trading symbol “MDVL”. The Reincorporated Entity will continue to file periodic reports and other documents as and to the extent required by the rules and regulations of the SEC. Shares of the Pre-Reincorporated Entity’s common stock that are freely tradable prior to the Reincorporation will continue to be freely tradable as shares of the Reincorporated Entity’s common stock, and shares of the Pre-Reincorporated Entity’s common stock that are subject to restrictions prior to the Reincorporation will continue to be subject to the same restrictions as shares of the Reincorporated Entity’s common stock. The Reincorporation will not change the respective positions of the Pre-Reincorporated Entity or its shareholders under federal securities laws.
Upon effectiveness of the Reincorporation, (i) the Pre-Reincorporated Entity’s directors and officers will become all of the directors and officers of the Reincorporated Entity, (ii) all of the Pre-Reincorporated Entity’s employee benefit and incentive plans will become the Reincorporated Entity plans, and each option, equity award or other right issued under such plans will automatically be converted into an option, equity award or right to purchase or receive the same number of shares of the Reincorporated Entity’s common stock, at the same price per share, upon the same terms and subject to the same conditions as before the Reincorporation.
MYOS and MedAvail believe that the Reincorporation will not affect any of the Post-Merger Public Company’s material contracts with any third parties, and that our rights and obligations under such material contractual arrangements will continue as our rights and obligations after the Reincorporation.
Material U.S. Federal Income Tax Consequences of the Reincorporation to U.S. Holders
The discussion of U.S. federal income tax consequences set forth below is for general information only and does not purport to be a complete discussion or analysis of all potential tax consequences that may apply to a shareholder. Shareholders are urged to consult their tax advisors to determine the particular tax consequences of the Reincorporation, including the applicability and effect of federal, state, local, foreign and other tax laws.
The Reincorporation provided for in the Plan of Conversion is intended to be a tax-free reorganization under Section 368(a)(1)(F) of the Code. Assuming the Reincorporation qualifies as a reorganization, no gain or loss will be recognized to the holders of our capital stock as a result of consummation of the Reincorporation, and no gain or loss will be recognized by us. You will have the same basis in the Reincorporated Entity’s common stock received by you pursuant to the Reincorporation as you have in the shares of the Pre-Reincorporated Entity’s common stock held by you as of immediately prior to the time the Reincorporation is consummated. Your holding period with respect to the Reincorporated Entity’s common stock will include the period during which you held the corresponding shares of the Pre-Reincorporated Entity’s common stock, provided the latter was held by you as a capital asset at the time of consummation of the Reincorporation.

Accounting Treatment
MYOS and MedAvail expect that the Reincorporation will have no effect from an accounting perspective because there is no change in the entity as a result of the Reincorporation. As such, the Post-Merger Public Company’s financial statements previously filed with the SEC will remain its financial statements following the Reincorporation.
Comparison of Shareholder Rights Before and After the Reincorporation
Because of the differences between the NRS and DGCL, as well as differences between MYOS’s current articles of incorporation and bylaws and the Delaware Certificate and Delaware Bylaws, the Reincorporation will effect some changes in the rights of the Post-Merger Public Company’s shareholders, as more fully described under the section entitled “Matters Being Submitted to a Vote of MYOS Shareholders—MYOS Proposal No. 4: Approval of Reincorporation to Delaware —Comparison of Shareholder Rights Before and After the Reincorporation” beginning on page 133.

MATTERS BEING SUBMITTED TO A VOTE OF MYOS STOCKHOLDERS
MYOS Proposal No. 1: Approval of the Merger and the Issuance of Common Stock in the Merger
At the MYOS Special Meeting, MYOS shareholders will be asked to approve the Merger and the issuance of MYOS Common Stock pursuant to the Merger Agreement. Immediately following the Merger, it is expected that MedAvail stockholders, warrant holders and option holders will own approximately 96.5% of the fully-diluted common stock of MYOS, with existing MYOS shareholders and warrant holders holding approximately 3.5% of the fully-diluted common stock of MYOS.
The terms of, reasons for and other aspects of the Merger Agreement, the Merger and the issuance of MYOS Common Stock pursuant to the Merger Agreement are described in detail in the other sections in this proxy statement/prospectus/information statement.
Required Vote; Recommendation of Board of Directors
The affirmative vote of holders of a majority of the shares of MYOS Common Stock having voting power outstanding on the Record Date for the MYOS Special Meeting is required to approve the amendment and restatement of the amended and restated articles of incorporation of MYOS effecting the Reverse Stock Split of MYOS Common Stock
Presuming a quorum is present virtually in person or represented by proxy at the MYOS Special Meeting, the affirmative vote of the holders of a majority of the shares of MYOS Common Stock having voting power voting power outstanding on the Record Date for the MYOS Special Meeting is required for approval of MYOS Proposal No. 1. The Merger cannot be consummated without the approval of Proposal No. 1. In addition, the parties may not be obligated to consummate the Merger without the approval of Proposal No. 2-6.
THE MYOS BOARD RECOMMENDS THAT THE MYOS SHAREHOLDERS VOTE “FOR” MYOS PROPOSAL NO. 1 TO APPROVE THE MERGER AND THE ISSUANCE OF MYOS COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.
MYOS Proposal No. 2: Approval of the Amendment and Restatement of the Amended and Restated Articles of Incorporation of MYOS Effecting the Reverse Stock Split
General
At the MYOS Special Meeting, MYOS shareholders will be asked to approve the amendment and restatement of the amended and restated articles of incorporation of MYOS effecting a reverse stock split of the issued and outstanding shares of MYOS Common Stock, in accordance with a ratio to be determined by MedAvail, and approved by the MYOS Board, within a range of one share of MYOS Common Stock for every two to fifteen shares of MYOS Common Stock (or any number in between), or the Reverse Stock Split. Upon the effectiveness of the amendment and restatement of the amended and restated articles of incorporation of MYOS effectuating the Reverse Stock Split, or the split effective time, the shares of MYOS Common Stock immediately prior to the split effective time will be reclassified into a smaller number of shares such that a MYOS shareholder will own one share of MYOS Common Stock for each two to fifteen shares of issued common stock (or some number in between as applicable) held by that shareholder immediately prior to the split effective time.
If the MYOS shareholders approve the amendment and restatement of the amended and restated articles of incorporation of MYOS, MYOS and MedAvail will mutually agree, subject to the determination of the MYOS Board that it is in the best interests of MYOS and its shareholders, whether to effect a reverse stock split and, if so, the number of shares of common stock within the shareholder-approved range (between one-for-two and one-for-fifteen shares) which will be combined into one share of MYOS Common Stock. The MYOS Board believes that shareholder approval of this range of reverse stock split ratios (as opposed to approval of a single reverse stock split ratio) provides the MYOS Board with appropriate flexibility to achieve the purposes of the reverse stock split and, therefore, is in the best interests of MYOS and its shareholders. If MYOS Proposal No. 2 is approved, MYOS anticipates the Reverse Stock Split would become effective in connection with the closing of the Merger.

The MYOS Board may determine to effect the Reverse Stock Split, if it is approved by the shareholders, even if the other proposals to be acted upon at the MYOS Special Meeting are not approved, including the Merger and the issuance of shares of MYOS Common Stock pursuant to the Merger Agreement.
The form of the amendment and restatement of the amended and restated articles of incorporation of MYOS to effect the Reverse Stock Split, as more fully described below, will effect the Reverse Stock Split and will increase the number of authorized shares of MYOS Common Stock under the MYOS amended and restated articles of incorporation, but will not, in and of itself, change the par value of MYOS Common Stock or preferred stock.
Purpose
The MYOS Board approved the proposal approving the amendment and restatement of the amended and restated articles of incorporation of MYOS effecting the Reverse Stock Split for the following reasons:
1.the MYOS Board believes effecting the Reverse Stock Split is necessary to maintain the listing of the Post-Merger Public Company’s common stock on a national securities exchange given the minimum share price requirement of The Nasdaq Capital Market and other national securities exchanges for initial listings, and to help avoid a potential de-listing of MYOS Common Stock in the future; and
2.the Reverse Stock Split is also required to ensure that MYOS will have a sufficient number of authorized and unissued shares of common stock to consummate the Merger;
3.the Reverse Stock Split would bring the share price of the Post-Merger Public Company to a level that is customary among successful companies listed on the major US stock exchanges;
4.the anticipation increased share price resulting from the Reverse Stock Split could broaden the pool of potential investors into the Post-Merger Public Company by meeting the requirements of certain institutional investors who have internal policies prohibiting them from purchasing stocks below a certain minimum share price, and by meeting the requirements of certain financial advisors who have policies to discourage their clients from investing into such stocks; and
5.the increased share price resulting from the Reverse Stock Split could allow inclusion of the Post-Merger Public Company’s common stock in certain biotech indices, and thereby allow investment in the Post-Merger Public Company by certain index funds.
The Reverse Stock Split is necessary to ensure MYOS will have a sufficient number of authorized and unissued shares of Common Stock to consummate the Merger. If the requisite shareholders of MYOS approve the Merger and the issuance of MYOS Common Stock pursuant to the Merger Agreement but do not approve the Reverse Stock Split, MYOS will not have a sufficient authorized amount of common stock to consummate the Merger and will not be able to consummate the Merger.
Potential Increased Investor Interest
On September 1, 2020, MYOS Common Stock closed at $1.33 per share. An investment in MYOS Common Stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the MYOS Board believes that most investment funds are reluctant to invest in lower priced stocks.
There are risks associated with the Reverse Stock Split, including that the Reverse Stock Split may not result in an increase in the per share price of MYOS Common Stock.

MYOS cannot predict whether the Reverse Stock Split will increase the market price for MYOS Common Stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:
1.the market price per share of MYOS Common Stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares of MYOS Common Stock outstanding before the Reverse Stock Split;
2.the Reverse Stock Split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;
3.the Reverse Stock Split will result in increased trading volume in MYOS Common Stock;
4.the Reverse Stock Split will result in a per share price that will increase the ability of MYOS to attract and retain employees; or
5.that MYOS will otherwise meet the requirements of The Nasdaq Capital Market or other national securities exchange following the Reverse Stock Split.
The market price of MYOS Common Stock will also be based on performance of MYOS and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is effected and the market price of MYOS Common Stock declines, the percentage decline as an absolute number and as a percentage of the overall market capitalization of MYOS may be greater than would occur in the absence of the Reverse Stock Split. Furthermore, the liquidity of MYOS Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split.
Principal Effects of the Reverse Stock Split
The amendment and restatement of the amended and restated articles of incorporation of MYOS effecting the Reverse Stock Split is set forth in Annex E to this proxy statement/prospectus/information statement.
The Reverse Stock Split will be effected simultaneously for all outstanding shares of MYOS Common Stock. The Reverse Stock Split will affect all of the MYOS shareholders uniformly and will not affect any shareholder’s percentage ownership interests in MYOS, except to the extent that the Reverse Stock Split results in any of the MYOS shareholders owning a fractional share. Common stock issued pursuant to the Reverse Stock Split will remain fully paid and nonassessable. The Reverse Stock Split does not affect the total proportionate ownership of MYOS following the Merger. The Reverse Stock Split will not affect MYOS continuing to be subject to the periodic reporting requirements of the Exchange Act.
Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates
If the MYOS shareholders approve the amendment and restatement of the amended and restated articles of incorporation of MYOS effecting the Reverse Stock Split, and if the MYOS Board still believes that a Reverse Stock Split is in the best interests of MYOS and its shareholders, MYOS will file the amendment and restatement of the amended and restated articles of incorporation with the Secretary of State of the State of Nevada at such time as the MYOS Board has determined to be the appropriate split effective time. The MYOS Board may delay effecting the Reverse Stock Split without resoliciting shareholder approval. Beginning at the split effective time, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.
As soon as practicable after the split effective time and effectiveness of the Reincorporation, shareholders will be notified that the Reverse Stock Split and Reincorporation have been effected. MYOS expects that the MYOS transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split and pre-Reincorporation shares will be asked to surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by MYOS. In the event that MYOS Proposals regarding the Contemplated Transactions, including Proposals 2 and 4, are approved by MYOS shareholders, the certificates reflecting the post-split and post-Reincorporation shares will also reflect the change of the MYOS corporate name to “MedAvail

Holdings Inc.” No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares.
Shareholders should not destroy any stock certificate(s) and should not submit any certificate(s) unless and until requested to do so.
Fractional Shares
No fractional shares will be issued in connection with the Reverse Stock Split. Shareholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be reclassified, will be entitled, upon surrender to the exchange agent of certificates representing such shares, to a cash payment in lieu thereof at a price equal to the fraction to which the shareholder would otherwise be entitled multiplied by the closing price of the common stock on The Nasdaq Capital Market or other national securities exchange on the first trading day immediately following the split effective time. The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein.
By approving the amendment of the amended and restated articles of incorporation of MYOS effecting the Reverse Stock Split, shareholders will be approving the combination of every two to fifteen shares of MYOS Common Stock (or some number in between) into one share of MYOS Common Stock.
Shareholders should be aware that, under the escheat laws of the various jurisdictions where shareholders reside, where MYOS is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by MYOS or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, shareholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.
Potential Anti-Takeover Effect
Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the MYOS Board or contemplating a tender offer or other transaction for the combination of MYOS with another company, the Reverse Stock Split proposal is not being proposed in response to any effort of which MYOS is aware to accumulate shares of MYOS Common Stock or obtain control of MYOS, other than in connection with the Merger, nor is it part of a plan by management to recommend a series of similar amendments to the MYOS Board and shareholders. Other than the proposals being submitted to the MYOS shareholders for their consideration at the MYOS Special Meeting, the MYOS Board does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of MYOS.
Material U.S. Federal Income Tax Consequences of the Reverse Stock Split
The following is a discussion of the material U.S. federal income tax consequences of the Reverse Stock Split to holders of MYOS Common Stock, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or foreign tax laws are not discussed. This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS in effect as of the date of the Merger. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a holder of MYOS Common Stock.
This discussion is limited to holders who hold their MYOS Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to the particular circumstances of a MYOS Common Shareholder. In addition, it does not address consequences relevant to holders of MYOS Common Stock that are subject to particular rules, including, without limitation:
1.persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;
2.persons whose functional currency is not the U.S. dollar;
3.persons holding MedAvail Common Stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
4.persons who are not U.S. Holders;
5.banks, insurance companies, and other financial institutions;
6.mutual funds, real estate investment trusts or regulated investment companies;
7.brokers, dealers, or traders in securities;
8.partnerships, other entities or arrangements treated as partnerships for U.S. federal income tax purposes, and other pass-through entities (and investors therein);
9.tax-exempt organizations or governmental organizations;
10.persons who own (or are deemed to own 5% or more (by vote or value) of the outstanding shares of MYOS Common Stock;
11.persons deemed to sell MedAvail Common Stock under the constructive sale provisions of the Code;
12.persons who hold or receive MedAvail Common Stock pursuant to the exercise of any employee stock options or otherwise as compensation;
13.persons who hold MedAvail Common Stock as “qualified small business stock” pursuant to Section 1202 of the Code;
14.persons holding MedAvail Common Stock who exercise dissenters’ rights; and
15.tax-qualified retirement plans.
This discussion is limited to holders of MYOS Common Stock that are U.S. Holders. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of MYOS Common Stock that, for U.S. federal income tax purposes, is or is treated as:
1.an individual who is a citizen or resident of the United States;
2.a corporation (or other entity taxable as a corporation for U.S. Federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
3.an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
4.a trust if either a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of such trust, or the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.
If an entity treated as a partnership for U.S. federal income tax purposes holds MYOS Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding MYOS Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
In addition, the following discussion does not address the tax consequences of the Reverse Stock Split under state, local and foreign tax laws. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the Reverse Stock Split, whether or not they are in connection with the Reverse Stock Split.
INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Tax Consequences of the Reverse Stock Split
The Reverse Stock Split is expected to constitute a “recapitalization” for U.S. federal income tax purposes under Section 368(a)(1)(E) of the Code. As a result, a U.S. Holder of MYOS Common Stock generally should not recognize gain or loss upon the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of MYOS Common Stock, as discussed below. A U.S. Holder’s aggregate tax basis in the shares of MYOS Common Stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis of the shares of the MYOS Common Stock surrendered (excluding any portion of such basis that is allocated to any fractional share of MYOS Common Stock), and such U.S. Holder’s holding period in the shares of MYOS Common Stock received should include the holding period in the shares of MYOS Common Stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of MYOS Common Stock surrendered to the shares of MYOS Common Stock received in a recapitalization pursuant to the Reverse Stock Split. U.S. Holders of shares of MYOS Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.
Cash in Lieu of Fractional Shares
A U.S. Holder of MYOS Common Stock that receives cash in lieu of a fractional share of MYOS Common Stock pursuant to the Reverse Stock Split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the shares of MYOS Common Stock surrendered that is allocated to such fractional share of MYOS Common Stock. Such capital gain or loss should be long-term capital gain or loss if the U.S. Holder’s holding period for MYOS Common Stock surrendered exceeded one year at the effective time of the Reverse Stock Split.
Information Reporting and Backup Withholding
A U.S. Holder of MYOS Common Stock may be subject to information reporting and backup withholding on cash paid in lieu of fractional shares in connection with the Reverse Stock Split. A U.S. Holder of MYOS Common Stock will be subject to backup withholding if such holder is not otherwise exempt and such holder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. Holder of MYOS Common Stock’s federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders of MYOS Common Stock should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
Required Vote; Recommendation of Board of Directors
Presuming a quorum is present in person or represented by proxy at the MYOS Special Meeting, the affirmative vote of holders of a majority of the shares of MYOS Common Stock having voting power outstanding on the Record

Date for the MYOS Special Meeting is required to approve the amendment and restatement of the amended and restated articles of incorporation of MYOS effecting the Reverse Stock Split of MYOS Common Stock. The Merger cannot be consummated without the approval of Proposal No. 1. In addition, the parties may not be obligated to consummate the Merger without the approval of Proposal No. 2-6.
THE MYOS BOARD RECOMMENDS THAT MYOS SHAREHOLDERS VOTE “FOR” MYOS PROPOSAL NO. 2 TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF MYOS EFFECTING THE REVERSE STOCK SPLIT.
MYOS Proposal No. 3: Approval of Spin Out Transaction
To consider and vote upon a proposal to approve, prior to the Effective Time of the Merger, a contribution by MYOS of substantially all of the assets and liabilities of MYOS to Spin Out Sub in exchange for all the outstanding shares of common stock of Spin Out Sub, and on the business day following the closing date of the Merger, issue a pro rata dividend of all the outstanding shares of common stock of Spin Out Sub payable to the MYOS shareholders as of [●], the Record Date for the determination of shareholders entitled to notice of, and to vote at, the MYOS Special Meeting.
The Merger Agreement provides that, prior to the consummation of the Merger, MYOS will transfer and assign all of its assets and liabilities into Spin Out Sub pursuant to an Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) and a related Subscription and Stock Purchase Agreement (the “Subscription and Stock Purchase Agreement”). The shares of Spin Out Sub, immediately after the closing of the Merger, will be spun-out from the Post-Merger Public Company through a dividend of the stock of Spin Out Sub to the pre-Merger MYOS shareholders, resulting in Spin Out Sub continuing the current business operations of MYOS. MedAvail will pay Spin Out Sub $2.0 million in cash upon the closing of the Merger and issue a promissory note for an additional $3.0 million, payable in installments within one year of the closing of the Merger, provided, pursuant to the terms of the promissory note, $1.0 million will be payable immediately upon closing of the Merger, resulting in $3 million being paid to Spin Out Sub upon the closing of the Merger.
Anticipated Accounting Treatment of the Spin Out Transaction
Material U.S. Federal Income Tax Consequences of the Spin Out Transaction
The following is a discussion of the material U.S. federal income tax consequences of the distribution of shares of Spin Out Sub common stock to MYOS shareholders that are U.S. Holders (as defined below) following the Merger of MYOS and MedAvail, but does not purport in any manner to be a complete or otherwise material analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or foreign tax laws are not discussed. This discussion referred to below is based on the Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”) in effect as of the date of the Spin Out Transaction. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a holder of MYOS Common Stock. No ruling from the IRS or opinion of counsel has been or will be requested with respect to the tax consequences of the Spin Out Transaction.
This discussion assumes and is limited to U.S. Holders who hold their MYOS Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is an overview of certain potential tax treatment and does not address all U.S. federal income tax consequences relevant to the particular circumstances of a MYOS Common Shareholder. In addition, it does not address consequences relevant to holders of MYOS Common Stock that are subject to particular U.S. or foreign tax rules, including, without limitation:
•persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;
•persons whose functional currency is not the U.S. dollar;

•persons holding MYOS Common Stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•persons who are not U.S. Holders;
•banks, insurance companies, and other financial institutions;
•mutual funds, real estate investment trusts or regulated investment companies;
•brokers, dealers, or traders in securities;
•partnerships, other entities or arrangements treated as partnerships for U.S. federal income tax purposes, and other pass-through entities (and investors therein);
•tax-exempt organizations or governmental organizations;
•persons who own (or are deemed to own 5% or more (by vote or value) of the outstanding shares of MYOS Common Stock;
•persons deemed to sell MYOS Common Stock under the constructive sale provisions of the Code;
•persons who hold or receive MYOS Common Stock pursuant to the exercise of any employee stock options or otherwise as compensation;
•persons who hold MYOS Common Stock as “qualified small business stock” pursuant to Section 1202 of the Code; and
•tax-qualified retirement plans.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of MYOS Common Stock that, for U.S. federal income tax purposes, is or is treated as:
•an individual who is a citizen or resident of the United States;
•a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust if either a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of such trust, or the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.
Holders of MYOS Common Stock that are not U.S. Holders may have different U.S. federal income tax consequences than those described below and are urged to consult their own tax advisors regarding the tax treatment of the Spin Out Transaction to them under U.S. and non-U.S. tax laws.
If an entity treated as a partnership for U.S. federal income tax purposes holds MYOS Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding MYOS Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
In addition, the following discussion does not address the tax consequences of the Spin Out Transaction under U.S. federal non-income, state, local and non-U.S. tax laws. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the Spin Out Transaction, whether or not they are in connection with the Spin Out Transaction.
STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE SPIN OUT TRANSACTION ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Tax Classification of the Spin Out Transaction in General
The Merger Agreement provides that MYOS will declare the distribution of stock of Spin Out Sub to record holders of MYOS Common Stock as of the close of business on the business day immediately prior to the closing of the Merger, with payment made on the business day following the closing of the Merger. Although the position is not free from doubt, the parties intend that the Spin Out Transaction will be treated as a taxable distribution for U.S. federal income tax purposes pursuant to Section 301(a) of the Code. The amount of such distribution will be equal to the fair market value of the shares of Spin Out Sub common stock received.
Tax Consequences of the Spin Out Transaction to MYOS
To the extent that the fair market value of the common stock of Spin Out Sub at the time of the distribution is greater than MYOS’s tax basis in the common stock of Spin Out Sub, MYOS will recognize gain. If the fair market value of the common stock of Spin Out Sub at the time of the distribution is less than MYOS’s tax basis in the common stock of Spin Out Sub, MYOS will not recognize any loss. In the event that MYOS recognizes a gain on the distribution of the stock of Spin Out Sub, it is anticipated that the gain will be offset by either current year losses of the consolidated group or net operating loss carryforwards as a result of built in gains under Section 382 of the Code. If such losses or net operating loss carryforwards are not available in whole or in part, MYOS may recognize gain taxable at the corporate level.
Tax Consequences of the Spin Out Transaction to U.S. Holders
Assuming the spin-off will be treated as a taxable distribution for U.S. federal income tax purposes pursuant to Section 301(a) of the Code, the distribution of Spin Out Sub common stock will be considered a dividend for U.S. federal income tax purposes to the extent of MYOS’s current year or accumulated earnings and profits as determined under U.S. federal income tax principles (“E&P”). Distributions in excess of E&P will be treated as a non-taxable return of capital, which reduces basis, to the extent of the U.S. Holder’s basis in MYOS Common Stock and thereafter as capital gain. To the extent that any such amount is treated as a dividend, corporate U.S. Holders should generally be eligible for the dividends received deduction and non-corporate U.S. Holders should generally qualify for reduced rates applicable to qualified dividend income, assuming in each case, that a minimum holding period and certain other generally applicable requirements are satisfied. U.S. Holders will take a tax basis in their Spin Out Sub common stock equal to its fair market value on the date of receipt.
To the extent that the distribution of the Spin Out Sub common stock constitutes an “extraordinary dividend” with respect to a particular U.S. Holder, special rules may apply. In general, a dividend constitutes an “extraordinary dividend” if the amount of the dividend exceeds 10% of that U.S. Holder’s tax basis in its stock. For purposes of this calculation, only the portion of a distribution treated as a dividend, rather than the full amount of the distribution, is taken into account. If the portion (if any) of the distribution treated as a dividend constitutes an extraordinary dividend to a corporate U.S. Holder that both (i) claimed a dividends-received deduction with respect to the distribution and (ii) held its MYOS Common Stock for two years or less, such U.S. Holder will reduce its tax basis in its MYOS Common Stock (but not below zero) by an amount determined by reference to the dividends received deduction claimed. If any corporate U.S. Holder’s basis would be reduced below zero as a result of these rules, any excess would be treated as gain from the sale or exchange of MYOS Common Stock. In addition, if the portion (if any) of the distribution treated as a dividend qualifies as an extraordinary dividend to a non-corporate U.S. Holder who had claimed a reduced rate for qualified dividend income on the distribution, such non-corporate U.S. Holder may be required to treat a portion of any loss on a subsequent sale of its MYOS Common Stock as long-term capital loss, regardless of its actual holding period.

The determination as to whether or not a distribution of property is a dividend, return of capital, or capital gain is governed by Section 301(c) of the Code. Property distributions made by a corporation to its shareholders out of E&P are characterized as dividends. To the extent that portion of the distribution not characterized as a dividend exceeds the shareholders basis in the stock, it will be treated as gain from the sale or exchange of the property (capital gain).
In calculating the amount (if any) of the distribution to be considered a dividend, return of capital, or capital gain, it is the fair market value of the assets being distributed that is utilized in the calculation and analysis. The stock price of MYOS generally does not factor into determining the tax treatment of the distribution and should have no bearing on the outcome to the MYOS shareholders.
A formal E&P study has not been completed. However, based on MYOS’s historical losses as well as the expectation that the consolidated group’s projected loss for 2020 will exceed the fair market value of the Spin Out Sub common stock, it is anticipated that MYOS will not have any E&P. As such, the distribution of Spin Out Sub common stock is not anticipated to be treated as a taxable dividend. Such determination, however, will be based in part on factors that are outside of the control of either company and which cannot be ascertained at this time, including the closing date of the merger and the financial results of MYOS and MedAvail through the end of MedAvail's tax year in which the merger occurs. In addition, the determination of E&P is not binding on the IRS, and it is possible that the IRS will take a different view.
U.S. Holders should consult with their tax advisors regarding the possible applicability and effects of the extraordinary dividend provisions, including the possible availability of an election to substitute the fair market value of the MYOS Common Stock for its tax basis for purposes of determining if the portion (if any) of the distribution treated as a dividend constitutes an extraordinary dividend. Such election will generally be available if the fair market value of the MYOS Common Stock as of the day before the ex-dividend date is established to the satisfaction of the Secretary of the Treasury.
Information Reporting and Backup Withholding
MYOS will be required to complete IRS Form 8937 for each distribution that affects shareholder basis and post it on the Investor Relations portion of its website within 45 days of the dividend payment date. This form will provide details on the expected changes in the tax basis of the shares and the portion of the distribution of stock of Spin Out Sub paid out of E&P. The final determination of the tax treatment of annual distributions (dividends versus return of capital) is reported to U.S. Holders on Form 1099-DIV. This form will be mailed to U.S. shareholders in early 2021, assuming the Merger occurs in 2020.
Payments of proceeds (if any) from the distribution of Spin Out Sub stock to a shareholder may be subject to information reporting to the IRS and, possibly, backup withholding. Backup withholding will not apply if the shareholder furnishes both a correct taxpayer identification number and a certification that such shareholder is not subject to backup withholding, or otherwise establishes that an exemption applies. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. holder of MYOS Common Stock’s federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. holders of MYOS Common Stock should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR HOLDER. EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF THE SPIN OUT TRANSACTION IN LIGHT OF THE HOLDER’S OWN CIRCUMSTANCES.
Required Vote; Recommendation of Board of Directors
Presuming a quorum is present in person or represented by proxy at the MYOS Special Meeting, the affirmative vote of holders of a majority of the shares of MYOS Common Stock having voting power outstanding on the Record Date for the MYOS Special Meeting is required to approve the Spin Out Transaction. The Merger cannot be consummated without the approval of Proposal No. 1. In addition, the parties may not be obligated to consummate the Merger without the approval of Proposal No. 2-6.
THE MYOS BOARD RECOMMENDS THAT MYOS SHAREHOLDERS VOTE “FOR” MYOS PROPOSAL NO. 3 TO APPROVE THE SPIN OUT TRANSACTION.
MYOS Proposal No.4: Approval of Reincorporation to Delaware
We are asking you to approve the reincorporation of MYOS from the state of Nevada to the state of Delaware (the “Reincorporation”). For the reasons discussed below, the MYOS Board has adopted, subject to shareholder approval and consummation of the Merger, the Reincorporation pursuant to a plan of conversion.
The principal effects of the Reincorporation, if approved by our shareholders and effected, and contingent upon the closing of the Merger, will be that:
1.The affairs of the Post-Merger Public Company will cease to be governed by the corporate laws of the state of Nevada and will become subject to the corporate laws of the state of Delaware.
2.Following the Reincorporation, the resulting entity, or the Reincorporated Entity, will be the same entity as currently incorporated in the state of Nevada, or the Pre-Reincorporated Entity, and will continue with all of the rights, privileges and powers of the Pre-Reincorporated Entity, will possess all of the properties of the Pre-Reincorporated Entity, will continue with all of the debts, liabilities and obligations of the Pre-Reincorporated Entity (after taking into account the Spin Out Transaction) and will continue with the officers and directors of MedAvail, as further described below.
3.If and when the Reincorporation becomes effective, all of the issued and outstanding shares of common stock of the Pre-Reincorporated Entity will be automatically converted into issued and outstanding shares of common stock of the Reincorporated Entity, without any further action on the part of our shareholders. We will continue to file periodic reports and other documents with the SEC. The Reincorporation will not change the respective positions of the company or shareholders under federal securities laws. Shares of our common stock that are freely tradable prior to the Reincorporation will continue to be freely tradable after the Reincorporation, and shares of our common stock that are subject to restrictions prior to the Reincorporation will continue to be subject to the same restrictions after the Reincorporation. For purposes of computing compliance with the holding period requirement of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), shareholders will be deemed to have acquired the Reincorporated Entity’s common stock on the date they acquired their shares of Pre-Reincorporated Entity common stock.
4.The common stock of the Reincorporated Entity will continue to be listed on The Nasdaq Capital Market but quoted with a new trading symbol.
Following the Reincorporation, all of our employee benefit and incentive plans will become the Reincorporated Entity’s plans, and each option, equity award or other right issued under such plans will automatically be converted into an option, equity award or right to purchase or receive the same number of shares of the Reincorporated Entity’s common stock, at the same price per share, upon the same terms and subject to the same conditions as before the Reincorporation.
Plan of Conversion
To accomplish the reincorporation, the MYOS Board has adopted a plan of conversion (the “Plan of Conversion”), substantially in the form attached hereto as Annex F. The Plan of Conversion provides that we will convert into a Delaware corporation and thereafter will be subject to the General Corporation Law of the State of Delaware (the “DGCL”).
Assuming the holders of a majority of our outstanding shares of common stock vote in favor of this Proposal 4 and contingent upon the consummation of the Merger, we will cause the Reincorporation to be effected at such time as we determine by filing with (1) the Secretary of State of the State of Nevada articles of conversion, substantially in the form attached hereto as Annex G (the “Articles of Conversion”) and (2) the Secretary of State of the State of

Delaware (i) the certificate of conversion, substantially in the form attached hereto as Annex H (the “Certificate of Conversion”) and (ii) the Certificate of Incorporation, substantially in the form attached hereto as Annex B (the “Delaware Certificate”). In addition, if and when the board of directors effects the Reincorporation, the board of directors will adopt the bylaws of the Reincorporated Entity (the “Delaware Bylaws”), substantially in the form attached hereto as Annex C. Approval of this Proposal 4 by our shareholders will constitute approval of the Plan of Conversion, the Articles of Conversion, the Certificate of Conversion, the Delaware Certificate and the Delaware Bylaws.
If the Reincorporation is approved by our shareholders and the Merger is consummated, the Reincorporation would become effective upon the filing (and acceptance thereof by the Secretary of State of the State of Nevada) of the Articles of Conversion and the filing (and acceptance thereof by the Secretary of State of the State of Delaware) of the Certificate of Conversion and the Delaware Certificate, or such later time as is specified on such certificates.
Reasons for Voting for Approval of the Reincorporation from the State of Nevada to the State of Delaware
The board of directors has approved the Reincorporation because the corporate laws of the State of Delaware are more comprehensive, widely-used and extensively interpreted than the corporate laws of other states, including Nevada. The state of Delaware is recognized for adopting comprehensive, modern and flexible corporate laws, which are amended periodically to respond to the changing legal and business needs of corporations. As a result of the flexibility and responsiveness of the Delaware corporate laws to the legal and business needs of corporations, many major corporations are incorporated in Delaware or have changed their corporate domiciles to Delaware. Delaware, unlike Nevada, has established a specialized court, the Court of Chancery, that has exclusive jurisdiction over matters relating to the DGCL. The Delaware judiciary has become particularly familiar with corporate laws and corporate matters, and a substantial body of court decisions has developed construing the DGCL, thus providing greater clarity and predictability with respect to our corporate legal and governance affairs. We believe this will assist our board of directors and management in making corporate decisions and taking corporate actions with greater assurance as to the validity and consequences of those decisions and actions. For these and other reasons, we believe that the Reincorporation will directly benefit our shareholders.
Why You Should Vote for Reincorporation
Delaware is a nationally recognized leader in adopting and implementing comprehensive modern and flexible corporate laws. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws, including the Nevada Revised Statutes, or the NRS.
Further, Delaware courts (including the Court of Chancery and the Delaware Supreme Court) are highly regarded for their considerable expertise in dealing with corporate legal issues and for producing a substantial body of case law construing Delaware legal precedents. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law enhances the relative clarity and predictability of many areas of corporate law, which in turn may offer added advantages to us by allowing the board of directors and management to make corporate decisions and take actions with a greater assurance as to the validity and consequences of those decisions and actions.
The Reincorporation may also make it easier to attract future candidates willing to serve of the board of directors because many such candidates are familiar with Delaware law, including provisions of the DGCL relating to fiduciary duties and director indemnification, from their past business experience.
Additionally, in the opinion of the board of directors, underwriters and other members of the financial services industry may be more willing and better able to assist in capital-raising programs for corporations having the greater flexibility afforded by the DGCL. Certain investment funds, sophisticated investors and brokerage firms may be more comfortable and more willing to invest in a Delaware corporation than in a corporation incorporated in another U.S. jurisdiction whose corporate laws may be less understood or perceived to be unresponsive to shareholder rights.

Effects of Reincorporation
Apart from being governed by the Delaware Certificate, the Delaware Bylaws and the DGCL, the Reincorporated Entity will effectively be the same entity as the Pre-Reincorporated Entity. By virtue of the Reincorporation (and other than as contemplated in connection with the Spin Out Transaction), all rights, privileges, and powers of the Pre-Reincorporated Entity, all property owned by the Pre-Reincorporated Entity, all debts owed to the Pre-Reincorporated Entity and all other causes of action belonging to the Pre-Reincorporated Entity immediately prior to the Reincorporation will remain vested in the Reincorporated Entity following the Reincorporation. In addition, by virtue of the Reincorporation, all debts, liabilities and duties of the Pre-Reincorporated Entity immediately prior to the Reincorporation will remain attached to the Reincorporated Entity following the Reincorporation.
Upon effectiveness of the Reincorporation all shares of common stock of the Pre-Reincorporated Entity will automatically be converted into shares of common stock of the Reincorporated Entity, without any further action on the part of the shareholders. The Reincorporation will have no effect on the transferability of the shares or the trading of the shares of common stock on Nasdaq under the same trading symbol “MDVL”. We will continue to file periodic reports and other documents as and to the extent required by the rules and regulations of the SEC. Shares of our common stock that are freely tradable prior to the Reincorporation will continue to be freely tradable as shares of the Reincorporated Entity common stock, and shares of common stock that are subject to restrictions prior to the Reincorporation will continue to be subject to the same restrictions as shares of the Reincorporated Entity’s common stock. The Reincorporation will not change the respective positions of the Pre-Reincorporated Entity or our shareholders under federal securities laws.
Upon effectiveness of the Reincorporation, (i) our directors and officers will become all of the directors and officers of the Reincorporated Entity, (ii) all of our employee benefit and incentive plans will become the Reincorporated Entity’s plans, and each option, equity award or other right issued under such plans will automatically be converted into an option, equity award or right to purchase or receive the same number of shares of the Reincorporated Entity’s common stock, at the same price per share, upon the same terms and subject to the same conditions as before the Reincorporation.
We believe that the Reincorporation will not affect any of our material contracts with any third parties, and that our rights and obligations under such material contractual arrangements will continue as our rights and obligations after the Reincorporation.
Effect of Vote for Reincorporation
A vote in favor of the Reincorporation is a vote in favor of the Plan of Conversion, the Articles of Conversion, the Certificate of Conversion, the Delaware Certificate and the Delaware Bylaws. Shareholders should also note that approval of the Reincorporation also will constitute approval of our equity and other employee benefit and incentive plans continuing as plans of our company after the Reincorporation.
Effect of Not Obtaining Required Vote for Approval
If we fail to obtain the requisite vote of our shareholders for approval of the Reincorporation, the Reincorporation will not be consummated and we will continue to be incorporated under the laws of the state of Nevada, the Nevada articles of incorporation and the current bylaws of the Pre-Reincorporated Entity.
Amendments, Termination, Abandonment of the Plan of Conversion
The Plan of Conversion may be amended or modified by the board of directors prior to effecting the Reincorporation, provided that the board of directors determines that such amendment would be in the best interests of the Pre-Reincorporated Entity and our shareholders, and provided further that, if shareholder approval has been obtained, the amendment does not (1) alter or change the manner or bases of exchanging an owner’s interest to be acquired for owner’s interests, rights to purchase owner’s interests, or other securities of any entity, or for cash or other property in whole or in part, or (2) alter or change any of the terms and conditions of the Plan of Conversion in a manner that adversely affects our shareholders.

Material U.S. Federal Income Tax Consequences of the Reincorporation to U.S. Holders
The discussion of U.S. federal income tax consequences set forth below is for general information only and does not purport to be a complete discussion or analysis of all potential tax consequences that may apply to a shareholder. Shareholders are urged to consult their tax advisors to determine the particular tax consequences of the Reincorporation, including the applicability and effect of federal, state, local, foreign and other tax laws.
The Reincorporation provided for in the Plan of Conversion is intended to be a tax-free reorganization under Section 368(a)(1)(F) of the Code. Assuming the Reincorporation qualifies as a reorganization, no gain or loss will be recognized to the holders of our capital stock as a result of consummation of the Reincorporation, and no gain or loss will be recognized by us. You will have the same basis in the Reincorporated Entity common stock received by you pursuant to the Reincorporation as you have in the shares of the Pre-Reincorporated Entity’s common stock held by you as of immediately prior to the time the Reincorporation is consummated. Your holding period with respect to the Reincorporated Entity’s common stock will include the period during which you held the corresponding shares of the Pre-Reincorporated Entity’s common stock, provided the latter was held by you as a capital asset at the time of consummation of the Reincorporation.
Accounting Treatment
We expect that the Reincorporation will have no effect from an accounting perspective because there is no change in the entity as a result of the Reincorporation. As such, our financial statements previously filed with the SEC will remain our financial statements following the Reincorporation.
Regulatory Approvals
The Reincorporation will not be consummated until after shareholder approval is obtained and following completion of the Merger. We will obtain all required consent of government authorities, including the filing of the Articles of Conversion, the Certificate of Conversion and the Delaware Certificate.
Blank Check Stock
The Pre-Reincorporated Entity’s current articles of incorporation and the Delaware Certificate both authorize the board of directors to issue shares of stock in series with such preferences as designated at the time of issuance. The board of directors does not currently intend to seek shareholder approval prior to any issuance of a new class or series of stock if the Reincorporation is approved, except as required by law or regulation. Frequently, opportunities arise that require prompt action, and the board of directors believes that the delay necessary for shareholder approval of a specific issuance would be a detriment to the Reincorporated Entity and its shareholders. Should the board of directors determine to issue a new class or series of stock, it will only do so upon terms that the board of directors deems to be in the best interests of the Reincorporated Entity and its shareholders.
It should be noted that the voting rights and other rights to be accorded to any unissued series of stock of the Reincorporated Entity remain to be fixed by the board of directors. Accordingly, if the board of directors so authorizes, the holders of a new series of stock may be entitled to vote separately as a class in connection with approval of certain extraordinary corporate transactions, might be given a disproportionately large number of votes or might be given preferences in dividend payment, liquidation or other rights. Such new series of stock could also be convertible into a large number of shares of the Reincorporated Entity’s common stock under certain circumstances or have other terms that might make acquisition of a controlling interest in the Reincorporated Entity more difficult or more costly, including the right to elect additional directors to the board of directors. Potentially, a new series of stock could be used to create voting impediments or to frustrate persons seeking to effect a merger or otherwise to gain control of the Reincorporated Entity at a suboptimal price. Also, a new series of stock could be privately placed with purchasers who might side with the management of the Reincorporated Entity opposing a hostile tender offer or other attempt to obtain control.

Comparison of Shareholder Rights Before and After the Reincorporation
Although the Delaware Certificate and the Delaware Bylaws contain many similar provisions to the current articles of incorporation and bylaws of the MYOS as the Pre-Reincorporated Entity, they also include certain provisions that are different from the provisions contained in MYOS’s current articles of incorporation and bylaws. The following discussion briefly summarizes some of the changes resulting from the Reincorporation and the significant differences between the NRS, the current articles of incorporation and bylaws of MYOS and the DGCL, the Delaware Certificate and the Delaware Bylaws. The following summary does not purport to be a complete statement of the respective rights of holders of our common stock and the Reincorporated Entity’s common stock, and is qualified in its entirety by reference to the NRS and DGCL, respectively, and to the current articles of incorporation and bylaws of MYOS and the Delaware Certificate and the Delaware Bylaws, respectively. A matrix that compares many of the most important differences between Nevada and Delaware laws can be found below.

Provision	NRS and Nevada Articles and Nevada Bylaws	DGCL and Delaware Certificate of Incorporation and Delaware Bylaws
Amendment of Charter Documents	Nevada law requires the adoption of a resolution by the corporation’s board of directors followed by the affirmative vote of the majority of the voting power of the corporation.
Delaware law generally requires the adoption of a resolution by the corporation’s board of directors followed by the affirmative vote of the majority of the voting power of the outstanding shares to approve any amendment to the certificate of incorporation, unless a greater percentage vote is required by the certificate of incorporation. Where a separate vote by class or series is required, the affirmative vote of a majority of the voting power of the outstanding shares of such class or series is required unless the certificate of incorporation requires a greater percentage vote. Further, Delaware law states that if an amendment would (i) increase or decrease the aggregate number of authorized shares of a class, (ii) increase or decrease the par value of shares of a class, or (iii) alter or change the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, the class or series so affected shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. DGCL Section 242.

If any proposed amendment would adversely alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series adversely affected by the amendment. NRS 78.390.
The Delaware Certificate provides that the affirmative vote of the holders of at least 66 2/3% of the voting power of the voting power of all of the then-outstanding shares of the Reincorporated Entity’s capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles IV, V, VI, VII, VIII and XI of the Delaware Certificate.

The Nevada Articles of Incorporation is consistent with the NRS.
Amendment of Bylaws	Nevada law provides that, unless otherwise prohibited by any bylaw adopted by the stockholders, the directors may adopt, amend or repeal any bylaw, including any bylaw adopted by the stockholders. The articles of incorporation may grant the authority to adopt, amend or repeal bylaws exclusively to the directors. NRS 78.120.	The power to adopt, amend, or repeal the bylaws of a corporation shall be vested in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the board of directors, although the power vested in the stockholders is not divested or limited where the board of directors also has such power. DGCL Section 109.
The Nevada Articles of Incorporation and Nevada Bylaws are consistent with the NRS.

In addition, the Nevada Bylaws state that the stockholders may alter, amend, repeal or the remove the Nevada Bylaws or any portion thereof only by the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the stockholders entitled to vote at a meeting of the stockholders, duly called.
The Delaware Certificate and Delaware Bylaws provide that (i) the Reincorporated Entity’s board will have the power to adopt, amend, or repeal the Delaware Bylaws by the approval of a majority of the authorized number of directors and (ii) the Reincorporated Entity’s stockholders will have the power to adopt, amend, and repeal the Delaware Bylaws by stockholders entitled to vote.

Notwithstanding the foregoing, the Delaware Bylaws state that the affirmative vote of at least 66-2/3% of the voting power of the total voting power of outstanding voting securities, voting together as a single class, will be required for the stockholders to alter, amend or repeal, or adopt any bylaw inconsistent with Article II, Sections 3.1, 3.2, 3.4 and 3.11 of Article III, Article VIII and Article X of the Delaware Bylaws.

Number of Directors
A corporation must have at least one director, and may provide in its articles of incorporation or in its bylaws for a fixed number of directors or a variable number of directors, and for the manner in which the number of directors may be increased or decreased. Unless otherwise provided in the articles of incorporation, directors need not be stockholders. NRS 78.115.
The board of directors of a corporation shall consist of 1 or more members, each of whom shall be a natural person. The number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate. DGCL Section 141.
	The Nevada Bylaws do not change this statutory rule.	The Delaware Certificate (which does not fix the number of directors) and Delaware Bylaws do not change this statutory rule.

Filling Vacancies on the Board of Directors	All vacancies, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, though less than a quorum, unless it is otherwise provided in the articles of incorporation. Unless otherwise provided in the articles of incorporation, pursuant to a resignation by a director, the board may fill the vacancy or vacancies with each director so appointed to hold office during the remainder of the term of office of the resigning director or directors. NRS 78.335.	All vacancies on the board of directors of a Delaware corporation may be filled by a majority of the remaining directors, though less than a quorum, unless the certificate of incorporation provides otherwise. Unless otherwise provided in the certificate of incorporation, the board may fill the vacancies for the remainder of the term of office of resigning director or directors. Further, if, at the time of filling any vacancy, the directors then in office shall constitute less than a majority of the whole board, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office. DGCL Section 223.
	The Nevada Bylaws are consistent with the NRS.	The Delaware Bylaws are consistent with the DGCL and are substantially similar to the Nevada Bylaws with respect to filling vacancies on the board of directors. However, as noted, the DGCL provides greater protection to the company’s stockholders by permitting stockholders representing at least 10% of the issued and outstanding shares to apply to the Delaware Court of Chancery to have an election of directors in the situation where the directors in office constitute less than a majority of the whole board of directors.
Removal of Directors	Any one or all of the directors of a corporation may be removed by the holders of not less than two-thirds of the voting power of a corporation’s issued and outstanding stock. Nevada law does not distinguish between removal of directors with or without cause. NRS 78.335.	Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the voting power of the shares then entitled to vote at an election of directors, except as follows: (a) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified stockholders may effect such removal only for cause; or (b) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part. DGCL Section 141.
The Nevada Bylaws are consistent with the NRS.

Board Action by Written Consent	Nevada law provides that, unless the articles of incorporation or bylaws provide otherwise, any action required or permitted to be taken at a meeting of the board of directors or of a committee thereof may be taken without a meeting if, before or after the action, a written consent thereto is signed by all the members of the board or committee. NRS 78.315	Delaware law provides that, unless the certificate of incorporation or bylaws provide otherwise, any action required or permitted to be taken at a meeting of the board of directors or of any committee thereof may be taken without a meeting if all members of the board or committee consent thereto in writing or by electronic transmission. DGCL Section 141.
	The Nevada Bylaws are consistent with the NRS.	The Delaware Bylaws are consistent with the DGCL and are substantially similar to the Nevada Bylaws with respect to board and committee action by written consent.
Interested Party Transaction	Nevada law provides that no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other entity of which one or more of its directors or officers are directors or officers, or in which one or more of its directors or officers have a financial interest, is void or voidable if one of the following circumstances exists: (a) the director’s or officer’s interest in the contract or transaction is known to the Board, and the transaction is approved or ratified by the Board in good faith by a vote sufficient for the purpose (without counting the vote of the interested director or officer); (b) the director’s or officer’s interest in the contract or transaction is known to the stockholders, and the transaction is approved or ratified by a majority of the stockholders holding a majority of voting power; (c) the fact of the common interest is not known to the director or officer at the time the transaction is brought before the Board; or (d) the contract or transaction is fair to the corporation at the time it is authorized or approved. NRS 78.140.	Delaware law provides that no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other entity of which one or more of its directors or officers are directors or officers, or in which one or more of its directors or officers have a financial interest, is void or voidable if (a) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or known to the board of directors or a committee thereof, which authorizes the contract or transaction in good faith by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (b) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or known to the stockholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by the stockholders, or (c) the contract or transaction is fair to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the stockholders. DGCL Section 144.
Nevada and Delaware law are substantially similar, with Delaware law providing additional provisions for the approval of related party transactions by stockholders.

Stockholder Voting - Quorum and Voting	Unless the articles of incorporation or bylaws otherwise provide, a majority of the voting power, present in person or by proxy at a meeting of stockholders (regardless of whether the proxy has authority to vote on all matters), constitutes a quorum for the transaction of business. NRS 78.320	The certificate of incorporation or bylaws may specify the number of shares and/or the amount of other securities having voting power the holders of which shall be present or represented by proxy at any meeting in order to constitute a quorum for, and the votes that shall be necessary for, the transaction of any business, but in no event shall a quorum consist of less than 1/3 of the shares entitled to vote at the meeting, except that, where a separate vote by a class or series or classes or series is required, a quorum shall consist of no less than 1/3 of the shares of such class or series or classes or series. In the absence of such specification in the certificate of incorporation or bylaws: (a) a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders; (b) in all matters other than the election of directors or as may be required by applicable law, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders; (c) directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors; and (d) where a separate vote by a class or series or classes or series is required, a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter and, in all matters other than the election of directors, the affirmative vote of the majority of shares of such class or series or classes or series present in person or represented by proxy at the meeting shall be the act of such class or series or classes or series. A bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the board of directors. DGCL Section 216.

	The Nevada Bylaws provide that the holders of a one-third of the shares of capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy (provided the proxy has authority to vote on at least one matter at such meeting), shall constitute a quorum at any meeting of stockholders for the transaction of business, (i) except when stockholders are required to vote by class, in which event a majority of the issued and outstanding shares of the appropriate class shall be present in person or by proxy (provided the proxy has authority to vote on at least one matter at such meeting) in order to constitute a quorum as to such class vote, and (ii) except as otherwise provided by the NRS or by the Nevada Articles of Incorporation.	Consistent with the DGCL, the Delaware Bylaws state that the holders of a majority in voting power of the capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business.
Duration of Proxies	A proxy is effective only for a period of six months from the date of its creation, unless it is coupled with an interest or unless otherwise provided by the stockholder in the proxy, which duration may not exceed seven years. A proxy shall be deemed irrevocable if the written authorization states that the proxy is irrevocable, but is irrevocable only for as long as it is coupled with an interest sufficient in law to support an irrevocable power. NRS 78.355.	No proxy executed by a stockholder will remain valid for a period of longer than three years, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally. DGCL Section 212.
	The Nevada Bylaws do not change this statutory rule.	The Delaware Bylaws do not change this statutory rule. The statutory default under the DGCL provides for proxies to remain valid for a longer duration than the statutory default under the NRS.
Advance Notice Provisions	The NRS does not prohibit a corporation from including in its bylaws provisions requiring advance notice of and information requirements for business to be brought before an annual or special meeting of stockholders, including nominations of persons for election as directors.	The Delaware Bylaws contain advance notice requirements for business to be brought before an annual or special meeting of stockholders, including nominations of persons for election as directors. As a result, stockholders must satisfy specific timing and information requirements in order to have a proposal considered at or in order to nominate a person for election as a director at an annual or special meeting. Any proposal or nomination that fails to comply with these timing and information requirements may be disqualified.
	Nevada law permits a corporation to include in its bylaws provisions requiring advance notice of shareholder proposals.	Delaware law permits a corporation to include in its bylaws provisions requiring advance notice of shareholder proposals.

The Nevada Bylaws provide that advance notice of a stockholder’s proposal or director nominee must be delivered to the Secretary at the company’s principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the date on which the corporation first mailed its proxy materials for the previous year’s annual meeting of stockholders (or the date on which the corporation mails its proxy materials for the current year if during the prior year the corporation did not hold an annual meeting or if the date of the annual meeting was changed more than thirty (30) days from the prior year).	The Delaware Bylaws will provide that advance notice of a stockholder’s proposal or director nominee must be delivered to the secretary at the company’s principal executive offices not less than forty-five (45) days nor more than seventy-five (75) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the one hundred twentieth (120th) day prior to such annual meeting and not later than the later of (i) the ninetieth (90th) day prior to such annual meeting, or (ii) the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made.
The Nevada Bylaws require that stockholder’s notice must be received not later that the 10th day before the annual meeting and not earlier that the 60th day before the annual meeting.

Stockholder Vote for Mergers and Other Corporate Reorganizations	Under Nevada law, a majority of outstanding shares entitled to vote, as well as approval by the board of directors, is required for a merger or a sale of substantially all of the assets of the corporation. Generally, Nevada law does not require a stockholder vote of the surviving corporation in a merger if: (a) the plan of merger does not amend the existing articles of incorporation; (b) each share of stock of the surviving corporation outstanding immediately before the effective date of the merger is an identical outstanding share after the merger; (c) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issued as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of voting shares of the surviving domestic corporation outstanding immediately before the merger; and (d) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger. NRS 92A.130.	Under Delaware law, the affirmative vote of a majority of the outstanding shares entitled to vote, as well as approval by the board of directors, is generally required for, among other corporate transactions, a merger or a sale of substantially all of the assets of the corporation. Generally, Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if: (a) the plan of merger does not amend the existing certificate of incorporation; (b) each share of stock of the surviving corporation outstanding immediately before the effective date of the merger is an identical outstanding share after the effective date of the merger; and (c) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger. DGCL Section 251.
	Neither the Nevada Articles of Incorporation nor the Nevada Bylaws change this statutory rule.	Neither the Delaware Certificate nor the Delaware Bylaws change this statutory rule. Nevada and Delaware law are substantially similar in regard to stockholder approval of mergers and other corporate reorganizations.
Special Meetings of Stockholders	Unless otherwise provided in the articles of incorporation or bylaws, the entire Board, any two directors, or the president may call annual and special meetings of the stockholders and directors. NRS 78.310	Special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. DGCL Section 211.
	The Nevada Bylaws provide that a special meeting of stockholders may be called exclusively by a majority of the members of the board of directors.	The Delaware Certificate and Delaware Bylaws state the special meetings of the stockholders may be called at any time only by the board of directors, the chairperson of the board of directors, or the chief executive officer or president.

Stockholder Action by Written Consent	Nevada law provides that, unless the articles of incorporation or bylaws otherwise provide, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting consent to the action in writing. NRS 78.320.	Delaware law provides that, unless the certificate of incorporation provides otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting consents to the action in writing. In addition, Delaware law requires the corporation to give prompt notice of the taking of corporate action without a meeting by less than unanimous written consent to those stockholders who did not consent in writing. DGCL Section 228.
The Nevada Bylaws provide that any action required or permitted to be taken at any annual meeting or special meeting must be effected at a duly called annual meeting or special meeting at which a quorum is present and may not be effected by the written consent of the stockholders in lieu of a meeting of the stockholders
The Delaware Certificate and Delaware Bylaws are substantially similar to the Nevada Bylaws with respect to stockholder action by written consent and provide that subject to the rights of the holders of the shares of any series of preferred stock or any other class of stock or series thereof having a preference over the common stock as dividend or upon liquidation, any action required or permitted to be taken by the Reincorporated Entity’s stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Effect of Failure to Hold an Annual Meeting of Stockholders	If a corporation fails to hold an annual stockholders’ meeting to elect directors within 18 months after the last election of directors, a Nevada district court will have jurisdiction in equity and may order an election upon petition of one or more stockholders holding at least 15% of the voting power. NRS 78.345.	If an annual meeting for election of directors is not held or an action by written consent to elect directors in lieu of an annual meeting has not been taken within 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after the latest to occur of the organization of the corporation, its last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director. DGCL Section 211.
	The Nevada Bylaws do not change this statutory rule.	The Delaware Bylaws do not change this statutory rule. As between Nevada law and Delaware law, Delaware law provides for a shorter interval than Nevada law (13 months versus 18 months) before a stockholder can apply to a court to order a meeting for the election of directors. Also, Nevada law requires that application be made by a stockholder holding at least 15% of the voting power; whereas, Delaware law permits any stockholder or director to make the application.

Adjournment of Stockholder Meetings	Unless the articles of incorporation or bylaws otherwise provide, if a stockholders’ meeting is adjourned to another date, time, or place, notice need not be delivered of the date, time, or place of the adjourned meeting if they are announced at the meeting at which the adjournment is taken. If a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be delivered to each stockholder of record as of the new record date. NRS 78.370.	If a meeting of stockholders is adjourned due to lack of a quorum and the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. DGCL Section 222.
	The Nevada Bylaws do not change this statutory rule.	The Delaware Bylaws do not change this statutory rule.
Limitation on Director Liability	Under Nevada law, unless the articles of incorporation or an amendment thereto (filed on or after October 1, 2003) provides for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (a) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and (b) the breach of those duties involved intentional misconduct, fraud, or a knowing violation of law. NRS 78.138.	Under Delaware law, if a corporation’s certificate of incorporation so provides, the personal liability of a director for monetary damages for breach of fiduciary duty as a director may be eliminated or limited. A corporation’s certificate of incorporation, however, may not limit or eliminate a director’s personal liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (c) for the payment of certain unlawful dividends, stock repurchases or redemptions, or (d) for any transaction in which the director received an improper personal benefit. DGCL Section 102.

Consistent with this statutory rule, the Nevada Articles of Incorporation provide that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but do not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) the unlawful payment of dividends.

The Nevada Bylaws provide that no director or officer shall be personally liable to the corporation or its shareholders for monetary damages for any breach of fiduciary duty by such director as a director; provided that a director shall be liable to the extent provided by applicable law: (i) for acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for any transaction from which the director derived an improper personal benefit.
Consistent with this statutory rule, the Delaware Certificate eliminates or limits the personal liability of a director for breach of fiduciary duty to the fullest extent permitted under the DGCL, as so amended. Delaware law is more extensive in the enumeration of actions under which we may not eliminate a director’s personal liability.

Indemnification	A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful. However, indemnification may not be made for any claim, issue, or matter as to which such a person has been adjudged to be liable to the corporation or for amounts paid in settlement, unless and only to the extent that the court determines the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. NRS 78.7502.	A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if: (a) the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; and (b) with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. With respect to actions by or in the right of the corporation, a corporation may indemnify any person by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit is brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court shall deem proper. A director or officer who is successful, on the merits or otherwise in defending any proceeding subject to the Delaware corporate statutes’ indemnification provisions shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. DGCL Section 145.
	The Nevada Articles of Incorporation and the Nevada Bylaws are consistent with the NRS.	The Delaware Certificate and the Delaware Bylaws are consistent with the DGCL. The indemnification provisions of the NRS and DGCL are substantially similar.

Advancement of Expenses	Nevada law provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation. NRS 78.751.	Delaware law provides that expenses incurred by an officer or director of the corporation in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation as authorized under the indemnification laws of Delaware. Such expenses may be so paid upon such terms and conditions as the corporation deems appropriate. Under Delaware law, unless otherwise provided in its certificate of incorporation or bylaws, a corporation has the discretion whether or not to advance expenses. DGCL Section 145.
	The Nevada Articles of Incorporation and the Nevada Bylaws do not change this statutory rule.	The Delaware Certificate and the Delaware Bylaws are consistent with the DGCL, including the mandatory indemnification by the corporation, to the fullest extent permitted by applicable law, of its directors and officers. The Delaware Bylaws provide for the corporation’s mandatory advancement of indemnification expenses of the corporation’s officers and directors in their defenses of certain proceedings against them.
Declaration and Payment of Dividends	Except as otherwise provided in the articles of incorporation, a board of directors may authorize and the corporation may make distributions to its stockholders, including distributions on shares that are partially paid. However, no distribution may be made if, after giving effect to such distribution: (a) the corporation would not be able to pay its debts as they become due in the usual course of business; or (b) except as otherwise specifically allowed by the articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. NRS 78.288.	Subject to any restriction contained in a corporation’s certificate of incorporation, the board of directors may declare, and the corporation may pay, dividends or other distributions upon the shares of its capital stock either (a) out of “surplus”; or (b) in the event that there is no surplus, out of the net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may not be paid if the capital of the corporation is less than the total amount of capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. “Surplus” is statutorily defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors (which amount cannot be less than the aggregate par value of all issued shares of capital stock). The corporation’s ability to lawfully declare dividends is further subject to certain restrictions under Delaware common law. DGCL Sections 154, 170.
	The Nevada Articles of Incorporation and the Nevada Bylaws do not change this statutory rule.	The Delaware Certificate and the Delaware Bylaws are consistent with the DGCL

Business Combinations	Nevada law prohibits certain business combinations between a Nevada corporation and an interested stockholder for three years after such person becomes an interested stockholder. Generally, an interested stockholder is a holder who is the beneficial owner of 10% or more of the voting power of a corporation’s outstanding stock and at any time within three years immediately before the date in question was the beneficial owner of 10% or more of the then outstanding stock of the corporation. After the three year period, business combinations remain prohibited unless they are (a) approved by the board of directors prior to the date that the person first became an interested stockholder or by a majority of the outstanding voting power not beneficially owned by the interested party, or (b) the interested stockholder satisfies certain fair-value requirements. An interested stockholder is (i) a person that beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting shares of a corporation, or (ii) an affiliate or associate of the corporation who, at any time within the past three years, was an interested stockholder of the corporation. NRS 78.411-.444.	Delaware law prohibits, in certain circumstances, a “business combination” between the corporation and an “interested stockholder” within three years of the stockholder becoming an “interested stockholder” without obtaining certain approvals. Generally, an “interested stockholder” is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the three-year period prior to the date upon which the status of an “interested stockholder” is being determined. A “business combination” includes a merger or consolidation, a sale or other disposition of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation and certain transactions that would increase the interested stockholder’s proportionate share ownership in the corporation. This provision does not apply where, among other things, (i) the transaction which resulted in the individual becoming an interested stockholder is approved by the corporation’s board of directors prior to the date the interested stockholder acquired such 15% interest, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, or (iii) at or after the date the person becomes an interested stockholder, the business combination is approved by a majority of the board of directors of the corporation and an affirmative vote of at least 66 2/3% of the outstanding voting stock at an annual or special meeting and not by written consent, excluding stock owned by the interested stockholder. This provision also does not apply if a stockholder acquires a 15% interest inadvertently and divests itself of such ownership and would not have been a 15% stockholder in the preceding three years but for the inadvertent acquisition of ownership. DGCL Section 203.

	The Nevada Articles of Incorporation and the Nevada Bylaws do not change this statutory rule.	The Delaware Certificate and the Delaware Bylaws do not change this statutory rule. Nevada law and Delaware law provide for different thresholds in determining whether or not a person is an “interested stockholder.” Under Delaware law, since the threshold is higher, we will be more readily be able to engage in certain transactions with stockholders that would otherwise be prohibited under Nevada law.
Selection of Forum	The Nevada Articles of Incorporation and the Nevada Bylaws do not contain any provisions governing selection of forum for litigating corporate claims.	The Delaware Bylaws contains a provision regarding selection of forum, which provides that unless the Corporation consents in writing to the selection of an alternative forum, the Delaware Court of Chancery shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or the Delaware Certificate of Incorporation or the Delaware Bylaws, (d) any action asserting a claim governed by the internal affairs doctrine, except for, as to each case, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court, or for which such court does not have subject matter jurisdiction.
Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the corporation shall be deemed to have notice of and consented to this provision. These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees. If a court were to find either exclusive-forum provision in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm our results of operations.

Control Share Acquisition Statute	Under the NRS, an acquiring person who acquires a controlling interest in an issuing corporation is prohibited from exercising voting rights on any control shares unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special or annual meeting of stockholders. Unless otherwise provided in the articles of incorporation or the bylaws, if the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to dissent and demand payment of the fair value of his or her shares. A controlling interest means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, directly or indirectly and individually or in association with others, to exercise: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more, of all the voting power of the corporation in the election of directors. Control shares means those outstanding voting shares of an issuing corporation which an acquiring person: (a) acquires in an acquisition or offer to acquire in an acquisition; and (b) acquires within 90 days immediately preceding the date when the acquiring person became an acquiring person. The control share acquisition statute applies to any acquisition of a controlling interest in a Nevada corporation with 200 or more stockholders of record, at least 100 of whom have addresses in Nevada, unless the articles of incorporation or bylaws of the corporation in effect on the 10th day following the acquisition of a controlling interest by an acquiring person provide that the provisions of those sections do not apply. NRS 78.378-.3793.	Delaware does not have a similar statute, and consistent with Delaware law, neither the Delaware Certificate nor the Delaware Bylaws will contain a provision similar to the NRS control share acquisition statute.
The Nevada Articles of Incorporation and the Nevada Bylaws do not change this statutory rule.
Name Change
In connection with the Reincorporation, MYOS’s name shall be changed from “MYOS RENS Technology Inc.” to “MedAvail Holdings, Inc.”
Required Vote; Recommendation of Board of Directors
Presuming a quorum is present in person or represented by proxy at the MYOS Special Meeting, the affirmative vote of holders of a majority of the shares of MYOS Common Stock having voting power outstanding on the Record Date for the MYOS Special Meeting is required to approve the Reincorporation.

The Merger cannot be consummated without the approval of Proposal No. 1. In addition, the parties may not be obligated to consummate the Merger without the approval of Proposal No. 2-6.
THE MYOS BOARD RECOMMENDS THAT THE MYOS SHAREHOLDERS VOTE “FOR” MYOS PROPOSAL NO. 4 TO APPROVE THE REINCORPORATION OF MYOS FROM A NEVADA CORPORATION TO A DELAWARE CORPORATION AND IN CONNECTION THEREWITH, ADOPT THE CERTIFICATE OF INCORPORATION AND BYLAWS ATTACHED AS ANNEXES B AND C AND CHANGE THE NAME OF THE COMPANY FROM “MYOS RENS TECHNOLOGY INC.” TO “MEDAVAIL HOLDINGS, INC.”.
MYOS Proposal No. 5: Approval of 2020 Equity Incentive Plan
MYOS’s shareholders are being asked to approve the MedAvail Holdings, Inc. 2020 Equity Incentive Plan, or the 2020 Plan. The 2020 Plan is being adopted in connection with, and will become effective at the closing of, our merger with MedAvail, pursuant to the Merger Agreement. The 2020 Plan is intended to replace MedAvail’s 2018 Equity Incentive Plan, as amended, or the 2018 Plan, which will expire as to future grants as of the effective date of the Merger. MYOS shall, prior to the Merger (i) cancel each outstanding option to purchase shares of MYOS Capital Stock that is outstanding as of prior to the Merger, and therefore, as of the Effective Time, there shall be no options to purchase MYOS Capital Stock outstanding and (ii) terminate, or cause Spin Out Sub to assume each equity incentive plan of MYOS.
Approval of the 2020 Plan will allow the Post-Merger Public Company to continue to provide equity awards as part of the Post-Merger Public Company’s compensation program, an important tool for motivating, attracting and retaining talented employees and for creating shareholder value. Non-approval of the 2020 Plan will compel the Post-Merger Public Company to significantly increase the cash component of employee compensation following the Merger to attract and retain key employees because the Post-Merger Public Company would need to replace components of compensation previously delivered in equity awards and which would therefore reduce our operating cash flow.
Our board of directors believes that long-term incentive compensation programs align the interests of management, employees and the shareholders to create long-term shareholder value. Equity plans such as the 2020 Plan increase the Post-Merger Public Company’s ability to achieve this objective, and, by allowing for several different forms of long-term incentive awards, helps the Post-Merger Public Company to recruit, reward, motive, and retain talented personnel. Our board of directors believe that the approval of the 2020 Plan is essential to the Post-Merger Public Company’s continued success, in particular, the Post-Merger Public Company’s ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor marks in which the Post-Merger Public Company competes. Such awards are also crucial to the Post-Merger Public Company’s ability to motivate employees to achieve its goals.
Key Plan Provisions
•The 2020 Plan will continue until terminated by our board of directors or our compensation committee;
•The 2020 Plan provides for the grant of stock options, both incentive stock options and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards;
•3,520,000 shares of common stock will be authorized for issuance pursuant to awards under the 2020 Plan.
•The 2020 Plan provides for an automatic share reserve increase feature, whereby the share reserve will automatically be increased on the first day of each fiscal year beginning with the 2021 fiscal year, in an amount equal to the least of (i) 5,000,000 shares, (ii) 5% of the total number of shares of all classes of the Post-Merger Public Company’s common stock outstanding on the last day of the immediately preceding fiscal year, and (iii) a lesser number of shares, as determined by the administrator. The automatic share reserve feature shall remain in effect for 10 years following adoption of the 2020 Plan by our board of directors.

•The 2020 Plan will be administered by our board of directors or, if designated by the board of directors, our compensation committee.
Summary of the 2020 Plan
The following paragraphs provide a summary of the principal features of the 2020 Plan and its operation. However, this summary is not a complete description of all of the provisions of the 2020 Plan and is qualified in its entirety by the specific language of the 2020 Plan. A copy of the 2020 Plan is provided as Annex I to this Proxy Statement/Prospectus/Information Statement.
Purposes of the 2020 Plan
The purposes of the 2020 Plan are to attract and retain personnel for positions with the Post-Merger Public Company, any parent or subsidiary, and any entity that is in control of, is controlled by or is under common control with the Post-Merger Public Company (such entities are referred to herein as, the company group); to provide additional incentive to employees, directors, and consultants; and to promote the success of our business. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards as the administrator of the 2020 Plan may determine.
Eligibility
The Post-Merger Public Company’s 2020 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to employees, directors and consultants of the Post-Merger Public Company and the company group. Following the closing of the Merger, we expect to have six non-employee directors and approximately 200 employees (including our employee directors) and six consultants.
Authorized Shares
Subject to the adjustment provisions contained in the 2020 Plan and the evergreen provision described below, the maximum number of shares of common stock that may be issued pursuant to awards under the 2020 Plan is 3,520,000 shares. The 2020 Plan also includes an evergreen provision that provides for an automatic annual increase to the number of shares of common stock available for issuance under the 2020 Plan on the first day of each fiscal year, equal to the least of:
•5,000,000 shares;
•5% of the total number of shares of all classes of common stock of the Post-Merger Public Company as of the last day of our immediately preceding fiscal year; or
•Such lesser amount determined by the administrator.
Generally, if an award expires or becomes unexercisable without having been exercised in full, is surrendered under an exchange program described below, or, with respect to restricted stock, restricted stock units or performance awards, is forfeited to or reacquired by us due to the failure to vest, the unpurchased shares (or for awards other than options or stock appreciation rights, the forfeited or repurchased shares) that were subject to such awards will become available for future grant or sale under the 2020 Plan (unless it has terminated). With respect to stock appreciation rights, only shares actually issued will cease to be available. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale. To the extent an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares of common stock available for issuance. If our board of directors, or a committee appointed by our or board of directors, grants awards in substitution for equity compensation awards outstanding under a plan maintained by an entity acquired by or that becomes a part of any member of the company group, the grant of those substitute awards will not decrease the number of shares of common stock available for issuance under the 2020 Plan.

If any extraordinary dividend or other extraordinary distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of the Post-Merger Public Company, issuance of warrants or other rights to acquire securities of the Post-Merger Public Company, other change in the corporate structure of the Post-Merger Public Company affecting the shares, or any similar equity restructuring transaction affecting the shares occurs, the administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the 2020 Plan, will adjust the number and class of shares that may be delivered under the 2020 Plan; the number, class, and price of shares covered by each outstanding award; and the numerical share limits contained in the 2020 Plan. The conversion of any convertible securities of the Post-Merger Public Company and ordinary course repurchases of shares or other securities of the Post-Merger Public Company will not be treated as an event that will require adjustment.
Plan Administration
The Post-Merger Public Company’s board of directors or a committee appointed by our board of directors administers the 2020 Plan and are referred to as the administrator. Different administrators may administer the 2020 Plan with respect to different groups of service providers. The Post-Merger Public Company’s board of directors may retain the authority to concurrently administer the 2020 Plan and revoke the delegation of some or all authority previously delegated. To the extent permitted by applicable laws, the administrator may delegate to one or more officers the authority to grant awards to the Post-Merger Public Company’s employees or employees of any of its subsidiaries.
Subject to the terms of the 2020 Plan and applicable laws, the administrator generally has the power in its sole discretion to make any determinations and perform any actions deemed necessary or advisable for administering the 2020 Plan. The administrator has the power to administer the plan, including but not limited to the power to interpret the 2020 Plan, and determine the terms of awards, including but not limited to the exercise price (if any), the number of shares of common stock subject to each award, the time when awards may vest or be exercised (including the ability to accelerate the vesting and exercisability of awards), and the form of consideration payable upon exercise, if applicable. The administrator may select the service providers to whom awards may be granted and approve forms of awards agreements under the 2020 Plan. The administrator also has the authority to amend awards (including but not limited to the discretionary authority to extend the post-termination exercisability period of awards and to extend the maximum term of an option) and to temporarily suspend the exercisability of an award if the administrator deems such suspension to be necessary or appropriate for administrative purposes, subject to the provisions of the 2020 Plan. The administrator may institute and determine the terms and conditions of an exchange program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) participants have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator, (iii) and/or the exercise price of an outstanding award is increased or reduced. Unless a participant is on an approved leave of absence, the administrator has sole discretion to determine the date on which a participant stops actively providing services to the Post-Merger Public Company or the company group. The administrator’s decisions, determinations, and interpretations are final and binding on all participants and any other holders of awards.
Stock Options
Options may be granted under the 2020 Plan. Subject to the provisions of the 2020 Plan, the administrator determines the terms and conditions of options, including when such options vest and become exercisable (and the administrator has the discretion to accelerate the time at which such options will vest or become exercisable). The per share exercise price of any option generally must be at least 100% of the fair market value of a share on the date of grant, and the term of an incentive stock option may not be more than 10 years. However, with respect to any incentive stock option granted to an individual who owns 10% of the voting power of all classes of stock of our company or any of its parent or subsidiary corporations, the term of such option must not exceed 5 years, and the per share exercise price of such incentive stock option must be at least 110% of the fair market value of a share on the grant date. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her option for the period of time stated in his or her option agreement. Generally, the fair market value of a share is the closing sales price of a share on the relevant date as quoted on The Nasdaq Stock Market. In no event may an option be exercised later than the expiration of its term, except in certain circumstances where the expiration occurs during a period where exercise is not permitted under applicable law, as described more fully in the 2020 Plan. Subject to the provisions of the 2020 Plan, the administrator determines the other terms of options, including but not limited to the acceptable forms of consideration for exercising an option.
Stock Appreciation Rights
Stock appreciation rights may be granted under the 2020 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of the common stock between the exercise date and the date of grant. Subject to the provisions of the 2020 Plan, the administrator determines the terms and conditions of stock appreciation rights, including when such rights vest and become exercisable (and the administrator has the discretion to accelerate the time at which such rights will vest or become exercisable) and whether to pay any increased appreciation in cash, shares, or a combination of both. The per share exercise price of a stock appreciation right must be at least 100% of the fair market value a share on the date of grant with respect to United States taxpayers, and the term of a stock appreciation right will be 10 years. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her stock appreciation right for the period of time stated in his or her option agreement. However, in no event may a stock appreciation right be exercised later than the expiration of its terms, except in certain circumstances where the expiration occurs during a period where exercise is not permitted under applicable law, as described more fully in the 2020 Plan.
Restricted Stock
Restricted stock may be granted under the 2020 Plan. Restricted stock awards are grants of shares that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us or members of the company group), and the administrator has the discretion to accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting but will not have dividend rights with respect to such shares upon grant without regard to the restriction, unless the administrator provides otherwise. Shares of restricted stock as to which the restrictions have not lapsed are subject to the right of repurchase or forfeiture.
Restricted Stock Units
Restricted stock units may be granted under the 2020 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share. The administrator determines the terms and conditions of restricted stock units including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. The administrator has the discretion to accelerate the time at which any restrictions will lapse or be removed and to settle earned restricted stock units in cash, shares, or a combination of both.
Performance Awards
Performance awards may be granted under the 2020 Plan. Performance awards are awards that will result in a payment to a participant only if objectives established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance objectives in its discretion, which, depending on the extent to which they are met, will determine the value of the payout for the performance awards to be paid out to participants. The administrator has the discretion to reduce or waive any performance objectives or other vesting provisions for performance awards. Performance awards will have a threshold, target, and maximum payout value established by the administrator on or before to the grant date. The administrator has the discretion to pay earned performance awards in the form of cash, shares, or in some combination of both.

Non-employee Directors
The 2020 Plan provides that any non-employee director, in any fiscal year, may not be granted cash compensation and equity awards under the 2020 Plan with an aggregate value of more than $400,000, with the value of each equity award based on its grant date fair value. For purposes of this limitation, the grant date fair value is determined in accordance with U.S. generally accepted accounting principles. Any cash compensation or equity awards granted under the 2020 Plan to an outside director for his or her services as an employee, or for his or her services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to the non-employee directors.
Non-transferability of Awards
Unless the administrator provides otherwise, the 2020 Plan generally does not allow for the transfer or disposal of awards and only the recipient of an award may exercise an award during his or her lifetime. Any unauthorized transfer will be void.
Dissolution or Liquidation.
If there is a proposed liquidation or dissolution of the Post-Merger Public Company, the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.
Merger of Change in Control
The 2020 Plan provides that if there is a merger or a “change in control” (as defined under the 2020 Plan) of the Post-Merger Public Company, each outstanding award will be treated as the administrator determines (subject to the following paragraph) without a participant’s consent, including that an award be continued by the successor corporation or that vesting of awards may accelerate automatically upon consummation of the transaction. The administrator is not required to treat all awards, portions of awards or participants similarly and may modify awards, subject to the provisions of the 2020 Plan.
If the successor corporation does not continue an award (or some portion of such award), the participant will fully vest in (and have the right to exercise) 100% of the then-unvested shares subject to his or her outstanding options and stock appreciation rights, all restrictions on 100% of the participant’s outstanding restricted stock and restricted stock units will lapse, and, regarding 100% of participant’s outstanding awards with performance-based vesting, all performance goals or other vesting criteria will be treated as achieved at 100% of target levels and all other terms and conditions met. In no event will vesting of an award accelerate as to more than 100% of the award. If options or stock appreciation rights are not continued when a change in control or a merger of the Post-Merger Public Company with or into another corporation or other entity occurs, the administrator will notify the participant in writing or electronically that the participant’s vested options or stock appreciation rights (after considering the foregoing vesting acceleration, if any) will be exercisable for a period of time determined by the administrator in its sole discretion and all of the participant’s options or stock appreciation rights will terminate upon the expiration of such period (whether vested or unvested).
With respect to awards held by a non-employee director, in the event of a change in control, the non-employee director will fully vest in and have the right to exercise his or her options and/or stock appreciation rights, all restrictions on his or her restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant.

Forfeiture and Clawback
All awards granted under the 2020 Plan will be subject to recoupment under any clawback policy that the Post-Merger Public Company is required to adopt under applicable law. In addition, the administrator may provide in an award agreement that the recipient’s rights, payments, and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events. If the Post-Merger Public Company is required to prepare an accounting restatement due to the material noncompliance of the Post-Merger Public Company with any applicable securities laws as a result of a participant’s misconduct or if a participant is subject to forfeiture under applicable law, the participant must reimburse the Post-Merger Public Company in the amount of any payment in settlement of an award earned or accrued during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.
Amendment or Termination
The 2020 Plan will become effective at the closing of the Merger and will continue in effect until terminated by the administrator, however no incentive stock options may be granted after the ten (10) year anniversary of the closing of the Merger and the evergreen feature of the 2020 Plan will operate only until the tenth (10th) anniversary of the closing of the Merger. In addition, the board of directors has the authority to amend, suspend, or terminate the 2020 Plan, but such action generally may not materially impair the rights of any participant without his or her written consent.
Summary of U.S. Federal Income Tax Consequences
The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2020 Plan. The summary is based on existing U.S. laws and regulations as of September 1, 2020, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.
Incentive Stock Options
A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an option that qualifies as incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the shares acquired through the exercise the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the exercise, the participant will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price, and the Post-Merger Public Company will not be entitled to any deduction for federal income tax purposes.
However, if the participant disposes of such shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise (a “disqualifying disposition”), any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the shares are disposed of in a transaction in which the participant would not recognize a gain (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.
For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits for purposes.

Nonstatutory Stock Options
A participant generally recognizes no taxable income as the result of the grant of such an option. However, upon exercising the option, the participant normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the shares acquired by the exercise of a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss. No tax deduction is available to the Post-Merger Public Company with respect to the grant of a nonstatutory stock option or the sale of the shares acquired through the exercise of the nonstatutory stock option.
Stock Appreciation Rights
In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.
Restricted Stock Awards
A participant acquiring shares of restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than thirty (30) days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.
Restricted Stock Unit Awards
There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.
Performance Awards
A participant generally will recognize no income upon the grant of a performance award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.
Section 409A
Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2020 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for the Post-Merger Public Company
The Post-Merger Public Company generally will be entitled to a tax deduction in connection with an award under the 2020 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to our chief executive officer and certain “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified individuals will be deductible only to the extent that it does not exceed $1,000,000.
THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE POST-MERGER PUBLIC COMPANY WITH RESPECT TO AWARDS UNDER THE 2020 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.
Number of Awards Granted to Employees, Consultants and Directors
The number of awards that an employee, director, or consultant may receive under the 2020 Plan is in the discretion of the administrator and therefore cannot be determined in advance. The following table sets forth: (i) the aggregate number of shares of common stock subject to options granted under the 2018 Plan during fiscal year 2020 to each of our named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all employees who are not executive officers, as a group; (ii) the average per share exercise price of such options; (iii) the aggregate number of shares subject to restricted stock units granted under the 2018 Plan during fiscal year 2020 to each of our named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all employees who are not executive officers, as a group; and (iv) the grant date value of shares subject to such restricted stock units.

Name of Individual or Group	Number of Shares Subject to Options Granted	Average Per Share Exercise Price of Options Granted	Number of Shares Subject to Stock Awards Granted	Dollar Value of Shares Subject to Stock Awards Granted(1)
Ed Kilroy Chief Executive Officer	33,586	$2.15 CAD	—	—
Dave Rawlins Chief Commercial Officer	58,975	$2.15 CAD	—	—
Ryan Ferguson Chief Financial Officer	197,841	$2.15 CAD	—	—
All executive officers, as a group	290,402	$2.15 CAD	—	—
All directors who are not executive officers, as a group	—	—	—	—
All employees who are not executive officers, as a group	61,000	$2.15 CAD	—	—
__________________
(1)Reflects the aggregate intrinsic value of awards computed in accordance with ASC 718.
Required Vote; Recommendation of Board of Directors
Presuming a quorum is present in person or represented by proxy at the MYOS Special Meeting, the affirmative vote of holders of a majority of the shares of MYOS Common Stock having voting power outstanding on the Record Date for the MYOS Special Meeting is required to approve the Reincorporation.
The Merger cannot be consummated without the approval of Proposal No. 1. In addition, the parties may not be obligated to consummate the Merger without the approval of Proposal No. 2-6.

THE MYOS BOARD RECOMMENDS THAT THE MYOS SHAREHOLDERS VOTE “FOR” MYOS PROPOSAL NO. 5 TO APPROVE THE MEDAVAIL HOLDINGS, INC., 2020 EQUITY INCENTIVE PLAN.

MYOS Proposal No. 6: Approval of 2020 Employee Stock Purchase Plan
MYOS’s shareholders are being asked to approve the MedAvail Holdings, Inc. 2020 Employee Stock Purchase Plan, or the ESPP. The ESPP is being adopted in connection with, and will become effective at the closing of, the Merger. The ESPP will provide eligible employees an opportunity to purchase the common stock at a discount through accumulated contributions of their earned compensation. The board of directors and its compensation committee have determined that offering an employee stock purchase plan is important to our ability to compete for talent. The ESPP will become a significant part of our overall equity compensation strategy (especially with respect to our nonexecutive employees) if it is approved by our stockholders. If our stockholders do not approve the ESPP, we may not be able to offer competitive compensation to existing employees and qualified candidates, which could prevent the Post-Merger Public Company from successfully attracting and retaining highly skilled employees.
The ESPP’s initial share reserve which we are asking the shareholders to approve is 700,000 shares of our common stock. Following the ESPP’s effectiveness, offering periods will not commence under the ESPP until determined by our board of directors or its compensation committee.
Our board of directors and its compensation committee believe that an employee stock purchase plan will be an important factor in attracting, motivating, and retaining qualified personnel who are essential to our success. The ESPP provides a significant incentive by allowing employees to purchase shares of our common stock at a discount. The board has approved the ESPP, subject to the approval of our shareholders.
Summary of the 2020 Employee Stock Purchase Plan
The following is a summary of the principal features of the ESPP and its operation. This summary does not contain all of the terms and conditions of the ESPP and is qualified in its entirety by reference to the ESPP as set forth in Annex J.
Purpose
The purpose of the ESPP is to provide eligible employees with an opportunity to purchase shares of the Post-Merger Public Company’s common stock through accumulated contributions, which generally will be made through payroll deductions. The ESPP permits the administrator (as discussed below) to grant purchase rights that qualify for preferential tax treatment under Section 423 of the Code. In addition, the ESPP authorizes the grant of purchase rights that do not qualify under Code Section 423 pursuant to rules, procedures or sub-plans adopted by the administrator that are designed to achieve desired tax or other objectives.
Shares Available for Issuance
If our shareholders approve the ESPP, and subject to adjustment upon certain changes in our capitalization as described in the ESPP, the maximum number of shares of our common stock that will be available for issuance under the ESPP will be 700,000 shares. The shares may be authorized, but unissued, or reacquired common stock. The number of shares of common stock available for issuance under the Plan will be increased on the first day of each fiscal year beginning with the 2021 fiscal year equal to the least of (i) 1,000,000 shares of common stock, (ii) one percent 1% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year, or (iii) an amount determined by the administrator.
If shareholders do not approve the ESPP, then the ESPP will not become effective and no shares of our common stock will be available for issuance thereunder. We currently are unable to determine how long this share reserve may last because the number of shares that will be issued in any year or offering period depends on a variety of factors that cannot be predicted with certainty, including, for example, the number of employees who elect to participate in the ESPP, the level of contributions made by participants and the future price of our shares of common stock.

Administration
The ESPP will be administered by the Post-Merger Public Company’s board of directors or a committee appointed by the board of directors that is constituted to comply with applicable laws (including the compensation committee). We expect the compensation committee to be the administrator of the ESPP. Subject to the terms of the ESPP, the administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, to delegate ministerial duties to any of our employees, to designate separate offerings under the ESPP, to designate subsidiaries and affiliates as participating in the Section 423 Component and the Non-Section 423 Component, to determine eligibility, to adjudicate all disputed claims filed under the ESPP and to establish such procedures that it deems necessary or advisable for the administration of the ESPP. The administrator is authorized to adopt rules and procedures in order to: determine eligibility to participate, determine the definition of compensation for the purposes of contributions to the ESPP, handle contributions to the ESPP, coordinate the making of contributions to the ESPP, establish bank or trust accounts to hold contributions to the ESPP, effect the payment of interest, effect the conversion of local currency, satisfy obligations to pay payroll tax, determine beneficiary designation requirements, implement and determine withholding procedures and determine procedures for the handling of stock certificates that vary with applicable local requirements. The administrator also is authorized to determine that, to the extent permitted by applicable law, the terms of a purchase right granted under the ESPP or an offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the ESPP or the same offering to employees resident solely in the U.S. Every finding, decision and determination made by the administrator will, to the full extent permitted by law, be final and binding upon all parties.
Eligibility
Generally, all of the Post-Merger Public Company’s employees will be eligible to participate if they are customarily employed by it, or any participating subsidiary or affiliate, for at least 20 hours per week and more than five months in any calendar year. The administrator, in its discretion, may, prior to an enrollment date, for all options to be granted on such enrollment date in an offering, determine that an employee who (i) has not completed at least two years of service (or a lesser period of time determined by the administrator) since his or her last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the U.S Securities Exchange Act of 1934, as amended, is or is not eligible to participate in such offering period.
However, an employee may not be granted rights to purchase shares of our common stock under the ESPP if such employee:
•immediately after the grant would own capital stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of ours or of any parent or subsidiary of ours; or
•holds rights to purchase shares of our common stock under all employee stock purchase plans of ours or any parent or subsidiary of ours that accrue at a rate that exceeds $25,000 worth of shares of our common stock for each calendar year in which such rights are outstanding at any time.
Offering Periods
The ESPP will include a component that allows the Post-Merger Public Company to make offerings intended to qualify under Section 423 of the Code and a component that allows it to make offerings not intended to qualify under Section 423 of the Code to designated companies, as described in the ESPP. Offering periods will begin and end on such dates as may be determined by the administrator in its discretion, in each case on a uniform and nondiscriminatory basis, and may contain one or more purchase periods. The administrator may change the duration of offering periods (including commencement dates) with respect to future offerings so long as such change is announced prior to the scheduled beginning of the first offering period affected. No offering period may last more than twenty-seven (27) months.
Contributions
The ESPP will permit participants to purchase shares of our common stock through contributions (in the form of payroll deductions or otherwise to the extent permitted by the administrator) of up to 15% of their eligible compensation, which includes a participant’s base straight time gross earnings but excludes payments for commissions, incentive compensation, bonuses, payments for overtime and shift premium, equity compensation income and other similar compensation. Unless otherwise determined by the administrator, a participant may not change the rate of his or her contributions during an offering period.
Exercise of Purchase Right
Amounts contributed and accumulated by the participant will be used to purchase shares of our common stock at the end of each purchase period. A participant may purchase a maximum number of shares of our common stock during a purchase period as determined by the administrator in its discretion and on a uniform and nondiscriminatory basis. The purchase price of the shares will be 85% of the lower of the fair market value of our common stock on the first trading day of the offering period or on the exercise date, which is generally the last trading day of a purchase period. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of our common stock. Participation ends automatically upon termination of employment with us.
Termination of Participation
Participation in the ESPP generally will terminate when a participating employee’s employment with us or a designated company ceases for any reason, the employee withdraws from the ESPP or we terminate or amend the ESPP such that the employee no longer is eligible to participate. An employee may withdraw his or her participation in the ESPP at any time in accordance with procedures, and prior to any applicable deadline, specified by the administrator. Upon withdrawal from the ESPP, in general the employee will receive all amounts credited to his or her account without interest (unless otherwise required under applicable law) and his or her payroll withholdings or contributions under the ESPP will cease.
Non-Transferability
Neither contributions credited to a participant’s account nor rights to purchase shares of common stock and any other rights and interests under the ESPP may be assigned, transferred, pledged or otherwise disposed of (other than by will, the laws of descent and distribution or beneficiary designation in the event of death). Any attempt at such prohibited disposition will be without effect, except that we may treat such act as an election to withdraw participation.
Certain Transactions
In the event that any dividend or other distribution (whether in the form of cash, common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares of common stock or our other securities, or other change in our corporate structure affecting the common stock occurs (other than any ordinary dividends or other ordinary distributions), the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the ESPP in such manner it may deem equitable, will adjust the number and class of common stock that may be delivered under the ESPP, the purchase price per share, the class and the number of shares of common stock covered by each purchase right under the ESPP that has not yet been exercised, and the numerical limits of the ESPP.
In the event of our proposed dissolution or liquidation, any ongoing offering periods will be shortened and will terminate immediately before completion of the proposed dissolution or liquidation following the purchase of shares of common stock under the shortened offering periods, unless provided otherwise by the administrator. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.
In the event of the Post-Merger Public Company’s merger or “change in control” (as defined in the ESPP), each outstanding option under the ESPP will be assumed or substituted for by the successor corporation or its parent or subsidiary. In the event that options are not assumed or substituted for, the offering period will be shortened by setting a new exercise date on which the offering period will end, which will occur prior to the closing of the Merger or change in control. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.
Amendment; Termination
The administrator will have the authority to amend, suspend or terminate the ESPP. The ESPP automatically will terminate in 2040, unless terminated sooner. If the administrator determines that the ongoing operation of the ESPP may result in unfavorable financial accounting consequences, the administrator may modify, amend or terminate the ESPP to reduce or eliminate such accounting consequence. If the ESPP is terminated, the administrator in its discretion may terminate all outstanding offering periods either immediately or after completion of the purchase of shares of common stock under the ESPP (which may be adjusted to occur sooner than originally scheduled), or in accordance with their terms. If options are terminated prior to their expiration, then all amounts credited to participants that have not been used to purchase shares of common stock will be returned, without interest (unless otherwise required under applicable law), as soon as administratively practicable.
Summary of U.S. Federal Income Tax Consequences
The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the ESPP. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or non-U.S. jurisdiction to which the participant may be subject. As a result, tax consequences for any particular participant may vary based on individual circumstances.
The ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under an employee stock purchase plan that so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Post-Merger Public Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares of common stock acquired under the ESPP or in the event of the participant’s death while still owning the purchased shares of common stock.
If the participant sells or otherwise disposes of the purchased shares of common stock within two years after the start date of the offering period in which the shares of common stock were acquired or within one year after the actual purchase date of those shares of common stock, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares of common stock on the purchase date exceeded the purchase price paid for those shares of common stock, and we will be entitled to an income tax deduction equal in amount to such excess, for the taxable year in which such disposition occurs. The amount of this ordinary income will be added to the participant’s basis in the shares of common stock, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the shares of common stock have been held for more than one year since the date of purchase, the gain or loss will be long-term.
If the participant sells or disposes of the purchased shares of common stock more than two years after the start date of the offering period in which the shares of common stock were acquired and more than one year after the actual purchase date of those shares of common stock, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the amount by which the fair market value of the shares of common stock on the sale or disposition date exceeded the purchase price paid for those shares of common stock, or (b) 15% of the fair market value of the shares of common stock on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the shares of common stock on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. The Post-Merger Public Company will not be entitled to an income tax deduction with respect to such disposition.
In addition, a participant’s annual “net investment income,” as defined in Section 1411 of the Code, may be subject to a 3.8% U.S. Federal surtax. Net investment income may include capital gain and/or loss arising from the disposition of shares of common stock purchased under the ESPP. Whether a participant’s net investment income will be subject to this surtax will depend on the participant’s level of annual income and other factors.
If the participant still owns the purchased shares of common stock at the time of death, the lesser of (i) the amount by which the fair market value of the shares of common stock on the date of death exceeds the purchase price or (ii) 15% of the fair market value of the shares of common stock on the start date of the offering period in which those shares of common stock were acquired will constitute ordinary income in the year of death.
Plan Benefits
Participation in the ESPP is voluntary and dependent on each eligible employee’s election to participate, the amount of his or her eligible compensation, and his or her determination as to the portion of his or her eligible compensation to contribute to the ESPP. Further, the number of shares of common stock that may be purchased under the ESPP is determined, in part, by the price of our shares of common stock on the first day of each offering period and applicable exercise date of each purchase period. Accordingly, the actual number of shares of common stock that would be purchased by any individual under the ESPP in the future is not determinable. We have not previously sponsored an employee stock purchase plan, and, therefore, the number of shares of our common stock which would have been received by or allocated to our named executive officers, all current executive officers as a group, and all other current employees who may participate in the ESPP as a group are not determinable. Nonemployee members of the board of directors are not eligible to participate in the ESPP.
Required Vote; Recommendation of Board of Directors
Presuming a quorum is present in person or represented by proxy at the MYOS Special Meeting, the affirmative vote of holders of a majority of the shares of MYOS Common Stock having voting power outstanding on the Record Date for the MYOS Special Meeting is required to approve the ESPP.
The Merger cannot be consummated without the approval of Proposal No. 1. In addition, the parties may not be obligated to consummate the Merger without the approval of Proposal No. 2-6.
THE MYOS BOARD RECOMMENDS THAT THE MYOS SHAREHOLDERS VOTE “FOR” MYOS PROPOSAL NO. 6 TO APPROVE THE MEDAVAIL HOLDINGS, INC., 2020 EMPLOYEE STOCK PURCHASE PLAN.
MYOS Proposal No. 7: Approval of Possible Adjournment of the MYOS Special Meeting
If MYOS fails to receive a sufficient number of votes to approve MYOS Proposal Nos. 1-6, MYOS may propose to adjourn the MYOS Special Meeting, for a period of not more than 15 days, for the purpose of soliciting additional proxies to approve MYOS Proposal Nos. 1-6. MYOS currently does not intend to propose adjournment at the MYOS Special Meeting if there are sufficient votes to approve MYOS Proposal Nos. 1-6.
The affirmative vote of the holders of a majority of the shares of MYOS Common Stock having voting power present in person or represented by proxy at the MYOS Special Meeting is required to approve the adjournment of the MYOS Special Meeting for the purpose of soliciting additional proxies to approve MYOS Proposal Nos. 1-6.
THE MYOS BOARD RECOMMENDS THAT THE MYOS SHAREHOLDERS VOTE “FOR” MYOS PROPOSAL NO. 7 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF MYOS PROPOSAL NOS. 1, 2, 3, 4, 5, AND 6.

MYOS BUSINESS
Overview
MYOS is an emerging company focused on the discovery, development and commercialization of nutritional ingredients, functional foods, and other technologies aimed at maintaining or improving the health and performance of muscle tissue.
MYOS was incorporated in the State of Nevada on April 11, 2007. On March 17, 2016, we merged with our wholly-owned subsidiary and changed our name from MYOS Corporation to MYOS RENS Technology Inc. As used in this proxy statement/prospectus/information statement, the “Company”, “MYOS”, “our”, or “we” refers to MYOS RENS Technology Inc. and its wholly-owned subsidiary, unless the context indicates otherwise.
Our executive offices are currently located at 45 Horsehill Road, Suite 106, Cedar Knolls, New Jersey 07927 and our telephone number is (973) 509-0444. Our corporate website address is http://www.myosrens.com and our product websites are http://www.yolked.com; http://www.myospet.com. The information on our current or future websites is not, nor shall such information be deemed to be, a part of this proxy statement/prospectus/information statement or incorporated in filings we make with the Securities and Exchange Commission.
General
Prior to February 2011, we did not have any operations and did not generate revenues. In February 2011, we entered into an intellectual property purchase agreement pursuant to which our subsidiary purchased from Peak Wellness, Inc. certain trademarks, trade secrets, patent applications and certain domain names as well as the intellectual property pertaining to Fortetropin®, a proprietary bioactive composition derived from fertilized egg yolk that has been shown in clinical trials to increase lean muscle mass, size and strength.
Fortetropin® is the Company’s proprietary all-natural food ingredient clinically shown to increase muscle size, lean body mass and strength as part of resistance training in humans. Fortetropin® has also been shown to reduce muscle atrophy in dogs following orthopedic surgery. Fortetropin® is made from fertilized chicken egg yolks using a proprietary process that retains the biological integrity and bioactivity of the product. In a rodent study, Fortetropin® was shown to up-regulate muscle building pathways and down-regulate muscle degrading pathways.
Plan of Operation
Our initial core ingredient is Fortetropin®, a natural and proprietary bioactive composition derived from fertilized egg yolk that has been shown in clinical trials to increase lean muscle mass, size and strength. Our plan of action is to: (i) create a sales platform through marketing products containing our proprietary ingredient Fortetropin® in established, growing, and new markets and strategic selection of partnerships and collaborations to maximize near-term and future revenues, (ii) deepen our scientific understanding of the activity of Fortetropin® as a natural product to improve muscle health and performance, and to leverage this knowledge to strengthen and build our intellectual property estate, (iii) conduct research and development activities to evaluate the impact of Fortetropin® on muscle health and wellness in humans as well as domestic pets. (iv) identify other products and technologies which may broaden our portfolio and define a business development strategy to protect, enhance and accelerate the growth of our products, (v) reduce the cost of manufacturing through process improvement, and (vi) identify contract manufacturing organizations that can fully meet our future growth requirements and (vii) develop a differentiated and advantaged consumer positioning, brand name and iconography.
Our principal business activities have been focused on deepening our scientific understanding relating to the activity of Fortetropin®, and to leverage this knowledge to strengthen and build our intellectual property estate; developing sales and marketing strategies aimed at expanding our commercial presence; evaluating the value of Fortetropin® in therapeutic markets, including the treatment of sarcopenia, cachexia, anorexia, obesity and muscular disorders; and, conducting research and development focused on the discovery, development and commercialization of other products and technologies aimed at maintaining or improving the health and performance of muscle tissue. Since our inception in April 2007, we have recognized cumulative revenues of approximately $9.4 million.

Our commercial focus is to leverage our clinical data to develop multiple products to target the large, but currently underserved, markets focused on muscle health. The sales channels through which we sell our products are evolving.
We continue to pursue additional distribution and branded sales opportunities. There can be no assurance that we will be able to secure distribution arrangements on terms acceptable to the Company, or that we will be able to generate significant sales of our current and future branded products. We expect to continue developing our own core branded products in markets such as functional foods, sports and fitness nutrition and rehabilitation and restorative health and to pursue international sales opportunities.
Strategy
Our strategy is to understand the complex genetic and molecular pathways regulating muscle mass and function. Understanding the impact of complex regulatory pathways which act to build and maintain healthy lean muscle is central to our research and development activities. We are developing nutritional products that target specific mechanisms to promote muscle health in ways that cannot be met by other food products.
We will seek to gain market share for our core branded products in the 1) sports and fitness nutrition, 2) rehabilitation and restorative health and 3) domestic pet muscle health verticals by (i) formulating and developing new and complementary product lines, (ii) expanding U.S. distribution by increasing the channels of sale, (iii) expanding distribution geography beyond the U.S. and (iv) seeking strategic relationships with other distributors.
Global Market Overview
According to the Natural Marketing Institute, the Dietary Supplement, Functional Food and Beverage, and Natural Personal Care markets represent more than $275 billion in annual worldwide sales in 2018. The market for the global sports nutrition segment grew to $15 billion in 2018 and is expected to continue to grow to $24 billion by 2022, according to data from Euromonitor International. In the United States alone, revenues reached $9.1 billion in 2018 consisting of nearly 60% of the total with a growth of 11% per year through 2022, reaching an expected $15 billion by 2022 which makes it the fastest growing market for functional foods.
We believe our proprietary ingredient, Fortetropin® is well-positioned to market to a wide base of consumers looking for nutritional and performance maximization as well as for wellness and health maintenance products as they age. Additionally, the medical community has increased its focus on muscle health, specifically focusing on the aging U.S. population that can benefit most from maintaining their muscle health.
We believe the combination of the foregoing marketplace characteristics, combined with the experience of our directors and our management team and our current and future products, will enable our business to succeed.
Clinical Research to Evaluate Effects of Fortetropin®
In March 2013, we completed a human clinical trial which demonstrated that Fortetropin® temporarily reduced serum myostatin levels. In this double blind, randomized, placebo-controlled, parallel, single dose study involving 12 healthy adult male subjects per arm, test subjects in the active arm were administered a 6.6 gram dose of Fortetropin® mixed with vanilla fat free/sugar free pudding. An equal amount of vanilla fat free/sugar free pudding alone was given to the placebo arm. Blood samples were collected at baseline (before dosing) and at 6, 12, 18, and 24 hours post dose intervals for measurement of serum myostatin levels. Results demonstrated about a 30% decrease in serum myostatin levels in the Fortetropin® arm compared to baseline during the 24 hour period.
In another study performed on our behalf at the University of Tampa, a randomized, double-blind, placebo-controlled trial examined the effects of Fortetropin® on skeletal muscle growth, lean body mass, strength, and power in recreationally trained individuals who rely heavily on satellite cell activation. Forty-five subjects were divided into placebo, 6.6 gram and 19.8 gram dosing arms of Fortetropin® daily for a period of 12 weeks. All exercise sessions were conducted and monitored by trained personnel. Standardized diets consisted of roughly 54% carbohydrates, 22% fat and 24% protein. There were no differences in total calories and macronutrients consumed between groups. Dual emission X-ray absorptiometry (DEXA) was utilized to measure lean body mass and fat mass. Direct ultrasound measurements determined muscle thickness of the quadriceps.
Results demonstrated a statistically significant reduction in serum myostatin levels in both Fortetropin® arms but not in the placebo group.
The results also demonstrated a statistically significant increase in both muscle thickness and lean body mass in subjects taking Fortetropin® but not in subjects taking a placebo. Strength and power endpoints, as measured by bench press, leg press and Wingate power, significantly increased from baseline in all study groups. No study related adverse events were reported during the study.

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* p <0.05 post measurement compared to pre
Association between Muscular Strength and Mortality
Information about the importance of muscle was published in a clinical study at the Karolinska Institute’s Department of Biosciences and Nutrition at NOVUM, Unit for Preventive Nutrition, in Huddinge, Sweden. The study tracked 8,762 men aged 20-80 who were evaluated over an average period of 18.9 years in a prospective cohort study to measure the association between muscular strength and mortality in men. After adjusting for age, physical activity, smoking, alcohol intake, body mass index, baseline medical conditions, and family history of cardiovascular disease, the study found that muscular strength is inversely and independently associated with deaths from all causes and cancer in men. The findings were valid for men of normal weight, those who were overweight, and younger or older men, and were valid even after adjusting for several potential confounders, including cardiorespiratory fitness. This study extends previous studies that showed the importance of muscular strength as a predictor of death from all causes, cardiovascular disease, and cancer in a large cohort of men. Several prospective studies have also shown that muscular strength is inversely associated with all-cause mortality. It might be possible to reduce all-cause mortality among men by promoting regular resistance training.
Research and Development
As an advanced nutrition company, we are dedicated to basic and clinical research that supports our existing and future product portfolio. We are focused on the following areas of research:
Basic Research
•Biochemical characterization of Fortetropin®, including proteomic and lipidomic approaches;
•Identification and isolation of proteins, peptides, and lipids in Fortetropin® responsible for pro-myogenic activity.
Canine Clinical Research
•Effect of Fortetropin® to reverse disuse atrophy in dogs after an orthopedic surgery procedure to repair the cranial cruciate ligament (CCL);
•Effect of Fortetropin® on quality of life and activity in geriatric dogs;
•Effect of Fortetropin® on serum myostatin levels in healthy dogs.
Human Clinical Research
•Effect of Fortetropin® on skeletal muscle protein fractional synthetic rate in older men and women;

•Effect of Fortetropin® on muscle function and recovery after orthopedic procedures.
Our research program is actively evaluating the many active proteins, lipids and peptides in Fortetropin®. We believe our research programs will establish a basis for the continued prosecution of patent applications in order to further protect and augment our intellectual property assets. We are dedicated to protecting our innovative technology.
We expect our investment in research and development to continue in the future.
Clinical Studies and Basic Research Programs
As an emerging company focused on the discovery, development and commercialization of advanced nutrition products that improve muscle health and performance, we are dedicated to basic and clinical research that supports our existing and future product portfolio. Our research program is actively evaluating the many active proteins, lipids and peptides in Fortetropin®, specifically as a natural, reversible, temporary modulator of the regulatory protein myostatin, and to leverage this knowledge to strengthen and build our intellectual property. We are dedicated to protecting our innovative technology and believe that our research programs will establish a basis for the continued prosecution of patent applications in order to protect and augment the Company’s intellectual property estate. We expect our investment in research and development to continue to grow in the future.
We invest in research and development activities externally through academic and industry collaborations aimed at enhancing our products, optimizing manufacturing and broadening the product portfolio. We have developed the following collaborations with various academic centers:
•In August 2019, we entered into a research agreement with the Department of Kinesiology at McMaster University in Hamilton, Canada to evaluate the impact of Fortetropin on reducing muscle disuse atrophy in young men. The Principal Investigator for this clinical study is Stuart M. Phillips, PhD, Professor of Kinesiology, at McMaster University. In this randomized, double-blind, placebo-controlled clinical study, 24 male subjects, will consume either Fortetropin or a macronutrient-matched placebo for 6 weeks. After a 2-week Fortetropin pre-treatment phase, subjects will wear a knee brace for a period of 2 weeks in order to simulate immobilization-induced muscle disuse atrophy. Following the immobilization phase, subjects will remove the knee brace while continuing to consume Fortetropin for an additional 2 weeks (recovery phase). In order to assess the impact of Fortetropin on muscle atrophy, a series of body composition measurements will be performed during each phase of the study. In addition, muscle biopsy samples will be collected during each phase and in-depth biochemical analyses will be performed. We anticipate that the study will be concluded in the first quarter of 2022. No work has started on this study as of the date of this filing.
•In February 2019, we entered into an agreement with the College of Veterinary Medicine at Kansas State University to study the impact of Fortetropin® on quality of life and activity in geriatric dogs. The principal investigator for this study is Kenneth R. Harkin DVM, DACVIM (SAIM), Professor and Section Head, College of Veterinary Medicine, Kansas State University. In this randomized, double-blind, placebo-controlled study, 40 geriatric dogs will randomly be assigned to two groups where they will consume either Fortetropin® or a placebo for 14 weeks. The quality of life evaluation at baseline, midpoint and end of study will be based on questionnaires filled by the dog owners. The level activity at baseline, midpoint and end of study will be based on data recorded on the Vetrax collars worn by the dogs. We anticipate that the study will be concluded before the end of the year 2020.
•In May 2018, we entered into a research agreement with Weill Cornell Medical College to study the efficacy of Fortetropin® in preventing weight and muscle loss associated with cancer in a mouse model of lung cancer. The results from this research did not show that Fortetropin® had a significant impact on cancer-related weight and muscle loss. Therefore, we have decided not to pursue future cachexia-related studies with Fortetropin®.
•In March 2018, we entered into a research agreement with Rutgers University, The State University of New Jersey, to work with Rutgers researchers in a program focused on discovering compounds and products for improving muscle health and performance. We anticipate that the study will be concluded before the end of the year 2020.
•In December 2017, we entered into an agreement with the University of California, Berkeley’s Department of Nutritional Sciences & Toxicology. The research project studied the effects of Fortetropin® on increasing the fractional rate of skeletal muscle protein synthesis in men and women between 60 and 75 years old. The Principal Investigator for this clinical study is William J. Evans, PhD, Adjunct Professor of Human Nutrition at the Department of Nutritional Sciences & Toxicology at the University of California, Berkeley. Professor Evans, a leading authority in muscle health research, coordinated the activities of a multi-disciplinary team of scientists and physicians. In this randomized, double-blind, placebo-controlled clinical study, 20 subjects, men and women 60 – 75 years of age, consumed either Fortetropin® or a placebo for 21 days along with daily doses of a heavy water tracer. After 21 days, a micro-biopsy was collected from each subject to determine the fractional rate of muscle protein synthesis. In July 2018, we agreed to pay for additional costs incurred in connection with the study. This clinical study was completed in June 2019 and the results showed that among subjects who received Fortetropin, the average FSR of several muscle protein gene ontologies was significantly higher compared to the placebo group. The proportion of proteins with an increased FSR in the Fortetropin group relative to the placebo group was found to be statistically significant. The overall magnitude of increase was 15%.
•In April 2017, we entered into an agreement with the College of Veterinary Medicine at Kansas State University to study the impact of Fortetropin® on reducing muscle atrophy in dogs after Tibial-Plateau-Leveling Osteotomy (“TPLO”) surgery to repair the cranial cruciate ligament (CCL). In August 2018, we agreed to pay for additional costs incurred in connection with the study. The study was completed and Kenneth R. Harkin DVM, DACVIM (SAIM), Professor and Section Head, College of Veterinary Medicine, Kansas State University and the principal investigator of the study presented the results titled, “The Impact of Fortetropin® Supplementation on Dogs Recovering from TPLO surgery” at the VMX Conference in Orlando in January 2019.
The randomized, double-blind, placebo-controlled study evaluated the impact of Fortetropin® on attenuating muscle atrophy following a common surgical procedure known as TPLO in 100 dogs at Kansas State University. TPLO is performed by veterinary surgeons to repair ruptures of the cranial cruciate ligament (CCL), a canine ligament that is analogous to the anterior cruciate ligament (ACL) in humans. In the weeks that follow TPLO surgery, the immobilized operated limb frequently shows significant muscle loss due to muscle disuse atrophy. The objective of the study was to determine whether Fortetropin® could reduce this muscle atrophy with respect to a macronutrient-matched placebo. The study showed that: i) Fortetropin® prevented the loss of muscle mass in these dogs as measured by the thigh circumference in their affected and unaffected limbs; ii) Fortetropin® supplemented dogs had a significant improvement in percentage of weight supported by the affected limb (more rapid return to normal stance force distribution) than the placebo group; and iii) Fortetropin® prevented a rise in serum myostatin levels in dogs. We believe the results of this study are not only relevant to our veterinary business, which was established in 2018, but are also relevant to our human muscle nutrition business, with a particular focus on recovery and rehabilitation.
•In May 2015, we initiated a dose response clinical study led by Jacob Wilson, Ph.D., CSCS*D, Professor of Health Sciences and Human Performance at the University of Tampa, to examine the effects of Fortetropin® supplementation on plasma myostatin levels at various dosing levels in young adult males and females. This study is intended to help us better define the dose response curve, the minimal effective dose and effects of Fortetropin® on serum myostatin. In this double blind placebo controlled clinical study, 80 male and female subjects ranging in ages between 18 and 22 were randomized into four groups such that no significant differences in serum myostatin concentration existed between groups. Following assignment to one of the four groups, blood samples were collected to establish baseline values. Subjects were subsequently supplemented with three different doses of Fortetropin® (2.0g, 4.0g and 6.6g) and a matching placebo for one week. Following one week of supplementation, blood samples were collected and serum myostatin levels were assayed. Results demonstrated that Fortetropin® reduces serum myostatin levels at daily doses of 4.0g and 6.6g. This research, which continues to build upon our current understanding of

Fortetropin®, may result in the formulation of new products. An abstract of this study was presented at the 2016 International Conference on Frailty & Sarcopenia Research (Philadelphia, PA) in April 2016.
•In August 2014, we entered into a research agreement with Human Metabolome Technologies America, Inc., (“HMT”), to apply their proprietary, state-of-the-art capillary electrophoresis-mass spectrometry (CE-MS) technologies to characterize the metabolomic profiles of plasma samples obtained from healthy male subjects who used either Fortetropin® or placebo with the goal of identifying metabolites with pro-myogenic activity in the plasma samples of subjects who took Fortetropin® as well as examining the effect on glucose and fat metabolism. HMT used a metabolite database of over 290 lipids and over 900 metabolites to identify potential plasma biomarkers related to muscle growth. The study was completed during the fourth quarter of 2014. Initial data from this study indicated that subjects who received Fortetropin® displayed differential metabolomic profiles relative to subjects who received placebo. The early indications of plasma biomarkers may guide future study design for Fortetropin® clinical trials by identifying clinically-relevant endpoints. The results from this study were presented at the Sarcopenia, Cachexia and Wasting Disorders Conference (Berlin, Germany) in December 2016.
•In May 2014, we entered into an agreement with the University of Tampa to study the effects of Fortetropin® supplementation in conjunction with modest resistance training in 18-21 year old males. The study was a double-blind, placebo-controlled trial which examined the effects of Fortetropin® on skeletal muscle growth, lean body mass, strength, and power in recreationally trained males. Forty-five subjects were divided into placebo, 6.6g and 19.8g dosing arms of Fortetropin® daily for a period of 12 weeks. Results demonstrated a statistically significant increase in both muscle thickness and lean body mass in subjects taking Fortetropin® but not in subjects taking placebo. The clinical study also analyzed blood myostatin levels via high-sensitivity enzyme-linked immunosorbent assay (“ELISA”) based analysis. Results demonstrated statistically significant reduction in serum myostatin levels in both groups that consumed Fortetropin® but not in the group that consumed the placebo. The lipid serum safety protocol demonstrated that daily use of Fortetropin® at recommended and three times the recommended dose had no adverse lipid effect and did not adversely affect cholesterol, HDL or triglyceride levels. Data from the study was presented at the American College of Nutrition’s 55th annual conference. A separate mechanism of action study at the University of Tampa demonstrated that in addition to reducing serum myostatin levels, Fortetropin® showed activity in mTOR and Ubiquitin pathways, two other crucial signaling pathways in the growth and maintenance of healthy muscle. Specifically, the preclinical data showed that Fortetropin® up-regulates the mTOR regulatory pathway. The mTOR pathway is responsible for production of a protein kinase related to cell growth and proliferation that increases skeletal muscle mass. Up-regulation of the mTOR pathway is important in preventing muscle atrophy. The preclinical study also demonstrated that Fortetropin® acts to reduce the synthesis of proteins in the Ubiquitin Proteasome Pathway, a highly selective, tightly regulated system that serves to activate muscle breakdown. Over-expression of the Ubiquitin Proteasome Pathway is responsible for muscle degradation. We believe that Fortetropin® has the ability to regulate production in the Ubiquitin Proteasome Pathway, which may have significant implications for preventing age-related muscle loss.
The foregoing programs are an integral part of our business strategy. We believe that they will provide a clear scientific rationale for Fortetropin® as an advanced nutritional product and support its use in different medical and health applications in the future.
We intend to pursue additional clinical studies and medical research to support differentiated and advantaged marketing claims, to build and enhance our competitive insulation through an aggressive intellectual property strategy, to develop product improvements and new products in consumer preferred dosage forms, to enhance overall marketing, and to pursue best in class personnel.
Product Marketing, Distribution and Sales History
Our commercial focus is to leverage our clinical data to develop multiple products to target the large, but currently underserved markets focused on muscle health. The sales channels through which we sell our products are evolving. The first product we introduced was MYO-T12, a proprietary formula containing Fortetropin® and other ingredients.
In February 2014, we expanded our commercial operations into the age management market through a distribution agreement with Cenegenics Product and Lab Services, LLC (“Cenegenics”), under which Cenegenics distributed and promoted a proprietary formulation containing Fortetropin® through its age management centers and its community of physicians focused on treating a growing population of patients focused on proactively addressing age-related health and wellness concerns. The distribution agreement with Cenegenics expired in December 2016. There were no sales to Cenegenics in 2018. The Company received a new purchase order in April 2019 and recorded $202 of sales to Cenegenics in 2019.
In April 2015 we launched Rē Muscle Health®, our own direct-to-consumer brand with a portfolio of muscle health bars, meal replacement shakes and daily supplement powders each containing a full 6.6 gram single serving dose of Fortetropin®. Our Rē Muscle Health® products were sold through our website, www.remusclehealth.com, and www.amazon.com until March 2017 when the product line was discontinued. The Company recorded no net sales in 2019 and 2018 of Rē Muscle Health® products. Any remaining expired inventory was written off as of the year ended December 31, 2018.
In May 2016, we launched Physician Muscle Health Formula®, a proprietary formulation containing Fortetropin® and sold the product directly to physicians to distribute to their patients who are focused on wellness. The Company recorded $10 and $24 of net sales of Physician Muscle Health Formula® for the years ended December 31, 2019, and December 31, 2018. The Company relaunched the product as part of its longevity marketing strategy in December 2019.
In March 2017 we launched Qurr®, a Fortetropin®-powered product line formulated to support the vital role of muscle in overall well-being as well as in fitness. Our Qurr line of muscle-focused over-the-counter products are available through a convenient, direct-to-consumer e-commerce platform at www.qurr.com. We recorded $40 and $175 of net sales in for our Qurr® product line for the years ended December 31, 2019, and December 31, 2018. Any remaining expired inventory was written off as of the year ended December 31, 2018. The remaining inventory on hand as of December 31, 2019 expires in March 2021.
In March 2018, we launched Yolked®, a Fortetropin®-powered product which is NSF Certified for Sports, and developed and marketed to collegiate and professional athletes who want to increase their muscle size and performance with an all-natural advanced nutrition product. We recorded $284 and $117 of net sales for our Yolked® product line for the years ended December 31, 2019, and December 31, 2018.
In June 2018, we launched our Fortetropin® based pet product MYOS Canine Muscle Formula® (“MCMF”). Two veterinarian hospitals had previously performed some informal observational studies with older dogs experiencing muscle atrophy and observed positive results after taking our pet product. We believe that the positive feedback received from the veterinarian community, together with the positive results from our study with Kansas State University, will enable us to grow our domestic pet business product line. In July 2019 we launched a version of MCMF called VET Strength to focus on veterinarians and their dog patients. We recorded $476 and $44 of net sales of our pet product MYOS Canine Muscle Formula® for the years ended December 31, 2019, and December 31, 2018.
In November 2019, we launched our white label business, working with manufacturers to create new brands and products using Fortetropin® as the foundation. We had $19 in white label sales for the year ended December 31, 2019.
We continue to pursue additional distribution and branded sales opportunities. There can be no assurance that we will be able to secure distribution arrangements on terms acceptable to us, or that we will be able to generate significant sales of our current and future branded products. We expect to continue developing our own core branded, functional food products in markets such as sports and fitness nutrition, rehabilitation and restorative health and the domestic pet market while also pursuing international sales opportunities. We remain committed to continuing our focus on various clinical trials in support of enhancing our commercial strategy as well as enhancing our intellectual property assets, to develop product improvements and new products, and to reduce the cost of our products by finding more efficient manufacturing processes and contract manufacturers.
Intellectual Property
We have adopted a comprehensive intellectual property strategy, the implementation of which is ongoing. We are focusing our efforts on ensuring our current commercial products and processes, and those currently under development, are being protected to the maximum extent possible. We are in the process of filing multiple patent applications in the United States and abroad, and we are currently prosecuting pending patent applications in the United States, all of which are directed towards our compositions and methods of manufacturing the same. In addition to a proactive protection strategy, we are conducting defensive due diligence to ensure that our products and processes do not encroach upon the rights of third parties. Moreover, we are also engaged in a survey of the intellectual property landscape of potential competitors, and are devising a proactive path to stay ahead of such potential competitors.
In January 2019, the United States Patent and Trademark Office (“USPTO”) issued the Company a new patent (United States Patent No. 10,165,785) titled, “Process for Producing Composition for Increasing Muscle Mass”. A new patent significantly enhances the Company’s existing intellectual property portfolio, enabling MYOS to protect its advanced technologies for the development of innovative nutrition products to address musculoskeletal health. The new patent covers an advanced, state-of-the-art manufacturing process for a fertilized, egg yolk-derived composition that helps maintain the natural bioactivity of egg yolk without compromising its safety. It was developed by researchers at the German Institute of Food Technologies/DIL (“DIL”) including Dr. Volker Heinz, Director of DIL and a co-inventor on the patent. DIL has assigned full rights of this patent to the Company. The processes covered by these patents are used to manufacture our nutrition products.
In August 2014, the USPTO, issued U.S. Patent No. 8,815,320 B2 to the Company covering its proprietary methods of manufacturing Fortetropin®. The patent entitled “Process for Producing a Composition Containing Active Follistatin” provides intellectual property protection for manufacturing Fortetropin®, the key ingredient in our core commercial muscle health products, and carries a patent term through early 2033.
We intend to file as many applications and continuation/divisional/continuation-in-part applications as possible. Several additional pending patent applications that we are pursuing include:
•Methods for alleviating, inhibiting or reversing muscle disuse atrophy in mammals.
•Methods and compositions for improving skeletal muscle protein fractional synthetic rate.
•Methods for improving quality of life and increasing activity in aging mammals.
•Methods of treating degenerative muscle disease – covering methods of treating various degenerative muscle diseases, such as sarcopenia, with avian egg-based products and the compositions thereof.
•Methods and products for increasing muscle mass – covering various combinations of proteins, lipids and other molecules, which are active in the natural form of our core commercial products, which may be combined to yield improved products and methods for increasing muscle mass.
•Egg-based product containing hydroxymethylbutyrate, or HMB, for the treatment of degenerative muscle disease – covering a line of products combining avian egg-based products with HMB for improved treatment of degenerative muscle diseases and the methods of treating the same.
•Egg-based product containing leucine for treatment of degenerative muscle disease - covering a line of products combining avian egg-based products with leucine for improved treatment of degenerative muscle diseases and the methods of treating the same.
•Methods of treatment of degenerative muscle disease using egg-based products and testosterone replacement therapy – covering methods of treating degenerative muscle disease in combination with testosterone replacement therapy for improved results.

•Methods of treatment of cancer and neurological diseases using avian egg powder.
•Methods of treatment of insulin resistance and Type II diabetes using avian egg powder.
•Method of enhancing overall health and longevity using avian egg powder.
In addition to patent protection, we are also engaged in protecting our brands, including corporate brands and product brands, and have sought trademark registrations in the United States for the same. We have implemented a clearance strategy for new brands that we intend to launch, to ensure any risk of encroaching on the rights of third parties is minimized.
We regard our trademarks and other proprietary rights as valuable assets and believe that protecting our key trademarks is crucial to our business strategy of building strong brand name recognition. These trademarks are crucial elements of our business, and have significant value in the marketing of our products. Federally registered trademarks have a perpetual life, provided that they are maintained and renewed on a timely basis and used correctly as trademarks, subject to the rights of third parties to attempt to cancel a trademark if priority is claimed or there is confusion of usage. We rely on common law trademark rights to protect our unregistered trademarks. Common law trademark rights generally are limited to the geographic area in which the trademark is actually used, while a United States federal registration of a trademark enables the registrant to stop the unauthorized use of the trademark by third parties in the United States. Much of our ongoing work, including our research and development, is kept highly confidential. As such, we have adopted corporate confidentiality policies that comply with the Uniform Trade Secrets Act and the New Jersey Trade Secret Act to protect our most valuable intellectual property assets.
Regulatory Environment
The importing, manufacturing, processing, formulating, packaging, labeling, distributing, selling and advertising of our current and future products may be subject to regulation by one or more federal or state agencies. The Food and Drug Administration, or the FDA, has primary jurisdiction over our products pursuant to the Federal Food, Drug and Cosmetic Act, as amended by the Dietary Supplement and Health Education Act, or the DSHEA, and the regulations promulgated thereunder. The DSHEA provides the regulatory framework for the safety and labeling of dietary supplements, foods and medical foods. In particular, the FDA regulates the safety, manufacturing, labeling and distribution of dietary supplements. In addition, the Animal Plant Health and Inspection Service, or APHIS, regulates the importation of our primary product from Germany. The Federal Trade Commission, or the FTC, and the FDA share jurisdiction over the promotion and advertising of dietary supplements and nutrition products. Pursuant to a memorandum of understanding between the two agencies, the FDA has primary jurisdiction over claims that appear on product labels and labeling and the FTC has primary jurisdiction of product advertising.
The term “medical foods” does not pertain to all foods fed to sick patients. Medical foods are prescription foods specially formulated and intended for the dietary management of a disease that has distinctive nutritional needs that cannot be met by normal diet alone. They were defined in the FDA’s 1988 Orphan Drug Act Amendments and are subject to the general food safety and labeling requirements of the FDCA but are exempt from the labeling requirements for health claims and nutrient content claims under the Nutrition Labeling and Education Act of 1990. Medical foods are distinct from the broader category of foods for special dietary use and from traditional foods that bear a health claim. In order to be considered a medical food, a product must, at a minimum, be a specially formulated and processed product (as opposed to a naturally occurring food in its natural state) for oral ingestion or tube feeding (nasogastric tube), be labeled for the dietary management of a specific medical disorder, disease or condition for which there are distinctive nutritional requirements and be intended to be used under medical supervision.
Compliance with applicable federal, state, and local laws and regulations is a critical part of our business. We endeavor to comply with all applicable laws and regulations. However, as with any regulated industry, the laws and regulations are subject to interpretation and there can be no assurances that a government agency would necessarily agree with our interpretation of the governing laws and regulations. Moreover, we are unable to predict the nature of such future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. These regulations could, however, require the reformulation of our products to meet new standards, market withdrawal or discontinuation of certain products not able to be reformulated. The risk of a product recall exists within the industry although we endeavor to minimize the risk of recalls by distributing products that are not adulterated or misbranded. However, the decision to initiate a recall is often made for business reasons in order to avoid confrontation with the FDA.
Our products are required to be prepared in compliance with the FDA’s Good Manufacturing Practices, or GMPs, as set forth in 21 CFR Part 111. Fortetropin®, the active ingredient in our products, must be imported into the United States in conformance with United States Department of Agriculture requirements for egg products. Other statutory obligations include reporting all serious adverse events on a Medwatch Form 3500A. To date, we have not filed a Medwatch Form 3500A with the FDA nor have we been placed on notice regarding any serious adverse events related to any of our products. Since eggs are considered a major food allergen under the Food Allergen Labeling and Consumer Protection Act of 2004, we are required to label all our products containing Fortetropin® to note that they contain egg product.
Advertising of dietary supplement products is subject to regulation by the FTC under the Federal Trade Commission Act, or FTCA, which prohibits unfair methods of competition and unfair or deceptive trade acts or practices in or affecting commerce. The FTCA provides that the dissemination of any false advertising pertaining to foods, including dietary supplements, is an unfair or deceptive act or practice. Under the FTC’s substantiation doctrine, an advertiser is required to have a reasonable basis for all objective product claims before the claims are made. All advertising is required to be truthful and not misleading. All testimonials are required to be typical of the results the consumer may expect when using the product as directed. Accordingly, we are required to have adequate substantiation of all material advertising claims made for our products. Failure to adequately substantiate claims may be considered either a deceptive or unfair practice.
In addition, medical foods must comply with all applicable requirements for the manufacturing of foods, including food Current Good Manufacturing Practices (“cGMP”), registration of food facility requirements and, if applicable, FDA regulations for low acid canned food and emergency permit controls. The FDA considers the statutory definition of medical foods to narrowly constrain the types of products that fit within this category of food. The FDA inspects medical food manufacturers annually to assure the safety and integrity of the products. Failure of our contract manufacturers to comply with applicable requirements could lead to sanctions that could adversely affect our business.
We cannot predict what effect additional domestic or international governmental legislation, regulations, or administrative orders, when and if promulgated, would have on our business in the future. New legislation or regulations may require the reformulation of certain products to meet new standards, require the recall or discontinuance of certain products not capable of reformulation, impose additional record keeping or require expanded documentation of the properties of certain products, expanded or different labeling or scientific substantiation.
Manufacturing; Raw Materials and Suppliers
We are committed to producing and selling highly efficacious products that are trusted for their quality and safety. To date, our products have been outsourced to third party manufacturers where the products are manufactured in full compliance with cGMP standards set by the FDA. All of the raw materials for our current products are currently sourced from third-party suppliers. We have focused on the efficiency and economics of manufacturing Fortetropin® and the related production costs to achieve maximum savings in production.
We currently have an agreement with only one third-party manufacturer of Fortetropin®, who will manufacture the formula exclusively for us in perpetuity, and may not manufacture the formula for other entities. We have multiple vendors for blending, packaging and labeling our products.
Competition
The market for nutritional foods is highly competitive. Companies operating in the space include PepsiCo Inc., Glanbia Plc. GNC Holdings, The Coca-Cola Company, GlaxoSmithKline, Abbott Laboratories, Nestle S.A., Purina and Universal Nutrition. Competition is based on price, quality, customer service, marketing and product effectiveness. Our competition includes numerous nutritional supplement companies that are highly fragmented in terms of geographic market coverage, distribution channels and product categories. In addition, large pharmaceutical companies and packaged food and beverage companies compete with us in the nutritional supplement market. These companies and certain nutritional supplement companies have broader product lines and/or larger sales volumes than us and have greater financial and other resources available to them and possess extensive manufacturing, distribution and marketing capabilities. Other companies are able to compete more effectively due to a greater extent of vertical integration. Private label products of our competitors, which in recent years have significantly increased in certain nutrition categories, compete directly with our products. In several product categories, private label items are the market share leaders. Increased competition from such companies, including private label pressures, could have a material adverse effect on our results of operations and financial condition. Many companies within our industry are privately-held and therefore, we are unable to assess the size of all of our competitors or where we rank in comparison to such privately-held competitors with respect to sales.
Insurance
We maintain commercial liability, including product liability coverage, and property insurance. Our policy provides for a general liability of $5.0 million per occurrence, and $10.0 million annual aggregate coverage. We carry property coverage on our main office facility to cover our liability, tenant’s improvements, property, and inventory. We maintain commercial general liability and products liability insurance with coverage of up to $5.0 million.
Employees
We currently have 14 full-time employees (including one executive officer). We also employ several consultants. None of our employees are represented by a labor union and we consider our employee relations to be good.

MEDAVAIL BUSINESS
Overview
MedAvail is a telehealth-enabled pharmacy-technology company that brings access to pharmacy services and pharmacists directly into the care clinic. Using its proprietary MedAvail MedCenter™ kiosk and software, patients access MedAvail’s remote pharmacy team via a live audio-visual connection. MedAvail’s remote pharmacy team has the ability to provide all required functions to safely and securely dispense prescription medications directly to the patient while in the clinic. MedAvail supplements its in-clinic dispensing capability with a free home delivery service, creating a multi-channel distribution system designed to meet all the patients’ needs.
As a technology-enabled healthcare company, MedAvail is able to scale quickly and cost effectively, unencumbered by legacy physical assets such as retail stores. Embedding pharmacy directly into points of care not only creates a convenient pharmacy experience but importantly helps improve medication adherence, a major and well-recognized clinical challenge.
Although MedAvail’s technology is uniquely suited for any point-of-care environment, MedAvail has chosen to focus on Medicare-focused clinics. MedAvail’s pharmacy platform brings unique and high value to this market in a number of ways:
•Being embedded in the clinic allows MedAvail to be a member of the care team impacting adherence and health outcomes.
•Medicare members are on multiple chronic medications and adherence is critical to their well-being.
•MedAvail is able to share data with the healthcare practitioners with regard to adherence of the patient base to quickly resolve any issues in real-time improving service and customer health outcomes.
•MedAvail’s onsite MedCenter allows real time access to its pharmacy team to not only dispense medications but answer any questions from patients and care providers.
•MedAvail’s high touch model allows us to reach out to patients to arrange for refill medication delivery via its onsite MedCenter or its free courier home delivery
•MedAvail offers extremely competitive cash pay alternatives for patients who need that service
•MedAvail combines an in-clinic presence with a set of adherence programs executed by its centralized pharmacy team designed to support superior medication adherence and customer support for its customers. Combining regular refill reminders via text, phone or email along with MedAvail’s highly convenient in-clinic MedCenter or free home courier delivery creates a high touch customer focused pharmacy solution with superior outcomes.
The value proposition for the clinic owners and associated health plans is a true pharmacy partner working hand-in-hand to improve health outcomes. It is a true partnership where the value MedAvail brings improves health outcomes for the Medicare members which can improve overall reimbursement to the clinic.
MedAvail currently deploys its MedCenter solution through two distinct commercialization channels. First, MedAvail owns and operates its full-service retail pharmacy platform in the U.S., under the name SpotRx. The SpotRx™ pharmacy business is structured as a hub-and-spoke model where a central pharmacy supports and operates a network of MedCenter kiosks that are embedded in clinics. MedAvail’s second commercialization channel is a direct sell-to model, in which MedAvail sells its MedCenter kiosk and license its proprietary software directly to large healthcare providers and retail pharmacies, such as Sam’s Club, for use within their pharmacy operations.
MedAvail’s MedCenter kiosks come in two models: the M4 MedCenter and the M5 MedCenter. The M4 MedCenter is a smaller kiosk designed to fit in waiting rooms, hallways, or clinic lobbies. The M5 MedCenter is a much larger kiosk designed as a full pharmacy replacement with the ability to serve 3-4 customers simultaneously and can be configured for drive thru dispensing, much like a bank’s ATM drive through lanes.
Pharmacy as part of the healthcare team
Numerous studies have demonstrated the value of an embedded pharmacy within a healthcare location (e.g. Aguilar et al, 2015). Deployments have typically been through a health plan’s proprietary clinic network to provide onsite pharmacy services embedded with the care team. Although valuable and effective, this in-person model is not cost effective and therefore not widely deployed. Additionally, since there is usually no partnership between traditional retail pharmacies and the care providers the opportunity to improve patient care is missed. SpotRx solves for this problem through MedAvail’s pharmacy platform, its proprietary technology and its in-clinic partnership with the care providers.
Being an embedded part of the care team allows SpotRx to address a number of challenges including but not limited to:
•Improving adherence. A prescription e-prescribed to us by the doctor can be filled by the patient prior to leaving the clinic. In the US retail pharmacy as a whole, about 28% of all prescriptions written are not filled (Fischer et al. 2010). MedAvail’s first fill adherence rates are typically over 85%, which is significantly higher than the average.
•Medicare health plans and providers are measured by CMS via the Star Rating system with a 1-5 rating, where 5 is the highest. Medication adherence has a significant impact on the overall Star Ratings and the resulting impact on clinic reimbursement. MedAvail can therefore help clinics improve their Star Ratings and health plan reimbursement rates.
•A portion of Medicare members have challenges with transportation and have to pay for either home delivery of medication or travel to the pharmacy. MedAvail can help solve for this with its in-clinic pharmacy platform and free home delivery service.
•MedAvail’s onsite pickup or courier home delivery solution allows patients to avoid crowded retail stores that typically have long in-store wait times.
•MedAvail’s clinical data sharing with the providers allows MedAvail pharmacists to offer input and insights into the medication therapy or potential gaps in care.
•As demonstrated by its high Star Rating results, MedAvail can contribute to better outcomes and improved reimbursement.
•MedAvail’s NPS score of 90+ is indicative of the overall patient experience and their high level of satisfaction with its pharmacy service.
In summary, MedAvail’s technology-enabled pharmacy platform provides significant value to all major stakeholders; the patient, the healthcare provider and the payor. Its platform is highly scalable and repeatable across markets within the US, and focused on the high growth and attractive Medicare demographic.

MedAvail solves the information sharing gap by providing timely feedback data on patient fill adherence and other data-driven insights back to care providers.
MedAvail Pharmacy Inc., an Arizona corporation (“SpotRx”), is a wholly owned subsidiary of MedAvail, and does business under the trade name “SpotRx Pharmacy”. Under SpotRx, MedAvail operates the SpotRx Pharmacy business through deployment of its M4 MedCenter in medical clinics providing onsite dispensing of prescriptions, which significantly improves access and convenience for the medical clinic’s patients. The network of M4 MedCenters in a given region is supported by a physical, central pharmacy from which the SpotRx pharmacy team operates. MedAvail has physical SpotRx pharmacies in Arizona and California, with plans to expand in Michigan, Florida, Texas and Illinois subject to future operational build-out. MedAvail’s SpotRx Pharmacy business is primarily focused on the Medicare (65+ year old) market and the medical clinics where they receive care.
For each site where MedAvail deploys a MedCenter, MedAvail generally staffs that site with a Clinic Account Manager (“CAM”), who is a full-time SpotRx employee who works with patients and clinic staff to ensure they receive the best service possible from the pharmacy. This includes assisting with use of the on-site MedCenter, scheduling and confirming that the appropriate medications are available onsite when the patient comes for their medical appointment. The CAM can also assist with the transfer of a customer’s medications to the pharmacy. Additionally, MedAvail engages in several, ongoing communications activities with each customer, such as text or phone reminders of refills due, a three day follow up call to check on the patient status. Through a combination of its in-clinic service, localized fulfillment and its centralized call center, MedAvail enables its customers achieve a higher level of adherence to their prescribed medication regimen. High medication adherence metrics have been shown by research performed by the Centers for Medicare & Medicaid Services, or CMS, to facilitate better health outcomes, which in turn lowers the overall cost to the healthcare system. As such, CMS uses these adherence metrics, among other factors, to drive reimbursement payments to healthcare plans and, in many cases, the physician/healthcare provider. CMS uses a system called Star Ratings to measure the performance of health plans who treat Medicare patients. CMS rates performance of a health plan on a scale of 1-5, with 5 being the highest score, and approximately one-third of a health plan’s rating is impacted by medication adherence in three key medication categories for the Medicare population: diabetes, hypertension and cholesterol. A health plan that improves from a 3 to 4 Star Rating can see reimbursement increases of 13 – 17% (Source: https://www.ajmc.com/contributor/jason rose/2019/08/medication adherence the lever to improve Medicare advantage star ratings).

The SpotRx pharmacy solution includes:
1.A MedAvail M4 MedCenter that is installed in the medical clinic and gives the physician clinic or other location an onsite, embedded pharmacy capability;
2.A full-time “Clinic Account Manager” (“CAM”) to directly support the medical clinic’s staff and patients; and
3.A central physical SpotRx pharmacy in each geographic region or market and which provides the pharmacy staff that supports each of the M4 MedCenters in the central pharmacy’s area. This staff answers all audio visual calls coming in from the MedCenters, identifies and counsels patients and approves the medication to dispense. This central pharmacy also facilitates MedAvail’s accompanying medication home delivery service and is responsible for replenishing inventory of each MedCenter under their control.
4.Centralized call centers support MedAvail’s central pharmacies by following up with its customers to help them with filling and or transferring prescriptions, scheduling delivery and other customer service activities.
Published studies have shown that medical clinics and other health care sites with an embedded pharmacy have higher patient medication adherence, with resulting improved health outcomes (Wright & Gorman 2016). Deploying a traditional, retail pharmacy in a medical clinic is costly, since floor space, a licensed pharmacist and pharmacy staff are required onsite for all hours of operation. Most medical clinics do not have the volume of patients to support the cost of establishing and then running a physical pharmacy. The SpotRx pharmacy model, through the use of MedAvail’s MedCenters, solves for this cost issue, while enabling onsite pharmacy services. MedAvail does this by deploying its M4 MedCenter kiosk, with its small physical presence, in the medical clinic, with support from the centralized pharmacy and its pharmacy support team. MedAvail thereby minimizes the capital cost of opening a pharmacy and enables sharing of centralized resources to reduce pharmacy operating costs. SpotRx currently has 30 MedCenters deployed nationwide, with 23 in Arizona and seven in California. MedAvail has three physical centralized pharmacies to support these sites, one in each of Phoenix and Tucson in Arizona and one in Bueno Park in Southern California.
MedAvail intends to continue to grow its presence in both Arizona and California with plans to expand into Illinois, Michigan, Florida and Texas over the next 24 months.

MedAvail Technologies
Many large healthcare systems and large retail pharmacy operators are looking for solutions that allow them to extend their pharmacy capabilities without having to incur the expense, risk, and time delay of building, staffing, and managing a traditional retail pharmacy assets. The MedAvail MedCenter provides this capability, and consequently MedAvail is working with a number of these large healthcare systems and retail pharmacy chains to benefit from the upfront and ongoing costs savings that its MedCenter provides. Through MedAvail Technologies (US) Inc. (MTI), MedAvail sells or leases its MedCenters, licenses the accompany software, and sells ongoing maintenance and support services to a select group of large clients, all of which are currently in the United States. MedAvail will sell or lease its kiosk hardware technology, but MedAvail only licenses its Remote Dispensing System, MedPlatform® Enterprise Software, and Client Pharmacy Management System software, to help protect the intellectual property that MedAvail has developed for those systems. Maintenance for the hardware is provided by MedAvail personnel as well as third parties with which MedAvail contracts. Software support is provided by MedAvail employees. The corporate client provides and conducts all pharmacy staff and pharmacy operations, such as managing and re-stocking inventory of the MedCenters, and procuring and packaging all medications for the MedCenter. Also, the engagement with a large corporate client typically also requires an initial engagement for development and engineering work to integrate their pharmacy systems with and into its hardware and software, and MedAvail typically receives non-recurring development and engineering fees for this service.
The major steps of MedAvail’s deployment process include integration with the pharmacy software of the client, education and training of their pharmacy staff, and the physical site determination and installation of the MedCenter. This integration process can take 3-4 months, based on the software development, integration, testing, and deployment required. Education typically takes place over 1-2 weeks, and results in the corporate client having a trained staff capable to further train any new staff they may bring on board. The physical MedCenter installation usually takes a few days.
The initial capital cost of opening a physical pharmacy can range from between $500,000 to up to $1 million or more. Staffing these physical pharmacies require a full-time pharmacist at all times the pharmacy is open as well as 1-2 pharmacy technicians depending the on the State board of pharmacy regulations. According to the US bureau of labor statistics the average pharmacist earns $120,270 per year, and job posting for pharmacy technicians indicate an annual salary of approximately $29,000 ranging up to $42,000 in the highest States.
Depending on complexity, the initial integration cost of a MedCenter can be between $100,000-$300,000. Once completed it enables a deployment of any number of MedCenters within their enterprise. The cost of a MedCenter is typically approximately $65,000 plus $625 per month for maintenance and $1,250 per month for the required MedAvail software.
Market Opportunity
MedAvail is pursuing two general commercialization strategies through its SpotRx Pharmacy and its MedAvail Technologies subsidiaries.
SpotRx Pharmacy currently has MedCenter deployments in medical clinics in Arizona and California. MedAvail primarily targets medical clinics that write at least 10,000 Medicare prescription claims per year. Based on CMS data, there are 262 clinics in Arizona and 1,196 clinics in California that would qualify as potential sites for a SpotRx Pharmacy. Based on this data, MedAvail estimates that these potential SpotRx Pharmacy sites write prescriptions with a total value of approximately $0.5B for Arizona and approximately $4.5B for California, per annum. This represents what MedAvail views as its total addressable market for these two states. As MedAvail plans expansion into other states, it will evaluate the number of potential medical clinic sites for its SpotRx Pharmacy and the correlating total addressable market. Currently SpotRx is focused on six key states: Arizona, California, Illinois, Michigan, Florida and Texas. The total medication spend for Medicare patients in these states was $40 billion according to a 2018 CMS study. Total Medicare part D spend in the US in this same period was $100 billion. As MedAvail enters a state, it focuses its partnership activities on the largest medical chains supporting mainly a Medicare population and then seek to grow within those chains.

For MTI and MedAvail’s large, corporate sales and licensing strategy, the market size is based upon the number of potential deployment sites owned and operated by its clients and potential clients. MedAvail estimates that there are in excess of 30,000 potential deployment sites in the United States for just those large corporate customers with whom MedAvail has already entered either a testing or trial arrangement or a commercialization contract, including Sam’s Club, Texas Health Resources, Ascension, and Hospital Corporation of America (HCA). This represents an annualized market opportunity of approximately $1B of recurring revenue.
The COVID-19 pandemic has highlighted certain of the benefits of MedAvail’s MedCenter-based solution. As a result, health systems such as Texas Health Resources have begun to deploy MedAvail’s technology to increase their pharmacy footprint with an initial focus on their emergency departments. Additionally, MedAvail has seen large states change their regulations to allow its technology (e.g. Florida and Washington implemented new laws effective July 1, 2020), while Texas has deployed temporary laws to allow MedCenter deployments and which allow for creation of new permanent laws in late 2020 or early 2021.
Sales and Marketing
SpotRx currently has a Sales and Business Development team consisting of MedAvail’s Chief Commercial Officer, a Vice President of Business Development and Business Development Manager who identify and engage with large Medicare focused primary care and specialty clinic chains as well as independent physician groups in Arizona and California. The largest 20 clinic chains in MedAvail’s target states write between 20%-50% of all claims written so its business development is highly focused on these large groups. This team executes contracts that allow for the deployment of MedAvail’s technology and its Clinic Account Managers (CAM) onsite at these clinics. These contracts typically contain agreements to pay a rent or sub-lease (based on fair market rates) for the space taken up in compliance with the safe harbor provisions of the Anti-Kickback statute. They also allow for the sharing of data and patient information between the parties in order that MedAvail can drive improved medication adherence for the patients of the clinic.
The medical clinics that MedAvail targets are typically exposed to ‘at risk’ or ‘quality based’ contracts with either Medicare Advantage health plans or directly with CMS that provide incentives for health outcomes such as medication adherence. Clinics that typically write prescriptions that are filled in the traditional retail pharmacy channel have very few tools to improve medication adherence. MedAvail’s SpotRx platform offers the opportunity for improved outcomes without major investment or heavy integration by the clinics.

Patient (customer) education, marketing and acquisition activities are primarily focused upon the patients who visit the clinics at which the SpotRx Pharmacy is deployed. The activities are performed by and driven by MedAvail’s onsite Clinic Account Manager (CAM), who is further supported with in-clinic marketing materials. MedAvail has found that its most effective customer acquisition pathway is through the CAM’s in-clinic presence as it allows them to clearly explain the value of MedAvail’s pharmacy over current alternatives. MedAvail also executes a limited amount of digital and social media marketing campaigns that specifically target the zip codes of its clinic deployments and are designed to support the onsite presence.
MedAvail intends to add a few dedicated sales-leaders to the company in the next 12 months. Its target list of clients is narrow and typically handled by one or more members of MedAvail’s executive team. Each of its current engaged clients has deployed several initial sites with the opportunity to expand substantially over time. MedAvail’s clients typically start with 5-10 initial sites, prove out the concept then put multi-year deployment plan in place to enable a large deployment. At this time, most MedAvail clients are in their initial stage of operations.
MedAvail’s ability to supply MedCenters is limited at this time as it onboards a new contract manufacturer, and MedAvail expects additional MedCenters to be available in the early second quarter of 2021.
Research and development
All key research and development related to MedAvail hardware and software technology is done within MedAvail. MedAvail has a team of software architects and developers employed by MedAvail who work closely with its product management team. MedAvail also has a team of hardware engineers employed by MedAvail who design and prototype all of its MedCenter hardware technology, and which includes mechanical, electrical, robotics and firmware engineers.
MedAvail’s design process begins with feedback from its customers and SpotRx to its product team who then package and review with its software and hardware teams to prioritize development projects and timelines.
MedAvail manufactures its hardware through an agreement with a contract manufacturer who specializes in complex electronic kiosk manufacturing. MedAvail’s hardware engineering team works closely with its contract manufacturer to ensure that the transfer of knowledge and information from its teams to the contract manufacturer’s teams and to ensure that they are fully educated on how to properly assemble the MedCenter.
Manufacturing
MedAvail currently outsources the manufacturing and assembly of its MedCenters. Previously, MedAvail contracted with a electronics manufacturer in South Carolina for the manufacturing and assembly of its MedCenters. MedAvail’s agreement with this contract manufacturer ended in 2019.
In August 2020, MedAvail signed a manufacturing and supply agreement with a new contract manufacturer, Kitron Technologies (“Kitron”). Under this agreement, it is expected that Kitron will manufacturer MedAvail’s MedCenters for an initial term of three years. Globally, Kitron had approximately 1,700 employees with factories in Norway, Sweden, Lithuania, China, Germany, and USA. Kitron’s US manufacturing facility that will be producing MedAvail’s MedCenters is located in Windber, Pennsylvania. The Windber factory has approximately 140 employees and 115,000 sf of manufacturing space. Manufacturing competencies in this facility that align to MedAvail’s needs include industrial, medical, data/telecom, electronics assembly, box build, robotics and testing
As MedAvail’s contract manufacturer, Kitron will provide the following:
1.Build an assembly line dedicated to the MedCenter;
2.Create production related documentation
3.Train staff on proper assembly practices related to MedAvail products
4.Procure all parts required to manufacture the MedCenter with assistance from MedAvail engineers and procurement team; and

5.Assemble the MedCenter and execute quality assurance testing before approval to release and ship to a client.
6.Ensure a viable business continuity plan
MedAvail has already begun working with Kitron to ready a manufacturing line for production , with the first delivery of new MedCenters expected in the beginning of Q2 2021.
All engineering design, prototyping and initial testing is done by MedAvail engineers at our site in Mississauga, Ontario, Canada.
The software and firmware required to run the MedAvail MedCenter is manufactured and maintained by MedAvail employees at our Mississauga, Ontario, Canada site. Development, testing and defect resolution are self-provisioned activities. These processes are maintained by MedAvail to ensure efficiency of process and security of intellectual property.
Shipping from the contract manufacturer’s facility to the destination clinic is governed on an Ex Works (EXW) basis, allowing MedAvail to select the carrier and appropriate service levels relative to the installation schedule.
Intellectual Property
MedAvail owns or has licensed rights to certain know-how, proprietary information and technology, copyrights, patents, and other intellectual property upon which the business depends. To protect our intellectual property rights, MedAvail relies on trade secret laws, patents, copyrights, trademarks and confidentiality agreements and contracts with employees, consultants and other parties.
Currently MedAvail has the following issued patents and trademarks issued and pending:
1. 12 US patents, 4 Canadian patents, 1 European patent
2. 9 US trademarks, 7 US trademarks pending
3. 4 Canadian trademarks, 1 Canadian trademark pending
4. 4 European registered trademarks.
Competition
MedAvail believes that its hardware, software, and services products, centered on its proprietary MedCenters, offers a unique solution in the pharmacy market. MedAvail’s ability to execute prescription dispensing from first-fill to refills, utilize automated pick-up and provide total control of our system through a remote licensed pharmacist, all differentiates us and can be commercialized by the company either through pharmacy sales to patients through our SpotRx pharmacy business or through our sale of the MedCenter kiosks and the license of software directly to end customers.
While the model of embedding pharmacies in a medical clinic is not proprietary and there are competitors in the markets such as Genoa, Walgreens, CVS, Rite Aid and independent pharmacies, SpotRx is uniquely able to embed automated drug dispensing within the clinic through our MedCenters and, thereafter, work with the clinic to drive adherence for their specific patients. MedAvail’s technology provides us with a unique cost advantage over other competitors in the market, as far as we are aware. Given the size and continued growth of the Medicare market, MedAvail expects competition to emerge, but it is not aware of any third-party pharmacy solution that includes onsite automated dispensing with the associated reduced costs, efficiencies, and services that its technology allows it to provide to its customers.
For MedAvail Technologies’ commercial customer market, which buys our technology direct from us prior to running it themselves, MedAvail also believes it has the only turnkey technology platform that can achieve the many requirements of this complicated offering.

Competition for MedAvail’s MedCenters, both through its SpotRx Pharmacy business and for MedCenters operating directly through its large commercial customers, also comes from home delivery services, such as Capsule, Alto, Amazon/Pill pack and mail order operators. Home delivery operators can compete with MedAvail’s SpotRx Pharmacy service, but typically do not also offer in-clinic automated dispensing solutions, onsite support, workflow integration, clinical data sharing and other concierge services for the patient.
Government Regulation
SpotRx Pharmacy is a prescription drug dispensing solution that is regulated on a state-by-state basis by the board of pharmacy of each state, and each state has its own distinct rules. These rules typically govern the marketing and deployment of the SpotRx Pharmacy and its services, and not the technology itself. The boards of pharmacy view the MedCenter as an extension of the physical pharmacy, with the MedCenter being a remote dispensing device for a licensed physical pharmacy within the applicable state. The Board of Pharmacy for many states will perform a physical site visit to see the MedCenter prior to licensing, perform an inspection of the physical pharmacy, and review the policies and procedures associated with the MedCenter. This process is consistent whether the MedCenter is being operated by SpotRx or a larger commercial client through MTI.
When analyzing the US market, MedAvail views states as:
1.Open to deploy
2.Regulation in process to be open to deploy in 2020
3.Regulation in process to be open to deploy in 2021
4.Favorable waiver rules in place to allow deployment
5.Restrictive or unfavorable rules
Federally, MedAvail is regulated by the United States Drug Enforcement Agency with respect to controlled substances that are dispensed through our MedCenters and SpotRx Pharmacies services. At this time, MedAvail cannot dispense any controlled substances through the MedCenter. SpotRx customers requiring controlled substances have these medicines delivered to them through our home delivery service, which is executed by the SpotRx central pharmacy for the applicable area.

Professional Licensure
Pharmacists, nurses and certain other healthcare professionals employed by MedAvail are required to be individually licensed or certified under applicable state law. MedAvail performs criminal, government exclusion and other background checks on employees and take steps to ensure that our employees possess all necessary licenses and certifications, and MedAvail believes that our employees comply, in all material respects, with applicable licensure laws.
Pharmacy Licensing and Registration
State laws require that each of our pharmacy locations be appropriately licensed and/or registered to dispense pharmaceuticals in that state. MedAvail is licensed in all states that require such licensure and believe that it substantially complies with all state licensing laws applicable to its business. Where required by law, MedAvail also has pharmacists licensed in all states in which it dispenses.
Laws enforced by the U.S. Drug Enforcement Administration (“DEA”), as well as some similar state agencies, require our pharmacy locations to individually register to handle controlled substances, including prescription pharmaceuticals. A separate registration is required at each principal place of business where MedAvail dispenses controlled substances. Federal and state laws also require that MedAvail follows specific labeling, reporting and record-keeping requirements for controlled substances. MedAvail maintains DEA registrations for each of our facilities that require such registration and follow procedures intended to comply with all applicable federal and state requirements regarding controlled substances.
Food, Drug and Cosmetic Act
Certain provisions of the federal Food, Drug and Cosmetic Act govern the handling and distribution of pharmaceutical products. This law exempts many pharmaceuticals and medical devices from federal labeling and packaging requirements as long as they are not adulterated or misbranded and are dispensed in accordance with and pursuant to a valid prescription. MedAvail believes that it complies with all applicable requirements.
Fraud and Abuse Laws — Anti-Kickback Statute
The federal Anti-Kickback Statute prohibits individuals and entities from knowingly and willfully paying, offering, receiving, or soliciting money or anything else of value in order to induce the referral of patients or to induce a person to purchase, lease, order, arrange for, or recommend services or goods covered by Medicare, Medicaid, or other federal healthcare programs. The federal courts have held that an arrangement violates the Anti-Kickback Statute if any one purpose of the remuneration is to induce the referral of patients covered by the Medicare or Medicaid programs, even if another purpose of the payment is to compensate an individual for rendered services. The Anti-Kickback Statute is broad and potentially covers many standard business arrangements. Violations can lead to significant penalties, including criminal fines of up to $25,000 per violation and/or five years imprisonment, civil monetary penalties of up to $50,000 per violation plus treble damages and/or exclusion from participation in Medicare, Medicaid and other federal healthcare programs. Certain types of payments are excluded from the statutory prohibition. Additionally, in an effort to clarify the conduct prohibited by the Anti-Kickback Statute, the Office of the Inspector General of HHS (the “OIG”) publishes regulations that identify a limited number of safe harbors. Business arrangements that satisfy all of the elements of a safe harbor are immune from criminal enforcement or civil administrative actions. The Anti-Kickback Statute is an intent-based statute and the failure of a business relationship to satisfy all of the elements of a safe harbor does not, in and of itself, mean that the business relationship violates the Anti-Kickback Statute. The OIG, in its commentary to the safe harbor regulations, has recognized that many business arrangements that do not satisfy a safe harbor nonetheless operate without the type of abuses the Anti-Kickback Statute is designed to prevent. MedAvail attempts to structure our business relationships to satisfy an applicable safe harbor. However, in those situations where a business relationship does not fully satisfy the elements of a safe harbor, MedAvail attempts to satisfy as many elements of an applicable safe harbor as possible. The OIG is authorized to issue advisory opinions regarding the interpretation and applicability of the Anti-Kickback Statute, including whether an activity constitutes grounds for the imposition of civil or criminal sanctions.

Several states have statutes and regulations that prohibit the same general types of conduct as those prohibited by the Anti-Kickback Statute described above. Some state anti-fraud and anti-kickback laws apply only to goods and services covered by Medicaid. Other state anti-fraud and anti-kickback laws apply to all healthcare goods and services, regardless of whether the source of payment is governmental or private. Where applicable, MedAvail attempts to structure our business relationships to comply with these statutes and regulations.
Fraud and Abuse Laws — False Claims Act
MedAvail is subject to state and federal laws that govern the submission of claims for reimbursement. These laws generally prohibit an individual or entity from knowingly and willfully presenting a claim or causing a claim to be presented for payment from a federal healthcare program that is false or fraudulent. The standard for “knowing and willful” may include conduct that amounts to a reckless disregard for the accuracy of information presented to payers. Penalties under these statutes include substantial civil and criminal fines, exclusion from the Medicare or Medicaid programs and imprisonment. One of the most prominent of these laws is the federal False Claims Act, which may be enforced by the federal government directly or by a private plaintiff by filing a qui tam lawsuit on the government’s behalf. Under the False Claims Act, the government and private plaintiffs, if any, may recover monetary penalties in the amount of $5,500 to $11,000 per false claim, as well as an amount equal to three times the amount of damages sustained by the government as a result of the false claim. Several states, including states in which MedAvail operates, have adopted their own false claims statutes as well as statutes that allow individuals to bring qui tam actions. In recent years, federal and state government authorities have launched several initiatives aimed at uncovering practices that violate false claims or fraudulent billing laws, and they have conducted numerous investigations of pharmaceutical manufacturers, PBMs, pharmacies and healthcare providers with respect to false claims, fraudulent billing and related matters. MedAvail believes that it has procedures in place to ensure the accuracy of our claims.
Ethics in Patient Referrals Law — Stark Law
The federal Physician Self-Referral Prohibition, commonly known as the Stark Law, generally prohibits a physician from ordering Designated Health Services for Medicare and Medicaid patients from an entity with which the physician or an immediate family member has a financial relationship and prohibits the entity from presenting or causing to be presented claims to Medicare or Medicaid for those referred services, unless an exception applies. A financial relationship is generally defined as an ownership, investment, or compensation relationship. Designated Health Services include, but are not limited to, outpatient pharmaceuticals, parenteral and enteral nutrition products, home health services, durable medical equipment, physical and occupational therapy services, and inpatient and outpatient hospital services. Among other sanctions, a civil monetary penalty of up to $15,000 may be imposed for each bill or claim for a service a person knows or should know is for a service for which payment may not be made due to the Stark Law. Such persons or entities are also subject to exclusion from the Medicare and Medicaid programs. Any person or entity participating in a circumvention scheme to avoid the referral prohibitions is liable for a civil monetary penalty of up to $100,000. A $10,000 fine may be imposed for failure to comply with reporting requirements regarding an entity’s ownership, investment and compensation arrangements for each day for which reporting is required to have been made under the Stark Law.
The Stark Law is a broad prohibition on certain business relationships, with detailed exceptions. However, unlike the Anti-Kickback Statute under which an activity may fall outside a safe harbor and still be lawful, a referral for Designated Health Services that does not fall within an exception is strictly prohibited by the Stark Law. MedAvail attempts to structure all of our relationships with physicians who make referrals to us in compliance with an applicable exception to the Stark Law.
In addition to the Stark Law, many of the states in which MedAvail operates has comparable restrictions on the ability of physicians to refer patients for certain services to entities with which they have a financial relationship. Certain of these state statutes mirror the Stark Law while others may be more restrictive. MedAvail attempts to structure all of our business relationships with physicians to comply with any applicable state self-referral laws.

HIPAA and Other Privacy and Confidentiality Legislation
MedAvail’s activities involve the receipt, use and disclosure of confidential health information, including disclosure of the confidential information to a patient’s health benefit plan, as permitted in accordance with applicable federal and state privacy laws. In addition, MedAvail uses and discloses de-identified data for analytical and other purposes. Many state laws restrict the use and disclosure of confidential medical information, and similar new legislative and regulatory initiatives are underway at the state and federal levels.
HIPAA imposes extensive requirements on the way in which healthcare providers that engage in certain actions covered by HIPAA, as well as healthcare clearinghouses (each known as “covered entities”) and the persons or entities that create, receive, maintain, or transmit protected health information (“PHI”) on behalf of covered entities (known as “business associates”) and their subcontractors, use, disclose and safeguard PHI, including requirements to protect the integrity, availability and confidentiality of electronic PHI. Many of these obligations were expanded under the Health Information Technology for Economic and Clinical Health Act (“HITECH”), passed as part of the American Recovery and Reinvestment Act of 2009. In January 2013, the Office for Civil Rights of HHS issued a final rule under HITECH that makes significant changes to the privacy, security, breach notification and enforcement regulations promulgated under HIPAA (the “Final Omnibus Rule”), and which generally took effect in September 2013. The Final Omnibus Rule enhances individual privacy protections, provides individuals new rights to their health information and strengthens the government’s ability to enforce HIPAA.
The privacy regulations (the “Privacy Rule”) issued by the Office of Civil Rights of HHS pursuant to HIPAA give individuals the right to know how their PHI is used and disclosed, as well as the right to access, amend and obtain information concerning certain disclosures of PHI. Covered entities, such as pharmacies and health plans, are required to provide a written Notice of Privacy Practices to individuals that describes how the entity uses and discloses PHI, and how individuals may exercise their rights with respect to their PHI. For most uses and disclosures of PHI other than for treatment, payment, healthcare operations and certain public policy purposes, HIPAA generally requires that covered entities obtain a valid written individual authorization. In most cases, use or disclosure of PHI must be limited to the minimum necessary to achieve the purpose of the use or disclosure. The Final Omnibus Rule modifies the content of Notice of Privacy Practices in significant ways, requiring, among other things, statements informing individuals of their rights to receive notifications of any breaches of unsecured PHI and to restrict disclosures of PHI to a health plan where the individual pays out of pocket.
MedAvail is a covered entity under HIPAA in connection with our operation of specialty service pharmacies. To the extent that MedAvail provides services other than as a covered entity and it performs a function or activity, or provide a service to, a covered entity that involves PHI, the covered entity may be required to enter into a business associate agreement with us. Business associate agreements mandated by the Privacy Rule create a contractual obligation for us, as a business associate, to perform our duties for the applicable covered entity in compliance with the Privacy Rule. In addition, HITECH subjects us to certain aspects of the Privacy Rule and the HIPAA security regulations when MedAvail acts as a business associate, including imposing direct liability on business associates for impermissible uses and disclosures of PHI and the failure to disclose PHI to the covered entity, the individual, or the individual’s designee (as specified in the business associate agreement), as necessary to satisfy a covered entity’s obligations with respect to an individual’s request for an electronic copy of PHI. The Final Omnibus Rule also extends the business associate provisions of HIPAA to subcontractors where the function, activity, or service delegated by the business associate to the subcontractor involves the creation, receipt, maintenance, or transmission of PHI. As such, business associates are required to enter into business associate agreements with subcontractors for services involving access to PHI and may be subject to civil monetary penalties for the acts and omissions of their subcontractors.
Importantly, the Final Omnibus Rule greatly expands the types of product- and service-related communications to patients or enrollees that will require individual authorizations by requiring individual authorization for all treatment and healthcare operations communications where the covered entity receives payment in exchange for the communication from or on behalf of a third-party whose product or service is being described. While the Office of Civil Rights of HHS has established limited exceptions to this rule where individual authorization is not required, the marketing provisions finalized in the Final Omnibus Rule could potentially have an adverse impact on our business and revenues.

If MedAvail fails to comply with HIPAA or its policies and procedures are not sufficient to prevent the unauthorized disclosure of PHI, it could be subject to liability, fines and lawsuits under federal and state privacy laws, consumer protection statutes and other laws. Criminal penalties and civil sanctions may be imposed for failing to comply with HIPAA standards either as a covered entity or business associate, and these penalties and sanctions have significantly increased under HITECH. In addition to imposing potential monetary penalties, HITECH also requires the Office of Civil Rights of HHS to conduct periodic compliance audits and empowers state attorneys general to bring actions in federal court for violations of HIPAA on behalf of state residents harmed by such violations. Several such actions have already been brought, and continued enforcement actions are likely to occur in the future.
The transactions and code sets regulation promulgated under HIPAA requires that all covered entities that engage in certain electronic transactions, directly or through a third-party agent, use standardized formats and code sets. MedAvail, in our role as a business associate of a covered entity, must conduct such transactions in accordance with such transaction rule and related regulations that require the use of operating rules in connection with HIPAA transactions. In MedAvail’s role as a specialty pharmacy operator, it must also conduct such transactions in accordance with such regulations or engage a clearinghouse to process our covered transactions. HHS promulgated a National Provider Identifiers (“NPI”) Final Rule that requires covered entities to utilize NPIs in all standard transactions. NPIs replaced National Association of Boards of Pharmacy numbers for pharmacies, DEA numbers for physicians and similar identifiers for other healthcare providers for purposes of identifying providers in connection with HIPAA standard transactions. Covered entities may be excluded from federal healthcare programs for violating these regulations.
The security regulations issued pursuant to HIPAA mandate the use of administrative, physical and technical safeguards to protect the confidentiality of electronic PHI. Such security rules apply to covered entities and business associates.
MedAvail must also comply with the “breach notification” regulations, which implement provisions of HITECH. In the case of a breach of “unsecured PHI,” covered entities must promptly notify affected individuals and the HHS Secretary, as well as the media in cases where a breach affects more than 500 individuals. Breaches affecting fewer than 500 individuals must be reported to the HHS Secretary on an annual basis. The regulations also require business associates of covered entities to notify the covered entity of such breaches by the business associate.
Final regulations governing the accounting of disclosures implementing provision in HITECH are forthcoming, but have been subject to significant delay. The initial proposed rule, if finalized, would require covered entities to develop systems to monitor and record: (1) which of their employees and business associates access an individual’s electronic PHI contained in a designated record set; (2) the time and date access occurs; and (3) the action taken during the access session (e.g., modification, deletion, viewing). The final regulations could impose significant burdens on covered entities and business associates.
The Health Reform Laws (as defined in “Health Reform Legislation” below) require the HHS Secretary to develop new health information technology standards that could require changes to our existing software products. For example, the statute requires the establishment of interoperable standards and protocols to facilitate electronic enrollment of individuals in federal and state health and human services programs and provides the government with authority to require incorporation of these standards and protocols in health information technology investments as a condition of receiving federal funds for such investments.
HIPAA generally preempts state laws, except when state laws are more protective of PHI or are more restrictive than HIPAA requirements. Therefore, to the extent states continue to enact more protective or restrictive legislation, MedAvail could be required to make significant changes to our business operations. In addition, independent of any statutory or regulatory restrictions, individual health plan clients could increase limitations on our use of medical information, which could prevent us from offering certain services.
Medicare Part D
The Medicare Part D program, which makes prescription drug coverage available to eligible Medicare beneficiaries, regulates various aspects of the provision of Medicare drug coverage, including enrollment, formularies, pharmacy networks, marketing and claims processing. The Centers for Medicare & Medicaid Services (“CMS”) imposed restrictions and consent requirements for automatic prescription delivery programs, and further limited the circumstances under which Medicare Part D plans may recoup payments to pharmacies for claims that are subsequently determined not payable under Medicare Part D. CMS sanctions for non-compliance may include suspension of enrollment and even termination from the program.
The Medicare Part D program has undergone significant legislative and regulatory changes since its inception. Medicare Part D continues to attract a high degree of legislative and regulatory scrutiny, and applicable government rules and regulations continue to evolve. For example, CMS may issue regulations that limit the ability of Medicare Part D plans to establish preferred pharmacy networks.
Health Reform Legislation
Congress passed major health reform legislation, including the Patient Protection and Affordable Care Act, as amended by the Healthcare and Education Reconciliation Act of 2010 (the “Health Reform Laws”), which enacted a number of significant healthcare reforms. President Donald Trump has stated his intentions to support the repeal and possible replacement of the Health Reform Laws during his term of office. While Congress has not passed repeal legislation, the Tax Cuts and Jobs Act of 2017 includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the Health Reform Laws on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” Congress may consider other legislation to repeal or replace elements of the Health Reform Laws. While not all of these reforms, or their repeal or replacement, affect our business directly, they could affect the coverage and plan designs that are or will be provided by many of our health plan clients. As a result, these reforms, or their repeal or replacement, could impact many of our services and business practices. There is considerable uncertainty as to the continuation of these reforms, their repeal, or their replacement.
Managed Care Reform
In addition to health reforms enacted by the Health Reform Laws, legislation has been considered, proposed and/or enacted at the state level, aimed at providing additional rights and access to drugs to individuals enrolled in managed care plans. This legislation may impact the design and implementation of prescription drug benefit plans sponsored by our PBM health plan clients and/or the services MedAvail provides to them. Both the scope of the managed care reform proposals considered by state legislatures and reforms enacted by states to date vary greatly, and the scope of future legislation that may be enacted is uncertain.
21st Century Cures Act
The 21st Century Cures Act (“Cures Act”), enacted in December 2016, among other things implemented Average Sales Price pricing for Part B DME infusion drugs in January 2017 and delayed payment for the home infusion services necessary to administer these drugs until January 2021. Given its current understanding of the Cures Act, MedAvail does not believe that it will have a significant impact on its business.
Employees
As of June 30, 2020, MedAvail had 155 employees (137 full time, 18 contractors), located as follows:
1. 76 are located in Arizona, 14 in California, and two in Illinois. Across these states, 61 employees work in Retail Pharmacy Services (SpotRx), and 31 work in various general support and administrative roles, such as Finance, Marketing, Compliance, Human Resources, and Information Technology.
2. 63 are located in Canada, of which 36 employees are engaged in product (hardware and software) development, and 27 work in various support roles such as Quality Assurance, Accounting, and Information Technology.

Formation
MedAvail Technologies was formed in May of 2012 through the purchase of assets from Pharmatrust, a Canadian company.
MedAvail initially operated out of its Mississauga, Ontario, Canada offices. Initially MedAvail’s focus was the continued development of the technology’s hardware and software. This process resulted in the design and build of the current offering, the MedAvail MedCenter M4. This initial process took approximately two years leading up to our first live deployment in June of 2014, in an emergency department in Chicago, Illinois.
In 2015 MedAvail opened its own independent pharmacy in Ontario, Canada and began a deployment across multiple types of sites in Ontario such as universities, employer sites, emergency departments and clinics. It was determined in October of 2019 that its operation in Ontario was not strategic to the company as MedAvail has shifted to the Medicare market in the US. As such, MedAvail ceased operation in Ontario and de-installed the MedCenters in market and redeployed in the US.
In 2017 MedAvail opened its first independent pharmacy in the US in Tucson, Arizona. The intent was to deploy a network of MedCenters within the Tucson area. Initially MedAvail deployed into a number of customer sites including Medicare clinics, as well as retail stores and Medicaid clinics. Its experience led MedAvail to refine its pharmacy offering and marketing effort in the Medicare market.
Facilities
MedAvail currently leases approximately 23,430 square feet for our corporate headquarters, development and storage facility located in Ontario, under lease agreement which terminates in November 2021. MedAvail plans to sublease 6,835 square feet of the 23,420 as it was vacated in late 2019 when the company closed its Canadian pharmacy operations in order to focus on the large addressable market in the US. MedAvail believes that this facility is sufficient to meet its current and future near term needs and that additional space can be obtained on commercially reasonable terms as needed and in other locations as needed to support the business.
MedAvail additionally leases space for its pharmacies as follows:

Central Pharmacy Location	Square Feet	Lease Termination
Phoenix, Arizona	1,920	8/31/2021
Tucson, Arizona	1,565	12/31/2022
Buena Park, California	2,700	11/30/2022
Laguna Hills, California	4,551	1/31/2023
San Fernando, California	946	1/31/2023
Southfield, Michigan	3,038	9/30/20205
Legal Proceedings
As of June 22, 2020, MedAvail is not engaged in any legal proceedings. From time to time MedAvail may become involved in legal proceedings or investigations, which could have an adverse impact on our reputation, business and financial condition and divert the attention of our management from the operation of our business.

MYOS MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our interim condensed consolidated financial statements and related notes thereto included elsewhere in this proxy statement/prospectus/information statement and the consolidated financial statements and related notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2019.
Certain statements in this section contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this proxy statement/prospectus/information statement and not clearly historical in nature are forward-looking, and the words “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “predict,” “forecast,” “potential,” “believe,” “plan,” “might,” “could,” “should,” “would,” “target,” “seek” and similar expressions are intended to identify forward-looking statements regarding events, conditions, and financial trends that may affect future plans of operations, business strategy, operating results, and financial position generally are intended to identify forward-looking statements. Any statements in this proxy statement/prospectus/information statement that are not historical facts are forward-looking statements. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements involve risks and uncertainties, including but not limited to those relating to product and customer demand, market acceptance of our products, the ability to create new products, the ability to achieve a sustainable profitable business, the effect of economic conditions, the ability to protect our intellectual property rights, competition from other providers and products, risks in product development, our ability to raise capital to fund continuing operations, and other factors discussed from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made except as required by law. Dollar amounts in this section are in thousands, unless otherwise indicated.
The following discussion and analysis of our results of operations and financial condition should be read in conjunction with our financial statements and related notes appearing elsewhere in this proxy statement/prospectus/information statement. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to, those factors which are not within our control. Dollar amounts in this section are in thousands, unless otherwise indicated.
Overview
We were incorporated in the State of Nevada on April 11, 2007. On March 17, 2016, we merged with our wholly-owned subsidiary and changed our name from MYOS Corporation to MYOS RENS Technology Inc. Prior to February 2011, we did not have any operations and did not generate any revenues. In February 2011, we acquired our proprietary active ingredient called Fortetropin®, the first clinically demonstrated natural myostatin reducing agent. Since February 2011, our principal business activities have been focused on deepening our scientific understanding relating to the activity of Fortetropin®, and to leverage this knowledge to strengthen and build our intellectual property estate; developing sales and marketing strategies aimed at expanding our commercial presence; evaluating the value of Fortetropin® in therapeutic markets, including the treatment of sarcopenia, cachexia, anorexia, obesity and muscular disorders; and, conducting research and development focused on the discovery, development and commercialization of other products and technologies aimed at maintaining or improving the health and performance of muscle tissue. Since our inception in April 2007, we have recognized cumulative revenues of approximately $9.4 million.
Plan of Operation
We are focused on the discovery, development and commercialization of advanced nutrition products, functional foods, and other technologies aimed at maintaining or improving the health and performance of muscle tissue. Our initial core ingredient is Fortetropin®, a natural and proprietary bioactive composition derived from fertilized egg yolk that has been shown in clinical trials to increase lean muscle mass, size and strength. Our plan of action is to: (i) create a sales platform through marketing products containing our proprietary ingredient Fortetropin®

in established, growing, and new markets and strategic selection of partnerships and collaborations to maximize near-term and future revenues, (ii) deepen our scientific understanding of the activity of Fortetropin® as a natural product to improve muscle health and performance, and to leverage this knowledge to strengthen and build our intellectual property estate, (iii) conduct research and development activities to evaluate the impact of Fortetropin® on muscle health and wellness in humans as well as domestic pets. (iv) identify other products and technologies which may broaden our portfolio and define a business development strategy to protect, enhance and accelerate the growth of our products, (v) reduce the cost of manufacturing through process improvement, and (vi) identify contract manufacturing organizations that can fully meet our future growth requirements and (vii) develop a differentiated and advantaged consumer positioning, brand name and iconography.
Strategy
Our strategy is to understand the complex genetic and molecular pathways regulating muscle mass and function. Understanding the impact of complex regulatory pathways which act to build and maintain healthy lean muscle is central to our research and development activities. We are developing nutritional products that target specific mechanisms to promote muscle health in ways that cannot be met by other food products.
We will seek to gain market share for our core branded products in the 1) sports and fitness nutrition, 2) rehabilitation and restorative health and 3) domestic pet muscle health verticals by (i) formulating and developing new and complementary product lines, (ii) expanding U.S. distribution by increasing the channels of sale, (iii) expanding distribution geography beyond the U.S. and (iv) seeking strategic relationships with other distributors.
Marketing, Sales and Distribution
Our commercial focus is to leverage our clinical data to develop multiple products to target the large, but currently underserved, markets focused on muscle health. The sales channels which we sell our products are evolving.
In May 2016, we launched Physician Muscle Health Formula®, a proprietary formulation containing Fortetropin® and sold the product directly to physicians to distribute to their patients who are focused on wellness. The Company relaunched the product as part of its longevity marketing strategy at the anti-aging conference in Las Vegas, Nevada in December 2019. In March 2017 we launched Qurr®, a Fortetropin®-powered product line is available in direct-to-consumer platform. We recorded $10 and $32 in net revenue for the six months ended June 30, 2020 and June 30, 2019, respectively, for our longevity product lines.
In March 2018, we launched Yolked®, a Fortetropin®-powered product which is NSF Certified for Sports, and developed and marketed to collegiate and professional athletes who want to increase their muscle size and performance with an all-natural advanced nutrition product. The Company recorded $104 and $121 of net revenues for the six months ended June 30, 2020 and June 30, 2019, respectively, for our Yolked® product line.
In June 2018, we launched our Fortetropin® based pet product MYOS Canine Muscle Formula® (“MCMF”). Two veterinarian hospitals had previously performed some informal observational studies with older dogs experiencing muscle atrophy and saw positive results after taking our pet product. We believe that the positive feedback received from the veterinarian community, together with the positive results from our Kansas State University study, will enable us to grow our pet business product line. The Company recorded $477 and $150 of net revenues for the six months ended June 30, 2020 and June 30, 2019, respectively, for our MCMF product line.
In November 2019, we launched our white label business, working with manufacturers to create new brands and products using Fortetropin® as the foundation. We recorded $28 of net revenues for the six months ended June 30, 2020.
We continue to pursue additional distribution and branded sales opportunities. There can be no assurance that we will be able to secure distribution arrangements on terms acceptable to the Company, or that we will be able to generate significant sales of our current and future branded products. We expect to continue developing our own core branded products in markets such as functional foods, sports and fitness nutrition and rehabilitation and restorative health and to pursue international sales opportunities.

The Company currently relies on one third-party manufacturer to produce Fortetropin®. This manufacturer purchases all the necessary raw materials from suppliers and coordinates any additional production steps with third-parties. We have multiple vendors for blending, packaging and labeling our products. The Company is pursuing other alternatives in order to build a more robust supply chain going forward.
Research and Development
As an advanced nutrition company, we are dedicated to basic and clinical research that supports our existing and future product portfolio. We are focused on the following areas of research:
Basic Research
•Biochemical characterization of Fortetropin®, including proteomic and lipidomic approaches;
•Identification and isolation of proteins, peptides, and lipids in Fortetropin® responsible for pro-myogenic activity.
Canine Clinical Research
•Effect of Fortetropin® to reverse disuse atrophy in dogs after an orthopedic surgery procedure to repair the cranial cruciate ligament (CCL);
•Effect of Fortetropin® to reverse disuse atrophy in dogs after an orthopedic surgery procedure to repair the cranial cruciate ligament (CCL);
•Effect of Fortetropin® on serum myostatin levels in healthy dogs.
Human Clinical Research
•Effect of Fortetropin® on skeletal muscle protein fractional synthetic rate in older men and women;
•Effect of Fortetropin® on muscle function and recovery after orthopedic procedures.
Our research program is actively evaluating the many active proteins, lipids and peptides in Fortetropin®. We believe our research programs will establish a basis for the continued prosecution of patent applications in order to further protect and augment our intellectual property assets. We are dedicated to protecting our innovative technology.
We expect our investment in research and development to continue in the future.
Clinical and Basic Research Programs
As an emerging company focused on the discovery, development and commercialization of advanced nutrition products that improve muscle health and performance, we are dedicated to basic and clinical research that supports our existing and future product portfolio. Our research program is actively evaluating the many active proteins, lipids and peptides in Fortetropin®, specifically as a natural, reversible, temporary modulator of the regulatory protein myostatin, and to leverage this knowledge to strengthen and build our intellectual property. We are dedicated to protecting our innovative technology and believe that our research programs will establish a basis for the continued prosecution of patent applications in order to protect and augment the Company’s intellectual property estate. We expect our investment in research and development to continue to grow in the future.
We invest in research and development activities externally through academic and industry collaborations aimed at enhancing our products, optimizing manufacturing and broadening the product portfolio. We have developed the following collaborations with various academic centers:
•In February 2019, we entered into an agreement with the College of Veterinary Medicine at Kansas State University (the “College”) to study the impact of Fortetropin® on quality of life and activity in geriatric dogs. The principal investigator for this study is Kenneth R. Harkin DVM, DACVIM (SAIM), Professor and Section Head at the College. In this study geriatric dogs were assigned to two groups where they consumed either Fortetropin® or a placebo. The quality of life evaluation at baseline, midpoint and end of study was based on questionnaires filled by the dog owners. The level activity at baseline, midpoint and end of study was based on data recorded on the Vetrax collars worn by the dogs. The study, titled, “Fortetropin inhibits disuse muscle atrophy in dogs after tibial plateau leveling osteotomy,” was published in April 2020 in the peer-reviewed, open-access scientific journal, PLOS ONE (Public Library of Science), reporting results from the randomized, double-blind, placebo-controlled study involving 100 dogs conducted by researchers at the College.
•In March 2018, we entered into a research agreement with Rutgers University, The State University of New Jersey, to work with Rutgers researchers in a program focused on discovering compounds and products for improving muscle health and performance.
•In December 2017, we entered into an agreement with the University of California, Berkeley’s Department of Nutritional Sciences & Toxicology. The research project will study the effects of Fortetropin® on increasing the fractional rate of skeletal muscle protein synthesis in men and women between 60 and 75 years old. The Principal Investigator for this clinical study is William J. Evans, PhD, Adjunct Professor of Human Nutrition at the Department of Nutritional Sciences & Toxicology at the University of California, Berkeley. Professor Evans, a leading authority in muscle health research, is coordinating the activities of a multi-disciplinary team of scientists and physicians. In this randomized, double-blind, placebo-controlled clinical study, 20 subjects, men and women 60 – 75 years of age, will consume either Fortetropin® or a placebo for 21 days along with daily doses of a heavy water tracer. After 21 days, a micro-biopsy was collected from each subject to determine the fractional rate of muscle protein synthesis. In July 2018, we agreed to pay for additional costs incurred in connection with the study. This clinical study was completed in June 2019 and the results showed that among subjects who received Fortetropin, the average FSR of several muscle protein gene ontologies was significantly higher compared to the placebo group. The proportion of proteins with an increased FSR in the Fortetropin group relative to the placebo group was found to be statistically significant. The overall magnitude of increase was 15%.
•In April 2017, we entered into an agreement with the College of Veterinary Medicine at Kansas State University to study the impact of Fortetropin® on reducing muscle atrophy in dogs after Tibial-Plateau-Leveling Osteotomy (“TPLO”) surgery to repair the cranial cruciate ligament (CCL). In August 2018, we agreed to pay for additional costs incurred in connection with the study. The study was completed and Kenneth R. Harkin DVM, DACVIM (SAIM), Professor and Section Head, College of Veterinary Medicine, Kansas State University and the principal investigator of the study presented the results titled, “The Impact of Fortetropin® Supplementation on Dogs Recovering from TPLO surgery” at the VMX Conference in Orlando in January 2019.
The randomized, double-blind, placebo-controlled study evaluated the impact of Fortetropin® on attenuating muscle atrophy following a common surgical procedure known as TPLO in 100 dogs at Kansas State University. TPLO is performed by veterinary surgeons to repair ruptures of the cranial cruciate ligament (CCL), a canine ligament that is analogous to the anterior cruciate ligament (ACL) in humans. In the weeks that follow TPLO surgery, the immobilized operated limb frequently shows significant muscle loss due to muscle disuse atrophy. The objective of the study was to determine whether Fortetropin® could reduce this muscle atrophy with respect to a macronutrient-matched placebo. The study showed that: i) Fortetropin® prevented the loss of muscle mass in these dogs as measured by the thigh circumference in their affected and unaffected limbs; ii) Fortetropin® supplemented dogs had a significant improvement in percentage of weight supported by the affected limb (more rapid return to normal stance force distribution) than the placebo group; and iii) Fortetropin® prevented a rise in serum myostatin levels in dogs. We believe the results of this study are not only relevant to our veterinary business, which was established in 2018, but are also relevant to our human muscle nutrition business, with a particular focus on recovery and rehabilitation.
•In May 2015, we initiated a dose response clinical study led by Jacob Wilson, Ph.D., CSCS*D, Professor of Health Sciences and Human Performance at the University of Tampa, to examine the effects of

Fortetropin® supplementation on plasma myostatin levels at various dosing levels in young adult males and females. This study is intended to help us better define the dose response curve, the minimal effective dose and effects of Fortetropin® on serum myostatin. In this double blind placebo controlled clinical study, 80 male and female subjects ranging in ages between 18 and 22 were randomized into four groups such that no significant differences in serum myostatin concentration existed between groups.
Following assignment to one of the four groups, blood samples were collected to establish baseline values. Subjects were subsequently supplemented with three different doses of Fortetropin® (2.0g, 4.0g and 6.6g) and a matching placebo for one week. Following one week of supplementation, blood samples were collected and serum myostatin levels were assayed. Results demonstrated that Fortetropin® reduces serum myostatin levels at daily doses of 4.0g and 6.6g. This research, which continues to build upon our current understanding of Fortetropin®, may result in the formulation of new products. An abstract of this study was presented at 2016 International Conference on Frailty & Sarcopenia Research in Philadelphia, PA.
•In August 2014, we entered into a research agreement with Human Metabolome Technologies America, Inc., (“HMT”), to apply their proprietary, state-of-the-art capillary electrophoresis-mass spectrometry (CE-MS) technologies to characterize the metabolomic profiles of plasma samples obtained from healthy male subjects who used either Fortetropin® or placebo with the goal of identifying metabolites with pro-myogenic activity in the plasma samples of subjects who took Fortetropin® as well as examining the effect on glucose and fat metabolism. HMT used a metabolite database of over 290 lipids and over 900 metabolites to identify potential plasma biomarkers related to muscle growth. The study was completed during the fourth quarter of 2014. Initial data from this study indicated that subjects who received Fortetropin® displayed differential metabolomic profiles relative to subjects who received placebo. The early indications of plasma biomarkers may guide future study design for Fortetropin® clinical trials by identifying clinically-relevant endpoints. The results from this study were presented at the Sarcopenia, Cachexia and Wasting Disorders Conference (Berlin, Germany) in December 2016.
•In May 2014, we entered into an agreement with the University of Tampa to study the effects of Fortetropin® supplementation in conjunction with modest resistance training in 18-21 year old males. The study was a double-blind, placebo-controlled trial which examined the effects of Fortetropin® on skeletal muscle growth, lean body mass, strength, and power in recreationally trained males. Forty-five subjects were divided into placebo, 6.6g and 19.8g dosing arms of Fortetropin® daily for a period of 12 weeks. Results demonstrated a statistically significant increase in both muscle thickness and lean body mass in subjects taking Fortetropin® but not in subjects taking placebo. The clinical study also analyzed blood myostatin levels via high-sensitivity enzyme-linked immunosorbent assay (“ELISA”) based analysis. Results demonstrated statistically significant reduction in serum myostatin levels in both groups that consumed Fortetropin® but not in the group that consumed the placebo. The lipid serum safety protocol demonstrated that daily use of Fortetropin® at recommended and three times the recommended dose had no adverse lipid effect and did not adversely affect cholesterol, HDL or triglyceride levels. Data from the study was presented at the American College of Nutrition’s 55th annual conference. A separate mechanism of action study at the University of Tampa demonstrated that in addition to reducing serum myostatin levels, Fortetropin® showed activity in mTOR and Ubiquitin pathways, two other crucial signaling pathways in the growth and maintenance of healthy muscle. Specifically, the preclinical data showed that Fortetropin® up-regulates the mTOR regulatory pathway. The mTOR pathway is responsible for production of a protein kinase related to cell growth and proliferation that increases skeletal muscle mass. Up-regulation of the mTOR pathway is important in preventing muscle atrophy. The preclinical study also demonstrated that Fortetropin® acts to reduce the synthesis of proteins in the Ubiquitin Proteasome Pathway, a highly selective, tightly regulated system that serves to activate muscle breakdown. Over-expression of the Ubiquitin Proteasome Pathway is responsible for muscle degradation. We believe that Fortetropin® has the ability to regulate production in the Ubiquitin Proteasome Pathway, which may have significant implications for preventing age-related muscle loss.
The foregoing programs are an integral part of our business strategy. We believe that they will provide a clear scientific rationale for Fortetropin® as an advanced nutritional product and support its use in different medical and health applications in the future.

We intend to pursue additional clinical studies and medical research to support differentiated and advantaged marketing claims, to build and enhance our competitive insulation through an aggressive intellectual property strategy, to develop product improvements and new products in consumer preferred dosage forms, to enhance overall marketing, and to pursue best in class personnel.
Six Months Ended June 30, 2020 Compared to Six Months Ended June 30, 2019

	Six Months Ended June 30,		Change
	2020	2019	Dollars	%
Net revenues	$619	$303	$316	104%
Cost of revenues	330	142	188	132%
Gross profit	289	161	128	79%

Operating expenses:
Selling, marketing and research	429	612	(183)	(30)%
Personnel and benefits	833	890	(57)	(6)%
General and administrative	644	788	(144)	(18)%
Total operating expenses	1,906	2,290	(384)	(17)%

Operating loss	(1,617)	(2,129)	512	(24)%

Interest expense	(20)	(21)	1	(4)%

Net loss	$(1,637)	$(2,150)	$513	(24)%
Net revenues
Net revenues for the six months ended June 30, 2020 increased by $316 or 104% to $619 compared to net revenues of $303 for the six months ended June 30, 2019. This increase is primarily due to an increase of $328 for MYOS Canine Muscle Formula offset by a net decrease of $12 for our older products
Cost of revenues
Cost of revenues for the six months ended June 30, 2020 increased by $188 or 132% to $330 compared to cost of revenues of $142 for the six months ended June 30, 2019. The increase is primarily due to costs related to an increase in our product sales.
Gross profit
Gross profit increased $128 or 79% to $289 for the six months ended June 30, 2020 compared to $161 for the six months ended June 30, 2019.
Operating expenses
Operating expenses for the six months ended June 30, 2020 decreased by $384 or 17% to $1,906, compared to operating expenses of $2,290 for the six months ended June 30, 2019. The decrease is primarily due to a 30% decrease in selling, marketing and research expenses of $183, an 18% decrease in general and administrative of $144, and a 6% decrease in personnel and benefits of $57 due to some personnel changes.
Plan of Operation
We are focused on the discovery, development and commercialization of advanced nutrition products, functional foods, and other technologies aimed at maintaining or improving the health and performance of muscle tissue. Our initial core ingredient is Fortetropin®, a natural and proprietary bioactive composition derived from fertilized egg yolk that has been shown in clinical trials to increase lean muscle mass, size and strength. Our plan of action is to: (i) create a sales platform through marketing products containing our proprietary ingredient Fortetropin® in established, growing, and new markets and strategic selection of partnerships and collaborations to maximize near-term and future revenues, (ii) deepen our scientific understanding of the activity of Fortetropin® as a natural product to improve muscle health and performance, and to leverage this knowledge to strengthen and build our intellectual property estate, (iii) conduct research and development activities to evaluate the impact of Fortetropin® on muscle health and wellness in humans as well as domestic pets. (iv) identify other products and technologies which may broaden our portfolio and define a business development strategy to protect, enhance and accelerate the growth of our products, (v) reduce the cost of manufacturing through process improvement, and (vi) identify contract manufacturing organizations that can fully meet our future growth requirements and (vii) develop a differentiated and advantaged consumer positioning, brand name and iconography.
Our commercial focus is to leverage our clinical data to develop multiple products to target the large, but currently underserved markets focused on muscle health. The sales channels through which we sell our products are evolving. The first product we introduced was MYO-T12, a proprietary formula containing Fortetropin® and other ingredients.
In February 2014, we expanded our commercial operations into the age management market through a distribution agreement which distributed and promoted a proprietary formulation containing Fortetropin® through age management centers and a community of physicians focused on treating a growing population of patients focused on proactively addressing age-related health and wellness concerns. The distribution agreement expired in December 2016. There were no sales made during the year ended December 31, 2018. The Company received a new purchase order in April 2019 and recorded $202 of sales during the year ended December 31, 2019.
In April 2015 we launched Rē Muscle Health®, our own direct-to-consumer brand with a portfolio of muscle health bars, meal replacement shakes and daily supplement powders each containing a full 6.6 gram single serving dose of Fortetropin®. Our Rē Muscle Health® products were sold through our website, www.remusclehealth.com, and www.amazon.com until March 2017 when the product line was discontinued. The Company recorded no net sales in 2019 and 2018 of Rē Muscle Health® products. Any remaining expired inventory was written off during the year ended December 31, 2018.
In May 2016, we launched Physician Muscle Health Formula®, a proprietary formulation containing Fortetropin® and sold the product directly to physicians to distribute to their patients who are focused on wellness. The Company recorded $10 and $24 of net sales of Physician Muscle Health Formula® for the years ended December 31, 2019, and 2018. The Company relaunched the product as part of its longevity marketing strategy at the anti-aging conference in Las Vegas, Nevada in December 2019.
In March 2017 we launched Qurr®, a Fortetropin®-powered product line formulated to support the vital role of muscle in overall well-being as well as in fitness. Our Qurr line of muscle-focused over-the-counter products are available through a convenient, direct-to-consumer e-commerce platform at www.qurr.com. We recorded $40 and $175 of net sales in for our Qurr® product line for the years ended December 31, 2019, and 2018. Any remaining expired inventory was written off during year ended December 31, 2018. The remaining inventory on hand as of December 31, 2019 expires in March 2021.
In March 2018, we launched Yolked®, a Fortetropin®-powered product which is NSF Certified for Sports, and developed and marketed to collegiate and professional athletes who want to increase their muscle size and performance with an all-natural advanced nutrition product. We recorded $284 and $117 of net sales for our Yolked® product line for the years ended December 31, 2019, and 2018.
In June 2018, we launched our Fortetropin® based pet product MYOS Canine Muscle Formula® (“MCMF”). Two veterinarian hospitals had previously performed some informal observational studies with older dogs experiencing muscle atrophy and observed positive results after taking our pet product. We believe that the positive feedback received from the veterinarian community, together with the positive results from our study with Kansas State University, will enable us to grow our domestic pet business product line. In July 2019 we launched a version of MCMF called VET Strength to focus on veterinarians and their dog patients. We recorded $476 and $44 of net sales of our pet product MYOS Canine Muscle Formula® for the years ended December 31, 2019, and 2018.
In November 2019, we launched our white label business, working with manufacturers to create new brands and products using Fortetropin® as the foundation. We had $19 in white label sales for the year ended December 31, 2019.
We continue to pursue additional distribution and branded sales opportunities. There can be no assurance that we will be able to secure distribution arrangements on terms acceptable to the Company, or that we will be able to generate significant sales of our current and future branded products. We expect to continue developing our own core branded products in markets such as functional foods, sports and fitness nutrition and rehabilitation and restorative health and to pursue international sales opportunities.
The Company currently relies on one third-party manufacturer to produce Fortetropin®. This manufacturer purchases all the necessary raw materials from suppliers and coordinates any additional production steps with third-parties. We have multiple vendors for blending, packaging and labeling our products. The Company is pursuing other alternatives in order to build a more robust supply chain going forward. See “Risk Factors – We are dependent on third-party manufacturers, suppliers and processors to produce our products” for additional information regarding our relationship with our third-party manufacturers.
As an emerging company focused on the discovery, development and commercialization of advanced nutrition products that improve muscle health and performance, we are dedicated to basic and clinical research that supports our existing and future product portfolio. Our research program is actively evaluating the many active proteins, lipids and peptides in Fortetropin®, specifically as a natural, reversible, temporary modulator of the regulatory protein myostatin, and to leverage this knowledge to strengthen and build our intellectual property. We are dedicated to protecting our innovative technology and believe that our research programs will establish a basis for the continued prosecution of patent applications in order to protect and augment the Company’s intellectual property estate. We expect our investment in research and development to continue to grow in the future.
Results of Operations — Overview
Three Month Ended June 30, 2020 Compared to Three Months Ended June 30, 2019

	Three Months Ended June 30,		Change
	2020	2019	Dollars	%
Net revenues	$329	$154	$175	114%
Cost of revenues	172	81	91	112%
Gross profit	157	73	84	116%

Operating expenses:
Selling, marketing and research	227	337	(110)	(33)%
Personnel and benefits	365	470	(105)	(23)%
General and administrative	329	432	(103)	(24)%
Total operating expenses	921	1,239	(318)	(26)%

Operating loss	(764)	(1,166)	402	(35)%

Interest expense	(7)	(9)	2	(23)%

Net loss	$(771)	$(1,175)	$404	(34)%

Net revenues
Net revenues for the three months ended June 30, 2020 increased by $175 or 114% to $329 compared to net revenues of $154 for the three months ended June 30, 2019. This increase is primarily due to an increase of $173 for MYOS Canine Muscle Formula and an increase of $2 for our older products
Cost of revenues
Cost of revenues for the three months ended June 30, 2020 increased by $91 or 112% to $172 compared to cost of revenues of $81 for the three months ended June 30, 2019. The increase is primarily due to costs related to an increase in our product sales.
Gross profit
Gross profit increased $84 or 114% to $157 for the three months ended June 30, 2020 compared to $73 for the three months ended June 30, 2019.
Operating expenses
Operating expenses for the three months ended June 30, 2020 decreased by $319 or 26% to $920, compared to operating expenses of $1,239 for the three months ended June 30, 2019. The decrease is primarily due to a 33% decrease in selling, marketing and research expenses of $110, a 24% decrease in general and administrative of $103, and a 23% decrease in personnel and benefits of $106 due to personnel changes.
Year Ended December 31, 2019 Compared to Year End December 31, 2018

	Years Ended December 31,		Change
	2019	2018	Dollars	%
Net revenues	$1,032	$360	$672	187%
Cost of revenues	397	248	149	60%
Gross profit	635	112	523	467

Operating expenses:
Selling, marketing and research	1,276	894	382	43%
Personnel and benefits	1,897	1,718	179	10%
General and administrative	1,680	1,829	(149)	(8)%
Total operating expenses	4,853	4,441	412	9%

Operating loss	(4,218)	(4,329)	111	(3)%

Interest expense	(40)	(16)	(24)	150%
Other expense	—	(2)	2	(100)%
Total interest and other expense	(40)	(18)	(22)	122%
Loss before income taxes	(4,258)	(4,347)	89	(2)%

Income tax benefit	$—	$1,124	$(1,124)	n/a
Net loss	$(4,258)	$(3,223)	$(1,035)	32%
Net revenues
Net revenues for the year ended December 31, 2019 increased $672, or 187%, compared to net sales for the year ended December 31, 2018 primarily due to increase in net revenues of $600 of our Yolked and MCFM products in 2019 and an increase in our white label sales of $221 offset by a decrease in our old products of $149.

Cost of revenues
Cost of sales for the year ended December 31, 2019 increased $149, or 60%, compared to cost of sales for the year ended December 31, 2018 primarily due to an increase of $179 in manufacturing costs associated with making new products and an increase in third party fees of $94 offset by a $134 adjustment to inventory reserves.
Operating expenses
Sales, marketing and research expenses for the year ended December 31, 2019 increased $382 or 43%, compared to the year ended December 31, 2018 primarily due to an increase of $670 in sales and marketing costs associated with the development and launch of new products offset by a planned decrease of $288 in research expenses due to the results of our completed studies.
Personnel and benefits expenses for the year ended December 31, 2019 increased $179 or 10%, compared to the year ended December 31, 2018 primarily due to the hiring of additional sales staff to support the new product launch in 2019 of $261 and the increase of $59 in board compensation offset by a decrease of $141 in stock compensation.
General and administrative expenses for the year ended December 31, 2019 decreased $149, or 8%, compared to the year ended December 31, 2018 primarily due to a $225 decrease in professional costs and a decrease of $47 in amortization expense offset by an increase of $83 in allowance for bad debt and an increase of $40 in facilities costs.
Liquidity and Capital Resources Quarter
As of the filing date of this proxy statement/prospectus/information statement, management believes that there may not be sufficient capital resources from operations and existing financing arrangements in order to meet operating expenses and working capital requirements for the next twelve months. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern. Accordingly, the Company is evaluating various alternatives, including reducing operating expenses, securing additional financing through debt or equity securities to fund future business activities and other strategic alternatives. There can be no assurance that the Company will be able to generate the level of operating revenues in its business plan, or if additional sources of financing will be available on acceptable terms, if at all. If no additional sources of financing are available, our future operating prospects may be adversely affected. The accompanying condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.
Working capital at June 30, 2020 and December 31, 2019 is summarized as follows:

	June 30, 2020	December 31, 2019	Increase (Decrease)
Current Assets:
Cash	$1,334	$64	$1,270
Accounts receivable, net	33	5	28
Inventories, net	1,474	1,666	(192)
Prepaid expenses and other assets	187	23	164
Total current assets	$3,028	$1,758	$1,270
Current liabilities:
Accounts payable	$108	$277	$(169)
Accrued expenses and other current liabilities	40	276	(236)
Notes payable and accrued interest	654	1,159	(505)
Total current liabilities	$802	$1,712	$(910)
Working capital increased by $2,180 to $2,226 at June 30, 2020 compared to $46 at December 31, 2019.
Significant changes in working capital components were as follows:
•Cash increased by $1,270 primarily due to net proceeds provided by financing activities of $2,327 during the six months ended June 30, 2020.

•Notes payable and other current liabilities decreased by $505 primarily due to a net change of $505 of the promissory note payable and accrued interest.
At June 30, 2020, we had cash of $1,334 and total assets of $4,072.
Summarized cash flows for the six months ended June 30, 2020 and 2019 are as follows:

	Six Months Ended June 30,
	2020	2019	Change
Net cash used in operating activities	$(1,668)	$(1,135)	$(533)
Net cash provided by financing activities	2,938	2,278	660
Net increase (decrease) in cash	$1,270	$1,143	$127
Net cash used in operating activities represents net loss adjusted for certain non-cash items and changes in operating assets and liabilities.
Net cash used in operating activities for the six months ended June 30, 2020 was $1,668 an increase of $533 compared to $1,135 used in operating activities for the six months ended March 31, 2019.
Net cash provided by financing activities for the six months ended June 30, 2020 was $2,938 an increase of $660 compared to $2,278 for the six months ended June 30, 2019.
For additional information about the changes in operating assets and liabilities, refer to the above discussion on working capital.
On March 2, 2020, the Company entered into securities purchase agreements for a private placement with a group of accredited investors, including four members of the Company’s board of directors. In connection with the closing of the private placement on March 5, 2020, the Company issued 851,240 shares of Common Stock for aggregate cash proceeds of $1,030 and $825 of the principal amount of the Note was exchanged for 681,818 shares of Common Stock. The Company intends to use the net proceeds from the private placement primarily for working capital, research and development, strategic initiatives and other general corporate purposes.
Liquidity and Capital Resources Annual
Working capital at December 31, 2019 and December 31, 2018 is summarized as follows:

(In thousand $)	December 31, 2019	December 31, 2018	Increase (Decrease)
Current Assets:
Cash	$64	$15	$49
Accounts receivable, net	5	78	(73)
Other current asset	—	1,124	(1,124)
Inventories, net	1,666	1,676	(10)
Prepaid expenses	23	10	13
Total current assets	1,758	2,903	(1,145)
Current liabilities:
Accounts payable	277	236	41
Accrued expenses and other current liabilities	230	383	(153)
Operating lease liabilities – current portion	46	—	46
Related party promissory note payable and accrued interest	1,159	1,015	144
Total current liabilities	1,712	1,634	78
Working Capital	$46	$1,269	$(1,223)
Working capital decreased $1,223 to $46 at December 31, 2019 compared to $1,269 at December 31, 2018.

At December 31, 2019, we had cash of $64 and total assets of $3,038 (including $896 of intangible assets).
Changes in working capital components were as follows:
•Cash increased $49 primarily due to $2,367 used in operating activities offset by $2,416 of net proceeds received from financing activities which included proceeds of $1,850 from issuance of Common Stock, $211 from a registered direct offering and $355 from a related party promissory note.
•Accounts receivable, net decreased $73 primarily due to allowance for bad debt reserve of $83 offset by an increase in receivables of $10 due to an increase in sales.
•Other current asset decreased $1,124 as the result of the Company participating in a program to sell State of New Jersey net operating losses under the NJ EDA Technology Business Tax Certificate Transfer in 2018 but not in 2019.
•Inventories, net decreased $10 primarily due to raw inventory placed into production to replenish finished products as well as manufacture new products due to the sales of finished goods in 2019.
•Accounts payable increased $41 primarily due to the timing of payments to vendors.
•Accrued expenses and other current liabilities decreased $153 primarily due to an increase in accrued board compensation of $28 and an increase of $22 in accrued AMEX credit card payables offset by a decrease of $91 in accrued research and development expenses and a decrease of $112 in other accrued expenses.
•Related party promissory note payable and accrued interest increased $144 in 2019 primarily due to interest.
Summarized cash flows for the years ended December 31, 2019 and 2018 are as follows:

	Years Ended December 31,
(In thousand $)	2019	2018	Change
Net cash used in operating activities	$(2,367)	$(3,250)	$883
Net cash used in investing activities	—	—	—
Net cash provided by financing activities	2,416	2,342	74
Net increase (decrease) in cash	$49	$(908)	$957
Net cash used in operating activities represents net loss adjusted for certain non-cash items and changes in operating assets and liabilities. Net cash used in operating activities of $2,367 for the year ended December 31, 2019 represents a decrease of $883 compared to $3,250 for the year ended December 31, 2018. For additional information about the changes in operating assets and liabilities, refer to the above discussion on working capital and the consolidated statements of cash flows.
Net cash used in investing activities includes cash used to purchase capital assets. Net cash used in investing activities for the years ended December 31, 2019 and 2018 was zero.
Net cash provided by financing activities includes proceeds from the issuance of Common Stock. Net cash provided by financing activities of $2,416 for the year ended December 31, 2019 represents an increase of $74 compared to $2,342 for the year ended December 31, 2018. For additional information, refer to the consolidated statements of cash flows.
Related Party Promissory Note Payable and Accrued Interest
On August 30, 2018, the Company issued an unsecured promissory note (the “Note”) in the principal amount of $750 in favor of Joseph Mannello, the Company’s chief executive officer (the “Lender”). Pursuant to the Note, on August 30, 2018, the Lender advanced $500 of funds to the Company. On September 26, 2018, the Lender advanced an additional $250 of funds to the Company.

On November 13, 2018, the Company amended and restated the Note to increase the maximum amount that may be drawn down under the Note from $750 to $1,000. On December 29, 2018, the Lender advanced an additional $250 of funds to the Company. As of December 31, 2018, the Company recorded $1,000 as a liability on the consolidated balance sheets.
The Note accrues interest at a rate of 5% per annum and all payments of principal, interest and other amounts under the original Note were payable on August 31, 2019. The Company may prepay, in whole or in part, at any time, the principal, interest and other amounts owed under the Note, without penalty. As of December 31, 2018, the Company accrued $15 of interest expense on the Note.
In January 2019, prior to receipt of the proceeds from the sale of its net operating losses, the Company received a Board approved additional advance from the Lender of $250 that was repaid on January 29, 2019.
On March 27, 2019, $250 of the Note was converted into 171,233 shares as part of a private placement.
On October 30, 2019 the Company and the Lender agreed to extend the maturity date.
In December 2019 the Lender advanced an additional $355 to the Company for general working capital purposes. As of December 31, 2019, the total amount outstanding and due to the Lender under the Note was $1,105 with $54 of accrued interest.
Subsequent to year-end on March 2, 2020, the Company entered into securities purchase agreements for a private placement with a group of accredited investors and issued 1,533,058 shares of Common Stock to the investors, including four members of the Company’s board of directors.
As part of the private placement, $825 of the outstanding principal amount of the Note was converted into 681,818 shares of Common Stock. The remaining 851,240 shares of Common Stock sold resulted in cash proceeds of $1,030.
Additional Financings
We may seek to raise additional capital through the issuance of debt or equity securities. Should the Company seek additional debt and/or equity financing, it cannot assure that such financing will be available on acceptable terms, if at all.
Going Concern Uncertainty
As of the filing date of this proxy statement/prospectus/information statement, management believes that there may not be sufficient capital resources from operations and existing financing arrangements in order to meet operating expenses and working capital requirements for the next twelve months. These facts raise substantial doubt about the Company’s ability to continue as a going concern within one year after the financial statement issuance date. Accordingly, we are evaluating various alternatives, including reducing operating expenses, securing additional financing for future business activities and other strategic alternatives. There can be no assurance that the Company will be able to generate the level of operating revenues in its business plan, or if additional sources of financing will be available on acceptable terms, if at all. If no additional sources of financing are available, our future operating prospects may be adversely affected.
Private Placement
On March 20, 2019, the Company entered into securities purchase agreements with a group of accredited investors, including two members of the Company’s board of directors, providing for the issuance and sale by the Company of 1,438,356 shares of Common Stock in a private placement at a purchase price of $1.46 per share. As part of the private placement, $250 of the outstanding principal amount of the Note was converted into 171,233 shares of Common Stock. The remaining 1,267,123 shares of Common Stock sold resulted in cash proceeds of $1,850. The closing of the Private Placement occurred on March 27, 2019.

Subsequent to year-end on March 2, 2020, the Company entered into securities purchase agreements with a group of accredited investors, including four members of the Company’s board of directors. As part of the private placement, $825 of the outstanding principal amount of the Note was converted into 681,818 shares of Common Stock. The remaining 851,240 shares of Common Stock sold resulted in cash proceeds of $1,030. The closing of the Private Placement occurred on March 5, 2020.
Preferred Stock Purchase Rights
Effective February 14, 2017, the board of directors declared a dividend of one right for each of the Company’s issued and outstanding shares of Common Stock. The dividend was paid to the shareholders of record at the close of business on February 24, 2017. Each Right entitles the registered holder, subject to the terms of the Rights Agreement, as amended to purchase from the Company one one-thousandth of a share of the Company’s Series A Preferred Stock at a price of $7.00, subject to certain adjustments.
The Rights are not exercisable until the occurrence of certain events, including a person acquiring or obtaining the right to acquire beneficial ownership of 10% or more of the Company’s outstanding Common Stock. The Rights are evidenced by certificates for the Common Stock and automatically transfer with the Common Stock unless they become exercisable. If the Rights become exercisable, separate certificates evidencing the Rights will be distributed to each holder of Common Stock. Holders of the preferred stock will be entitled to certain dividend, liquidation and voting rights. The rights are redeemable by us at a fixed price as determined by the Board, after certain defined events.
As of December 31, 2019, the Rights have no dilutive effect on the earnings per common share calculation and no shares of preferred stock have been issued. At the time of issuance, the Company determined that these Rights have a de minimis fair value.
Subsequent to year end on February 7, 2020 the Company entered into the First Amendment to the Rights Agreement that extends the expiration to February 14, 2021. The description and terms of the Rights are set forth in the Rights Agreement dated as of February 14, 2017 between the Company and its Rights Agent, as amended.
At-the-Market Offering
On February 21, 2017, the Company entered into a sales agreement with H.C. Wainwright & Co., LLC establishing an at-the-market equity program pursuant to which we may offer and sell up to $6.0 million of our shares of Common Stock from time to time through H.C. Wainwright. The sales agreement terminates upon the sale of all the shares unless terminated earlier by one of the parties.
On October 26, 2017, the Company sold 500,000 shares of Common Stock for $2.144 per share for gross proceeds of $1,070 under the at-the-market program.
On January 19, 2018, the Company sold 140,295 shares of Common Stock for $2.111 per share for gross proceeds of $296 in an at-the-market offering. On various dates in April 2018, the Company sold an aggregate of 131,225 shares of Common Stock at various prices for aggregate gross proceeds of $176 under the at-the-market program.
On July 24, 2018, the Company entered into a new sales agreement with H.C. Wainwright which established a new at-the-market equity program pursuant to which the Company may offer and sell up to $1.6 million of our shares of Common Stock from time to time through H.C. Wainwright.
The Company incurred $108 of deferred offering costs in connection with this program as of September 30, 2018 which was recorded as a long term other asset on the Company’s consolidated balance sheets. The deferred offering costs will be reflected as a reduction in equity as the Company incurs sales of its stock pursuant to this program. Management continues to evaluate the ongoing progress of this program and its related outstanding deferred offering costs. As of December 31, 2019 the balance in deferred offering costs was $95.
On January 15, 2019, the Company sold 32,489 shares of Common Stock for $2.00 per share for gross proceeds of $65 in an at-the-market offering. The Company recorded $4 of deferred offering costs.

On March 19, 2019, the Company sold 78,640 shares of Common Stock for $1.85 per share for gross proceeds of $146 in an at-the-market offering. The Company recorded $9 of deferred offering costs.
Subsequent to year end, on January 23, 2020, the Company sold 7,322 shares of Common Stock for $1.50 per share for gross proceeds of $11 in an at-the-market offering. The Company recorded $1 of deferred offering costs.
Subsequent to year end, on February 3, 2020, the Company sold 140,085 shares of Common Stock for $1.55 per share for gross proceeds of $217 in an at-the-market offering. The Company recorded $14of deferred offering costs.
As of the filing date of this proxy statement/prospectus/information statement, a total of 258,536 shares were sold under this program for aggregate gross proceeds of $439 and $28 of deferred offering costs since July 24, 2018 when the new sales agreement began.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.
Recently Issued Accounting Standards
For a description of recently issued accounting standards, see Note 2 – Summary of Significant Accounting Policies in Part 1, Item 1 of this Report.
Critical Accounting Policies
For a description of our critical accounting policies, see Note 2 – Summary of Significant Accounting Policies in Part 1, Item 1 of this Report.

MEDAVAIL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of MedAvail’s financial condition and results of operations together with the section entitled “Selected Historical and Unaudited Pro Forma Condensed Combined Financial Data — Selected Historical Consolidated Financial Data of MedAvail” and MedAvail’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus/information statement. This discussion and other parts of this proxy statement/prospectus/information statement contain forward-looking statements that involve risks and uncertainties, such as its plans, objectives, expectations, intentions and beliefs. MedAvail’s actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section entitled “Risk Factors Related to MedAvail” included elsewhere in this proxy statement/prospectus/information statement.
Overview
Business Overview
MedAvail is a telehealth-enabled pharmacy-technology company that is transforming full-service pharmacy. Through its full-stack pharmacy technology platform, and personal one-on-one service, MedAvail brings pharmacy-dispensing capability to the point of care, resulting in lower costs, higher patient satisfaction, improved medication adherence and better health outcomes.
MedAvail offers a unique, pharmacy technology solution which is anchored around its core technology called the MedAvail MedCenter™ (“The MedCenter”). The MedCenter enables on-site pharmacy in medical clinics, retail store locations, employer sites with and without onsite clinics, and any other location where onsite prescription dispensing is desired. The MedCenter establishes a live audio-visual connection to a live pharmacist enabling prescription drug dispensing to occur directly to a patient while still providing real-time supervision by a pharmacist. Although its technology platform has broad application, MedAvail is currently focused on serving high-value Medicare members in the United States of America (“U.S.”). MedAvail was originally incorporated in 2012, under the name DashRx, Inc.
MedAvail currently deploys its MedCenter solution through two distinct commercialization channels. First, MedAvail owns and operates a full retail pharmacy business in the U.S., under the name SpotRx. The SpotRx™ Pharmacy business is structured as a hub-and-spoke model where a central pharmacy supports and operates various MedCenter kiosks embedded in medical clinics, usually in close proximity to the central pharmacy. Its second commercialization channel is a direct ‘sell-to’ model, whereby MedAvail sells its MedCenter Platform technology directly to large healthcare providers and retailers for use within their own pharmacy operations.
The MedCenter kiosk works in tandem with our Remote Dispensing System®, which consists of customer-facing software for remote ordering of medications for pick-up at a MedCenter or free, next day home delivery. Supporting its MedCenter kiosks and Remote Dispensing System are MedAvail’s back-end MedPlatform® Enterprise Software, which controls dispensing and MedCenter monitoring and its supporting Pharmacy Management System software, which allows connection to MedAvail’s supporting team of pharmacists and kiosk administrators.
MedCenter kiosks come in two models: the M4 MedCenter and the M5 MedCenter. The M4 MedCenter kiosk is designed to fit in waiting rooms, hallways, and lobbies. The M5 MedCenter is a larger kiosk designed as a full pharmacy replacement with the ability to serve 3-4 customers simultaneously, it can also to be configured for drive through dispensing, similar to a bank’s ATM drive through lanes.
Traditional retail pharmacies are built around a physical store front. In order to dispense medication, these stores must have a pharmacist onsite for all hours of operation. Most pharmacies have reduced hours of operation based on customer purchasing patterns in order to contain labor cost, which results in further reduced consumer access. Furthermore, retail pharmacy wait times are typically 30 to 60 minutes or more, causing substantial delays for the consumer. During the COVID-19 pandemic, most people are looking to minimize the amount of physical contact that can lead to further disease contraction, especially for those most vulnerable, such as the elderly or those with compromised immune systems. Consequently, some patients are foregoing filling their prescribed medications, leading to declining health, increased healthcare costs and increased morbidity.
On June 30, 2020, MYOS RENS Technology Inc., a Nevada corporation (“MYOS”), and MedAvail, entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), by and among MYOS, MedAvail, and Matrix Merger Sub, Inc., a newly-created wholly-owned subsidiary of MYOS (“Merger Sub”), pursuant to which, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into MedAvail, with MedAvail being the surviving corporation and a wholly-owned subsidiary of MYOS (the “Merger”). The Boards of Directors of MYOS and MedAvail have both approved the Merger and have recommended approval of the Merger by their respective shareholders.
At the effective time of the Merger (the “Effective Time”): (a) each share of MedAvail’s common stock and each share of MedAvail’s preferred stock outstanding immediately prior to the Effective Time, excluding any dissenting shares, will be automatically converted solely into the right to receive a number of shares of MYOS common stock (“MYOS Common Stock”) calculated according to the exchange ratio described below; (b) each outstanding MedAvail stock option that has not been exercised prior to the Effective Time will be assumed by MYOS; and (c) each outstanding warrant to acquire MedAvail capital stock that has not been exercised prior to the Effective Time will be assumed by MYOS. Under the exchange ratio formula in the Merger Agreement, as of immediately after the Merger, the former MedAvail security holders are expected to own approximately 96.5% of the aggregate number of fully-diluted shares of MYOS Common Stock outstanding following the consummation of the Merger (the “Post-Closing Shares”), and the shareholders of MYOS immediately prior to the Merger are expected to own approximately 3.5% of the Post-Closing Shares, subject to the adjustments set forth in the Merger Agreement. The exchange ratio will be fixed prior to the closing of the Merger to reflect MYOS’s and MedAvail’s respective capitalizations as of immediately prior to the Effective Time. The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.
Immediately following the Merger, the name of the Post-Merger Public Company is expected to be changed from “MYOS RENS Technology Inc.” to “MedAvail Holdings, Inc.” The Merger Agreement provides that the board of directors of the Post-Merger Public Company will consist of members who are currently directors of MedAvail. The executive officers of the Post-Merger Public Company will be designated by MedAvail, with MedAvail’s Chief Executive Officer, Ed Kilroy, expected to be the Post-Merger Public Company’s Chief Executive Officer and MedAvail’s Chief Financial Officer, Ryan Ferguson, expected to be the Post-Merger Public Company’s Chief Financial Officer.
Outlook
Medicare insurance plans and healthcare providers are increasingly operating under an ‘at-risk’ model, with reimbursement based on health outcomes and not based on a traditional fee-for-service model. The at-risk model is driving Medicare to focus on providing an increasing number of services to their members which can positively impact the health outcomes of these members. Such services include:
•Free rides from patient’s home to doctor visits
•Gymnasium memberships
•In-home visits
•Onsite vision and dental
•Onsite pharmacy services
It is well documented that medication adherence has a leading impact on health outcomes. As a result, our strategy is to embed a pharmacy into clinics via our MedCenter technology. An onsite presence can allow us to:
•Provide first-fill and refill dispensing onsite for patients

•Acquire new patients as customers
•Integrate ourselves into the clinic processes and become part of the onsite care team
•Offer free next day courier delivery of medication to Medicare patients
•Share real-time data with health care providers regarding patients that may be at risk of being non-adherent and therefore at-risk of lower health outcomes.
•The Medicare market in the US is extremely large, is growing, and has the highest value patients in the industry. MedAvail’s addressable market size for its current initial target markets – six US States (AZ, CA, FL, IL, TX, and MI) exceeds $16 billion and is forecast to continue to grow. MedAvail added Texas and Michigan to its target state markets in 2020 based on demand from Medicare providers as well as due to changing pharmacy regulations with the states.
MedAvail’s strategy for the Medicare market is as follows:
•Identify, screen and contract with the Medicare clinic chains to deploy MedCenters onsite.
•Deploy MedCenters and onsite Customer Account Managers (CAMs).
•Acquire and retain high value Medicare patients as customers.
•Deploy a high touch customer service model with patients via our onsite presence, free home delivery, refill reminders and follow up calls while achieving high patient satisfaction.
•Ramp to target revenues of approximately $1 million per year at each clinic within 12 months of deployment.
•Generate greater medication adherence metrics, which may drive higher reimbursement rates to clinics from insurers and improve health outcomes for patients.
MedAvail’s business model is to generate revenue on the sale of the medication to high value Medicare patients. Currently, MedAvail has 14 MedCenters deployed in Medicare-focused sites in Arizona and plans to deploy approximately 16 additional MedCenters at additional sites in Arizona by the end of 2020. In Q1 2020, MedAvail launched operations in California by opening a central pharmacy in Buena Park, California and deployed the first three MedCenters in clinics in the surrounding service area. MedAvail currently plans to deploy MedCenters in approximately 27 additional clinics in California, reaching 30 installed by the end of 2020. Additionally, MedAvail has contacted with a large Medicare-focused healthcare clinic chain with operations in the mid-west, and plans to launch operations in Michigan in Q4 2020, by opening a central pharmacy and 7 MedCenters as an initial phase.
Components of Operating Results
MedAvail’s fiscal year ends on December 31, and its fiscal quarters end on the last day of each third calendar month. The years ended December 31, 2019 and December 31, 2018 are referred to as 2019 and 2018 throughout the document where referencing MedAvail.
MedAvail has never been profitable and has incurred operating losses in each year since inception. MedAvail’s net losses were $17.0 million, $21.5 million and $12.0 million for the years ended December 31, 2018 and 2019 and for the six months ended June 30, 2020, respectively. As of June 30, 2020, MedAvail had an accumulated deficit of $133.3 million. Substantially all of MedAvail’s operating losses resulted from expenses incurred in connection with its research and development programs and from general and administrative costs associated with its operations.
MedAvail expects to incur significant additional expenses and operating losses for at least the next two years as it initiates and continues the technology development, deployment of its MedCenter technology and adds personnel necessary to operate as a public company with a rapidly growing retail pharmacy operations in the United States. In addition, operating as a publicly traded company would involve the hiring of additional financial and other personnel, upgrading its financial information systems and incurring costs associated with operating as a public company. MedAvail expects that its operating losses will lessen and turn positive as MedAvail executes its growth strategies within each of its operating segments. If MedAvail management determines to accelerate deployment into new states, operating losses could increase in the near-term, as the company grows and scales its operations in the new states and MedAvail would expect operating performance to turn positive once each state reaches sufficient scale in sales volume.
As of June 30, 2020, MedAvail had cash of $7.3 million. MedAvail will continue to require additional capital to continue its technology development and commercialization activities and build out of its pharmacy operations to serve its growing customer base. Accordingly, MedAvail is pursuing a sale of additional equity through the Private Placement funding, where MedAvail expects to raise approximately $50,000,000, with closing expected to take place a few days prior to the Merger closing. Although MedAvail believes the proceeds from the Private Placement represents sufficient funding to execute its current growth plan, due to market risks (as outlined in the “Risk Factors section of this S-4 registration statement), MedAvail may need to raise additional capital to continue to fund its operations. The amount and timing of its future funding requirements will depend on many factors, including the pace and results of its growth strategy. Failure to raise capital as and when needed, on favorable terms or at all, would have a negative impact on its financial condition and its ability to develop its product candidates.
MedAvail has two reportable segments: Pharmacy Technology and Retail Pharmacy Services. These reportable segments are generally defined by how MedAvail executes its go-to-market strategy to sell products and services.
Overview of Pharmacy Technology Segment
MedAvail Technologies develops and commercializes the MedCenter for direct sale or lease to third-party customers, including some of the world’s largest healthcare providers and systems, as well as large retail chains that provide full retail-pharmacy services based on its technology.
Overview of Retail Pharmacy Services Segment
The second operating segment operates as SpotRx (the “Pharmacy”), a full-service retail pharmacy utilizing MedAvail’s automated pharmacy technology, primarily servicing Medicare patients in the United States.
Revenue – Pharmacy Technology and Retail Pharmacy Services
Pharmacy Technology Revenue
Pharmacy technology revenue refers to revenue derived from either the sales of the MedCenter to customers that intend to operate the MedCenter as a part of their retail offering or where the MedCenter is leased as part of a service offering where MedAvail retains ownership of the hardware. In both instances, MedAvail provides operating software for the MedCenter, ongoing maintenance, and in some cases, supplies such as packaging materials. Timing of revenue for each component varies based on the terms of the agreement with the customer, but is generally recognized as follows:
Hardware revenue from the sale of manufactured products is recognized when the price is fixed or determinable, collectability is reasonably assured and on shipment to (or receipt by) customers, (depending on contractual terms) and acceptance by customers.
Revenue from software development projects is recognized as project develop milestones are met. Revenue from term (recurring license charge) license software is recognized on a subscription basis over the period the client is entitled to use the license.
Revenue from maintenance, unspecified upgrades on a when-and-if-available basis and technical support is recognized on a straight-line basis over the period such items are delivered. In multiple-element revenue arrangements that include software that is more than incidental to the products or services as a whole (software multiple-element arrangements), software and software-related elements are accounted for in accordance with the following criteria. Software-related elements include software products and services, as well as any non-software deliverable for which a software deliverable is essential to its functionality.

A software multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met:
1.the functionality of the delivered element(s) is not dependent on the undelivered element(s);
2.there is objective evidence of fair value of the undelivered element(s); evidence of fair value is based on the price charged when the deliverable is sold separately by the Company on a regular basis and not as part of the multiple-element arrangement; and
3.delivery of the delivered element(s) represents the culmination of the earnings process for that element(s).
If any one of these criteria is not met, the arrangement is accounted for as one unit of accounting, which would result in revenue being recognized on a straight-line basis or being deferred until the earlier of when such criteria are met or when the last undelivered element is delivered.
Retail Pharmacy Services Revenue
Retail pharmacy services revenue is revenue derived from sales of prescription medications and over-the-counter products to consumers. Medications are sold and delivered by various methods including dispensing product directly from the MedCenter, customer pick up at MedAvail’s Spot Rx pharmacy locations or home delivery of medications to consumer residences. Retail pharmacy services revenue is recognized at the time that the product has been provided to the customer, no other significant obligations of the Company exist, and collectability is reasonably assured.
Cost of Sales – Pharmacy Technology and Retail Pharmacy Services
Pharmacy Technology Cost of Sales
Cost of sales for the Pharmacy Technology segment consists primarily of costs incurred to manufacture, ship and install MedCenters at third-party customer locations that use our MedCenters to enable their pharmacy operations and services. Cost of Sales are accrued and then recognized, in accordance with US GAAP, when contractual terms are met, and delivery and payment are complete.
Retail Pharmacy Services Cost of Sales
Cost of sales for MedAvail’s Retail Pharmacy Services segment consists primarily of costs to procure and deliver prescription medications and other over-the-counter health products to customers via dispensing through SpotRx MedCenters, pickup at one of its pharmacy locations or courier-delivery directly to the consumer’s home. Cost of Sales for Pharmacy Services are recognized at the point of sale, when price is fixed, and product is dispensed.
Operating Expenses
Operating expenses are primarily derived from personnel and operating costs related to technology development, sales and marketing, and general and administrative activities, described as follows:
Wages and salaries consist of compensation costs incurred for all employees and contractors including bonuses, health plans, severance, and contractor costs.
Pharmacy operations costs consist of costs incurred to operate retail pharmacies including pharmacy labor costs, rent and utilities, and pharmacy license fees.
Depreciation of property, plant and equipment includes depreciation on MedCenters, IT equipment, leasehold improvements, general plant and equipment, office furniture and equipment and vehicles.
Research and development expenses represent costs incurred to develop and innovate on MedAvail’s MedCenter platform technology, including development work on hardware, software and supporting information technology infrastructure.

MedAvail recognizes hardware development costs as they are incurred. When hardware is constructed for use by customers, in-production costs are capitalized after technological feasibility is achieved and expensed before technological feasibility is achieved. Costs of hardware completed but not yet placed in service are capitalized as equipment (a long-lived asset) on the balance sheet. Costs of hardware completed and placed in service with customers are capitalized as equipment and depreciated (expensed) over the estimated useful life of the equipment.
When hardware is constructed for sale to customers, in production costs are capitalized as raw materials, work in process, or finished goods inventory on the balance sheet. Costs of hardware completed and available for sale are capitalized as finished goods inventory on the balance sheet. Costs of hardware sold to customers are expensed as costs of goods sold.
Software development costs are accrued and expensed based on ASC 985, which is designed for software costs that the Company intends to sell or lease (in conjunction with related hardware). Any software development costs that are incurred prior to the point where the project has demonstrated technological feasibility are expensed as they are incurred. Once technological feasibility has been established, most development costs are capitalized. Once development is complete and the software is made available for release to customers, capitalization no longer is appropriate because any remaining costs are considered ongoing maintenance and support. These are expensed as they are incurred. The definition of “technological feasibility”, per ASC 985, is “the technological feasibility of a computer software product is established when the entity has completed all planning, designing, coding, and testing activities that are necessary to establish that the product can be produced to meet its design specifications including functions, features, and technical performance requirements.” Software development costs are subject to these rules regardless of whether the costs were generated internally (employee time) or externally (vendor fees).
Amortization of intangible assets consists of amortization of intellectual property, website and mobile applications and software.
Selling, general and administrative expenses
Selling, general and administrative expenses consist of marketing and advertising costs, personnel costs, facility expenses and expenses for outside professional services, including legal, audit and accounting services. Personnel costs consist of salaries, benefits and stock-based compensation. Facility expenses consist of rent and other related costs. General and administrative costs also include depreciation expense and other supplies. MedAvail expects to incur additional expenses as a result of becoming a public company following completion of the Merger, including expenses related to compliance with the rules and regulations of the SEC and Nasdaq, additional insurance, investor relations and other administrative expenses and professional services.
Merger expenses
Merger expenses primarily consist of professional service fees associated with the preparation for the Merger transaction, including legal, audit and other compliance related services.
Share-based compensation
MedAvail has a stock option plan whereby awards are granted to certain employees of MedAvail. The fair value of the stock options granted by MedAvail to employees of MedAvail is recognized as compensation expense on a straight-line basis over the applicable stock option vesting period. MedAvail measures the fair value of the options using the Black-Scholes option pricing model as of the grant date/measurement date. Shares issued upon the exercise of options are new shares. MedAvail estimates forfeitures based on historical experience and expense related to awards is adjusted over the term of the awards to reflect their probability of vesting. All fully vested awards are fully expensed.

Interest Expense
Interest expense consists of accrued interest on outstanding debt and is payable upon the maturity date. For more detail on outstanding debt and associated maturities, see Note 13 to the MedAvail Annual Financial Statements presented elsewhere in this Form S-4.
Results of Operations
The following table summarizes our statement of operations data for the three months ended June 30, 2020 and 2019.

	Three Months Ended June 30,		2020 vs. 2019
	2020	2019	Amount Change	% Change
Sales:	(in thousands)
Pharmacy technology	$598	$161	$437	271%
% of total sales	25%	20%
Retail pharmacy services	1,816	655	1,161	177%
% of total sales	75%	80%
Total sales	2,414	816	1,598	196%
Cost of sales:
Pharmacy technology	186	20	166	830%
% of total sales	8%	2%
Retail pharmacy services	1,679	522	1,157	222%
% of total sales	70%	64%
Total cost of sales	1,865	542	1,323	244%
Gross profit	549	274	275	100%
% of total sales	23%	34%
Operating expenses	4,181	3,496	685	20%
% of total sales	173%	428%
Selling, general and administrative expenses	1,162	1,481	(319)	(22)%
% of total sales	48%	181%
Merger expenses	1,283	—	1,283	—%
% of total sales	53%	—%
Share-based compensation	86	90	(4)	(4)%
% of total sales	4%	11%
Operating loss	(6,163)	(4,793)	(1,370)	29%
% of total sales	(255)%	(587)%
Interest expense - net	270	191	79	41%
% of total sales	11%	23%
Net loss	$(6,433)	$(4,984)	$(1,449)	29%
% of total sales	(266)%	(611)%
Revenue
During the three months ended June 30, 2020, pharmacy technology sales increased $437 thousand to $598 thousand, or 271%, when compared to the same period in 2019. The increase was due to seven MedCenters sold to a third-party customer in the second quarter of 2020 and an increase in rental revenue associated with growth in the number of companies evaluating our MedCenter technology through pilot deployments. This increase was partially offset by a reduction in revenue recognized for software integration services completed in 2019, of approximately $94 thousand.
During the three months ended June 30, 2020, retail pharmacy services sales increased $1.2 million to $1.8 million, or 177%, when compared to the same period in 2019. The increase was due to volume growth in prescription sales at existing sites launched in 2019 and the new sales volume from the additional 19 site launches in 2020, net of adjustments related to Direct and Indirect Remuneration and services fees.
Costs of Sales
During the three months ended June 30, 2020, pharmacy technology cost of sales increased $166 thousand to $186 thousand compared to the same period in 2019. The increase was due primarily to costs from seven MedCenters sold in the second quarter of 2020 and an increase in depreciation associated with growth in the number of pilot deployments with companies evaluating our MedCenter technology. The average unit cost of the seven MedCenters sold was significantly lower than the cost of a newly manufactured MedCenter, as these units were buy-back units from a prior customer.
During the three months ended June 30, 2020, retail pharmacy services cost of sales increased $1.2 million to $1.7 million compared to the same period in 2019. The increase was due primarily to costs associated with volume growth in prescription sales. Additionally, cost of pharmacy sales in the quarter increased due to higher inventory write downs associated with obsolescence. Lastly, in response to the spread of COVID-19, most of the clinic locations MedAvail operates in were temporarily closed to prevent the transmission of COVID-19. Consequently, the mix of medications that were delivered via courier to patents’ homes increased, resulting in higher delivery costs when compared the second quarter of 2019
Other expenses
During the three months ended June 30, 2020, operating expenses increased $685 thousand to $4.2 million compared to the same period in 2019. The increase was primarily due to an increase in wages and salaries as MedAvail hired additional personnel necessary to support growth in Arizona and the launch of operations in California.
During the three months ended June 30, 2020, selling, general and administrative expenses decreased $319 thousand to $1.2 million compared to the same period in 2019. This was primarily due to a decrease in marketing expenses in 2020, as the company completed various marketing program tests in 2019 and closed down pharmacy operations in Canada.
During the three months ended June 30, 2020, merger expenses increased $1.3 million to $1.3 million compared to the same period in 2019. The increase was primarily due to professional services expenses incurred in 2020 related to the Merger transaction and anticipated listing on the Nasdaq Capital Markets exchange.
During the three months ended June 30, 2020, share-based compensation decreased $4 thousand to $86 thousand compared to the same period in 2019. This was due to fewer options granted to employees.
During the three months ended June 30, 2020, interest expense increased $79 thousand to $270 thousand compared to the same period in 2019. The increase was due to additional short-term debt being issued in the quarter. On May 26, 2020, MedAvail completed a convertible notes and warrants offering to certain of its existing investors whereby those investors purchased notes and warrants on a pro rata basis with their existing investments in MedAvail's preferred stock. Cash received for the notes and warrants in the Initial Closing was $7.8 million. The note accrues interest at a rate of 10%, payable at maturity or upon conversion with a maturity date of December 31, 2020

Operating Expenses

	Three Months Ended June 30,		2020 vs. 2019
	2020	2019	Amount Change	% Change
Operating expenses:	(in thousands)
Wages and salaries	$3,870	$2,880	$990	34%
Pharmacy operations	50	106	(56)	(53)%
Depreciation of property, plant and equipment	206	161	45	28%
Research and development	35	72	(37)	—%
Amortization of intangible assets	20	268	(248)	(93)%
Foreign exchange loss	—	9	(9)	(100)%
Total operating expenses	$4,181	$3,496	$685	20%
During the three months ended June 30, 2020, wages and salaries expenses increased $1.0 million to $3.9 million compared to the same period in 2019. The increase was primarily a result of hiring additional employees in the last two quarters of 2019 and the first half of 2020, necessary to support growth in Arizona and the launch of operations in California.
During the three months ended June 30, 2020, pharmacy operations expenses decreased $56 thousand to $50 thousand compared to the same period in 2019. The decrease was primarily due to the closure of MedAvail’s pharmacy operations (dba On-the-Spot pharmacy) in the broader Toronto Canada area.
During the three months ended June 30, 2020, depreciation of property, plant, and expenses increased $45 thousand to $206 thousand compared to the same period in 2019. The increase was a result of capitalizing additional property, plant and equipment related to the build out of our SpotRx pharmacy footprint in California in the first half of 2020.
During the three months ended June 30, 2020, research and development expenses decreased $37 thousand to $35 thousand compared to the same period in 2019. The decrease was due to decreased activity related to MedCenter and software development.
During the three months ended June 30, 2020, amortization of intangible assets decreased $248 thousand to $20 thousand compared to the same period in 2019. This was due to intangible assets being fully amortized during 2019.
During the three months ended June 30, 2020, foreign exchange loss decreased $9 thousand to $— thousand compared to the same period in 2019. This was due to a more favorable CAD to USD exchange rate in 2020.
The following table summarizes our statement of operations data for the six months ended June 30, 2020 and 2019:

	Six Months Ended June 30,		2020 vs. 2019
	2020	2019	Amount Change	% Change
Sales:	(in thousands)
Pharmacy technology	$712	$331	$381	115%
% of total sales	18%	24%
Retail pharmacy services	3,193	1,053	2,140	203%
% of total sales	82%	76%
Total sales	3,905	1,384	2,521	182%
Cost of sales:
Pharmacy technology	280	39	241	618%
% of total sales	7%	3%
Retail pharmacy services	3,017	860	2,157	251%
% of total sales	77%	62%
Total cost of sales	3,297	899	2,398	267%
Gross profit	608	485	123	25%
% of total sales	16%	35%
Operating expenses	8,159	6,964	1,195	17%
% of total sales	209%	503%
Selling, general and administrative expenses	2,599	2,912	(313)	(11)%
% of total sales	67%	210%
Merger expenses	1,283	—	1,283	—%
% of total sales	33%	—%
Share-based compensation	170	193	(23)	(12)%
% of total sales	4%	14%
Operating loss	(11,603)	(9,584)	(2,019)	21%
% of total sales	(297)%	(692)%
Interest expense - net	441	359	82	23%
% of total sales	11%	26%
Net loss	$(12,044)	$(9,943)	$(2,101)	21%
% of total sales	(308)%	(718)%
Revenue
During the six months ended June 30, 2020, pharmacy technology sales increased $381 thousand to $712 thousand, or 115%, when compared to the same period in 2019. The increase was due to seven MedCenters sold to a third-party customer in the second quarter of 2020 and an increase in rental revenue associated with growth in the number of companies evaluating our MedCenter technology through pilot deployments. This increase was partially offset by a reduction in revenue recognized for software integration services completed in 2019, of approximately $198 thousand.
During the six months ended June 30, 2020, retail pharmacy services sales increased $2.1 million to $3.2 million, or 203%, when compared to the same period in 2019. The increase was due to volume growth in prescription sales at existing sites and 19 new site launches in 2020.
Cost of Sales
During the six months ended June 30, 2020, pharmacy technology cost of sales increased $241 thousand to $280 thousand compared to the same period in 2019. The increase was due primarily to costs from seven MedCenters sold in the second quarter of 2020 and an increase in depreciation associated with growth in the number of pilot deployments with companies evaluating our MedCenter technology. The average unit cost of the seven MedCenters sold was significantly lower than the cost of a newly manufactured MedCenter, as these units were buy-back units from a prior customer.
During the six months ended June 30, 2020, retail pharmacy services cost of sales increased $2.2 million to $3.0 million compared to the same period in 2019. The increase was due to costs associated with volume growth in prescription sales at existing sites and 19 new site launches in 2020. Additionally, in response to the spread of COVID-19, most of the clinic locations MedAvail operates in were temporarily closed to prevent the transmission of COVID-19. Consequently, the mix of medications that were delivered via courier to patents’ homes increased significantly, resulting in higher delivery costs when compared the first six months of 2019. Lastly, cost of pharmacy sales in the first half of 2020 increased due to higher inventory write downs associated with obsolescence.
Other expenses
During the six months ended June 30, 2020, operating expenses increased $1.2 million to $8.2 million compared to the same period in 2019. The increase was primarily due to an increase in wages and salaries as MedAvail hired additional personnel, necessary to support growth in Arizona and the launch of operations in California.
During the six months ended June 30, 2020, selling, general and administrative expenses decreased $313 thousand to $2.6 million compared to the same period in 2019. This was primarily due to a decrease in marketing costs in 2020, as the company completed various marketing program tests in 2019 and closed pharmacy operations in Canada, resulting in lower spend in 2020.
During the six months ended June 30, 2020, merger expenses were $1.3 million, primarily due to professional services expenses incurred in relation to the merger transaction and anticipated listing on the Nasdaq Capital Markets exchange.
During the six months ended June 30, 2020, share-based compensation decreased $23 thousand to $170 thousand compared to the same period in 2019. This was due to fewer options granted to employees.
During the six months ended June 30, 2020, interest expense increased $82 thousand to $441 thousand compared to the same period in 2019. The increase was due to additional short-term debt being incurred in 2020. On May 26, 2020, MedAvail completed a convertible notes and warrants offering to certain of its existing investors whereby those investors purchased notes and warrants on a pro rata basis with their existing investments in MedAvail's preferred stock. Cash received for the notes and warrants in the Initial Closing was $7.8 million. The note accrues interest at a rate of 10%, payable at maturity or upon conversion with a maturity date of December 31, 2020
Operating Expenses

	Six Months Ended June 30,		2020 vs. 2019
	2020	2019	Amount Change	% Change
Operating expenses:	(in thousands)
Wages and salaries	$7,468	$5,883	$1,585	27%
Pharmacy operations	109	183	(74)	(40)%
Depreciation of property, plant and equipment	363	287	76	26%
Research and development	121	128	(7)	—%
Amortization of intangible assets	57	512	(455)	(89)%
Foreign exchange loss (gain)	41	(29)	70	(241)%
Total operating expenses	$8,159	$6,964	$1,195	17%

During the six months ended June 30, 2020, wages and salaries expenses increased $1.6 million to $7.5 million compared to the same period in 2019. The increase was primarily a result of hiring additional employees in 2020 and the second half of 2019.
During the six months ended June 30, 2020, pharmacy operations expenses decreased $74 thousand to $109 thousand compared to the same period in 2019. The decrease was primarily due to the closure of MedAvail’s pharmacy operations (dba On-the-Spot pharmacy) in the broader Toronto Canada area.
During the six months ended June 30, 2020, depreciation of property, plant, and expenses increased $76 thousand to $363 thousand compared to the same period in 2019. The increase was a result of capitalizing additional property plant and equipment related to the build out of our SpotRx pharmacy footprint in California in the last two quarters of 2019 and the first two quarters of 2020.
During the six months ended June 30, 2020, research and development expenses decreased $7 thousand to $121 thousand compared to the same period in 2019. The decrease was due to increased activity related to MedCenter hardware technology and software development.
During the six months ended June 30, 2020, amortization of intangible assets decreased $455 thousand to $57 thousand compared to the same period in 2019. This was due to intangible assets being fully amortized during 2019
During the six months ended June 30, 2020, foreign exchange loss decreased $70 thousand to $41 thousand compared to the same period in 2019. This was due to a more favorable CAD to USD exchange rate in 2020.

Results of Operations
The following table summarizes our statement of operations data for the year ended December 31, 2019 and 2018:

	Year Ended December 31,		2019 vs. 2018
	2019	2018	Amount Change	% Change
Sales:	(in thousands)
Pharmacy technology	$544	$4,176	$(3,632)	(87)%
% of total sales	14%	90%
Retail pharmacy services	3,227	489	2,738	560%
% of total sales	86%	10%
Total sales	3,771	4,665	(894)	(19)%
Cost of sales:
Pharmacy technology	149	1,641	(1,492)	(91)%
% of total sales	4%	35%
Retail pharmacy services	2,674	436	2,238	513%
% of total sales	71%	9%
Total cost of sales	2,823	2,077	746	36%
Gross profit	948	2,588	(1,640)	(63)%
% of total sales	25%	55%
Operating expenses	15,420	11,983	3,437	29%
% of total sales	409%	257%
Selling, general and administrative expenses	5,881	5,581	300	5%
% of total sales	156%	120%
Share-based payments	354	1,362	(1,008)	(74)%
% of total sales	9%	29%
Goodwill write-off	137	—	137	—%
% of total sales	4%	—%
Operating loss	(20,844)	(16,338)	(4,506)	28%
% of total sales	(553)%	(350)%
Interest expense - net	689	667	22	3%
% of total sales	18%	14%
Net loss	$(21,533)	$(17,005)	$(4,528)	—
% of total sales	(571)%	(365)%
Revenue
During the year ended December 31, 2019, pharmacy technology sales decreased $3.6 million to $544 thousand compared to the same period in 2018. The decrease in sales was due to the completion of a long-term contract with a major pharmacy company, for which revenue recognition ended in 2018.
During the year ended December 31, 2019, retail pharmacy services sales increased $2.7 million to $3.2 million compared to the same period in 2018. The increase was due to volume growth in prescription sales at existing sites and additional Arizona site launches in 2019.

Costs of Sales
During the year ended December 31, 2019, pharmacy technology cost of sales decreased $1.5 million to $149 thousand compared to the same period in 2018. The decrease was due to the end of recognition of revenue for a major pharmacy technology sales contract in 2018.
During the year ended December 31, 2019, retail pharmacy services cost of sales increased $2.2 million to $2.7 million compared to the same period in 2018. The increase was due to costs associated with volume growth in prescription sales at existing sites and additional Arizona site launches in 2019.
Other expenses
During the year ended December 31, 2019, operating expenses increased $3.4 million to $15.4 million compared to the same period in 2018. The increase was primarily due to an increase in wages and salaries as MedAvail hired additional personnel in 2019.
During the year ended December 31, 2019, selling, general and administrative expenses increased $300 thousand to $5.9 million compared to the same period in 2018. The increase was primarily a result of increases to rent, legal fees and professional fees.
During the year ended December 31, 2019, share-based payments decreased $1.0 million to $354 thousand compared to the same period in 2018. The increase was due to fewer options granted to employees in 2019.
During the year ended December 31, 2019, goodwill write-off increased $137 thousand to $137 thousand compared to the same period in 2018. This write-off is related to the closure of MedAvail’s pharmacy operations in Toronto Canada (DBA On-The-Spot Rx), which was closed in the fourth quarter of 2019.
During the year ended December 31, 2019, interest expense increased $22 thousand to $689 thousand compared to the same period in 2018. The increase was due to additional debt incurred in 2019.
Operating Expenses

	Year Ended December 31,		2019 vs. 2018
	2019	2018	Amount Change	% Change
Operating expenses:	(in thousands)
Wages and salaries	$13,192	$9,482	$3,710	39%
Pharmacy operations	383	240	143	60%
Depreciation of property, plant and equipment	650	621	29	5%
Research and development	287	346	(59)	(17)%
Amortization of intangible assets	941	1,092	(151)	(14)%
Foreign exchange (gain) loss	(33)	202	(235)	(116)%
Total operating expenses	$15,420	$11,983	$3,437	29%
During the year ended December 31, 2019, wages and salaries expenses increased $3.7 million to $13.2 million compared to the same period in 2018. The increase was primarily a result of hiring additional employees in 2019 as the company expanded its pharmacy operations in Arizona.
During the year ended December 31, 2019, pharmacy operations expenses increased $143 thousand to $383 thousand compared to the same period in 2018. The increase was primarily due to an increase in pharmacy retail sales volume growth at both existing and newly launched sites in Arizona.
During the year ended December 31, 2019, depreciation of property, plant and equipment increased $29 thousand to $650 thousand compared to the same period in 2018. This was a result of capitalizing additional property, plant and equipment in 2019 related to investments in retail pharmacy facilities and associated infrastructure.
During the year ended December 31, 2019, research and development expenses decreased $59 thousand to $287 thousand compared to the same period in 2018. The decrease was due to intangible assets being amortized in 2018 and no new assets added in 2019.
During the year ended December 31, 2019, amortization of intangible assets decreased $151 thousand to $941 thousand compared to the same period in 2018. The decrease was due to intangible assets being amortized in 2018 and no new assets added in 2019.
During the year ended December 31, 2019, foreign exchange (gain) loss increased $235 thousand to $(33) thousand compared to the same period in 2018. This was due to a more favorable CAD to USD exchange rate in 2019.
Liquidity and Capital Resources
Sources of Liquidity
Since inception through June 30, 2020, MedAvail’s operations have been financed primarily by net cash proceeds of $94.3 million from the sale of its redeemable preferred stock and debt in the amount of $21.0 million. As of June 30, 2020, MedAvail had $7.3 million in cash and an accumulated deficit of $133.3 million.
Cash Flows
The following table summarizes MedAvail’s cash flows for the six months ended June 30, 2020 and 2019:

	Six Months Ended June 30,		2020 vs. 2019
	2020	2019	Amount Change	% Change
	(in thousands)
Cash used in operating activities	$(10,433)	$(9,362)	$(1,071)	11%
Cash used in investing activities	(171)	(438)	267	(61)%
Cash provided by financing activities	9,075	7,925	1,150	15%
Net decrease in cash	$(1,529)	$(1,875)	$346	(18)%
Operating Activities
During the six months ended June 30, 2020, cash used in operating activities increased $1.1 million to $10.4 million compared to the same period in 2019. The increase was primarily due to an increase in operating expenses from wages and salaries and costs attributable to the launch and growth of our retail pharmacy operations in Arizona and California.
Investing Activities
During the six months ended June 30, 2020, cash used in investing activities decreased $267 thousand to $171 thousand compared to the same period in 2019. The decrease was primarily due to a decrease in investment in property, plant and equipment associated with investments in pharmacy operations in Arizona.
Financing Activities
During the six months ended June 30, 2020, cash provided by financing activities increased $1.2 million to $9.1 million compared to the same period in 2019. The increase was primarily due to an increase in issuances of debt, offset by a decrease in issuances of preferred shares.

The following table summarizes MedAvail’s cash flows for the year ended December 31, 2019 and 2018:

	Year Ended December 31,		2019 vs. 2018
	2019	2018	Amount Change	% Change
	(in thousands)
Cash used in operating activities	$(19,546)	$(11,942)	$(7,604)	64%
Cash used in investing activities	(402)	(1,040)	638	(61)%
Cash provided by financing activities	24,986	13,716	11,270	82%
Net increase in cash	$5,038	$734	$4,304	586%
Operating Activities
During the year ended December 31, 2019, cash used in operating activities increased $7.6 million to $19.5 million compared to the same period in 2018. The increase was primarily due to an increase in operating expenses from wages and salaries and costs attributable to the launch and growth of our retail pharmacy operations in Arizona.
Investing Activities
During the year ended December 31, 2019, cash used in investing activities decreased $638 thousand to $402 thousand compared to the same period in 2018. The decrease in cash used for investing activities was primarily due to higher investments in 2018 for property, plant and equipment associated with our initial opening of two central pharmacies in Arizona.
Financing Activities
During the year ended December 31, 2019, cash provided by financing activities increased $11.3 million to $25.0 million compared to the same period in 2018. The increase was primarily due to an increase in issuances of preferred shares.
Long-Term Debt
On March 23, 2016, MedAvail and a significant customer and investor entered into a subordinated secured convertible promissory five-year note agreement for $10.0 million. This note is convertible into common shares at the option holder’s request. Interest of 6% is accumulated and repayable on the maturity date at MedAvail’s option. Unpaid interest is added to the outstanding principal.
Short-Term Debt
On May 26, 2020, MedAvail completed a convertible notes and warrants offering to certain of its existing investors whereby those investors purchased notes and warrants on a pro rata basis with their existing investments in MedAvail's preferred stock. Cash received for the notes and warrants in the Initial Closing was $7.8 million. The note accrues interest at a rate of 10%, payable at maturity or upon conversion with a maturity date of December 31, 2020. Additional financing under the agreement was received in July 2020, totaling $150 thousand.
PPP Loan
On May 14, 2020, MedAvail entered into a Promissory Note with HSBC Bank, which provides for a loan in the amount of $341 thousand (the “PPP Loan”) pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The PPP Loan has a two-year term and bears interest at a rate of 1.0% per annum. Monthly principal and interest payments are deferred for six months after the date of disbursement. The PPP Loan may be prepaid at any time prior to maturity with no prepayment penalties. The Promissory Note contains events of default and other provisions customary for a loan of this type. The Paycheck Protection Program provides that the PPP Loan may be partially or wholly forgiven if the funds are used for certain qualifying expenses, including certain payroll costs, group health care benefits and other permitted expenses as described in the CARES Act. MedAvail intends to use the entire PPP Loan amount for qualifying expenses and to apply for forgiveness of the loan in accordance with the terms of the CARES Act. Management has determined that it is likely that MedAvail will meet the qualifications necessary for forgiveness.
Impact of Inflation
Inflation has not had a negative impact on MedAvail’s business since inception. Management believes that any increases in costs of products sold would coincide with an increase in the sales prices of those products, which would offset the higher costs.
Contractual Obligations and Other Commitments
The following table summarizes our significant contractual obligations and commercial commitments as of June 30, 2020.

	Payments Due by Period
	Total	< 1year	1-3 years	3-5 years	5+ years
Contractual obligations	(in thousands)
Short-term debt	20,952	20,952	—	—	—
Operating lease obligations	1,335	639	558	138	—
Finance lease obligations	76	28	48	—	—
Total contractual obligations	$22,363	$21,619	$606	$138	$—
Off-Balance Sheet Arrangements
MedAvail has not entered into any off-balance sheet arrangements and does not have any holdings in variable interest entities.
Recent Accounting Pronouncements
See discussion of recently issued accounting pronouncements and the potential effect of that new guidance on MedAvail in Note 5 to the MedAvail Annual Financial Statements presented elsewhere in this Form S-4.
Critical Accounting Policies
See critical accounting policies in Note 4 to the MedAvail Annual Financial Statements presented elsewhere in this Form S-4.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MEDAVAIL MARKET RISK
As of June 30, 2020, MedAvail had cash of $7.3 million, which consisted of bank deposits. Such interest-earning instruments carry a degree of interest rate risk; however, historical fluctuations of interest income have not been significant. MedAvail has not been exposed nor does it anticipate being exposed to material risks due to changes in interest rates. A hypothetical 1% change in interest rates during any of the periods presented would not have had a material impact on MedAvail’s consolidated financial statements.
MedAvail has ongoing operations in Canada and pays those vendors in local currency (Canadian Dollar). MedAvail does not participate in any foreign currency hedging activities and it does not have any other derivative financial instruments. MedAvail did not recognize any significant exchange rate losses during the six-month period ended June 30, 2020. A 10% change in the US Dollar to Canadian Dollar exchange rate on June 30, 2020 would not have had a material effect on MedAvail’s results of operations or financial condition.

MANAGEMENT FOLLOWING THE MERGER
Executive Officers and Directors
Resignation of Current Executive Officers of MYOS
Pursuant to the Merger Agreement, all of the current executive officers of MYOS will resign immediately prior to the completion of the Merger.
Executive Officers and Directors of the Post-Merger Public Company Following the Merger
The MYOS Board is currently composed of eight directors. Pursuant to the Merger Agreement, all of the directors of MYOS will resign at or prior to the effective time of the Merger. As of the effective time of the Merger, the board of directors will initially consist of the seven directors currently serving on the MedAvail Board or otherwise designated by MedAvail.
Following the Merger, the management team of the Post-Merger Public Company is expected to be composed of the management team of MedAvail. The following table lists the names, ages as of June 30, 2020 and positions of the individuals who are expected to serve as executive officers and directors of the Post-Merger Public Company upon completion of the Merger:

Name	Age	Position(s)
Executive Officers
Ed Kilroy	61	Chief Executive Officer, President and Director
Ryan Ferguson	45	Chief Financial Officer, Treasurer, and Secretary
Dave Rawlins	39	Chief Commercial Officer
Neil Prezioso	61	Chief Pharmacy Officer
Will Misloski	49	Chief Marketing Officer
Fraser Mackay	50	Chief Information Officer
Non-Employee Directors
Gerard van Hamel Platerink	51	Director
Gerald Gradwell	53	Director
Helen Ciesielski	35	Director
Glen Stettin	56	Director
Rob Faulkner	57	Director
Michael Kramer	44	Director
Executive Officers
Ed Kilroy. Mr. Kilroy has served as MedAvail’s President and Chief Executive Officer and a member of the MedAvail board since November 2012. Mr. Kilroy previously served as Chief Executive Officer of Symcor, one of Canada's largest providers of business and payments processing services from January 2005 to November 2010. Prior to that, Mr. Kilroy served as President of IBM Canada Ltd. from April 2000 to January 2005. Mr. Kilroy received a B.A. in Administrative Sciences from Yale University.
Ryan Ferguson. Mr. Ferguson has served as MedAvail’s Chief Financial Officer since January 2020. From July 2018 to August 2019, Mr. Ferguson served as Chief Financial Officer of Pediatric Dental Brands, a dental service organization providing pediatric dental and orthodontic services throughout the southwestern United States. From February 2015 to July 2018, Mr. Ferguson held various leadership positions at Keap (formerly Infusionsoft), a software company providing customer relationship management solutions, where he most recently served as Vice President of Finance & Analytics. From February 2008 to January 2014, Mr. Ferguson served as Director of Investor Relations at First Solar, a manufacturer of solar panels. Mr. Ferguson received a B.S. in Information Systems from

Brigham Young University, an M.B.A., with specialization in Finance, and a Master of Healthcare Management from Arizona State University.
Dave Rawlins. Mr. Rawlins has served as MedAvail’s Chief Commercial Officer since March 2020 and from May 2019 to March 2020, served as MedAvail’s Chief Strategy Officer and interim Chief Financial Officer. Mr. Rawlins comes with an extensive background in strategic and financial analysis, and previously served as Managing Director of Redmile Group, LLC, a health care-focused investment firm based in San Francisco and New York from 2010 to April 2019. Prior to Redmile, Mr. Rawlins was an Executive Director at Morgan Stanley, working in the firm’s institutional equities division from 2002 to 2010. Mr. Rawlins received a B.A. in experimental psychology and an MSc. in experimental psychology from Oxford University. Mr. Rawlins brings an extensive knowledge and understanding of the complexities, regulations and incentives of the US healthcare system.
Neil Prezioso. Mr. Prezioso has served as MedAvail’s Chief Pharmacy Officer since August 2019. Mr. Prezioso comes with an extensive background in pharmacy operations and pharmacy benefit management. Prior to MedAvail, from June 2018 to July 2019, Mr. Prezioso served as the Operations Leader for CVS Health, responsible for the leading the integration and build out of operations for IngenioRx. Prior to CVS, from December 2012 to May 2018, Mr. Prezioso served as the Chief Operating Officer for DaVitaRx, a company specialized in renal care pharmacy to serve patients with kidney disease. Prior to DaVitaRx, from 1989 to 2012, Mr. Prezioso served as Senior Vice President of Healthcare Operations at Medco Health Solutions, a pharmacy benefits management company. Mr. Prezioso received a B.S. in Pharmacy from The Ohio State University.
Will Misloski. Mr. Misloski has served as MedAvail’s Chief Marketing Officer since June 2018. Mr. Misloski previously served as Senior Vice President of Customer Marketing at GoDaddy Inc., an internet domain registrar and web hosting company, from December 2016 to June 2018. Prior to GoDaddy, from December 2014 to December 2016, Mr. Misloski served as Senior Vice President of Marketing at Raise.com, an online marketplace for gift cards. Mr. Misloski received a B.S. in Finance from the University of Illinois at Urbana-Champaign and a Master of Science in Integrated Marketing Communications at Northwestern University.
Fraser Mackay. Mr. Mackay has served as MedAvail’s Chief Information Officer since June 2020, and from October 2017 to June 2020 served as MedAvail’s Chief Operating Officer. From December 2016 to October 2017, Mr. Mackay served as Chief Digital Officer at RSA Insurance Group plc, a multinational insurance company, where he led digital transformation for the organization. Prior to RSA, Mr. Mackay held various executive leadership positions at Canadian Imperial Bank of Commerce from 2002 to November 2016, where he most recently served as Vice President Digital. Mr. Mackay received a BSc. in Mathematics and Computing from Bolton University.
Non-Employee Directors
Gerard van Hamel Platerink. Mr. van Hamel Platerink has served on MedAvail’s board of directors since June 2012 and has served as Chairman of MedAvail’s board of directors since August 2020. Mr. van Hamel Platerink has been a Managing Director at Redmile Group, LLC, a health care-focused investment firm based in San Francisco and New York since May 2012. Prior to Redmile, Mr. van Hamel Platerink worked as a healthcare investor at Accuitive Medical Ventures from January 2003 to May 2012, and prior to that as an analyst at Citigroup Salomon Smith Barney and Kleinwort Benson. Mr. van Hamel Platerink holds a B.S. in Physics from St. Andrews University and an MBA from Cambridge University. MedAvail believes that Mr. van Hamel Platerink’s extensive business and leadership experience in the healthcare industry qualify him to serve on the Post-Merger Public Company board.
Gerald Gradwell. Mr. Gradwell has served on MedAvail’s board of directors from March 2013 to December 2017 and since May 2018. Mr. Gradwell has served as Senior Vice President of Special Projects & Investor Relations at Walgreens Boots Alliance, Inc. since January 2015. From 2000 to 2015, Mr. Gradwell served in various leadership roles at Alliance Boots GmbH, where he most recently served as Group Director of Special Projects and Investor Relations. Prior to joining Alliance Boots GMBH, Mr. Gradwell spent 15 years as a stockbroker, banker and international capital markets advisor. MedAvail believes that Mr. Gradwell’s current and prior experience advising publicly traded companies and his extensive experience as an executive in the healthcare and pharmaceutical industries qualify him to serve on the Post-Merger Public Company board.

Helen Ciesielski. Ms. Ciesielski has served on MedAvail’s board of directors since May 2018. Since February 2017 Ms. Ciesielski has been a Principal at Lewis & Clark Ventures, where she focuses on healthcare investments. From November 2011 to January 2017, Ms. Ciesielski served in various roles at Ascension Ventures, a healthcare-focused venture fund, where she most recently served as Principal. Ms. Ciesielski previously worked in investment banking at The Fortune Group. Ms. Ciesielski received a B.A. in Politics & Government and Business from the University of Puget Sound, and an M.B.A from University of Portland. MedAvail believes that Ms. Ciesielski’s broad experience as an investor in healthcare companies qualifies her to serve on the Post-Merger Public Company’s board.
Glen Stettin, M.D. Dr. Stettin has served on MedAvail’s board of directors since May 2018. Dr. Stettin currently serves as Senior VP and Chief Innovation Officer at Express Scripts Holding Co., a subsidiary of Cigna, where he has held various leadership positions since 2012. Prior to Express Scripts, Dr. Stettin served in leadership roles in several functional areas, including product, technology, clinical and operations at Medco Health Solutions, Inc. from 1995 to 2012. Dr. Stettin completed his residency in internal medicine at the University of California, San Francisco, where he also served as medical chief resident and assistant chief of the medical service, Moffitt Hospital, and was a fellow in cardiology and Robert Wood Johnson Clinical Scholar at UCSF/Stanford. He received a B.A. in Premedical Sciences from Lehigh University and an M.D. from the Medical College of Pennsylvania. MedAvail believes that Dr. Stettin’s extensive experience as an executive in healthcare companies qualifies him to serve on the Post-Merger Public Company’s board.
Rob Faulkner. Mr. Faulkner has served on MedAvail’s board of directors since February 2020. Mr. Faulkner has been a Managing Director at Redmile Group, LLC, a health care-focused investment firm based in San Francisco and New York since February 2008. Prior to Redmile, Mr. Faulkner was a sell-side equity analyst for 16 years, from 1992 to 2008, including at Hambrecht & Quist (now JPMorgan), Thomas Weisel Partners (now Stifel Financial Corp.) and SG Warburg & Co. (now UBS). Mr. Faulkner holds an A.B. from Harvard College and an MBA from the Tuck School of Business at Dartmouth College. MedAvail believes that Mr. Faulkner’s extensive business and leadership experience in the healthcare industry, qualifies him to serve on the Post-Merger Public Company’s board.
Michael Kramer. Mr. Kramer has served on MedAvail’s board of directors since August 2020. Since September 2017, Mr. Kramer has been an Operating Partner at CRG LP, a healthcare-focused investment firm, where he focuses on medical device investments. Since September 2017, Mr. Kramer has also served as Chief Financial Officer for Eximis Surgical, Inc., a medical device company developing technology for performing minimally invasive specimen removal in laparoscopic surgery. From to February 2016 to February 2017, Mr. Kramer served as Chief Operating Officer of the TriVascular operations of Endologix, Inc., a medical device company focused on developing minimally invasive technologies for aortic disorders. Prior to TriVascular, Inc.’s acquisition by Endologix, from 2010 to 2016, Mr. Kramer served as TriVascular’s Chief Financial Officer. From 2006 to 2010 Mr. Kramer held various leadership positions at ATS Medical, Inc., a developer and manufacturer of products and services focused on cardiac surgery, including serving as ATS’s Chief Financial Officer from 2007 to 2010. Mr. Kramer also previously served as a manager in the assurance and advisory services practice at Ernst & Young LLP. From August 2018 to August 2020, Mr. Kramer served as Executive Chairman of Benvenue Medical, Inc., a private medical device company. Mr. Kramer received his Bachelor of Accountancy from the University of North Dakota. Mr. Kramer is a certified public accountant (inactive). MedAvail believes that Mr. Kramer’s extensive experience as an executive in publicly traded healthcare companies, his broad experience as an investor in medical device companies, as well as his finance experience qualify him to serve on the Post-Merger Public Company’s board.
Composition of the Board of Directors
The MYOS Board currently consists of eight directors, and each director’s term expires effective upon, and subject, to the closing of the Merger, provided that the successor directors are elected and qualified at the MYOS Special Meeting. Following the Merger, the Post-Merger Public Company’s Board will consist of seven appointed directors.

Pursuant to the Merger Agreement, all of the directors of MYOS will resign at or prior to the effective time of the Merger. As of the effective time of the Merger, the board of directors will consist of seven appointed directors, all of whom are currently serving on the MedAvail Board or otherwise designated by MedAvail.
There are no family relationships among any of the current MYOS directors and executive officers, and there are no family relationships among any of the proposed Post-Merger Public Company directors and executive officers.
Director Independence
The MYOS Board has determined that each of its current directors other than Joseph Mannello is independent as defined under The Nasdaq Capital Market listing standards. The MYOS Board has also determined that each current member of the Nominating and Governance Committee is independent as defined under The Nasdaq Capital Market listing standards, and that each current member of the Audit Committee and Compensation Committee is independent as defined under The Nasdaq Capital Market listing standards and applicable SEC rules. In making this determination, MYOS’s board of directors found that none of these directors had a material or other disqualifying relationship with MYOS.
Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, other than Ed Kilroy by virtue of his position as Chief Executive Officer of MedAvail, and Rob Faulkner and Gerard van Hamel Platerink by virtue of their affiliation with Redmile Group, LLC, the MedAvail Board has determined that each of the MedAvail director designees anticipated to serve on the board of directors of the Post-Merger Public Company as of the effective time of the Merger is independent as defined under The Nasdaq Capital Market listing standards. MedAvail anticipates that the directors who will be appointed to the Compensation Committee and the Nominating and Governance Committee will satisfy the independence standards for such committees established by the SEC and The Nasdaq Capital Market listing standards, as applicable. With respect to the Audit Committee, MedAvail anticipates that the directors who will be appointed will satisfy the independence standards for such committee established by Rule 10A-3 under the Exchange Act, the SEC and The Nasdaq Capital Market listing standards, as applicable. In making such determination, the relationships that each such director has with MYOS or MedAvail and all other facts and circumstances deemed relevant in determining their independence have been and will be considered.
Committees of the Board of Directors
The MYOS Board has established an Audit Committee and a Compensation Committee. Each of the Audit Committee and Compensation Committee operates under a charter that has been approved by the MYOS Board and are composed solely of independent directors. A current copy of the charter for each of the Audit Committee and the Compensation Committee is posted on the corporate governance section of the MYOS website, https://ir.myosrens.com/governance-docs.
After completion of the Merger, the Post-Merger Public Company will continue to have an Audit Committee and a Compensation Committee, and it is anticipated that the board of directors of the Post-Merger Public Company will establish a Nominating and Governance Committee.
Audit Committee
The Audit Committee of the MYOS Board was established by MYOS’s board of directors in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee MYOS’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions, including, among other things:
1.overseeing the accounting and financial reporting processes of MYOS and the audits of the financial statements of MYOS;

2.meeting at least once per fiscal year with the independent auditors with respect to matters relating to MYOS’s accounting and financial reporting processes, the audits of financial statements, the application of accounting principles and internal controls, and advising the MYOS Board with respect thereto;
3.ensuring its receipt from the independent auditors of a formal written statement delineating all relationships between the auditor and MYOS, actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and taking, or recommending that the MYOS take, appropriate action to oversee the independence of the outside auditor;
4.overseeing the appointment, compensation, retention, evaluation of the work and, where appropriate, replacement of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the MYOS, and each such registered public accounting firm must report directly to the Audit Committee;
5.overseeing procedures established for (i) the receipt, retention and treatment of complaints received by MYOS regarding accounting, internal accounting controls or auditing matters; (ii) confidential, anonymous submissions by MYOS’s employees of concerns regarding questionable accounting or auditing matters and compliance with MYOS’s Code of Ethics; and (iii) the review and oversight of all related party transactions.
The board of directors of the Post-Merger Public Company is expected to amend and restate the charter of the Audit Committee following completion of the Merger.
MYOS’s Audit Committee currently consists of Mr. Mandel, who serves as its chairman, Mr. Pechock and Mr. Zaltas. The Audit Committee met four times during the fiscal year ended December 31, 2019.
The MYOS Board has determined that all current members of the Audit Committee satisfy the independence requirements under Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. The MYOS Board has determined that Mr. Pechock is an “audit committee financial expert” within the meaning of the SEC regulations. The MYOS Board has determined that the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with, the applicable requirements of the Nasdaq listing rules and SEC rules and regulations.
MedAvail believes that, after the completion of the Merger, the composition of the Audit Committee will meet the requirements for independence under, and the Audit Committee will comply with, any applicable requirements of the rules and regulations of the Nasdaq and the SEC. The Audit Committee of the Post-Merger Public Company is anticipated to consist of Michael Kramer (Chairperson), Helen Ciesielski, and Gerald Gradwell.
Compensation Committee
The Compensation Committee of the MYOS Board acts on behalf of the MYOS Board to review, adopt or recommend for adoption, and oversee MYOS’s compensation strategy, policies, plans and programs. For this purpose, the Compensation Committee performs several functions, including, among other things:
1.overseeing the compensation policies and their specific application to executive officers;
2.preparing an annual report on executive compensation for inclusion in the Annual Report on Form 10‑K and/or proxy statement;
3.negotiating and approving the compensation of the chief executive officer and other executive officers;
4.selecting a peer group of companies against which to compare the compensation of the executive officers, if the Compensation Committee deems such comparison necessary;

5.monitoring compensation trends and soliciting independent advice when deemed appropriate; and
6.approving, rejecting or modifying incentive bonus compensation plans for senior management, as recommended by management.
The board of directors of the Post-Merger Public Company is expected to amend and restate the charter of the Compensation Committee following completion of the Merger.
MYOS’s Compensation Committee currently consists of Mr. Pechock, who serves as its chairman, and Dr. Aronne. All members of MYOS’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards) and Rule 10C-1 of the Exchange Act. The Compensation Committee met two times during the fiscal year ended December 31, 2019.
MedAvail believes that, after the completion of the Merger, the composition of the Compensation Committee will meet the requirements for independence under, and the Compensation Committee will comply with, any applicable requirements of the rules and regulations of the Nasdaq and the SEC. The Compensation Committee of the Post-Merger Public Company is anticipated to consist of Glen Stettin (Chairperson), and Michael Kramer.
Nominating and Governance Committee
The MYOS Board does not currently maintain a Nominating and Governance Committee.
Functions customarily performed by a nominating committee are performed by the independent members of the MYOS Board. In evaluating and determining whether to nominate a candidate for a position on the MYOS Board, the independent members of the MYOS Board utilize a variety of methods and considers criteria such as high professional ethics and values, experience on the policy-making level in business or scientific/medical research experience relevant to MYOS product candidates and a commitment to enhancing shareholder value. Candidates may be brought to the attention of the independent members of the MYOS Board by current board members, shareholders, officers or other persons. The independent members of the MYOS Board will review all candidates in the same manner regardless of the source of the recommendation.
MYOS has no formal policy regarding diversity of the MYOS Board. The independent members of the MYOS Board may therefore consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity, which is not only limited to race, gender or national origin. The priority of the independent members of the MYOS Board in selecting members of the MYOS Board is identifying persons who will further the interests of MYOS shareholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among MYOS Board members and professional and personal experiences and expertise relevant to the MYOS growth strategy.
The independent members of the MYOS Board also consider shareholder recommendations for director nominees that are properly received in accordance with the applicable rules and regulations of the SEC. In order to validly nominate a candidate for election or reelection as a director, shareholders must give timely notice of such nomination in writing to the MYOS Corporate Secretary and include, as to each person whom the shareholder proposes to nominate, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and the rules and regulations thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).
It is anticipated that the board of directors of the Post-Merger Public Company will establish a Nominating and Governance Committee following the completion of the Merger to act on behalf of such board of directors to identify, review and evaluate candidates to serve as directors (consistent with criteria approved by such board of directors), to review and evaluate incumbent directors, to select or recommend to such board for selection director candidates for election, to make recommendations regarding the membership of the committees of the board of directors, to assess the performance of the board of directors and to develop a set of corporate governance principles for the Post-Merger Public Company. MedAvail believes that, after the establishment of the Nominating and Governance Committee, the composition of such committee will meet the requirements for independence under, and the Nominating and Governance Committee will comply with, any applicable requirements of the rules and regulations of the Nasdaq and the SEC. The Compensation Committee of the Post-Merger Public Company is anticipated to consist of Gerald Gradwell (Chairperson), and Helen Ciesielski.
The board of directors of the Post-Merger Public Company may from time to time establish other committees.
MedAvail Director Compensation
No compensation was earned by or paid to MedAvail’s non-employee directors during the year ended December 31, 2019.
Compensation Committee Interlocks and Insider Participation
None of the members of MYOS’s compensation committee is or has been an employee of the company.
None of MYOS’s executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or compensation committee.
No executive officers or directors have or may be deemed to have an interest in certain transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Act. These transactions between us and members of our compensation committee and affiliates of such members are disclosed in “Certain Relationships and Related Party and Other Transactions,” and such disclosure is incorporated by reference herein.
Executive Compensation
This section discusses the material components of the executive compensation program offered to MedAvail’s named executive officers identified below.
2019 Summary Compensation Table
The following table provides information regarding MedAvail’s named executive officers during the fiscal year ended December 31, 2019. For the management of the Post-Merger Public Company after the closing of the Merger, see “Management Following the Merger — Executive Officers and Directors — Executive Officers and Directors of the Post-Merger Public Company Following the Merger.” These individuals are referred to elsewhere in this proxy statement/prospectus/information statement as the “named executive officers” of MedAvail.

Name and Principal Position (2)	Year	Salary	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Ed Kilroy, Chief Executive Officer (1)	2019	$425,000	$—	$—	$—	$425,000
Neil Prezioso	2019	$350,000	$—	$58,333	$—	$408,333
Will Misloski	2019	$325,000	$—	$91,000	$—	$416,000
__________________
(1)Mr. Kilroy’s salary is stated and paid in Canadian Dollars.
(2)At the time of this filing Ed Kilroy is receiving 30% less than his base salary and the other executive officers are receiving 20% less than their base salary as a voluntary reduction to assist MedAvail in managing expenses and cash usage as it navigates the economic impact of the COVID-19 pandemic.
Narrative Disclosure to Summary Compensation Table
The primary elements of compensation for MedAvail’s named executive officers are base salary, non-equity incentive plan awards and long-term, equity-based compensation awards. The named executive officers also participate in employee benefit plans and programs that MedAvail offers to its other full-time employees on the same basis.

Base Salary
The base salary payable to MedAvail’s named executive officers is intended to provide a fixed component of compensation that reflects the executive’s skill set, experience, role and responsibilities.
Non-Equity Incentive Plan
Although MedAvail does not have a formalized bonus plan, the MedAvail Board sets performance targets annually for each of the named executive officers, and the named executive officers receive bonuses at the end of each year based on achievement of those targets.
Health, Welfare and Additional Benefits
Each of MedAvail’s named executive officers is eligible to participate in MedAvail’s employee benefit plans and programs, including medical, dental and vision benefits, flexible spending accounts with company contribution, long-term care benefits, and short- and long-term disability, 401k retirement plan with company match potential to the same extent as its other full-time employees, subject to the terms and eligibility requirements of those plans.
Grants of Plan-Based Awards
MedAvail did not grant any options to named executive officers in 2019.
2019 Outstanding Equity Awards at Year-End
The following table presents the outstanding equity awards held by three of MedAvail’s named executive officers as of December 31, 2019.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of stock that have not vested	Market value of shares of stock that have not vested
Ed Kilroy	618,043	44,076	2.63 CAD	6/1/2028	—	$—
Will Misloski	56,130	93,550	2.63 CAD	8/3/2028	—	$—
Neil Prezioso	139,629	2,971	2.15 CAD	11/3/2029	—	$—
Employment and Severance Agreements
MedAvail does not currently have any formal severance agreements. However, MedAvail has historically provided negotiated separation packages that are either comparable to market practices or in compliance with local law.
MedAvail entered into an offer letter agreement with Mr. Kilroy in November 2012. The agreement is for an unspecified term and entitles Mr. Kilroy to an initial annual base salary of $300,000 CAD. Mr. Kilroy’s current annual base salary is $425,000 CAD. The agreement also provides that he will be eligible to receive a bonus as determined by MedAvail and based upon his performance and the attainment of company objectives. In connection with Mr. Kilroy entering into his offer letter agreement, and pursuant to its terms, MedAvail issued Mr. Kilroy an option to purchase 317,554 shares of MedAvail Common Stock, subject to standard vesting provisions. Pursuant to the terms of the agreement, Mr. Kilroy is subject to certain to certain obligations relating to confidentiality, non-solicitation and intellectual property. Further provisions of the agreement are discussed below in the section entitled, “Potential Payments Upon Termination of Employment or Change in Control.”
MedAvail entered into an offer letter agreement with Mr. Prezioso in June 2019. The agreement is for an unspecified term and entitles Mr. Prezioso to an initial annual base salary of $350,000. Mr. Prezioso’s current annual base salary is $350,000. The agreement also provides that he will be eligible to receive a bonus of up to 40% of base salary based upon his performance and the attainment of company objectives. In connection with Mr. Prezioso entering into his offer letter agreement, and pursuant to its terms, MedAvail issued Mr. Prezioso an option to purchase 142,600 shares of MedAvail Common Stock, subject to standard vesting provisions. Pursuant to the terms of the agreement, Mr. Prezioso is subject to certain obligations relating to non-disparagement, confidentiality, non-solicitation and intellectual property.
MedAvail entered into an offer letter agreement with Mr. Misloski in May 2018. The agreement is for an unspecified term and entitles Mr. Misloski to an initial annual base salary of $325,000 and a signing bonus of $50,000. Mr. Misloski’s current annual base salary is $325,000. The agreement also provides that he will be eligible to receive a bonus of up to 40% of base salary based upon his performance and the attainment of company objectives. In connection with Mr. Misloski entering into his offer letter agreement, and pursuant to its terms, MedAvail issued Mr. Misloski an option to purchase 149,680 shares of MedAvail Common Stock, subject to standard vesting provisions. Pursuant to the terms of the agreement, Mr. Misloski is subject to certain obligations relating to non-disparagement, confidentiality, non-solicitation and intellectual property.
Potential Payments Upon Termination of Employment or Change in Control
MedAvail does not currently have any contracts in place with executives for termination or change in control payments. However, MedAvail has historically provided negotiated separation packages that are either comparable to market practices or in compliance with local law. MedAvail’s 2018 Plan provides for acceleration of options and other equity awards upon a change in control.
Pursuant to the terms of his offer letter agreement, upon termination of his employment without cause, Mr. Kilroy is entitled to receive twelve months of base salary. In addition, if Mr. Kilroy’s employment is terminated without cause in the six month period following a change in control, the vesting of his outstanding equity awards accelerates.
Employment Benefits Plans
MedAvail has a stock option plan whereby awards are granted to certain employees of MedAvail. The fair value of the stock options granted by MedAvail to employees of MedAvail is recognized as compensation expense on a straight-line basis over the applicable stock option vesting period. MedAvail measures the fair value of the options using the Black-Scholes option pricing model as of the grant date/measurement date.
MedAvail has a 401k plan available to employees, but during 2019 and 2018, had no commitment to make contributions to that plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF MEDAVAIL
Described below are transactions occurring since January 1, 2017 and any currently proposed transactions to which MedAvail was a party and in which:
1.The amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of MedAvail’s total assets at year-end for the last two completed fiscal years; and
2.A director, executive officer, holder of more than 5% of the outstanding capital stock of MedAvail, or any member of such person’s immediate family had or will have a direct or indirect material interest, other than compensation, termination and change of control arrangements that are described under the section titled “Executive Compensation” in this proxy statement/prospectus/information statement.
Agreement with Walgreens Boots Alliance
MedAvail and Walgreens Boots Alliance (“WBA”), a customer and investor of MedAvail, entered into a series of agreements from 2016 to 2018 for MedAvail to provide MedCenters, services related to those MedCenters, software and hardware development work and other commitments. As of June 30, 2020, the consolidated balance sheet of MedAvail included $4.8 million of contract liability related to commitments under those agreements not yet deemed to be met. During August 2020, WBA agreed that MedAvail has satisfied its commitments and has no future obligations under those agreements. MedAvail will recognize the remaining contract liability of $4.8 million as revenue during its quarter ended September 30, 2020.
Sales of Securities
2017 and 2018 Series E Preferred Stock Financing
In December 2017, MedAvail entered into a Series E Preferred Stock Purchase Agreement pursuant to which it issued and sold, in several closings, an aggregate of 315,911 shares of Series E Preferred Stock (the “2017 Series E Financing”).
In connection with the 2017 Series E Financing, and prior to the initial closing thereof (held on December 20, 2017), (i) each series of the MedAvail’s outstanding Preferred Stock was converted into Common Stock at then applicable conversion rate (in accordance with MedAvail’s then effective certificate of incorporation) (the “Conversion”, with the shares of Preferred Stock immediately prior to the Conversion being the “Prior Preferred” and the shares of Common Stock issued upon conversion thereof in the Conversion being the “Conversion Shares”), and (ii) MedAvail effected a 7 to 1 reverse stock split on the Common Stock and each series of Preferred Stock (collectively, the “Reverse Split”).
Furthermore, pursuant to the terms of an Exchange Agreement entered into in connection with the 2017 Series E Financing, if a MedAvail stockholder elected to participate in the 2017 Series E Financing, then (i) a number of Conversion Shares were exchanged into such number of shares of such series of Preferred Stock as was held by such stockholder immediately prior to the Conversion, with (a) such number of shares of Conversion Shares being exchanged for Preferred Stock being equal to the total number of shares of Prior Preferred held by such stockholder multiplied by the percentage participation in the 2017 Series E Financing relative to such stockholder’s Pro Rata Amount (as defined in the Exchange Agreement), and (b) shares of the earliest series of Prior Preferred being exchange first; and (ii) if such stockholder held Common Stock immediately prior to the Conversion, then, for each share of Series E Preferred Stock purchased by such stockholder in the 2017 Series E Financing, such stockholder shall exchange one share of Common Stock for two shares of Common Stock (i.e., a net gain of one additional share of Common Stock).
Additionally, MedAvail entered into the First Addendum to Series E Preferred Stock Purchase Agreement dated May 9, 2018 (the “2017 Series E Addendum”), which set forth additional terms with respect to the participation in the 2017 Series E Financing by Lewis & Clark Ventures I, LP and certain other affiliated entities (collectively, “LCV”), which included, among other things, (i) a requirement that the then current stockholders purchase, in the aggregate 938,181 shares of Series E Preferred Stock in the 2017 Series E Financing, (ii) a further amended and restated certificate of incorporation, (iii) a further amended and restated voting agreement, and (iv) the issuance of warrants exercisable for Common Stock and having an exercise price of $0.01 per share to LCV upon the occurrence of certain milestones as further provided for in the 2017 Series E Addendum.
In connection with the 2017 Series E Addendum, MedAvail also entered into a side letter agreement dated May 1, 2018 (the “ESI Side Letter”) with Express Scripts Holding Company (“ESI”), pursuant to which MedAvail granted to ESI certain rights of negotiation with respect to “Acquisition Transactions” (as defined therein), certain financing transactions, and certain commercial arrangement, each as further provided for therein.
As a result of all the foregoing transactions, MedAvail issued an aggregate of 1,569,485 shares of its Series E preferred stock at a purchase price of CAD$11.00 per share. The following table sets forth the names of the MedAvail directors, executive officers and holders of more than 5% of MedAvail capital stock who participated in the 2018 Series E preferred stock financing.

Name of Stockholder	Shares of Series E Preferred Stock	Aggregate Purchase Price (CAN)
Entities affiliated with Redmile Group, LLC	521,549	$5,737,039
Entities affiliated with Lewis & Clark Venture Capital, LLC	938,181	$10,319,991
Adage Capital Partners, L.P.	46,184	$508,024
Deerfield Private Design Fund III, L.P.	28,866	$317,526
Entities affiliated with Pura Vida Investments, LLC	34,705	$381,755
2019 Series E Preferred Stock Financing
On March 4, 2019 (with subsequent closings in April, May, July, and September via 2 addendums that extended subsequent closing period), MedAvail entered into a 2019 Series E Preferred Stock and Warrant Purchase Agreement pursuant to which it issued and sold a total of 2,065,291 shares of Series E Preferred Stock at a purchase price of CAD$11.00 per share and warrants to purchase an aggregate of 105,799 shares of its Common Stock at an exercise price of USD $1.98 per share.
In December 2019 and February 2020, MedAvail issued an aggregate of 1,058,066 shares of its Series E preferred stock at a purchase price of CAD$11.00 per share and warrants to purchase an aggregate of 105,799 shares of its Common Stock at an exercise price of USD $1.98 per share. At the Effective Time, each warrant to purchase MedAvail Common Stock that is outstanding and unexercised immediately prior to the Effective Time, will be converted into a warrant to purchase MYOS Common Stock. The following table sets forth the names of the MedAvail directors, executive officers and holders of more than 5% of MedAvail capital stock who participated in the 2019 Series E preferred stock financing.

Name of Stockholder	Shares of Series E Preferred Stock	Common Warrants	Aggregate Purchase Price (USD)
Entities affiliated with Redmile Group, LLC	432,683	43,267	$3,578,288
Entities affiliated with Lewis & Clark Venture Capital, LLC	60,123	6,011	$497,217
Adage Capital Partners, L.P.	64,253	6,425	$531,372
Deerfield Private Design Fund III, L.P.	40,158	4,015	$332,107
Entities affiliated with Pura Vida Investments, LLC	7,370	737	$60,950
On March 4, 2017, MedAvail issued to Well Ventures, Inc. warrants exercisable for 228,816 shares of Common Stock, at an exercise price of CAN$11.00, were issued to Well Ventures, Inc. pursuant to the terms of the 2017 WBA Letter Agreement (as defined below).
On February 11, 2020, MedAvail issued warrants exercisable for 245,755 shares of Common Stock were issued to LCV pursuant to the 2017 Series E Addendum and the 2019 LCV Letter Agreement and the achievement of certain milestones as set forth therein.

Warrants exercisable for 67,379 shares of Common Stock, and having an exercise price of $0.01 per share, were issued to LCV pursuant to a Waiver and Termination dated June 29, 2020 (the “LCV ESI Termination Agreement”) among MedAvail, LCV and ESI in connection with the termination of the ESI Sideletter and the 2019 LCV Letter Agreement (as defined below).
2020 Convertible Debt Financing
From May 2020 to August 2020, MedAvail issued an aggregate principal amount of $8,152,775 in convertible promissory notes. These promissory notes accrued interest at a rate of 10% per annum. Immediately prior to, and conditioned upon, the closing of the Merger with MYOS, the notes will be converted into shares of MedAvail Common Stock. Upon conversion of these promissory notes, MedAvail will issue an aggregate of approximately 954,012 shares of MedAvail Common Stock.
Concurrently with its Note investment, each holder of a Note received a warrant to purchase a number of shares of MedAvail Common Stock equal to 10% of the original principal amount of such holder’s Note divided by US$8.27. There were 91,551 warrants issued under this offering under the initial round, with an exercise price of $1.98 and an expiration date of May 26, 2030. There were an additional 7,022 warrants issued under this offering after the initial round, with an exercise price of $1.98 and an expiration date in June 2030.
The following table sets forth the names of MedAvail’s directors, executive officers and holders of more than 5% of MedAvail’s capital stock who participated in the convertible debt financing.

Name	Principal Amount
Entities affiliated with Redmile Group, LLC	$4,912,744
Entities affiliated with Lewis & Clark Venture Capital, LLC	$929,918
Adage Capital Partners, L.P.	$993,853
Deerfield Private Design Fund III, L.P.	$621,159
Entities affiliated with Pura Vida Investments, LLC	$114,010
Stockholder Agreements
MedAvail entered into a letter agreement dated December 7, 2017 (the “2017 WBA Letter Agreement”) with Walgreens Boots Alliance, Inc. (“WBA”) pursuant to which WBA agreed to amend certain commercial arrangements with MedAvail and to approve the 2017 Series E Financing, and MedAvail agreed to issue to WBA certain warrants exercisable for such number of shares of Common Stock as is equal to 2% of MedAvail fully-diluted capitalization following the “Rights Offering Closing” of the 2017 Series E Financing if and when MedAvail consummates a subsequent financing transaction following the 2017 Series E Financing.
MedAvail entered into a letter agreement dated March 4, 2019 with LCV (the “2019 LCV Letter Agreement”) pursuant to which MedAvail agree to issue to LCV certain warrants upon the achievement of certain milestones, as further set forth therein.
MedAvail entered into the LCV ESI Termination Agreement on June 29, 2020.
In December 2019, MedAvail entered into the Amended and Restated Investors’ Rights Agreement, or the Rights Agreement, the Amended and Restated Right of First Refusal Agreement, or the ROFR Agreement, and the Amended and Restated Voting Agreement, or the Voting Agreement, with certain holders of its preferred stock and certain holders of its common stock. Such agreements provide for, among other things, voting rights and obligations, information rights, rights of first refusal and registration rights. The following directors, executive officers and holders of more than 5% of MedAvail capital stock and their affiliates are parties to these agreements:
1.Entities affiliated with Redmile Group, LLC
2.Entities affiliated with Lewis & Clark Venture Capital, LLC

3.Adage Capital Partners, L.P.
4.Deerfield Private Design Fund III, L.P.
5.Entities affiliated with Pura Vida Investments, LLC
The ROFR Agreement, the Voting Agreement and the Rights Agreement will terminate upon the closing of the Merger.
Director and Executive Officer Compensation
For information regarding the compensation of MedAvail’s directors and executive officers, please see the section entitled “Management Following the Merger — Director Compensation” in this proxy statement/prospectus/information statement.
Indemnification Agreements
MedAvail has entered into separate indemnification agreements with each of its directors and executive officers, in addition to the indemnification provided for in MedAvail’s amended and restated certificate of incorporation and bylaws. The indemnification agreements and the Post-Merger Public Company’s amended restated certificate of incorporation and bylaws that will be in effect upon the closing of this offering require the Post-Merger Public Company to indemnify its directors, executive officers and certain controlling persons to the fullest extent permitted by Delaware law.
Policy for Approval of Related Person Transactions
While MedAvail does not have a formal written policy or procedure for the review, approval or ratification of related party transactions, MedAvail’s board of directors reviews and considers the interests of its directors, executive officers and principal stockholders in its review and consideration of transactions.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Unaudited Condensed Combined Pro Forma Balance Sheet
June 30, 2020
(US Dollars in thousands, except share amounts)

	MedAvail As Reported	MYOS As Reported	Adjustments for Financing		Adjustments for Merger Transaction		Adjustments for Spin-off		MedAvail Pro Forma
Assets
Current assets:
Cash and cash equivalents	$7,264	$1,334	$50,400	A	$(8,000)	F,G	$(1,334)	H	$49,664
Restricted cash	56	—	—		—		—		56
Accounts receivable (net of allowance for doubtful accounts)	623	33	—		—		(33)	H	623
Inventories	3,965	1,474	—		—		(1,474)	H	3,965
Prepaid expenses and other assets	554	187	—		—		(187)	H	554
Total current assets	12,462	3,028	50,400		(8,000)		(3,028)		54,862
Property, plant and equipment	3,154	88	—		—		(88)	H	3,154
Right-of-use assets	1,197	165	—		—		(165)	H	1,197
Other assets	131	—	—		—		—		131
Intangible assets	33	791	—		—		(791)	H	33
Total assets	$16,977	$4,072	$50,400		$(8,000)		$(4,072)	H	$59,377
Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable and accrued liabilities	$3,427	$111	$—		$(1,283)	G	$(111)	H	$2,144
Short-term debt	20,952	654	(20,611)	B,C	2,000	F	(654)	H	2,341
Contract liability	4,923	—	—		—		—		4,923
Current portion of finance and operating lease obligation	628	37	—		—		(37)	H	628
Total current liabilities	29,930	802	(20,611)		717		(802)		10,036
Long-term debt	—	310	—		—		(310)	H	—
Long-term portion of finance and operating lease obligations	658	132	—		—		(132)	H	658
Total liabilities	30,588	1,244	(20,611)		717		(1,244)	H	10,694
Series A-E Redeemable Preferred Shares ($0.001 par value, 15,539,330 shares authorized, 10,603,219 shares issued and outstanding at June 30, 2020)	94,272	—	—		(94,272)	D	—		—
Stockholders' deficit:
Common shares ($0.01 par value, 22,000,000 shares authorized, 1,209,366 shares issued and outstanding at June 30, 2020)	8	—	83	A,B,C	122	D,E	—		213
Common stock, $0.001 par value; 15,000,000 shares authorized; 11,846,795 shares issued and outstanding at June 30, 2020	—	12	—		—		(12)	H	—
Warrants	1,315	—	—				—		1,315
Additional paid-in-capital	31,019	43,778	70,928	A,B,C	101,043	D,E	(43,778)	H	202,990
Accumulated other comprehensive loss	(6,951)	—	—		—		—		(6,951)
Accumulated deficit	(133,274)	(40,962)	—		(15,610)	G	40,962	H	(148,884)
Total stockholders' deficit	(107,883)	2,828	71,011		85,555		(2,828)	H	48,683
Total liabilities, temporary equity and stockholders' deficit	$16,977	$4,072	$50,400		$(8,000)		$(4,072)	H	$59,377

Unaudited Condensed Combined Pro Forma Statement of Operations
Six Months Ended June 30, 2020
(in thousands, except per share amounts)

	MedAvail As Reported	MYOS As Reported	Adjustments for Financing		Adjustments for Merger Transaction		Adjustments for Spin-off		MedAvail Pro Forma
Sales:
MYOS sales	$—	$619	$—		$—		$(619)	M	$—
Pharmacy and hardware sales	3,843	—	—		—		—		3,843
Service sales	62	—	—		—		—		62
Total sales	3,905	619	—		—		(619)	M	3,905
Cost of sales:
MYOS cost of sales	—	330	—		—		(330)	M	—
Pharmacy and hardware cost of sales	3,211	—	—		—		—		3,211
Service cost of sales	86	—	—		—		—		86
Total cost of sales	3,297	330	—		—		(330)	M	3,297
Gross profit	608	289	—		—		(289)	M	608
Operating expenses	8,159	833	—		—		(833)	M	8,159
Selling, general and administrative expenses	2,599	1,073	—		—		(1,073)	M	2,599
Merger expenses	1,283	—	—		(1,283)	G	—		—
Share-based payments	170	—	—		—		—		170
Operating loss	(11,603)	(1,617)	—		1,283	G	1,617	M	(10,320)
Interest expense - net	441	20	(427)	I,K	—		(20)		14
Loss before income taxes	(12,044)	(1,637)	427		1,283	G	1,637	M	(10,334)
Income tax	—	—	—		—		—	M	—
Net loss	$(12,044)	$(1,637)	$427		$1,283	G	$1,637	M	$(10,334)
Net loss per share - basic and diluted	$(8.03)	$(0.15)	$0.05		$0.10		$(0.15)		$(0.47)
Weighted average shares outstanding - basic and diluted	1,499,395	10,562,389	8,301,742	J	12,242,466	L	(10,562,389)	M	22,043,603

Unaudited Condensed Combined Pro Forma Statement of Operations
Year Ended December 31, 2019
(in thousands, except per share amounts)

	MedAvail As Reported	MYOS As Reported	Pro Forma Adjustments for Pre Close Financing		Post-Merger Adjustments		Spin-off of MYOS Business		MedAvail Pro Forma
Sales:
MYOS sales	$—	$1,032	$—		$—		$(1,032)	Q	$—
Pharmacy and hardware sales	3,385	—	—		—		—		3,385
Service sales	386	—			—		—		386
Total sales	3,771	1,032	—		—		(1,032)	Q	3,771
Cost of sales:
MYOS cost of sales	—	397	—		—		(397)	Q	—
Pharmacy and hardware cost of sales	2,674	—	—		—		—		2,674
Service cost of sales	149	—	—		—		—		149
Total cost of sales	2,823	397	—		—		(397)	Q	2,823
Gross profit	948	635	—		—		(635)	Q	948
Operating expenses	15,420	1,897	—		—		(1,897)	Q	15,420
Selling, general and administrative expenses	5,881	2,956	—		—		(2,956)	Q	5,881
Share-based compensation	354	—	—		—		—		354
Goodwill write-off	137	—	—		—		—		137
Operating loss	(20,844)	(4,218)	—		—		4,218	Q	(20,844)
Interest expense - net	689	40	(734)	N			(40)	Q	(45)
Loss before income taxes	(21,533)	(4,258)	734	N	—		4,258	Q	(20,799)
Income tax	—	—	—		—		—		—
Net loss	$(21,533)	$(4,258)	$734	N	$—		$4,258	Q	$(20,799)
Net loss per share - basic and diluted	$(16.85)	$(0.46)	$0.10		$—		$(0.46)		$(1.00)
Weighted average shares outstanding - basic and diluted	1,278,107	8,803,581	7,318,215	O	12,242,466	P	(8,803,581)	Q	20,838,788

NOTE 1 - DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION
Description of Transaction
On June 30, 2020, MYOS and MedAvail, Inc., a privately-held Delaware corporation (“MedAvail”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), by and among MYOS, MedAvail, and Matrix Merger Sub, Inc., a newly-created wholly-owned subsidiary of MYOS (“Merger Sub”), pursuant to which, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into MedAvail, with MedAvail as the surviving corporation and a wholly-owned subsidiary of MYOS (the “Merger”).
At the effective time of the Merger (the “Effective Time”): (a) each share of MedAvail’s common stock and each share of MedAvail’s preferred stock outstanding immediately prior to the Effective Time, excluding any dissenting shares, will be automatically converted solely into the right to receive a number of shares of MYOS common stock (“MYOS Common Stock”) calculated according to the exchange ratio described below; (b) each outstanding MedAvail stock option that has not been exercised prior to the Effective Time will be assumed by MYOS; and (c) each outstanding warrant to acquire MedAvail capital stock that has not been exercised prior to the Effective Time will be assumed by MYOS. Under the exchange ratio formula in the Merger Agreement, as of immediately after the Merger, the former MedAvail security holders are expected to own approximately 96.5% of the aggregate number of fully-diluted shares of MYOS Common Stock outstanding following the consummation of the Merger (the “Post-Closing Shares”), and the shareholders of MYOS immediately prior to the Merger are expected to own approximately 3.5% of the Post-Closing Shares, subject to the adjustments set forth in the Merger Agreement. The exchange ratio will be fixed prior to the closing of the Merger to reflect MYOS’s and MedAvail’s respective capitalizations as of immediately prior to the Effective Time. The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.
Prior to closing, certain Subscribers entered into Securities Purchase Agreements with MedAvail, pursuant to which such Subscribers have agreed, subject to the terms and conditions of such agreements, to purchase, prior to the consummation of the merger, shares of MedAvail’s common shares for an aggregate total purchase price of $30-50 million. Upon obtaining the private placement and prior to the merger, the 2016 promissory note, with an accreted value of $12.9 million and the 2020 Notes, with a value of $7.8 million at June 30, 2020 and $8.4 million at closing will be converted into MedAvail common shares. On completion of the merger, the MedAvail common shares will be converted to MYOS common shares at a ratio of approximately 1 to 0.982.
The Merger Agreement provides that, prior to the consummation of the Merger, MYOS will transfer and assign all of its assets and liabilities into MYOS Corp., a newly-created, wholly-owned subsidiary of MYOS, pursuant to an Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) and a related Subscription and Stock Purchase Agreement (the “Subscription and Stock Purchase Agreement”). The shares of MYOS Corp., contingent on the merger transaction completion, will be spun-out from the Post-Merger Combined Company through a dividend of the stock of MYOS Corp. to the pre-Merger MYOS shareholders, resulting in MYOS Corp., a private company, continuing the current business operations of MYOS. As part of the consideration for the merger, in addition to MYOS common shares issued, MedAvail will pay MYOS Corp. $2 million in cash upon the closing of the Merger and issue a promissory note for an additional $3 million, payable in installments within one year of the closing of the Merger, provided, pursuant to the terms of the promissory note, $1 million will be payable immediately upon closing of the Merger, resulting in $3 million being paid to MYOS Corp. upon the closing of the Merger.
The merger is accounted for as a reverse recapitalization under U.S. GAAP because MYOS will have nominal operations and assets immediately after the spin off. MedAvail was determined to be the accounting acquirer based upon the terms of the merger and other factors including: (i) MedAvail shareholders are expected to own at least 96.5% of Fully Diluted Closing MYOS Commons Stock immediately following the Effective Time (based on estimates made at the time of the execution of the Merger Agreement), (ii) MedAvail will hold all of the board seats of the Post-Merger Combined Company and (iii) MedAvail’s management will hold all key positions in the management of the Post-Merger Combined Company. “Fully Diluted Closing MYOS Common Stock” as used herein means the total number of shares of MYOS Common Stock outstanding immediately after the Effective Time expressed on an as-converted basis assuming exercise of all options and warrants and the reverse split of MYOS stock outstanding that was outstanding immediately prior to the merger.
NOTE 2 - BASIS OF PRESENTATION
The unaudited pro forma combined financial statements were prepared in accordance with the regulations of the Securities and Exchange Commission (SEC). The unaudited pro forma combined balance sheet as of June 30, 2020 is presented as if the merger had been completed on June 30, 2020. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2020 and for the year ended December 31, 2019 assumes that the merger took place as of January 1, 2019. These statements were derived from the historical financial statements of MYOS incorporated by reference in this filing from other SEC filings of MYOS and of historical financial statements of MedAvail included in MYOS Annual Financial Statements, MYOS Quarterly Financial Statements, MedAvail Annual Financial Statements, and MedAvail Quarterly Financial Statements sections of this Form S-4.
Assumptions and estimates underlying the unaudited pro forma adjustments are described in these notes, which should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements. Since the Unaudited Pro Forma Condensed Combined Financial Statements have been prepared based upon preliminary estimates, the final amounts recorded may differ materially from the information presented.
For accounting purposes, MedAvail is considered to be the acquiring company and the merger will be accounted for as a reverse recapitalization of MYOS by MedAvail because immediately follow the spin off, MYOS will have nominal assets and operations as a result of the spin-off.
Under reverse recapitalization accounting, the assets and liabilities, if any, of MYOS will be recorded, as of the completion of the merger, at their book value because of the short-term nature of the instruments. No goodwill or intangible assets will be recognized, and any excess consideration transferred over the value of the net assets, if any, of MYOS following determination of the actual purchase consideration for MYOS will be reflected as a reduction to equity. Consequently, the combined financial statements of MedAvail reflect the operations of MedAvail, the acquirer for accounting purposes, together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of MYOS, the legal acquirer, and a recapitalization of the equity of the accounting acquirer. The historical financial statements of MYOS and MedAvail, which are provided elsewhere in this proxy statement/prospectus/information statement, have been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.
To the extent there are significant changes to MedAvail’s business following completion of the merger, the assumptions and estimates set forth in the unaudited pro forma condensed combined financial statements could change significantly. Accordingly, the pro forma purchase price adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the merger. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.
NOTE 3 - PRO FORMA ADJUSTMENTS
Pro forma adjustments are necessary to reflect the acquisition consideration exchanged and to adjust amounts related to the tangible assets and liabilities of MYOS to reflect the preliminary estimate of their fair values, and to reflect the impact on the statements of operations of the reverse recapitalization as if the companies had been combined during the periods presented therein. Additionally, due to the planned spin-out of MYOS, adjustments related to that spin-out are presented. The pro forma adjustments included in the unaudited pro forma combined financial statements are as follows:
A -Reflects the Private Placement of $50.0 million of proceeds from the sale of 5,834,597 shares of MedAvail common shares prior to the completion of the merger. These MedAvail common shares sold in the Private Placement will convert into 5,729,155 common shares upon consummation of the reverse recapitalization.

The cash adjustment also reflects an additional $400 thousand of investment in the 2020 Notes received after June 30, 2020. The additional notes will also convert into common shares as described in note C below.

	Shares Pre-Conversion	Cash	Common Stock	Additional Paid in Capital
Cash to be received for Private Placement shares	5,834,597	$50,000,000	$58,346	$49,941,654
Cash received for 2020 Notes subsequent to June 30, 2020	46,674	400,000	467	399,533
Total adjustment A	5,881,271	$50,400,000	$58,813	$50,341,187
B -On March 23, 2016, MedAvail and a significant customer and investor entered into a subordinated secured convertible promissory five-year note in the principal amount of $10.0 million, ($12.9 million total including accrued interest as of June 30, 2020). The outstanding principal amount of this note and all accrued and unpaid interest will automatically convert into fully paid and nonassessable shares of MedAvail’s common shares at a price per share of $8.57, or 1,483,618 shares, immediately prior to the closing. Interest accrues at a rate of 6% per annum. At MedAvail’s option, unpaid interest is added to the outstanding principal.
C -On May 26, 2020, MedAvail completed a convertible notes and warrants offering to certain of its existing investors whereby those investors purchased notes (“2020 Notes”) and warrants on a pro rata basis with their existing investments in MedAvail's preferred stock. Cash received for the notes and warrants in the Initial Closing was $7.8 million and the adjustment reflected is for the balance of the notes as of June 30, 2020, net of deferred financing costs and including accrued interest. The notes accrue interest at a rate of 10%, payable at maturity or upon conversion with a maturity date of December 31, 2020. Additional financing under the agreement was received in July and August 2020, totaling $400 thousand, see note A above.
2020 Notes totaling $7.8 million at June 30, 2020 which will total $8.4 million at the reverse recapitalization, including $0.3 million of accrued interest, will be converted to 983,527 MedAvail common shares. Deferred financing costs for the 2020 Notes will be written off.
D -MedAvail preferred stock outstanding immediately prior to the merger will be converted to MYOS common shares at ratios per the preferred stock agreements, resulting in an adjustment of $118 thousand in Common stock and $94.2 million in Additional paid in capital:

	Outstanding Shares	Conversion Ratio	MYOS Common Shares to Issue
Series A preferred stock	1,175,544	1.0000000000	1,175,544
Series B preferred stock	2,222,886	1.0000000000	2,222,886
Series C preferred stock	1,634,249	1.5405636364	2,517,650
Series D preferred stock	502,630	1.6175909091	813,041
Series E preferred stock	5,067,910	1.0000000000	5,067,910
Total	10,603,219		11,797,031
E -Immediately following the reverse recapitalization, common shares of MedAvail, including the 5,834,597 common shares issued to in the private placement, the 1,483,618 common shares issued to convert the 2016 subordinated secured convertible promissory note, the 983,527 common shares issued to convert the 2020 Notes and the 1,207,314 common shares previously outstanding all convert to MYOS common stock in a 1 for 0.982 ratio, this conversion results in an $8 thousand reclassification between Common stock and Additional paid in capital. All outstanding previously outstanding MYOS shares will be subject to a 15 for 1 reverse split, resulting in 789,786 shares remaining.

	Shares Pre-Conversion	Conversion Ratio	Shares Post Conversion
Shares issued in Private Placement	5,834,597	0.982	5,729,574
Shares issued to convert 2016 Note	1,483,618	0.982	1,456,913
Shares issued to convert the 2020 Notes	983,527	0.982	965,824
MedAvail common stock outstanding	1,207,314	0.982	1,185,582
MYOS common stock outstanding	11,846,795	0.067	789,786
Total adjustment E	21,355,851		10,127,679
F -Prior to the consummation of the reverse recapitalization, MYOS will transfer and assign all of its assets and liabilities into MYOS Corp., a newly created, wholly-owned subsidiary of MYOS. The shares of MYOS Corp., immediately following the closing of the reverse recapitalization, will be spun-out through a dividend of the stock of MYOS Corp. to the pre-merger MYOS shareholders, resulting in MYOS Corp., a private company, continuing the current business operations of MYOS. MedAvail will pay MYOS Corp $2.0 million of cash and will issue a promissory note for an additional $3.0 million, payable in installments within one year of the closing of the reverse recapitalization, with the first $1.0 million being paid upon the closing of the reverse recapitalization pursuant to the terms of the promissory note as a result of both of the following events having occurred on or prior to such payment: (i) the closing of the reverse recapitalization and (ii) MYOS’s entry into a settlement and release agreement with Ren Ren, such that immediately following the closing of the reverse recapitalization, MYOS Corp shall receive a total of $3.0 million in cash from MedAvail, and the promissory note shall have an outstanding balance of $2.0 million.
G -Total MedAvail transaction costs related to the reverse recapitalization have been estimated to be $5.0 million, of which $1.3 million have been recorded as an expense in Merger expenses within the Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2020. MYOS costs related to the reverse recapitalization have been estimated to be $1.0 million through closing, none of which have been recorded as an expense within the Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2020. The portion of the costs that were expensed, totaling $1.3 million for both companies, have been removed from Merger expenses with a pro forma adjustment for the six months ended June 30, 2020 as these costs relate directly to the transaction and do not have an ongoing impact. No costs related to this transaction were expensed within the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2019 for either MedAvail or MYOS. The impact of the estimated transaction costs of $3.7 million to be incurred after June 30, 2020 (estimated total of $5.0 million less the amounts previously expensed of $1.3 million) is included in the accompanying Unaudited Pro Forma Condensed Combined Balance Sheet. Accrued liabilities balance has been adjusted to show payment of the accrued expenses at June 30, 2020. This adjustment also includes the $6.9 million of common stock, at the $8.57 per common share valuation post transaction, that will be held by MYOS shareholders after the reverse recapitalization The total adjustment is for $5.0 million of cash expenses and $6.9 million for common stock.

H -Reflects MYOS Corp. common shares converted as part of the merger into the Post-Merger Public Company, and those shares recognized in note G above, and adjustments to reflect the spin out of the former MYOS company as a distribution of all operations, assets and liabilities.
I -Reflects the interest accrued for the 2016 subordinated secured convertible promissory note that would not have occurred had the transaction had been completed at January 1, 2019.
J -Represents MedAvail common shares issued for the conversion of the 2020 Notes and the issuance of shares in the Private Placement as discussed in notes A, B and C above.
K -Reflects the interest accrued for the 2020 Notes that would not have occurred had the transaction had been completed at January 1, 2019.
L -Conversion of MedAvail common and preferred stock into MYOS common stock immediately following the merger, as discussed in notes D and E above.

M -MYOS Corp. common shares converted as part of the reverse recapitalization and spin-out of the former MYOS company operations, assets and liabilities.
N -Reflects the interest accrued for the 2016 subordinated secured convertible promissory note that would not have occurred had the transaction had been completed at January 1, 2019.
O -Represents MedAvail common shares issued for the conversion of the 2020 Notes and common shares issued in the Private Placement as discussed in notes A and C above.
P -Conversion of MedAvail common stock and preferred stock into MYOS common stock immediately following the reverse recapitalization, as discussed in note E above.
Q -MYOS former common shares converted as part of the reverse recapitalization and spin-out of the former MYOS company operations, assets and liabilities.

DESCRIPTION OF MYOS CAPITAL STOCK
The following summary of the material terms of our securities before and following the Merger is not intended to be a complete summary of the rights and preferences of such securities and is qualified in its entirety, before the Merger, by reference to MYOS’s articles of incorporation and MYOS’s bylaws in effect prior to the Merger, and following the Merger, by reference to the General Corporation Law of the State of Delaware and the full text of the proposed Delaware certificate of incorporation (the “Delaware Certificate”), and the proposed bylaws (the “Delaware Bylaws”) of the Post-Merger Public Company to be in place following the Reincorporation which will be substantially in the forms attached as Annex B and Annex C, respectively, to this proxy statement/prospectus/information statement.
Before the Merger
MYOS is currently a Nevada corporation and its affairs are governed by its articles of incorporation and its bylaws. MYOS’s authorized capital stock prior to the Merger consists of 15,000,000 shares of MYOS Common Stock, par value $0.001 per share, and 500,000 authorized undesignated shares of preferred stock, par value $0.001 per share. As of the date of this proxy statement/prospectus/information statement, MYOS’s outstanding capital stock consists of 11,846,795 shares of MYOS Common Stock and no shares of preferred stock. These figures do not include securities that may be issued pursuant to MYOS’s 2012 Equity Incentive Plan, as amended. Further, there are outstanding, Series C warrants to purchase 145,399 shares of MYOS Common Stock, Series E warrants to purchase 142,957 shares of MYOS Common Stock and a warrant issued to RENS Technology Inc. to purchase 375,000 shares of MYOS Common Stock. RENS Technology Inc. has agreed to forfeit and cancel these warrants upon consummation of the Merger.
Common Stock
As of September 1, 2020, there were 11,846,795 shares of MYOS Common Stock issued and outstanding and 131 holders of record of MYOS Common Stock.
Voting. Holders of MYOS Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the shareholders, and do not have cumulative voting rights.
Dividends. Subject to preferences that may be applicable to any then outstanding preferred stock, and further subject to any contractual limitations on the declaration, setting aside or payment of dividends, holders of MYOS Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the MYOS Board out of funds legally available for dividend payments.
Liquidation. In the event of any liquidation, dissolution or winding up of MYOS’s affairs, holders of MYOS Common Stock will be entitled to share ratably in MYOS’s assets that are remaining after payment or provision for payment of all of MYOS’s debts and other liabilities and the satisfaction of any liquidation preferences that may be granted to the holders of any then outstanding shares of preferred stock.
Rights and Preferences. MYOS Common Stock has no preemptive, conversion or other subscription rights, and there are no redemption or sinking fund provisions applicable to MYOS Common Stock. The rights, preferences and privileges of the holders of MYOS Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which MYOS may designate and issue in the future.
Each outstanding share of MYOS Common Stock includes one Series A preferred stock purchase right, as described below, which rights will be terminated as immediately prior to the Merger.
MYOS Common Stock is admitted for trading on The Nasdaq Capital Market under the symbol “MYOS.”
Series A Preferred Stock Purchase Rights
On June 30, 2020 MYOS entered into the Second Amendment to Rights Agreement (the “Amendment”) with Transhare, as rights agent, which amends the Rights Agreement, dated as of February 14, 2017, previously entered into between MYOS and Island Stock Transfer as rights agent, as amended on February 14, 2020, with Transhare as the successor rights agent (the “Rights Agreement”). The Amendment amends the Rights Agreement to provide, among other things, that (i) neither the approval, execution, delivery or performance or, if approved by the MYOS Board, amendment, modification or waiver of the Merger Agreement or the Voting Agreement or the consummation of the Merger or any other transaction contemplated by the Merger Agreement or the Voting Agreement, nor the public announcement of any of the foregoing will (a) cause any person to (1) become an Acquiring Person (as defined in the Rights Agreement) or be deemed to have become an Acquiring Person or (2) be deemed to have acquired Beneficial Ownership (as defined in the Rights Agreement) of any securities of MYOS or (b) result in the occurrence or deemed occurrence of a Distribution Date (as defined in the Rights Agreement), consolidation or merger or other event or occurrence resulting in a triggering of rights of holders of Rights (as defined in the Rights Agreement), or of obligations of MYOS under the Rights Agreement, and (ii) the Rights will expire in their entirety, and the Rights Agreement will terminate upon the earliest of (a) immediately prior to the Effective Time, (b) the Close of Business (as defined in the Rights Agreement) on February 21, 2021, (c) the time at which all Rights are redeemed, (d) the time at which all Rights are exchanged and (e) the closing of any merger or other acquisition involving MYOS at which time the Rights are terminated.
Transfer Agent and Registrar
The transfer agent and registrar for MYOS’s securities is Transhare, which is located at 2849 Executive Drive, Suite 200, Clearwater, Florida 33762.
Following the Merger
General
The Delaware Certificate will authorize 100,000,000 shares of the Post-Merger Public Company’s common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share.
Common Stock
Voting Rights
Each holder of the Post-Merger Public Company’s common stock will be entitled to one vote for each share on all matters submitted to a vote of the shareholders, including the election of directors. The Post-Merger Public Company’s shareholders will not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares will be able to elect all of the directors.
Dividends
Subject to preferences that may be applicable to any then outstanding convertible preferred stock, holders of the Post-Merger Public Company’s common stock will be entitled to receive dividends, if any, as may be declared from time to time by the Post-Merger Public Company’s board of directors out of legally available funds.
Liquidation
In the event of the liquidation, dissolution or winding up of the Post-Merger Public Company, holders of the Post-Merger Public Company’s common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of the Post-Merger Public Company’s debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of convertible preferred stock.
Rights and Preferences
Holders of the Post-Merger Public Company’s common stock will have no preemptive, conversion, subscription or other rights, and there will be no redemption or sinking fund provisions applicable to the Post-Merger Public Company’s common stock.

Fully Paid and Nonassessable
All of the outstanding shares of the Post-Merger Public Company’s common stock will be fully paid and nonassessable.
Preferred Stock
The Delaware Certificate will authorize the Post-Merger Public Company’s board of directors to issue up to 10,000,000 shares of preferred stock in one or more series and to determine the preferences, limitations and relative rights of any shares of preferred stock that it shall choose to issue, without vote or action by the shareholders. Although there are currently no plans to issue any preferred stock, the Post-Merger Public Company may do so in the future.
Anti-Takeover Effects of Provisions of the Delaware Certificate, the Delaware Bylaws and Delaware Law
Some provisions of Delaware law and the Delaware Certificate and the Delaware Bylaws could make the following transactions more difficult: acquisition of the Post-Merger Public Company by means of a tender offer; acquisition of the Post-Merger Public Company by means of a proxy contest or otherwise; or removal of the Post-Merger Public Company’s incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stock holders may otherwise consider to be in their best interest or in the Post-Merger Public Company’s best interests, including transactions that might result in a premium over the market price for the Post-Merger Public Company’s shares.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Post-Merger Public Company to first negotiate with the Post-Merger Public Company’s board of directors. MYOS and MedAvail believe that the benefits of increased protection of Post-Merger Public Company’s potential ability to negotiate with the proponent of a non-friendly or unsolicited proposal to acquire or restructure the Post-Merger Public Company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Delaware Anti-Takeover Statute
The Post-Merger Public Company will be subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any business combination with any interested shareholder for a period of three years after the date that such shareholder became an interested shareholder, with the following exceptions:
1.Before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested holder;
2.Upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested shareholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
3.On or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder.
In general, Section 203 defines business combination to include the following:
1.Any merger or consolidation involving the corporation and the interested shareholder;

2.Any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested shareholder;
3.Subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder;
4.Any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested shareholder; or
5.The receipt by the interested shareholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.
In general, Section 203 defines interested shareholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.
Undesignated Preferred Stock
The ability to authorize undesignated preferred stock makes it possible for the Post-Merger Public Company’s board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire the Post-Merger Public Company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Post-Merger Public Company.
Special Shareholder Meetings
The Delaware Bylaws will provide that a special meeting of shareholders may be called only by the Post-Merger Public Company’s board of directors, the chairperson of the Post-Merger Public Company’s board of directors, or the Post-Merger Public Company’s chief executive officer or president. This provision might delay the ability of shareholders to force consideration of a proposal or for shareholders controlling a majority of the Post-Merger Public Company’s common stock to take any action, including the removal of directors.
Requirements for Advance Notification of Shareholder Nominations and Proposals
The Delaware Bylaws will establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. The Delaware Bylaws also specify certain requirements regarding the form and content of a shareholder’s notice.
Advance Notice of Shareholder Business
If a shareholder is submitting a shareholder proposal related to the business of the company, such shareholder must: (i) be a shareholder of record at the time notice is given, (ii) submit the notice in a timely manner, and (iii) such business must be of a proper matter for shareholder action in accordance with the Delaware Bylaws and applicable law. To be in proper written form, a shareholder’s notice related to the business of the company must contain the following items: (i) a brief description of the business intended to be brought before the annual meeting, the text of the proposed business (including the text of any resolutions proposed for consideration) and the reasons for conducting such business at the annual meeting, (ii) the name and address of the shareholder proposing such business, (iii) the class and number of shares that are held of record or are beneficially held by the shareholder, (iv) whether and the extent to which any hedging activities have been entered into by or on behalf of such shareholder with respect to the Post-Merger Public Company’s securities, (v) any material interest of the shareholder in such business, (vi) a statement whether such shareholder will deliver a proxy statement or form of proxy to holders required under applicable law to carry the proposal.
Advance Notice of Director Nominations
If a shareholder is submitting a nomination in connection with an annual meeting, such shareholder must: (i) be a shareholder of record at the time notice if given, and (ii) submit the notice in a timely manner. To be in proper written form, a shareholder’s notice related to director nominations must contain the following items with respect to each nominee: (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of the company that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (iv) whether and the extent to which any hedging activities have been entered into by or on behalf of the nominee with respect to the Post-Merger Public Company’s securities, (v) a description of all arrangements or understandings between or among the shareholder, any nominee or any other person or persons pursuant to which the nominations are to be made by the shareholder and (vi) a written statement executed by the nominee acknowledging and representing that the nominee intends to serve a full term on the Post-Merger Public Company’s board of directors if elected. With respect to the shareholder, the notice must contain the following items: (i) the name and address of the shareholder proposing such business, (ii) the class and number of shares that are held of record or are beneficially held by the shareholder, (iii) whether and the extent to which any hedging activities have been entered into by or on behalf of such shareholder with respect to the Post-Merger Public Company’s securities, (iv) any material interest of the shareholder in such business, and (v) a statement whether such shareholder will deliver a proxy statement or form of proxy reasonably believed by such shareholder to be necessary to elect such nominee.
Elimination of Shareholder Action by Written Consent
The Delaware Certificate and Delaware Bylaws eliminate the right of shareholders to act by written consent without a meeting. As a result, a holder controlling a majority of the Post-Merger Public Company’s common stock will not be able to amend the Post-Merger Public Company’s bylaws or remove directors without holding a meeting of shareholders called in accordance with the bylaws.
Classified Board; Election and Removal of Directors
The Delaware Certificate and Delaware Bylaws authorize only the Post-Merger Public Company’s board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting the Post-Merger Public Company’s board of directors will be permitted to be set only by a resolution adopted by the Post-Merger Public Company’s board of directors. These provisions prevent a shareholder from increasing the size of the Post-Merger Public Company’s board of directors and then gaining control of the Post-Merger Public Company’s board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the Post-Merger Public Company’s board of directors but promotes continuity of management.
The Post-Merger Public Company’s board of directors will be divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by the Post-Merger Public Company’s shareholders, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of shareholders, with the other classes continuing for the remainder of their respective three-year terms. Because the Post-Merger Public Company’s shareholders will not have cumulative voting rights, the shareholders holding a majority of the shares of the Post-Merger Public Company’s common stock outstanding will be able to elect all of the Post-Merger Public Company’s directors up for election. In addition, the Delaware Certificate provides that directors may only be removed for cause. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Post-Merger Public Company, because it generally makes it more difficult for shareholders to replace a majority of the directors.
Exclusive Forum
The Delaware Certificate and the Delaware Bylaws provide that, unless the Post-Merger Public Company consents in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on the Post-Merger Public Company’s behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of the Post-Merger Public Company’s directors, officers or other employees to the Post-Merger Public Company or its shareholders, (3) any action asserting a claim against the company or any director or officer of the company arising pursuant to any provision of the Delaware General Corporation Law, the Delaware Certificate or the Delaware Bylaws, or (4) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of

Delaware or federal court located within the State of Delaware if the Court of Chancery does not have jurisdiction, in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. A complaint asserting a cause of action under the Securities Act may be brought in state or federal court. With respect to the Securities Exchange Act of 1934, or Exchange Act, only claims brought derivatively under the Exchange Act would be subject to the forum selection clause described above. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and bylaws has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in the Delaware Certificate and the Delaware Bylaws to be inapplicable or unenforceable in such action. Although we believe these provisions benefit the Post-Merger Public Company by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against the Post-Merger Public Company or its directors and officers. Any person or entity purchasing or otherwise acquiring any interest in the Post-Merger Public Company’s shares of common stock shall be deemed to have notice of and consented to this exclusive forum provision, but will not be deemed to have waived the Post-Merger Public Company’s compliance with the federal securities laws and the rules and regulations thereunder.
Amendment of Charter Provisions
The amendment of any of the above provisions, except for the provision making it possible for the Post-Merger Public Company’s board of directors to issue preferred stock, will require approval by holders of at least 66 2/3% of the voting power of the then outstanding voting stock.
The provisions of the Delaware General Corporation Law, the Delaware Certificate and the Delaware Bylaws may have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Post-Merger Public Company’s common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the Post-Merger Public Company’s management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.
Securities Exchange Listing
It is anticipated that the Post-Merger Public Company’s common stock, will be listed on The Nasdaq Capital Market under the symbol “MDVL.”
Transfer Agent and Registrar
The transfer agent and registrar for the Post-Merger Public Company’s common stock will be Transhare. The transfer agent’s address is 15500 Roosevelt Blvd., Ste. 301, Clearwater, FL 33760, (303) 662-1112.

COMPARISON OF RIGHTS OF HOLDERS OF MYOS STOCK AND MEDAVAIL STOCK
If the Merger is completed, MedAvail stockholders will become stockholders of MYOS, and following the Reincorporation, their rights will be governed by the DGCL, the Delaware Bylaws and the Delaware Certificate.
The table below summarizes the material differences between (i) the current rights of MedAvail stockholders under the MedAvail amended and restated certificate of incorporation and bylaws, (ii) the current rights of the Pre-Merger MYOS Shareholders under MYOS’s articles of incorporation and bylaws and (iii) the rights of the Post-Merger Public Company’s shareholders under the Delaware Certificate and Delaware Bylaws.
While MYOS and MedAvail believe that the summary tables cover the material differences between the rights of their respective equity holders prior to the Merger and the rights of the Post-Merger Public Company’s shareholders following the Merger and Reincorporation, these summary tables may not contain all of the information that is important to you. These summaries are not intended to be a complete discussion of the respective rights of MYOS, MedAvail and the Post-Merger Public Company’s stockholders and are qualified in their entirety by reference to the DGCL and the various documents of MYOS, MedAvail and the Post-Merger Public Company that are referred to in the summaries. You should carefully read this entire proxy statement/prospectus/information statement and the other documents referred to in this proxy statement/prospectus/information statement for a more complete understanding of the differences between being an equity holder of MYOS or MedAvail before the Merger and being a shareholder of the Post-Merger Public Company after the Merger and Reincorporation. Copies of the Delaware Certificate and the Delaware Bylaws are included as Annexes B and C to this proxy statement/prospectus and MYOS will send copies of the documents referred to in this proxy statement/prospectus/information statement to you upon your request. MedAvail will also send copies of its documents referred to in this proxy statement/prospectus/information statement to you upon your request. See the section entitled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.

Comparison of Current MedAvail Rights, Current MYOS Rights and MYOS Rights post-Merger and post-Reincorporation
Provision	MedAvail (Pre-Merger)	MYOS (Pre-Merger)	MYOS (post-Merger and post-Reincorporation)
Elections; Voting; Procedural Matters
Authorized Capital Stock
The aggregate number of shares that MedAvail has the authority to issue is 39,539,330 shares, consisting of (i) 24,000,000 shares of MedAvail Common Stock, par value $0.001 per share, and (ii) 15,539,330 shares of MedAvail preferred stock, par value $0.001 per share, consisting of (a) 2,351,088 shares of MedAvail Series A preferred stock, par value $0.001 per share, (b) 3,611,457 shares of MedAvail Series B preferred stock, par value $0.001 per share, (c) 1,929,476 shares of MedAvail Series C preferred stock, par value $0.001 per share, (d) 946,400 shares of MedAvail Series D preferred stock, par value $0.001 per share, and (e) 6,700,909 shares of MedAvail Series E preferred stock, par value $0.001 per share.

MYOS’s articles of incorporation authorize the issuance of up to 15,500,000 shares, of which 15,000,000 shares are common stock, each having a par value of $0.001, and 500,000 shares are preferred stock, each having a par value of $0.001.
The Delaware Certificate authorizes the issuance of up to 110,000,000 shares, of which 100,000,000 shares are common stock, each having a par value of $0.001, and 10,000,000 shares are preferred stock, each having a par value of $0.001.

Number of Directors
MedAvail’s amended and restated bylaws provide that the number of directors shall be set from time to time by the MedAvail board. The Voting Agreement (the “MedAvail Voting Agreement”), by and among MedAvail and the MedAvail stockholders party thereto provides that the number of authorized directors shall be set and remain at nine directors. The MedAvail board currently consists of seven directors.
		MYOS’s amended and restated bylaws provide that the number of directors shall be determined from time to time by the MYOS board, but shall not be less than one (1). MYOS’s articles of incorporation provides that the number of directors shall be fixed from time to time exclusively by the MYOS board pursuant to a resolution adopted by the majority of the MYOS board.	The Delaware Bylaws provide that the board of directors shall consist of one or more members. Unless the certificate of incorporation fixes the number of directors, the number of directors shall be determined from time to time by resolution of the board of directors.

Stockholder Nominations and Proposals	The amended and restated certificate of incorporation and bylaws of MedAvail do not provide for procedures with respect to stockholder proposals or director nominations.
The bylaws of MYOS provide that in order for a stockholder to make a director nomination or propose business at an annual meeting of stockholders, the stockholder must give timely written notice to the MYOS secretary, which must be received not more than 120 calendar days before and not less than 90 calendar days before the one year anniversary of the date of the previous year’s annual meeting (with certain adjustments if no annual meeting was held the previous year or the date of the annual meeting is changed by more than 30 days from the first anniversary of the preceding year’s annual meeting).

The Delaware Bylaws will provide that in order for a shareholder to make a director nomination or propose business at an annual meeting of the stockholders, the stockholder must give timely written notice to the Post-Merger Public Company’s secretary, which must be received not more than 75 calendar days before and not less than 45 calendar days before the one year anniversary of the date of the previous year’s annual meeting (with certain adjustments if no annual meeting was held the previous year or the date of the annual meeting is changed by more than 30 days from the first anniversary of the preceding year’s annual meeting).

Classified Board of Directors	The amended and restated certificate of incorporation of MedAvail does not provide for the division of the board of directors into staggered classes.	The amended and restated articles of incorporation of MYOS do not provide for the division of the board of directors into staggered classes.	The Post-Merger Public Company’s board will be divided into three classes, with each class of directors serving for a term of three years and only one class of directors being elected in each year.

Removal of Directors
MedAvail’s bylaws provide that the MedAvail board or any individual director may be removed from office, with or without cause, and a new director or directors elected, at the meeting at which the removal was effectuated by a vote of MedAvail stockholders holding a majority of the votes of the outstanding shares entitled to vote at an election of directors; provided that whenever the holders of any class or series of MedAvail stock are entitled to elect one or more directors by the provisions of the MedAvail certificate of incorporation, in respect to the removal without cause of a director or directors so elected, such removal provisions apply to the vote of the holders of the outstanding shares of that class or series of MedAvail stock and not to the vote of the outstanding MedAvail shares as a whole. The remaining MedAvail directors may fill any remaining vacancies created by the removal.

The bylaws of MYOS provide that a director may be removed at any time with or without cause by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the shares then entitled to vote at an election of directors.
The Delaware Certificate and the Delaware Bylaws will provide that a director may be removed at any time, but only for cause, by the affirmative vote of the holders of at least a majority of the shares then entitled to vote at an election of directors.

Special Meeting of the Stockholders
The MedAvail bylaws provide that except as otherwise provided by statute, special meetings of MedAvail stockholders may be called, for any purpose, at any time, by the MedAvail board, the Chairman of the MedAvail board, or MedAvail’s Chief Executive Officer. Upon written request by one or more MedAvail stockholders holding shares in the aggregate entitled to cast not less than one-third of the votes at that meeting delivered to the Chairman of the MedAvail board or MedAvail’s Chief Executive Officer stating the purpose of the meeting, the Chairman of the MedAvail board or MedAvail’s Chief Executive Officer shall call a special meeting of stockholders to be held as provided in the MedAvail bylaws at such date, time and place as the Chairman of the MedAvail board or MedAvail’s Chief Executive Officer may fix for the meeting as promptly as practicable following receipt of the such request.
		The MYOS bylaws provide that a special meeting of stockholders may be called exclusively by a majority of the members of the board of directors.	The Delaware Bylaws will provide that a special meeting of the stockholders may be called by the chairman of the board of directors, the chief executive officer or president, and by the board of directors.

Cumulative Voting	The MedAvail amended and restated certificate of incorporation and bylaws do not have a provision granting cumulative voting rights in the election of its directors.	The MYOS amended and restated articles of incorporation and bylaws do not have a provision granting cumulative voting rights in the election of its directors.	The Delaware Certificate will not permit cumulative voting in the election of directors.

Vacancies
MedAvail’s bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, even if less than a quorum, and each director so elected shall hold office for the unexpired portion of the term of the director whose place shall be vacant and until his or her successor has been duly elected and qualified. Whenever MedAvail’s certificate of incorporation entitles holders of any class or series of MedAvail stock to elect one or more directors, vacancies and newly created directorships of such class or series may be filled by a majority of MedAvail directors elected by such class or series then in office, or by a sole remaining director so elected.

The amended and restated articles of incorporation and bylaws of MYOS provide that any vacancy or newly created directorships on the board of directors will be filled only by the affirmative vote of a majority of the directors in office, even though less than a quorum of the board of directors, or by a sole remaining director, and not by the stockholders.
The Delaware Certificate and Delaware Bylaws will provide that any vacancy or newly created directorships on the board of directors will be filled only by the affirmative vote of a majority of the directors in office, even though less than a quorum of the board of directors, or by a sole remaining director, and not by the stockholders.

Voting Stock	Under the amended and restated certificate of incorporation of MedAvail, the holders of common stock are entitled to one vote for each share of stock held by them and holders of preferred stock are entitled to one vote for each share of Common Stock into which such share of preferred stock is convertible; provided that holders of Series A preferred stock, voting as a separate class, are entitled to elect one director, holders of Series B preferred stock, voting as a separate class, are entitled to elect one director, holders of Series C preferred stock, voting as a separate class, are entitled to elect one director, holders of Series E preferred stock, voting as a separate class, are entitled to elect two directors, and holders of Common Stock, voting as a separate class, are entitled to elect one director.
Under the MYOS bylaws, the holders of voting stock are entitled to vote on each matter properly submitted to the stockholders at a meeting of the stockholders and shall be entitled to cast one vote in person or by proxy for each share of voting stock held by them respectively as of the record date fixed by the secretary at least 10 days before the meeting of the stockholders.
Under the Delaware Certificate, the holders of voting stock will be entitled to vote on each matter properly submitted to the stockholders at a meeting of the stockholders and will be entitled to cast one vote in person or by proxy for each share of voting stock held by them respectively as of the record date fixed by the secretary, which generally must be provided at least 10 days before the meeting of the stockholders.

Voting Agreement
The MedAvail Voting Agreement provides for the election of: five director nominees by holders of MedAvail’s preferred stock, one director nominee by the holders of MedAvail’s Common Stock, the person then serving as MedAvail’s Chief Executive Officer and three directors designated as directors by the holders of a majority of the outstanding MedAvail preferred and common stock, on a combined, as-if converted basis.

The MedAvail Voting Agreement will be terminated immediately prior to the effective time, without any liability being imposed on the part of MYOS or the surviving company.
	None.	None.

Stockholder Action by Written Consent
The MedAvail bylaws provide that any action required by statute to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, by a consent in writing or by electronic transmission signed by the holders of outstanding MedAvail stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The MYOS bylaws provide that any action required or permitted to be taken at any annual meeting or special meeting must be effected at a duly called annual meeting or special meeting at which a quorum is present and may not be effected by the written consent of the stockholders in lieu of a meeting of the stockholders.

The Delaware Certificate and the Delaware Bylaws will provide that no action shall be taken by the stockholders of the Post-Merger Public Company except at an annual or special meeting of stockholders called in accordance with the Delaware Bylaws, and no action shall be taken by the stockholders by written consent or electronic transmission.

Notice of Stockholder Meeting
The MedAvail bylaws provide that except as otherwise provided by statute or the MedAvail certificate of incorporation, written or printed notice of each annual or special meeting of the MedAvail stockholders shall be given to each stockholder of record entitled to vote at such meeting not less than ten, and no more than 60, calendar days before the day on which the meeting is to be held, by delivering written notice thereof to him or her personally, by United States mail, by express overnight courier or by facsimile or other electronic transmission. Every such notice shall state the place, if any, date and time of the meeting, the means of remote communications, if any, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

If at any meeting action is proposed to be taken, which, if taken, would entitle shareholders fulfilling the requirements of Section 262(d) of the DGCL to an appraisal of the fair value of their shares, the notice of such meeting shall contain a statement of that purpose and to that effect and shall be accompanied by a copy of that statutory section.

Under the bylaws of MYOS, written notice of each stockholder meeting must state the time, place and purposes of the meeting. Notice shall be given not less than 10 nor more than 60 calendar days before the date of the meeting to each stockholder entitled to vote at such meeting.
Under the Delaware Bylaws, written notice of each stockholder meeting will be required to specify the place, if any, date and hour of the meeting, and, in the case of a special meeting, the purposes for which the meeting is called. Notice shall be given not less than 10 nor more than 60 calendar days before the date of the meeting to each stockholder entitled to vote at such meeting.

Conversion Rights and Protective Provisions
The MedAvail certificate of incorporation provides that each holder of shares of MedAvail preferred stock shall, subject to certain conditions, have the right to convert such shares into shares of MedAvail Common Stock at any time in accordance with the MedAvail certificate of incorporation. The current conversion ratio is 1:1, provided that such conversion ratio is subject to broad-based weighted average antidilution adjustments in the event of certain dilutive issuances of MedAvail securities.
	The articles of incorporation of MYOS do not provide that holders of MYOS stock shall have preemptive, conversion or other protective rights.	The Delaware Certificate will not provide that holders of the Post-Merger Public Company’s stock shall have preemptive, conversion or other protective rights.

The MedAvail certificate of incorporation provides that for so long as 250,000 shares of MedAvail preferred stock are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalizations), MedAvail shall not, without the consent of the MedAvail preferred stock requisite holders: (i) liquidate, dissolve or wind-up MedAvail’s business and affairs, effect any merger or consolidation or any other Deemed Liquidation Event (as defined in MedAvail’s certificate of incorporation), (ii) amend, alter or repeal any provision of MedAvail’s certificate of incorporation or bylaws; provided further that if such action would amend, alter or repeal the Liquidation Amount (as defined in MedAvail’s certificate of incorporation) with respect to a particular series of MedAvail preferred stock or the rights of holders of a particular series of MedAvail preferred stock to receive the Liquidation Amount with respect to such series of MedAvail preferred stock shall require the consent of the holders of at least sixty percent (60%) of the outstanding shares of such series of MedAvail preferred stock; (iii) create, or authorize the creation of, or issue or obligate itself to issue shares of, or increase the authorized shares of, MedAvail preferred stock or any additional class or series of capital stock having rights, preferences, or privileges senior to or on parity with any series of MedAvail preferred stock;

(iv) reclassify, alter or amend any existing security of MedAvail that is pari passu with any series of MedAvail preferred stock in respect of any rights, preferences or privileges, if such reclassification, alteration or amendment would render such other security of MedAvail senior to any series of MedAvail preferred stock in respect of any right, preference, or privilege, or reclassify, alter or amend any existing security of MedAvail that is junior to any series of MedAvail preferred stock in respect of any rights, preferences or privileges, if such reclassification, alteration or amendment would render such other security of MedAvail senior to or pari passu with any series of MedAvail preferred stock in respect of any right, preference or privilege;
(v) purchase or redeem or pay or declare any dividend or make any distribution on, any shares of MedAvail’s capital stock, subject to limited exceptions; (vi) create or hold stock in any subsidiary that is not wholly owned by MedAvail or sell, transfer or otherwise dispose of stock of any MedAvail subsidiary, or permit any subsidiary to sell, lease, transfer, exclusively license or otherwise dispose of all or substantially all assets of such subsidiary; (vii) increase or decrease the authorized number of directors constituting the MedAvail Board; or (ix) agree or obligate MedAvail to take any of the foregoing actions.

The Amended and Restated Investors’ Rights Agreement (the “MedAvail IRA”), by and among MedAvail and the other parties thereto as MedAvail stockholders provides the holders of MedAvail preferred stock with a right of first offer to purchase up to their respective pro rata share of certain securities that MedAvail may propose to sell and issue (other than certain excluded securities) and provides MedAvail stockholders holding at least 300,000 shares of MedAvail preferred stock with certain information rights. The MedAvail IRA will be terminated immediately prior to the effective time, without any liability being imposed on the part of MYOS or the surviving company.

The Amended and Restated Right of First Refusal and Co-Sale Agreement (the “MedAvail ROFR & Co-Sale Agreement”), by and among MedAvail and the MedAvail stockholders party thereto provides MedAvail (first) and holders of MedAvail preferred stock (second) with a right of first refusal in the event that a holder of MedAvail preferred stock proposes to transfer any MedAvail common or preferred stock such holder holds and also provides the holders of MedAvail preferred stock with a right of co-sale with regard to certain sales by the holders of MedAvail preferred stock. The MedAvail ROFR & Co-Sale Agreement will be terminated immediately prior to the effective time, without any liability being imposed on the part of MYOS or the surviving company.

Right of First Refusal
The Amended and Restated Right of First Refusal and Co-Sale Agreement (the “MedAvail ROFR & Co-Sale Agreement”), by and among MedAvail and the MedAvail stockholders party thereto provides MedAvail (first) and holders of MedAvail preferred stock (second) with a right of first refusal in the event that a holder of MedAvail preferred stock proposes to transfer any MedAvail common or preferred stock such holder holds and also provides the holders of MedAvail preferred stock with a right of co-sale with regard to certain sales by the holders of MedAvail preferred stock. The MedAvail ROFR & Co-Sale Agreement will be terminated immediately prior to the effective time, without any liability being imposed on the part of MYOS or the surviving company.
	MYOS does not have a right of first refusal in place.	The Post-Merger Public Company will not have a right of first refusal in place.

Indemnification of Officers and Directors and Advancement of Expenses; Limitation on Personal Liability

Indemnification	The MedAvail certificate of incorporation and MedAvail bylaws provide that, to the fullest extent permitted by the DGCL, MedAvail is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of MedAvail (and any other persons serving at the request of such persons) against all liability and loss suffered and expenses (including attorneys’ fees), reasonably incurred by such person.

	MedAvail has entered into separate indemnification agreements with each of its directors and executive officers, in addition to the indemnification provided for in the MedAvail certificate of incorporation and the MedAvail bylaws.	The articles of incorporation and bylaws of MYOS provide that MYOS shall indemnify its directors and officers to the fullest extent permitted by the NRS. Under the bylaws of MYOS, such rights will not be exclusive of any other rights acquired by directors and officers. Each of the officers and directors of MYOS has also entered into an indemnification agreement with MYOS.
The Delaware Certificate and the Delaware Bylaws will provide that the Post-Merger Public Company shall indemnify its directors and officers to the fullest extent permitted by the DGCL. Under the Delaware Bylaws, such rights will not be exclusive of any other rights acquired by directors and officers. Each of the officers and directors of the Post-Merger Public Company will also enter into an indemnification agreement with the Post-Merger Public Company.

Advancement of Expenses	The amended and restated certificate of incorporation of MedAvail provide that MedAvail shall pay the expenses incurred by a director or officer in defending any proceeding in advance of its final disposition, on such terms and conditions as may be determined by the MedAvail Board.
The articles of incorporation and the bylaws of MYOS provide that MYOS shall advance payment of expenses incurred by a director or officer in advance of the final disposition of any matter only upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified. In addition, MYOS is not required to indemnify or advance amounts to a director or officer in connection with any action, suit, proceeding, claim or counterclaim, or part thereof initiated by such director or officer unless the initiation thereof was approved by the MYOS board.

The Delaware Certificate and the Delaware Bylaws will provide that the Post-Merger Public Company shall pay the expenses incurred by a director or officer in defending any proceeding in advance of its final disposition, provided, that payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that such director or officer is not entitled to be indemnified. In addition, the Post-Merger Public Company will not be required to indemnify or advance amounts to a person in connection with a proceeding initiated by such person.

Dividends

Declaration and Payment of Dividends	The amended and restated certificate of incorporation of MedAvail provides that holders of preferred stock shall be entitled, when and as declared by the board of directors, to dividends of: in the case of the Series A Preferred Stock, CAN$0.41 per share per annum, in the case of the Series B Preferred Stock, CAN$0.5678 per share per annum, in the case of the Series C Preferred Stock $1.355696 per share per annum, in the case of the Series D Preferred Stock $1.42348 per share per annum, in the case of the Series E Preferred Stock $0.88 per share per annum.	Subject to any restrictions contained in the NRS or the articles of incorporation of MYOS, the board of directors may declare and pay dividends upon the shares of capital stock.	Subject to any restrictions contained in the DGCL or the Delaware Certificate, the board of directors will be able to declare and pay dividends upon the shares of capital stock.

Amendments to Certificate of Incorporation or Bylaws

Amendment Provisions
The MedAvail certificate of incorporation provides that (i) any amendments to the MedAvail certificate of incorporation are subject to the protective provisions described above and (ii) any amendment, repeal or modification of the Tenth Article of MedAvail’s certificate of incorporation shall not adversely affect any right or protection of director, officer or other agent of MedAvail existing at the time of such amendment, repeal or modification.

Under MedAvail’s certificate of incorporation, the MedAvail board is expressly authorized to make, repeal, alter, amend and rescind any or all of the MedAvail bylaws, subject to the protective provisions described above.

The MedAvail bylaws provide that the bylaws may be repealed, altered or amended by (i) written consent of the stockholders in the manner authorized by the MedAvail bylaws, or at any meeting of the stockholders at which a quorum is present, either annual or special, by the affirmative vote of a majority of the stock entitled to vote at such

The amended and restated articles of incorporation of MYOS may be amended in any manner permitted by law. The amended and restated articles of incorporation and bylaws of MYOS provide that the board of directors is expressly authorized to make, alter or repeal the bylaws.

The bylaws of MYOS provide that the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the stockholders entitled to vote at a meeting of the stockholders, duly called, shall be required to alter, amend, repeal or remove the MYOS bylaws, provided that the MYOS stockholders may not alter, modify, waive, abrogate or diminish MYOS’s obligations to provide the indemnity set forth in Article 10 of MYOS’s bylaws.

The Delaware Certificate will reserve to the Post-Merger Public Company the right to amend, alter, change or repeal any provision of the Delaware Certificate in the manner prescribed by Delaware law, and all rights conferred upon stockholders are granted subject to this reservation.

Notwithstanding the foregoing or any provision of law which might otherwise permit a lesser vote or no vote, the Delaware Certificate will provide that the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Post-Merger Public Company’s capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles IV, V, VI, VII, VIII and XI of the Post-Merger Public Company’s certificate of incorporation.

The Delaware Certificate and the Delaware Bylaws will provide that (i) the Post-Merger Public Company’s board will have the power to adopt, amend, or repeal the Post-Merger Public Company’s bylaws by the approval of a majority of the authorized number of directors and (ii) the Post-Merger Public Company’s stockholders have the power to adopt, amend, and repeal the Post-Merger Public Company’s bylaws by stockholders entitled to vote.

meeting or (ii) by the affirmative vote of a majority of the MedAvail board at any regular or special meeting of the board; subject to the ability of the MedAvail stockholders to limit the powers of the directors to amend particular bylaws.	Notwithstanding the foregoing, the Delaware Bylaws will state that the affirmative vote of at least 66-2/3% of the total voting power of outstanding securities, voting together as a single class, will be required for the stockholders to alter, amend or repeal, or adopt any bylaw inconsistent with Article II, Sections 3.1, 3.2, 3.4 and 3.11 of Article III, Article VIII and Article X of the Delaware Bylaws.

PRINCIPAL SHAREHOLDERS OF MYOS
The following table sets forth information regarding beneficial ownership of MYOS’s Common Stock as of September 1, 2020 (the “Evaluation Date”), or an earlier date for information based on filings with the SEC, by (a) each person known to MYOS to beneficially own more than 5% of the outstanding shares of MYOS’s Common Stock, (b) each director, (c) each of the named executive officers listed in the compensation tables included in this proxy statement/prospectus/information statement, and (d) all of MYOS’s current directors and executive officers as a group. The information in this table is based solely on statements in filings with the SEC or other reliable information. Percent of beneficial ownership is based on 11,846,795 shares of MYOS’s Common Stock outstanding as of the Evaluation Date.

Name and Address of Beneficial Owner(a)	Shares Beneficially Owned	Percent of Outstanding
Principal Shareholders:
Ren Ren(b)	1,518,182	12.81%
David Matlin	1,267,477	10.7%

Directors and Named Executive Officers:
Joseph Mannello - CEO	1,387,557	11.71%
Christopher Pechock	389,257	3.29%
Christopher Dewey	328,982	2.78%
Dr. Robert J. Hariri(c)	285,364	2.41%
Victor Mandel	120,377	1.02%
Andy Ponte	97,499	*
Louis J. Aronne	80,091	*
Eric Zaltas	16,529	*
__________________
All directors and executive officers as a group (8 persons) (23%)
*Less than 1%
(a)Unless otherwise indicated, the address of each of the listed persons is c/o MYOS RENS Technology Inc., 45 Horsehill Road, Suite 106, Cedar Knolls, New Jersey 07927.
(b)Includes 1,500,000 shares held by RENS Technology Inc. over which Mr. Ren has sole voting and investment control.
(c)Includes 166,000 shares held by the Hariri Family Ltd. Partnership.

PRINCIPAL STOCKHOLDERS OF MEDAVAIL
The following table and the related notes present information on the beneficial ownership of shares of MedAvail’s capital stock as of June 30, 2020 by:
1.each director of MedAvail;
2.each executive officer of MedAvail;
3.all of MedAvail’s current directors and executive officers as a group; and
4.each stockholder known by MedAvail to beneficially own more than five percent of MedAvail Common Stock on an as converted basis.
The number of shares owned, total shares beneficially owned and the percentage of MedAvail Common Stock beneficially owned below assumes, in each case, the conversion of all 1,175,544 shares of MedAvail Series A Preferred Stock, 2,222,886 shares of MedAvail Series B Preferred Stock, 1,634,249 shares of MedAvail Series C Preferred Stock, 502,630 shares of MedAvail Series D Preferred Stock, 5,067,910 shares of MedAvail Series E Preferred Stock, and a total of 1,209,365 shares of MedAvail Common Stock outstanding as of June 30, 2020, and does not include the Private Placement Shares.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of MedAvail Common Stock that may be acquired by an individual or group within 60 days of June 30, 2020, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.
Except as indicated in footnotes to this table, MedAvail believes that the stockholders named in this table have sole voting and investment power with respect to all shares of MedAvail Common Stock shown to be beneficially owned by them, based on information provided to MedAvail by such stockholders. Unless otherwise indicated, the address for each stockholder listed is: c/o MedAvail, Inc., 6665 Millcreek Drive, Suite 1, Mississauga, Ontario, Canada L5N 5M4.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Outstanding
Principal Stockholders:
Entities affiliated with Redmile Group, LLC(1)	7,064,492	53.4%
Entities affiliated with Lewis & Clark Venture Capital, LLC(2)	1,692,386	12.6%
Adage Capital Partners, L.P.(3)	1,373,724	10.5%
Entities affiliated with Walgreens Boots Alliance, Inc.(4)	964,869	7.3%
Deerfield Private Design Fund III, L.P.(5)	858,578	6.6%
Entities affiliated with Pura Vida Investments, LLC(6)	732,812	5.6%
Directors and Named Executive Officers:
Ed Kilroy(7)	642,714	4.7%
Ryan Ferguson(8)	28,851	0.2%
Fraser Mackay(9)	53,387	0.4%
Will Misloski(10)	81,076	0.6%
David Rawlins(11)	51,933	0.4%
Neil Prezioso(12)	26,737	0.2%
Helen Ciesielski	—	*
Rob Faulkner	—	*
Gerald Gradwell	—	*
Gerard van Hamel Platerink	—	*
Michael Kramer	—	*
Glen Stettin	—	*
All current executive officers and directors as a group (12 persons)(13)	884,698	6.4%
__________________
*Represents beneficial ownership of less than 1% of the shares of MedAvail Common Stock.
(1)Consists of (i) 214,556 shares of common stock and 21,455 common stock purchase warrants held of record by RAF, L.P., (ii) 1,055,938 shares of common stock and 65,697 common stock purchase warrants held of record by Redmile Private Investments I, L.P., (iii) 337,862 shares of common stock and 7,641 common stock purchase warrants held of record by Redmile Capital Offshore Master Fund, Ltd., (iv) 1,431,166 shares of common stock held of record by Redmile Capital Offshore II Master Fund, Ltd., (v) 1,054,946 shares of common stock and 46,992 common stock purchase warrants held of record by Redmile Capital Fund, L.P., (vi) 786,070 shares of common stock and 48,906 common stock purchase warrants held of record by Redmile Private Investments I Affiliates, L.P., (vii) 1,438,579 shares of common stock and 39,193 common stock purchase warrants held of record by Redmile Strategic Master Fund, L.P., and (vii) 515,491 shares of common stock held of record by P Redmile Ltd. Redmile Group, LLC is the investment manager/adviser to each of the private investment vehicles listed in items (i) through (viii) (collectively, the “Redmile Affiliates”) and, in such capacity, exercises sole voting and investment power over all of the shares held by the Redmile Affiliates and may be deemed to be the beneficial owner of these shares. Jeremy C. Green serves as the principal of Redmile Group, LLC and also may be deemed to be the beneficial owner of these shares. Redmile Group, LLC and Mr. Green each disclaim beneficial ownership of these shares, except to the extent of its or his pecuniary interest in such shares, if any. The address for the Redmile Affiliates is c/o Redmile Group, LLC, One Letterman Drive, Bldg D, Ste D3-300, San Francisco, CA 94129.
(2)Consists of (i) 1,088,191 shares of common stock and 392,652 common stock purchase warrants held of record by Lewis & Clark Ventures I Parallel Fund, LP and (ii) 155,455 shares of common stock and 56,088 common stock purchase warrants held of record by Lewis & Clark Ventures I, LP. Lewis & Clark Venture Capital, LLC is the general partner of each of the entities listed in items (i) and (ii) (collectively, the “Lewis & Clark Affiliates”) and, in such capacity, exercises sole voting and investment power over all of the shares held by the Lewis & Clark Affiliates and may be deemed to be the beneficial owner of these shares. Thomas J. Hillman serves as the manager of Lewis & Clark Venture Capital, LLC and Mr. Hillman disclaims beneficial ownership of these shares, except to the extent of its or his pecuniary interest in such shares, if any. The address for the Lewis & Clark Affiliates is c/o Lewis & Clark Venture Capital, LLC, 120 S. Central Avenue, Suite 1000, St. Louis, MO 63105.
(3)Consists of 1,329,064 shares of common stock and 44,660 common stock purchase warrants held of record by Adage Capital Partners, L.P. (the “Fund”). Adage Capital Partners, GP, LLC (“ACPGP”) serves as the general partner of the Fund and as such has discretion over the portfolio of securities beneficially owned by the Fund. Adage Capital Advisors, LLC (“ACA”) is managing member of ACPGP and directs ACPGP’s operations. Robert Atchinson and Phillip Gross are the managing members of ACPGP and ACA and general partners of the Fund. Robert Atchinson and Phillip Gross disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interest therein. The address of Adage Capital Partners, L.P. is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.
(4)Consists of (i) 649,177 shares of common stock and 228,816 common stock purchase warrants held of record by Well Ventures, LLC and (ii) 86,876 shares of common stock held of record by The Boots Company PLC. Well Ventures, LLC and The Boots Company PLC are subsidiaries of Walgreens Boots Alliance, Inc. The address of Walgreens Boots Alliance, Inc. is 106 Wilmot Road, Deerfield, IL 60015.

(5)Consists of 830,666 shares of common stock and 27,912 common stock purchase warrants held of record by Deerfield Private Design Fund III, L.P. (“Fund III”). Deerfield Mgmt III, L.P. is the general partner of Fund III. Deerfield Management Company, L.P. is the investment manager of Fund III. Mr. James E. Flynn is the sole member of the general partner of each of Deerfield Mgmt III, L.P. and Deerfield Management Company, L.P. Deerfield Mgmt III, L.P., Deerfield Management Company, L.P. and Mr. James E. Flynn may be deemed to beneficially own the securities held by Fund III, and each disclaims beneficial ownership of these securities except to the extent of his/its indirect pecuniary interest therein, if any. The address of Fund III is 780 Third Avenue, 37th Floor, New York, NY 10017.
(6)Consists of (i) 572,699 shares of common stock and 2,527 common stock purchase warrants held of record by Pura Vida SPV I, LLC and (ii) 152,464 shares of common stock and 5,122 common stock purchase warrants held of record by Pura Vida Master Fund Ltd. (together, with Pura Vida SPV I, LLC, the “Pura Vida Funds”). Pura Vida Investments, LLC (“PVI”) serves as the investment manager to the Pura Vida Funds. Efrem Kamen serves as the managing member of PVI. By virtue of these relationships, PVI and/or Mr. Kamen may be deemed to have shared voting and dispositive power with respect to the common stock owned directly by the Pura Vida Funds, which shall not be deemed an admission that PVI and/or Mr. Kamen are beneficial owners of the common stock and common stock purchase warrants for purposes of Section 13 of the Securities Exchange Act of 1934, as amended, or for any other purpose. Each PVI and Mr. Kamen disclaims beneficial ownership of the common stock and common stock purchase warrants reported herein except to the extent of PVI’s and/or Mr. Kamen’s pecuniary interest therein. The address for the Pura Vida Funds is c/o Pura Vida Investments, LLC, 150 East 52nd Street, Suite 32001, New York, NY 10022.
(7)Consists of 642,714 shares of common stock subject to options exercisable within 60 days of June 30, 2020, all of which are vested as of such date.
(8)Consists of 28,851 shares of common stock subject to options exercisable within 60 days of June 30, 2020, all of which are vested as of such date.
(9)Consists of 53,397 shares of common stock subject to options exercisable within 60 days of June 30, 2020, all of which are vested as of such date.
(10)Consists of 81,076 shares of common stock subject to options exercisable within 60 days of June 30, 2020, all of which are vested as of such date.
(11)Consists of 51,933 shares of common stock subject to options exercisable within 60 days of June 30, 2020, all of which are vested as of such date.
(12)Consists of 26,737 shares of common stock subject to options exercisable within 60 days of June 30, 2020, all of which are vested as of such date.
(13)Consists of 884,698 shares of common stock subject to options exercisable within 60 days of June 30, 2020, all of which are vested as of such date.

LEGAL MATTERS
Hiller, P.C. will pass upon the validity of the MYOS Common Stock offered by this proxy statement/prospectus/information statement. The material U.S. federal income tax consequences of the Merger will be passed upon for MYOS by Lowenstein Sandler LLP and for MedAvail by Wilson Sonsini Goodrich & Rosati, P.C.
EXPERTS
MYOS
The consolidated balance sheets of MYOS RENS Technology Inc. as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2019 and the related notes (collectively referred to as the “financial statements”) included in this proxy statement/prospectus/information statement have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, given upon their authority as experts in accounting and auditing.
MedAvail
The consolidated financial statements of MedAvail, Inc. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 included in this proxy statement/prospectus/information statement have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s liquidity position as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an Independent Auditing firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
MYOS files annual, quarterly and special reports, proxy statements and other information are with the SEC. You may read and copy any reports, statements or other information that MYOS files at the SEC public reference room in at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. MYOS SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning MYOS also may be inspected at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.
As of the date of this proxy statement/prospectus/information statement, MYOS has filed a registration statement on Form S-4 to register with the SEC the MYOS Common Stock that MYOS will issue to MedAvail stockholders in the Merger. This proxy statement/prospectus/information statement is a part of that registration statement and constitutes a prospectus of MYOS, as well as a proxy statement of MYOS for its special meeting and an information statement for the purpose of MedAvail for its written consent.
MYOS has supplied all information contained in this proxy statement/prospectus/information statement relating to MYOS and MedAvail has supplied all information contained in this proxy statement/prospectus/information statement relating to MedAvail.
If you would like to request documents from MYOS or MedAvail, please send a request in writing or by telephone to either MYOS of MedAvail at the following addresses:

MYOS RENS Technology Inc. 45 Horsehill Road Suite 106 Cedar Knolls, New Jersey Telephone: 973-509-0444 Attn: Joseph Mannello	MedAvail, Inc. 6665 Millcreek Dr. Unit 1 Mississauga ON Canada L5N 5M4 Telephone: 877-830-0826 Attn: Ryan Ferguson
If you are a MYOS shareholder and would like additional copies, without charge, of this proxy statement/prospectus/information statement or if you have questions about the Merger, including the procedures for voting your shares, you should contact our Chief Executive Officer Joseph Mannello at 973-509-0444 or jmannello@myoscorp.com.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
We are “incorporating by reference” in this prospectus certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the SEC and they are incorporated herein by reference as of their respective dates of filing.
•Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 24, 2020;
•Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 filed with the SEC on May 6, 2020;
•Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 filed with the SEC on August 4, 2020
•Our Current Report on Form 8-K filed with the SEC on May 8, 2020;
•Our Current Report on Form 8-K filed with the SEC on June 30, 2020;
•Our Current Report on Form 8-K filed with the SEC on July 16, 2020;
•Our Current Report on Form 8-K filed with the SEC on July 27, 2020;
•The description of our Common Stock contained in our Form 8-A filed on July 9, 2014 and as it may be further amended from time to time;
•The description of our Series A preferred stock purchase rights contained in our Form 8-A filed on February 14, 2017 and as it may be further amended from time to time.
All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement, and all such documents filed after the date of this prospectus and before the termination or completion of this offering of our securities shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents, except in each case for information contained in any such filing where we indicate that such information is being furnished and is not to be considered “filed” under the Exchange Act.

TRADEMARK NOTICE
“MYOS RENS Technology” and the MYOS RENS Technology logo are unregistered trademarks of MYOS in the United States and other jurisdictions and are registered trademarks in the European Union. MedAvail, MedPlatform, MedAvail Remote Dispensing System, MedCenter, MedAvail MedCenter, MedOps are registered trademarks of MedAvail in the United States. The MedAvail Logo, SpotRx are pending registered trademarks of MedAvail in the United States, and Canada. The MedAvail Logo, MedAvail and MedAvail MedCenter are registered trademarks of the European Community. Other third-party logos and product/trade names are registered trademarks or trade names of their respective companies.

OTHER MATTERS
Shareholder Proposals
MYOS shareholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of MYOS bylaws and the rules established by the SEC under the Exchange Act. Under these requirements, to be considered for inclusion in MYOS’s proxy materials for MYOS’s annual meeting, shareholder proposals must be submitted in writing to MYOS’s principal executive offices and comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in MYOS’s proxy materials. Shareholders who wish to make a proposal (including director nominations) at MYOS’s annual meeting that are not to be included in MYOS’s proxy materials for the annual meeting must notify MYOS in writing delivered to its principal executive offices. Shareholders are also advised to review MYOS’s bylaws, which contain additional requirements relating to advance notice of shareholder proposals and director nominations. A copy of MYOS’s bylaws is available to shareholders upon written request to MYOS’s corporate secretary.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
MYOS RENS Technology Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of MYOS RENS Technology Inc., (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the two years in the period December 31, 2019 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2019 and 2018, and the consolidated results of its operations and its consolidated cash flows for each of the two years in the period December 31, 2019, in conformity with accounting principles generally accepted in the United States.
Substantial Doubt Regarding Going Concern
The accompanying consolidated financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the entity has suffered recurring losses from operations, has experienced cash used from operations in excess of its current cash position, and has an accumulated deficit, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.
Adoption of New Accounting Standard
As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for leases in 2019 due to the adoption of ASU 2016-02, Leases (Topic 842).
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/WithumSmith+Brown, PC
We have served as the Company's auditor since 2016.
East Brunswick, New Jersey
March 24, 2020

MYOS RENS TECHNOLOGY INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash	$64	$15
Accounts receivable, net	5	78
Other current asset	—	1,124
Inventories, net	1,666	1,676
Prepaid expenses	23	10
Total current assets	1,758	2,903
Operating lease right of use asset	192	—
Other asset	—	50
Deferred offering costs	95	108
Fixed assets, net	97	149
Intangible assets, net	896	1,245
Total assets	$3,038	$4,455
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$277	$236
Accrued expenses and other current liabilities	230	383
Operating lease liabilities – current portion	46	—
Related party promissory note payable and accrued interest	1,159	1,015
Total current liabilities	1,712	1,634
Long-term liabilities:
Operating lease liabilities – net of current portion	146	—
Total liabilities	1,858	1,634
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value; 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.001 par value; 15,000,000 shares authorized; 9,176,908 and 7,481,723 shares issued and outstanding at December 31, 2019 and 2018, respectively	9	8
Additional paid-in capital	40,496	37,880
Accumulated deficit	(39,325)	(35,067)
Total stockholders’ equity	1,180	2,821
Total liabilities and stockholders’ equity	$3,038	$4,455
See accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)

	Years Ended December 31,
	2019	2018
Net revenues	$1,032	$360
Cost of revenues	397	248
Gross profit	635	112
Operating expenses:
Selling, marketing and research	1,276	894
Personnel and benefits	1,897	1,718
General and administrative	1,680	1,829
Total operating expenses	4,853	4,441
Operating loss	(4,218)	(4,329)
Other expense:
Other expense	—	(2)
Interest expense	(40)	(16)
Total other expense	(40)	(18)
Loss before income taxes	(4,258)	(4,347)
Income tax benefit	—	1,124
Net loss	$(4,258)	$(3,223)
Net loss per share attributable to common shareholders:
Basic and diluted	$(0.46)	$(0.45)
Weighted average number of common shares outstanding:
Basic and diluted	8,803,581	7,139,312
See accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(in thousands, except share amounts)

	Year Ended December 31, 2019
	Common Stock		Additional paid-in capital	Accumulated deficit	Total Stockholders’ equity
	Shares	Amount
Balance at December 31, 2018	7,481,723	$8	$37,880	$(35,067)	$2,821
Proceeds from sale of Common Stock	111,129	—	211	—	211
Proceeds from private placement of Common Stock	1,267,123	1	1,849	—	1,850
Issuance of Common Stock upon conversion of related party promissory note payable	171,233	—	250	—	250
Stock-based compensation expense	—	—	95	—	95
Issuance of restricted stock	145,700	—	211	—	211
Net loss	—	—	—	(4,258)	(4,258)
Balance at December 31, 2019	9,176,908	$9	$40,496	$(39,325)	$1,180

	Year Ended December 31, 2018
	Common Stock		Additional paid-in capital	Accumulated deficit	Total Stockholders’ equity
	Shares	Amount
Balance at December 31, 2017	6,340,604	$6	$36,202	$(31,844)	$4,364
Net proceeds from sale of Common Stock	271,520	—	466	—	466
Net proceeds from private placement of Common Stock	806,452	1	977	—	978
Stock-based compensation expense	—	—	150	—	150
Issuance of restricted stock	63,147	1	85	—	86
Net loss	—	—	—	(3,223)	(3,223)
Balance at December 31, 2018	7,481,723	$8	$37,880	$(35,067)	$2,821
See accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2019	2018
Cash Flows From Operating Activities:
Net loss	$(4,258)	$(3,223)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	52	35
Amortization	349	395
Bad debt expense	83	—
Non-cash lease expense	44	—
Share-based compensation	306	235
Deferred offering costs	13	97
Provision for inventory reserve	(114)	25
Changes in operating assets and liabilities:
Increase in accounts receivable	(10)	(74)
Decrease (increase) in other asset	1,124	(1,124)
Decrease in inventories	124	78
(Increase) decrease in prepaid expenses	(13)	103
Decrease in other asset	50	—
Increase in accrued interest on promissory note payable	39	—
Decrease in operating lease liability	(53)	—
(Decrease) increase in accounts payable and accrued expenses	(103)	203
Net cash used in operating activities	(2,367)	(3,250)
Cash Flows From Financing Activities:
Net proceeds from issuance of Common Stock in private placement	1,850	978
Net proceeds from registered direct offering of Common Stock	211	472
Advances from related party	250	—
Payments to related party	(250)	—
Deferred offering costs from at-the-market transaction	—	(108)
Proceeds from related party promissory note payable	355	1,000
Net cash provided by financing activities	2,416	2,342
Net increase (decrease) in cash	49	(908)
Cash at beginning of year	15	923
Cash at end of year	$64	$15
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$—	$1
Income taxes	$—	$—
Supplemental schedule of non-cash investing and financing activities:
Conversion of related party promissory note into shares of Common Stock	$250	$—
Reclassification of deferred offering costs to additional paid in capital	$—	$6
See accompanying Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2019
(amounts in thousands, except share and per share amounts, unless otherwise indicated)
NOTE 1 – NATURE OF OPERATIONS AND LIQUIDITY
Nature of Operations
MYOS RENS Technology Inc. (the “Company”) is a company focused on the discovery, development and commercialization of advanced nutrition products that improve muscle health and performance. The Company was incorporated under the laws of the State of Nevada on April 11, 2007. On March 17, 2016, the Company merged with its wholly-owned subsidiary and changed its name from MYOS Corporation to MYOS RENS Technology Inc. As used in these financial statements, the terms “the Company”, “MYOS”, “our”, or “we”, refers to MYOS RENS Technology Inc. and its subsidiary, unless the context indicates otherwise. On February 25, 2011, the Company entered into an agreement to acquire the intellectual property for Fortetropin®, our proprietary active ingredient from Peak Wellness, Inc. The Company’s activities are subject to significant risks and uncertainties.
Our commercial focus is to leverage our clinical data to develop multiple products to target the large, but currently underserved, markets focused on muscle health. The sales channels through which we sell our products are evolving. The first product we introduced was MYO-T12, a proprietary formula containing Fortetropin® and other ingredients which was sold in the sports nutrition market.
In March 2018, we launched Yolked®, a Fortetropin®-powered product which is NSF Certified for Sports, and developed and marketed to collegiate and professional athletes who want to increase their muscle size and performance with an all-natural advanced nutrition product. The Company recorded $284 and $117 of net sales for the years ended December 31, 2019 and 2018, respectively for our Yolked® product line.
In June 2018, we launched our Fortetropin® based pet product MYOS Canine Muscle Formula® (“MCMF”). Two veterinarian hospitals had previously performed some informal observational studies with older dogs experiencing muscle atrophy and saw positive results after taking our pet product. We believe that the positive feedback received from the veterinarian community, together with the positive results from our Kansas State University study, will enable us to grow our pet business product line. The Company recorded $476 and $44 of net sales for the years ended December 31, 2019 and 2018, respectively of MCMF.
In November 2019, we launched our white label business, working with manufacturers to create new brands and products using Fortetropin® as the foundation. We had $19 in white label sales for the year ended December 31, 2019.
We continue to pursue additional distribution and branded sales opportunities. There can be no assurance that we will be able to secure distribution arrangements on terms acceptable to us, or that we will be able to generate significant sales of our current and future branded products. We expect to continue developing our own core branded products in markets such as functional foods, sports and fitness nutrition and to pursue international sales opportunities. We remain committed to continuing our focus on various clinical trials in support of enhancing our commercial strategy as well as enhancing our intellectual property assets, to develop product improvements and new products, and to reduce the cost of our products by finding more efficient manufacturing processes and contract manufacturers.
Going Concern and Liquidity
The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), which contemplates continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustment that might become necessary should the Company be unable to continue as a going concern.

The Company has suffered recurring losses from operations and incurred a net loss of $4,258 for the year ended December 31, 2019 and $3,223 for the year ended December 31, 2018. The accumulated deficit as of December 31, 2019 was $39,325. The Company has not yet achieved profitability and expects to continue to incur cash outflows from operations. It is expected that its operating expenses will continue to increase and, as a result, the Company will eventually need to generate significant product revenues to achieve profitability. These conditions indicate that there is substantial doubt about the Company’s ability to continue as a going concern within one year after the financial statement issuance date.
As of the filing date of this proxy statement/prospectus/information statement, management believes that there may not be sufficient capital resources from operations and existing financing arrangements in order to meet operating expenses and working capital requirements for the next twelve months, primarily due to the failure of RENS Technology Inc. to fund the required amounts.
Accordingly, we are evaluating various alternatives, including reducing operating expenses, securing additional financing through debt or equity securities to fund future business activities and other strategic alternatives. There can be no assurance that the Company will be able to generate the level of operating revenues in its business plan, or if additional sources of financing will be available on acceptable terms, if at all. If no additional sources of financing are available, our future operating prospects may be adversely affected. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance to U.S. GAAP and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). The consolidated financial information presented herein reflects all normal adjustments that are, in the opinion of management, necessary for a fair statement of the financial position, results of operations and cash flows for the periods presented. The Company is responsible for the consolidated financial statements included in this proxy statement/prospectus/information statement.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of MYOS RENS Technology Inc. and its wholly-owned subsidiary, Atlas Acquisition Corp. All material intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, equity and the disclosures of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future non-conforming events. Accordingly, the actual results could differ significantly from estimates.
Significant items subject to such estimates include but are not limited to the valuation of stock-based awards, measurement of allowances for doubtful accounts, inventory reserves, the valuation allowance related to the Company’s deferred tax assets, the selection of asset useful lives, fair value estimations used to test long-lived assets, including intangibles, impairments and provisions necessary for assets and liabilities.
Management’s estimates, including evaluation of impairment of long-lived assets and inventory reserves are based in part on forecasted future results. A variety of factors could cause actual results to differ from forecasted results and these differences could have a significant effect on asset carrying amounts. Management believes that the ability to sell raw materials to a third party in the event the Company does not obtain the requisite amount of revenue.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with a maturity of three months or less and money market accounts to be cash equivalents. At December 31, 2019 and 2018, the Company had no cash equivalents. The Company maintains its bank accounts with high credit quality financial institutions and has never experienced any losses related to these bank accounts. The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its financial institutions. As part of our ongoing liquidity assessments management evaluates our cash, cash equivalents. The amount of funds held in bank can fluctuate due to the timing of receipts and payments in the ordinary course of business and due to other reasons, such as business-development activities so the Company may at times have exposure to cash in excess of FDIC insured limits. At December 31, 2019, total cash in the Company’s bank accounts was $64, which does not exceed the FDIC coverage limit of $250. There were no accounts that exceeded the FDIC limit at December 31, 2018 as total cash was $15.
Concentrations of Credit Risk, Significant Customers and Significant Supplier
Management regularly reviews accounts receivable, and if necessary, establishes an allowance for doubtful accounts that reflects management’s best estimate of amounts that may not be collectible based on historical collection experience and specific customer information. Accounts receivable is non-interest bearing. Credit is issued to customers without collateral. If an account becomes delinquent, management will review if a write off is appropriate. Expense recognized as a result of an allowance for doubtful accounts is classified under general and administrative expenses in the consolidated statements of operations.
For the year ended December 31, 2019, the Company had a concentration of revenue with one major customer accounting for 20% of total revenue. For the year ended December 31, 2018, the Company had a concentration of revenue with one major customer accounting for 21% of total revenue. A loss of a major customer could have a material adverse effect on future operating results.
As of December 31, 2019, accounts receivable from a customer of $83 amounted to approximately 94% of total accounts receivable of $88. The Company has made an allowance for doubtful accounts for the amounts due from a customer of $83 and has begun legal proceedings to demand payment on the account. The bad debt expense is included in general and administrative expenses within the consolidated statements of operations during the year ended December 31, 2019.
As of December 31, 2018, accounts receivable from a customer amounted to approximately 99% of total accounts receivable. The receivable was paid in full during the first quarter of 2019. As of December 31, 2019 the Company had amounts due from customer of $25 for open receivables and amounts due to customer of $25 for outstanding marketing invoices and returns. We have discussed a right of offset with a customer for the due to of $25 and due from of $25to $0.
Failure to collect these receivables could have a material adverse effect on our future operating results.
The Company had the following concentrations of accounts receivable with customers:

	December 31,
	2019	2018
Major Customer	$83	$77
Direct-to-consumer	5	1
Allowance for doubtful accounts	(83)	—
Accounts receivable, net	$5	$78

The Company had the following concentrations of revenues with customers:

	December 31,
	2019	2018
Significant Customer	20%	21%
Inventory Reserves
Inventories are valued at the lower of cost or net realizable value, with cost determined on a first in, first-out basis. Each quarter the Company evaluates the need for a change in the inventory reserve based on projected future sales and expiration dates of products. Our policy is to recognize an inventory reserve as a loss in earnings in the period in which evidence exists that the net realizable value of inventory is less than its cost due to damage, physical deterioration, obsolescence, and changes in inventory reserve estimates, changes in price levels or other causes. Net realizable value is the estimated selling price in the ordinary course of business, less costs to complete and sell finished goods, including direct selling costs such as transportation and sales commissions as well as inventory write-offs. The multiple possible outcomes that can result from applying lower of cost or net realizable value can make inventory valuation highly complex. For the year ended December 31, 2019, the Company reduced the reserve resulting in recovery of $114 included in cost of goods sold in the consolidated statements of operations. As of December 31, 2019, all expired products had been fully reserved and removed from inventory.
Deferred Offering Costs
The Company defers as other assets the direct incremental costs of raising capital until such time as the offering is completed. At the time of the completion of the offering, the costs are charged against the capital raised. Should the offering not be completed, deferred offering costs are charged to operations during the period in accordance with SEC guidance. Since the February 21, 2017 sales agreement expired by June 30, 2018, the remaining deferred offering costs of $96 on the Company’s consolidated balance sheets were recognized and recorded within the Company’s consolidated statements of operations as general and administrative expenses for the year ended December 31, 2018.
On July 24, 2018, the Company entered into a new sales agreement, incurring $108 of deferred offering costs as of December 31, 2018 which was recorded as a long term asset on the accompanying consolidated balance sheet. As of December 31, 2019, $95 of deferred offering costs is included as a long-term asset on the accompanying consolidated balance sheet. There is no expiration date therefore management monitors the asset for realizability.
Fixed Assets
Fixed assets are stated at cost and depreciated to their estimated residual value over their estimated useful lives of 3 to 7 years. Leasehold improvements are amortized over the lesser of the asset’s useful life or the contractual remaining lease term including expected renewals. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are reversed from the accounts and the resulting gains or losses are included in the Consolidated Statements of Operations. Repairs and maintenance are expensed as incurred.
Depreciation is provided using the straight-line method for all fixed assets.
We review our fixed assets for impairment when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. We use an estimate of future undiscounted net cash flows of the related assets or groups of assets over their remaining lives in measuring whether the assets are recoverable. If the assets are determined to be unrecoverable, an impairment loss is calculated by determining the difference between the carrying values and the estimated fair value. We did not consider any of our fixed assets to be impaired during the years ended December 31, 2019 and 2018.
Intangible Assets
The Company’s intangible assets consist primarily of intellectual property pertaining to Fortetropin®, including its formula, trademarks, trade secrets, patent application and domain names, which were determined to have a fair value of $2,000 as of December 31, 2011. Management determined that the intellectual property had a finite useful life of ten (10) years and began amortizing the asset over its estimated useful life beginning April 2014.
In July 2014, the Company acquired the United States patent application for the manufacture of Fortetropin® from Deutsches Institut fur Lebensmitteltechnik e.V. – the German Institute for Food Technologies (“DIL”). The cost of the patent application, which was capitalized as an intangible asset, was determined to be $101, based on the present value of the minimum guaranteed royalty payable to DIL using a discount rate of 10%. The intangible asset is being amortized over an estimated useful life of ten (10) years.
In March 2017, the Company launched a new product line Qurr® and a related website qurr.com. The Company capitalized $380 of the costs to build the website in accordance with U.S. GAAP and initially amortized this asset over its 60 months useful life to March 2022. As of December 31, 2018 the Company accelerated the amortization of this asset to December 31, 2019 to mirror the expiration date of the remaining Qurr® in its inventory.
Intangible assets also includes patent costs associated with applying for a patent and being issued a patent. Costs to defend a patent and costs to invalidate a competitor’s patent or patent application are expensed as incurred. Upon issuance of the patent, capitalized patent costs are reclassified from intangibles with indefinite lives to intangibles with finite lives and amortized on a straight-line basis over the shorter of the estimated economic life or the initial term of the patent, generally 20 years.
Intangible assets at December 31, 2019 and December 31, 2018 consisted of the following:

	December 31, 2019	December 31, 2018
Intangibles with finite lives:
Intellectual property	$2,101	$2,101
Website - qurr.com	380	380
Less: accumulated amortization - intellectual property	(1,205)	(994)
Less: accumulated amortization - website	(380)	(242)
Total intangibles with finite lives	896	1,245
Intangibles with indefinite lives	—	—
Total intangible assets, net	$896	$1,245
Amortization expense related to intangible assets for the years ended December 31, 2019 and 2018 was $349 and $395.
Impairment testing of intangible assets subject to amortization involves comparing the carrying amount of the asset to the forecasted, undiscounted future cash flows whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. In the event the carrying value of the asset exceeds the undiscounted future cash flows, the carrying value is considered not recoverable and a potential impairment exists. If the Company identifies impairment for long-lived assets, the Company compares the assets’ current carrying value to the assets’ fair value. Fair value is based on current market values. Changes in these underlying assumptions could significantly impact the asset’s estimated fair value.
Based on twenty-two (22) consecutive quarters of minimal revenues combined with changes in the sales channels through which we sell our products and our inability to predict future orders, if any, or to what extent we will be able to secure new distribution arrangements, we tested our intellectual property for impairment in the fourth quarter of 2019 and determined that the asset value was recoverable and therefore no impairment was recognized.

Assuming no additions, disposals or adjustments are made to the carrying values and/or useful lives of the intangible assets, annual amortization expense for intangible assets is estimated to be as follows:

(In thousand $)
Years Ended December 31,	Amount
2020	$210
2021	210
2022	210
2023	210
2024	56
Total	$896
Leases
In February 2016, the Financial Accounting Standards Board (“FASB”) issued its final standard on lease accounting which requires lessees to recognize on the balance sheet the assets and liabilities for the rights and obligations created by leases with lease terms of more than 12 months (“ASC 842”). Under ASC 842, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The Company is also required to recognize and measure new leases at the adoption date and recognize a cumulative-effect adjustment in the period of adoption using a modified retrospective approach, with certain practical expedients available.
The Company elected the optional transition method and adopted ASC 842 beginning on January 1, 2019 on a modified retrospective basis with no restatement of prior period amounts. The adoption of ASC 842 did not change the Company’s historical classification of these leases or the straight-line recognition of related expenses. As allowed under ASC 842, the Company elected to apply practical expedients to carry forward the original lease determinations, lease classifications and accounting of initial direct costs for all asset classes at the time of adoption. The Company also elected not to separate lease components from non- lease components and to exclude short-term leases from its consolidated balance sheet. The Company’s adoption of the new standard resulted in the recognition of right-of-use assets of $236 and liabilities of $245, with no material cumulative effect adjustment to equity as of the date of adoption. In connection with the adoption of this guidance, as required, the Company reclassified deferred rent liabilities as reductions to lease assets. Adoption of the new standard did not have a material impact on the Company’s consolidated statements of operations or cash flows.
The impact of the adoption of ASC Topic 842 on the balance sheet as of January 1, 2019 was as follows:

	As Reported December 31, 2018	Adoption of ASC 842	Balance January 1, 2019
Operating lease right-of-use asset	$—	$236	$236
Total assets	$4,455	$236	$4,691
Current liabilities	$1,634	$53	$1,687
Non-current portion of operation lease liability	$—	$193	$193
Total liabilities	$1,634	$246	$1,880
Following the adoption of ASC 842, the Company determines if an arrangement is a lease at inception. Operating lease assets and liabilities are included in operating lease right of use (“ROU”) lease assets, current portion of operating lease liabilities, and long-term operating lease liabilities on the Company’s consolidated balance sheets.
Operating lease right of use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease right of use assets and liabilities are recognized at the commencement date of the lease based on the present value of lease payments over the lease term. Since the Company’s leases do not provide an implicit rate, the

Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The operating lease right of use assets also include any lease payments made and excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term along with any variable costs as incurred.
Net Revenue
Effective January 1, 2018, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-9 (“ASU 2014-9”), as amended, using the modified retrospective method. ASU 2014-9, which is codified in the FASB Accounting Standards Codification as Topic 606, Revenue from Contracts with Customers, supersedes nearly all previous revenue recognition guidance under U.S. GAAP and requires revenue to be recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. Additionally, qualitative and quantitative disclosures are required about customer contracts, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract.
The adoption of ASU 2014-9 did not impact the Company’s timing or amounts of revenue recognition. As such, the Company recorded no transition adjustment as of January 1, 2018. However, the additional required qualitative and quantitative disclosures to Topic 606 are provided below.
Revenue Recognition
Net revenues include products and shipping and handling charges, net of estimates for incentives and other sales allowances or discounts. Our product sales generally do not provide for rights of return. Revenue is measured as the amount of consideration we expect to receive in exchange for transferring products. All revenue is recognized when we satisfy our performance obligations under the contract. We recognize revenue by transferring the promised products to the customer, with revenue recognized at the point in time the customer obtains control of the products. We consider charges associated with shipping and handling activities as costs to fulfill our performance obligations. Using probability assessments, we estimate sales incentives expected to be paid over the term of the contract. The majority of our contracts have a single performance obligation and are short term in nature. Sales taxes that are collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from net sales.
Disaggregation of Revenue
Our net revenues by product type are presented below for the years ended December 31, 2019 and 2018:

	Years ended
Product Type	December 31, 2019	December 31, 2018
MYOS Canine Muscle Formula®(1)	$476	$44
Yolked®(2)	284	117
White label(3)	222	—
Qurr®(4)	40	175
Physician Muscle Health Formula(5)	10	24
Total Net Revenues	$1,032	$360
__________________
(1)MYOS Canine Muscle Formula® launched in June 2018
(2)Yolked® launched in March 2018
(3)White label Fortetropin® blend we produce as it is ordered
(4)Qurr® launched in June 2017
(5)Fortetropin® blend for physicians

Contract Assets and Liabilities
As of December 31, 2019 and 2018, the Company did not have any contract assets and contract liabilities from contracts with customers. The contract liabilities represent payments received from customers for which the Company had not yet satisfied its performance obligation under the contract. During the years ended December 31, 2019 and 2018, there was no revenue recognized from performance obligations satisfied (or partially satisfied) in previous periods.
Advertising, Marketing and Promotions
The Company charges the costs of advertising to sales and marketing expenses as incurred. Advertising and marketing costs were $978 and $308 for the years ended December 31, 2019 and 2018, respectively. For the year ended December 31, 2019, advertising costs consisted primarily of marketing costs for our Yolked® and MYOS Canine Muscle Formula® products. For the year ended December 31, 2018, advertising costs consisted primarily of marketing costs for our Qurr® line of products.
Shipping and Handling Costs
The Company records costs for the shipping and handling of products to our customers in cost of sales. These expenses were $61 and $48 for the years ended December 31, 2019 and 2018, respectively.
Research and Development
Research and development expenses consist primarily of the cost of manufacturing our product for clinical study, the cost of conducting clinical studies and the cost of conducting preclinical and research activities. Nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities are initially capitalized and are then recognized as an expense as the related goods are consumed or the services are performed. During the years ended December 31, 2019 and 2018, the Company incurred research and development expenses of $145 and $417 respectively. These included payments to DIL for research of $150 for the year ended December 31, 2018.
Share-based Compensation
Share-based payments are measured at their estimated fair value on the date of grant. Share-based compensation expense recognized during a period is based on the estimated number of awards that are ultimately expected to vest. For stock options and restricted stock that do not vest immediately but which contain only a service vesting feature, we recognize compensation cost on the unvested shares and options on a straight-line basis over the remaining vesting period.
The Company uses the Black-Scholes option-pricing model to estimate the fair value of options and the market price of our Common Stock on the date of grant for the fair value of restricted stock issued. Our determination of the fair value of stock-based awards is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, our expected stock price volatility over the term of the awards, and certain other market variables such as the risk-free interest rate.
Segment Information
Accounting Standards Codification (“ASC”) 280, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments and requires selected information for those segments to be presented in the financial statements. It also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. Management has determined that the Company operates in one segment.

Fair Value Measurement
Fair value is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby observable and unobservable inputs, used in valuation techniques, are assigned a hierarchical level.
The following are the hierarchy levels of inputs to measure fair value:
Level 1: Inputs that utilize quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2: Inputs that utilize observable quoted prices for similar assets and liabilities in active markets and observable quoted prices for identical or similar assets in markets that are not very active.
Level 3: Inputs that utilize unobservable inputs and include valuations of assets or liabilities for which there is little, if any, market activity.
A financial asset or liability’s classification within the above hierarchy is determined based on the lowest level input that is significant to the fair value measurement. At December 31, 2019 and 2018, the Company’s financial instruments consist primarily of cash, accounts receivable, accounts payable and accrued expenses and other current liabilities. Due to their short-term nature, the carrying amounts of the Company’s financial instruments approximated their fair values.
Basic and Diluted Loss per Share
Basic net loss per share is computed by dividing net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing net loss for the period by the weighted average number of common shares outstanding during the period increased to include the number of additional shares of Common Stock that would have been outstanding if potential dilutive securities outstanding had been issued. The Company uses the “treasury stock” method to determine the dilutive effect of Common Stock equivalents such as options, warrants and restricted stock. For the years ended December 31, 2019 and 2018, the Company incurred a net loss. Accordingly, the Company’s Common Stock equivalents were anti-dilutive and excluded from the diluted net loss per share computation.
The aggregate number of potentially dilutive Common Stock equivalents outstanding at December 31, 2019 excluded from the diluted net loss per share computation because their inclusion would be anti-dilutive were 1,281,736, which includes warrants to purchase an aggregate 663,356 shares of Common Stock, options to purchase an aggregate of 618,380 shares of Common Stock and rights under the Rights Agreement.
The aggregate number of potentially dilutive Common Stock equivalents outstanding at December 31, 2018 excluded from the diluted net loss per share computation because their inclusion would be anti-dilutive were 1,083,082, which includes warrants to purchase an aggregate 821,202 shares of Common Stock, options to purchase an aggregate of 261,880 shares of Common Stock and rights under the Rights Agreement.
Income Taxes
Income taxes are accounted for under the asset and liability method in accordance with ASC 740, Accounting for Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance to the extent that the recoverability of the asset is unlikely to be recognized. The Company follows ASC 740 rules governing uncertain tax positions, which provides guidance for recognition and measurement. This prescribes a threshold condition that a tax position must meet for any of the benefits of the uncertain tax position to be recognized in the financial statements. It also provides accounting guidance on recognition, classification and disclosure of these uncertain tax positions. The Company has no uncertain income tax positions.
Interest costs and penalties related to income taxes are classified as interest expense and operating expenses, respectively, in the Company’s financial statements. For the years ended December 31, 2019 and 2018, the Company did not recognize any interest or penalty expense related to income taxes. The Company files income tax returns in the U.S. federal jurisdiction and states in which it does business.
NOTE 3 – RECENT ACCOUNTING PRONOUNCEMENTS
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes. The amendments in ASU 2019-12 simplify the accounting for income taxes by removing certain exceptions to the general principles in Accounting Standards Codification (“ASC”) Topic 740, Income Taxes. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. ASU 2019-12 will be effective for the Company’s fiscal year beginning after December 15. 2020, with early adoption permitted. The transition requirements are dependent upon each amendment within this update and will be applied either prospectively or retrospectively. The Company does not expect this ASU to have a material impact on its consolidated financial statements.
NOTE 4 – INVENTORIES, NET
Inventories, net at December 31, 2019 and 2018 consisted of the following:

(In thousands $)	December 31, 2019	December 31, 2018
Raw materials	$1,264	$1,769
Work in process	15	37
Finished goods	450	135
	1,729	1,941
Less: inventory reserves	(63)	(265)
Inventories, net	$1,666	$1,676
NOTE 5 – FIXED ASSETS, NET
Fixed assets at December 31, 2019 and 2018 consisted of the following:

(In thousands $)	December 31, 2019	December 31, 2018
Furniture, fixtures and equipment	$116	$116
Computers and software	68	68
Leasehold improvements	239	239
Other	7	7
Total fixed assets	430	430
Less: accumulated depreciation and amortization	(333)	(281)
Net book value of fixed assets, net	$97	$149
Depreciation expense was $52 and $35 for the years ended December 31, 2019 and 2018, respectively.

NOTE 6 – PREPAID EXPENSES
Prepaid expenses consist of various payments that the Company has made in advance for goods or services to be received in the future. Prepaid expenses consisted of the following:

(In thousands $)	December 31, 2019	December 31, 2018
Prepaid expenses and other	$17	$4
Prepaid investor relations	6	6
Total prepaid expenses	$23	$10
NOTE 7 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consist of estimated future payments that relate to the current accounting periods. Management reviews these estimates regularly to determine their reasonableness. Accrued expenses and other current liabilities at December 31, 2019 and 2018 consisted of the following:

(In thousands $)	December 31, 2019	December 31, 2018
Professional fees	$—	$85
Accrued board compensation	209	181
Research and development	—	91
Deferred rent	—	10
Other accrued expenses	21	16
Total accrued expenses and other current liabilities	$230	$383
NOTE 8 – RELATED PARTY PROMISSORY NOTE AND ACCRUED INTEREST
On August 30, 2018, the Company issued an unsecured promissory note (the “Note”) in the principal amount of $750 in favor of Joseph Mannello, the Company’s chief executive officer (the “Lender”). Pursuant to the Note, on August 30, 2018, the Lender advanced $500 of funds to the Company. On September 26, 2018, the Lender advanced an additional $250 of funds to the Company.
On November 13, 2018, the Company amended and restated the Note to increase the maximum amount that may be drawn down under the Note from $750 to $1,000. On December 29, 2018, the Lender advanced an additional $250 of funds to the Company. As of December 31, 2018, the Company recorded $1,000 as a liability on the consolidated balance sheets.
The Note accrues interest at a rate of 5% per annum and all payments of principal, interest and other amounts under the original Note were payable on August 31, 2019. The Company may prepay, in whole or in part, at any time, the principal, interest and other amounts owed under the Note, without penalty. As of December 31, 2018, the Company accrued $15 of interest expense on the Note.
On March 27, 2019, $250 of the Note was exchanged for 171,233 shares of Common Stock as part of a private placement.
On October 30, 2019 the Company and the Lender agreed to extend the maturity date.
In December 2019 the Lender advanced an additional $355 to the Company for general working capital purposes. As of December 31, 2019, the total amounts outstanding and due to the Lender under the Note was $1,105 and $54 of accrued interest.

Subsequent to year-end on March 2, 2020, the Company entered into securities purchase agreements for a private placement with a group of accredited investors and issued 1,533,058 shares of Common Stock to the investors, including four members of the Company’s board of directors, for aggregate cash proceeds of $1,030 and $825 of the Note converted into 681,818 shares. The closing of the private placement occurred on March 5, 2020 and included the conversion of $825 of the principal amount of the Note.
NOTE 9 - STOCKHOLDERS' EQUITY
Authorized Capital
As of December 31, 2019, the Company was authorized to issue 15,000,000 shares of Common Stock, $0.001 par value, and 500,000 shares of preferred stock, $0.001 par value. The holders of the Company’s Common Stock are entitled to one vote per share.
Preferred Stock Rights
Effective February 14, 2017, the Board declared a dividend of one Right for each of the Company’s issued and outstanding shares of Common Stock. The Rights were granted to the stockholders of record at the close of business on February 24, 2017. Each Right entitles the registered holder, upon the occurrence of certain events specified in the Rights Agreement, to purchase from the Company one one-thousandth of a share of the Company’s Series A Preferred Stock at a price of $7.00, subject to certain adjustments. The Rights are not exercisable until the occurrence of certain events, including a person acquiring or obtaining the right to acquire beneficial ownership of 10% or more of the Company’s outstanding Common Stock. The Rights are evidenced by certificates for the Common Stock and automatically transfer with the Common Stock unless they become exercisable. If the Rights become exercisable, separate certificates evidencing the Rights will be distributed to each holder of Common Stock. Holders of the preferred stock will be entitled to certain dividend, liquidation and voting rights. The rights are redeemable by the Company at a fixed price as determined by the Board, after certain defined events.
As of December 31, 2019, the Rights have no dilutive effect on the earnings per common share calculation and no shares of preferred stock have been issued. The Company has determined that these rights have a de minimis fair value. The Rights are not exercisable until the occurrence of certain events, including a person acquiring or obtaining the right to acquire beneficial ownership of 10% or more of the Company’s outstanding Common Stock. The Rights are evidenced by certificates for the Common Stock and automatically transfer with the Common Stock unless they become exercisable. If the Rights become exercisable, separate certificates evidencing the Rights will be distributed to each holder of Common Stock. Holders of the preferred stock will be entitled to certain dividend, liquidation and voting rights. The rights are redeemable by us at a fixed price as determined by the Board, after certain defined events.
Subsequent to year end on February 14, 2020 the Company amended the Rights Agreement to, among other things extend the expiration date to February 14, 2021. The description and terms of the Rights are set forth in the Rights Agreement dated as of February 14, 2017, as amended.
Issuance of Common Stock
The Company has periodically issued Common Stock in connection with certain private and public offerings. For the years ended December 31, 2019 and 2018 the Company has received aggregate net proceeds of $2,061 and $1,450 from these offerings:

For the year ended December 31, 2019	Shares		Net Proceeds
March 20, 2019	1,267,123	(1)	$1,850
March 19, 2019	78,640	(3)	146
January 15, 2019	32,489	(2)	65
Total	1,378,252		$2,061
__________________
(1)Shares issued pursuant to a private placement with accredited investors for $1.46 per share.
(2)Shares of Common Stock sold for$1.85 per share in an at-the-market offering.
(3)Shares of Common Stock sold for $2.00 per share in an at-the-market offering.

For the year ended December 31, 2018	Shares		Net Proceeds
April 29, 2018	806,452	(1)	$978
April 4 – April 23, 2018	131,225	(2)	176
January 19, 2018	140,295	(3)	296
Total	1,077,972		$1,450
__________________
(1)Shares issued pursuant to a private placement with accredited investors for $1.24 per share.
(2)Shares of Common Stock sold for between $1.25 and $1.38 per share in an at-the-market offering.
(3)Shares of Common Stock sold for $2.11 per share in an at-the-market offering.
At-the-Market Offering
On February 21, 2017, the Company entered into a sales agreement with H.C. Wainwright & Co., LLC (“H.C. Wainwright”) which established an at-the-market equity program pursuant to which the Company may offer and sell up to $6.0 million of its shares of Common Stock from time to time through H.C. Wainwright. The Company incurred $125 of deferred offering costs in connection with this program which were originally recorded as a long term other asset on the Company’s consolidated balance sheets. Since this sales agreement expired by June 30, 2018 the remaining deferred offering costs of $96 were recognized and recorded within the accompanying consolidated statements of operations as general and administrative expenses for the year ended December 31, 2018.
On January 19, 2018, the Company sold 140,295 shares of Common Stock for $2.111 per share for gross proceeds of $296 in an at-the-market offering. On various dates in April 2018, the Company sold an aggregate of 131,225 shares of Common Stock at various prices for aggregate gross proceeds of $176 under the Company’s existing at-the-market program.
On July 24, 2018, the Company entered into a new sales agreement with H.C. Wainwright which established a new at-the-market equity program pursuant to which the Company may offer and sell shares of Common Stock from time to time through H.C. Wainwright. The Company incurred $108 of deferred offering costs in connection with this program as of September 30, 2018 which was recorded as a long term other asset on the Company’s consolidated balance sheets. The deferred offering costs will be reflected as a reduction in equity as the Company incurs sales of its stock pursuant to this program. Management continues to evaluate the ongoing progress of this program and its related outstanding deferred offering costs.
On January 15, 2019, the Company sold 32,489 shares of Common Stock for $2.00 per share for gross proceeds of $65 in an at-the-market offering. The Company recorded $4 of deferred offering costs.
On March 19, 2019, the Company sold78,640 shares of Common Stock for $1.85 per share for gross proceeds of $146 in an at-the-market offering. The Company recorded $9 of deferred offering costs.
Subsequent to year end, on January 23, 2020, the Company sold 7,322 shares of Common Stock for $1.50 per share for gross proceeds of $11 in an at-the-market offering. The Company recorded $1 of deferred offering costs.
Subsequent to year end, on February 3, 2020, the Company sold 140,085 shares of Common Stock for $1.55 per share for gross proceeds of $217 in an at-the-market offering. The Company recorded $14 of deferred offering costs.
As of the filing date of this proxy statement/prospectus/information statement, a total of 258,536 shares were sold under this program for aggregate gross proceeds of $439 and $28 of deferred offering costs since July 24, 2018 when the new sales agreement began.
Private Placement
On April 25, 2018, the Company entered into a securities purchase agreement with private investors providing for the issuance and sale by the Company of 806,452 shares of Common Stock, in a private placement offering at a purchase price of $1.24 per share, for gross proceeds of $1,000 and net proceeds of $978.

On March 20, 2019, the Company entered into securities purchase agreements with certain accredited investors, including two members of the Company’s board of directors, providing for the issuance and sale by the Company of 1,438,356 shares of Common Stock in a private placement at a purchase price of $1.46 per share.  As part of the private placement, $250 of the outstanding principal amount of the Note was exchanged into 171,233 shares of Common Stock. The remaining 1,267,123 shares of Common Stock sold resulted in cash proceeds of $1,850. The closing of the Private Placement occurred on March 27, 2019.
Subsequent to year-end on March 2, 2020, the Company entered into securities purchase agreements with a group of accredited investors, including four members of the Company’s board of directors, providing for the issuance and sale by the Company of 1,533,058 shares of the Company’s Common Stock in a private placement at a purchase price of $1.21 per share. As part of the private placement, $825 of the outstanding principal amount of the Note was exchanged into 681,818 shares of Common Stock. The remaining 851,240 shares of Common Stock sold resulted in cash proceeds of $1,030. The closing of the Private Placement occurred on March 5, 2020.
NOTE 10 - WARRANTS
The following table summarizes information about outstanding and exercisable warrants at December 31, 2019:

Description	Grant Date	Number of Shares Underlying Warrants Originally Granted	Shares Underlying Warrants Exchanged, Exercised or Expired	Shares Underlying Warrants Outstanding and Exercisable	Exercise Price	Expiration Term in years
Series B(1)	January 27, 2014	157,846	(157,846)	—	$—	—
Series C(2)	November 19, 2014	145,399	(142,957)	2,442	$12.00	0.38
Repricing Series C(2)	November 19, 2014		142,957	142,957	$9.00	0.38
Repricing Series E(2)	November 19, 2014		142,957	142,957	$9.00	2.38
MYOS RENS Technology Inc. (3)	March 3, 2016	375,000	—	375,000	$7.00	1.17
		678,245	(14,889)	663,356
__________________
(1)Issued in connection with the January 27, 2014 private placement transaction.
(2)Issued in connection with the November 19, 2014 registered-direct public offering, and subsequently revised pursuant to Warrant Exercise Agreements entered into on May 18, 2015.
(3)Shares issued pursuant to the closing of the first tranche of the financing with RENS Technology Inc.
NOTE 11 – STOCK COMPENSATION
Equity Incentive Plan
The Company increased the number of shares available for issuance under its 2012 Equity Incentive Plan (as amended, the “Plan”) from 850,000 to 1,200,000 in December 2019, which was approved by the Company’s shareholders in December 2019. The plan provides for the issuance of up to 1,200,000 shares. The Plan provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards and other cash-based awards. As of December 31, 2019, the remaining shares of Common Stock available for future issuances of awards was 592,260. The Company granted an aggregate of 30,000 options to purchase restricted Common Stock to certain directors prior to the adoption of the Plan.
Stock options generally vest and become exercisable with respect to 100% of the Common Stock. subject to such stock option on the third (3rd) anniversary of the date of grant. Any unvested portion of a stock option shall expire upon termination of employment or service of the participant granted the stock option, and the vested portion shall remain exercisable in accordance with the provisions of the Plan.

Stock Options
The following table summarizes stock option activity for the years ended December 31, 2019 and 2018:

	Shares Under Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Balance at December 31, 2017	561,740	$7.32	5.65
Options granted	57,000	4.00
Options forfeited	(20,000)	4.00
Balance at December 31, 2018	598,740	$6.76	5.87
Options granted	72,000	2.00
Options forfeited	—	—
Balance at December 31, 2019	670,740	$5.57	6.27
The weighted average grant date fair value of stock options granted during 2019 and 2018 was $1.25 and $0.39, respectively. The following table summarizes the assumptions used to value stock options granted in 2019 and 2018 using a Black-Scholes model:

	2019	2018
Risk-free interest rate	2.38%	2.38%
Expected volatility	100%	100%
Expected forfeiture rate	—%	—%
Expected term (years)	6	6
Expected dividend yield	—%	—%
The risk-free rate is based on the U.S. Treasury rate for a note with a similar term in effect at the time of the grant. The expected volatility is based on the volatility of the Company’s historical stock prices.
At December 31, 2019 and 2018, the exercisable options had no intrinsic value.
The following table summarizes information about options outstanding and exercisable at December 31, 2019 that were granted under the Plan:

Options Outstanding			Options Exercisable
Exercise Price	Options Outstanding	Weighted Average Remaining Contractual Life	Exercise Price	Options Exercisable	Weighted Average Remaining Contractual Life
$2.00	72,000	9.00	$2.00	36,500	9.00
$4.00	337,000	8.00	$4.00	337,000	8.00
$8.60	16,000	5.19	$8.60	16,000	5.19
$10.00	40	3.89	$10.00	40	3.89
$12.10	30,000	5.35	$12.10	30,000	5.35
$12.50	81,700	5.42	$12.50	67,278	5.42
$13.45	2,000	5.47	$13.45	1,000	5.47
$13.50	12,000	5.49	$13.50	10,562	5.49
$17.50	100,000	4.11	$17.50	100,000	4.11
$32.00	15,000	1.54	$32.00	15,000	1.54
$34.50	5,000	1.57	$34.50	5,000	1.57
	670,740			618,380

As of December 31, 2019, 618,380 options have vested and 51,620 options remain unvested. The vesting terms range from 4.5 to 9 years and the vested options have a weighted average remaining term of 4.7 years and a weighted average exercise price of $5.57 per share.
Restricted Stock
The following table summarizes restricted stock awards activity for the years ended December 31, 2019 and 2018:

	Shares	Weighted Average Grant Date Share Price
Restricted stock awards unvested at December 31, 2017	1,250	$1.02
Granted	63,137	1.36
Vested	(64,387)	1.30
Restricted stock awards unvested at December 31, 2018	—	—
Granted	145,700	$1.42
Vested	(145,700)	$1.42
Restricted stock awards unvested at December 31, 2019	—	—
NOTE 12 – INCOME TAXES
Income tax expense for the years ended December 31, 2019 and 2018 is shown as follows:

	For the Years ended December 31,
(In thousand $)	2019	2018
Current state provision	$—	$(1,124)
Deferred state provision	—	—
Valuation allowance	—	—
Current federal provision	—	—
Deferred federal provision	—	—
Total tax provision	$—	$(1,124)

The significant components of the Company’s deferred tax assets and liabilities at December 31, 2019 and 2018 are as follows:

	December 31,
(In thousand $)	2019	2018
Federal net operating losses	$6,516	$5,669
State net operating losses	184	31
Stock options	664	646
Federal tax credit	190	190
Amortization	181	198
Depreciation	31	20
Accrued expenses	47	4
Contributions	5	10
Other	32	62
Total gross deferred tax assets/(liabilities)	7,850	6,830
Less valuation allowance	(7,850)	(6,830)
Net deferred tax assets/(liabilities)	$—	$—
The income tax benefit for the years ended December 31, 2019 and 2018 differed from the amounts computed by applying the U.S. federal income tax rate of 21% to loss before tax benefit as a result of nondeductible expenses, utilization of New Jersey net operating loss carryforwards, and increases in the Company’s valuation allowance.

	For the Years Ended December 31,
(In thousand $)	2019	2018
Federal statutory tax benefit	$(894)	$(676)
Sale of NJ NOL credits	—	(1,124)
Permanent differences	9	30
State taxes	1	2
True up	(61)	53
Valuation allowance	947	591
Effective tax rate dollars	$2	$(1,124)
Effective tax rate percentage	1.96%	34.74%
A valuation allowance is required to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of the available evidence, both positive and negative, the Company determined that valuation allowances of $7.9 million and $6.8 million at December 31, 2019 and 2018, respectively, were necessary to reduce the deferred tax assets to the amount that will more likely than not be realized.
At December 31, 2019 and 2018, the Company had approximately $31.0 million and $27.0 million of gross federal net operating loss carry-forwards, respectively. At December 31, 2019 and 2018, the Company had approximately $11.7 million and $6.7 million of gross state net operating loss carry-forwards, respectively.
At December 31, 2019, the Company had approximately $23.7 million of federal net operating loss carryforwards subject to expiration beginning in 2027 and had approximately $2.6 million of state net operating loss carry-forwards subject to expiration beginning in 2027, while there are approximately $7.3 million of federal net operating loss carry-forwards which do not expire.
The utilization of such net operating loss carry-forwards and realization of tax benefits in future years depends predominantly upon having taxable income. The Company also has approximately $190 of federal research and development credits which will begin to expire in 2033 if not utilized. The Company has sold a portion of its state NOLs under the State of New Jersey’s Technology Business Tax Certificate Transfer Program in 2018.
The Company may be subject to the net operating loss provisions of Section 382 of the Internal Revenue Code. The Company has not calculated if an ownership change has occurred. The effect of an ownership change would be the imposition of an annual limitation on the use of NOL carryforwards attributable to periods before the change. The amount of the annual limitation depends upon the value of the Company immediately before the change, changes to the Company’s capital during a specified period, and the federal published interest rate.
The Company files a United States federal tax return plus state tax returns in New Jersey, New York, Pennsylvania, Virginia and Vermont. The federal and state income tax returns of the company for 2017, 2018 and 2019 are subject to examination by the IRS and state taxing authorities, generally for three years after they were filed. In addition, federal net operating losses arising from prior years are also subject to examination at the time they are utilized in future years. Interest and penalties, if any, as they relate to income taxes assessed, are included in the income tax provision. There was no income tax related interest and penalties included in the income tax provision for 2019 and 2018.
NOTE 13 - COMMITMENTS AND CONTINGENCIES
Operating Lease
The Company has operating leases for its executive office and office equipment. The remaining terms on these leases range from 4 to 5 years. The Company does not have any financing leases.
The Company entered into an operating lease in August 2012, which was amended in March 2019, for its executive office located at 45 Horsehill Road, Suite 106, Hanover Township, Morris County, New Jersey, which consists of approximately 5,225 square feet of space. The lease agreement expires in December 2022 and contains an additional three year option to extend the lease and annual escalating payments. The Company uses a discount rate of 12% to calculate the right of use asset and operating lease liability recorded on our consolidated balance sheet. The Company uses this facility as its corporate headquarters and as a research and manufacturing facility.
The Company’s office equipment operating lease is for a copier and the agreement expires in November 2023.
The components of lease expense of $64 for the year ended December 31, 2019 were recorded in the consolidated statement of operations. Rent expense including common area maintenance charges and taxes for the year ended December 31, 2018 was $79.
The following table provides a breakdown of lease balances within the consolidated balance sheet as of December 31, 2019:

December 31, 2019
Operating lease right of use asset	$192
Operating lease liability:
Lease Liability : current	$46
Lease Liability : non-current	146
Total operating lease liability	$192

Other information related to leases are as follows:

December 31, 2019
Cash paid for rent included in the measurement of operating lease liabilities cash flows	$75
Right-of-use asset obtained in exchange for new operating lease liability	236
Weighted-average remaining lease term- operating leases, in years	3.79
Weighted-average discount rate - operating leases	11.7%
Future minimum lease payments for operating leases with initial or remaining noncancelable lease terms in excess of one year as of December 31, 2019 are as follows:

For year ending	Amount
2020	$69
2021	77
2022	80
2023	3
Total future minimum lease payments	$229
Imputed interest	(37)
Total lease liability	$192
There were no material operating leases and financing leases that the Company had entered into and that were yet to commence as of December 31, 2019.
Defined Contribution Plan
The Company established a 401(K) Plan (the “401(K) Plan”) for eligible employees of the Company effective April 1, 2014. Generally, all employees of the Company who are at least twenty-one years of age and who have completed three months of service are eligible to participate in the 401(K) Plan. The 401(K) Plan is a defined contribution plan that provides that participants may make salary deferral contributions, of up to the statutory maximum allowed by law (subject to catch-up contributions) in the form of voluntary payroll deductions. The Company’s matching contribution is equal to 100 percent on the first four percent of a participant’s compensation which is deferred as an elective deferral. The Company’s aggregate matching contributions were $37 and $33 for the years ended December 31, 2019 and 2018, respectively.
Clinical and Basic Research Programs
The Company invests in research and development activities externally through academic and industry collaborations aimed at enhancing the Company’s products and optimizing manufacturing. At December 31, 2019, there were no future minimum payments for collaborations with various academic centers.
Supply Agreement
On November 18, 2016, the Company entered into an Amended Supply Agreement with DIL Technologie GmbH (“DIL”). Pursuant to the agreement (and so long as the agreement is effective), DIL will manufacture and supply the Company with Fortetropin®, the active ingredient for its products, and the Company will purchase quantities of Fortetropin® from DIL at its discretion. DIL will manufacture the formula exclusively for the Company in perpetuity, and may not manufacture the formula for other entities (but may manufacture it for its own non-commercial research).
The agreement expired on December 31, 2018, and the Company has not elected to renew the agreement as of the date of the filing of this proxy statement/prospectus/information statement.

Product Liability
As a manufacturer of nutritional supplements that are ingested by consumers, the Company may be subject to various product liability claims. Although we have not had any claims to date, it is possible that future product liability claims could have a material adverse effect on our business or financial condition, results of operations or cash flows. The Company currently maintains products liability insurance of $5 million per-occurrence and a $10 million annual aggregate coverage. At December 31, 2019 and 2018, the Company had not recorded any accruals for product liability claims.
NOTE 14 - RELATED PARTY TRANSACTIONS
The following is a description of the transactions we have engaged in with our directors, director nominees and officers and beneficial owners of more than five percent of our voting securities and their affiliates:
On August 30, 2018, the Company issued an unsecured promissory note (the “Note”) in the principal amount of $750 in favor of Joseph Mannello, the Company’s chief executive officer (the “Lender”). Pursuant to the Note, on August 30, 2018, the Lender advanced $500 of funds to the Company. On September 26, 2018, the Lender advanced an additional $250 of funds to the Company.
On November 13, 2018, the Company amended and restated the Note to increase the maximum amount that may be drawn down under the Note from $750 to $1,000. On December 29, 2018, the Lender advanced an additional $250 of funds to the Company. As of December 31, 2018, the Company recorded $1,000 as a liability on the consolidated balance sheets.
The Note accrues interest at a rate of 5% per annum and all payments of principal, interest and other amounts under the original Note were payable on August 31, 2019. The Company may prepay, in whole or in part, at any time, the principal, interest and other amounts owed under the Note, without penalty. As of December 31, 2018, the Company accrued $15 of interest expense on the Note.
On March 27, 2019, $250 of the Note was converted into 171,233 shares as part of a private placement.
On October 30, 2019 the Company and the Lender agreed to extend the maturity date.
In December 2019 the Lender advanced an additional $355 to the Company for general working capital purposes. As of December 31, 2019, the total amounts outstanding and due to the Lender under the Note was $1,105 and $54 of accrued interest.
Subsequent to year-end on March 2, 2020, the Company entered into securities purchase agreements for a private placement with a group of accredited investors and issued 1,533,058 shares of Common Stock to the investors, including four members of the Company’s board of directors, for aggregate cash proceeds of $1,030 and $825 of the Note exchanged into 681,818 shares. The closing of the Private Placement occurred on March 5, 2020 and included the exchange of $825 of the principal amount of a promissory note into Common Stock.
NOTE 15 - LEGAL PROCEEDINGS
On January 6, 2017, in connection with the financing contemplated by a securities purchase agreement with RENS Technology Inc. (the “Purchaser”), we commenced an action in the Supreme Court of New York, County of New York (the “Court”), against the Purchaser, RENS Agriculture, the parent company of the Purchaser, and Ren Ren, a principal in both entities and one of our directors, arising from the Purchaser’s breach of the agreement under which the Purchaser agreed to invest an aggregate of $20.25 million in our company in exchange for an aggregate of 3,537,037 shares of our Common Stock and warrants to purchase an aggregate of 884,259 shares of Common Stock.
On April 11, 2017, the Court noted that we had demonstrated a likelihood of success on the merits of the breach of contract claim. Thereafter, a hearing was scheduled on the application by the Purchaser to dismiss the complaint and various pre-trial discovery applications by both parties.

In August 2017, before the hearing occurred, the Company amended its complaint repeating most of the initial claims but adding several additional claims against RENS Agriculture, Mr. Ren and two additional Chinese defendants, including a claim against RENS Agriculture for breaching the exclusive distribution agreement, as well as claims against all defendants for theft and misappropriation of our confidential proprietary information and trade secrets, breach of fiduciary duty and duty of loyalty, misappropriation of corporate opportunity, unfair competition and a number of other torts. We are seeking damages and injunctive relief. The Purchaser has filed a motion to dismiss the amended complaint, which is still pending and scheduled for oral argument in the second quarter of 2020.
The parties are currently in settlement discussions regarding the foregoing matters.
The outcome of the aforementioned matters cannot be determined as of the date of these consolidated financial statements.
NOTE 16 – SUBSEQUENT EVENTS
At-the-Market Offering
Subsequent to year end, on January 23, 2020, the Company sold 7,322 shares of Common Stock for $1.50 per share for gross proceeds of $11 in an at-the-market offering. The Company recorded $1 of deferred offering costs.
Subsequent to year end, on February 3, 2020, the Company sold 140,085 shares of Common Stock for $1.55 per share for gross proceeds of $217 in an at-the-market offering. The Company recorded $14 of deferred offering costs.
Subsequent to year-end on March 2, 2020, the Company entered into securities purchase agreements with a group of accredited investors. In the Private Placement, the Company issued 1,533,058 shares of Common Stock to the Investors, including four members of the Company’s board of directors, as part of the private placement, $825 of the outstanding principal amount of the Note was converted into 681,818 shares of Common Stock. The remaining 851,240 shares of Common Stock sold resulted in cash proceeds of $1,030. The closing of the Private Placement occurred on March 5, 2020.

MYOS RENS TECHNOLOGY INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current assets:
Cash	$1,334	$64
Accounts receivable, net	33	5
Inventories, net	1,474	1,666
Prepaid expenses	187	23
Total current assets	3,028	1,758
Operating lease right of use asset	165	192
Deferred offering costs	—	95
Fixed assets, net	88	97
Intangible assets, net	791	896
Total assets	$4,072	$3,038
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$108	$277
Accrued expenses and other current liabilities	3	230
Operating lease liabilities – current portion	37	46
Related party promissory note payable and accrued interest	654	1,159
Total current liabilities	802	1,712
Long-term liabilities:
Note Payable PPP loan	310	—
Operating lease liabilities – net of current portion	132	146
Total liabilities	1,244	1,858
Commitments and contingencies (Note 11)
Stockholders’ equity:
Preferred stock, $0.001 par value; 500,000 shares authorized; no shares issued and outstanding		—
Common stock, $0.001 par value; 15,000,000 shares authorized; 11,846,795 and 9,176,908 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	12	9
Additional paid-in capital	43,778	40,496
Accumulated deficit	(40,962)	(39,325)
Total stockholders’ equity	2,828	1,180
Total liabilities and stockholders’ equity	$4,072	$3,038
See accompanying notes to condensed consolidated financial statements

MYOS RENS TECHNOLOGY INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net revenues	$329	$154	$619	$303
Cost of revenues	172	81	330	142
Gross profit	157	73	289	161
Operating expenses:
Selling, marketing and research	227	337	429	612
Personnel and benefits	365	470	833	890
General and administrative	329	432	644	788
Total operating expenses	921	1,239	1,906	2,290
Operating loss	(764)	(1,166)	(1,617)	(2,129)
Other expense, net	(7)	(9)	(20)	(21)
Net loss	$(771)	$(1,175)	$(1,637)	$(2,150)
Net loss per share attributable to common shareholders:
Basic and diluted	$(0.07)	$(0.13)	$(0.15)	$(0.23)
Weighted average number of common shares outstanding:
Basic and diluted	11,404,497	9,170,658	10,562,389	9,170,658
See accompanying notes to condensed consolidated financial statements

MYOS RENS TECHNOLOGY INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Six Months Ended June 30,
	2020	2019
Cash Flows From Operating Activities:
Net loss	$(1,637)	$(2,150)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation	9	13
Amortization	105	165
Stock-based compensation	227	71
Non-cash lease expense	27	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(28)	62
Decrease in other current asset	—	1,124
Decrease (increase) in inventories	192	(1)
Increase in prepaid expenses and other assets	(164)	(87)
Decrease in operating lease liabilities	(23)	—
Increase in accrued interest expense	20	20
Decrease in accounts payable and accrued expenses	(396)	(352)
Net cash used in operating activities	(1,668)	(1,135)
Cash Flows From Financing Activities:
Proceeds from registered direct offering of common stock, net	1,298	428
Proceeds from related party promissory note	300	—
Proceeds from note payable PPP loan	310
Proceeds from issuance of common stock in private placement	1,030	1,850
Net cash provided by financing activities	2,938	2,278
Net increase in cash	1,270	1,143
Cash at beginning of period	64	15
Cash at end of period	$1,334	$1,158
Supplemental schedule of non-cash investing and financing activities:
Conversion of related party promissory note payable into shares of common stock	825	250
Reclassification of deferred offering costs to additional paid in capital	95	16
See accompanying notes to condensed consolidated financial statements

MYOS RENS TECHNOLOGY INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(in thousands, except share amounts)

	Six Months Ended June 30, 2020
	Common Stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ equity
	Shares	Amount
Balance at December 31, 2019	9,176,908	$9	$40,496	$(39,325)	$1,180
Proceeds from sale of common stock, net	964,102	1	1,202	—	1,203
Proceeds from private placement of common stock	851,240	1	1,029	—	1,030
Issuance of common stock upon exchange of related party promissory note payable	681,818	1	824	—	825
Stock-based compensation expense	—	—	18	—	18
Issuance of restricted common stock	172,727	—	209	—	209
Net loss	—	—	—	(1,637)	(1,637)
Balance at June 30, 2020	11,846,795	$12	$43,778	$(40,962)	$2,828

	Six Months Ended June 30, 2019
	Common Stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ equity
	Shares	Amount
Balance at December 31, 2018	7,481,723	$8	$37,880	$(35,067)	$2,821
Proceeds from sale of common stock	111,129	—	211	—	211
Proceeds from private placement of common stock	1,267,123	1	1,849	—	1,850
Issuance of common stock upon exchange of related party promissory note payable	171,233	—	250	—	250
Stock-based compensation expense	—	—	71	—	71
Issuance of restricted common stock	139,450	—	201	—	201
Net loss	—	—	—	(2,150)	(2,150)
Balance at June 30, 2019	9,170,658	$9	$40,462	$(37,217)	$3,254

	Three Months Ended June 30, 2020
	Common Stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ equity
	Shares	Amount
Balance at March 31, 2020	11,030,100	$11	$42,794	$(40,191)	$2,614
Proceeds from sale of common stock, net	816,695	1	974	—	975
Stock-based compensation expense	—	—	10	—	10
Net loss	—	—	—	(771)	(771)
Balance at June 30, 2020	11,846,795	$12	$43,778	$(40,962)	$2,828

	Three Months Ended June 30, 2019
	Common Stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ equity
	Shares	Amount
Balance at March 31, 2019	9,170,658	$9	$40,434	$(36,042)	$4,401
Stock-based compensation expense	—	—	28	—	28
Net loss	—	—	—	(1,175)	(1,175)
Balance at June 30, 2019	9,170,658	$9	$40,462	$(37,217)	$3,254
See accompanying notes to condensed consolidated financial statements

MYOS RENS TECHNOLOGY INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2020
(Unaudited; amounts in thousands, except share and per share amounts, unless otherwise indicated)
NOTE 1 – NATURE OF OPERATIONS, BASIS OF PRESENTATION AND LIQUIDITY
Nature of Operations
MYOS RENS Technology Inc. (the “Company” or “MYOS”) is focused on the discovery, development and commercialization of advanced nutrition products that improve muscle health and performance. The Company was incorporated under the laws of the State of Nevada on April 11, 2007. On March 17, 2016, the Company merged with its wholly-owned subsidiary and changed its name from MYOS Corporation to MYOS RENS Technology Inc. As used in these condensed consolidated financial statements, the terms “the Company”, “MYOS”, “our”, or “we”, refers to MYOS RENS Technology Inc. and its subsidiary, unless the context indicates otherwise. On February 25, 2011, the Company entered into an agreement to acquire the intellectual property for Fortetropin®, our proprietary active ingredient from Peak Wellness, Inc. The Company’s activities are subject to significant risks and uncertainties.
Our commercial focus is to leverage our clinical data to develop multiple products to target the large, but currently underserved, markets focused on muscle health. The sales channels through which we sell our products are evolving. The first product we introduced was MYO-T12, a proprietary formula containing Fortetropin® and other ingredients which was sold in the sports nutrition market.
In May 2016, we launched Physician Muscle Health Formula®, a proprietary formulation containing Fortetropin® and sold the product directly to physicians to distribute to their patients who are focused on wellness. The Company relaunched the product as part of its longevity marketing strategy in December 2019. In March 2017 we launched Qurr®, a Fortetropin®-powered product line that is available on our direct-to-consumer platform. We recorded $10 and $32 in net revenues for the six months ended June 30, 2020 and June 30, 2019, respectively, for our longevity product lines.
In March 2018, we launched Yolked®, a Fortetropin®-powered product which is NSF Certified for Sports, and developed and marketed to collegiate and professional athletes who want to increase their muscle size and performance with an all-natural advanced nutrition product. The Company recorded $104 and $121 of net revenues for the six months ended June 30, 2020 and June 30, 2019, respectively, for our Yolked® product line.
In June 2018, we launched our Fortetropin® based pet product MYOS Canine Muscle Formula® (“MCMF”). Two veterinarian hospitals had previously performed some informal observational studies with older dogs experiencing muscle atrophy and saw positive results after taking our pet product. We believe that the positive feedback received from the veterinarian community, together with the positive results from our Kansas State University study, will enable us to grow our pet business product line. The Company recorded $477 and $150 of net revenues for the six months ended June 30, 2020 and June 30, 2019, respectively, for our MCMF product line.
In November 2019, we launched our white label business, working with manufacturers to create new brands and products using Fortetropin® as the foundation. We recorded $28 of net revenues for the six months ended June 30, 2020.
We continue to pursue additional distribution and branded sales opportunities. There can be no assurance that we will be able to secure distribution arrangements on terms acceptable to us, or that we will be able to generate significant sales of our current and future branded products. We expect to continue developing our own core branded products in markets such as functional foods, sports and fitness nutrition and to pursue international sales opportunities. We remain committed to continuing our focus on various clinical trials in support of enhancing our commercial strategy as well as enhancing our intellectual property assets, to develop product improvements and new products, and to reduce the cost of our products by finding more efficient manufacturing processes and contract manufacturers.

Merger with MedAvail, Inc.
Merger Agreement
On June 30, 2020, MYOS and MedAvail, Inc., a privately-held Delaware corporation (“MedAvail”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), by and among MYOS, MedAvail, and Matrix Merger Sub, Inc., a newly-created wholly-owned subsidiary of MYOS (“Merger Sub”), pursuant to which, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into MedAvail, with MedAvail being the surviving corporation and a wholly-owned subsidiary of MYOS (the “Merger”). The Boards of Directors of MYOS and MedAvail have both approved the Merger and have recommended approval of the Merger by their respective shareholders. MedAvail is a private, in-clinic telehealth-enabled pharmacy technology organization based in Ontario, Canada that has developed and commercialized a proprietary robotic dispensing platform and home delivery operation focused on the Medicare Advantage market in the United States.
At the effective time of the Merger (the “Effective Time”): (a) each share of MedAvail’s common stock and each share of MedAvail’s preferred stock outstanding immediately prior to the Effective Time, excluding any dissenting shares, will be automatically converted solely into the right to receive a number of shares of MYOS common stock (“MYOS Common Stock”) calculated according to the exchange ratio described below; (b) each outstanding MedAvail stock option that has not been exercised prior to the Effective Time will be assumed by MYOS; and (c) each outstanding warrant to acquire MedAvail capital stock that has not been exercised prior to the Effective Time will be assumed by MYOS. Under the exchange ratio formula in the Merger Agreement, as of immediately after the Merger, the former MedAvail security holders are expected to own approximately 96.5% of the aggregate number of fully-diluted shares of MYOS Common Stock outstanding following the consummation of the Merger (the “Post-Closing Shares”), and the shareholders of MYOS immediately prior to the Merger are expected to own approximately 3.5% of the Post-Closing Shares, subject to the adjustments set forth in the Merger Agreement. The exchange ratio will be fixed prior to the closing of the Merger to reflect MYOS’s and MedAvail’s respective capitalizations as of immediately prior to the Effective Time. The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.
Immediately following the Merger, the name of the post-merger combined company (the “Post-Merger Combined Company”) is expected to be changed from “MYOS RENS Technology Inc.” to “MedAvail Holdings, Inc.” The Merger Agreement provides that the board of directors of the Post-Merger Combined Company will consist of members who are currently directors of MedAvail. The executive officers of the Post-Merger Combined Company will be designated by MedAvail, with MedAvail’s Chief Executive Officer, Ed Kilroy, expected to be the Post-Merger Combined Company’s Chief Executive Officer and MedAvail’s Chief Financial Officer, Ryan Ferguson, expected to be the Post-Merger Combined Company’s Chief Financial Officer.
The Merger Agreement contains certain customary termination rights, including, among others, (a) the right of either MYOS or MedAvail to terminate the Merger Agreement if the other party’s equity holders fail to adopt and approve the Merger Agreement, (b) the right of either party to terminate the Merger Agreement if the other party’s board of directors changes or withdraws its recommendation in favor of the transactions, (c) the right of either party to terminate the Merger Agreement if the Merger has not occurred by the six month anniversary of the date of the Merger Agreement, (d) the right of either party to terminate the Merger Agreement due to a material breach by the other party of any of its representations, warranties or covenants which would result in the closing conditions not being satisfied, subject to certain conditions, and (e) the right of either party to terminate the Merger Agreement if a court of competent jurisdiction or other governmental body issues a final and non-appealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger and related transactions. Upon the termination of the Merger Agreement by MYOS or MedAvail, a termination fee of (i) $500,000 may be payable by MYOS to MedAvail, or (ii) $750,000 may be payable by MedAvail to MYOS.

Assignment and Assumption Agreement and Subscription and Stock Purchase Agreement
The Merger Agreement provides that, prior to the consummation of the Merger, MYOS will transfer and assign all of its assets and liabilities into MYOS Corp., a newly-created, wholly-owned subsidiary of MYOS, pursuant to an Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) and a related Subscription and Stock Purchase Agreement (the “Subscription and Stock Purchase Agreement”). The shares of MYOS Corp., immediately after the closing of the Merger, will be spun-out from the Post-Merger Combined Company through a dividend of the stock of MYOS Corp. to the pre-Merger MYOS shareholders, resulting in MYOS Corp., a private company, continuing the current business operations of MYOS. MedAvail will pay MYOS Corp. $2 million in cash upon the closing of the Merger and issue a promissory note for an additional $3 million, payable in installments within one year of the closing of the Merger.
Amendment to Rights Agreement
On June 30, 2020 MYOS entered into the Second Amendment to Rights Agreement (the “Amendment”) with Transhare, as rights agent, which amends the Rights Agreement, dated as of February 14, 2017, previously entered into between MYOS and Island Stock Transfer as rights agent, as amended on February 14, 2020, with Transhare as the successor rights agent (the “Rights Agreement”). The Amendment amends the Rights Agreement to provide, among other things, that (i) neither the approval, execution, delivery or performance or, if approved by the board of directors of MYOS, amendment, modification or waiver of the Merger Agreement or the Voting Agreement or the consummation of the Merger or any other transaction contemplated by the Merger Agreement or the Voting Agreement, nor the public announcement of any of the foregoing will (a) cause any person to (1) become an Acquiring Person (as defined in the Rights Agreement) or be deemed to have become an Acquiring Person or (2) be deemed to have acquired Beneficial Ownership (as defined in the Rights Agreement) of any securities of MYOS or (b) result in the occurrence or deemed occurrence of a Distribution Date (as defined in the Rights Agreement), consolidation or merger or other event or occurrence resulting in a triggering of rights of holders of Rights (as defined in the Rights Agreement), or of obligations of MYOS under the Rights Agreement, and (ii) the Rights will expire in their entirety, and the Rights Agreement will terminate upon the earliest of (a) immediately prior to the Effective Time, (b) the Close of Business (as defined in the Rights Agreement) on February 21, 2021, (c) the time at which all Rights are redeemed, (d) the time at which all Rights are exchanged and (e) the closing of any merger or other acquisition involving MYOS at which time the Rights are terminated.
Basis of Presentation
The accompanying condensed consolidated balance sheet as of December 31, 2019 has been derived from our audited consolidated financial statements, and the unaudited interim condensed consolidated financial statements as of June 30, 2020 have been prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”) and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Certain information and disclosures required by U.S. GAAP for complete consolidated financial statements have been condensed or omitted herein. The unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 24, 2020. The unaudited interim condensed consolidated financial statements presented herein reflect all normal adjustments that are, in the opinion of management, necessary for a fair presentation of the statement of the financial position, results of operations and cash flows for the periods presented. The results of any interim period are not necessarily indicative of the results for the full year.
Going Concern and Liquidity
The accompanying condensed consolidated financial statements have been prepared in accordance with U.S. GAAP, which contemplates the continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The condensed consolidated financial statements do not include any adjustment that might become necessary should the Company be unable to continue as a going concern.
The Company has suffered recurring losses from operations and incurred a net loss of $1,637 for the six months ended June 30, 2020. The accumulated deficit as of June 30, 2020 was $40,962. The Company has not yet achieved

profitability and expects to continue to incur cash outflows   from operations. It is expected that its operating expenses will continue to increase and, as a result, the Company will eventually need to generate significant product revenues to achieve profitability. These conditions indicate that there is substantial doubt about the Company’s ability to continue as a going concern within one year after the condensed consolidated financial statement issuance date.
As of June 30, 2020, the Company had cash of $1,334 and working capital of $2,226 (current assets of $3,028 less current liabilities of $802). For the six months ended June 30, 2020 and 2019, our net loss was $1,637 and $2,150, respectively. For the six months ended June 30, 2020 and 2019, net cash used in operating activities was $1,668 and $1,135, respectively.
As of the filing date of this quarterly report on Form 10-Q (the “Report”), management believes that there may not be sufficient capital resources from operations and existing financing arrangements in order to meet operating expenses and working capital requirements for the next twelve months.
Accordingly, we are evaluating various alternatives, including reducing operating expenses, securing additional financing through debt or equity securities to fund future business activities and other strategic alternatives. The Company entered into the Merger Agreement on June 30, 2020 and expects the Merger to close before the end of the year. There can be no assurance that the Company will be able to generate the level of operating revenues in its business plan, or if additional sources of financing will be available on acceptable terms, if at all. If no additional sources of financing are available, our future operating prospects may be adversely affected. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Since the date of the Annual Report on Form 10-K for the year ended December 31, 2019, there have been no material changes to the Company’s significant accounting policies, except as disclosed in this note.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with a maturity of three months or less and money market accounts to be cash equivalents. At June 30, 2020 and December 31, 2019, the Company had no cash equivalents. The Company maintains its bank accounts with high credit quality financial institutions and has never experienced any losses related to these bank accounts. The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its financial institutions. As part of our ongoing liquidity assessments management evaluates our cash and cash equivalents. The amount of funds held in these accounts can fluctuate due to the timing of receipts and payments in the ordinary course of business and due to other reasons, such as business-development activities so the Company may at times have exposure to cash in excess of FDIC insured limits. At June 30, 2020, total cash in the Company’s bank accounts was $1,334, which exceeded the FDIC coverage limit of $250. There were no accounts that exceeded the FDIC limit at December 31, 2019.
Concentrations of Credit Risk, Customers and Suppliers
Management regularly reviews accounts receivable, and if necessary, establishes an allowance for doubtful accounts that reflects management’s best estimate of amounts that may not be collectible based on historical collection experience and specific customer information. Accounts receivable is non-interest bearing. Credit is issued to customers without collateral. If an account becomes delinquent, management will review if a write off is appropriate. Expense recognized as a result of an allowance for doubtful accounts is classified under general and administrative expenses in the condensed consolidated statements of operations.
For the three and six months ended June 30, 2020 and 2019, the Company did not have any revenue, accounts receivable or supplier concentrations.

Deferred Offering Costs
The Company defers as other assets the direct incremental costs of raising capital until such time as the offering is completed. At the time of the completion of the offering, the costs are charged against the capital raised. Should the offering not be completed, deferred offering costs are charged to operations in accordance with SEC guidance. As of June 30, 2020 and December 31, 2019, deferred offering costs of $0 and $95, respectively, were included as a noncurrent asset on the accompanying condensed consolidated balance sheets related to a July 2018 sales agreement.
Intangible Assets
The Company’s intangible assets consist primarily of intellectual property pertaining to Fortetropin®, including its formula, trademarks, trade secrets, patent application and domain names which were determined to have a fair value of $2,000 as of December 31, 2011. Management determined that the intellectual property had a finite useful life of ten (10) years and began amortizing the asset over its estimated useful life beginning April 2014.
Intangible assets also includes patent costs associated with applying for a patent and being issued a patent. Costs to defend a patent and costs to invalidate a competitor’s patent or patent application are expensed as incurred. Upon issuance of the patent, capitalized patent costs are reclassified from intangibles with indefinite lives to intangibles with finite lives and amortized on a straight-line basis over the shorter of the estimated economic life or the initial term of the patent, generally 20 years.
Our policy is to evaluate intangible assets subject to amortization for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Impairment testing of intangible assets subject to amortization involves comparing the carrying amount of the asset to the forecasted undiscounted future cash flows. In the event the carrying value of the asset exceeds the undiscounted future cash flows, the carrying value is considered not recoverable and an impairment exists. An impairment loss is measured as the excess of the asset’s carrying value over its fair value, calculated using a discounted future cash flow method. Assets which are not impaired may require an adjustment to the remaining useful lives for which to amortize the asset. There were no impairment charges for the three and six months ended June 30, 2020 and 2019. Intangible assets at June 30, 2020 and December 31, 2019 consisted of the following:

	June 30, 2020	December 31, 2019
Intangibles with finite lives:
Intellectual property	$2,101	$2,101
Website - qurr.com	380	380
Less: accumulated amortization – intellectual property	(1,310)	(1,205)
Less: accumulated amortization - website	(380)	(380)
Total intangible assets, net	$791	$896
Amortization expense related to intangible assets for the six months ended June 30, 2020 and 2019 was $105 and $165, respectively, and $53 and $103 for the three months ended June 30, 2020 and 2019, respectively.
Net Revenues
Revenue Recognition
Net revenues include products and shipping and handling charges, net of estimates for incentives and other sales allowances or discounts. Our product sales generally do not provide for rights of return. Revenue is measured as the amount of consideration we expect to receive in exchange for transferring products. All revenue is recognized when we satisfy our performance obligations under the contract. We recognize revenue by transferring the promised products to the customer, with revenue recognized at the point in time the customer obtains control of the products. We consider charges associated with shipping and handling activities as costs to fulfill our performance obligations. Using probability assessments, we estimate sales incentives expected to be paid over the term of the contract. The majority of our contracts have a single performance obligation and are short term in nature. Sales taxes that are collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from net revenues.
Disaggregation of Net Revenues
Our net revenues by product type are presented below for the three months ended June 30, 2020 and 2019.

	Three months ended
Product Type	June 30, 2020	June 30, 2019
MYOS Canine Muscle Formula®(1)	$261	$89
Yolked®(2)	53	53
Longevity (includes Qurr®(3) and Physician Muscle Health Formula(4) brands)	4	12
White Label(5)	11	—
Total Net Revenues	$329	$154
Our net revenues by product type are presented below for the six months ended June 30, 2020 and 2019.

	Six months ended
Product Type	June 30, 2020	June 30, 2019
MYOS Canine Muscle Formula®(1)	$477	$150
Yolked®(2)	104	121
Longevity (includes Qurr®(3) and Physician Muscle Health Formula(4) brands)	10	32
White Label(5)	28	—
Total Net Revenues	$619	$303
__________________
(1)Launched in June 2018
(2)Launched in March 2018
(3)Launched in March 2017
(4)Launched in May 2016; relaunched December 2019
(5)Launched in December 2019
Contract Assets and Liabilities
The Company did not have any contract assets and contract liabilities from contracts with customers as of June 30, 2020 or December 31, 2019. Contract liabilities represent payments received from customers for which the Company had not yet satisfied its performance obligation under the contract. For the three and six months ended June 30, 2020 and 2019 there was no revenue recognized from performance obligations satisfied (or partially satisfied) in previous periods.
Advertising, Marketing and Promotions
The Company charges the costs of advertising to sales and marketing expenses as incurred. Advertising and marketing costs were $248 and $467 for the six months ended June 30, 2020 and 2019, respectively, and $70 and $131 for the three months ended June 30, 2020 and 2019, respectively. Advertising costs consisted primarily of marketing costs for our Yolked® and MYOS Canine Muscle Formula® products.
Shipping and Handling Costs
The Company records costs for the shipping and handling of products to its customers in cost of revenues. These expenses were $16 and $16 for the six months ended June 30, 2020 and 2019, respectively and $7 and $10 for the three months ended June 30, 2020 and 2019, respectively.

Research and Development
Research and development expenses consist primarily of the cost of manufacturing our product for clinical study, the cost of conducting clinical studies and the cost of conducting preclinical and research activities. Nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities are initially capitalized and are then recognized as an expense as the related goods are consumed or the services are performed. Research and development expenses were $27 and $89 for the six months ended June 30, 2020 and 2019, respectively and $5 and $80 for the three months ended June 30, 2020 and 2019, respectively.
Basic and Diluted Loss Per Share
Basic net loss per share is computed by dividing net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing net loss for the period by the weighted average number of common shares outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if potential dilutive securities outstanding had been issued. The Company uses the “treasury stock” method to determine the dilutive effect of common stock equivalents such as options, warrants and restricted stock. For the three and six months ended June 30, 2020 and 2019, the Company incurred a net loss. Accordingly, the Company’s common stock equivalents were anti-dilutive and excluded from the diluted net loss per share computation.
The aggregate number of potentially dilutive common stock equivalents outstanding at June 30, 2020 excluded from the diluted net loss per share computation because their inclusion would be anti-dilutive were 1,034,740, which includes warrants to purchase an aggregate of 375,000 shares of common stock and options to purchase an aggregate of 659,740 shares of common stock and rights under the Rights Agreement.
The aggregate number of potentially dilutive common stock equivalents outstanding at June 30, 2019 excluded from the diluted net loss per share computation because their inclusion would be anti-dilutive were 1,216,096, which includes warrants to purchase an aggregate of 663,356 shares of common stock and options to purchase an aggregate of 555,740 shares of common stock.
Income Taxes
On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. Under Accounting Standards Codification Topic 740 (“ASC 740”), Income Taxes, the effects of new legislation are recognized upon enactment. Accordingly, the CARES Act is effective beginning in the quarter ended March 31, 2020. While the Company is currently evaluating how provisions in the CARES Act will impact its condensed consolidated financial statements, it does not currently believe that such provisions will have a material impact on the Company’s condensed consolidated financial statements.
NOTE 3 – RECENTLY ISSUED ACCOUNTING STANDARDS
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes. The amendments in ASU 2019-12 simplify the accounting for income taxes by removing certain exceptions to the general principles in ASC 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. ASU 2019-12 will be effective for the Company’s fiscal year beginning after December 15, 2020, with early adoption permitted. The transition requirements are dependent upon each amendment within this update and will be applied either prospectively or retrospectively. The Company does not expect this ASU to have a material impact on its condensed consolidated financial statements.

NOTE 4 – INVENTORIES, NET
Inventories, net at June 30, 2020 and December 31, 2019 consisted of the following:

	June 30, 2020	December 31, 2019
Raw materials	$1,117	$1,264
Work in process	1	15
Finished goods	419	450
	1,537	1,729
Less: inventory reserves	(63)	(63)
Inventories, net	$1,474	$1,666
NOTE 5 – FIXED ASSETS, NET
Fixed assets, net at June 30, 2020 and December 31, 2019 consisted of the following:

	June 30, 2020	December 31, 2019
Furniture, fixtures and equipment	$116	$116
Computers and software	68	68
Leasehold improvements	239	239
Other	7	7
Total fixed assets	430	430
Less: accumulated depreciation and amortization	(342)	(333)
Net book value of fixed assets	$88	$97
Depreciation expense was $9 and $13 for the six months ended June 30, 2020 and 2019, respectively, and $4 and $6 for the three months ended June 30, 2020 and 2019, respectively.
NOTE 6 – PREPAID EXPENSES AND OTHER CURRENT ASSETS
Prepaid expenses and other current assets consist of various payments that the Company has made in advance for goods or services to be received in the future. Prepaid expenses and other current assets at June 30, 2020 and December 31, 2019 consisted of the following:

	June 30, 2020	December 31, 2019
Prepaid consulting fees	$57	$9
Prepaid legal fees	50	—
Prepaid Nasdaq fees	22	—
Prepaid marketing expenses	40	6
Prepaid other expenses	18	8
Total prepaid expenses and other current assets	$187	$23

NOTE 7 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
Accrued expenses and other current liabilities consist of estimated future payments that relate to the current and prior accounting periods. Management reviews these estimates regularly to determine their reasonableness. Accrued expenses and other current liabilities at June 30, 2020 and December 31, 2019 consisted of the following:

	June 30, 2020	December 31, 2019
Board compensation	$—	$209
Other	3	21
Total accrued expenses and other current liabilities	$3	$230
NOTE 8 – RELATED PARTY PROMISSORY NOTE PAYABLE
On August 30, 2018, the Company issued an unsecured promissory note (the “Note”) in the principal amount of $750 in favor of Joseph Mannello, the Company’s chief executive officer (the “Lender”).
The Note accrues interest at a rate of 5% per annum and all payments of principal, interest and other amounts under the original Note were payable on March 31, 2020. On March 31, 2020, the Company modified its Note to extend the maturity to March 31, 2021. The Company may prepay, in whole or in part, at any time, the principal, interest and other amounts owed under the Note, without penalty.
In January 2020, the Lender advanced an additional $300 to the Company for general working capital purposes.
On March 2, 2020, the Company entered into securities purchase agreements for a private placement with a group of accredited investors, including four members of the Company’s board of directors. In connection with the closing of the private placement on March 5, 2020, the Company issued 851,240 shares of common stock for aggregate cash proceeds of $1,030 and $825 of the principal amount of the Note was exchanged for 681,818 shares of common stock.
As of June 30, 2020, the total amounts outstanding under the Note was $580 of principal and $74 of accrued interest.
Note 9 – NOTE PAYABLE – PAYCHECK PROTECTION PROGRAM
On April 22, 2020, the Company received loan proceeds in the amount of $310 under the Paycheck Protection Program (“PPP”). The PPP, established as part of the CARES Act, provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after eight weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the eight-week period.
The unforgiven portion of the PPP loan is payable over two years at an interest rate of 1% per annum, with a deferral of payments for the first six months. The Company intends to use the proceeds for purposes consistent with the PPP. While the Company currently believes that its use of the loan proceeds will meet the conditions for forgiveness of the loan in whole, there can be no assurance that it will not take actions that could cause the Company to be ineligible for forgiveness of the loan, in whole or in part. As of June 30, 2020, no amount of the PPP loan had been forgiven.
NOTE 10 – STOCKHOLDERS' EQUITY
Authorized Capital
As of June 30, 2020, the Company was authorized to issue 15,000,000 shares of common stock, $0.001 par value, and 500,000 shares of preferred stock, $0.001 par value. The holders of the Company’s common stock are entitled to one vote per share.

Preferred Stock Purchase Rights
Effective February 14, 2017, the board of directors declared a dividend of one right (“Right”) for each of the Company’s issued and outstanding shares of common stock. The Rights were granted to the stockholders of record at the close of business on February 24, 2017. Each Right entitles the registered holder, upon the occurrence of certain events specified in the Rights Agreement, to purchase from the Company one one-thousandth of a share of the Company’s Series A Preferred Stock at a price of $7.00, subject to certain adjustments. The Rights are not exercisable until the occurrence of certain events, including a person acquiring or obtaining the right to acquire beneficial ownership of 10% or more of the Company’s outstanding common stock. The Rights are evidenced by certificates for the common stock and automatically transfer with the common stock unless they become exercisable. If the Rights become exercisable, separate certificates evidencing the Rights will be distributed to each holder of common stock. Holders of the preferred stock will be entitled to certain dividend, liquidation and voting rights. The Rights are redeemable by the Company at a fixed price as determined by the board of directors, after certain defined events.
On February 14, 2020, the Company amended the Rights Agreement to, among other things extend the expiration date to February 14, 2021. In connection with the Merger Agreement, the Company amended the Rights Agreement on June 30, 2020 (see Note 1.)
As of June 30, 2020, the Rights have no dilutive effect on the earnings per common share calculation and no shares of preferred stock have been issued. At the time of issuance, the Company determined that these Rights have a de minimis fair value.
Issuance of Common Stock
The Company has periodically issued common stock in connection with certain private and public offerings. For the six months ended June 30, 2020, the Company received aggregate net proceeds of $2,233 from these offerings:

Date	Shares		Net Proceeds
March 5, 2020	851,240	(1)	$1,030
January 1, 2020 through June 30, 2020	964,102	(2)	1,203
__________________
(1)Shares issued pursuant to a private placement with accredited investors for $1.21 per share.
(2)Shares of common stock sold for various prices in at-the-market offerings from $1.18 to $1.55 per share.
See Note 8 for a description of the issuance of common stock on March 5, 2020 in connection with the exchange of a portion of the related party promissory notes payable.
At-the-Market Offering
On January 23, 2020, the Company sold 7,322 shares of common stock for $1.50 per share for gross proceeds of $11 in an at-the-market offering.
On February 3, 2020, the Company sold 140,085 shares of common stock for $1.55 per share for gross proceeds of $217 in an at-the-market offering.
On May 12, 2020, the Company sold 81,695 shares of common stock for $1.18 per share for gross proceeds of $97 in an at-the-market offering.
On May 26, 2020, the Company sold 735,000 shares of common stock for $1.38 per share for gross proceeds of $976 in an at-the-market offering.
As of the filing date of this proxy statement/prospectus/information statement, a total of 1,075,231 shares were sold under this program for aggregate gross proceeds of $1,512 since the sales agreement began in July 2018.

NOTE 11 – STOCK-BASED COMPENSATION
Equity Incentive Plan
The Company increased the number of shares available for issuance under its 2012 Equity Incentive Plan (as amended, the “Plan”) from 850,000 to 1,200,000 in December 2019, which was approved by the Company’s shareholders in December 2019. The plan provides for the issuance of up to 1,200,000 shares. The Plan provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards and other cash-based awards. As of June 30, 2020, the remaining shares of common stock available for future issuances of awards was increased due to forfeitures to 560,260.
Stock options generally vest and become exercisable with respect to 100% of the common stock subject to such stock option on the third (3rd) anniversary of the date of grant. Any unvested portion of a stock option shall expire upon termination of employment or service of the participant granted the stock option, and the vested portion shall remain exercisable in accordance with the provisions of the Plan.
Stock-Based Compensation
Stock-based compensation consists of expenses related to the issuance of stock options and restricted stock. Stock-based compensation expenses were $9 and $28 for the three months ended June 30, 2020 and 2019, respectively, and $18 and $71 for the six months ended June 30, 2020 and 2019, respectively.
On March 31, 2020, the Company issued 172,727 shares of its common stock with a fair value of $209 to members of its board of directors in connection with 2019 services. These restricted shares vested immediately upon issuance.
NOTE 12 – COMMITMENTS AND CONTINGENCIES
Defined Contribution Plan
The Company established a 401(k) Plan (the “401(k) Plan”) for eligible employees of the Company effective April 1, 2014. Generally, all employees of the Company who are at least twenty-one years of age and who have completed three months of service are eligible to participate in the 401(k) Plan. The 401(k) Plan is a defined contribution plan that provides that participants may make salary deferral contributions, of up to the statutory maximum allowed by law (subject to catch-up contributions) in the form of voluntary payroll deductions. As of April 1, 2020 the Company decided to not match 401(k) contributions until the Company becomes profitable. The Company’s aggregate matching contributions were $11 and $18 for the six months ended June 30, 2020 and 2019, respectively, and $0 and $15 for the three months ended June 30, 2020 and 2019, respectively.
NOTE 13 – OPERATING LEASES
The Company has operating leases for its executive office (approximately 5,225 square feet of space) and office equipment. The remaining terms on these leases range from 3 to 4 years. The Company does not have any financing leases. The components of lease expense of $33 and $38 for the six months ended June 30, 2020 and June 30, 2019, respectively, were recorded in the condensed consolidated statements of operations. The components of lease expense of $18 and $22 for the three months ended June 30, 2020 and June 30, 2019, respectively, were recorded in the condensed consolidated statements of operations.
There were no material operating and financing leases that the Company had entered into that were yet to commence as of June 30, 2020. Components of the Company’s right-of-use assets and liabilities calculations are as follows:

Cash paid for rent included in the measurement of operating lease liabilities cash flows	$32
Right-of-use asset obtained in exchange for new operating lease liability	236
Weighted-average remaining lease term - operating leases, in years	2.55
Weighted-average discount rate - operating leases	11.7%

Future minimum lease payments for operating leases in excess of one year are as follows:

For the year ending December 31,	Amount
2020	$38
2021	77
2022	79
2023	3
Total future minimum lease payments	197
Imputed interest	(28)
Total	$169
NOTE 14 – RELATED PARTY TRANSACTIONS
See Notes 8 and 10 for additional information relating to the Note issued to the Company’s chief executive officer as well as details associated with the issuance of common stock to certain related parties in connection with securities purchase agreements.
NOTE 15 – LEGAL PROCEEDINGS
On January 6, 2017, in connection with the financing contemplated by a securities purchase agreement with RENS Technology Inc. (the “Purchaser”), we commenced an action in the Supreme Court of New York, County of New York (the “Court”), against the Purchaser, RENS Agriculture, the parent company of the Purchaser, and Ren Ren, a principal in both entities and one of our directors, arising from the Purchaser’s breach of the agreement under which the Purchaser agreed to invest an aggregate of $20.25 million in our company in exchange for an aggregate of 3,537,037 shares of our common stock and warrants to purchase an aggregate of 884,259 shares of common stock.
On April 11, 2017, the Court noted that we had demonstrated a likelihood of success on the merits of the breach of contract claim. Thereafter, a hearing was scheduled on the application by the Purchaser to dismiss the complaint and various pre-trial discovery applications by both parties.
In August 2017, before the hearing occurred, the Company amended its complaint repeating most of the initial claims but adding several additional claims against RENS Agriculture, Mr. Ren and two additional Chinese defendants, including a claim against RENS Agriculture for breaching the exclusive distribution agreement, as well as claims against all defendants for theft and misappropriation of our confidential proprietary information and trade secrets, breach of fiduciary duty and duty of loyalty, misappropriation of corporate opportunity, unfair competition and a number of other torts.
On July 13, 2020, the Company entered into a settlement agreement (the “Settlement Agreement”) with the Purchaser, Mr. Ren and Mr. Mannello to settle all claims in connection with all pending litigation matters between the parties (the “Claims”). Pursuant to the Settlement Agreement, the parties agreed to file the appropriate documentation in the Nevada and New York courts to dismiss the Claims within five days of the execution of the Settlement Agreement. In addition, the Purchaser and Mr. Ren agreed to: (i) vote all of their shares of common stock of the Company in favor of the transactions contemplated by the Merger Agreement and (ii) waive and forfeit any right to receive any ownership interest in the private company (which will include the assets and liabilities for the Company’s existing muscle health business) to be spun-out from the Company in connection with the Merger. The Purchaser also agreed that, simultaneous with the closing of the Merger, it will deliver its warrant to purchase 375,000 shares of common stock to the Company for cancellation or, if the warrant cannot be located, execute documents necessary to ensure that the warrant is cancelled. The Settlement Agreement further provides that Mr. Ren will resign as the Company’s Global Chairman and as a member of the Company’s board of directors upon the execution of the Settlement Agreement. The Settlement Agreement also includes mutual releases by the parties against each other for any claims or actions (including the Claims) through the date of the Settlement Agreement.

Note 16 – SUBSEQUENT EVENT
On July 13, 2020, the Company entered into the Settlement Agreement to settle all claims in connection with all pending litigation matters between the parties. The litigation was dismissed on July 23, 2020. (See Note 15)

Report of Independent Auditors
To the Board of Directors of MedAvail, Inc.
We have audited the accompanying consolidated financial statements of MedAvail, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive loss, changes in shareholders’ deficit and cash flows for the years then ended.
Management’s responsibility for the consolidated financial statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MedAvail, Inc. and its subsidiaries as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

PricewaterhouseCoopers LLP
PwC Centre, 354 Davis Road, Suite 600, Oakville, Ontario, Canada L6J 0C5
T: +1 905 815 6300; F: +1 905 815 6499

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.

Emphasis of matter
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency and cash outflows from operating activities, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.
As discussed in note 5 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019. Our opinion is not modified with respect to this matter.
/s/ PricewaterhouseCoopers LLP
Chartered Professional Accountants, Licensed Public Accountants
Oakville, Ontario, Canada
September 2, 2020

MEDAVAIL, INC.
Consolidated Balance Sheets
(US Dollars in thousands, except share amounts)

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$8,791	$3,767
Restricted cash	58	44
Accounts receivable (net of allowance for doubtful accounts)	416	131
Inventories (note 9)	4,594	6,022
Prepaid expenses and other assets	229	188
Total current assets	14,088	10,152
Property, plant and equipment (note 10)	2,703	1,397
Right-of-use assets (note 5 and 12)	1,050	—
Other assets	92	89
Goodwill and other intangible assets (note 11)	70	1,146
Total assets	$18,003	$12,784
Liabilities, Temporary Equity and Shareholders’ Deficit
Current liabilities:
Accounts payable and accrued liabilities (note 8)	$2,345	$2,463
Contract liability (note 4)	4,804	5,000
Current portion of lease obligations (note 5 and 12)	526	—
Total current liabilities	7,675	7,463
Long-term debt (note 13)	12,476	11,742
Long-term portion of lease obligations (note 5 and 12)	565	—
Other liabilities	448	528
Total liabilities	21,164	19,733
Temporary equity: (note 17)
Redeemable preferred shares ($0.001 par value, 14,539,330 shares authorized, 10,500,440 and 7,479,862 shares issued and outstanding at December 31, 2019 and 2018, respectively)	93,484	68,533
Stockholders' deficit: (note 17)
Common shares ($0.001 par value, 24,000,000 shares authorized, 1,193,698 and 1,175,982 shares issued and outstanding at December 31, 2019 and 2018, respectively)	8	8
Warrants	698	191
Additional paid-in-capital	30,829	30,947
Accumulated other comprehensive loss	(6,950)	(6,931)
Accumulated deficit	(121,230)	(99,697)
Total shareholders’ deficit	(96,645)	(75,482)
Total liabilities, temporary equity and shareholders’ deficit	$18,003	$12,784
The accompanying notes, including Note 1. Going Concern and Note 16. Commitments and Contingencies, are an integral part of these financial statements.

MEDAVAIL, INC.
Consolidated Statement of Operations
(US Dollars in thousands, except share and per-share amounts)

	Year Ended December 31,
	2019	2018
Sales:
Pharmacy and hardware sales (note 4)	$3,385	$649
Service sales (note 4)	386	4,016
Total sales	3,771	4,665
Cost of sales:
Pharmacy and hardware cost of sales	2,674	1,905
Service cost of sales	149	172
Total cost of sales	2,823	2,077
Gross profit	948	2,588
Operating expenses (note 14)	15,420	11,983
Selling, general and administrative expenses	5,881	5,581
Share-based compensation	354	1,362
Goodwill write-off	137	—
Operating loss	(20,844)	(16,338)
Interest expense - net	689	667
Loss before income taxes	(21,533)	(17,005)
Income tax (note 15)	—	—
Net loss	$(21,533)	$(17,005)
Net loss per share - basic and diluted (note 6)	$(16.85)	$(12.78)
Weighted average shares outstanding - basic and diluted	1,278,107	1,330,907
The accompanying notes, including Note 1. Going Concern and Note 16. Commitments and Contingencies, are an integral part of these financial statements.

MEDAVAIL, INC.
Consolidated Statement of Comprehensive Loss
(US Dollars in thousands, except per-share amounts)

	Year Ended December 31,
	2019	2018
Net loss	$(21,533)	$(17,005)
Other comprehensive loss:
Foreign currency translation adjustment	(19)	(6)
Total comprehensive loss	$(21,552)	$(17,011)
The accompanying notes, including Note 1. Going Concern and Note 16. Commitments and Contingencies, are an integral part of these financial statements.

MEDAVAIL, INC.
Consolidated Statements of Shareholders' Deficit
(US Dollars in thousands, except per share amounts)

	Common Shares		Preferred Shares		Warrants	Additional Paid-in-Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Equity and Temporary Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2017	1,501,490	$10	3,337,625	$33,074	$—	$51,517	$(82,692)	$(6,925)	$(5,016)
Net loss	—	—	—	—	—	—	(17,005)	—	(17,005)
Common shares issued (note 17)	33,554	—	—	—	—	—	—	—	—
Preferred shares issued (note 17)	—	—	1,628,642	13,716	—	—	—	—	13,716
Exchange of common shares for preferred shares	(359,062)	(2)	2,513,595	21,743	—	(21,741)	—	—	—
Share-based compensation	—	—	—	—	—	1,362	—	—	1,362
Warrants issued (note 17)	—	—	—	—	191	(191)	—	—	—
Cumulative translation adjustment	—	—	—	—	—	—	—	(6)	(6)
Balance at December 31, 2018	1,175,982	$8	7,479,862	$68,533	$191	$30,947	$(99,697)	$(6,931)	$(6,949)
Net loss	—	—	—	—	—	—	(21,533)	—	(21,533)
Common shares issued (note 17)	17,716	—	—	—	—	35	—	—	35
Preferred shares issued (note 17)	—	—	3,020,578	24,951	—	—	—	—	24,951
Share-based compensation	—	—	—	—	—	354	—	—	354
Warrants issued (note 17)	—	—	—	—	507	(507)	—	—	—
Cumulative translation adjustment	—	—	—	—	—	—	—	(19)	(19)
Balance at December 31, 2019	1,193,698	$8	10,500,440	$93,484	$698	$30,829	$(121,230)	$(6,950)	$(3,161)
The accompanying notes, including Note 1. Going Concern and Note 16. Commitments and Contingencies, are an integral part of these financial statements.

MEDAVAIL, INC.
Consolidated Statement of Cash Flows
(US Dollars in thousands)

	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(21,533)	$(17,005)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant, and equipment	701	621
Amortization of intangible assets	941	1,092
Interest accretion on debt	734	667
Goodwill write-off	137	—
Impairment of lease asset	41	—
Unrealized foreign currency (loss)	(19)	(6)
Stock compensation expense, net	354	1,362
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(285)	(10)
(Increase) in inventory	(149)	(593)
(Increase) decrease in prepaid expenses and other assets	(41)	30
(Decrease) increase in accounts payable	(148)	764
(Decrease) increase in accrued expenses and other liabilities	(83)	177
(Decrease) increase in contract liability	(196)	959
Net cash used in operating activities	(19,546)	(11,942)
Cash flows from investing activities:
Purchase of property, plant and equipment	(399)	(592)
Purchase of intangible assets	—	(448)
Purchase of other assets	(3)	—
Net cash used in investing activities	(402)	(1,040)
Net cash flows from financing activities:
Issuance of preferred shares	24,951	13,716
Issuance of common shares upon exercise of options	35	—
Net cash provided by financing activities	24,986	13,716
Net increase in cash, cash equivalents, and restricted cash	5,038	734
Cash, cash equivalents, and restricted cash at beginning of period	3,811	3,077
Cash, cash equivalents, and restricted cash at end of period	$8,849	$3,811
Supplemental noncash investing and financing activities:
Cash paid for operating leases	$405	$—
Operating lease assets obtained in exchange for operating lease liabilities	$1,511	$—
Purchases of property, plant and equipment in accounts payable	$31	$75
The accompanying notes, including Note 1. Going Concern and Note 16. Commitments and Contingencies, are an integral part of these financial statements.

Notes to Financial Statements
(Tables present dollars in thousands except share and per-share amounts)
NOTE 1 - GOING CONCERN
The consolidated financial statements for the year ended December 31, 2019 were prepared on the basis of a going concern which contemplates that MedAvail, Inc. ("MedAvail") will be able to realize assets and discharge liabilities in the normal course of business. Accordingly, they do not give effect to adjustments that would be necessary should MedAvail be required to liquidate its assets. The ability of MedAvail to meet its total liabilities of $21.2 million at December 31, 2019, including $12.5 million of convertible debt due in 2021, and to continue as a going concern is dependent upon the availability of future funding, continued growth in orders, and MedAvail's ability to profitably meet its after-sale service commitments with its existing customers. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.
Relevant accounting standards require that MedAvail management make a determination as to whether or not substantial doubt exists as to our ability to continue as a going concern. If substantial doubt does exist management should determine if there are plans in place which alleviate that doubt. Management has determined that there is substantial doubt as to MedAvail's ability to continue as a going concern. Conditions and events leading to the substantial doubt include the risk that the Merger and Pre-Closing Private Placement financing are not completed, additional financing may not be able to be obtained and recurring operating losses. These conditions indicate that there is substantial doubt about the Company's ability to continue as a going concern within one year after the date of issuance of these consolidated financial statements. Management has identified and is executing plans to alleviate doubt.
NOTE 2 - NATURE OF OPERATIONS
MedAvail is a health-care technology company that has developed and commercialized an innovative self-service pharmacy, mobile application, kiosk and drive-thru solution. MedAvail's principal technology and product is the MedCenter, a pharmacist controlled, customer-interactive, prescription dispensing system akin to a “pharmacy in a box” or prescription-dispensing ATM. The MedCenter facilitates live pharmacist counselling via two-way audio-video communication with the ability to dispense prescription medicines under pharmacist control. MedAvail also operates SpotRx (the “Pharmacy”), a full-service retail pharmacy utilizing the MedAvail's automated pharmacy technology.
NOTE 3 - BASIS OF PRESENTATION
Basis of Presentation
The preparation of the consolidated financial statements and related disclosures are prepared in accordance with U.S. GAAP and require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Estimates are used in accounting for, among other things, revenue recognition, contract loss accruals, excess, slow-moving and obsolete inventories, product warranty accruals, loss accruals on service agreements, share-based compensation expense, allowance for doubtful accounts, depreciation and amortization, impairment of goodwill and in-process research and development intangible assets, impairment of long-lived assets and contingencies. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the consolidated financial statements in the period they are deemed to be necessary. Certain amounts in 2018 have been reclassified to conform to current year presentation.
Fiscal years ended December 31, 2019 and December 31, 2018, respectively, may be referred to as 2019 and 2018.
Amounts presented in these consolidated financial statements are in United States dollars unless otherwise indicated.
Our critical accounting policies are those that are both most important to our financial condition and results of operations and require the most difficult, subjective or complex judgments on the part of management in their application, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Our accounting policies are set forth in Note 4. Critical Accounting Policies.

Notes to Financial Statements
(Tables present dollars in thousands except share and per-share amounts)
Principles of consolidation
The consolidated financial statements include the accounts of all entities controlled by MedAvail, which are referred to as subsidiaries. MedAvail Technologies Inc., MedAvail Technologies (US) Inc., MedAvail Pharmacy Inc. and On the Spot Rx. Inc. are all subsidiaries of MedAvail. MedAvail has no interests in variable interest entities of which MedAvail is the primary beneficiary. All intercompany balances and transactions have been eliminated. During 2019, MedAvail elected to close down its Canadian pharmacy operations, to focus on growth of the SpotRx Pharmacy business in the US.
NOTE 4 - CRITICAL ACCOUNTING POLICIES
Cash and Cash Equivalents
MedAvail classifies all highly liquid instruments with an original maturity of three months or less as cash equivalents. MedAvail cash and cash equivalents generally include funds held in checking and savings accounts at large American and Canadian financial institutions and denominated in U.S. Dollars and Canadian Dollars.
Restricted Cash
MedAvail considers cash and marketable securities to be restricted when withdrawal or general use is legally restricted. MedAvail maintains a balance with the bank that is the issuer of its purchasing cards used in Canada as a guarantee for those cards. Due to the nature of the deposit, the balance is classified as restricted cash. Restricted cash is included in the balance for cash presented in the statements of cash flows.
Accounts Receivable
Accounts receivable are primarily comprised of trade receivables presented net of allowance for doubtful accounts. MedAvail maintains an allowance for doubtful accounts based on its assessment of the collectability of amounts owed by customers. The allowance consists of known specific troubled accounts as well as an amount based on overall estimated potential uncollectible accounts receivable based on historical experience.
Foreign Currency Translation
The functional currency for all of our subsidiaries is the U.S. dollar. Gains and losses resulting from the remeasurement of foreign currency amounts to the functional currency are included in Operating expenses in the Statement of Comprehensive Loss. Gains and losses resulting from translating assets and liabilities from the functional currency to U.S. dollars are included in Foreign currency translation adjustment in the Statement of Comprehensive Loss.
Revenue Recognition
MedAvail derives its revenue primarily from retail pharmaceutical sales. MedAvail also earns revenue from the sale of MedPlatform Systems, which include MedCenter prescription dispensing kiosks, and the associated software, hardware, and service components necessary for operation, along with sales of products dispensed by MedCenters, and retail pharmacy sales. Contracts with customers often include promises to transfer multiple products and services. In determining how revenue should be recognized, a five-step process is used, which requires judgment and estimates within the revenue recognition process. The primary judgments include identifying the performance obligations in the contract and determining whether the performance obligations are distinct. If any of these judgments were to change it could cause a material increase or decrease in the amount of revenue we report in a given period.
Under Accounting Standards Codification (“ASC”) Topic 606: Revenue from Contracts with Customers (“Topic 606”), the amount of revenue recognized for any goods or services reflects the consideration that MedAvail expects to be entitled to receive in exchange for those goods and services. To achieve this core principle, MedAvail applies the following five-step approach: (1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when or as a performance obligation is satisfied.

Notes to Financial Statements
(Tables present dollars in thousands except share and per-share amounts)
A contract is accounted for when there has been approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable. Performance obligations under a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct and are distinct in the context of the contract. In certain instances, MedAvail has concluded distinct goods or services should be accounted for as a single performance obligation that is a series of distinct goods or services that have the same pattern of transfer to the customer. To the extent a contract includes multiple promised goods or services, MedAvail must apply judgment to determine whether the customer can benefit from the goods or services either on their own or together with other resources that are readily available to the customer (the goods or services are distinct) and if the promise to transfer the goods or services to the customer is separately identifiable from other promises in the contract (the goods or services are distinct in the context of the contract). If these criteria are not met, the promised services are accounted for as a single performance obligation. The transaction price is determined based on the consideration that MedAvail will be entitled to in exchange for transferring goods or services to the customer. To the extent the transaction price includes variable consideration, MedAvail estimates the amount of variable consideration that should be included in the transaction price, generally utilizing the expected value method. During 2019 and 2018, MedAvail had no contracts that included variable consideration. Determining the transaction price requires judgment. If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price basis. Standalone selling price is determined by the price at which the performance obligation is sold separately. If the standalone selling price is not observable through past transactions, MedAvail estimates the standalone selling price by taking into account available information such as market conditions and internally approved pricing guidelines related to the performance obligations. Performance obligations are satisfied either over time or at a point in time as discussed in the Pharmacy Technology Segment information below. In addition, MedAvail’s contracts with customers generally do not include significant financing components or non-cash consideration.
MedPlatform sales agreements generally contain an agreement to provide a MedCenter prescription dispensing kiosk, along with agreements to provide software, hardware and maintenance services which are necessary for the operation of the MedCenter, and can only be provided by MedAvail. Management has determined that contracts to provide MedPlatform Systems consist of one performance obligation, as all of these products and services are required in order to obtain a functioning MedCenter. ASC 606 allows a single performance obligation to be recognized over time if the customer simultaneously receives and consumes the provided benefits. As such, revenue is initially recognized when the MedCenter is installed and operational at the customer's location. Revenue continues to be recognized going forward in the periods in which the hardware, software and maintenance services are provided to the customer.
MedAvail also earns revenue from Walgreens, a customer and investor, for a contract related to providing MedAvail's technology and services. For any amounts received prior to the fulfillment of the obligation, a contract liability is recorded. As of December 31, 2019 and 2018, the consolidated balance sheets included $4.8 million and $5.0 million, respectively, of contract liability.

Notes to Financial Statements
(Tables present dollars in thousands except share and per-share amounts)
The following table presents the disaggregation of MedAvail's revenue:

	Year Ended December 31,
	2019	2018
Service sales:
Software	$208	$457
Maintenance and support	93	125
Professional services	75	3,434
Installation	10	—
Total service sales	386	4,016
Pharmacy and hardware sales:
Retail pharmacy revenue	3,227	488
Rental	158	11
Hardware	—	150
Total pharmacy and hardware sales	3,385	649
Total revenue	$3,771	$4,665
Segments
Management, including the Chief Operating Decision Makers ("CODM"), have been identified as the Chief Executive Officer, Chief Financial Officer, Chief Commercial Officer and Chief Pharmacy Officer. These executives are responsible for executing a unified corporate strategy, allocating resources and assessing financial and operational performance. The executives are also responsible for the development and implementation of strategies and direction of the Company’s growth. Operating segments are the individual operations that the CODM reviews for purposes of assessing performance and making resource allocation decisions. The CODM currently receives the monthly management report. Included within this proxy statement/prospectus/information statement are discrete and sufficient financial information to allow the CODM to assess performance, including segment profit for the pharmacy technology and retail pharmacy services operating segments. The pharmacy technology and retail pharmacy services operating segments both engage in business activities from which they earn revenues and incur expenses. MedAvail periodically evaluates changes in the structure of its internal organization to determine whether its operating segments have changed when events or circumstances necessitate such an exercise. Events or circumstances triggering reevaluation of reportable segments may include reorganization, restructuring, acquisitions or spin-offs, and changes in the CODM.
The Company has the following two reportable segments:
Pharmacy Technology Segment
The pharmacy technology segment consists of sales of MedPlatform Systems to customers. These agreements include providing the MedCenter prescription dispensing kiosk, software, and maintenance services. Agreements can be for a predetermined period of time, or indefinite. This generally includes either an initial lump sum payment upon installation of the MedCenter with monthly payments for software and services following, or monthly payments for the MedCenter along with monthly payments for software and maintenance services. Revenue is recognized for each portion of the single performance obligation when that portion has been completed and the customer is contractually obligated to provide consideration, and in the contractually agreed upon amount.
Retail Pharmacy Services Segment
Retail pharmacy services segment revenue consists of products sold directly to consumers at the point of sale. MedAvail recognizes retail pharmacy sales revenue, net of taxes and expected returns, at the time it sells merchandise or dispenses prescription drugs to the customer. MedAvail estimates revenue based on expected reimbursements from third-party payers (e.g., pharmacy benefit managers, insurance companies and governmental

Notes to Financial Statements
(Tables present dollars in thousands except share and per-share amounts)
agencies) for dispensing prescription drugs. The estimates are based on all available information including historical experience and are updated to actual reimbursement amounts.
Inventory
Inventory for the pharmacy technology segment consists primarily of MedCenter kiosk finished goods. Inventories are stated at the lower of cost (first-in, first-out or average cost) or net realizable value.
Inventory for the retail pharmacy services segment consists of pharmaceuticals. Inventories for the retail pharmacy segment are stated at the lower of cost (first in, first out) or net realizable value.
An impairment for excess or inactive inventory is recorded based upon an analysis that considers current inventory levels, historical usage patterns, future sales expectations and salvage value.
Intangible Assets
Intangible assets consist of software, patents and know-how. Intangible assets acquired through asset acquisitions or business combinations are initially recognized at fair value based on an allocation of the purchase price. No development costs have been capitalized to date. The intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortization of the intellectual property commenced in 2014 on delivery of the first proof of concept MedCenter. MedAvail evaluates the reasonableness of the estimated useful lives of these intangible assets on an annual basis. During the year ended December 31, 2019, MedAvail wrote-off the $137 thousand balance for goodwill related to its Canadian operations due to the discontinuance of those operations.
The estimated useful lives of intangible assets are as follows:

Software	2 years
Website and mobile application	2 years
Intellectual property	6 years
Goodwill	not amortized
Goodwill
MedAvail records goodwill for the difference between the fair value of other identifiable assets and the total purchase price of an acquisition. Goodwill is tested for impairment on an annual basis or more frequently if circumstances indicate potential impairment. In order to test for goodwill impairment, the fair value of the reporting unit is compared to its carrying value, including goodwill. If the fair value of the reporting unit is lower than its carrying amount, goodwill is written down for the amount by which the carrying amount exceeds the reporting unit's fair value. However, the loss recognized cannot exceed the carrying amount of goodwill. We typically use discounted cash flow models to determine the fair value of a reporting unit. The assumptions used in these models are consistent with those MedAvail believes a market participant would use. MedAvail has the option to perform a qualitative assessment of goodwill rather than completing the impairment test. MedAvail must assess whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If it is concluded that this is the case, the testing discussed above must be performed. Otherwise, no further assessment is necessary. For 2019, MedAvail did not perform a goodwill impairment assessment because its entire goodwill balance was written off due to the closure of its Canadian pharmacy operation.
Impairment of Long Lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. If events or changes in circumstances indicate that the carrying amount of the asset group may not be recoverable, MedAvail compares the carrying amount of an asset group to future undiscounted net cash flows, excluding interest costs, expected to be generated by the asset group and their ultimate disposition. If the sum of the undiscounted cash flows is less than the carrying value, the impairment to be recognized is measured by the amount by which the carrying amount of the asset group exceeds

Notes to Financial Statements
(Tables present dollars in thousands except share and per-share amounts)
the fair value of the asset group. For the year ended December 2019 and 2018, MedAvail did not recognize any impairments of long lived assets.
Property, plant and equipment
Property, plant and equipment are carried in the accounts at cost less accumulated depreciation. Gains and losses arising on the disposal of individual assets are recognized in income in the period of disposal. Costs, including financing charges and certain design, construction and installation costs related to assets that are under construction and are in the process of being readied for their intended use, are recorded as construction-in-progress and are not subject to depreciation.
Depreciation, which is recorded from the date on which each asset is placed into service, is generally provided for on a straight-line basis over the estimated useful lives of the property, plant and equipment as follows:

IT equipment	2 – 4 years
General plant and equipment	8 years
Vehicles	5 years
Office furniture and equipment	8 years
Leasehold improvements	lesser of useful life or term of lease
MedCenter equipment	5 – 10 years
Maintenance and repairs are charged to expense as incurred. Renewals and betterments that materially prolong the useful lives of the assets are capitalized. The cost and related accumulated depreciation of property retired or sold are removed from the accounts, and gains or losses are recognized in the consolidated statement of loss and comprehensive loss.
Leases
MedAvail leases certain machinery and equipment and office space.
MedAvail adopted ASU No. 2016-02, “Leases” (Topic 842) with a date of initial application of January 1, 2019. As a result, MedAvail updated its accounting policy for leases. MedAvail determines whether a contract or arrangement is, or contains, a lease at inception. Balances related to operating leases are included in Operating lease – right of use assets, Current portion of operating lease obligation, and Long-term portion of operating lease obligations in its consolidated balance sheet.
On January 1, 2019, upon adoption of ASC 842, MedAvail recorded right-of-use assets of $1.1 million, lease liability of $1.1 million and eliminated deferred rent of $49 thousand. The adoption of ASC 842 did not have a material impact on prior year comparative periods and as a result, a cumulative-effect adjustment was not required. MedAvail determined the lease liability using the Company’s estimated incremental borrowing rate of 6% to estimate the present value of the remaining lease payments.
Lease expense for operating leases recorded on the balance sheet is included in operating costs and expenses and is based on the future minimum lease payments recognized on a straight-line basis over the term of the lease plus any variable costs. Operating lease expenses, inclusive of short-term and variable expenses, recognized in the consolidated statement of income for the period ended December 31, 2019 was $689 thousand.
Leases for which MedAvail has the right to use assets and receive substantially all of the benefits and risks of ownership are reported as right-of-use (“ROU”) assets under property, plant, and equipment, and finance lease obligations under liabilities on the balance sheet. Finance lease obligation amounts reflect the present value of future lease payments, discounted at an appropriate interest rate, and are reduced by rental payments, net of imputed interest. Property, plant, and equipment under finance leases are depreciated based on the useful lives of the leased assets. MedAvail currently has no finance leases.
Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of MedAvail’s leases do not provide an implicit rate, MedAvail uses its

Notes to Financial Statements
(Tables present dollars in thousands except share and per-share amounts)
incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. MedAvail uses the implicit rate when readily determinable. The operating lease ROU asset includes any prepaid lease payments and additional direct costs and excludes lease incentives. The lease terms may include options to extend or terminate the lease when it is reasonably certain that MedAvail will exercise that option.
MedAvail’s operating leases have remaining lease terms ranging from less than one year to four years.
Operating leases with an initial term of 12 months or less are considered short-term leases and are not recorded on the balance sheet. MedAvail recognizes lease expense for these short-term leases on a straight-line basis over the lease terms.
For operating leases with an initial term of 12 months or more, MedAvail records right-of-use assets and corresponding lease liabilities at lease inception. MedAvail accounts for lease components (e.g., fixed payments including rent, real estate taxes, and insurance costs) and non-lease components (e.g., common-area maintenance costs) as a single lease component. MedAvail uses its incremental borrowing rate (based on the information at the lease commencement date) to determine the corresponding lease liability. Leasing costs, including any rent holidays, leasehold incentives, and rent concessions are amortized on a straight-line basis over the lease term.
At December 31, 2019, MedAvail determined that two of its operating lease locations were no longer necessary and began to search for sublessees. As a result, MedAvail determined that the ROU Assets related to these two operating leases were impaired. MedAvail recorded a reserve against the ROU Assets in the amount of $41 thousand based upon estimates of future sublease dates and sublease rental rates. Once MedAvail subleases these locations the impairment will be reassessed.
Share-based compensation
MedAvail has a stock option plan whereby awards are granted to certain employees of MedAvail. The fair value of the stock options granted by MedAvail to employees of MedAvail is recognized as compensation expense on a straight-line basis over the applicable stock option vesting period. MedAvail measures the fair value of the options using the Black-Scholes option pricing model as of the grant date/measurement date. Shares issued upon the exercise of options are new shares. MedAvail estimates forfeitures based on historical experience and expense related to awards is adjusted over the term of the awards to reflect their probability of vesting. All fully vested awards are fully expensed.
Warrants
MedAvail has issued warrants to purchase shares of its common stock. The outstanding warrants are standalone instruments that are not puttable or mandatorily redeemable by the holder and are classified as equity awards once issued. Certain obligations to issue warrants as compensation for services may be initially classified as liabilities before the warrants are issued. MedAvail measures the fair value of the awards using the Black-Scholes option pricing model as of the grant date/measurement date. Warrants issued are initially recorded at fair value as a reduction to contributed surplus or as an expense if the warrants are issued to pay for services.
Deferred financing costs
Financing costs incurred to issue debt are capitalized and amortized using the effective interest method until the individual financial liability matures and are included as a component of interest expense in the consolidated statement of loss and comprehensive loss. Financing costs incurred to issue equity are capitalized and netted against the respective class of shares they were incurred to issue.

Notes to Financial Statements
(Tables present dollars in thousands except share and per-share amounts)
NOTE 5 - RECENT ACCOUNTING PRONOUNCEMENTS
Recently Adopted Accounting Standards
Leases
In February 2016, the Financial Accounting Standards Board issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). Under ASU 2016-02 (and several subsequent accounting standards updates), lessees are required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for that asset’s lease term. The effective date of the new lease standard (ASC 842) was January 1, 2019, and MedAvail adopted the new standard on that date. MedAvail used the modified retrospective approach, which allowed it to make any necessary transition adjustments at January 1, 2019. MedAvail elected the optional transition method, which allows it to continue to use disclosures required by ASC 840, the prior standard, during 2019. As permitted by the transition method, MedAvail did not reassess existing leases. The most significant impact on MedAvail’s financial statements of adopting the new lease standard was the recognition of right-of-use (ROU) assets and lease liabilities for its operating leases. Upon adoption of the new standard, MedAvail recognized total ROU assets of $1.1 million and total lease liabilities of $1.1 million. MedAvail determined that no transition adjustment to equity was necessary related to implementation of the new lease standard, and adoption of the new standard did not impact its statements of income or cash flows. Because of the limited number of assets MedAvail leases, MedAvail did not need to make systems changes to comply with the new standard and continues to track leased assets outside of its accounting systems. MedAvail implemented additional process controls effective January 1, 2019 to ensure that it properly evaluates its contracts to determine whether they may contain leased assets. MedAvail assessed the impact of the new lease accounting standard on its financial statements to facilitate its adoption of the new standard on January 1, 2019. MedAvail has not noted (nor does MedAvail expect to see) material changes in financial ratios, leasing practices, or tax reporting; however, MedAvail will continue to address potential impacts to its business.
Adoption of the new guidance impacted the balance sheet as follows:

	December 31, 2018	Impact of Implementing the New Standard (ASC 842)	January 1, 2019
	As Reported		As Adopted
Right-of-use assets	$—	$1,089	$1,089
Current portion of lease obligations	$—	$262	$262
Long-term portion of lease obligations	$—	$875	$875
See Note 4, Critical Accounting Policies, for our lease accounting policy and Note 12, Leases, for additional information related to our lease arrangements.
Revenue Recognition
Effective January 1, 2018, MedAvail adopted FASB ASU 2014-09, Revenue from Contracts with Customers (Topic 606) , and ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of Effective Date, which deferred the effective date of ASU 2014-09 by one year. ASU 2014-09 supersedes the revenue recognition requirements in ASC 605, Revenue Recognition , and is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. It also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue, cash flows arising from customer contracts, including significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. MedAvail adopted ASU 2014-09, using the full retrospective approach on January 1, 2018. The adoption was only applied to contracts not yet completed. The adoption had no material impact on our results of operations, cash flows, or financial position. Revenue continues to be recognized for the MedPlatform System performance obligation over a period of time as each portion of the obligation is fulfilled. MedAvail does not expect to encounter situations where the performance obligation has been fulfilled but there is not an unconditional right to receive consideration, as such no

Notes to Financial Statements
(Tables present dollars in thousands except share and per-share amounts)
contract asset or liability will be recognized. Additional information and disclosures required by this new standard are contained in Note 4, Critical Accounting Policies.
MedAvail elected to use the following practical expedients in the adoption of ASC 606.
•Incremental costs of obtaining a contract were not capitalized as they would be amortized in less than one year.
•Contracts that began and ended in the same period were not restated.
Adoption of ASC 606 impacted stockholders' deficit at January 1, 2018 as follows:

	Balance at January 1, 2018
	After Adoption	Remove Effect of Adoption	Before Adoption
Stockholders' deficit	$(82,692)	$(1,812)	$(84,504)
Adoption of ASC 606 impacted service sales for the year ended December 31, 2018 as follows:

	Year Ended December 31, 2018
	After Adoption	Remove Effect of Adoption	Before Adoption
Service sales	$4,016	$(274)	$3,742
Adoption of the new guidance impacted the 2018 Consolidated Balance Sheet as follows:

	December 31, 2018
	As Reported	Remove Effect of Adoption	Balances Without Adoption of Topic 606
Contract liability	$5,000	$847	$5,847
Total current liabilities	$7,463	$847	$8,310
Total liabilities	$19,733	$847	$20,580
Total liabilities, temporary equity and stockholders' deficit	$12,784	$847	$13,631
The following table presents details of the contract liability balance:

	December 31, 2018	Revenue recognized in 2019	Additional liability recognized	December 31, 2019
Contract liability	$5,000	$(271)	$75	$4,804
The timing of recognition of revenue for the remaining performance obligations related to contract liability is dependent on direction from the customer, management is unable to determine when MedAvail will be asked to perform the remaining obligations.
Fair Value Measurement Disclosures
In August 2018, the FASB issued ASU 2018-13 related to fair value measurement disclosures. This ASU removes the requirement to disclose the amount of and reasons for transfers between Levels 1 and 2 of the fair value hierarchy, the policy for determining that a transfer has occurred, and valuation processes for Level 3 fair value measurements. Additionally, this ASU modifies the disclosures related to the measurement uncertainty for recurring Level 3 fair value measurements (by removing the requirement to disclose sensitivity to future changes) and the timing of liquidation of investee assets (by removing the timing requirement in certain instances). The guidance also requires new disclosures for Level 3 financial assets and liabilities, including the amount and location of unrealized gains and losses recognized in other comprehensive income/(loss) and additional information related to significant unobservable inputs used in determining Level 3 fair value measurements. This ASU will be effective beginning in the first quarter of our fiscal year 2020. Early adoption of the guidance in whole is permitted. Alternatively, companies may early adopt removed or modified disclosures and delay adoption of the additional disclosures until

Notes to Financial Statements
(Tables present dollars in thousands except share and per-share amounts)
their effective date. Certain of the amendments in this ASU must be applied prospectively upon adoption, while other amendments must be applied retrospectively upon adoption. There was no material impact to our financial statement disclosures as a result of adopting the provisions related to removing disclosures.
Recently Issued Accounting Standards Not Yet Adopted
Disclosure Requirements for Certain Employer-Sponsored Benefit Plans
In August 2018, the FASB issued ASU 2018-14 related to the disclosure requirements for employers that sponsor defined benefit pension and other postretirement benefit plans. The guidance requires sponsors of these plans to provide additional disclosures, including weighted-average interest rates used in MedAvail’s cash balance plans and a narrative description of reasons for any significant gains or losses impacting the benefit obligation for the period. Additionally, this guidance eliminates certain previous disclosure requirements. This ASU will be effective beginning in the first quarter of our fiscal year 2020. This guidance must be applied on a retrospective basis to all periods presented. MedAvail sponsors a 401k retirement plans for its employees with no company match, but does not currently offer defined benefit pension or other postretirement plans. MedAvail does not expect this guidance to have an effect on its disclosures.
Implementation Costs Incurred in Hosted Cloud Computing Service Arrangements
In August 2018, the FASB issued ASU 2018-15 related to accounting for implementation costs incurred in hosted cloud computing service arrangements. Under the new guidance, implementation costs incurred in a hosting arrangement that is a service contract should be expensed or capitalized based on the nature of the costs and the project stage during which such costs are incurred. If the implementation costs qualify for capitalization, they must be amortized over the term of the hosting arrangement and assessed for impairment. Companies must disclose the nature of any hosted cloud computing service arrangements. This ASU also provides guidance for balance sheet and income statement presentation of capitalized implementation costs and statement of cash flows presentation for the related payments. This ASU will be effective beginning in the first quarter of our fiscal year 2020. This guidance may be adopted either retrospectively or prospectively to all implementation costs incurred after the date of adoption. We will prospectively adopt this guidance and do not expect that it will have a significant impact on our financial statements and related disclosures.
Simplifying the Accounting for Income Taxes
In December 2019, the FASB issued ASU 2019-12 to simplify the accounting in ASC 740, Income Taxes. This guidance removes certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences. This guidance also clarifies and simplifies other areas of ASC 740. This ASU will be effective beginning in the first quarter of our fiscal year 2021. Early adoption is permitted. Certain amendments in this update must be applied on a prospective basis, certain amendments must be applied on a retrospective basis, and certain amendments must be applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings/(deficit) in the period of adoption. We are currently evaluating the impact this ASU will have on our financial statements and related disclosures as well as the timing of adoption.
NOTE 6 - EARNINGS PER SHARE
Basic earnings per share is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding. Diluted earnings per share is computed by dividing net income available to common stockholders by the weighted-average number of common shares plus the effect of dilutive potential common shares outstanding during the period. A total of 93,818 warrants were included in the weighted average shares outstanding as of their issuance date of May 9, 2018 due to their exercise price. During the year ended December 31, 2019 and 2018, there was no potential dilution due to MedAvail's net loss position. The following table sets forth the computation of basic and diluted earnings per share.

Notes to Financial Statements
(Tables present dollars in thousands except share and per-share amounts)

	Year Ended December 31,
	2019	2018
Net loss - basic and diluted	$(21,533)	$(17,005)
Weighted average shares - basic and diluted	1,278,107	1,330,907
Net loss per share - basic and diluted	$(16.85)	$(12.78)
For the years ended December 31, 2019 and 2018, there were a weighted average of 1.6 million and 714 thousand option awards outstanding that were not included in the diluted shares calculation because their inclusion would have been antidilutive and/or because there was a net loss for the period.
NOTE 7 - FAIR VALUE MEASUREMENTS
As of December 31, 2019 and 2018, our assets and liabilities that were accounted for at fair value were cash and cash equivalents and restricted cash.
Fair value measurements are categorized in one of the following three levels based on the lowest level input that is significant to the fair value measurement in its entirety:
Level 1- Inputs to the valuation methodology are unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2- Observable inputs other than quoted prices in active markets for identical assets or liabilities include:
a.quoted prices for similar assets or liabilities in active markets;
b.quoted prices for identical or similar assets or liabilities in inactive markets;
c.inputs other than quoted prices that are observable for the asset or liability;
d.inputs that are derived principally from or corroborated by observable market data by correlation or other means.
If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.
Level 3- Inputs to the valuation methodology are unobservable (i.e., supported by little or no market activity) and significant to the fair value measure.
Assets and liabilities measured at fair value on a recurring basis were as follows:

		Fair Value Hierarchy
	December 31, 2019	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$8,791	$8,791	$—	$—
Restricted cash	58	58	—	—
Total assets	8,849	8,849	—	—
Liabilities to issue warrant	$448	$—	$—	$448

Notes to Financial Statements
(Tables present dollars in thousands except share and per-share amounts)

		Fair Value Hierarchy
	December 31, 2018	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$3,767	$3,767	$—	$—
Restricted cash	44	44	—	—
Total assets	3,811	3,811	—	—
Liabilities to issue warrant	$478	$—	$—	$478
NOTE 8 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
The following table presents details of accounts payable and accrued liabilities:

	December 31,
	2019	2018
Accounts payable and accrued liabilities:
Payroll	$1,432	$1,103
Trade AP	647	734
Accrued liabilities	266	626
Total accounts payable and accrued liabilities	$2,345	$2,463
NOTE 9 - INVENTORY
The following table presents detail of inventory balances:

	December 31,
	2019	2018
Inventory:
Raw materials	$344	$512
Work-in-progress	—	540
Finished goods	3,739	4,755
Pharmacy	511	215
Total inventory	$4,594	$6,022
During 2019, MedAvail wrote-off approximately $220 thousand in raw materials inventory due to items deemed scrap at a contract manufacturer.
As of December 31, 2019, MedAvail had no work-in-process as it had no MedCenters under construction.
During the year ended December 31, 2019, $2.6 million of inventory was recognized as pharmacy and hardware cost of sales on the consolidated statement of operations.
NOTE 10 - PROPERTY, PLANT AND EQUIPMENT
MedAvail's principal technology product offering is the MedCenter, an interactive prescription dispensing kiosk unit that, when used in combination with MedAvail's proprietary software, connects customers live with a pharmacist. MedCenter equipment includes all of the necessary hardware and components that are required to be installed at the kiosk site in order to provide a functional MedCenter kiosk.

Notes to Financial Statements
(Tables present dollars in thousands except share and per-share amounts)
The following tables present property, plant and equipment balances:

	December 31, 2019
	Cost	Accumulated Depreciation	Net
Property, plant and equipment:
MedCenter equipment	$3,303	$1,139	$2,164
Leasehold improvements	666	444	222
IT equipment	2,151	1,975	176
Office furniture and equipment	282	203	79
Vehicles	54	18	36
General plant and equipment	310	284	26
Total property, plant and equipment	$6,766	$4,063	$2,703

	December 31, 2018
	Cost	Accumulated Depreciation	Net
Property, plant and equipment:
MedCenter equipment	$1,923	$985	$938
Leasehold improvements	391	297	94
IT equipment	2,040	1,854	186
Office furniture and equipment	283	170	113
Vehicles	28	10	18
General plant and equipment	298	250	48
Total property, plant and equipment	$4,963	$3,566	$1,397
During the year ended December 31, 2019, there was a transfer of $1.6 million from inventory to property, plant and equipment.
MedAvail recognized $701 thousand of depreciation for the year ended December 31, 2019, $51 thousand of which was depreciation in cost of sales.

Notes to Financial Statements
(Tables present dollars in thousands except share and per-share amounts)
NOTE 11 - INTANGIBLE ASSETS
The following tables present intangible asset balances:

	Balance at December 31, 2018	Additions/Disposals or Write-Offs	Balance at December 31, 2019
Gross intangible assets:
Intellectual property	$3,857	$—	$3,857
Website and mobile application	583	—	583
Software	1,582	—	1,582
Goodwill	137	—	137
Total intangible assets	6,159	—	6,159
Accumulated Amortization:
Intellectual property	(3,214)	(643)	(3,857)
Website and mobile application	(297)	(216)	(513)
Software	(1,502)	(80)	(1,582)
Goodwill write-off	—	(137)	(137)
Total accumulated amortization	(5,013)	(1,076)	(6,089)
Total net book value	$1,146	$(1,076)	$70

	Balance at December 31, 2017	Additions/Disposals or Write-Offs	Balance at December 31, 2018
Gross intangible assets:
Intellectual property	$3,857	$—	$3,857
Website and mobile application	293	290	583
Software	1,424	158	1,582
Goodwill	137	—	137
Total intangible assets	5,711	448	6,159
Accumulated Amortization:
Intellectual property	(2,571)	(643)	(3,214)
Website and mobile application	(76)	(221)	(297)
Software	(1,273)	(229)	(1,502)
Total intangible assets	(3,920)	(1,093)	(5,013)
Net book value	$1,791	$(645)	$1,146
Amortization of intangible assets going forward is as follows:

December 31, 2019
2020	$70
2021	—
2022	—
2023	—
2024	—
Thereafter	—
Total amortization	$70

Notes to Financial Statements
(Tables present dollars in thousands except share and per-share amounts)
NOTE 12 - LEASES
As discussed in Note 5, on January 1, 2019, MedAvail adopted new guidance (ASU 2016-02, and subsequent accounting standards updates) for the accounting and reporting of leases.
MedAvail maintains operating leases primarily for manufacturing facilities, research and development facilities, corporate offices, and certain equipment. Pursuant to the transition guidance in ASC 842, MedAvail elected a package of practical expedients which allowed it to not reassess whether its current contracts contain leases, and to retain historical lease classifications for its current leases.
MedAvail analyzes new contracts to determine whether they include leased assets; such leases are referred to as embedded leases. When evaluating contracts for embedded leases, MedAvail exercises judgment to determine if there is an explicitly or implicitly identified asset in the contract and if MedAvail controls the use of that asset.
MedAvail’s embedded leases, which are primarily associated with contract manufacturing organizations, are not material.
Lease terms include options to extend or terminate leases when it is reasonably certain that MedAvail will exercise those options. Real estate leases for facilities have an average remaining lease term of 2 – 3 years, which include options to extend the leases for up to two years where applicable.
Under ASC 842 transition guidance, MedAvail elected the hindsight practical expedient to determine the lease term for existing leases, which allowed it to consider available information prior to the effective date of the new guidance as to the actual or likely exercise of options to extend or terminate the lease.
MedAvail’s accounting policy deems leases with an initial term of 12 months or less short-term leases; MedAvail currently has no short-term leases, but such leases would not be recorded on its balance sheet. MedAvail recognizes lease expense for short-term lease payments on a straight-line basis over the term of the lease.
Operating lease right-of-use (“ROU”) assets and lease liabilities are recognized based on the present value of lease payments over the lease term. Because most of MedAvail’s leases do not include an implicit discount rate, MedAvail uses its incremental borrowing rate to calculate the present value of lease payments. As a practical expedient, MedAvail made an accounting policy election not to separate lease components (e.g. payments for rent, real estate taxes and insurance costs) from non-lease components (e.g. common-area maintenance costs). As a result, MedAvail includes both lease and non-lease components to calculate the right-of-use asset and related lease liability (if the non-lease components are fixed).
Certain of the MedAvail’s lease agreements contain variable lease payments that are adjusted periodically for inflation or to adjust estimated amounts for actual operating expenses; these variable amounts are not material. When sublease income is generated for certain properties, MedAvail records our liability separately from those expected inflows. MedAvail’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.
Operating lease expense was $689 thousand and $487 thousand for the years ended December 31, 2019 and 2018, respectively. Supplemental balance sheet information related to operating leases is as follows:

Notes to Financial Statements
(Tables present dollars in thousands except share and per-share amounts)
Balance sheet amounts and maturities of operating leases liabilities are as follows:

December 31,
2019
Assets	$1,050
Liabilities:
Current	526
Long-term	565
Total liabilities	$1,091
Weighted-average remaining lease term (years)	2.3
Weighted-average discount rate	6%
Maturities of operating leases liabilities are as follows:

December 31, 2019
2020	$671
2021	478
2022	131
2023	44
2024	—
Thereafter	—
Total lease payments	1,324
Less: present value discount	233
Total leases	$1,091

December 31, 2018
2019	$489
2020	471
2021	479
2022	388
2023	330
Thereafter	—
Total lease payments	$2,157
At December 31, 2019, MedAvail determined that two of its operating lease locations were no longer necessary and began to search for sublessees. As a result, MedAvail determined that the ROU Assets related to these two operating leases were impaired. MedAvail recorded a reserve against the ROU Assets in the amount of $41 thousand based upon estimates of future sublease dates and sublease rental rates. Once MedAvail subleases these locations the impairment will be reassessed.

Notes to Financial Statements
(Tables present dollars in thousands except share and per-share amounts)
NOTE 13 - LONG-TERM DEBT
The following table presents long-term debt balances at December 31, 2019 and December 31, 2018.

	December 31,
	2019	2018
Long-term debt:
Convertible promissory note	$12,476	$11,742
Less: current portion	—	—
Total long-term debt	$12,476	$11,742
On March 23, 2016, MedAvail and a significant customer and investor entered into a subordinated secured convertible promissory five-year note agreement for $10.0 million. This note is convertible into common shares at the option holder’s request. Additionally, upon a change of control event as defined in the note agreement or upon an Initial Public Offering (“IPO”) as defined under the agreement, the option holder may request conversion of the note into Series D preferred stock at $91.02 per share. Interest of 6% is accumulated and repayable on the maturity date at MedAvail’s option. Unpaid interest is added to the outstanding principal.
Interest expense incurred for the year ended December 31, 2019 and 2018 is as follows:

	Year Ended December 31,
	2019	2018
Long-term debt - including accretion	$734	$667
Other interest income	(45)	—
Total interest expense, net	$689	$667
NOTE 14 - OPERATING EXPENSES
Operating expenses are as follows:

	Year Ended December 31,
	2019	2018
Operating expenses:
Wages and salaries	$13,192	$9,482
Pharmacy operations	383	240
Depreciation of property, plant and equipment	650	621
Research and development	287	346
Amortization of intangible assets	941	1,092
Foreign exchange (gain) loss	(33)	202
Total operating expenses	$15,420	$11,983

Notes to Financial Statements
(Tables present dollars in thousands except share and per-share amounts)
NOTE 15 - INCOME TAXES
The provision for income taxes in the consolidated statement of loss and comprehensive loss represents an effective rate different from the US statutory tax rate for the following reasons:

	Year Ended December 31,
	2019	2018
Loss before income taxes	$(21,533)	$(17,005)
Income tax recovery at statutory rate (21%)	(4,522)	(3,571)
Increase resulting from:
Effect of foreign tax rate	(669)	(664)
Unrecognized deferred tax asset	4,667	2,989
Permanent and other differences	524	1,246
Provision for income taxes	$—	$—
The effects of temporary differences that give rise to future income tax assets and future income tax liabilities have been determined as follows:

	Year Ended December 31,
	2019	2018
Future income tax assets:
Non-capital losses	$24,618	$21,684
Undepreciated capital cost (UCC)	1,168	1,410
Other intangible items	23	7
Total future income tax assets	25,809	23,101
Future income tax liabilities:
Unrecognized deferred tax asset	(25,809)	(23,101)
Net future income tax asset	$—	$—
MedAvail has approximately $2.2 million of non-capital losses in Canada that can be used to reduce taxable income in future years. These losses will begin to expire in the year 2032. In the United States, MedAvail has approximately $22.3 million of net operating losses that can also be used to reduce taxable income in future years. These losses will begin to expire in the year 2032.
NOTE 16 - COMMITMENTS AND CONTINGENCIES
Legal
There are no known legal claims pending as at the date of the consolidated financial statements.
Purchase Commitments
As of December 31, 2019, MedAvail did not have any minimum purchase commitments that were material to its consolidated financial statements.
Defined Benefit Plans
MedAvail has a 401k plan available to employees, but during 2019 and 2018, had no commitment to make contributions to that plan and had no liability recorded related to the plan.

Notes to Financial Statements
(Tables present dollars in thousands except share and per-share amounts)
Vendor Concentration Risk
One of MedAvail’s suppliers accounted for 24% of its purchases in 2019, and a disruption of the relationship could have a significant impact on MedAvail.
NOTE 17 - REDEEMABLE PREFERRED STOCK, DEFICIT AND SHARE-BASED COMPENSATION EXPENSE
Temporary Equity
All MedAvail preferred stock is redeemable at the option of the holder, but not mandatorily redeemable, therefore it is classified as mezzanine equity and recognized at the fair value as of the date of issuance (the proceeds on the date of issuance).
The following table presents changes in preferred shares outstanding for the years ended December 31, 2019 and 2018:

	Preferred Shares
	Shares	Amount
Balance at December 31, 2017	3,337,625	$33,074
Issued	1,628,642	13,716
Exchange of common shares for preferred shares	2,513,595	21,743
Balance at December 31, 2018	7,479,862	68,533
Issued	3,020,578	24,951
Balance at December 31, 2019	10,500,440	$93,484
MedAvail has 14,539,330 authorized preferred shares, with a normal or par value of $0.001 per share. Pursuant to the terms of the Series E financing agreement, if a shareholder elected to participate in the financing, they were granted a number of conversion shares that were exchanged into the number of shares of such series of preferred stock equal to the number of shares held by such shareholder immediately prior to the common share conversion. Additionally, Series C, Series D and Series E preferred shares are subject to a full-ratchet anti-dilution adjustment until the earlier of the three-year anniversary of the initial Series E issuance date or the first equity financing at a price greater than the Series E original purchase price, with aggregate gross proceeds of greater than $10.0 million. The final closing of the first tranche of the Series E financing round occurred in June 2018, with additional tranches occurring in March, July and December 2019.
The following table presents the amount of preferred shares outstanding by series:

	December 31,
	2019	2018
Preferred shares outstanding:
Series A	1,175,544	1,175,544
Series B	2,222,886	2,222,886
Series C	1,634,249	1,634,249
Series D	502,630	502,630
Series E	4,965,131	1,944,553
Total preferred shares outstanding	10,500,440	7,479,862
Voting
The holders of the Preferred Stock are entitled to vote, together with the holders of common stock, on certain matters, exclusive of certain protective provisions under the Amended and Restated Certificate of Incorporation (the “Protective Provisions”), submitted to stockholders for a vote. Each preferred stockholder is entitled to the number

Notes to Financial Statements
(Tables present dollars in thousands except share and per-share amounts)
of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote.
The holders of the Preferred Stock will vote, as a single class on an as converted to common stock basis, separately from the holders of common stock and subject to a 60% affirmative vote, on certain Protective Provisions, including but not limited to: enter into any liquidation event, merger, consolidation or form of reorganization; modify the rights and privileges of the Preferred Stock so as to adversely affect the Preferred Stock; declare or pay any dividend; redeem, repurchase or otherwise acquire shares of common stock; amend the Certificate of Incorporation or By-Laws of the Company; increase the number of authorized shares of Preferred Stock or common stock; and revise the number of members of the of Board of Directors.
Dividends
The holders of Preferred Stock are entitled to receive dividends, when and if declared by the Board of Directors and out of funds legally available. If a dividend is paid on the common shares, preferred shareholders shall be paid the same per-share dividend amount on an as-if-converted to common basis. As of December 31, 2019, MedAvail has not declared or paid any dividends.
The annual dividend rate by series is as follows:

Series A	$0.410000	CAD
Series B	$0.567800	CAD
Series C	$1.355696	CAD
Series D	$1.423480	CAD
Series E	$0.880000	CAD
Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of the Preferred Stock, shall receive a certain amount per share plus all declared but unpaid dividends, payable in preference and priority to any payments made to the holders of the common stock. Holders of preferred shares shall be paid in accordance with the following liquidation preference with each series having the right to be paid before the others. Series E, Series D, Series C, Series B, Series A.
The amount received per share is as follows:

Series A	$5.1252	CAD
Series B	$7.0970	CAD
Series C	$16.9462	CAD
Series D	$17.7935	CAD
Series E	$11.0000	CAD
If preferred shareholders would have received a greater payment had their shares been converted to common shares prior to the liquidation, they will instead receive that greater amount. All remaining assets will be paid to holders of common shares pro rata based on the number of shares held.
Conversion
Each share of Preferred Stock is convertible at the option of the holders at any time after the date of issuance into a number of shares of common stock as determined by dividing the conversion rate for that series of preferred shares by the conversion price in effect at the time of conversion, adjustable for certain dilutive events. All preferred shares automatically convert into common shares (i) on the closing of an IPO that generates at least $30.0 million CAD (net of underwriting discount and commissions) in proceeds to MedAvail; or (ii) on the election to do so by holders of at least two-thirds of the then outstanding preferred shares, voting on an as-if-converted to common basis. Common stock issued upon conversion are new shares.

Notes to Financial Statements
(Tables present dollars in thousands except share and per-share amounts)
Conversion rates are as follows:

Series A	$5.1252	CAD
Series B	$7.0970	CAD
Series C	$11.0000	CAD
Series D	$11.0000	CAD
Series E	$11.0000	CAD
Redemption
On or after December 19, 2025, on the request of holders of at least 60% of the then outstanding preferred shares, on an as-converted basis, MedAvail shall redeem all preferred shares at the original issue price per share plus all accrued and declared but unpaid dividends. Payment shall be in three equal annual installments. The redemption will be effected in accordance with the liquidation preferences.
Common shares
MedAvail has 24,000,000 authorized common shares, with a nominal or par value of $0.001 per share. In connection with the initial closing of the Series E preferred share financing that occurred on December 20, 2017, each series of MedAvail’s outstanding preferred shares was converted into common shares. MedAvail then effected a 7 to 1 reverse stock split on the common shares.
Additionally, if a shareholder held common shares immediately prior to the conversion, then, for each share of Series E Preferred Stock purchased in the financing, the shareholder could exchange one share of common for two shares of common (i.e., a net gain of one additional common share). All references in the consolidated financial statements to the number of shares outstanding and stock option data of MedAvail’s common stock have been restated to reflect the effect of the reverse stock split for all periods presented.
Liquidation Rights
In the event of any liquidation or dissolution of the Company, the holders of common stock are entitled to the remaining assets of the Company legally available for distribution after the payment of the full liquidation preference for all series of outstanding redeemable convertible preferred stock.
Dividend and Voting Rights
The holders of common stock are entitled to receive dividends if and when declared by the Company, but not until all dividends on redeemable convertible preferred stock have been either (i) paid or (ii) declared and the Company has set aside funds to pay those dividends declared. Holders of common stock have the right to one vote per share.
Share-based compensation
2018 Plan
In September 2018, MedAvail adopted the 2018 MedAvail Equity Incentive Plan (the “2018 Plan”), which provides for the granting of stock options to service providers of MedAvail, Inc. As part of the adoption of the 2018 Plan, MedAvail provided the option for all eligible service providers to exchange their options held under the 2012 MedAvail Stock Option Plan (the “2012 Plan”), as of the exchange date for new options under the 2018 Plan, at an exchange ratio of 1:5. All vesting schedules were maintained on exchange.
A total of 53 eligible service providers participated in the exchange, which resulted in the exchange of 239,181 options under the 2012 Plan for 1,269,180 options under the 2018 Plan. The exchange resulted in $1.0 million of one-time incremental compensation cost for 2018.

Notes to Financial Statements
(Tables present dollars in thousands except share and per-share amounts)
2012 Plan
The 2012 MedAvail Stock Option Plan was modified on the date the 2018 Plan was adopted to no longer permit granting of options under the plan. As at December 31, 2019, there are 19,800 options that remained outstanding under this plan. Options granted under the 2012 Plan that were not exchanged to options under the 2018 Plan will remain subject to the terms of the 2012 Plan.
The maximum number of shares of MedAvail to be granted under the 2018 plan is 1,972,530. In accordance with the plan, the exercise price of each option is based on the fair value of MedAvail’s common shares on the date of the grant. An option’s term is determined at the discretion of the Board of Directors, not to exceed ten years. Unless otherwise stated, the consolidated financial statements reflect 1/48 of the option vesting each month over a four-year vesting period.
During 2019, MedAvail granted 376,500 new options to service providers of MedAvail at an exercise price of CA$2.15. The value of these options was established as the fair value of the common shares of MedAvail pursuant to a S.409A valuation performed by Timan, LLC at the request of the Board of Directors. The estimated fair value of the options was determined by the Black-Scholes valuation model.
The key input assumptions that were utilized in the valuation of the stock options granted in the period presented are as follows:

	December 31, 2019
	Low	Weighted Average	High	Total
Awards Granted				376,500
Weighted Average Fair Value of Awards		$1.01 CAD
Unvested Forfeiture Rate	6.00%	6.00%	6.00%
Grant Price	$2.15 CAD	$2.15 CAD	$2.15 CAD
Market Price	$2.15 CAD	$2.15 CAD	$2.15 CAD
Volatility	60%	60%	60%
Risk Free Rate	1.50%	1.50%	1.50%
Dividend Yield	—%	—%	—%
Expected Life	4.00	4.00	4.00

	December 31, 2018
	Low	Weighted Average	High	Total
Awards Granted				1,639,165
Weighted Average Fair Value of Awards		$0.98 CAD
Unvested Forfeiture Rate	—%	3.27%	6.00%
Grant Price	$2.63 CAD	$2.63 CAD	$2.63 CAD
Market Price	$2.63 CAD	$2.63 CAD	$2.63 CAD
Volatility	60%	60%	60%
Risk Free Rate	1.30%	2.45%	2.84%
Dividend Yield	—%	—%	—%
Expected Life	1.87	3.12	4.60

Notes to Financial Statements
(Tables present dollars in thousands except share and per-share amounts)
The following table present MedAvail's outstanding awards activity during the year ended December 31, 2019.

	Number of Awards	Weighted Average Exercise Price		Weighted Average Share Price on Date of Exercise		Weighted Average Fair Value		Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding, beginning of period	1,651,817	$2.72	CAD		CAD	$1.04	CAD		$—	CAD
Granted	376,500	$2.15	CAD		CAD	$1.01	CAD		$180,720	CAD
Exercised/Released	(17,715)	$2.63	CAD	$2.63	CAD	$1.08	CAD		$—	CAD
Cancelled/Forfeited	(77,271)	$2.78	CAD		CAD	$1.16	CAD		$—	CAD
Outstanding, end of period	1,933,331	$2.61	CAD		CAD	$1.03	CAD	6.1	$—	CAD
Vested and exercisable, end of the period	1,332,218	$2.73	CAD		CAD	$1.00	CAD	4.7	$—	CAD
Vested and unvested exercisable, end of the period	1,332,218	$2.73	CAD		CAD	$1.00	CAD	4.7	$—	CAD
Vested and expected to vest, end of the period	1,878,590	$2.62	CAD		CAD	$1.03	CAD	6.0	$—	CAD
The following table present MedAvail's unvested awards activity during the year ended December 31, 2019.

	Number of Awards	Weighted Average Exercise Price		Weighted Average Grant Date Fair Value		Weighted Average Remaining Amortization Period (Years)
Unvested outstanding, beginning of period	456,251	$2.64	CAD	$1.22	CAD
Granted	376,500	$2.15	CAD	$1.01	CAD
Cancelled/Forfeited	(32,462)	$2.77	CAD	$1.27	CAD
Vested, outstanding shares	(199,176)	$2.58	CAD	$1.18	CAD
Unvested outstanding, end of period	601,113	$2.35	CAD	$1.09	CAD	3.0
The following table present MedAvail's outstanding awards activity during the year ended December 31, 2018.

	Number of Awards	Weighted Average Exercise Price		Weighted Average Fair Value		Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding, beginning of period	285,512	$19.70	CAD	$1.70	CAD		$—	CAD
Granted	1,639,165	$2.63	CAD	$0.98	CAD		$—	CAD
Cancelled/Forfeited	(272,860)	$19.94	CAD	$1.34	CAD		$—	CAD
Outstanding, end of period	1,651,817	$2.72	CAD	$1.04	CAD	6.2	$—	CAD
Vested and exercisable, end of the period	1,195,566	$2.75	CAD	$0.98	CAD	5.2	$—	CAD
Vested and unvested exercisable, end of the period	1,195,566	$2.75	CAD	$0.98	CAD	5.2	$—	CAD
Vested and expected to vest, end of the period	1,603,265	$2.72	CAD	$1.04	CAD	6.2	$—	CAD

Notes to Financial Statements
(Tables present dollars in thousands except share and per-share amounts)
The following table presents MedAvail's unvested awards activity during the year ended December 31, 2018.

	Number of Awards	Weighted Average Exercise Price		Weighted Average Grant Date Fair Value		Weighted Average Remaining Amortization Period (Years)
Unvested Outstanding, beginning of period	67,912	$30.41	CAD	$3.43	CAD
Granted	1,639,165	$2.63	CAD	$0.98	CAD
Cancelled/Forfeited	(54,331)	$27.05	CAD	$3.47	CAD
Vested, outstanding shares	(1,196,495)	$3.09	CAD	$0.92	CAD
Unvested Outstanding, end of period	456,251	$2.64	CAD	$1.22	CAD	3.2
The following table presents MedAvail's expense related to share-based compensation:

	Year Ended December 31,
	2019	2018
Share-based compensation	$354	$1,362
Expense remaining to be recognized for unvested awards as of December 31, 2019 was $451 thousand, which will be recognized on a weighted average basis over the next 3 years. The aggregate fair value of options vested during 2019 and 2018 was $182 thousand and $803 thousand, respectively. MedAvail has not recognized an income tax benefit in its income tax provision due to the full reserve against net operating losses and tax assets, see Note 15 for additional details.
Warrants
On March 4, 2019 MedAvail issued a warrant to purchase up to 228,816 common shares. The per share exercise price was set at $11.00 CAD. The warrant expires at the earlier of (i) June 1, 2025, (ii) acquisition, or (iii) initial public offering.
Additionally, during the year, MedAvail issued warrants in relation to participation the Series E financing round. At the end of the year, MedAvail had outstanding the following warrants:

	December 31, 2019			December 31, 2018
	Warrants	Exercise price	Term (years)	Warrants	Exercise price	Term (years)
Common	93,818	$0.01 CAD		93,818	$0.01 CAD
Common	228,816	$11.00 CAD
Common	206,518	$2.63 CAD
Common	95,524	$1.98 USD
Total	624,676	$5.29 CAD	9.283	93,818	$0.01 CAD
Additionally, MedAvail had agreements with a service provider that would require MedAvail to issue additional warrants if that service provider met its obligations and performance milestones under that agreement. MedAvail had recorded a liability of $385 thousand and $478 thousand as of December 31, 2019 and December 31, 2018, respectively, for the expense related to the expected issuance of the warrants in the future, and adjusted for the changes in fair value of the potential warrants at each reporting period.
NOTE 18 - SEGMENT REPORTING
Operating segments are the individual operations that the CODM reviews for purposes of assessing performance and making resource allocation decisions. The CODM currently receives the monthly management report. Included within this proxy statement/prospectus/information statement are discrete and sufficient financial information to allow the CODM to assess performance, including segment profit for the pharmacy technology and retail pharmacy services operating segments. The pharmacy technology and retail pharmacy services operating segments both engage in different business activities from which they earn revenues and incur expenses.

Notes to Financial Statements
(Tables present dollars in thousands except share and per-share amounts)
The Company has the following two reportable segments:
Pharmacy Technology Segment
The pharmacy technology segment consists of sales of MedPlatform Systems to customers. These agreements include providing the MedCenter prescription dispensing kiosk, software, and maintenance services. Agreements can be for a predetermined period of time, or indefinite. This generally includes either an initial lump sum payment upon installation of the MedCenter with monthly payments for software and services following, or monthly payments for the MedCenter along with monthly payments for software and maintenance services. Revenue is recognized for each portion of the single performance obligation when that portion has been completed and the customer is contractually obligated to provide consideration, and in the contractually agreed upon amount.
Retail Pharmacy Services Segment
Retail pharmacy services segment revenue consists of products sold directly to consumers at the point of sale. MedAvail recognizes retail pharmacy sales revenue, net of taxes and expected returns, at the time it sells merchandise or dispenses prescription drugs to the customer. MedAvail estimates revenue based on expected reimbursements from third-party payers (e.g., pharmacy benefit managers, insurance companies and governmental agencies) for dispensing prescription drugs. The estimates are based on all available information including historical experience and are updated to actual reimbursement amounts.
The following table presents revenue and costs of sales by segment:

	Pharmacy Technology	Retail Pharmacy Services	Total
Year Ended December 31, 2019
Sales	$544	$3,227	$3,771
Cost of sales	149	2,674	2,823
Gross profit	$395	$553	$948
Year Ended December 31, 2018
Sales	$4,176	$489	$4,665
Cost of sales	1,641	436	2,077
Gross profit	$2,535	$53	$2,588
For the year ended December 31, 2019 and 2018, MedAvail had one customer that accounted for 10% or more of segment revenues.
The following table presents assets and liabilities by segment:

	Pharmacy Technology	Retail Pharmacy Services	Total
December 31, 2019
Assets	$9,122	$8,881	$18,003
Liabilities	$7,174	$13,990	$21,164
December 31, 2018
Assets	$7,697	$5,087	$12,784
Liabilities	$6,968	$12,765	$19,733
NOTE 19 - SUBSEQUENT EVENTS
Merger Agreement
On June 30, 2020, MYOS RENS Technology Inc., a Nevada corporation (“MYOS”), and MedAvail, entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), by and among MYOS, MedAvail, and Matrix Merger Sub, Inc., a newly-created wholly-owned subsidiary of MYOS (“Merger Sub”),

Notes to Financial Statements
(Tables present dollars in thousands except share and per-share amounts)
pursuant to which, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into MedAvail, with MedAvail being the surviving corporation and a wholly-owned subsidiary of MYOS (the “Merger”). The Boards of Directors of MYOS and MedAvail have both approved the Merger and have recommended approval of the Merger by their respective shareholders.
At the effective time of the Merger (the “Effective Time”): (a) each share of MedAvail’s common stock and each share of MedAvail’s preferred stock outstanding immediately prior to the Effective Time, excluding any dissenting shares, will be automatically converted solely into the right to receive a number of shares of MYOS common stock (“MYOS Common Stock”) calculated according to the exchange ratio described below; (b) each outstanding MedAvail stock option that has not been exercised prior to the Effective Time will be assumed by MYOS; and (c) each outstanding warrant to acquire MedAvail capital stock that has not been exercised prior to the Effective Time will be assumed by MYOS. Under the exchange ratio formula in the Merger Agreement, as of immediately after the Merger, the former MedAvail security holders are expected to own approximately 96.5% of the aggregate number of fully-diluted shares of MYOS Common Stock outstanding following the consummation of the Merger (the “Post-Closing Shares”), and the shareholders of MYOS immediately prior to the Merger are expected to own approximately 3.5% of the Post-Closing Shares, subject to the adjustments set forth in the Merger Agreement. The exchange ratio will be fixed prior to the closing of the Merger to reflect MYOS’s and MedAvail’s respective capitalizations as of immediately prior to the Effective Time. The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.
Immediately following the Merger, the name of the post-merger combined company (the “Post-Merger Combined Company”) is expected to be changed from “MYOS RENS Technology Inc.” to “MedAvail Holdings, Inc.” The Merger Agreement provides that the Board of Directors of the Post-Merger Combined Company will consist of members who are currently directors of MedAvail. The executive officers of the Post-Merger Combined Company will be designated by MedAvail, with MedAvail’s Chief Executive Officer, Ed Kilroy, expected to be the Post-Merger Combined Company’s Chief Executive Officer and MedAvail’s Chief Financial Officer, Ryan Ferguson, expected to be the Post-Merger Combined Company’s Chief Financial Officer.
Note Offering
On May 26, 2020, MedAvail completed a convertible notes and warrants offering to certain of its existing investors whereby those investors purchased notes and warrants on a pro rata basis with their existing investments in MedAvail's preferred stock. Cash received for the notes and warrants was $7.6 million. The note accrues interest at a rate of 10%, payable at maturity or upon conversion with a maturity date of December 31, 2020. Additional financing under the agreement was received June through August 2020, totaling $581 thousand.
The notes will convert upon the first of one of the following:
•Pre-Closing (Private Placement) Financing - the outstanding principal and accrued interest on the Notes will automatically convert into such security(ies) as are issued and sold to the cash investors in such Pre-Closing (Private Placement) financing at a conversion price per share equal to the price per share at which such security(ies) are sold to the cash purchasers thereof in such Pre-Closing (Private Placement) financing.
•Underwritten IPO - the Notes will automatically convert into shares of common stock at a conversion price per share equal to the price per share at which such security(ies) are offered to the public in such IPO.
•Change in Control Event - the outstanding principal and accrued interest on the Notes will automatically convert into the right to receive: (x) cash in an amount equal to (i) two multiplied by (ii) the amount of such outstanding principal and accrued interest on the Notes, upon consummation of the Change in Control Event; or (y) the transaction consideration received by the Company’s Series E Preferred stockholders as-if the Notes had been converted into Series E Preferred Stock at a conversion price per share equal to US$8.27.
•Qualified Financing - If the Company consummates the issuance and sale of a new series of Preferred Stock in connection with a bona fide equity financing, with aggregate cash proceeds to the Company of at

Notes to Financial Statements
(Tables present dollars in thousands except share and per-share amounts)
least $15.0 million (but excluding the conversion of the Notes), then the outstanding principal and accrued interest on the Notes will automatically convert into such security(ies) as are issued and sold to the cash investors in such financing at a conversion price per share equal to the price per share at which such security(ies) are sold to the cash purchasers thereof.
•Non-Qualified Financing - If the Company consummates the issuance and sale of a new series of Preferred Stock in connection with a bona fide equity financing, with aggregate cash proceeds to the Company of less than $15.0 million (but excluding the conversion of the Notes), then, at the election of the Requisite Holders, the outstanding principal and accrued interest on the Notes will convert into such security(ies) as are issued and sold to the cash investors in such financing at a conversion price per share equal to the price per share at which such security(ies) are sold to the cash purchasers thereof.
•Maturity Date - the outstanding principal and accrued interest on the Notes will automatically convert into shares of the Company’s Series E Preferred Stock at a conversion price per share equal to US$8.27.
Concurrently with its Note investment, each holder of a Note received a warrant to purchase a number of shares of Common Stock equal to 10% of the original principal amount of such holder’s Note divided by US$8.27. There were 91,551 warrants issued under this offering under the initial round, with an exercise price of $1.98 and an expiration date of May 26, 2030. There were an additional 2,183 warrants issued under this offering after the initial round, with an exercise price of $1.98 and an expiration date in June 2030.
PPP Loan
On May 14, 2020, MedAvail entered into a Promissory Note with HSBC Bank, which provides for a loan in the amount of $341 thousand (the “PPP Loan”) pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The PPP Loan has a two-year term and bears interest at a rate of 1.0% per annum. Monthly principal and interest payments are deferred for six months after the date of disbursement. The PPP Loan may be prepaid at any time prior to maturity with no prepayment penalties. The Promissory Note contains events of default and other provisions customary for a loan of this type. The Paycheck Protection Program provides that the PPP Loan may be partially or wholly forgiven if the funds are used for certain qualifying expenses, including certain payroll costs, group health care benefits and other permitted expenses as described in the CARES Act. MedAvail intends to use the entire PPP Loan amount for qualifying expenses and to apply for forgiveness of the loan in accordance with the terms of the CARES Act. Management has determined that it is likely that MedAvail will meet the qualifications necessary for forgiveness.
Series E Stock issue
During February 2020, MedAvail issued 102,777 Series E Preferred Shares to certain existing investors who purchased these shares. Additionally, these parties received a total of 10,278 warrants to purchase MedAvail common shares.
Customer Agreement
During September 2020, MedAvail and its significant customer agreed that MedAvail had no further obligation to the customer and therefore would have no additional deliverables related to the $4.8 million of contract liability balance maintained as of June 30, 2020. MedAvail anticipates reversing the contract liability and recognizing $4.8 million of contract revenue during the three months ended September 30, 2020.
S-4 Filing
On September 2, 2020, in connection with the Merger transaction, MYOS filed a registration form S-4.

MEDAVAIL, INC.
Consolidated Balance Sheets
(US Dollars in thousands, except share amounts)

	June 30,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents (note 5)	$7,264	$8,791
Restricted cash (note 5)	56	58
Accounts receivable (net of allowance for doubtful accounts)	623	416
Inventories (note 6)	3,965	4,594
Prepaid expenses and other assets	554	229
Total current assets	12,462	14,088
Property, plant and equipment (note 6)	3,154	2,703
Right-of-use assets (note 7)	1,197	1,050
Other assets	131	92
Intangible assets (note 6)	33	70
Total assets	$16,977	$18,003
Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable and accrued liabilities (note 6)	$3,427	$2,345
Short-term debt (note 8)	20,952	—
Contract liability	4,923	4,804
Current portion of finance and operating lease obligation (note 7)	628	526
Total current liabilities	29,930	7,675
Long-term debt (note 8)	—	12,476
Long-term portion of finance and operating lease obligations (note 7)	658	565
Other liabilities	—	448
Total liabilities	30,588	21,164
Redeemable preferred shares ($0.001 par value, 12,474,784 shares authorized, 10,603,217 and 10,500,440 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively) (note 13)	94,272	93,484
Shareholders’ deficit: (note 13)
Common shares ($0.001 par value, 22,000,000 shares authorized, 1,209,366 and 1,193,698 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively)	8	8
Warrants	1,315	698
Additional paid-in-capital	31,019	30,829
Accumulated other comprehensive loss	(6,951)	(6,950)
Accumulated deficit	(133,274)	(121,230)
Total shareholders’ deficit	(107,883)	(96,645)
Total liabilities, temporary equity and shareholders’ deficit	$16,977	$18,003
The accompanying notes, including Note 2. Going Concern and Note 12. Commitments and Contingencies, are an integral part of these financial statements.

MEDAVAIL, INC.
Consolidated Statement of Operations
(US Dollars in thousands, except share and per-share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Sales:
Pharmacy and hardware sales (note 9)	$2,362	$680	$3,843	$1,113
Service sales (note 9)	52	136	62	271
Total sales	2,414	816	3,905	1,384
Cost of sales:
Pharmacy and hardware cost of sales	1,826	522	3,211	860
Service cost of sales	39	20	86	39
Total cost of sales	1,865	542	3,297	899
Gross profit	549	274	608	485
Operating expenses (note 10)	4,181	3,496	8,159	6,964
Selling, general and administrative expenses	1,162	1,481	2,599	2,912
Merger expenses (note 14)	1,283	—	1,283	—
Share-based payments	86	90	170	193
Operating loss	(6,163)	(4,793)	(11,603)	(9,584)
Interest expense - net	270	191	441	359
Loss before income taxes	(6,433)	(4,984)	(12,044)	(9,943)
Income tax (note 11)	—	—	—	—
Net loss	$(6,433)	$(4,984)	$(12,044)	$(9,943)
Net loss per share - basic and diluted (note 4)	$(4.11)	$(3.92)	$(8.03)	$(7.83)
Weighted average shares outstanding - basic and diluted	1,566,091	1,269,817	1,499,395	1,269,808
The accompanying notes, including Note 2. Going Concern and Note 12. Commitments and Contingencies, are an integral part of these financial statements.

MEDAVAIL, INC.
Consolidated Statement of Comprehensive Loss
(US Dollars in thousands, except per-share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net loss	$(6,433)	$(4,984)	$(12,044)	$(9,943)
Other comprehensive loss:
Foreign currency translation adjustment	—	(16)	(1)	(15)
Total comprehensive loss	$(6,433)	$(4,968)	$(12,043)	$(9,928)
The accompanying notes, including Note 2. Going Concern and Note 12. Commitments and Contingencies, are an integral part of these financial statements.

MEDAVAIL, INC.
Consolidated Statements of Shareholders' Deficit
(US Dollars in thousands, except per share amounts)
(unaudited)

	Six Months Ended June 30, 2020
	Common Shares		Preferred Shares			Warrants	Additional Paid-in-Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Equity and Temporary Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2019	1,193,698	$8	10,500,440	$93,484		$698	$30,829	$(121,230)	$(6,950)	$(3,161)
Net loss	—	—	—	—		—	—	(5,611)	—	(5,611)
Common shares issued (note 13)	13,617	—	—	—		—	27	—	—	27
Preferred shares issued (note 13)	—	—	102,777	788		—	—	—	—	788
Share-based payments	—	—	—	—		—	84	—	—	84
Warrants issued (note 13)	—	—	—	—		435	(11)	—	—	424
Cumulative translation adjustment	—	—	—	—		—	—	—	(1)	(1)
Balance at March 31, 2020	1,207,315	$8	10,603,217	$94,272		$1,133	$30,929	$(126,841)	$(6,951)	$(7,450)
Net loss	—	—	—	—		—	—	(6,433)	—	(6,433)
Common shares issued (note 13)	2,051	—	—	—		—	4	—	—	4
Share-based payments	—	—	—	—		—	86	—	—	86
Warrants issued (note 13)	—	—	—	—	—	182	—	—	—	182
Balance at June 30, 2020	1,209,366	$8	10,603,217	$94,272		$1,315	$31,019	$(133,274)	$(6,951)	$(13,611)

	Six Months Ended June 30, 2019
	Common Shares		Preferred Shares			Warrants	Additional Paid-in-Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Equity and Temporary Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2018	1,175,982	$8	7,479,862	$68,533		$191	$30,947	$(99,697)	$(6,931)	$(6,949)
Net loss	—	—	—	—		—	—	(4,959)	—	(4,959)
Preferred shares issued (note 13)	—	—	901,860	7,459		—	—	—	—	7,459
Share-based payments	—	—	—	—		—	107	—	—	107
Warrants issued (note 13)	—	—	—	—		89	(89)	—	—	—
Cumulative translation adjustment	—	—	—	—		—	—	—	1	1
Balance at March 31, 2019	1,175,982	$8	8,381,722	$75,992		$280	$30,965	$(104,656)	$(6,930)	$(4,341)
Net loss	—	—	—	—		—	—	(4,984)	—	(4,984)
Common shares issued (note 13)	380	—	—	—		—	1	—	—	1
Preferred shares issued (note 13)	—	—	55,953	465		—	—	—	—	465
Share-based payments	—	—	—	—		—	90	—	—	90
Cumulative translation adjustment	—	—	—	—		—	—	—	(16)	(16)
Balance at June 30, 2019	1,176,362	$8	8,437,675	$76,457		$280	$31,056	$(109,640)	$(6,946)	$(8,785)
The accompanying notes, including Note 2. Going Concern and Note 12. Commitments and Contingencies, are an integral part of these financial statements.

MEDAVAIL, INC.
Consolidated Statement of Cash Flows
(US Dollars in thousands)
(unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(12,044)	$(9,943)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant, and equipment	463	287
Amortization of intangible assets	57	512
Non-cash lease expense	56	—
Interest accretion on debt	456	359
Debt issuance cost	113	—
Interest income	(15)	—
Unrealized foreign currency (loss)	(1)	(15)
Share-based compensation expense	170	193
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(207)	(128)
(Increase) in inventory	(134)	(184)
(Increase) decrease in prepaid expenses and other assets	(477)	50
Increase (decrease) in accounts payable	1,082	(396)
(Decrease) increase in accrued expenses and other liabilities	(71)	31
Increase (decrease) in contract liability	119	(128)
Net cash used in operating activities	(10,433)	(9,362)
Cash flows from investing activities:
Purchase of property, plant and equipment	(151)	(434)
Purchase of intangible assets	(20)	(4)
Net cash used in investing activities	(171)	(438)
Net cash flows from financing activities:
Issuance of debt	7,765	—
Issuance of preferred shares	788	7,924
Issuance of common shares	20	—
Proceeds from PPP loan	341	—
Common shares issued for options exercises	—	1
Warrant issued	169	—
Payments on financing lease obligations	(8)	—
Net cash provided by financing activities	9,075	7,925
Net (decrease) in cash, cash equivalents, and restricted cash	(1,529)	(1,875)
Cash, cash equivalents, and restricted cash at beginning of period	8,849	3,077
Cash, cash equivalents, and restricted cash at end of period	$7,320	$1,202

Supplemental noncash investing and financing activities:
Cash paid for operating lease payments	$363	$405
Operating lease assets obtained in exchange for operating lease liabilities	$432	$1,511
Property acquired through finance lease obligations	$73	$31
Purchases of property, plant and equipment in accounts payable	$—	$—
The accompanying notes, including Note 2. Going Concern and Note 12. Commitments and Contingencies, are an integral part of these financial statements.

Notes to the MedAvail Financial Statements for the Six Months Ended June 30, 2020
(Tables present dollars in thousands except share and per-share amounts)

NOTE 1 - NATURE OF OPERATIONS
MedAvail is a telehealth-enabled pharmacy technology company that has developed and commercialized an innovative self-service pharmacy, mobile application, kiosk and drive-thru solution. MedAvail's principal technology and product is the MedCenter, a pharmacist controlled, customer-interactive, prescription dispensing system akin to a “pharmacy in a box” or prescription-dispensing ATM. The MedCenter facilitates live pharmacist counselling via two-way audio-video communication with the ability to dispense prescription medicines under pharmacist control. MedAvail also operates SpotRx (the “Pharmacy”), a full-service retail pharmacy utilizing the MedAvail's automated pharmacy technology.
NOTE 2 - GOING CONCERN
The consolidated financial statements for the three and six months ended June 30, 2020 and 2019 were prepared on the basis of a going concern which contemplates that MedAvail, Inc. ("MedAvail") will be able to realize assets and discharge liabilities in the normal course of business. Accordingly, they do not give effect to adjustments that would be necessary should MedAvail be required to liquidate its assets. The ability of MedAvail to meet its total liabilities of $30.6 million at June 30, 2020, including $12.8 million of convertible debt due in 2021 and $8.1 million of convertible debt due in 2020, and to continue as a going concern is dependent upon the availability of future funding, continued growth in orders, and MedAvail's ability to profitably meet its after-sale service commitments with its existing customers. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.
Relevant accounting standards require that MedAvail management make a determination as to whether or not substantial doubt exists as to our ability to continue as a going concern. If substantial doubt does exist management should determine if there are plans in place which alleviate that doubt. Management has determined that there is substantial doubt as to MedAvail's ability to continue as a going concern. Conditions and events leading to the substantial doubt include the risk that if the reverse merger and related financing are not completed, additional financing may not be able to be obtained and recurring operating losses are expected. These conditions indicate that there is substantial doubt about the Company's ability to continue as a going concern within one year after the date of issuance of these consolidated financial statements. Management's plan to alleviate doubt is primarily related to obtaining additional capital from private placement financing that it expects to receive just prior to the reverse merger discussed in Note 3, and which funding will convert into common equity immediately subsequent to the merger.
NOTE 3 - BASIS OF PRESENTATION
Basis of Presentation
The accompanying unaudited consolidated financial statements of MedAvail, Inc. (MedAvail) have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Such financial statements consequently do not include all of the disclosures normally required by U.S. GAAP for annual financial statements or those normally made in MedAvail’s annual financial statements, including the condensed consolidated balance sheet as of December 31, 2019 which was derived from the audited consolidated financial statements at that date. Accordingly, readers of these quarterly financial statements should refer to MedAvail's annual financial statements for the fiscal year ended December 31, 2019 for additional information.
The preparation of the consolidated financial statements and related disclosures require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Estimates are used in accounting for, among other things, revenue recognition, contract loss accruals, excess, slow-moving and obsolete inventories, product warranty accruals, loss accruals on service agreements, share-based compensation expense, allowance for doubtful accounts, depreciation and amortization, impairment of goodwill and in-process research and development intangible assets, impairment of long-lived assets and contingencies. Estimates and assumptions are

Notes to the MedAvail Financial Statements for the Six Months Ended June 30, 2020
(Tables present dollars in thousands except share and per-share amounts)
reviewed periodically, and the effects of revisions are reflected in the consolidated financial statements in the period they are deemed to be necessary.
Amounts presented in these consolidated financial statements are in United States dollars unless otherwise indicated.
Merger Agreement and Private Placement Financing
On June 30, 2020, MYOS RENS Technology Inc., a Nevada corporation (“MYOS”), and MedAvail, entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), by and among MYOS, MedAvail, and Matrix Merger Sub, Inc., a newly-created wholly-owned subsidiary of MYOS (“Merger Sub”), pursuant to which, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into MedAvail, with MedAvail being the surviving corporation and a wholly-owned subsidiary of MYOS (the “Merger”). The Boards of Directors of MYOS and MedAvail have both approved the Merger and have recommended approval of the Merger by their respective shareholders.
Immediately prior to the merger, Private Placement Shares are to be sold to certain investors in an expected total of $30.0-$50.0 million. These shares will convert to common shares of the Post-Merger Public Company shares immediately following the merger.
At the effective time of the Merger (the “Effective Time”): (a) each share of MedAvail’s common stock and each share of MedAvail’s preferred stock outstanding immediately prior to the Effective Time, excluding any dissenting shares, will be automatically converted solely into the right to receive a number of shares of MYOS common stock (“MYOS Common Stock”) calculated according to the exchange ratio described below; (b) each outstanding MedAvail stock option that has not been exercised prior to the Effective Time will be assumed by MYOS; and (c) each outstanding warrant to acquire MedAvail capital stock that has not been exercised prior to the Effective Time will be assumed by MYOS. Under the exchange ratio formula in the Merger Agreement, as of immediately after the Merger, the former MedAvail security holders are expected to own approximately 96.5% of the aggregate number of fully-diluted shares of MYOS Common Stock outstanding following the consummation of the Merger (the “Post-Closing Shares”), and the shareholders of MYOS immediately prior to the Merger are expected to own approximately 3.5% of the Post-Closing Shares, subject to the adjustments set forth in the Merger Agreement. The exchange ratio will be fixed prior to the closing of the Merger to reflect MYOS’s and MedAvail’s respective capitalizations as of immediately prior to the Effective Time. The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.
Immediately following the Merger, the name of the post-merger combined company (the “Post-Merger Combined Company”) is expected to be changed from “MYOS RENS Technology Inc.” to “MedAvail Holdings, Inc.” The Merger Agreement provides that the Board of Directors of the Post-Merger Combined Company will consist of members who are currently directors of MedAvail. The executive officers of the Post-Merger Combined Company will be designated by MedAvail, and are expected to be MedAvail’s current executive officers.
Principles of consolidation
The consolidated financial statements include the accounts of all entities controlled by MedAvail, which are referred to as subsidiaries. MedAvail Technologies Inc., MedAvail Technologies (US) Inc., MedAvail Pharmacy Inc. and On the Spot Rx. Inc. are all subsidiaries of MedAvail. MedAvail has no interests in variable interest entities of which MedAvail is the primary beneficiary. All intercompany balances and transactions have been eliminated. During 2019, MedAvail elected to close down its Canadian pharmacy operations, to focus on growth of the SpotRx Pharmacy business in the US.
Government Grants
MedAvail accounts for government grants and loans as debt until notice has been received from the government agency in question that the amount has been forgiven. At that time, the amount that is forgiven is converted from debt and recognized as grant income.

Notes to the MedAvail Financial Statements for the Six Months Ended June 30, 2020
(Tables present dollars in thousands except share and per-share amounts)
Recently Adopted Accounting Standards
Leases
In February 2016, the Financial Accounting Standards Board issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). Under ASU 2016-02 (and several subsequent accounting standards updates), lessees are required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for that asset’s lease term. The effective date of the new lease standard (ASC 842) was January 1, 2019, and MedAvail adopted the new standard on that date. We used the modified retrospective approach, which allowed us to make any necessary transition adjustments at January 1, 2019. We elected the optional transition method, which allows us to continue to use disclosures required by ASC 840, the prior standard, during 2019. As permitted by the transition method, MedAvail did not reassess existing leases. The most significant impact on our financial statements of adopting the new lease standard was the recognition of right-of-use (ROU) assets and lease liabilities for our operating leases. Upon adoption of the new standard, MedAvail recognized total ROU assets of $1.1 million and total lease liabilities of $1.1 million. We determined that no transition adjustment to equity was necessary related to implementation of the new lease standard, and adoption of the new standard did not impact our statements of income or cash flows. Because of the limited number of assets MedAvail leases, MedAvail did not need to make systems changes to comply with the new standard. We continue to track leased assets outside of our accounting systems. We implemented additional process controls effective January 1, 2019 to ensure that MedAvail properly evaluates our contracts to determine whether they may contain leased assets. We assessed the impact of the new lease accounting standard on our financial statements to facilitate our adoption of the new standard on January 1, 2019. MedAvail has not noted (nor does MedAvail expect to see) material changes in financial ratios, leasing practices, or tax reporting; however, MedAvail will continue to address potential impacts to our business.
Adoption of the new guidance impacted the balance sheet as follows:

	December 31, 2018	Impact of Implementing the New Standard (ASC 842)	January 1, 2019
	As Reported		As Adopted
Right-of-use assets	$—	$1,089	$1,089
Current portion of finance and operating lease obligation	$—	$262	$262
Long-term portion of finance and operating lease obligations	$—	$875	$875
See Note 7, Leases, for additional information related to our lease arrangements.
Fair Value Measurement Disclosures
In August 2018, the FASB issued ASU 2018-13 related to fair value measurement disclosures. This ASU removes the requirement to disclose the amount of and reasons for transfers between Levels 1 and 2 of the fair value hierarchy, the policy for determining that a transfer has occurred, and valuation processes for Level 3 fair value measurements. Additionally, this ASU modifies the disclosures related to the measurement uncertainty for recurring Level 3 fair value measurements (by removing the requirement to disclose sensitivity to future changes) and the timing of liquidation of investee assets (by removing the timing requirement in certain instances). The guidance also requires new disclosures for Level 3 financial assets and liabilities, including the amount and location of unrealized gains and losses recognized in other comprehensive income/(loss) and additional information related to significant unobservable inputs used in determining Level 3 fair value measurements. This ASU is effective beginning in the first quarter of our fiscal year 2020. Early adoption of the guidance in whole is permitted. Alternatively, companies may early adopt removed or modified disclosures and delay adoption of the additional disclosures until their effective date. Certain of the amendments in this ASU must be applied prospectively upon adoption, while other amendments must be applied retrospectively upon adoption. There was no material impact to our financial statement disclosures as a result of adopting the provisions related to removing disclosures.

Notes to the MedAvail Financial Statements for the Six Months Ended June 30, 2020
(Tables present dollars in thousands except share and per-share amounts)
Implementation Costs Incurred in Hosted Cloud Computing Service Arrangements
In August 2018, the FASB issued ASU 2018-15 related to accounting for implementation costs incurred in hosted cloud computing service arrangements. Under the new guidance, implementation costs incurred in a hosting arrangement that is a service contract should be expensed or capitalized based on the nature of the costs and the project stage during which such costs are incurred. If the implementation costs qualify for capitalization, they must be amortized over the term of the hosting arrangement and assessed for impairment. Companies must disclose the nature of any hosted cloud computing service arrangements. This ASU also provides guidance for balance sheet and income statement presentation of capitalized implementation costs and statement of cash flows presentation for the related payments. This ASU was effective beginning in the first quarter of the Company’s fiscal year 2020. This guidance may be adopted either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company prospectively adopted this guidance and it did not have a significant impact on our financial statements and related disclosures.
Measurement of Credit Losses on Financial Statements
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326)”-Measurement of Credit Losses on Financial Instruments”, (“ASU 2016-13”), supplemented by ASU 2018-19, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses”, (“ASU 2018-19”). The new standard requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. ASU 2016-13 became effective for Public Business Entities who are SEC filers for fiscal years beginning after December 15, 2019, other than smaller reporting companies, all other public business entities and private companies, with early adoption permitted. For those entities excluded, ASU 2016-13 will become effective for fiscal years beginning after December 15, 2023. MedAvail is currently evaluating the impact ASU 2016-13 and ASU 2018-19 will have on its consolidated financial statements, specifically regarding trade receivables.
Distinguishing Liabilities from Equity
In July 2017, the FASB issued ASU No. 2017-11 – “Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815) Part I. Accounting for Certain Financial Instruments with Down Round Features and II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception.” Part I applies to entities that issue financial instruments such as warrants, convertible debt or convertible preferred stock that contain down round features. Part II simply replaces the indefinite deferral for certain mandatorily redeemable noncontrolling interests and mandatorily redeemable financial instruments of nonpublic entities contained within ASC Topic 480 with a scope exception and does not impact the accounting for these mandatorily redeemable instruments. This ASU is effective for public companies for the annual reporting periods beginning after December 15, 2018, and interim periods within those annual periods, with early adoption permitted. MedAvail adopted this guidance on January 1, 2019. The adoption of this guidance did not have a significant impact on our financial statements and related disclosures.
Recently Issued Accounting Standards Not Yet Adopted
Disclosure Requirements for Certain Employer-Sponsored Benefit Plans
In August 2018, the FASB issued ASU 2018-14 related to the disclosure requirements for employers that sponsor defined benefit pension and other postretirement benefit plans. The guidance requires sponsors of these plans to provide additional disclosures, including weighted-average interest rates used in MedAvail’s cash balance plans and a narrative description of reasons for any significant gains or losses impacting the benefit obligation for the period. Additionally, this guidance eliminates certain previous disclosure requirements. This ASU will be effective beginning in the first quarter of our fiscal year 2020. This guidance must be applied on a retrospective basis to all periods presented. MedAvail sponsors a 401K retirement plans for its employees with no company match, but does not currently offer defined benefit pension or other postretirement plans, therefore the guidance did not have an effect on MedAvail’s disclosures.

Notes to the MedAvail Financial Statements for the Six Months Ended June 30, 2020
(Tables present dollars in thousands except share and per-share amounts)
Simplifying the Accounting for Income Taxes
In December 2019, the FASB issued ASU 2019-12 to simplify the accounting in ASC 740, Income Taxes. This guidance removes certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences. This guidance also clarifies and simplifies other areas of ASC 740. This ASU will be effective beginning in the first quarter of our fiscal year 2021. Early adoption is permitted. Certain amendments in this update must be applied on a prospective basis, certain amendments must be applied on a retrospective basis, and certain amendments must be applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings/(deficit) in the period of adoption. MedAvail is currently evaluating the impact this ASU will have its financial statements and related disclosures as well as the timing of adoption.
NOTE 4 - EARNINGS PER SHARE
Basic earnings per share is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding. Diluted earnings per share is computed by dividing net income available to common stockholders by the weighted-average number of common shares plus the effect of dilutive potential common shares outstanding during the period. A total of 93,818 warrants were included in the weighted average shares outstanding as of their issuance date of May 9, 2018 due to their exercise price. Additionally, 245,755 and 67,379 warrants issued on February 11, 2020 and June 29, 2020, respectively, were included in weighted average shares outstanding due to their exercise price. During the six months ended June 30, 2020 and 2019, there was no potential dilution due to MedAvail's net loss position. The following table sets forth the computation of basic and diluted earnings per share.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net loss - basic and diluted	$(6,433)	$(4,984)	$(12,044)	$(9,943)
Weighted average shares - basic and diluted	1,566,091	1,269,817	1,499,395	1,269,808
Net loss per share - basic and diluted	$(4.11)	$(3.92)	$(8.03)	$(7.83)
For the three months ended June 30, 2020 and 2019, there were a weighted average of 2.2 million and 1.6 million option awards outstanding that were not included in the diluted shares calculation, respectively. For the six months ended June 30, 2020 and 2019, there were a weighted average of 2.0 million and 1.6 million option awards outstanding that were not included in the diluted shares calculation, respectively. This is due to the fact that their inclusion would have been antidilutive and/or because there was a net loss for the period.
NOTE 5 - FAIR VALUE MEASUREMENTS
As of June 30, 2020 and December 31, 2019, our assets and liabilities that were accounted for at fair value were cash and cash equivalents and restricted cash. As of December 31, 2019, liabilities to issue warrants in exchange for a service provided was also accounted for at fair value.
Fair value measurements are categorized in one of the following three levels based on the lowest level input that is significant to the fair value measurement in its entirety:
Level 1- Inputs to the valuation methodology are unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2- Observable inputs other than quoted prices in active markets for identical assets or liabilities include:
•quoted prices for similar assets or liabilities in active markets;
•quoted prices for identical or similar assets or liabilities in inactive markets;
•inputs other than quoted prices that are observable for the asset or liability;

Notes to the MedAvail Financial Statements for the Six Months Ended June 30, 2020
(Tables present dollars in thousands except share and per-share amounts)
•inputs that are derived principally from or corroborated by observable market data by correlation or other means.
If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.
Level 3- Inputs to the valuation methodology are unobservable (i.e., supported by little or no market activity) and significant to the fair value measure.
Assets and liabilities measured at fair value on a recurring basis were as follows:

		Fair Value Hierarchy
	June 30, 2020	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$7,264	$7,264	$—	$—
Restricted cash	56	56	—	—
Total assets	$7,320	$7,320	$—	$—

		Fair Value Hierarchy
	December 31, 2019	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$8,791	$8,791	$—	$—
Restricted cash	58	58	—	—
Total assets	8,849	8,849	—	—
Liabilities to issue warrants	$448	$—	$—	$448

NOTE 6 - BALANCE SHEET INFORMATION
Accounts Payable and Accrued Liabilities
The following table presents details of accounts payable and accrued liabilities:

	June 30,	December 31,
	2020	2019
Accounts payable and accrued liabilities:
Payroll	$1,272	$1,432
Trade accounts payable	771	528
Accrued liabilities	1,384	385
Total accounts payable and accrued liabilities	$3,427	$2,345
As of June 30, 2020, accrued liabilities included $1.1 million for legal expense accruals related to the merger.

Notes to the MedAvail Financial Statements for the Six Months Ended June 30, 2020
(Tables present dollars in thousands except share and per-share amounts)
Inventory
The following table presents detail of inventory balances:

	June 30,	December 31,
	2020	2019
Inventory:
Raw materials	$344	$344
Finished goods	2,883	3,739
Pharmacy	738	511
Total inventory	$3,965	$4,594
At June 30, 2020, MedAvail had a balance of approximately $81 thousand in reserve for obsolescence of inventory.
During the six months ended June 30, 2020, $3.0 million of inventory was recognized as pharmacy and hardware cost of sales on the consolidated statement of operations.
Property, Plant and Equipment
MedAvail's principal technology product offering is the MedCenter, an interactive prescription dispensing kiosk unit that, when used in combination with MedAvail's proprietary software, connects customers live with a pharmacist. MedCenter equipment includes all of the necessary hardware and components that are required to be installed at the kiosk site in order to provide a functional MedCenter kiosk.
The following tables present property, plant and equipment balances:

	June 30, 2020
	Cost	Accumulated Depreciation	Net
Property, plant and equipment:
MedCenter equipment	$4,066	$1,433	$2,633
Leasehold improvements	666	519	147
IT equipment	1,938	1,702	236
Office furniture and equipment	305	219	86
Vehicles	54	22	32
General plant and equipment	310	290	20
Total property, plant and equipment	$7,339	$4,185	$3,154

	December 31, 2019
	Cost	Accumulated Depreciation	Net
Property, plant and equipment:
MedCenter equipment	$3,303	$1,139	$2,164
Leasehold improvements	666	444	222
IT equipment	2,151	1,975	176
Office furniture and equipment	282	203	79
Vehicles	54	18	36
General plant and equipment	310	284	26
Total property, plant and equipment	$6,766	$4,063	$2,703

Notes to the MedAvail Financial Statements for the Six Months Ended June 30, 2020
(Tables present dollars in thousands except share and per-share amounts)
MedAvail recognized $463 thousand of depreciation for the six months ended June 30, 2020, $100 thousand of which was depreciation in cost of sales.
Intangible Assets
The following tables present intangible asset balances:

	Balance at December 31, 2019	Additions/Disposals or Write-Offs	Balance at June 30, 2020
Gross intangible assets:
Intellectual property	$3,857	$—	$3,857
Website and mobile application	583	—	583
Software	1,582	20	1,602
Total intangible assets	6,022	20	6,042
Accumulated Amortization:
Intellectual property	(3,857)	—	(3,857)
Website and mobile application	(513)	(55)	(568)
Software	(1,582)	(2)	(1,584)
Total intangible assets	(5,952)	(57)	(6,009)
Total net book value	$70	$(37)	$33

	Balance at December 31, 2018	Additions/Disposals or Write-Offs	Balance at December 31, 2019
Gross intangible assets:
Intellectual property	$3,857	$—	$3,857
Website and mobile application	583	—	583
Software	1,582	—	1,582
Goodwill	137	—	137
Total intangible assets	6,159	—	6,159
Accumulated Amortization:
Intellectual property	(3,214)	(643)	(3,857)
Website and mobile application	(297)	(216)	(513)
Software	(1,502)	(80)	(1,582)
Goodwill write-off	—	(137)	(137)
Total accumulated amortization	(5,013)	(1,076)	(6,089)
Total net book value	$1,146	$(1,076)	$70
NOTE 7 - LEASES
As discussed in Note 3, MedAvail adopted new guidance (ASU 2016-02, and subsequent accounting standards updates) for the accounting and reporting of leases, on January 1, 2019. Pursuant to the transition guidance in ASC 842, MedAvail elected a package of practical expedients which allowed us to not reassess whether our current contracts contain leases, and to retain historical lease classifications for our current leases.
Under ASC 842 transition guidance, MedAvail elected the hindsight practical expedient to determine the lease term for existing leases, which allowed us to consider available information prior to the effective date of the new guidance as to the actual or likely exercise of options to extend or terminate the lease.
Our accounting policy deems leases with an initial term of 12 months or less short-term leases; MedAvail currently has no short-term leases, but such leases would not be recorded on our balance sheet. We recognize lease expense for short-term lease payments on a straight-line basis over the term of the lease.

Notes to the MedAvail Financial Statements for the Six Months Ended June 30, 2020
(Tables present dollars in thousands except share and per-share amounts)
Operating lease right-of-use (“ROU”) assets and lease liabilities are recognized based on the present value of lease payments over the lease term. Because most of our leases do not include an implicit discount rate, MedAvail uses our incremental borrowing rate to calculate the present value of lease payments. As a practical expedient, MedAvail made an accounting policy election not to separate lease components (e.g. payments for rent, real estate taxes and insurance costs) from non-lease components (e.g. common-area maintenance costs). As a result, MedAvail includes both lease and non-lease components to calculate the right-of-use asset and related lease liability (if the non-lease components are fixed).
Certain of the Company’s lease agreements contain variable lease payments that are adjusted periodically for inflation or to adjust estimated amounts for actual operating expenses; these variable amounts are not material. Sublease income is being generated for certain properties and MedAvail records our liability separately from those expected inflows. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.
We maintain operating leases primarily for manufacturing facilities, research and development facilities, and corporate offices, and finance leases for certain computer equipment. Lease terms include options to extend or terminate leases when it is reasonably certain that MedAvail will exercise those options. Real estate leases for facilities have an average remaining lease term of 2 – 3 years, which include options to extend the leases for up to two years where applicable.
When no interest rate is stated in a lease, we determine the rate implicit in a lease by using recent borrowing rates, or other methods we think most closely represents our incremental borrowing rate.
We analyze new contracts to determine whether they include leased assets; such leases are referred to as embedded leases. When evaluating contracts for embedded leases, MedAvail exercises judgment to determine if there is an explicitly or implicitly identified asset in the contract and if MedAvail controls the use of that asset.
Our embedded leases, which are primarily associated with contract manufacturing organizations, are not material.
Operating lease expense was $419 thousand and $333 thousand for the six months ended June 30, 2020 and 2019, respectively, and $176 thousand and $186 thousand for the three months ended June 30, 2020 and 2019, respectively. Supplemental balance sheet information related to operating leases is as follows:
Balance sheet amounts and maturities of operating and finance lease liabilities are as follows:

	June 30,	December 31,
	2020	2019
Assets	$1,197	$1,050
Liabilities:
Operating:
Current	606	526
Long-term	614	565
Finance:
Current	22	—
Long-term	44	—
Total liabilities	$1,286	$1,091
Weighted-average remaining lease term (years)	2.3	2.3
Weighted-average discount rate	6%	6%

Notes to the MedAvail Financial Statements for the Six Months Ended June 30, 2020
(Tables present dollars in thousands except share and per-share amounts)
Maturities of operating leases liabilities are as follows:

June 30, 2020
2020 (remainder of year)	$370
2021	537
2022	231
2023	118
2024	73
2025	6
Thereafter	—
Total lease payments	1,335
Less: imputed interest	115
Total leases	$1,220
Maturities of finance lease liabilities are as follows:

June 30, 2020
2020 (remainder of year)	$14
2021	28
2022	28
2023	6
2024	—
2025	—
Thereafter	—
Total finance lease payments	76
Less: imputed interest	10
Total leases	$66
The components of lease cost for finance leases were as follows:

June 30, 2020
Finance lease cost:
Amortization of leased assets	$5
Interest on lease liabilities	1
Total finance lease cost	$6
NOTE 8 - DEBT
The following table presents debt balances at June 30, 2020 and December 31, 2019.

	June 30,	December 31,
	2020	2019
Convertible promissory note due March 2021	$12,846	$12,476
Convertible promissory note due December 2020	7,765	—
PPP loan	341	—
Total debt	20,952	12,476
less Short-term debt	20,952	—
Long-term debt	$—	$12,476

Notes to the MedAvail Financial Statements for the Six Months Ended June 30, 2020
(Tables present dollars in thousands except share and per-share amounts)
Interest expense incurred for the three and six months ended June 30, 2020 and 2019 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Short-term - including accretion	$277	$191	$456	$377
Other interest (income)	(7)	—	(15)	(18)
Total interest expense	$270	$191	$441	$359
On March 23, 2016, MedAvail and a significant customer and investor entered into a subordinated secured convertible promissory five-year note agreement for $10.0 million. This note is convertible into common shares at the option holder’s request. Interest of 6% is accumulated and repayable on the maturity date at MedAvail’s option. Unpaid interest is added to the outstanding principal.
Note Offering
On May 26, 2020, MedAvail completed a convertible notes and warrants offering to certain of its existing investors whereby those investors purchased notes and warrants on a pro rata basis with their existing investments in MedAvail's preferred stock. Cash received for the notes and warrants issued through June 30, 2020, was $7.8 million. The note accrues interest at a rate of 10%, payable at maturity or upon conversion with a maturity date of December 31, 2020. Additional financing under the agreement was received in July and August 2020, totaling $400 thousand.
PPP Loan
On May 14, 2020, MedAvail entered into a Promissory Note with HSBC Bank, which provides for a loan in the amount of $341 thousand (the “PPP Loan”) pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The PPP Loan has a two-year term and bears interest at a rate of 1.0% per annum. Monthly principal and interest payments are deferred for six months after the date of disbursement. The PPP Loan may be prepaid at any time prior to maturity with no prepayment penalties. The Promissory Note contains events of default and other provisions customary for a loan of this type. The Paycheck Protection Program provides that the PPP Loan may be partially or wholly forgiven if the funds are used for certain qualifying expenses, including certain payroll costs, group health care benefits and other permitted expenses as described in the CARES Act. MedAvail intends to use the entire PPP Loan amount for qualifying expenses and to apply for forgiveness of the loan in accordance with the terms of the CARES Act. Management has determined that it is likely that MedAvail will meet the qualifications necessary for forgiveness.

Notes to the MedAvail Financial Statements for the Six Months Ended June 30, 2020
(Tables present dollars in thousands except share and per-share amounts)
NOTE 9 - REVENUE AND SEGMENT INFORMATION
Disaggregated revenue for the three and six months ended June 30, 2020 and 2019 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Service sales:
Software	$10	$105	$10	$208
Maintenance and support	13	31	22	63
Professional services	2	—	2	—
Installation	27	—	28	—
Total service sales	52	136	62	271
Pharmacy and hardware sales:
Retail pharmacy revenue	1,817	654	3,193	1,053
Rental	123	26	228	60
Hardware	422	—	422	—
Total pharmacy and hardware sales	2,362	680	3,843	1,113
Total revenue	$2,414	$816	$3,905	$1,384
Operating segments are the individual operations that the CODM reviews for purposes of assessing performance and making resource allocation decisions. The CODM currently receives the monthly management report. Included within this proxy statement/prospectus/information statement are discrete and sufficient financial information to allow the CODM to assess performance, including segment gross profit for the pharmacy technology and retail pharmacy services operating segments. The pharmacy technology and retail pharmacy services operating segments both engage in different business activities from which they earn revenues and incur expenses.
The Company has the following two reportable segments:
Pharmacy Technology Segment
The pharmacy technology segment consists of sales of MedPlatform Systems to customers. These agreements include providing the MedCenter prescription dispensing kiosk, software, and maintenance services. Agreements can be for a predetermined period of time, or indefinite. This generally includes either an initial lump sum payment upon installation of the MedCenter with monthly payments for software and services following, or monthly payments for the MedCenter along with monthly payments for software and maintenance services. Revenue is recognized for each portion of the single performance obligation when that portion has been completed and the customer is contractually obligated to provide consideration, and in the contractually agreed upon amount.
Retail Pharmacy Services Segment
Retail pharmacy services segment revenue consists of products sold directly to consumers at the point of sale. MedAvail recognizes retail pharmacy sales revenue, net of taxes and expected returns, at the time it sells merchandise or dispenses prescription drugs to the customer. MedAvail estimates revenue based on expected reimbursements from third-party payers (e.g., pharmacy benefit managers, insurance companies and governmental agencies) for dispensing prescription drugs. The estimates are based on all available information including historical experience and are updated to actual reimbursement amounts.

Notes to the MedAvail Financial Statements for the Six Months Ended June 30, 2020
(Tables present dollars in thousands except share and per-share amounts)
The following table presents revenue and costs of sales by segment:

	Pharmacy Technology	Retail Pharmacy Services	Total
Three Months Ended June 30, 2020
Sales	$598	$1,816	$2,414
Cost of sales	186	1,679	1,865
Gross profit	$412	$137	$549
Six Months Ended June 30, 2020
Sales	$712	$3,193	$3,905
Cost of sales	280	3,017	3,297
Gross profit	$432	$176	$608
Three Months Ended June 30, 2019
Sales	$161	$655	$816
Cost of sales	20	522	542
Gross profit	$141	$133	$274
Six Months Ended June 30, 2019
Sales	$331	$1,053	$1,384
Cost of sales	39	860	899
Gross profit	$292	$193	$485
For the six months ended June 30, 2020 and 2019, MedAvail had one customer that accounted for 10% or more of segment revenues.
The following table presents assets and liabilities by segment:

	Pharmacy Technology	Retail Pharmacy Services	Total
June 30, 2020
Assets	$5,747	$11,230	$16,977
Liabilities	$7,191	$23,397	$30,588
December 31, 2019
Assets	$9,122	$8,881	$18,003
Liabilities	$7,174	$13,990	$21,164

Notes to the MedAvail Financial Statements for the Six Months Ended June 30, 2020
(Tables present dollars in thousands except share and per-share amounts)
NOTE 10 - OPERATING EXPENSES
Operating expenses are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating expenses:
Wages and salaries	$3,870	$2,880	$7,468	$5,883
Pharmacy operations	50	106	109	183
Depreciation of property, plant and equipment	206	161	363	287
Research and development	35	72	121	128
Amortization of intangible assets	20	268	57	512
Foreign exchange loss	—	9	41	(29)
Total operating expenses	$4,181	$3,496	$8,159	$6,964
NOTE 11 - INCOME TAXES
The provision for income taxes in the consolidated statement of loss and comprehensive loss represents an effective rate different from the US statutory tax rate for the following reasons:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Loss before income taxes	$(6,433)	$(4,984)	$(12,044)	$(9,943)
Income tax recovery at statutory rate (21%)	(1,351)	(1,047)	(2,529)	(2,088)
Increase resulting from:
Effect of foreign tax rate	(103)	(155)	(238)	(309)
Unrecognized deferred tax asset	1,395	1,080	2,620	2,155
Permanent and other differences	59	122	147	242
Provision for income taxes	$—	$—	$—	$—
MedAvail has approximately $2.2 million of non-capital losses in Canada that can be used to reduce taxable income in future years. These losses will begin to expire in the year 2032. In the United States, MedAvail has approximately $22.3 million of net operating losses that can also be used to reduce taxable income in future years. These losses will begin to expire in the year 2032.
NOTE 12 - COMMITMENTS AND CONTINGENCIES
Legal
There are no known legal claims pending as at the date of the consolidated financial statements.
Purchase Commitments
As of June 30, 2020, MedAvail did not have any minimum purchase commitments that were material to its consolidated financial statements.
Vendor Concentration Risk
One of MedAvail’s suppliers accounted for 24% of its purchases in 2019, a disruption of the relationship could have a significant impact on MedAvail.

Notes to the MedAvail Financial Statements for the Six Months Ended June 30, 2020
(Tables present dollars in thousands except share and per-share amounts)
NOTE 13 - REDEEMABLE PREFERRED STOCK, DEFICIT AND SHARE-BASED COMPENSATION EXPENSE
Temporary Equity
All MedAvail preferred stock is redeemable at the option of the holder, but not mandatorily redeemable, therefore it is classified as mezzanine equity and recognized at the fair value as of the date of issuance (the proceeds on the date of issuance).
MedAvail has 14,539,330 authorized preferred shares, with a normal or par value of $0.001 per share. Pursuant to the terms of the Series E financing agreement, if a shareholder elected to participate in the financing, they were granted a number of conversion shares that were exchanged into the number of shares of such series of preferred stock equal to the number of shares held by such shareholder immediately prior to the common share conversion. Additionally, Series C, Series D and Series E preferred shares are subject to a full-ratchet anti-dilution adjustment until the earlier of the three-year anniversary of the initial Series E issuance date or the first equity financing at a price greater than the Series E original purchase price, with aggregate gross proceeds of greater than $10,000. The final closing of the first tranche of the Series E financing round occurred in June 2018, with additional tranches occurring in March, July and December 2019.
The following table presents changes in preferred shares outstanding for the six months ended June 30, 2020 and 2019:

	Preferred Shares
	Shares	Amount
Balance at December 31, 2019	10,500,440	$93,484
Issued	102,777	788
Balance at March 31, 2020	10,603,217	94,272
Balance at June 30, 2020	10,603,217	$94,272

	Preferred Shares
	Shares	Amount
Balance at December 31, 2018	7,479,862	$68,533
Issued	901,860	7,459
Balance at March 31, 2019	8,381,722	75,992
Issued	55,953	465
Balance at June 30, 2019	8,437,675	$76,457
Series E Stock issue
During February 2020, MedAvail issued 102,777 Series E Preferred Shares to certain existing investors who purchased these shares. Additionally, these parties received a total of 10,278 warrants to purchase MedAvail common shares.

Notes to the MedAvail Financial Statements for the Six Months Ended June 30, 2020
(Tables present dollars in thousands except share and per-share amounts)
The following table presents the amount of preferred shares outstanding by series:

	June 30,	December 31,
	2020	2019
Preferred shares outstanding:
Series A	1,175,544	1,175,544
Series B	2,222,886	2,222,886
Series C	1,634,249	1,634,249
Series D	502,630	502,630
Series E	5,067,908	4,965,131
Total preferred shares outstanding	10,603,217	10,500,440
Common shares
MedAvail has 24,000,000 authorized common shares, with a nominal or par value of $0.001 per share. In connection with the initial closing of the Series E preferred share financing that occurred on December 20, 2017, each series of MedAvail’s outstanding preferred shares was converted into common shares. MedAvail then effected a 7 to 1 reverse stock split on the common shares.
Additionally, if a shareholder held common shares immediately prior to the conversion, then, for each share of Series E Preferred Stock purchased in the financing, the shareholder could exchange one share of common for two shares of common (i.e., a net gain of one additional common share). All references in the consolidated financial statements to the number of shares outstanding and stock option data of MedAvail’s common stock have been restated to reflect the effect of the reverse stock split for all periods presented.
Liquidation Rights
In the event of any liquidation or dissolution of the Company, the holders of common stock are entitled to the remaining assets of the Company legally available for distribution after the payment of the full liquidation preference for all series of outstanding redeemable convertible preferred stock.
Dividend and Voting Rights
The holders of common stock are entitled to receive dividends if and when declared by the Company, but not until all dividends on redeemable convertible preferred stock have been either (i) paid or (ii) declared and the Company has set aside funds to pay those dividends declared. Holders of common stock have the right to one vote per share.
Share-based compensation
2018 Plan
In September 2018, MedAvail adopted the 2018 MedAvail Equity Incentive Plan (the “2018 Plan”), which provides for the granting of stock options to service providers of MedAvail, Inc. As part of the adoption of the 2018 Plan, MedAvail provided the option for all eligible service providers to exchange their options held under the 2012 MedAvail Stock Option Plan (the “2012 Plan”), as of the exchange date for new options under the 2018 Plan, at an exchange ratio of 1:5. All vesting schedules were maintained on exchange.
A total of 53 eligible service providers participated in the exchange, which resulted in the exchange of 239,181 options under the 2012 Plan for 1,269,180 options under the 2018 Plan. The exchange resulted in $0.7 million of one-time incremental compensation cost for 2018.
2012 Plan
The 2012 MedAvail Stock Option Plan was modified on the date the 2018 Plan was adopted to no longer permit granting of options under the plan. As of December 31, 2019, there are 19,800 options that remained outstanding

Notes to the MedAvail Financial Statements for the Six Months Ended June 30, 2020
(Tables present dollars in thousands except share and per-share amounts)
under this plan. Options granted under the 2012 Plan that were not exchanged to options under the 2018 Plan will remain subject to the terms of the 2012 Plan.
The maximum number of shares of MedAvail to be granted under the 2018 plan is 1,972,530. In accordance with the plan, the exercise price of each option is based on the fair value of MedAvail’s common shares on the date of the grant. An option’s term is determined at the discretion of the Board of Directors, not to exceed ten years. Unless otherwise stated, the consolidated financial statements reflect 1/48 of the option vesting each month over a four-year vesting period.
During 2019, MedAvail granted 376,500 new options to service providers of MedAvail at an exercise price of CA$2.15. The exercise price of these options was established as the fair value of the common shares of MedAvail pursuant to a S.409A valuation performed by Timan, LLC at the request of the Board of Directors. The estimated fair value of the options was determined by the Black-Scholes valuation model.
On April 24, 2020, MedAvail granted 351,402 options to employees of MedAvail. The options had an exercise price of CA$2.15, a term of 10 years and an average fair value per option of $4,32. The exercise price of these options was established as the fair value of the common shares of MedAvail pursuant to a S.409A valuation performed by Timan, LLC at the request of the Board of Directors. The estimated fair value of the options was determined by the Black-Scholes valuation model.
Warrants
On March 4, 2019, MedAvail issued a warrant to purchase up to 228,816 common shares. The per share exercise price was set at $11.00 CAD. The warrant expires at the earlier of (i) June 1, 2025, (ii) acquisition, or (iii) initial public offering.
On March 4, 2019, MedAvail issued warrants to purchase up to 206,518 common shares in conjunction with the sale of Series E preferred shares. The per share exercise price was set at $2.63 CAD. The issuance occurred over several dates covering multiple tranches.
On March 4, 2019, MedAvail issued warrants to purchase up to 95,524 common shares in conjunction with the sale of Series E preferred shares. The per share exercise price was set at $1.98 USD.
On February 11, 2020, MedAvail issued warrants to purchase up to 13,054 common shares in conjunction with the sale of Series E preferred shares. The per share exercise price was set at $1.98 USD.
On February 11, 2020, MedAvail issued warrants to purchase up to 245,755 common shares to a service provider as payment for services, settling an accrued liability. The per share exercise price was set at $0.01 USD.
On May 25, 2020, MedAvail issued warrants to purchase 91,551 common shares in conjunction with the issuance of a promissory note in the amount of $7.6 million. The per share exercise price was set at $1.98 USD.
On June 4, 2020, MedAvail issued warrants to purchase 12,791 common shares to a service provider as payment for services. The per share exercise price was set at $1.98 USD.
On June 9, June 10, and June 17, 2020, MedAvail issued a total of 2,187 warrants to purchase 2,187 common shares in conjunction with additional promissory notes totaling $181 thousand. The per share exercise price was set at $1.98 USD.
On June 29, 2020, MedAvail issued warrants to purchase up to 67,379 common shares to a service provider as payment for services, settling an accrued liability. The per share exercise price was set at $0.01 USD.

Notes to the MedAvail Financial Statements for the Six Months Ended June 30, 2020
(Tables present dollars in thousands except share and per-share amounts)
Warrants issued were as follows:

Six Months Ended June 30, 2020
Issue Date	Amount	Term (years)	Strike Price
2/11/2020	13,054	10	$1.98
2/11/2020	245,755	10	$0.01
2/19/2020	5,440	10	$1.98
5/26/2020	91,551	10	$1.98
6/4/2020	12,791	10	$1.98
6/9/2020	1,330	10	$1.98
6/10/2020	604	10	$1.98
6/17/2020	253	10	$1.98
6/29/2020	67,379	10	$0.01
NOTE 14 - SUBSEQUENT EVENTS
Management has evaluated events and circumstances subsequent to the balance sheet date through September 2, 2020 to determine if any of those events or circumstances would warrant changes to the financial statements or require additional disclosure.
During July 2020, MedAvail received an additional amount under the convertible notes and warrants offering originally closed on May 26, 2020 as discussed in Note 8. Additional financing received under the agreement totaled $400 thousand.
MedAvail has incurred expenses related to the reverse merger transaction discussed in Note 3. Through June 30, 2020, $1.3 million of expenses were incurred related to the transaction, and an additional $0.8 million has been incurred through August 31, 2020.
During September 2020, MedAvail and its significant customer agreed that MedAvail had no further obligation to the customer and therefore would have no additional deliverables related to the $4.8 million of contract liability balance maintained as of June 30, 2020. MedAvail anticipates reversing the contract liability and recognizing $4.8 million of contract revenue during the three months ended September 30, 2020.
On September 2 2020, in connection with the Merger transaction, MYOS filed a registration form S-4.

Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG
MEDAVAIL, INC.,
MATRIX MERGER SUB, INC.,
AND
MYOS RENS TECHNOLOGY INC.

Dated as of June 30, 2020
Annex A-1

Annex A-2

3.11	Brokers’ And Finders’ Fees	93
3.12	Employee Benefit Plans	93
3.13	Labor Matters	95
3.14	Parent Contracts	96
3.15	Insurance	97
3.16	Interested Party Transactions	98
3.17	Shell Company Status	98
3.18	Valid Issuance	98
3.19	Disclaimer of Other Representations or Warranties.	98
ARTICLE 4 CONDUCT OF BUSINESS PENDING THE MERGER		98
4.1	Conduct of Company Business	98
4.2	Conduct of Parent Business	99
ARTICLE 5 ADDITIONAL AGREEMENTS		101
5.1	Registration Statement; Proxy Statement/Prospectus/Information Statement	101
5.2	Company Information Statement; Stockholder Written Consent	102
5.3	Parent Shareholders’ Meeting	103
5.4	Access to Information; Confidentiality	105
5.5	Regulatory Approvals and Related Matters	105
5.6	Director Indemnification and Insurance	106
5.7	Notification of Certain Matters	106
5.8	Stockholder Litigation	107
5.9	Public Announcements	107
5.10	Transfer Taxes	107
5.11	Board of Directors and Officers of Parent	107
5.12	Non-Solicitation by Company	107
5.13	Non-Solicitation by Parent	109
5.14	Section 16 Matters	110
5.15	Company Options	110
5.16	Company Warrants	111
5.17	Allocation Certificates	111
5.18	Employee Benefit Matters	111
5.19	Company and Parent Disclosure Schedules	112
5.20	Pre-Closing Financing.	112
5.21	Tax Matters	112
5.22	Obligations of Merger Sub	112
5.23	Listing	113
5.24	Spin Out	113
5.25	Delaware Reincorporation.	113
5.26	Reverse Stock Split	114
5.27	Parent Vote	114
ARTICLE 6 CONDITIONS TO THE MERGER		114
6.1	Conditions To Obligation Of Each Party To Effect The Merger	114
6.2	Additional Conditions to Obligations of Parent	115
6.3	Additional Conditions to Obligations Of Company	115
Annex A-3

ARTICLE 7 TERMINATION		117
7.1	Termination	117
7.2	Effect Of Termination	118
7.3	Expenses; Termination Fees	118
ARTICLE 8 GENERAL PROVISIONS		120
8.1	Notices	120
8.2	Amendment	121
8.3	Headings	121
8.4	Severability	121
8.5	Entire Agreement	121
8.6	Successors and Assigns	121
8.7	Parties In Interest	121
8.8	Waiver	121
8.9	Remedies Cumulative; Specific Performance	122
8.10	Governing Law; Venue; Waiver of Jury Trial	122
8.11	Counterparts and Exchanges by Electronic Transmission or Facsimile	122
8.12	Attorney Fees	122
8.13	Cooperation	122
8.14	Non-Survival of Representations, Warranties	122
8.15	Construction	123
Annex A-4

Exhibits
Exhibit A Certain Definitions
Exhibit B-1 Form of Company Voting Agreement
Exhibit B-2 Form of Parent Voting Agreement
Exhibit C Form of Lock-Up Agreement
Exhibit D Form of Certificate of Merger
Exhibit E Form of Certificate of Incorporation
Exhibit F Form of Assignment/Assumption Agreement
Exhibit G Parent Amended and Restated Charter
Exhibit H Parent Amended and Restated Bylaws
Exhibit I  Form of Note
Schedules
Schedule A Lock-up Signatories
Schedule B Voting Agreement Signatories
Annex A-5

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, is made and entered into as of June 30, 2020 (this “Agreement”), by and among MYOS RENS Technology Inc., a Nevada corporation (“Parent”), Matrix Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and MedAvail, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are each a “Party” and referred to collectively herein as the “Parties.” Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS:
WHEREAS, Parent and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and Delaware Law. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent;
WHEREAS, the Parties intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code;
WHEREAS, the board of directors of Parent (a) has determined that the Merger is fair to, and in the best interests of, Parent and its shareholders, (b) has approved this Agreement, the Merger, the issuance of shares of Parent Common Stock to the Company Stockholders pursuant to the terms of this Agreement, the change of control of Parent, and the other actions contemplated by this Agreement, (c) has approved the Parent Amended and Restated Charter, the Parent Amended and Restated Bylaws and the Reverse Stock Split; and (d) has determined to recommend that the shareholders of Parent vote to approve the Parent Shareholder Approval Matters, and such other actions as contemplated by this Agreement;
WHEREAS, the board of directors of Merger Sub (a) has determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, (b) has approved this Agreement, the Merger, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (c) has determined to recommend that its sole stockholder vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated by this Agreement;
WHEREAS, the board of directors of Company (a) has determined that the Merger is advisable and fair to, and in the best interests of, Company and its stockholders, (b) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and the agreements entered into in connection herewith (the “Transactions”) and has deemed this Agreement advisable and (c) has determined to recommend that the Company Stockholders vote to approve the Company Stockholder Matters;
WHEREAS, as a condition to the willingness of, and an inducement to each of Parent and the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Company Voting Agreement Signatories is entering into a voting agreement, in favor of Company, in substantially the form of Exhibit B-1 attached hereto (the “Company Voting Agreements”), and each of the Parent Voting Agreement Signatories is entering into a voting agreement, in favor of Parent, in substantially the form of Exhibit B-2 attached hereto (individually, the “Parent Voting Agreements” and collectively, the “Voting Agreement”) under which the Voting Agreement Signatories will agree, with respect to a portion of the shares of Company Capital Stock or Parent Capital Stock, as applicable, held thereby, to vote as stockholders in favor of the Company Stockholder Matters or Parent Shareholder Approval Matters, as applicable, pursuant to the terms and conditions of the Voting Agreements, as applicable; and
WHEREAS, as a condition to the willingness of, and an inducement to each of Parent and the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Lock-up Signatories is entering into a lock-up agreement, in substantially the form of Exhibit C attached hereto (the “Lock-up Agreements”) with respect to a portion of the shares of Parent Common Stock held thereby from time to time.
Annex A-6

AGREEMENT:
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1
THE MERGER
1.1The Merger. Subject to and upon the terms and conditions set forth in this Agreement and Delaware General Corporation Law (“Delaware Law”), at the Effective Time, Merger Sub will be merged with and into Company and the separate existence of Merger Sub shall cease, and the Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).
1.2Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company will vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Company will become the debts, liabilities, obligations and duties of the Surviving Corporation.
1.3Closing; Effective Time. Unless this Agreement has been terminated pursuant to Section 7.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article 6 of this Agreement, the consummation of the Merger (the “Closing”) shall take place remotely, as promptly as practicable (and in no event later than the second Business Day after the last to be satisfied or waived of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions)), or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date”. At the Closing, the Parties will cause the Merger to be consummated by executing and filing a Certificate of Merger in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”), in substantially the form of Exhibit D attached hereto, together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Parent and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).
1.4Articles of Incorporation; Bylaws; Articles of Incorporation. Unless otherwise determined by Parent and the Company:
(a)the articles of incorporation of the Company will be amended and restated at the Effective Time to read in its entirety as set forth on Exhibit E hereto, and, as so amended and restated, will be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such articles of incorporation;
(b)the bylaws of the Company will be amended and restated to read in the form of the bylaws of Merger Sub, as in effect on the date hereof and, as so amended and restated, will be the bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the certificate of incorporation of the Surviving Corporation and such bylaws;
(c)prior to the Effective Time, Parent shall file an amendment to Parent’s amended and restated articles of incorporation, as currently in effect (the “Parent Amended and Restated Articles”), to (i) change the name of Parent to “MedAvail Holdings, Inc.”, (ii) as contemplated by Section 5.26, effect the Reverse Stock Split, and increase the authorized number of shares of Parent to an amount determined by the Company, and (iii) make such other changes as are mutually agreeable to Parent and the Company. As of immediately following Delaware Reincorporation Effective Time, the articles of incorporation of Parent shall be the
Annex A-7

Parent Amended and Restated Charter, until thereafter amended as provided by Delaware Law and such Parent Amended and Restated Charter; and
(d)following the Delaware Reincorporation Effective Time, Parent will amend and restate its bylaws in accordance with Section 5.25.
1.5Directors and Officers of the Surviving Corporation and Parent. Unless otherwise determined by Parent and the Company, the parties will take all action such that:
(a)unless otherwise determined by the Company prior to the Effective Time, the directors and officers of the Company immediately prior to the Effective Time will be the directors of the Surviving Corporation immediately following the Effective Time until such time as their respective successors are duly elected or appointed.
(b)the directors and officers of Parent immediately following the Effective Time shall be elected and appointed in accordance with Section 5.11.
1.6Conversion of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any stockholder of the Company or Parent or any other Person:
(a)Conversion of Company Capital Stock. Each share of Company Capital Stock issued and outstanding immediately prior to, and contingent upon the occurrence of, the Effective Time (excluding any shares to be canceled pursuant to Section 1.6(b) or Section 1.6(c) and any Dissenting Shares to be treated in accordance with Section 1.7, but including any shares of Company Capital Stock issued pursuant to the Pre-Closing Financing) will be converted into and represent the right to receive, on an as-converted to Company Common Stock basis, a number of shares of validly issued, fully paid and nonassessable shares of Common Stock of Parent, $0.001 par value per share (“Parent Common Stock”) equal to the Exchange Ratio plus cash in lieu of any fractional shares of Parent Common Stock to be issued or paid in consideration therefor (the “Merger Consideration”).
(b)Merger Sub Common Stock. Each share of Merger Sub Common Stock then outstanding will be converted into one share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares will, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.
(c)Cancellation. Each share of Company Capital Stock held in the treasury of Company immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and extinguished without any conversion thereof and without payment of any consideration therefor and cease to exist.
(d)Company Options. Each Company Option under the Company Option Plans that is outstanding and unexercised as of immediately prior to the Effective Time will be subject to Section 5.15. Prior to the Closing Date, Parent and the Company will take all actions necessary to effect the transactions contemplated by this Section 1.6(d) under applicable Legal Requirements and all such Company Options, including delivering all notices required thereby.
(e)Company Warrants.
(i)Each Company Warrant that is outstanding and unexercised as of immediately prior to the Effective Time will be subject to Section 5.16.
(ii)Prior to the Closing Date, and subject to the review and approval of Parent, Parent and the Company will take all actions necessary to effect the transactions contemplated by this Section 1.6(e) under applicable Legal Requirements and all Company Warrants, including delivering all notices required thereby, and if required, entering into termination agreements with holders of such Company Warrants.
Annex A-8

(f)Adjustments to Exchange Ratio. The Exchange Ratio and the price paid for fractional shares pursuant to Section 1.6(g) below will be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split (including the Reverse Stock Split contemplated by this Agreement), stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock or issuance of Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time. For the avoidance of doubt, no such adjustment shall be made in respect of any Pre-Closing Financing.
(g)Fractional Shares. No fraction of a share of Parent Common Stock will be issued in connection with the Merger, and no certificates or scrip for any such fractional shares will be issued. Company Stockholders will not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Parent with respect to any such fraction of a share that would have otherwise been issued to such Company Stockholder. Any Company Stockholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) will, in lieu of such fraction of a share and upon surrender of such holders’ Company Stock Certificate(s), be paid in cash the dollar amount (rounded down to the nearest whole cent), without interest, determined by multiplying such fraction by the average of the closing sale prices of Parent Common Stock as quoted on Nasdaq or, if Parent Common Stock is not listed on Nasdaq, as quoted on the applicable over-the-counter market for the ten (10) consecutive trading days ending with the second to last trading day immediately preceding the Effective Time (as adjusted pursuant to Section 1.6(f) above).
1.7Dissenting Shares. For purposes of this Agreement, “Dissenting Shares” mean any shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a person who has not voted such shares in favor of the adoption of this Agreement and the Merger, has properly demanded appraisal for such shares in accordance with Delaware Law and has not effectively withdrawn or forfeited such demand for appraisal. Notwithstanding anything to the contrary contained herein, Dissenting Shares will not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with Delaware Law. If after the Effective Time, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, such shares will be treated as if they had been converted as of the Effective Time into the right to receive the merger consideration set forth in Section 1.6(a) hereof (if any). Company will give Parent prompt notice of any demands received by Company for appraisal of shares of Company Capital Stock, withdrawals of such demands, and any other instruments that relate to such demands received by Company. The Company shall control all negotiations and proceedings with respect to such demands, provided that (i) the Company shall keep Parent reasonably apprised of all material events, circumstance or changes with respect to any such demand following the making thereof and (ii) the Company will not, except with prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Legal Requirements.
1.8Exchange Of Certificates.
(a)Exchange Agent. On or prior to the Closing Date, Parent will select Computershare Trust Company, N.A., or another reputable bank or trust company reasonably acceptable to Company to act as exchange agent in connection with the Merger (the “Exchange Agent”). As soon as practicable after the Effective Time, Parent will issue and cause to be deposited with the Exchange Agent non-certificated shares of Parent Common Stock represented by book-entry issuable pursuant to Section 1.6(a); and the Company shall cause to be deposited with the Exchange Agent cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.6(g). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”
(b)Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to mail to the record holders of Company Stock Certificates (i) a letter of transmittal in
Annex A-9

customary form and containing such provisions on which Parent and the Company may mutually agree (and which will include a provision confirming that delivery of Company Stock Certificates will be effected, and risk of loss and title to Company Stock Certificates will pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for non-certificated shares of Parent Common Stock represented by book-entry issuable pursuant to Section 1.6(a). Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Company Stock Certificate will be entitled to receive in exchange therefor non-certificated shares of Parent Common Stock represented by book-entry equal to the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.6(a) (and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.6(g)), and (B) the Company Stock Certificate so surrendered will be canceled. Until surrendered as contemplated by this Section 1.8(b), each Company Stock Certificate held by a Company Stockholder will be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration (and cash in lieu of any fractional share of Parent Common Stock). If any Company Stock Certificate will have been lost, stolen or destroyed, the Exchange Agent will require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.
(c)Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder will be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).
(d)Transfers of Ownership. If any shares of Parent Common Stock are to be issued in a name other than that in which the Company Stock Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Company Stock Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any Person designated by it any transfer or other taxes required by reason of the issuance of the shares of Parent Common Stock in any name other than that of the registered holder of the Company Stock Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.
(e)Unclaimed Portion of the Exchange Fund.
(i)Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective will be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.8 will thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.
(ii)Neither Parent nor the Surviving Corporation will be liable to any holder or former holder of Company Capital Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto) issued or issuable in the Merger, or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.
Annex A-10

(f)Withholding Rights. Each of the Exchange Agent, Parent and the Surviving Corporation will be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as are required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and timely paid to the appropriate Governmental Body, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
1.9Stock Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time will automatically be canceled and retired and cease to exist, and all holders of Company Capital Stock that were outstanding immediately prior to the Effective Time will cease to have any rights as stockholders of the Company; and (b) the stock transfer books of Company will be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock will be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate will be canceled and exchanged as provided in Section 1.8.
1.10Calculation of Exchange Ratio. No later than (10) calendar days before the Parent Shareholders’ Meeting, the Company shall deliver to Parent the Company’s calculation of Aggregate Value and its good faith, calculation of the Exchange Ratio as of the anticipated Closing Date. Following such delivery, the Company shall consider in good faith, any comments Parent may have on the Exchange Ratio calculation and use commercially reasonable efforts to resolve any issues raised by Parent in connection with its review.
1.11No Further Rights. The Merger Consideration delivered upon the surrender for exchange of Company Capital Stock in accordance with the terms of this Agreement will be deemed to have been issued in full satisfaction of all rights pertaining to such shares.
1.12Tax Consequences. For United States federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations, and intend to report consistently with the foregoing, including by filing the statement required by Section 1.368-3(a) of the Treasury Regulations.
1.13Additional Actions. If, at any time after the Effective Time, any further action is necessary, desirable or proper to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the Surviving Corporation and its proper officers and directors or their designees are fully authorized (to the fullest extent allowed under applicable Legal Requirements) to execute and deliver, in the name and on behalf of either Company or Merger Sub, all deeds, bills of sale, assignments and assurances and do, in the name and on behalf of Company or Merger Sub, all other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF COMPANY
Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Article 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Article 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Company Disclosure Schedule by reference to another part or subpart of the Company Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty).
Annex A-11

2.1Organization and Qualification; Charter Documents.
(a)Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of Company and indicates its jurisdiction of organization. Neither Company nor any of the Entities identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. None of the Acquired Companies has agreed or is obligated to make or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.
(b)Each of the Acquired Companies is a corporation, limited liability company or similar entity duly organized, validly existing and, in jurisdictions that recognize the concept, is in good standing under the laws of the jurisdiction of its incorporation, formation or other establishment, as applicable, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.
(c)Each of the Acquired Companies (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign entity, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect.
(d)Company has made available to Parent accurate and complete copies of: (i) the articles of incorporation, bylaws and other charter and organizational documents of each Acquired Company, including all amendments thereto; (ii) the stock records of each Acquired Company; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders or members of each Acquired Company, the board of directors or managers of each Acquired Company and all committees of the board of directors or managers of each Acquired Company. The minute books of the Acquired Companies are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.
2.2Capital Structure.
(a)The authorized capital stock of Company consists of (i) 24,000,000 shares of Company Common Stock, par value $0.001 per share, of which 1,207,314 shares are issued and outstanding as of the date of this Agreement and (ii) 15,539,330 shares of Company Preferred Stock, par value $0.001 per share, of which (A) 2,351,088 shares are designated as Series A Preferred Stock, 1,175,544 of which are issued and outstanding as of the date of this Agreement, (B) 3,611,457 shares of which are designated as Series B Preferred Stock, of which 2,222,886 shares are issued and outstanding as of the date of this Agreement, (C) 1,929,476 shares of which are designated as Series C Preferred Stock, of which 1,634,249 are issued and outstanding as of the date of this Agreement, (D) 946,400 shares of which are designated as Series D Preferred Stock, 502,630 of which are issued and outstanding as of the date of this Agreement, and (E) 6,700,909 shares of which are designated as Series E Preferred Stock, 5,067,910 of which are issued and outstanding as of the date of this Agreement. No shares of capital stock are held in Company’s treasury as of the date of this Agreement. As of the date of this Agreement, all outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities and other applicable Legal Requirements.
(b)As of the date of this Agreement, (i) Company has reserved an aggregate of 2,272,530 shares of Company Common Stock, for issuance to employees, consultants and non-employee directors pursuant to the Company Option Plans, under which options were outstanding for an aggregate of 2,236,427 shares of Company Common Stock, and (ii) Company had reserved 1,004,162 shares of Company Common Stock for issuance to holders of Company Warrants upon their exercise. All shares of Company Common Stock or Company Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Part 2.2(b) of the Company Disclosure Schedule lists, as of the date of this
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Agreement, each holder of Company Capital Stock and the number and type of shares of Company Capital Stock held by such holder, each outstanding Company Option and Company Warrant, the name of the holder of such Company Option or Company Warrant, the number of shares subject to such Company Option or Company Warrant, the exercise price of such Company Option or Company Warrant and the vesting schedule thereof.
(c)Part 2.2(c) of the Company Disclosure Schedule lists each holder of a Company Convertible Note, as of the date of this Agreement, including the name of the holder, the date of grant, the maturity date, the interest rate and the principal amount of such Company Convertible Note. Except as set forth in Part 2.2(c) and 2.2(d) of the Company Disclosure Schedule, as of the date hereof, there are no, and the Company has no unfilled Contracts, promises or commitments to issue or grant any shares of Company Capital Stock (or securities convertible into or exercisable for shares of Company Capital Stock) or enter into any Contract to issue or grant any shares of Company Capital Stock (or securities convertible into or exercisable for Company Capital Stock) to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or securities convertible into or exercisable for Company Capital Stock, or obligating Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any shares of Company Capital Stock (or securities convertible into or exercisable for shares of Company Capital Stock).
(d)Except as set forth on Part 2.2(d) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Capital Stock are subject to any right of first refusal in favor of Company or, to the knowledge of Company, any third parties; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Acquired Companies having a right to vote on any matters on which the Company Stockholders have a right to vote; (iv) there is no Contract to which the Acquired Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Capital Stock. Except as set forth on Part 2.2(d) of the Company Disclosure Schedule, none of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities.
2.3Authority; Non-Contravention; Approvals.
(a)Company has the requisite corporate power and authority to enter into this Agreement and, subject to Required Company Stockholder Vote, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Company, the performance by Company of its obligations hereunder and the consummation by Company of the Transactions have been duly authorized by all necessary corporate action on the part of Company, subject only to Required Company Stockholder Vote and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of (i) a majority in voting power of the outstanding shares of Company Capital Stock outstanding on the applicable record date (voting together as one class, on an as-converted to Company Common Stock basis) and (ii) 60% (sixty percent) of voting power of the outstanding shares of Company Preferred Stock outstanding on the applicable record date (voting together as one class, on an as-converted to Company Common Stock basis) (“Required Company Stockholder Vote”) is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve the Merger and the other Transactions. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent, and Merger Sub, constitutes the valid and binding obligation of Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.
(b)Company’s board of directors, by resolutions duly adopted by vote at a meeting of all directors of Company duly called and held and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has, as of the date of this Agreement (i) approved this Agreement and the Merger, and determined that
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this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of the Company Stockholders, and (ii) resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger and all other Transactions and directed that such matters be submitted for consideration of the Company Stockholders.
(c)The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the articles of incorporation or bylaws of Company or the equivalent organizational documents of any of its Subsidiaries, (ii) subject to obtaining the Required Company Stockholder Vote and compliance with the requirements set forth in Section 2.3(d) below, conflict with or violate any Legal Requirement applicable to Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect or would not prevent or materially delay the consummation of the Merger, or (iii) require an Acquired Company to make any filing with or give any notice to a Person, to obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Encumbrance (other than Permitted Encumbrances) on any of the properties or assets of Company or any of its Subsidiaries pursuant to, any Company Contract, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.
(d)No material consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement/Prospectus/ Information Statement with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (iii) the declaration of effectiveness of the Registration Statement of which the Prospectus contained in the Proxy Statement/Prospectus/Information Statement forms a part and the satisfactory resolution of any SEC comments to the Proxy Statement or Information Statement contained in the Proxy Statement/Prospectus/Information Statement and (iv) such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws.
2.4Anti-Takeover Statutes Not Applicable.  The board of directors of Company has taken all actions so that no state takeover statute or similar Legal Requirement applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other Transactions. The board of directors of Company has taken all action necessary to render inapplicable to this Agreement and the Transactions by Section 203 of Delaware Law.
2.5Company Financial Statements; No Undisclosed Liabilities.
(a)The audited consolidated financial statements (including any related notes thereto) representing the financial condition of Company as of December 31, 2018 and December 31, 2019 and the unaudited financial statements (including the notes thereto) representing the financial condition of Company as of March 31, 2020 (collectively, the “Company Financials”), including any available quarterly financial statements (including any related notes thereto), (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (ii) fairly presented, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. Company has not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of SEC Regulation S-K). The balance sheet of Company as of March 31, 2020 is hereinafter referred to as the “Company Balance Sheet.”
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(b)Since January 1, 2018 (the “Lookback Date”), or to the knowledge of Company since January 1, 2015, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Company, the board of directors of Company or any committee thereof. Since the Lookback Date, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Company, (ii) any fraud, whether or not material, that involves Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Company, or (iii) any claim or allegation regarding any of the foregoing.
(c)Except as disclosed in the Company Financials, neither Company nor any of its Subsidiaries has any liabilities, indebtedness, obligation, expense, claim, deficiency, guaranty, or endorsement, whether accrued, absolute, contingent, matured, or unmatured (each, a “Liability”) of the kind required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its Subsidiaries taken as a whole, except Liabilities (i) identified in the Company Balance Sheet, (ii) incurred in connection with the Transactions, (iii) described on Part 2.5(c) of the Company Disclosure Schedule, (iv) executory obligations under any Company Contract or (v) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices.
2.6Absence Of Certain Changes Or Events.  Since the date of the Company Balance Sheet through the date of this Agreement and other than with respect to the negotiation, execution and performance of this Agreement, each of the Acquired Companies has conducted its business only in the ordinary course of business consistent with past practice, and there has not been: (a) any event that has had a Company Material Adverse Effect, or (b) any material change by any Acquired Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or as disclosed in the notes to the Company Financials.
2.7Taxes.
(a)Each income and other material Tax Return that any Acquired Company was required to file under applicable Legal Requirements: (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all material respects. All material Taxes due and payable by an Acquired Company have been timely paid, except to the extent such amounts are being contested in good faith (any such contest being disclosed on Part 2.7(a) of the Company Disclosure Schedule hereto) by the Acquired Company or are properly reserved for on the books or records of the Acquired Company. No extension of time with respect to any date on which a Tax Return was required to be filed by an Acquired Company is in force (except for any automatic extensions for which approval of a Governmental Body is not required, or where such Tax Return was filed), and no waiver or agreement by or with respect to an Acquired Company is in force for the extension of time for the payment, collection or assessment of any Taxes. There are no liens for Taxes on any asset of an Acquired Company other than Permitted Encumbrances. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against an Acquired Company which has not been fully paid or adequately reserved or reflected in the Company Financials.
(b)All material Taxes that an Acquired Company has been required to collect or withhold have been collected or withheld and, to the extent required by applicable Legal Requirements when due, have been paid to the proper Governmental Body.
(c)No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Acquired Company with any taxing authority or issued by any taxing authority to an Acquired Company. There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to an Acquired Company that are, or if issued would be, binding on an Acquired Company.
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(d)No Acquired Company is a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in a Contract not primarily related to Taxes and entered into in the ordinary course of business). No Acquired Company has any liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.
(e)Other than the Subsidiaries identified in Part 2.1(a) of the Company Disclosure Schedule, Company does not have any direct or indirect interest in any trust, partnership, corporation, limited liability company, or other “business entity” for U.S. federal income tax purposes. Each Acquired Company is and always has been a corporation taxable under subchapter C of the Code for U.S. federal income tax purposes.
(f)No Acquired Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Company has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.
(g)Each Acquired Company is not (and has not been for the five-year period ending at the Effective Time) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.
(h)No Acquired Company has a permanent establishment, as defined in any applicable Tax treaty, in a country other than the country in which it is organized.
(i)No Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code in the two years prior to the date of this Agreement.
(j)No Acquired Company has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368 of the Code. No Acquired Company is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.
2.8Intellectual Property.
(a)Part 2.8(a)(i) of the Company Disclosure Schedule lists all of the Company IP Rights that are Patent Rights and registered Trademark Rights owned solely by any Acquired Company as of the date hereof, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number. Part 2.8(a)(ii) of the Company Disclosure Schedule lists, as of the date hereof, all of the Company IP Rights that are Patent Rights and registered Trademark Rights in which any Acquired Company has any co-ownership interest, other than those owned solely by an Acquired Company, setting forth in each case, as applicable, the jurisdictions in which such patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number. Part 2.8(a)(iii) of the Company Disclosure Schedule lists all of the third party Patent Rights and registered Trademark Rights in which an Acquired Company has any exclusive right, title or interest, other than those owned solely or co-owned by an Acquired Company.
(b)Part 2.8(b) of the Company Disclosure Schedule lists all Contracts in effect as of the date of this Agreement under which any third party has licensed, granted or conveyed to any Acquired Company any right, title or interest in or to any Company IP Rights where the license, grant or conveyance of such right, title or interest, individually or in the aggregate, is material to the Acquired Companies taken as a whole, and excluding any Excluded Contracts. To Company’s knowledge, there are no breaches or defaults of, or any disputes or threatened disputes concerning, any of such Contracts.
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(c)Part 2.8(c) of the Company Disclosure Schedule lists all Contracts in effect as of the date of this Agreement under which an Acquired Company has licensed, granted or conveyed to any third party any right, title or interest in or to any Company IP Rights (collectively, “Out Licenses”) where the license, grant or conveyance of such right, title or interest, individually or in the aggregate, is material to the Acquired Companies taken as a whole, other than Excluded Contracts. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s knowledge, there are no breaches or defaults of, or any disputes or threatened disputes concerning, any of such Contracts.
(d)The Acquired Companies own, co-own or otherwise possess legally enforceable rights in and to all Company IP Rights, free and clear (in the case of Company IP Rights that are solely owned by an Acquired Company) of all Encumbrances. The Company IP Rights that are owned or co-owned by an Acquired Company or exclusively licensed to an Acquired Company (collectively, “Company Owned IP Rights”) are subsisting, and, to the Company’s knowledge, not invalid or unenforceable. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no third party is overtly challenging in writing the right, title or interest of an Acquired Company in, to or under the Company Owned IP Rights, or the validity, enforceability or claim construction of any Patent Rights owned or co-owned or exclusively licensed to an Acquired Company, and there is no opposition, cancellation, proceeding, objection or claim pending with regard to any Company Owned IP Rights and the Company Owned IP Rights are not subject to any outstanding order, judgment, decree or agreement materially and adversely affecting the Acquired Companies’ use thereof or their rights thereto. To the knowledge of the Company, no valid basis exists for any of the foregoing challenges or claims. To the knowledge of the Company and except for items that have expired or were abandoned in the reasonable discretion and business judgment of an Acquired Company and for customary powers of attorney granted to an Acquired Company’s patent prosecution counsel solely for purposes of representing the Acquired Company before U.S. Patent and Trademark Office or its foreign equivalents, no act has been done or omitted to be done by the Acquired Companies, which has, had or could have the effect of dedicating to the public, or entitling any third party to cancel, forfeit, modify or consider abandoned, any Company IP Rights that are owned or co-owned by an Acquired Company, or, except with respect to Out Licenses and Excluded Contracts, give any Person any ownership or license rights with respect thereto. Except for items that have expired or were abandoned in the reasonable discretion and business judgment of the Company, all necessary registration, maintenance and renewal fees in respect of the Company Owned IP Rights have been paid and all necessary documents and certificates have been filed with the relevant Governmental Body for the purpose of maintaining such Company Owned IP Rights.
(e)Each Acquired Company has taken reasonable measures to protect and maintain the confidentiality of the Trade Secrets included in the Company Owned IP Rights. To the knowledge of the Company, the Acquired Companies have not divulged, furnished to or made accessible any of their Trade Secrets to any Person except (i) pursuant to an enforceable written agreement to maintain the confidentiality of such Trade Secrets, (ii) in connection with the filing of an application to obtain patent protection for the embodiment of such Trade Secret, (iii) otherwise in the reasonable discretion and business judgment of the Acquired Company, or (iv) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All current and former officers and employees of, and consultants and independent contractors to, each Acquired Company who have contributed to the creation or development of any material Company IP Rights owned or co-owned by an Acquired Company have assigned all of their respective ownership rights in such IP Rights to such Acquired Company, and have executed and delivered to such Acquired Company an agreement regarding the assignment to such Acquired Company, of any IP Rights arising from services performed for such Acquired Company by such Persons, the current forms of which agreements have been made available in a data room or otherwise for review by Parent or its advisors, except where the absence of that agreement would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(f)Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, with respect to third party Patent Rights and Trademark
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Rights that are valid and enforceable as of the date of this Agreement, none of the Acquired Companies or any of their respective current activities or products violates or otherwise conflicts with, or has infringed, misappropriated or violated any IP Rights of any third party, and no Acquired Company has received any written notice nor are any of them subject to any actual, or to the knowledge of Company, threatened proceedings, claiming or alleging any of the foregoing.
(g)Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, no Company Owned IP Rights are being infringed, misappropriated or unlawfully used by any third party nor has any third party previously infringed, misappropriated or unlawfully used any such Company Owned IP Rights.
(h)To the knowledge of the Company, no funding, facilities, or personnel of any Governmental Body or any public or private university, college or other educational or research institution were used by any Acquired Company to develop or create, in whole or in part, any Company Owned IP Rights, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(i)Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Acquired Companies (i) maintain commercially reasonable policies regarding privacy and data protection, as applicable, and information security, with respect to their collection, use, and disclosure of Personal Data (each, a “Company Privacy Policy”); (ii) are in compliance in all material respects with (A) each applicable Company Privacy Policy and (B) all applicable Legal Requirements pertaining to privacy, data protection, and information security with respect to the Acquired Companies’ collection, use, and disclosure of Personal Data; and (iii) take commercially reasonable steps to protect such Personal Data they maintain on their systems from unauthorized access and acquisition. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the knowledge of Company as of the date of this Agreement, the Acquired Companies have not at any time since the Lookback Date suffered any security breach of any of their systems resulting in any unauthorized access to, or acquisition of, any Personal Data stored on such systems.
2.9Compliance with Legal Requirements.
(a)Neither the Company nor any of its Subsidiaries, since the Lookback Date has been, or currently is, in conflict with any Legal Requirement, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. To the knowledge of the Company, no investigation or review by any Governmental Body is pending or threatened in writing against Company or its Subsidiaries relating to any actual or alleged violation by the Company or any of its Subsidiaries with any Legal Requirement, nor has any Governmental Body indicated to an Acquired Company in writing an intention to conduct the same.
(b)The Company and its Subsidiaries hold all applicable and required permits, licenses, clearances, authorizations, registrations, variances, exemptions, orders and approvals from Governmental Bodies which are material to the operation of the business of the Company and its Subsidiaries taken as a whole (collectively, the “Company Permits”). The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Company, threatened, which seeks to revoke or terminate any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Company immediately prior to the Effective Time.
(c)To the knowledge of Company, the Acquired Companies and Persons acting on behalf of Company:
(i)have not used in any capacity the services of any individual or entity debarred, excluded, or disqualified under 42 U.S.C. Section 1320a-7, or any similar laws, rules or regulations; and
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(ii)have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 42 U.S.C. Section 1320a-7, or any similar laws, rules regulations.
(d)None of the Acquired Companies, and (to the knowledge of Company) no Representative of any of the Acquired Companies on their behalf with respect to any matter relating to any of the Acquired Companies, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.
(e)No product or product candidate manufactured, tested, distributed, held or marketed by or on behalf of any of the Acquired Companies has, since the Lookback Date, been recalled or withdrawn (whether voluntarily or otherwise). At no time since the Lookback Date has any of the Acquired Companies received written notice that any Governmental Body has commenced, or threatened to initiate, any proceeding seeking the recall, suspension or withdrawal of approval, or seizure of any such product.
(f)None of the Acquired Companies, or to the knowledge of the Company, any officers, employees or agents of the same, has with respect to any product that is manufactured, tested, distributed, held or marketed by or on behalf of any of the Acquired Companies since the Lookback Date made an untrue statement of a material fact or fraudulent statement to any other Governmental Body.
2.10Legal Proceedings; Orders.
(a)Except as set forth in Part 2.10(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and (to the knowledge of Company) no Person has threatened in writing to commence any Legal Proceeding since the Lookback Date: (i) that involves any of the Acquired Companies, any business of any of the Acquired Companies or any of the assets owned, leased or used by any of the Acquired Companies; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Transactions. None of the Legal Proceedings identified in Part 2.10(a) of the Company Disclosure Schedule has had or, if adversely determined, would reasonably be expected to have or result in a Company Material Adverse Effect.
(b)There is no Order to which any of the Acquired Companies, or any material assets owned or used by any of the Acquired Companies, is subject. To the knowledge of Company, no officer or other key employee of any of the Acquired Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Companies.
2.11Brokers’ And Finders’ Fees.  Except as set forth on Section 2.11 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Transactions based upon arrangements made by or on behalf of any of the Acquired Companies.
2.12Employee Benefit Plans.  Each Company Employee Plan has been, in all material respects, established and maintained in accordance with its terms and in compliance with all Legal Requirements, including but not limited to ERISA or the Code.
2.13Labor Matters.
(a)The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.
(b)The Company is in compliance, in all material respects, with all Legal Requirements and any applicable labor agreement respecting employment, employment practices, terms and conditions of employment, collective bargaining, worker classification (including the proper classification of workers as independent
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contractors or consultants), Tax declaration and withholding, withholding and payment, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, leave of absence, affirmative action, disability rights or benefits, employee privacy, immigration, occupational safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to employees: (i) has withheld and reported all amounts required by Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, compensation, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business).
2.14Company Contracts.
(a)Except for Excluded Contracts or as set forth in Part 2.14 of the Company Disclosure Schedule, no Acquired Company is a party to or is bound by:
(i)any Contracts identified or required to be identified in Part 2.8(b) or Part 2.8(c) of the Company Disclosure Schedule;
(ii)any Contract currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;
(iii)any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $500,000; or
(iv)any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquired Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Acquired Company.
(b)Company has made available in the Company’s online data room to Parent an accurate and complete copy of each Contract listed or required to be listed in Part 2.14(a) of the Company Disclosure Schedule (any such Contract, a “Company Contract”). Neither Company nor any of its Subsidiaries, nor to Company’s knowledge any other party to a Company Contract, has, since the Lookback Date, breached or violated in any respect or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Company Contracts, except in each case as would not, individually or in the aggregate, have a Company Material Adverse Effect. To the knowledge of Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach in any respect of any of the provisions of any Company Contract or (ii) give any Person the right to declare a default in any respect under any Company Contract, except in each case as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.
2.15Insurance.  The Company or its Subsidiaries maintain all policies of fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements and other forms of insurance (the “Company Insurance Policies”) in such amounts, with such deductibles and against such risks and losses that are reasonably adequate for the operation of the Company’s and its Subsidiaries’ businesses in all material respects. To Company’s knowledge, such Company Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Acquired Companies would, in accordance with good business practice, customarily insure. All premiums due and payable
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under such Company Insurance Policies have been paid on a timely basis and each Acquired Company is in compliance in all material respects with all other terms thereof. True, complete and correct copies, of such Company Insurance Policies, or summaries of all terms material thereof, have been made available to Parent in the Company’s online data room.
2.16Interested Party Transactions.  No event has occurred during the past three years that would be required to be reported by Company as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K, if Company were required to report such information in periodic reports pursuant to the Exchange Act, except to the extent set forth on Part 2.16 of the Company Disclosure Schedule.
2.17Disclaimer of Other Representations or Warranties.
(a)Except for the representations and warranties made by the Company in this Article 2, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Acquired Companies, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Acquired Companies hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Acquired Companies nor any other person makes or has made any representation or warranty to Parent or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Acquired Companies or their respective businesses or (ii) except for the representations and warranties made by the Company in this Article 2, any oral or written information presented to Parent or any of its affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)The Company acknowledges and agrees that neither Parent, Merger Sub, Spin Out Sub nor any other person has made or is making any express or implied representation or warranty other than those contained in Article 3.
2.18Bad Actor.  No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub, jointly and severally, represent and warrant to Company as follows (it being understood that each representation and warranty contained in this Article 3 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Article 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Parent Disclosure Schedule by reference to another part or subpart of the Parent Disclosure Schedule; and (c) any exception or disclosure set forth in any of the Parent SEC Documents prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature) or other part or subpart of the Parent Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty).
3.1Organization and Qualification.
(a)Part 3.1(a) of the Parent Disclosure Schedule identifies each Subsidiary of Parent and indicates its jurisdiction of organization. Neither Parent nor any of the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule. None of the Acquiring Companies has agreed or is obligated to make or is bound by any Contract under which it may become
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obligated to make, any future investment in or capital contribution to any other Entity, other than the Contribution.
(b)Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Parent and Merger Sub have all necessary corporate power and authority: (i) to conduct their businesses in the manner in which their businesses are currently being conducted; (ii) to own and use their assets in the manner in which their assets are currently owned and used; and (iii) to perform their obligations under all Contracts by which they are bound.
(c)Each of Parent and Merger Sub (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect.
(d)The copies of the Articles of Incorporation and Amended and Restated Bylaws of Parent which are incorporated by reference as exhibits to the Parent’s Annual Report on Form 10-K for the year ended December 31, 2019 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.
3.2Capital Structure.
(a)The authorized capital stock of Parent consists of 15,000,000 shares of Parent Common Stock, par value, $0.001, of which 11,846,795 shares are issued and outstanding as of the close of business on the day prior to the date hereof and 500,000 shares of Preferred Stock, par value $0.0001 per share (“Parent Preferred Stock”), of which 20,000,000 shares are designated as Series A Preferred Stock (“Parent Series A Preferred Stock”), none of which are issued or outstanding as of the date of this Agreement. No shares of capital stock are held in Parent’s treasury. All outstanding shares of Parent Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws.
(b)As of the date of this Agreement, Parent had reserved an aggregate of 1,200,000 shares of Parent Common Stock, for issuance to employees, consultants and non-employee directors pursuant to the Parent Stock Option Plans, under which (i) options were outstanding for an aggregate of 670,740 shares, and 520,000 shares of Parent Common Stock, were reserved for issuance to holders of warrants to purchase Parent Common Stock upon their exercise. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Part 3.2(b) of the Parent Disclosure Schedule lists each outstanding option to purchase shares of Parent Capital Stock (a “Parent Option”) and each outstanding warrant to purchase Parent Capital Stock (a “Parent Warrant”), the name of the holder of such Parent Option and Parent Warrant, the number of shares subject to such Parent Option and Parent Warrant, the exercise price of such Parent Option and Parent Warrant and, if applicable, the vesting schedule thereof (including any vesting acceleration provisions). Part 3.2(b) of the Parent Disclosure Schedule also lists for each holder of Parent Option, the state or other jurisdiction in which such holder currently resides. To Parent’s knowledge, no event or circumstance has occurred that would cause any Parent Preferred Stock Rights to become exercisable, or exchangeable for capital stock of Parent, and there is no, and there has never been, an Acquiring Person (as defined in the Rights Agreement) under the Rights Agreement. As of the date of this Agreement, there are 11,846,795 Parent Preferred Stock Rights outstanding. Other than the Parent Preferred Stock Rights, and except as set forth in this Part 3.2(b) of the Parent Disclosure Schedule, as of the date hereof, there are no, and Parent has no unfilled Contracts, promises or commitments to issue or grant any shares of Parent Capital Stock (or securities convertible into or exercisable for shares of Parent Capital Stock) or enter into any Contract to issue or grant any shares of Parent Capital Stock (or securities convertible into or exercisable for Parent Capital Stock) to which Parent is a party or by which Parent is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Parent Capital Stock or
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securities convertible into or exercisable for Parent Capital Stock, or obligating Parent to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any shares of Parent Capital Stock (or securities convertible into or exercisable for shares of Parent Capital Stock).
(c)The shares of Parent Common Stock issuable as Merger Consideration, upon issuance on the terms and conditions contemplated in this Agreement, would be duly authorized, validly issued, fully paid and non-assessable.
(d)Except as set forth in Part 3.2(d) of the Parent Disclosure Schedule: (i) none of the outstanding shares of Parent Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Parent Capital Stock are subject to any right of first refusal in favor of Parent; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Acquiring Companies having a right to vote on any matters on which the shareholders of Parent have a right to vote; (iv) there is no Contract to which the Acquiring Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Capital Stock. None of the Acquiring Companies is under any obligation or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Capital Stock or other securities.
3.3Authority; Non-Contravention; Approvals.
(a)Parent has the requisite corporate power and authority to enter into this Agreement and, subject to Parent Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions and the Spin Out (collectively, the “Parent Transactions”). The execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder and the consummation by Parent of the Parent Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to Parent Shareholder Approval, to adoption of this Agreement by Parent as sole stockholder of Merger Sub immediately following the execution hereof, filing of the Certificate of Conversion with the Secretary of State of the State of Delaware and the Articles of Conversion with the Secretary of State of the State of Nevada in connection with the Delaware Reincorporation and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority in voting power of the outstanding shares of Parent Common Stock outstanding on the applicable Record Date (“Parent Shareholder Approval”) is the only vote of the holders of any class or series of Parent Capital Stock necessary to adopt or approve the Parent Shareholder Approval Matters. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.
(b)Parent’s board of directors, by resolutions duly adopted by vote at a meeting of all directors of Parent duly called and held and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has, as of the date of this Agreement (i) approved this Agreement and the Merger, and determined that this Agreement and the Parent Transactions, including the Merger, are fair to, and in the best interests of Parent’s shareholders, and (ii) resolved to recommend that Parent’s shareholders approve the Parent Shareholder Approval Matters and directed that such matters be submitted for consideration of the shareholders of Parent at the Parent Shareholders’ Meeting. The board of directors of Merger Sub has approved and declared advisable this Agreement and the Merger and submitted this Agreement to Parent, as its sole stockholder for adoption thereby. Immediately following the execution of this Agreement, Parent in its capacity as the sole stockholder of Merger Sub, shall execute a written consent adopting this Agreement.
(c)The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent or Merger Sub will not, (i) conflict with or violate the Articles of Incorporation or Amended and Restated Bylaws of Parent or Merger Sub, (ii) subject to obtaining Parent Shareholder
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Approval and compliance with the requirements set forth in Section 3.3(d) below, conflict with or violate any Legal Requirement, order, judgment or decree applicable to Parent or Merger Sub or by which their respective properties are bound or affected, except for any such conflicts or violations that would not have a Parent Material Adverse Effect or would not prevent or materially delay the consummation of the Merger, or (iii) require an Acquiring Company to make any filing with or give any notice to or obtain any Consent from a Person pursuant to any Parent Contract, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent pursuant to, any Parent Contract, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect or prevent or materially delay the Merger.
(d)No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation of the Parent Transactions, except for (i) the filing with the SEC of any outstanding periodic reports due under the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing of the Proxy Statement/Prospectus/ Information Statement with the SEC in accordance with the Exchange Act and the declaration of effectiveness of the Registration Statement of which the Prospectus contained in the Proxy Statement/Prospectus/Information Statement forms a part and the satisfactory resolution of any SEC comments to the Proxy Statement or Information Statement contained in the Proxy Statement/Prospectus/Information Statement, (iv) the filing of Current Reports on Form 8-K with the SEC within four business days after the execution of this Agreement and the Closing Date, (v) the filing of the Articles of Conversion with the Secretary of State of the State of Nevada and the Certificate of Conversion with the Secretary of State of the State of Delaware in accordance with Section 5.25, (vi) the filing of an amendment to the Parent Amended and Restated Articles to effect the Reverse Stock Split and increase the number of authorized shares of Parent Common Stock, and (vii) such approvals as may be required under applicable state securities or “blue sky” laws or the rules and regulations of Nasdaq or other applicable national securities exchange or over-the-counter market.
3.4Anti-Takeover Statutes Not Applicable.  The board of directors of Parent has taken all actions so that no state takeover statute or similar Legal Requirement applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other Parent Transactions. The board of directors of Parent has taken all action necessary to render inapplicable to this Agreement and the Parent Transactions by Sections 78.378 to 78.3793 of the Nevada Revised Statutes (the “NRS”).
3.5SEC Filings; Parent Financial Statements; No Undisclosed Liabilities.
(a)Parent has made available to Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with or furnished by Parent to the SEC (the “Parent SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. All Parent SEC Documents have been timely filed and, as of the time a Parent SEC Document was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to the Parent SEC Documents required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) is accurate and complete in all material respects (the “Certifications”), and complied as to form and content in all material respects with all applicable Legal Requirements in effect at the time such Certification was filed with or furnished to the SEC. As used in this
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Section 3.5, the term “file” and variations thereof will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
(b)Except as set forth in Part 3.5(b) of the Parent Disclosure Schedule, from the Lookback Date through the date hereof, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on Nasdaq. Parent has not disclosed any unresolved comments in its SEC Documents.
(c)Since the Lookback Date, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Parent, the board of directors of Parent or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.
(d)Except as set forth on Part 3.5(d) of the Parent Disclosure Schedule, Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of Nasdaq.
(e)Parent and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files, submits or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.
(f)The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents (the “Parent Financials”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present in all material respects the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations and cash flows of Parent for the periods covered thereby. Parent has not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of SEC Regulation S-K). Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s Financials in accordance with GAAP. The books of account and other financial records of Parent are true and complete in all material respects.
(g)Neither Parent nor any of its Subsidiaries has any Liabilities, except Liabilities (i) identified in the Parent Financials, (ii) Transaction Costs that are paid prior to the Effective Time or assumed by Spin Out Sub, or (iii) incurred in the ordinary course of business, consistent with past practice since the date of the most recent Parent Financials, and which are neither material to Parent nor a Liability for breach of contract, tort, or non-compliance with any Legal Requirements.
3.6Absence Of Certain Changes Or Events.  Since the date of the most recent period report on Form 10-Q filed by Parent with the SEC through the date of this Agreement, each of the Acquiring Companies has conducted its business in the ordinary course of business consistent with past practice, and there has not been: (a) any event that has had a Parent Material Adverse Effect or (b) any other action, event or occurrence that would have required the consent of Company pursuant to Section 4.2 of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement, or (c) incurred any Indebtedness for borrowed money.
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3.7Taxes.
(a)Each of the income and other material Tax Returns that any Acquiring Company was required to file under applicable Legal Requirements: (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all material respects. All material Taxes due and payable by an Acquiring Company have been timely paid, except to the extent such amounts are being contested in good faith by the Acquiring Company or are properly reserved for on the books or records of the Acquiring Company. No extension of time with respect to any date on which a Tax Return was required to be filed by an Acquiring Company is in force (except for any automatic extensions for which approval of a Governmental Body was not required, or where such Tax Return was filed), and no waiver or agreement by or with respect to an Acquiring Company is in force for the extension of time for the payment, collection or assessment of any Taxes. There are no liens for Taxes on any asset of an Acquiring Company other than Permitted Encumbrances. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Parent or its Subsidiaries which has not been fully paid or adequately reserved or reflected in the SEC Documents.
(b)All material Taxes that an Acquiring Company has been required to collect or withhold have been collected or withheld and, to the extent required by applicable Legal Requirements when due, have been paid to the proper Governmental Body.
(c)No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Acquiring Company with any taxing authority or issued by any taxing authority to an Acquiring Company. There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to an Acquiring Company that are, or if issued would be, binding on any Acquiring Company.
(d)No Acquiring Company is a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in a Contract). No Acquiring Company has any liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.
(e)Other than the Subsidiaries identified in Part 3.1(a) of the Parent Disclosure Schedule, Parent does not have any direct or indirect interest in any trust, partnership, corporation, limited liability company, or other “business entity” for United States federal income tax purposes. Each Acquiring Company is and always has been a corporation taxable under subchapter C of the Code for United States federal income tax purposes and has had comparable status under the Legal Requirements of any state, local or non-U.S. jurisdiction in which it was required to file any Tax Return at the time it was required to file such Tax Return. None of the Acquiring Companies is a “controlled foreign corporation” within the meaning of Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code.
(f)No Acquiring Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Parent has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.
(g)Each Acquiring Company is not (and has not been for the five-year period ending at the Effective Time) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.
(h)No Acquiring Company has a permanent establishment, as defined in any applicable Tax treaty, in a country other than the country in which it is organized.
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(i)No Acquiring Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code in the two years prior to the date of this Agreement.
(j)No Acquiring Company has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368 of the Code. No Acquiring Company is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.
3.8Intellectual Property.
(a)Part 3.8(a)(i) of the Parent Disclosure Schedule lists, as of the date hereof, all of the Patent Rights and all registered Trademark Rights owned solely by any Acquiring Company, excluding Patent Rights and all registered Trademark Rights that will be transferred to Spin Out Sub in the Spin Out, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number. Part 3.8(a)(ii) of the Parent Disclosure Schedule lists, as of the date hereof, all of the Patent Rights and all registered Trademark Rights in which any Acquiring Company has any co-ownership interest, other than those owned solely by an Acquiring Company and Patent Rights and all registered Trademark Rights that will be transferred to Spin Out Sub, setting forth in each case, as applicable, the jurisdictions in which such patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number. Part 3.8(a)(iii) of the Parent Disclosure Schedule lists, as of the date hereof, all of the third party Patent Rights and registered Trademark Rights in which an Acquiring Company has any exclusive right, title or interest, other than those owned solely or co-owned by an Acquiring Company and excluding Patent Rights and all registered Trademark Rights that will be transferred to Spin Out Sub prior to the Spin Out.
(b)Part 3.8(b) of the Parent Disclosure Schedule lists all Contracts in effect as of the date of this Agreement under which any third party has licensed, granted or conveyed to any Acquiring Company any right, title or interest in or to any Parent IP Rights where the license, grant or conveyance of such right, title or interest, individually or in the aggregate, is material to an Acquiring Company taken as a whole, and excluding any Excluded Contracts and Contracts that will be transferred to Spin Out Sub prior to the Spin Out. To Parent’s knowledge, there are no breaches or defaults of, or any disputes or threatened disputes concerning, any of such Contracts.
(c)Part 3.8(c) of the Parent Disclosure Schedule lists all Contracts in effect as of the date of this Agreement under which an Acquiring Company has licensed, granted or conveyed to any third party any right, title or interest in or to any Parent IP Rights (collectively, “Parent Out Licenses”) where the license, grant or conveyance of such right, title or interest, individually or in the aggregate, is material to the Parent and its Subsidiaries taken as a whole, other than Excluded Contracts and Contracts that will be transferred to Spin Out Sub prior to the Spin Out. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to the Parent’s knowledge, there are no breaches or defaults of, or any disputes or threatened disputes concerning, any of such Contracts.
(d)The Acquiring Companies own, co-own or otherwise possess legally enforceable rights in and to all Parent IP Rights, free and clear (in the case of Parent IP Rights that are solely owned by an Acquiring Company) of all Encumbrances. The Parent IP Rights that are owned or co-owned by an Acquired Company or exclusively licensed to an Acquiring Company (collectively, “Parent Owned IP Rights”) are subsisting, and, to the Company’s knowledge, not invalid or unenforceable. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no third party is overtly challenging in writing the right, title or interest of an Acquiring Company in, to or under the Parent Owned IP Rights, or the validity, enforceability or claim construction of any Patent Rights owned or co-owned or exclusively licensed to an Acquiring Company, and there is no opposition, cancellation, proceeding, objection or claim pending with regard to any Parent Owned IP Rights and the Parent Owned
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IP Rights are not subject to any outstanding order, judgment, decree or agreement materially and adversely affecting the Acquiring Companies’ use thereof or their rights thereto. To the knowledge of Parent, no valid basis exists for any of the foregoing challenges or claims.
(e)Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to the Parent’s knowledge, there are no breaches or defaults of, or any disputes or threatened disputes concerning, any Contracts in effect as of the date of this Agreement under which an Acquiring Company has licensed, granted or conveyed to any third party any right, title or interest in or to any Parent IP Rights.
(f)Each Acquiring Company has taken reasonable measures to protect and maintain the confidentiality of the Trade Secrets included in the Parent Owned IP Rights. All current and former officers and employees of, and consultants and independent contractors to, each Acquiring Company who have contributed to the creation or development of any material Parent IP Rights owned or co-owned by an Acquiring Company have assigned all of their respective ownership rights in such IP Rights to such Acquiring Company, and have executed and delivered to such Acquiring Company an agreement regarding the assignment to such Acquiring Company, of any IP Rights arising from services performed for such Acquiring Company by such Persons, the current forms of which agreements have been made available in a data room or otherwise for review by Company or its advisors, except where the absence of that agreement would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(g)Except as would not reasonably be expected to have, individually, or in the aggregate, a Parent Material Adverse Effect, to the knowledge of Parent, with respect to third party Patent Rights and Trademark Rights that are valid and enforceable as of the date hereof, none of the Acquiring Companies or any of their respective current activities or products violates or otherwise conflicts with, or has infringed, misappropriated or violated any IP Rights of any third party, and no Acquiring Company has received any written notice nor are any of them subject to any actual, or to the knowledge of Parent, threatened proceedings, claiming or alleging any of the foregoing.
(h)Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to the knowledge of Parent, no Parent Owned IP Rights are being infringed, misappropriated or unlawfully used by any third party nor has a third party previously infringed, misappropriated or unlawfully used any such Parent Owned IP Rights.
(i)To the knowledge of Parent, no funding, facilities, or personnel of any Governmental Body or any public or private university, college or other educational or research institution were used by any Acquiring Company to develop or create, in whole or in part, any Parent Owned IP Rights, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(j)Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, the Acquiring Companies (i) maintains commercially reasonable policies regarding privacy and data protection, as applicable, and information security, with respect to their collection, use, and disclosure of Personal Data (each, a “Parent Privacy Policy”); (ii) are in compliance in all material respects with (A) each applicable Parent Privacy Policy and (B) all applicable Legal Requirements pertaining to privacy, data protection, and information security with respect to the Acquiring Companies’ collection, use, and disclosure of Personal Data; and (iii) take commercially reasonable steps to protect such Personal Data they maintain on their systems from unauthorized access and acquisition. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, to the knowledge of Parent as of the date of this Agreement, the Acquiring Companies have not at any time since the Lookback Date suffered any security breach of any of their systems resulting in any unauthorized access to, or acquisition of, any Personal Data stored on such systems.
3.9Compliance with Legal Requirements.
(a)Neither Parent nor any of its Subsidiaries, since the Lookback Date, has been or currently is, in conflict with any Legal Requirement, order, judgment or decree applicable to Parent or any of its Subsidiaries or by
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which its or any of their respective properties is bound or affected, except in each case as would not, individually or in the aggregate, have a Parent Material Adverse Effect. To the knowledge of Parent, no investigation or review by any Governmental Body is pending or threatened in writing against Parent or its Subsidiaries relating to any actual or alleged violation by Parent or any of its Subsidiaries with any Legal Requirement, nor has any Governmental Body indicated to Parent or any of its Subsidiaries in writing an intention to conduct the same.
(b)Parent holds all permits, licenses, registrations, authorizations, notices, variances, exemptions, orders and approvals from Governmental Bodies which are material to the operation of the business of Parent and its Subsidiaries taken as a whole (collectively, the “Parent Permits”). Parent and its Subsidiaries are in compliance in all material respects with the terms of the Parent Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Parent, threatened, which seeks to revoke or limit any Parent Permit.
(c)To the knowledge of Parent, the Acquiring Companies and Persons acting in concert with and on behalf of Parent:
(i)have not used in any capacity the services of any individual or entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules or regulations; and
(ii)have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules regulations.
(d)None of the Acquiring Companies, and (to the knowledge of Parent) no Representative of any of the Acquiring Companies on their behalf with respect to any matter relating to any of the Acquiring Companies, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.
(e)No product or product candidate manufactured, tested, distributed, held or marketed by or on behalf of Parent or Acquiring Companies has, since the Lookback Date, been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise). All products and product candidates have been manufactured, tested, distributed, labeled, stored, packaged, promoted, and marketed in compliance in all material respects with the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Dietary Supplement Health and Education Act of 1994 (“DSHEA”), and all regulations, rules, guidance, and policies promulgated by the Food and Drug Administration (“FDA”) and Federal Trade Commission (“FTC”). At no time since the Lookback Date has any of Parent and Acquiring Companies received written notice that any Governmental Body or comparable body has commenced, or threatened to initiate, any proceeding seeking the recall, market withdrawal, suspension or withdrawal of approval, or seizure of any such product or product candidate. Parent and Acquiring Companies have, prior to the execution of this Agreement, provided or made available to Company all material communications and correspondences with any Governmental Body regarding an alleged, actual, or potential violation of applicable Legal Requirements, including such material communications with the FDA or FTC.
(f)None of Parent nor Acquiring Companies, or to the knowledge of the Parent, Persons acting in concert with or on behalf of Parent or Acquiring Companies or any officers, employees or agents of the same, has with respect to any product that is manufactured, tested, distributed, held or marketed by or on behalf of Parent or any Acquiring Companies since the Lookback Date made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to
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provide a basis for FDA or other Governmental Body to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any other Governmental Body to invoke any similar policy.
(g)All clinical studies related to Parent or Acquiring Companies’ products or product candidates, conducted by or on behalf of Parent or Acquiring Companies since the Lookback Date have been, or are being, conducted in all material respects in compliance with the applicable requirements of Good Clinical Practice and current Good Manufacturing Practice requirements and pursuant to study protocols and procedures approved by an institutional review board or similar regulatory body.
3.10Legal Proceedings; Orders.
(a)Except as set forth in Part 3.10(a) of the Parent Disclosure Schedule, there is no pending Legal Proceeding, and (to the knowledge of Parent) no Person has threatened in writing to commence any Legal Proceeding: (i) that involves any of the Acquiring Companies, any business of any of the Acquiring Companies or any of the assets owned, leased or used by any of the Acquiring Companies; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Parent Transactions. None of the Legal Proceedings identified in Part 3.10(a) of the Parent Disclosure Schedule has had or, if adversely determined, would reasonably be expected to have or result in a Parent Material Adverse Effect.
(b)There is no Order to which any of the Acquiring Companies, or any material assets owned or used by any of the Acquiring Companies, is subject.
3.11Brokers’ And Finders’ Fees.  Except as set forth in Part 3.11 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Parent Transactions based upon arrangements made by or on behalf of any of the Acquiring Companies.
3.12Employee Benefit Plans.
(a)Part 3.12(a) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each Parent Employee Plan. Neither Parent nor, to the knowledge of Parent, any other person or entity, has made any commitment to modify, change or terminate any Parent Employee Plan, other than with respect to a modification, change or termination required by Legal Requirements. There are no loans by Parent to any of its officers, employees, contractors or directors outstanding on the date hereof, except pursuant to loans under any Parent Employee Plan intended to qualify under Section 401(k) of the Code, and there have never been any loans by Parent subject to Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
(b)Parent has made available to Company true and complete copies of each of Parent Employee Plan and related plan documents, including trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests (including 401(k) and 401(m) tests) for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto. With respect to each Parent Employee Plan that is subject to ERISA reporting requirements, Parent has made available in a data room for review by Company copies of the Form 5500 reports filed for the last three (3) plan years. Parent has made available for review by Company the most recent Determination Letter issued with respect to each such Parent Employee Plan, and to Parent’s knowledge, nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any Parent Employee Plan subject to Code Section 401(a). Parent has made available in a data room for review by Company all filings made by Parent or any ERISA Affiliate of Parent with any Governmental Body with respect to any Parent Employee Plan to the extent relevant to any ongoing obligation or liability of Parent, including any filings under the IRS’ Employee Plans Compliance
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Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program.
(c)Each Parent Employee Plan has been, in all material respects, established and maintained in accordance with its terms and in compliance with all Legal Requirements, including but not limited to ERISA or the Code. Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination. For each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event, condition or circumstance that has adversely affected or is reasonably likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Plan that would reasonably be expected to result in any material liability. There are no current actions, suits or claims pending, or, to the knowledge of the Company, threatened in writing (other than routine claims for benefits) against any Parent Employee Plan or against the assets of any Parent Employee Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened in writing by any Governmental Body with respect to any Parent Employee Plan. The Company is not subject to any penalty or tax with respect to any Parent Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made or otherwise provided for in all material respects all contributions and other payments required by and due under the terms of each Parent Employee Plan.
(d)Neither Parent nor any Parent ERISA Affiliate has maintained, established, sponsored, participated in or contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. Neither Parent nor any Parent ERISA Affiliate has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.
(e)Neither Parent nor any Parent ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that is governed by ERISA and that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).
(f)With respect to each Parent Employee Plan, Parent is in material compliance with (i) the applicable health care continuation and notice provisions of COBRA and the regulations thereunder or any state Legal Requirement governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the HIPAA; and (iv) the applicable requirements of the Cancer Rights Act of 1998. Parent has no material unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state Legal Requirement governing health care coverage extension or continuation.
(g)Each Parent Employee Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated in good faith compliance with, or is otherwise exempt from, Section 409A of the Code. No outstanding stock right (as defined in Treasury Regulation 1.409A-1(l)) has been granted to any active, retired or former employees, directors or consultants that (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the board of directors of Parent in good faith, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of
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the Code). No compensation payable by any of the Acquired Companies or any of the ERISA Affiliates will be or has been reportable as nonqualified deferred compensation in the gross income of any individual or entity as a result of the operation of Section 409A of the Code that would be subject to the excise and penalty taxes arising thereunder.
(h)Other than as specifically contemplated by this Agreement or as otherwise required under applicable Legal Requirements, consummation of the Merger will not (i) entitle any current or former employee or other service provider of Parent or any Parent ERISA Affiliate to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits), except as expressly provided in Part 3.12(a) of the Parent Disclosure Schedule; (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; (iv) result in any obligation to fund future benefits under any Parent Employee Plan; or (v) result in the imposition of any restrictions with respect to the amendment or termination of any of Parent Employee Plans. No benefit payable or that may become payable by Parent pursuant to any Parent Employee Plan in connection with the Parent Transactions or as a result of or arising under this Agreement will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. Each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent other than ordinary administration expenses typically incurred in a termination event.
(i)Parent is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Parent that, individually or in the aggregate, would reasonably be expected to give rise to the payment of any material amount that would be subject to the deductibility limits of Section 404 of the Code.
(j)Parent does not sponsor, contribute to or have any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non–resident aliens with no United States source income outside of the United States.
(k)With respect to each Parent Employee Plan that is an “employee welfare benefit plan” within the meaning of Section 3(2) of ERISA, other than any health care reimbursement plan under Section 125 of the Code, all claims incurred (including claims incurred but not reported) by employees, former employees and their dependents thereunder for which Parent is, or will become, liable are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with an HMO pursuant to which the HMO bears the liability for such claims, or (iii) reflected as a liability or accrued for on the most recent Parent Financials on file with the SEC.
3.13Labor Matters.
(a)Except as disclosed in Part 3.13(a) of the Parent Disclosure Schedule, the Parent is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.
(b)Parent is in compliance, in all material respects, with all Legal Requirements and any applicable labor agreement respecting employment, employment practices, terms and conditions of employment, collective bargaining, worker classification (including the proper classification of workers as independent contractors or consultants), Tax declaration and withholding, withholding and payment, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, leave of absence, affirmative action, disability rights or benefits, employee privacy, immigration, occupational safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to employees: (i) has withheld and reported all amounts required by Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, compensation, severance pay or any Taxes or any penalty for failure to comply with any
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of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business).
3.14Parent Contracts.
(a)Except for Excluded Contracts, Contracts that will be transferred to Spin Out Sub prior to the Spin Out on the Closing Date, or as set forth in the most recent exhibit list on Parent’s Form 10-K for the year ended December 31, 2019 or Parts 3.8(e) or 3.14 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or is bound by:
(i)any management, employment, severance, retention, transaction bonus, change in control, material consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (i) Parent or any Parent ERISA Affiliate; and (ii) any current or former employees, directors or consultants of Parent or any Parent ERISA Affiliate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements or, in the case of consulting agreements, following the notice period required in the Contract) without any obligation on the part of Parent or any Parent ERISA Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by Parent or any Parent ERISA Affiliate under applicable non-U.S. Legal Requirements;
(ii)any Contracts identified or required to be identified in Part 3.8(b), or Part 3.8(c) of the Parent Disclosure Schedule;
(iii)any Contract with any distributor, reseller or sales representative with an annual value in excess of $100,000;
(iv)any Contract with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to Parent in relation to the manufacture of the Parent’s products or product candidates with an annual value in excess of $100,000;
(v)any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Parent Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Parent Transactions;
(vi)any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Parent or any of its Subsidiaries and any of its officers or directors;
(vii)any Contract imposing any restriction on the right or ability of any Acquiring Company or that would by the terms of the Contract would impose any restriction on the right or ability of any Acquired Company: (i) to compete with any other Person; (ii) to acquire any product or other asset or any services from any other Person; (iii) to solicit, hire or retain any Person as a director, an officer or other employee, a consultant or an independent contractor; (iv) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (v) to perform services for any other Person; or (vi) to transact business with any other Person;
(viii)any Contract currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;
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(ix)any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;
(x)any joint marketing or development agreement;
(xi)any commercial Contract that would reasonably be expected to have a material effect on the ability of Parent to perform any of its material obligations under this Agreement, or to consummate any of the Parent Transactions, that is not set forth on Part 3.14(a) of the Parent Disclosure Schedule;
(xii)any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquiring Company; (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Acquiring Company; or (C) contains most favored nation pricing provisions with any third party or any requirements or minimum purchase obligations of any Acquiring Company;
(xiii)any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 or more in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate other than any arrangement or agreement expressly contemplated or provided for under this Agreement;
(xiv)any Contract that does not allow Parent or Subsidiary to terminate the Contract for convenience with no more than sixty (60) days prior notice to the other party and without the payment of any rebate, chargeback, penalty or other amount to such third party in connection with any such termination in an amount or having a value in excess of $100,000 in the aggregate; or
(xv)that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).
(b)Parent has delivered to Company an accurate and complete copy of each Contract listed or required to be listed in Part 3.14 of the Parent Disclosure Schedule (any such Contract, including any Contract that would be listed in Part 3.14 but for its inclusion in the most recent exhibit list of Parent’s Form 10-K for the year ended December 31, 2019, a “Parent Contract”). Neither Parent nor any of its Subsidiaries, nor to Parent’s knowledge any other party to a Parent Contract, has, since the Lookback Date, breached or violated in any respect or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Parent Contracts, except in each case as would not, individually or in the aggregate, have a Parent Material Adverse Effect. To the knowledge of Parent, no event has occurred, and, no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach in any respect of any of the provisions of any Parent Contract or (ii) give any Person the right to declare a default in any respect under any Parent Contract, except in each case as would not, individually or in the aggregate, have a Parent Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.
3.15Insurance. Part 3.15 of the Parent Disclosure Schedule sets forth each material insurance policy to which Parent or its Subsidiaries is a party that will remain with Parent following the Spin Out (the “Parent Insurance Policies”).  The Acquiring Companies maintain all Parent Insurance Policies in such amounts, with such deductibles and against such risks and losses that are reasonably adequate for the operation of the Acquiring Companies businesses in all material respects. As of the date of this Agreement, and to Parent’s knowledge, such Parent Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Acquiring Companies would, in accordance with good business practice, customarily insure. To Parent’s knowledge, no notice of cancellation has been given with respect to any such policy since the Lookback Date, and there is no existing default or event, with the giving of notice or lapse of time or both, that would constitute a default by any insured
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thereunder. All premiums due and payable under such Parent Insurance Policies have been paid on a timely basis and each Acquiring Company is in compliance in all material respects with all other terms thereof.  True, complete and correct copies, of such Parent Insurance Policies, or summaries of all terms material thereof, have been made available to the Company.
3.16Interested Party Transactions.  Except as set forth in the SEC Documents, no event has occurred that would be required to be reported by Parent as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K.
3.17Shell Company Status.  Except as set forth on Section 3.17 of the Parent Disclosure Schedule, Parent is not, and has never been, an issuer identified in Rule 144(i)(1)(i) of the Securities Act.
3.18Valid Issuance.  The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement be validly issued, fully paid and nonassessable.
3.19Disclaimer of Other Representations or Warranties.
(a)Except for the representations and warranties made by Parent and Merger Sub in this Article 3, neither Parent, Merger Sub nor any other person makes any express or implied representation or warranty with respect to Parent and Merger Sub, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent, Merger Sub nor any other person makes or has made any representation or warranty to the Company or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent and Merger Sub or their respective businesses or (ii) except for the representations and warranties made by the Company in this Article 3, any oral or written information presented to the Company or any of its affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Parent Transactions.
(b)Parent and Merger Sub acknowledge and agree that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article 2.
ARTICLE 4
CONDUCT OF BUSINESS PENDING THE MERGER
4.1Conduct of Company Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time (the “Pre-Closing Period”), Company agrees, except to the extent that Parent consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), as set forth on Part 4.1 of the Company Disclosure Schedule, as expressly permitted by this Agreement (including with respect to the Pre-Closing Financing) or by applicable Legal Requirements, to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement (including in connection with any Pre-Closing Financing), without obtaining the written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, the Company will not, and will not permit its Subsidiaries to, do any of the following:
(a)other than in connection with a Pre-Closing Financing and other than any amendment stating that the allocation of consideration pursuant to this Agreement satisfies any applicable provisions of its articles of incorporation, amend or otherwise change its articles of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;
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(b)issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership or economic interest or “phantom” equity interest, except for the issuance of shares of Company Capital Stock issuable pursuant to stock options granted prior to the date hereof under currently existing employee stock option plans or pursuant to outstanding warrants, convertible notes, or other rights to convert into or exercise for shares of Company Capital Stock, in each case, outstanding as of the date hereof; and the issuance of any securities of the Company in connection with a Pre-Closing Financing (including securities issued upon conversion of any securities issued in connection with a Pre-Closing Financing);
(c)redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Company Capital Stock or other securities of the Company (other than pursuant a repurchase right in favor of the Company with respect to unvested shares at no more than cost);
(d)(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries (except pursuant to any Contract to which an Acquired Company is a party as of the date of this Agreement), or propose to do any of the foregoing;
(e)take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures; or
(f)take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (e) above.
4.2Conduct of Parent Business.  During the Pre-Closing Period, Parent agrees, except to the extent that Company consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), as set forth on Part 4.2 of the Parent Disclosure Schedule, as expressly permitted or contemplated by this Agreement or by applicable Legal Requirements, to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement, without obtaining the written consent of Company, which shall not be unreasonably withheld, conditioned or delayed, Parent will not, and will not permit its Subsidiaries to, do any of the following:
(a)except for the filing of an amendment to the Parent Amended and Restated Articles to effect the Reverse Stock Split and increase the number of authorized shares of Parent Common Stock, amend or otherwise change its articles of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise, or form any subsidiary (other than the Spin Out Sub to be formed);
(b)issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, including pursuant to the ATM Program, other than the shares of common stock to be issued as Merger Consideration, the issuance of shares of common stock issuable pursuant to stock options under currently existing employee stock option plans or pursuant to outstanding warrants or other rights to convert into or exercise for shares of common stock, in each case outstanding as of the date hereof and solely to the extent
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such issuances comply with all applicable Legal Requirements and would not require public disclosure by Parent of material nonpublic information that Parent would not otherwise be obligated to disclose or that is not reasonably available;
(c)redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Parent Capital Stock, other than as may be required by the Reverse Stock Split;
(d)incur any Indebtedness or sell, pledge, dispose of or create an Encumbrance over any assets, except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, and (ii) dispositions of obsolete or worthless assets;
(e)accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any Parent Stock Option Plan, Contract or this Agreement or as may be required by applicable Legal Requirements;
(f)(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except the Spin Out Sub Dividend and except that a wholly owned Subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries (except pursuant to any Contract to which an Acquiring Company is a party as of the date of this Agreement), or propose to do any of the foregoing;
(g)sell, assign, transfer, license, sublicense or otherwise dispose of any material Parent IP Rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);
(h)(i) acquire by merger, consolidation, or acquisition of stock or assets any corporation, partnership or other business organization or division thereof or any other material property or assets, or allow any material property or assets to become subject to any Encumbrance; (ii) enter into, terminate or amend any material terms of any Parent Contract or grant any release or relinquishment of any material rights under any Parent Contract; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000, taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.2(h);
(i)(A) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer (except for officers who are terminated on an involuntary basis), employee or consultant; and (B) establish, adopt, enter into, amend or pay any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, change of control or other plan, agreement, trust, fund, policy, payment, benefit or arrangement of or to any director, officer, consultant or employee, except for bonus awards that will be Liabilities of Spin Out Sub upon the completion of the Parent Transactions;
(j)take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;
(k)make or change any material tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;
(l)pay, discharge, satisfy, modify or renegotiate any material claims or liabilities, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the financial statements of Parent, or payments, discharges or satisfactions made in the ordinary course of business and consistent with past practice;
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(m)enter into any material partnership arrangements, joint development agreements or strategic alliances;
(n)fail to maintain or renew any Parent Permit;
(o)initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration;
(p)except as would not be material to Parent, incur any Liabilities, dispose of any assets or otherwise take any actions other than in the ordinary course of business consistent with past practice, which Liabilities, for the avoidance of doubt, shall be assumed by Spin Out Sub pursuant to the Spin Out; or
(q)take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(p) above.
ARTICLE 5
ADDITIONAL AGREEMENTS
5.1Registration Statement; Proxy Statement/Prospectus/Information Statement.
(a)As promptly as practicable after the date of this Agreement the Parties shall prepare and Parent shall cause to be filed with the SEC the Proxy Statement/Prospectus/Information Statement and the Parties shall prepare and Parent shall cause to be filed with the SEC the Form S-4 Registration Statement, which will include a prospectus to be included in the Proxy Statement/Prospectus/Information Statement.
(b)Parent covenants and agrees that the Proxy Statement/Prospectus/Information Statement, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith), will not, at the time that the Proxy Statement/Prospectus/Information Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to the shareholders of Parent, at the time of the Parent Shareholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no covenant, representation or warranty with respect to statements made in the Proxy Statement/Prospectus/Information Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information furnished in writing by Company specifically for inclusion therein or otherwise reflects information about the Company or any Acquired Company or regarding the planned business of the Parent or Company following the Effective Time. The Company makes no covenant, representation or warranty with respect to statements made in the Proxy Statement/Prospectus/Information Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), other than with respect to the information provided by the Company or any of its Representatives for inclusion therein or otherwise reflects information about the Company or any Acquired Company or regarding the planned business of the Parent or Company following the Effective Time and the filing containing such information has been approved by the Company. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Form S-4 Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Form S-4 Registration Statement, prior to the filing thereof with the SEC. Each of the Parties shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Proxy Statement/Prospectus /Information Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Parent shall use commercially reasonable efforts to cause the Proxy Statement/Prospectus/Information Statement to be mailed to Parent’s shareholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any
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event relating to Parent or the Company occurs, or if Parent or the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement/Prospectus/ Information Statement, then Parent or the Company, as applicable, shall promptly inform the other party thereof and shall cooperate with one another in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Parent’s shareholders. No filing of, or amendment or supplement to, the Form S-4 Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement / Prospectus / Information Statement will be made by Parent, in each case, without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed. The Proxy Statement / Prospectus / Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock pursuant to this Agreement. Company and Parent shall each use commercially reasonable efforts to cause the Proxy Statement/Prospectus/Information Statement to comply with applicable federal and state securities laws requirements.
(c)Company shall reasonably cooperate with Parent and provide, and require its Representatives, advisors, accountants, auditors and attorneys to provide, Parent and its Representatives, advisors, accountants, auditors and attorneys, with all true, correct and complete information regarding Company that is required by law to be included in the Form S-4 Registration Statement or reasonably requested from Company to be included in the Form S-4 Registration Statement. Without limiting the foregoing, Company will use commercially reasonable efforts to cause to be delivered to Parent a letter of Company’s independent accounting firm, dated no more than two (2) Business Days before the date on which the Form S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 Registration Statement.
(d)Following the final determination of the Exchange Ratio in accordance with Section 1.10, Parent and the Company shall mutually agree on the form and substance of a press release setting forth the anticipated Exchange Ratio as of the anticipated Closing Date (the “Exchange Ratio Announcement”), which the parties shall cause to be publicly disclosed (and which Parent shall file on Form 8-K) no later than two (2) Business Days prior to the Parent Shareholders’ Meeting.
5.2Company Information Statement; Stockholder Written Consent.
(a)Promptly after the Form S-4 Registration Statement shall have been declared effective under the Securities Act, and in any event no later than 11:59 PM on the date of the Parent Shareholders’ Meeting, the Company shall use commercially reasonable efforts to obtain the approval by written consent from certain of those Company stockholders sufficient for the Required Company Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL (“Company Stockholder Written Consent”) for purposes of (i) adopting this Agreement and approving the Merger, and all other Transactions (ii) acknowledging that the approval given thereby is irrevocable and that such Company Stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of Delaware Law, a copy of which was attached thereto, and that such Company Stockholder has received and read a copy of Section 262 of Delaware Law, and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its Company Capital Stock under Delaware Law (collectively, the “Company Stockholder Matters”). Without the prior written approval of Parent (not to be unreasonably withheld, conditioned or delayed), the Company Stockholder Written Consent shall not include any other approval or consent other than with respect to the Company Stockholder Matters and other any ancillary or related approvals customary or required in connection therewith. Subject to the terms of the Company Voting Agreement applicable to any Company Stockholder signatory thereto, the Company Stockholder Written Consent shall provide that such consent may be revoked by any signatory thereto until such time as the Parent Shareholders’ Meeting has concluded.
(b)Company agrees that, subject to Section 5.2(c): (i) Company’s Board of Directors shall recommend that Company’s stockholders vote to adopt and approve this Agreement and the Merger and shall use
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commercially reasonable efforts to solicit such approval within the time set forth in Section 5.2(a) (the recommendation of Company’s Board of Directors that Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”); (ii) the Proxy Statement/Prospectus/Information Statement will include the Company Board Recommendation; and (iii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Board of Directors of Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.
(c)Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the approval of the Company Stockholders Matters by the Required Company Stockholder Vote, the Company Board Recommendation may be withdrawn or modified (a “Company Change in Recommendation”) if the board of directors of Company concludes in good faith, after having consulted with the Company’s outside legal counsel and financial advisors, that (x) as a result of Company’s receipt of an Acquisition Proposal that does not result from a violation of Section 5.12 that constitutes a Superior Offer, or (y) as a result of a material development or change in circumstances (other than an Acquisition Proposal) that affects the business, assets or operations of Company that occurs or arises after the date of this Agreement and that was neither known to Company or its board of directors nor reasonably foreseeable as of the date of this Agreement (a “Company Intervening Event”), and in each case the withdrawal or modification of the Company Board Recommendation is required in order for the board of directors of Company to comply with its fiduciary obligations to Company’s stockholders under applicable Legal Requirements; provided, however, that prior to Company taking any action permitted under this Section 5.2(c), Company shall provide Parent with four (4) Business Days’ prior written notice advising Parent that it intends to effect such withdrawal or modification to the Company Board Recommendation and specifying, in reasonable detail, the reasons therefor (including, in the case of a Company Acquisition Proposal, the information required by Section 5.12(b) and, in the case of a Company Intervening Event, the material facts and circumstances related to the applicable Company Intervening Event), and during such four (4) business day period, (i) Company shall negotiate, and cause its Representatives to negotiate, with Parent in good faith (to the extent Parent wishes to negotiate) to enable Parent to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for Company’s board of directors to effect such withdrawal or modification, and (ii) Company shall consider in good faith any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect such withdrawal or change of the Company Board Recommendation.
5.3Parent Shareholders’ Meeting.
(a)Parent shall (i) take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock (such meeting, the “Parent Shareholders’ Meeting”) to vote on the (A) Merger, (B) issuance of Parent Common Stock in the Merger, (C) Parent Amended and Restated Charter and Parent Amended and Restated Bylaws, (D) Spin Out, (E) change of control of Parent resulting from the Merger and the Spin Out pursuant to rules of Nasdaq, (F) Reverse Stock Split, (G) increase in the number of authorized shares of Parent to an amount to be determined by the Company, (H) 2020 Equity Incentive Plan of Parent, and if required by the Company, the 2020 Employee Stock Purchase Plan of Parent, each in the form provided by the Company, in each case such adoption to be effective upon consummation of the Merger and (I) Delaware Reincorporation (collectively, the “Parent Shareholder Approval Matters”) and (ii) mail to Parent Shareholders as of the Record Date established for the Parent Shareholders’ Meeting, Proxy Statement / Prospectus / Information Statement. The Parent Shareholders’ Meeting shall be held as promptly as practicable, and in any event within 20 days, after the Form S-4 Registration Statement is declared effective under the Securities Act. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Shareholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained herein, if on a date preceding the date on which or the date on which the Parent Shareholders’ Meeting is scheduled, Parent reasonably believes that (A) it will not receive proxies sufficient to obtain the Parent Shareholder Approval, whether or not a quorum would be present or (B) it will not have sufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary
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to conduct the business of the Parent Shareholders’ Meeting, Parent may (or will, at the Company’s direction) postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Shareholders’ Meeting as long as the date of the Parent Shareholders’ Meeting is not postponed or adjourned more than an aggregate of 15 calendar days in connection with any postponements or adjournments in reliance on the preceding sentence. In the event that during the five (5) Business Days prior to the date that the Parent Shareholders’ Meeting is then scheduled to be held, Parent delivers a notice of an intent to make an Parent Change in Recommendation, the Company may direct Parent to recess or adjourn the Parent Shareholders’ Meeting for up to five (5) Business Days and Parent shall promptly, and in any event no later than the next Business Day, recess or adjourn the Parent Shareholders’ Meeting in accordance with the Company’s direction. In addition, in the event the Parent Shareholders’ Meeting is scheduled to occur less than two (2) Business Days after the publication of the Exchange Ratio Announcement, Parent may, or the Company may direct Parent to, recess or adjourn the Parent Shareholders’ Meeting until the date such that the meeting would be held on the date that is two (2) Business Days following the publication of the Exchange Ratio Announcement.
(b)Parent agrees that, subject to Section 5.3(c): (i) Parent’s Board of Directors shall recommend that the holders of Parent Common Stock vote to approve the Parent Shareholder Approval Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.3(a) above, (ii) the Proxy Statement/Prospectus/Information Statement shall include a statement to the effect that the Board of Directors of Parent recommends that Parent’s shareholders vote to approve the Parent Shareholder Approval Matters (the recommendation of Parent’s Board of Directors that Parent’s shareholders vote to approve the Parent Shareholder Approval Matters being referred to as the “Parent Board Recommendation”); and (iii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to Company, and no resolution by the Board of Directors of Parent or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to Company shall be adopted or proposed; and (iv) Parent shall use its reasonable best efforts to obtain from its stockholders the Parent Shareholder Approval, including by soliciting proxies in favor thereof.
(c)Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the approval of the Parent Shareholder Approval Matters by the Parent Shareholder Approval, the Parent Board Recommendation may be withdrawn or modified (a “Parent Change in Recommendation”) if the board of directors of Parent concludes in good faith, after having consulted with Parent’s outside legal counsel and financial advisors, that (x) as a result of Parent’s receipt of an Acquisition Proposal that did not result from a violation of Section 5.13 that constitutes a Superior Offer, or (y) as a result of a material development or change in circumstances (other than an Acquisition Proposal) that affects the business, assets or operations of Parent that occurs or arises after the date of this Agreement and that was neither known to Parent or its board of directors nor reasonably foreseeable as of the date of this Agreement (a “Parent Intervening Event”), and in each case the withdrawal or modification of the Parent Board Recommendation is required in order for the board of directors of Parent to comply with its fiduciary obligations to Parent’s shareholders under applicable Legal Requirements; provided, however, that prior to Parent taking any action permitted under this Section 5.3(c), Parent shall provide Company with four (4) Business Days’ prior written notice advising the Company that it intends to effect such withdrawal or modification to the Parent Board Recommendation and specifying, in reasonable detail, the reasons therefor (including, in the case of a Parent Acquisition Proposal, the information required by Section 5.13(b) and, in the case of a Parent Intervening Event, the material facts and circumstances related to the applicable Parent Intervening Event), and during such four (4) business day period, (i) Parent shall negotiate, and cause its Representatives to negotiate, with Company in good faith (to the extent the Company wishes to negotiate) to enable Company to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for Parent’s board of directors to effect such withdrawal or modification, and (ii) Parent shall consider in good faith any proposal by Company to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect such withdrawal or change of the Parent Board Recommendation.
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(d)Notwithstanding the occurrence of any Parent Change in Recommendation, Parent shall nonetheless submit this Agreement to the Parent Shareholders for adoption at the Parent Shareholders Meeting unless this Agreement is terminated in accordance with Article 7 prior to the Parent Shareholders Meeting.
(e)Nothing contained in this Agreement shall prohibit Parent or its Board of Directors from (i) taking and disclosing to the shareholders of Parent a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act) or (ii) making a “stop, look and listen” communication to the shareholders of Parent pursuant to Rule 14d-9(f) under the Exchange Act, in each case provided Parent has otherwise complied with the terms of this Section 5.3, provided, however, that any disclosure made by Parent or its board of directors pursuant to Rules 14d-9 or 14e-2(a) will be limited to a statement that Parent is unable to take a position with respect to the bidder’s tender offer unless the board of directors of Parent determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable Legal Requirements; provided, further, that (A) in the case of each of the foregoing clauses “(i)” and “(ii),” any such disclosure or public statement shall be deemed to be a Parent Change in Recommendation subject to the terms and conditions of this Agreement unless Parent’s Board of Directors reaffirms the Parent Board Recommendation in such disclosure or public statement; and (B) Parent shall not affect a Parent Change in Recommendation unless specifically permitted pursuant to the terms of Section 5.3(c).
5.4Access to Information; Confidentiality.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, and upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject and applicable Legal Requirements, for the purposes of performing its respective obligations under this Agreement and enforcing its respective rights under this Agreement, the Company and Parent will each afford to the officers, employees, accountants, counsel and other Representatives of the other party, reasonable access, during the Pre-Closing Period, to all its properties, books, contracts, commitments and records (including, without limitation, Tax records) and, during such period, Company and Parent each will furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each will make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other’s business, properties and personnel as either party may reasonably request; provided, that each of Company and Parent reserves the right to withhold any information if access to such information would be reasonably likely to result in any such party forfeiting attorney-client privilege between it and its counsel with respect to such information, in which event such party shall cause such information to be delivered in a form or summary, including any redactions that may be necessary, so as to provide as much requested information as reasonably practicable while retaining such privilege. Each party will keep such information confidential in accordance with the terms of the Mutual Confidential Non-Disclosure Agreement dated April 20, 2020 (the “Confidentiality Agreement”) between Parent and the Company; provided that the Company may make disclosure of such information to its stockholders or other third parties as may be reasonably necessary to enable the Company to comply with its obligations under this Agreement, including without limitation under Section 5.2 hereof; or otherwise in connection with a Pre-Closing Financing (provided that any third party receiving such information shall be required to execute a non-disclosure agreement on customary terms with respect to any information disclosed in connection therewith). The parties agree that, except for obligations imposed by Legal Requirements, Company and, after the Effective Time the Parent, each agrees to continue to maintain the same confidentiality as to matters of Parent IP Rights, as they existed prior to the Effective Time, as such entities would have maintained under the Confidentiality Agreement.
5.5Regulatory Approvals and Related Matters.  Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Merger, and to submit promptly any additional information requested by any such Governmental Body.
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5.6Director Indemnification and Insurance.
(a)From and after the Effective Time, Parent and the Surviving Corporation will fulfill and honor in all respects the obligations of Company and Parent which exist prior to the date hereof to indemnify Company’s and Parent’s present and former directors and officers and their heirs, executors and assigns (each, a “D&O Indemnified Party”). The Company directors and officers who become directors and officers of the Surviving Corporation and Parent will enter into Parent’s standard indemnification agreement, which will be in addition to any other contractual rights to indemnification. The articles of incorporation and bylaws of the Surviving Corporation will contain provisions at least as favorable as the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the articles of incorporation and bylaws of Company, and the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the articles of incorporation and bylaws of Company and Parent will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were directors, officers, employees or agents of Company or Parent, unless such modification is required by Legal Requirements.
(b)Effective as of the Effective Time, the Company may secure a “tail” policy on Company’s existing directors and officer’s liability insurance policy for a period of six (6) years.
(c)Effective as of the Effective Time, Parent will maintain either a directors and officers liability insurance policy or a “tail” policy on Parent’s existing directors for a period of six (6) years.
(d)This Section 5.6 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time, is intended to benefit Company, the Surviving Corporation, Parent, Spin Out Sub and the D&O Indemnified Parties, and will be binding on all successors and assigns of Parent and the Surviving Corporation.
5.7Notification of Certain Matters.
(a)Company will give prompt notice to Parent, and Parent will give prompt notice to Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate such that the conditions set forth in Section 6.2(a) or Section 6.3(a), as applicable, would fail to be satisfied as of the Closing, and (ii) any failure of Company or Parent, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions set forth in Section 6.2(b) or Section 6.3(b), as applicable, would fail to be satisfied as of the Closing; provided, however, that the delivery of any notice pursuant to this Section 5.7 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided, further, that failure to give such notice will not be treated as a breach of covenant for the purposes of Sections 6.2(a) and 6.3(a) unless the failure to give such notice results in material prejudice to the other party.
(b)Each of Company and Parent will give prompt notice to the other of: (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger or other Transactions, or Parent Transactions, as applicable; (ii) any notice or other communication from any Governmental Body in connection with the Merger or other Transactions, or Parent Transactions, as applicable; (iii) any litigation relating to or involving or otherwise affecting Company or Parent or either of their Affiliates that relates to the Merger or other Transactions, or Parent Transactions, as applicable; and (iv) any change that would be considered reasonably likely to result in a Company Material Adverse Effect.
5.8Stockholder Litigation.  During the Pre-Closing Period, Parent shall provide the Company prompt notice of any Transaction Litigation (including by providing copies of all pleadings with respect thereto). Parent will (a) give the Company the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; (b) consult with the Company with respect to the defense, settlement and prosecution of any Transaction Litigation; and (c) consider in good faith the Company’s advice with respect to any Transaction Litigation, subject to a
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customary joint defense agreement if reasonably practicable, and no such settlement shall be agreed to without the Company’s prior written consent, which will not be unreasonably withheld, conditioned or delayed.
5.9Public Announcements.  Parent and the Company agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the Parties. Thereafter, Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement or any party’s future business plans following the Effective Time and will not issue any such press release or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed, except as required by applicable Legal Requirements or the rules or regulations of any stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall use reasonable efforts to consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance.
5.10Transfer Taxes.  Parent and the Company will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the Transactions (“Transfer Taxes”) that are required or permitted to be filed on or before the Effective Time. Any such Transfer Taxes shall be paid one-half by Parent and one-half by the Company.
5.11Board of Directors and Officers of Parent.  Parent will take all actions necessary, in consultation with Company, to cause the board of directors of Parent, immediately after the Effective Time, to consist of the members designated by the Company (the “Company Appointees”) prior to the mailing of the Proxy Statement/Prospectus/Information Statement. Prior to the mailing of the Proxy Statement/Prospectus/Information Statement, Parent shall provide executed resignation letters (effective as of the Effective Time) for all members of the board of directors (including each committee thereof), other than Ren Ren, and the scientific advisory board of Parent effective as of the Effective Time; provided, however, the parties acknowledge that so long as Parent remains a public reporting company, the board of directors of Parent will continue to satisfy applicable securities laws and as applicable the rules and regulations of the stock exchange on which the Parent’s common stock is trading, and the nominations by Company and Parent hereunder will allow Parent to comply with such applicable Legal Requirements. Each new member of the board of directors of Parent that was not a member of the board of directors of Parent immediately before the Effective Time shall enter into an indemnification agreement with Parent, on a form to be mutually agreed between Parent and the Company (and absent such agreement, on Parent’s form indemnification agreement), within fifteen (15) days of their appointment. The executive officers of Parent immediately after the Effective Time will be designated by the Company (and such individuals will, to the extent reasonably practicable, be identified prior to the Company sending the Proxy Statement/Prospectus/Information Statement).
5.12Non-Solicitation by Company.
(a)Beginning on the date hereof and continuing until the earlier of the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Article 7, but subject to Section 5.12(d), the Company will not and will cause its Subsidiaries or any Representative of Company or its Subsidiaries, not to directly or indirectly, (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding Company or its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction (other than an Acceptable Company Confidentiality Agreement); provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, this Section 5.12(a) will not prohibit Company from furnishing nonpublic information regarding Company and its Subsidiaries to, entering into discussions with or facilitating or cooperating with the submission of, an Acquisition Proposal made by any Person in response to any such Acquisition
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Proposal that, after consultation with a financial advisor and outside legal counsel, Company’s board of directors determines in good faith is, or would reasonably be expected to result in, a Superior Offer (and is not withdrawn) if (1) such Acquisition Proposal did not result from a breach of this Section 5.12(a), (2) the board of directors of Company concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of Company to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements, (3) at least two (2) Business Days prior to furnishing any such information to, or entering into discussions with, such Person, Company gives Parent written notice of the identity of such Person, the terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) made thereby and of Company’s intention to furnish information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement on terms no less favorable to Company than the confidentiality agreement between Parent and the Company and containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Company (an “Acceptable Company Confidentiality Agreement”), and (4) substantially contemporaneous with furnishing any such information to such Person, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent). Without limiting the generality of the foregoing, Company acknowledges and agrees that in the event any Representative of Company (or its Subsidiaries), whether or not such Representative is purporting to act on behalf of Company (or its Subsidiaries), takes any action that, if taken by Company (or its Subsidiaries), would constitute a breach of this Section 5.12, the taking of such action by such Representative will be deemed to constitute a breach of this Section 5.12 by Company for purposes of this Agreement.
(b)Company will promptly (and in no event later than twenty-four (24) hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to Company or its Subsidiaries (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, the material terms thereof and copies of any written material submitted therewith) that is made or submitted by any Person during the Pre-Closing Period. Company will keep Parent informed on a prompt basis in all material respects with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto and shall deliver copies of any written material submitted therewith.
(c)Company will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal and will promptly request from each person that has executed a confidentiality agreement in connection with its consideration of making an Acquisition Proposal prior to the date hereof to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning the Company or any of its Subsidiaries and promptly terminate all physical and electronic data access previously granted to such person.
(d)Notwithstanding the terms of Sections 5.12(a)-(c), the Company shall be permitted to take, or refrain from taking, any action described therein to the extent any such action is taken in connection with or with a view towards consummating the Pre-Closing Financing, and no such action or omission will be deemed a violation of the terms of this Section 5.12.
5.13Non-Solicitation by Parent.
(a)Beginning on the date hereof and continuing until the earlier of the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Article 7, Parent will not and will cause its Subsidiaries or any Representative of Parent or its Subsidiaries, not to directly or indirectly, (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding Parent or its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal,
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(iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction (other than an Acceptable Parent Confidentiality Agreement); provided, however, that prior to the adoption of this Agreement by the Parent Shareholder Approval, this Section 5.13(a) will not prohibit Parent from furnishing nonpublic information regarding Parent and its Subsidiaries to, entering into discussions with, or facilitating or cooperating with the submission of, an Acquisition Proposal made by any Person in response to any such Acquisition Proposal that, after consultation with a financial advisor and outside legal counsel, Parent’s board of directors determines in good faith is, or would reasonably be expected to result in, a Superior Offer (and is not withdrawn) if (1) such Acquisition Proposal did not result from a breach of this Section 5.13(a), (2) the board of directors of Parent concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of Parent to comply with its fiduciary obligations to the Parent’s shareholders under applicable Legal Requirements, (3) at least two (2) Business Days prior to furnishing any such information to, or entering into discussions with, such Person, Parent gives Company written notice of the identity of such Person, the terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) made thereby and of Parent’s intention to furnish information to, or enter into discussions with, such Person, and Parent receives from such Person an executed confidentiality agreement on terms no less favorable to Parent than the confidentiality agreement between Parent and the Company and containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Parent as well as customary “standstill” provisions (an “Acceptable Parent Confidentiality Agreement”) (4) substantially contemporaneous with furnishing any such information to such Person, Parent furnishes such nonpublic information to Company (to the extent such nonpublic information has not been previously furnished by Parent to Company). Without limiting the generality of the foregoing, Parent acknowledges and agrees that in the event any Representative of Parent (or its Subsidiaries), whether or not such Representative is purporting to act on behalf of Parent (or its Subsidiaries), takes any action that, if taken by Parent (or its Subsidiaries), would constitute a breach of this Section 5.13, the taking of such action by such Representative will be deemed to constitute a breach of this Section 5.13 by Parent for purposes of this Agreement.
(b)Parent will promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Company orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to Parent or its Subsidiaries (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, the material terms thereof and copies of any written material submitted therewith) that is made or submitted by any Person during the Pre-Closing Period. Parent will keep Company informed on a prompt basis in all material respects with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto and shall deliver copies of any written material submitted therewith.
(c)Parent will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal and will promptly request from each person that has executed a confidentiality agreement in connection with its consideration of making an Acquisition Proposal prior to the date hereof to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning the Company or any of its Subsidiaries and promptly terminate all physical and electronic data access previously granted to such person.
5.14Section 16 Matters.  Subject to the following sentence, prior to the Effective Time, Parent and the Company will take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.
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At least thirty (30) days prior to the Closing Date, the Company will furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Capital Stock beneficially owned by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger; and (b) the number of other derivative securities (if any) with respect to Company Capital Stock beneficially owned by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.
5.15Company Options.
(a)At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Option Plan, whether or not vested, will be converted into and become an option to purchase Parent Common Stock, and Parent shall assume the Company Option Plans and shares of Company Common Stock reserved but unissued thereunder. All rights with respect to Company Common Stock under Company Options assumed by Parent will thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent will be determined by multiplying (x) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent will be determined by dividing (x) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Parent will continue in full force and effect and the term, exercisability, vesting schedule, status as an “incentive stock option” under Section 422 of the Code, if applicable, and other provisions of such Company Option will otherwise remain unchanged; provided, however, that: (1) to the extent provided under the terms of a Company Option, such Company Option assumed by Parent in accordance with this Section 5.15(a) will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time; and (2) Parent’s board of directors or a committee thereof will succeed to the authority and responsibility of Company’s board of directors or any committee thereof with respect to each Company Option assumed by Parent. Notwithstanding anything to the contrary in this Section 5.15(a), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Parent Common Stock will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Option will not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code. It is the intention of the parties that each Company Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Company Option qualified as an incentive stock option prior to the Effective Time.
(b)Prior to the Effective Time, Parent shall (i) cancel each outstanding option to purchase shares of Parent Capital Stock, and as of the Effective Time, there shall be no options to purchase Parent Capital Stock outstanding and (ii) terminate, or cause Spin Out Sub to assume each equity incentive plan of Parent. Parent shall provide evidence, reasonably satisfactory to the Company, of completion of each of the foregoing.
5.16Company Warrants.
(a)At the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time, will be converted into and become a warrant to purchase Parent Common Stock. All rights
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with respect to Company Common Stock under Company Warrants assumed by Parent will thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Warrant assumed by Parent will be determined by multiplying (x) the number of shares of Company Common Stock that were subject to such Company Warrant, as in effect immediately prior to the Effective Time by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Warrant assumed by Parent will be determined by dividing (x) the per share exercise price of Company Common Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Warrant assumed by Parent will continue in full force and effect and the term, exercisability and other provisions of such Company Warrant will otherwise remain unchanged; provided, however, that to the extent provided under the terms of a Company Warrant, such Company Warrant assumed by Parent in accordance with this Section 5.16(a) will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time.
(b)Within twenty (20) business days after the Effective Time, Parent will issue to each person who, immediately prior to the Effective Time, was a holder of a Company Warrant a document evidencing the foregoing assumption of such warrant by Parent.
5.17Allocation Certificates.
(a)Company will prepare and deliver to Parent at least two Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer and Secretary of Company in a form reasonably acceptable to Parent which sets forth (a) a true and complete list of the Company Stockholders, holders of Company Options, and holders of Company Warrants immediately prior to the Effective Time and the number and type of shares of Company Capital Stock, Company Options, and/or Company Warrants owned by each such Company Equityholder and (b) the allocation of the Merger Consideration among the Company Equityholders pursuant to the Merger (the “Allocation Certificate”).
(b)Parent will prepare and deliver to the Company at least two Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of Parent in a form reasonably acceptable to the Company, setting forth, as of immediately prior to the Effective Time (i) each record holder of Parent Common Stock, Parent Options or Parent Warrants, (ii) such record holder’s name and address, (iii) the number of shares of Parent Common Stock held and/or underlying the Parent Options or Parent Warrants as of the Effective Time for such holder (the “Parent Outstanding Shares Certificate”).
5.18Employee Benefit Matters.  Parent will terminate, or cause the Spin Out Sub to assume, any or all employee benefit plans sponsored or maintained by Parent or Parent ERISA Affiliates intended to include a Code Section 401(k) arrangement (each, a “Parent 401(k) Plan”), with such termination to be effective as of the day immediately preceding the Closing Date and reflected in resolutions of Parent’s board of directors. The form and substance of such resolutions will be subject to the prior review and approval of the Company.
5.19Company and Parent Disclosure Schedules.  Each of Company and Parent may in its discretion, for informational purposes only, supplement the information set forth on the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, on the date of this Agreement or that is necessary to correct any information in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, which has been rendered inaccurate thereby promptly following discovery thereof. Any such amended or supplemented disclosure shall not be deemed to modify the representations and warranties of Company, Parent or Merger Sub for purposes of Section 6.2(a) and 6.3(a) of this Agreement.
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5.20Pre-Closing Financing.
(a)Prior to the Effective Time, the Company shall be entitled enter into any agreement related to a Pre-Closing Financing and to consummate a Pre-Closing Financing. Parent will use its reasonable best efforts, and will cause each of its Subsidiaries and Representatives to use their respective reasonable best efforts, to provide the Company with all cooperation reasonably requested by the Company to assist the Company in entering into definitive agreements with respect to a Pre-Closing Financing, and consummating a Pre-Closing Financing.
(b)Notwithstanding the provisions of Section 5.20(a) or any other provision of this Agreement, nothing in this Agreement will require Parent or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent, (ii) take any action that, in the good faith determination of Parent, would unreasonably interfere with the conduct of the business of Parent and its Subsidiaries, (iii) provide any information the disclosure of which is prohibited or restricted under applicable Legal Requirements or is legally privileged, or (iv) take any action that will conflict with or violate its organizational documents or any applicable Legal Requirements or would result in a violation or breach of, or default under, any agreement to which Parent or any of its Subsidiaries is a party.
5.21Tax Matters.
(a)Parent, Merger Sub and the Company shall use their respective reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including by executing and delivering customary tax representation letters to the Company’s and/or Parent’s counsel, as applicable, in form and substance reasonably satisfactory to such counsel, in connection with any tax opinion or description of the U.S. federal income tax consequences of the Merger contained or set forth in the Form S-4. None of Parent, Merger Sub or the Company shall (and each of the foregoing shall not permit or cause any affiliate or subsidiary to) take any actions, fail to take any actions, or cause any action to be taken which would reasonably be expected to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.
(b)Parent, Merger Sub and the Company shall treat, and shall not take any Tax reporting position inconsistent with the treatment of, the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
5.22Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and other Transactions upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement.
5.23Listing.  Parent shall (a) maintain its existing listing on Nasdaq until the Effective Time and, with the assistance of Company, obtain approval of the listing of the combined corporation on Nasdaq, (b) to the extent required by the rules and regulations of Nasdaq, to prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance); (c) approve the Reverse Stock Split and (d) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. The Company will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.23.
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5.24Spin Out.  Prior to the Effective Time, Parent shall (a) enter into an Assignment and Assumption Agreement (the “Assignment/Assumption Agreement”) in the form attached hereto as Exhibit F, providing for the contribution of substantially all its assets and liabilities to MYOS Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Spin Out Sub”) in exchange for all the outstanding shares of common stock of Spin Out Sub (the “Contribution”); (b) consummate the Contribution; and (c) declare a pro rata dividend of all the outstanding shares of common stock of Spin Out Sub to the Parent Shareholders existing on the date (the “Record Date”) that is the record date for determining eligibility to vote at the Parent Shareholders’ Meeting (the “Spin Out Sub Dividend,” and, together with the Contribution, the “Spin Out”). Parent and Spin Out Sub shall cause the Spin Out to comply with all applicable Legal Requirements. At 12:01 A.M Pacific Time (or as soon as reasonably practicable thereafter) on the Business Day following the Closing Date, Parent shall issue the Spin Out Sub Dividend to the record holders of Parent Common Stock as of the Record Date. Parent shall not amend, modify or waive any provisions of the Assignment/Assumption Agreement without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned. Prior to the Closing, Parent shall (x) use its commercially reasonable best efforts to seek and obtain written agreements in form and substance reasonably acceptable to Company from all parties to Contracts that are transferred and assigned in connection with the Spin Out releasing Parent from any and all liabilities and obligations under such Contracts, (y) provide evidence reasonably satisfactory to Company that no material Tax will arise to Parent as a result of the Spin Out and (z) deliver to Company a schedule, which schedule shall be reasonably acceptable to Company, setting forth the list of Contracts and other assets and all related liabilities and obligations to be transferred as part of the Spin Out. The Spin Out shall not result in any Liability to the Company, Surviving Corporation or Parent.
5.25Delaware Reincorporation.
(a)Following the issuance of the Spin Out Sub Dividend and the consummation of the Spin Out, Parent shall cause a certificate of conversion (the “Certificate of Conversion”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and articles of conversion (the “Articles of Conversion”) to be executed and filed with the Secretary of State of the State of Nevada to effect its conversion from a Nevada corporation to a Delaware corporation in accordance with the relevant provisions of Delaware Law and the NRS, as applicable (the “Delaware Reincorporation”). If the Secretary of State of the State of Delaware or the Secretary of State of the State of Nevada requires any changes in the Certificate of Conversion or Articles of Conversion, respectively, as a condition to filing or issuing a certificate to the effect that the Delaware Reincorporation is effective, Parent shall execute any necessary document incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.
(b)At the effective time of the Delaware Reincorporation (the “Delaware Reincorporation Effective Time”): (i) the Parent Amended and Restated Articles shall be replaced with the articles of incorporation substantially in the form attached hereto as Exhibit G (the “Parent Amended and Restated Charter”), and, as so replaced, shall be the articles of incorporation of Parent until thereafter amended in accordance with the terms thereof or as provided by applicable Legal Requirements; and (ii) the bylaws of Parent shall be replaced with the bylaws substantially in the form attached hereto as Exhibit H (the “Parent Amended and Restated Bylaws”), and, as so replaced, shall be the bylaws of Parent until thereafter amended in accordance with the terms thereof, the articles of incorporation of Parent, or as provided by applicable Legal Requirements.
(c)For United States federal and applicable state and local income tax purposes, it is intended by the parties hereto that the Delaware Reincorporation qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and that this Agreement constitute a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.
(d)At the Delaware Reincorporation Effective Time, the shares of Parent Common Stock to be converted pursuant to the Delaware Reincorporation shall at all times be listed on Nasdaq, and there shall be no shares of capital stock of Parent, other than common stock, authorized or outstanding. At the Delaware
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Reincorporation Effective Time, the shares of the Delaware corporation into which the shares of Parent Common Stock will be converted shall be listed on Nasdaq.
5.26Reverse Stock Split.  Parent shall submit to the holders of Parent Common Stock at the Parent Shareholders’ Meeting a proposal to approve and adopt and amendment to the Parent Amended and Restated Articles (a) authorizing the Board of Directors of Parent to effect a reverse stock split of all outstanding shares of Parent Common Stock at a reverse stock split ratio as determined by the Company (the “Reverse Stock Split”) and within the range approved by the holders of Parent Common Stock, and (b) increasing the authorized number of shares of Parent Common Stock to an amount to be determined by the Company. Following such approval by the holders of Parent Common Stock, Parent shall cause the Reverse Stock Split to be implemented and take effect immediately prior to the Effective Time.
5.27Parent Vote.  Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL.
ARTICLE 6
CONDITIONS TO THE MERGER
6.1Conditions To Obligation Of Each Party To Effect The Merger.  The respective obligations of each party to effect the Merger will be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger will be in effect, nor will any proceeding brought by any administrative agency or commission or other Governmental Body or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there will not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.
(b)Stockholder Approvals.  This Agreement will have been duly adopted and the Merger will have been duly approved by the Required Company Stockholder Vote and the Parent Shareholder Approval Matters will have been duly adopted and approved by the Parent Shareholder Approval.
(c)Form S-4.  The Form S-4 Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.
(d)Stock Exchange Listing.  (i) The existing shares of Parent Common Stock have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date and (ii) the shares of Parent Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq as of the Closing.
6.2Additional Conditions to Obligations of Parent.  The obligations of Parent to effect the Merger are also subject to the following conditions:
(a)Representations and Warranties.  The representations and warranties of Company (i) set forth in Section 2.2 (Capital Structure) and 2.3 (Authority; Non-Contravention; Approvals) will be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date) and (ii) contained in this Agreement (other than those set forth in Section 2.2 (Capital Structure) and 2.3 (Authority; Non-Contravention; Approvals)) will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date) or those inaccuracies that, individually or in the aggregate, do not
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constitute and would not reasonably be expected to constitute a Company Material Adverse Effect; provided that, for purposes of this clause (ii), all “Company Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Company contained in this Agreement will be disregarded. Parent will have received a certificate to such effect signed by an officer of Company. For purposes of clarity, the Pre-Closing Financing shall not constitute a breach of the representations and warranties of Company set forth in Section 2.2 (Capital Structure).
(b)Agreements and Covenants.  Company will have performed or complied with in all material respects its agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent will have received a certificate to such effect signed by and officer of Company.
(c)Company Material Adverse Effect.  Since the date of this Agreement, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Company or any Subsidiary of Company having, individually or in the aggregate, a Company Material Adverse Effect that is continuing.
(d)Allocation Certificate.  The Chief Financial Officer of Company will have executed and delivered to Parent the Allocation Certificate.
(e)Company Payments.  (i) The Company shall pay, by wire transfer, two million dollars ($2,000,000) in cash to an account of Spin Out Sub designated by Parent, and (ii) the Company and Parent shall enter into a promissory note, in the principal amount of three million dollars ($3,000,000) in the form attached hereto as Exhibit I (the “Note”), in each case, at or contemporaneously with the Closing of the Merger.
6.3Additional Conditions to Obligations Of Company.  The obligation of Company to effect the Merger is also subject to the following conditions:
(a)Representations and Warranties.  The representations and warranties of Parent and Merger Sub (i) set forth in Section 3.2 (Capital Structure) and 3.3 (Authority; Non-Contravention; Approvals) will be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date) and (ii) contained in this Agreement (other than those set forth in Section 3.2 (Capital Structure) and 3.3 (Authority; Non-Contravention; Approvals)) will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date) or those inaccuracies that, individually or in the aggregate, do not constitute and would not reasonably be expected to constitute a Parent Material Adverse Effect; provided that, for purposes of this clause (ii), all “Parent Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Parent and Merger Sub contained in this Agreement will be disregarded. Company will have received a certificate to such effect signed by an officer of each of Parent and Merger Sub.
(b)Agreements and Covenants.  Parent and Merger Sub will have performed or complied with in all material respects its agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time. Company will have received a certificate to such effect signed by an officer of Parent.
(c)Parent Material Adverse Effect.  Since the date of this Agreement, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Parent or any Subsidiary of Parent having, individually or in the aggregate, a Parent Material Adverse Effect, that is continuing and would reasonably be expected to have an adverse effect on Parent, the Surviving Corporation, or any Acquired Company following the Effective Time and completion of the Spin Out.
(d)Parent Board of Directors Resignation Letters.  Company will have received a duly executed copy of a resignation letter from each of the resigning members of the board of directors and scientific advisory
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committee of Parent, other than Ren Ren, contemplated by Section 5.11 and each of Parent’s Subsidiaries, as applicable, pursuant to which each such person will resign as a member of the board of directors (and each committee thereof) of Parent, and/or scientific advisory committee of Parent, as applicable, as of the Effective Time.
(e)Parent Outstanding Shares Certificate.  The Chief Financial Officer of Parent will have executed and delivered to the Company the Parent Outstanding Shares Certificate.
(f)Company Appointees.  Each of the Company Appointees shall have been duly elected to the board of directors of Parent.
(g)Spin Out.  (i) The Assignment/Assumption Agreement shall be in full force and effect; (ii) the Contribution shall have been consummated; (iii) Parent shall have declared the Spin Out Sub Dividend; and (iv) following the consummation of the Spin Out, Parent shall not be liable for any obligations or Liabilities of Parent attributable to any period prior to the consummation of the Spin Out.
(h)Pre-Closing Financing.  The Company shall have consummated a Pre-Closing Financing resulting in cash proceeds (as opposed to cancellation or conversion of Indebtedness) to the Company of at least thirty million dollars ($30,000,000).
(i)Termination of Rights Agreement.  As of immediately prior to the Effective Time, (i) the Rights Agreement shall have been terminated, (ii) there shall be no Parent Preferred Stock Rights outstanding, and (iii) there shall be no shares of Parent Series A Preferred Stock outstanding.
(j)Reverse Stock Split.  The Reverse Stock Split shall have become effective.
(k)Legal Proceedings.  There shall be no outstanding Legal Proceedings by Parent against any other Person.
(l)Payoff Letter.  Parent shall have entered into a customary payoff letter, in a form and substance reasonably acceptable to the Company, with respect to each agreement set forth on Part 3.11 of the Parent Disclosure Schedule.
ARTICLE 7
TERMINATION
7.1Termination.  This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of Company and Parent:
(a)by mutual written consent of Company and Parent duly authorized by each of their respective boards of directors;
(b)by either Parent or the Company if the Merger has not been consummated by the End Date (provided that the right to terminate this Agreement under this Section 7.1(b) will not be available to any party whose failure to fulfill any obligation under this Agreement has been a primary cause of the failure of the Merger to occur on or before such date);
(c)by either Parent or Company if a court of competent jurisdiction or other Governmental Body will have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;
(d)by Parent if the Required Company Stockholder Vote shall not have been obtained by 11:59 PM on the date of the Parent Shareholders’ Meeting (as adjourned or postponed as permitted by Section 5.3(a); provided, however, that once the Required Company Stockholder Vote has been obtained, Parent may not terminate this Agreement pursuant to this Section 7.1(d); provided, further, that the right to terminate this Agreement under this Section 7.1(d) will not be available if Parent’s failure to fulfill any obligation under this
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Agreement has been a primary cause of the failure of the Required Company Stockholder Vote to be obtained at or before such time);
(e)by either Parent or Company, if the Parent Shareholder’s Meeting shall have been held (subject to any adjournment or postponement permitted by Section 5.3(a)) and the Parent Shareholder Approval contemplated by this Agreement will not have been obtained thereat (provided that the right to terminate this Agreement under this Section 7.1(e) will not be available to any party whose failure to fulfill any obligation under this Agreement has been a primary cause of the failure of the Parent Shareholder Approval to be obtained thereat);
(f)by Company (at any time prior to the approval of the Merger and the issuance of Parent Common Stock in the Merger by the Parent Shareholder Approval) if a Parent Triggering Event shall have occurred;
(g)by the Company, (at any time prior to the Required Company Stockholder Vote being obtained), if (i) the Company received a Superior Offer, (ii) the Company has complied with its obligations under Section 5.2(c) with respect to such Superior Offer, (iii) the Company concurrently terminates this Agreement and enters into a Permitted Alternative Agreement with respect to such Superior Offer and (iv) substantially concurrently with such termination, the Company pays to Parent the amount contemplated by Section 7.3(c);
(h)by Parent (at any time prior to the Required Company Stockholder Vote being obtained) if a Company Triggering Event shall have occurred;
(i)by Parent upon breach of any of the representations, warranties, covenants or agreements on the part of Company set forth in this Agreement, or if any representation or warranty of Company will have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided if such breach or inaccuracy is curable by Company, then this Agreement will not terminate pursuant to this Section 7.1(i) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) Business Day following the date of written notice given by Parent to Company of such breach or inaccuracy and its intention to terminate the agreement pursuant to this Section 7.1(i); provided, further that no termination may be made pursuant to this Section 7.1(i) solely as a result of the failure of Company to obtain the Required Company Stockholder Vote (in which case such termination must be made pursuant to Section 7.1(d)); and
(j)by Company upon breach of any of the representations, warranties, covenants or agreements on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub will have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided if such breach or inaccuracy is curable by Parent or Merger Sub, then this Agreement will not terminate pursuant to this Section 7.1(j) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) Business Day following the date of written notice given by Company to Parent of such breach or inaccuracy and its intention to terminate the agreement pursuant to this Section 7.1(j); provided, further that no termination may be made pursuant to this Section 7.1(j) solely as a result of the failure of Parent to obtain the Parent Shareholder Approval (in which case such termination must be made pursuant to Section 7.1(e)).
7.2Effect Of Termination.  In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement will forthwith become void and there will be no liability on the part of any party hereto or any of its Affiliates, directors, officers or stockholders except (i) as set forth in Sections 7.2, 7.3 and Article 8 hereof and (ii) for any liability for any willful breach of any representation, warranty, covenant or obligation contained in this Agreement (for purposes of this Section 7.2, a “willful breach” is an act or omission with the actual knowledge that such act or omission would cause a breach of this Agreement). No termination of this Agreement will affect the
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obligations of the parties contained in the Confidentiality Agreement, all of which obligations will, in addition to this Article 7 and Article 8, survive termination of this Agreement in accordance with its terms.
7.3Expenses; Termination Fees.
(a)Except as set forth in this Section 7.3, all Transaction Costs incurred in connection with this Agreement, the Transactions and the Spin Out will be paid by the party incurring such Transaction Costs, whether or not the Merger is consummated. All Transaction Costs of Parent shall be assumed by Spin Out Sub as a result the Spin Out, and following the consummation of the Spin Out, neither Parent, the Company nor the Surviving Corporation shall be liable for any Transaction Costs of Parent.
(b)In the event that either:
(i)(A) this Agreement is terminated pursuant to Section 7.1(b), 7.1(e) or 7.1(j), (B) at any time before such termination and before the Parent Shareholders’ Meeting an Acquisition Proposal with respect to Parent shall have been publicly announced, disclosed or otherwise communicated to Parent’s Board of Directors or to Parent Shareholders generally and (C) within twelve (12) months after the date of such termination, Parent enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction; or
(ii)this Agreement is terminated by the Company pursuant to Section 7.1(f);then Parent shall, subject to the terms of Section 7.3(d), pay to the Company or its designee(s) a nonrefundable fee in an amount equal to $500,000 (the “Parent Termination Fee”) by wire transfer of same-day funds (1) in the case of a payment required by clause (i) above, on the earlier of the date of entry into a definitive agreement or the date of consummation referred to in clause (i)(C) and (2) in the case of a payment required by clause (ii) above, within two (2) Business Days of the date of termination of this Agreement.
(c)In the event that either:
(i)(A) this Agreement is terminated pursuant to Section 7.1(b), 7.1(d) or 7.1(i), (B) at any time before such termination and before the earlier of the Parent Shareholders’ Meeting or the delivery of the Required Company Stockholder Vote an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company’s Board of Directors or to Company Stockholders generally and (C) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction;
(ii)this Agreement is terminated by the Parent pursuant to Section 7.1(h); or
(iii)this Agreement is terminated by the Company as a result of Company Change in Recommendation pursuant to Section 7.1(g);then the Company shall, subject to the terms of Section 7.3(f), pay to Parent or its designee(s) a nonrefundable fee in an amount equal to $750,000 (the “Company Termination Fee”) by wire transfer of same-day funds (1) in the case of a payment required by clause (i) above, on the earlier of the date of entry into a definitive agreement or the date of consummation referred to in clause (i)(C) and (2) in the case of a payment required by clause (ii) or (iii) above, within two (2) Business Days of the date of termination of this Agreement.
(d)If this Agreement is terminated by Company pursuant to Sections 7.1(e) or 7.1(j), or if this Agreement is terminated by Parent pursuant to Section 7.1(e) or 7.1(b) (but only if at such time the Company would have been permitted to terminate this Agreement pursuant to Section 7.1(e) or 7.1(j)), then Parent shall reimburse Company for all reasonable fees and expenses incurred by Company in connection with this Agreement and the Transactions, including without limitation (x) all fees and expenses incurred in connection with the preparation, printing and filing, as applicable, of the Form S-4 Registration Statement (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto) and (y) all fees and expenses incurred in connection with
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the preparation and filing under any filing requirement of any Governmental Body applicable to this Agreement and the Transactions (such expenses, including (x) and (y) above, collectively, the “Third Party Expenses”), up to a maximum of $500,000 (the “Expense Cap”), by wire transfer of same-day funds within ten (10) Business Days following the date on which Company submits to Parent true and correct copies of reasonable documentation supporting such Third Party Expenses. Notwithstanding the foregoing, if Company is entitled to reimbursement for Third Party Expenses and the Company Termination Fee, Parent’s liability shall be capped at an amount equal to the Company Termination Fee and in no event shall Parent be required to pay Company any amount in excess of the Company Termination Fee in the event of termination of this Agreement.
(e)If this Agreement is terminated by Parent pursuant to Sections 7.1(d) or 7.1(i), or if this Agreement is terminated by the Company pursuant to Section 7.1(d) or 7.1(b) (but only if at such time Parent would have been permitted to terminate this Agreement pursuant to Section 7.1(d) or 7.1(i)), then Company shall reimburse Parent for all Third Party Expenses incurred by Parent up to a maximum of the Expense Cap (the “Parent Expense Reimbursement”), by wire transfer of same-day funds within ten (10) Business Days following the date on which Parent submits to Company true and correct copies of reasonable documentation supporting such Third Party Expenses; Notwithstanding the foregoing, if Parent is entitled to the Parent Expense Reimbursement and the Parent Termination Fee, Company’s liability shall be capped at an amount equal to the Parent Termination Fee and in no event shall Company be required to pay Parent any amount in excess of the Parent Termination Fee in the event of termination of this Agreement.
(f)If either Party fails to pay when due any amount payable by such Party under Section 7.3(b), (c) or (d), then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 7.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.
(g)The Parties agree that the payment of the fees and expenses set forth in this Section 7.3, subject to Section 7.2, shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 7.3, it being understood that in no event shall either Parent or Company be required to pay fees or damages payable pursuant to this Section 7.3 on more than one occasion. Subject to Section 7.2, the payment of the fees and expenses set forth in this Section 7.3, and the provisions of Section 8.9, each of the Parties and their respective Affiliates shall have no liability, shall not be entitled to bring or maintain any other claim, action or proceeding against the other, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Party) in connection with or arising out of the termination of this Agreement, any breach by any Party giving rise to such termination or the failure of the Merger and the other Transactions to be consummated. Each of the Parties acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the Merger, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 7.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.
ARTICLE 8
GENERAL PROVISIONS
8.1Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement will be in writing and will be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email before 11:59 p.m. (recipient’s time), when transmitted; (c) if sent by email on a day other than a Business Day, or if sent by email after 11:59 p.m. (recipient’s time), on the
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Business Day following the date when transmitted; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):
(a)If to Parent or Merger Sub:
c/o MYOS RENS Technology Inc.
Morris Technical Center
45 Horsehill Rd., Suite 106
Cedar Knolls, NJ 07927
Attn: Joseph Mannello
Email: JMannello@myoscorp.com
With a copy to:
Hiller, P.C.
641 Lexington Avenue
New York, NY 10022
Attn: David N. Feldman, Esq.
E-mail: DFeldman@hillerpc.com
(b)If to Company:
MedAvail, Inc.
6665 Millcreek Drive, Unit 1
Mississauga, ON L5N 5M4
Attn: Ed Kilroy
E-Mail: EKilroy@medavail.com
With a copy to:
Wilson Sonsini Goodrich & Rosati P.C.
650 Page Mill Road
Palo Alto, CA 94304-1050
Attention: Philip Oettinger
Email: poettinger@wsgr.com
and:
Wilson Sonsini Goodrich & Rosati P.C.
One Market Plaza
Spear Tower, Suite 3300
San Francisco, CA 94105-1126
Attention: Ethan Lutske
Email: elutske@wsgr.com
8.2Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Required Company Stockholder Vote or the Parent Shareholder Approval, as applicable, no amendment may be made which by Legal Requirements requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
8.3Headings.  The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
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8.4Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.
8.5Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.
8.6Successors and Assigns.  This Agreement will be binding upon: (a) Company and its successors and assigns (if any); (b) Parent and its successors and assigns (if any); (c) Merger Sub and its successors and assigns (if any); and (d) the Company Stockholders. This Agreement will inure to the benefit of: (i) Company; (ii) Parent; (iii) Merger Sub; and (iv) the respective successors and assigns (if any) of the foregoing. No party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto.
8.7Parties In Interest.  This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, expressed or implied, is intended to or will confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.6 (which is intended to be for the benefit of the parties indemnified thereby and may be enforced by such parties).
8.8Waiver.  No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. At any time prior to the Effective Time, any party hereto may, with respect to any other party hereto, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that, after approval of the Merger by the Required Company Stockholder Vote or the Parent Shareholder Approval, as applicable, no waiver may be made which by Legal Requirements requires further approval by such stockholders. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound.
8.9Remedies Cumulative; Specific Performance.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. Each party to this Agreement agrees that, in the event of any breach or threatened breach by the other party of any covenant, obligation or other provision set forth in this Agreement: (a) such party will be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such party will not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.
8.10Governing Law; Venue; Waiver of Jury Trial.
(a)This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
(b)Any action, suit or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement will be brought or otherwise commenced exclusively in the Court of Chancery of the State of Delaware or, if jurisdiction over the matter is vested exclusively in the federal courts, the United States District Court for the District of Delaware. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of such court (and each appellate court
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therefrom) in connection with any such action, suit or Legal Proceeding; (ii) agrees that such court will be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or Legal Proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or Legal Proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
(c)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.
8.11Counterparts and Exchanges by Electronic Transmission or Facsimile.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts and by facsimile or electronic (i.e., PDF) transmission, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.
8.12Attorney Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit will be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
8.13Cooperation.  In further of, and not in limitation of, any other provision of this Agreement, each party hereto agrees to cooperate fully with the other parties hereto and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties hereto to evidence or reflect the Transactions and to carry out the intent and purposes of this Agreement.
8.14Non-Survival of Representations, Warranties.  The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time.
8.15Construction.
(a)For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders.
(b)The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.
(c)As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”
(d)Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.
(e)The term “knowledge of Company”, and all variations thereof, will mean the actual knowledge of Ed Kilroy and Ryan Ferguson and the knowledge such persons would reasonably be expected to have after making reasonable inquiry of their direct reports who are responsible for the subject matter of the particular representation or warranty. The term “knowledge of Parent”, and all variations thereof, will mean the actual knowledge of Joseph Mannello and Joseph DiPietro and the knowledge such persons would reasonably be expected to have after making reasonable inquiry of their direct reports who are responsible for the subject matter of the particular representation or warranty.

[Signature Page Follows]
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IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed as of the date first written above.

MYOS RENS TECHNOLOGY INC.

By:	/s/ Joseph Mannello

Name:	Joseph Mannello

Title:	Chief Executive Officer

MATRIX MERGER SUB, INC.

By:	/s/ Joseph Mannello

Name:	Joseph Mannello

Title:	Chief Executive Officer

MEDAVAIL, INC.

By:	/s/ Ed Kilroy

Name:	Ed Kilroy

Title:	Chief Executive Officer
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EXHIBIT A
CERTAIN DEFINITIONS
For purposes of the Agreement (including this Exhibit A):
“Acquired Companies” mean Company and its direct and indirect Subsidiaries.
“Acquiring Companies” mean Parent and its direct and indirect Subsidiaries.
“Acquisition Proposal” means any offer, proposal or indication of interest contemplating or otherwise relating to or which would reasonably be interpreted to lead to the contemplation of an Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of transactions involving:
(a)any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Company (or its Subsidiaries) or Parent (or its Subsidiaries) is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Company (or its Subsidiaries) or Parent (or its Subsidiaries), or (iii) in which Company (or its Subsidiaries) or Parent (or its Subsidiaries) issues securities representing more than 15% of the outstanding securities of any class of voting securities of any such Entity (other than as contemplated under this Agreement), other than the Pre-Closing Financing;
(b)any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of Company (or its Subsidiaries) or Parent (or its Subsidiaries), other than the Spin Out; or
(c)any liquidation or dissolution of any of Company (or its Subsidiaries) or Parent (or its Subsidiaries).
“Affiliates” mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.
“ATM Program” means the “at the market,” or ATM, equity offering program, pursuant to which Parent may sell up to an aggregate gross sales proceeds of up to $1.6 million, from time to time, pursuant to the sales agreement by and between Parent and H.C. Wainwright & Co., LLC, as sales agent.
“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in San Francisco, California or New York, New York are authorized or required by applicable Legal Requirements to close.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
“Company Common Stock” means the Common Stock of the Company, par value $0.001 per share.
“2020 Company Convertible Note” means the convertible promissory notes issued pursuant to that certain Note and Warrant Purchase Agreement, dated as of May 26, 2020, among the Company and the investors set forth therein; for the avoidance of doubt, the 2020 Company Convertibles Notes will convert into shares of Company Common Stock upon consummation of the Pre-Closing Financing, in accordance with the terms thereof.
“Company Convertible Notes” means, collectively, the 2020 Company Convertible Notes and the Company Walgreens Note.
“Company Disclosure Schedule” means the disclosure schedule that has been delivered by Company to Parent on the date of this Agreement.
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“Company Equityholders” means, collectively, Company Stockholders, holders of Company Options, and holders of Company Warrants, as of immediately prior to the Effective Time.
“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is currently maintained, contributed to, or required to be contributed to, by the Company or any Company ERISA Affiliate for the benefit of any current or former employee, consultant or director of the Company or any Company ERISA Affiliate, or with respect to which the Company or any Company ERISA Affiliate has or may have any liability or obligation.
“Company ERISA Affiliate” means each Subsidiary of the Company and any other individual or entity controlling, controlled by or under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.
“Company IP Rights” mean all IP Rights owned solely or co-owned by an Acquired Company or in which an Acquired Company has any right, title or interest and which are used by an Acquired Company in the ordinary course of its business.
“Company Material Adverse Effect” means any effect, change, event or circumstance (an “Effect”) that (a) has had a material adverse effect on the business, financial condition, operations or results of operations of the Acquired Companies taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: Effects resulting from (i) conditions generally affecting the industries in which the Acquired Companies participate or the United States or global economy or capital markets as a whole; (ii) any failure by the Company or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may, if not otherwise to be disregarded pursuant to a different subclause of this definition, constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred), (iii) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world, (iv) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including the COVID-19 pandemic) and other force majeure events in the United States or any other country or region in the world; (v) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements, (vi) changes in regulatory, legislative or political conditions (including the imposition or adjustment of tariffs) in the United States or any other country or region in the world; (vii)  any Effect resulting from the announcement of this Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, customers, partners, vendors, Governmental Bodies or any other third Person; and (viii) any matter disclosed in the Company Disclosure Schedule, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement and with respect to items (i), (iii), (iv), (v), and (vi) only to the extent that, individually or in the aggregate, such Effects do not have a disproportionate impact on the Acquired Companies taken as a whole.
“Company Option” means an option to purchase shares of Company Capital Stock.
“Company Option Plans” means the Company’s 2018 Equity Incentive Plan, as amended and 2012 Stock Option Plan, as amended.
“Company Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”) Series C Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), Series D Preferred Stock, par
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value $0.001 per share (the “Series D Preferred Stock”) and Series E Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”), collectively.
“Company Stockholders” means the holders of Company Capital Stock issued and outstanding immediately prior to the Effective Time.
“Company Triggering Event” shall be deemed to have occurred if: (a) a Company Change in Recommendation shall have occurred, (b) the Board of Directors of Company shall have failed to recommend that Company’s stockholders vote to approve the Company Stockholder Matters or shall for any reason have withdrawn or shall have modified in a manner adverse to Parent the Company Board Recommendation; (c) Company shall have failed to include in the Proxy Statement/Prospectus/Information Statement the Company Board Recommendation; (d) the Board of Directors of Company shall have approved, endorsed or recommended any Acquisition Proposal; (e) the Company shall have entered into any binding letter of intent or similar document or Contract relating to an Acquisition Proposal; (f) a tender offer or exchange offer or similar transaction constituting an Acquisition Proposal with respect to the Company shall have been commenced, or the intention to commence such a transaction shall have been publicly announced, by a third party, and within 10 days thereof the Board of Directors of the Company shall have failed to recommend that Company’s stockholders reject such transaction and reaffirmed the Company Board Recommendation or (g) the Company or any director, officer or agent of Company shall have willfully and intentionally breached the provisions set forth in Section 5.12 of the Agreement.
“Company Walgreens Note” means the subordinated secured convertible promissory note, dated March 24, 2016, issued to Well Ventures, LLC.
“Company Warrant” means a warrant to purchase shares of Company Capital Stock.
“Consent” means any approval, consent, ratification, permission, waiver or authorization.
“Contract” means any legally binding written agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase Order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.
“Copyrights” mean all copyrights and copyrightable works (including without limitation databases and other compilations of information, mask works and semiconductor chip rights), including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works and all registrations and rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright.
“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For the avoidance of doubt, Encumbrance does not include Out Licenses.
“End Date” means the date that is six (6) months after the date of this Agreement.
“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
Annex A-63

“Exchange Ratio” means the ratio set forth below, with such ratio being calculated to the nearest 1/10,000 of a share:
The quotient obtained by dividing (A) Company Merger Shares by (B) Company Outstanding Shares, where:
“Company Allocation Percentage” means 96.5%.
“Company Merger Shares” means the product determined by multiplying the Post-Closing Parent Shares by the Company Allocation Percentage.
“Company Outstanding Shares” means the total number of shares of Company Capital Stock, outstanding immediately prior to the Effective Time (on an as converted to Company Common Stock basis), assuming, without duplication, (a) the exercise of all “in-the-money” Company Options and “in-the-money” Company Warrants outstanding as of immediately prior to the Effective Time, (b) the conversion of all shares of Company Preferred Stock into shares of Company Common Stock at the applicable conversation ratio as of the Closing Date (including after giving effect to any applicable anti-dilution adjustments by holders of Company Preferred Stock, if any), (c) the conversion or exercise of all other securities convertible into or exercisable for shares of Company Common Stock or Company Preferred Stock and (d) the issuance of any shares of Company Common Stock or Company Preferred Stock (or any rights or other Contracts convertible into or exercisable for such shares) under any Contract or arrangement pursuant to which the Company may be or become obligated to issue such shares, whether or not such obligation are contingent or absolute; provided that Company Outstanding Shares shall exclude any such shares to the extent issued or issuable in respect of any Pre-Closing Financing Amount in excess of $50,000,000.
“Company Post-Money Valuation” means the sum of (a) $143,700,000 (the “Pre-Money Valuation”), plus (b) the Pre-Closing Financing Amount; provided; in the event that Company consummates a Pre-Closing Financing of equity securities at a pre-money valuation of less than $143,700,000, the Pre-Money Valuation shall be that valuation.
“Parent Allocation Percentage” means 3.5%; provided; in the event the Company Post-Money Valuation is less than $173,700,000, the Parent Allocation Percentage shall be an amount equal to (a) $6,300,000 divided by (b) the sum of the Company Post-Money Valuation plus $6,300,000.
“Parent Outstanding Shares” means, subject to Section 1.6(f), the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time (after taking into account the effects of the Reverse Stock Split), assuming (a) the exercise of all Parent Options outstanding as of immediately prior to the Effective Time, (b) the conversion or exercise of all other securities convertible into or exercisable for shares of Parent Common Stock or Parent Preferred Stock and (c) the issuance of any shares of Parent Common Stock or Parent Preferred Stock (or any rights or other Contracts convertible into or exercisable for such shares) under any Contract or arrangement pursuant to which Parent may be or become obligated to issue such shares, whether or not such obligation are contingent or absolute, and including, for the avoidance of doubt, any Parent Preferred Stock Rights.
“Pre-Closing Financing Amount” means the sum of (a) the proceeds received by the Company from any Pre-Closing Financing, plus (b) the aggregate principal amount and accrued interest of Company Convertible Notes as of immediately prior to such time as such Company Convertible Notes convert into shares of Company Capital Stock.
“Post-Closing Parent Shares” mean the quotient determined by dividing the Parent Outstanding Shares by the Parent Allocation Percentage.
“Excluded Contracts” means (i) non-exclusive licenses and Contracts for the receipt of a license, access or other rights with respect to IP Rights or embodiments thereof (including open source software, “shrink-wrap” and “off the shelf” software, and software-as-a-service platforms) that are generally available on standard terms, (ii) non-disclosure agreements entered into in the ordinary course of business, (iii) Contracts with employees and consultants
Annex A-64

entered into in the ordinary course of business; (iv) non-exclusive licenses granted to customers and potential customers (but solely, in such case, for evaluation purposes) in the ordinary course of business; (v) Contracts that include ancillary licenses to use a third party’s trademarks or feedback which Contracts are not material to the Company’s business; (vi) Contracts that can be cancelled by an Acquired Company or Parent, as applicable, without penalty or with ninety (90) days’ notice or less unless such Contracts are material to the Company’s business, (vii) Contracts that have expired on their own terms or were terminated, and (viii) purchase orders and associated terms and conditions in the ordinary course of business for which the underlying goods or services have been delivered or received.
“FDA” means the United States Food and Drug Administration.
“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent registering the public offering and sale of Parent Common Stock to all holders of Company Common Stock in the Merger, including all shares of Parent Common Stock to be issued in exchange for all other shares of Company Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.
“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, regulatory agency, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5.
“Indebtedness” means, with respect to any Person, (i) all obligations for borrowed money and advancement of funds; (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, contracts or arrangements (whether or not convertible), (iii) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments, but excluding any such obligations to the extent there is cash being held by a third party in escrow exclusively for purposes of satisfying such obligations) (“Deferred Purchase Price”); (iv) all obligations arising out of any financial hedging, swap or similar arrangements; (v) all obligations as lessee that would be required to be capitalized in accordance with GAAP, whether or not recorded; (vi) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction; (vii) interest payable with respect to Indebtedness referred to in clause (i) through (vi), and (viii) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of such Person that would arise (whether or not then due and payable) if all such items under clauses (i) through (vii) were prepaid, extinguished, unwound and settled in full as of such specified date. For purposes of determining the Deferred Purchase Price obligations as of a specified date, such obligations shall be deemed to be the maximum amount of Deferred Purchase Price owing as of such specified date (whether or not then due and payable) or potentially owing at a future date.
“IP Rights” mean any and all of the following in any country or region: (a) Copyrights, Patent Rights, Trademark Rights, Trade Secrets, and other intellectual property rights; and (b) the right (whether at law, in equity, by Contract or otherwise) to enjoy or otherwise exploit any of the foregoing, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing, and rights of priority and protection of interests therein under the Legal Requirements of any jurisdiction worldwide.
“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
Annex A-65

“Legal Requirements” mean any federal, state, local, municipal, foreign or other law, statute, constitution, controlling principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
“Lock-up Signatories” means the Persons set forth on Schedule A.
“Merger Sub Common Stock” means the Common Stock, $0.00001 par value per share, of the Merger Sub.
“Nasdaq” means the Nasdaq Stock Market LLC, including the Nasdaq Capital Market or such other Nasdaq market on which shares of Parent Common Stock are then listed.
“Order” means any order, writ, injunction, judgment or decree.
“Parent Capital Stock” means Parent Common Stock and Parent Preferred Stock.
“Parent Disclosure Schedule” means the disclosure schedule that has been delivered by Parent to Company on the date of this Agreement.
“Parent Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which, is currently maintained, contributed to, or required to be contributed to, by the Parent or any Parent ERISA Affiliate for the benefit of any current or former employee, consultant or director of the Parent or any Parent ERISA Affiliate, or with respect to which the Parent or any Parent ERISA Affiliate has or may have any liability or obligation, and which will, following the Spin Out, either (i) continue to be maintained, contributed to, or required to be contributed to, by the Parent or any Parent Affiliate or (ii) may generate any liability or obligation for the Parent or any Parent ERISA Affiliate.
“Parent ERISA Affiliate” means each Subsidiary of the Parent and any other individual or entity controlling, controlled by or under common control with the Parent within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.
“Parent IP Rights” mean all IP Rights owned solely or co-owned by Parent or in which Parent has any right, title or interest.
“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects, (a) has had a material adverse effect on the business, financial condition, operations or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: Effects resulting (i) from conditions generally affecting the industries in which Parent participates or the United States or global economy or capital markets as a whole; (ii) changes in the trading price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to such changes in the trading price or trading volume of Parent Common Stock may if not otherwise to be disregarded pursuant to a different subclause of this definition, constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iii) any failure by Parent or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement (it being understood, however, that any effect causing or contributing to such failures to meet projections or predictions may constitute a Parent Material Adverse Effect and may, if not otherwise to be disregarded pursuant to a different subclause of this definition, be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world, (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather
Annex A-66

conditions, epidemics, pandemics (including the COVID-19 pandemic) and other force majeure events in the United States or any other country or region in the world; (vi) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements, (vii) changes in regulatory, legislative or political conditions (including the imposition or adjustment of tariffs) in the United States or any other country or region in the world; (viii)  any Effect resulting from the announcement of this Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, customers, partners, vendors, Governmental Bodies or any other third Person; (ix) any matter disclosed in the Parent Disclosure Schedule, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement and with respect to items (i), (ii), (iv), (v), (vi), and (vii) only to the extent that, individually or in the aggregate, such Effects do not have a disproportionate impact on the Acquired Companies taken as a whole; or (b) prevents Parent or Merger Sub from consummating the Merger.
“Parent Preferred Stock Rights” means any preferred share purchase right to purchase Series A Preferred Stock of Parent.
“Parent Shareholder” means any holder of Parent Capital Stock.
“Parent Stock Option Plans” mean Parent’s 2018 Equity Incentive Plan, as amended.
“Parent Triggering Event” shall be deemed to have occurred if: (a) a Parent Change in Recommendation shall have occurred; (b) the Board of Directors of Parent shall have failed to recommend that Parent’s shareholders vote to approve the Parent Shareholder Approval Matters or shall for any reason have withdrawn or shall have modified in a manner adverse to Company the Parent Board Recommendation; (c) Parent shall have failed to include in the Proxy Statement/Prospectus/Information Statement the Parent Board Recommendation; (d) Parent shall have failed to hold the Parent Shareholders’ Meeting within sixty (60) days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such sixty (60) day period shall be tolled for the earlier of sixty (60) days or so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); (e) the Board of Directors of Parent shall have approved, endorsed or recommended any Acquisition Proposal; (f) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 5.13); (g) a tender offer or exchange offer or similar transaction constituting an Acquisition Proposal in respect of Parent shall have been commenced, or the intention to commence such a transaction shall have been publicly announced, by a third party, and within 10 days thereof the Board of Directors of Parent shall have failed to recommend that Parent’s shareholders reject such transaction and reaffirmed the Parent Board Recommendation or (h) Parent or any director, officer or agent of Parent shall have willfully and intentionally breached the provisions set forth in Section 5.13.
“Patent Rights” mean all issued patents, pending patent applications and abandoned patents and patent applications provided that they can be revived (which for purposes of this Agreement will include utility models, design patents, industrial designs, certificates of invention and applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.
“Permitted Alternative Agreement” means a definitive agreement that contemplates or otherwise relates to an Acquisition Proposal that constitutes a Superior Offer.
“Permitted Encumbrance” means (i) Encumbrance for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in good faith by appropriate Legal Proceedings or that may thereafter be paid without penalty; (ii) statutory Encumbrances of landlords or lessors under rental agreements for amounts not delinquent, (iii) mechanics’, carriers’, warehousemen’s, workers’, repairers’ and similar Encumbrances imposed by applicable Legal Requirements or arising or incurred in the ordinary course of business consistent with past practice with respect to amounts not yet due and payable or being contested in good faith by appropriate Legal Proceedings; (iv) Encumbrances incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; and
Annex A-67

(v) licenses and other similar rights granted and obligations incurred in the ordinary course of business consistent with past practice that are not material to the operation of the applicable business, (vi) Encumbrances or encumbrances of record affecting any owned or leased real property, any matters that would be disclosed by a survey of any owned or leased real property and any zoning, land use, covenants, conditions and restrictions or similar matters affecting any owned or leased real property, in each case that would not be reasonably likely to materially interfere with the present use or occupancy of such real property.
“Person” means any person, Entity, Governmental Body, or group (as defined in Section 13(d)(3) of the Exchange Act).
“Personal Data” means any Protected Health Information, as defined in HIPAA, and a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or any other piece of information that allows the identification of a natural person.
A party’s “Representatives” include each Person that is or becomes (a) a Subsidiary or other controlled Affiliate of such party or (b) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such party or of any such party’s Subsidiaries or other controlled Affiliates.
“Pre-Closing Financing” means a transaction or series of transactions in which the Company issues shares of Company Capital Stock (or securities convertible into or exercisable for Company Capital Stock) primarily for capital raising purposes, and excluding for the avoidance of doubt, the issuance of shares of Company Capital Stock upon the conversion of the Company Convertible Notes.
“Proxy Statement/Prospectus/ Information Statement” shall mean the proxy statement/prospectus/information statement to be sent to Company’s stockholders in connection with the approval of this Agreement and the Merger (by signing the Company Stockholder Written Consent) and to Parent’s shareholders in connection with the Parent’s Shareholders’ Meeting.
“Rights Agreement” means the Rights Agreement, dated as of February 14, 2017, as amended, between Parent and Island Stock Transfer.
An Entity will be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.
“Subsequent Transaction” shall mean any Acquisition Transaction, with all references to 15% in the definition of Acquisition Proposal being treated as references to 50%.
“Superior Offer” means an unsolicited, bona fide written Acquisition Proposal (with all references to 15% in the definition of Acquisition Proposal being treated as references to 50% for these purposes) made by a third party that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement and (b) the terms of which the board of directors of either Parent or Company, as applicable, determines, in its reasonable judgment after consulting in good faith with an independent financial advisor and its outside legal counsel, to be more favorable to its stockholders from a financial point of view than the terms of the Merger, as well as the likelihood of the consummation thereof, which consideration shall include whether any financing is or may be required to consummate the transaction contemplated by such proposal, and whether such financing is committed and is reasonably capable of being obtained by the applicable offeror.
“Tax” and “Taxes” mean any U.S. federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
Annex A-68

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Trade Secrets” mean trade secrets, know-how, proprietary information, inventions, discoveries, improvements, technology, technical data and research and development, whether patentable or not.
“Trademark Rights” mean all material common law trademarks, registered trademarks, applications for registration of trademarks, material common law service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names, and Internet domain name registrations; and including all filings with the applicable Governmental Body indicating an intent to use any of the foregoing if not registered or subject to a pending application.
“Transaction Costs” means the aggregate amount of costs and expenses of a Person or any of its Subsidiaries incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Parent Transactions, including (a) any brokerage fees and commissions, finders’ fees or financial advisory fees, any fees and expenses of counsel or accountants payable by such Person or any of its Subsidiaries and any transaction bonuses or similar items in connection with the Parent Transactions, (b) any bonus, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the Parent Transactions) that become due or payable to any director, officer, employee or consultant of such Person in connection with the consummation of the Parent Transactions, (c) any payments to third parties under any Contract to which such Person or its Subsidiaries are a party triggered by the consummation of the Parent Transactions, or any payment or consideration arising under or in relation to obtaining any consents, waivers or approvals of any third party under any Contract to which such Person or its Subsidiaries are a party required to be obtained in connection with the consummation of the Parent Transactions in order for any such Contract to remain in full force and effect following the Closing or resulting from agreed-upon modification or early termination of any such Contract, in each case with respect to the foregoing matters (a)-(c), to the extent unpaid; provided, Parent and the Company shall share equally all expenses (other than attorneys’ and accountants’ fees and expenses, as to which each party shall bear their own fees and expenses) incurred in relation to the drafting, preparation, printing ( e.g. paid to a financial printer), delivery and filing with the SEC of the Form S-4 Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto.
“Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries, Affiliates or directors or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Parent Transactions, including any Legal Proceeding alleging or asserting any misrepresentation or omission in Proxy Statement/Prospectus/ Information Statement.
“Voting Agreement Signatories” mean: (a) the Persons set forth on Schedule B and (b) each of the directors and officers of Company and Parent.
Additionally, the following terms have the meanings assigned to such terms in the Sections of this Agreement set forth below opposite such term:

Defined Word	Section of Agreement

“Acceptable Company Confidentiality Agreement”	Section 5.12(a)
“Acceptable Parent Confidentiality Agreement”	Section 5.13(a)
“Agreement”	Preamble
“Allocation Certificate”	Section 5.17
“Articles of Conversion”	Section 5.25(a)
“Assignment/Assumption Agreement”	Section 5.24
“Certificate of Merger”	Section 1.3
“Certifications”	Section 3.5(a)
“Certificate of Conversion”	Section 5.25(a)
Annex A-69

“Closing Date”	Section 1.3
“Closing”	Section 1.3
“Code”	Recitals
“Company Appointees”	Section 5.11
“Company Balance Sheet”	Section 2.5(a)
“Company Board Recommendation”	Section 5.2(b)
“Company Change in Recommendation”	Section 5.2(c)
“Company Contract”	Section 2.14(b)
“Company Disclosure Schedule”	Article 2
“Company Financials”	Section 2.5(a)
“Company Insurance Policies”	Section 2.15
“Company Intervening Event”	Section 5.2(c)
“Company Owned IP Rights”	Section 2.8(d)
“Company Permits”	Section 2.9(b)
“Company Privacy Policy”	Section 2.8(i)
“Company Stock Certificate”	Section 1.9
“Company Stockholder Matters”	Section 5.2(a)
“Company Stockholder Written Consent”	Section 5.2(a)
“Company Termination Fee”	Section 7.3(c)
“Company Voting Agreement”	Recitals
“Company”	Preamble
“Confidentiality Agreement”	Section 5.4
“Contribution”	Section 5.24
“D&O Indemnified Party”	Section 5.6(a)
“Delaware Law”	Section 1.1
“Delaware Reincorporation”	Section 5.25(a)
“Dissenting Shares”	Section 1.7
“Disqualification Event”	Section 2.18
“DSHEA”	Section 3.9(e)
“Effective Time”	Section 1.3
“ERISA Affiliate”	Section 2.12
“ERISA”	Section 2.12
“Exchange Act”	Section 2.3(d)
“Exchange Agent”	Section 1.8(a)
“Exchange Fund”	Section 1.8(a)
“Exchange Ratio Announcement”	Section 5.1(d)
“FDA”	Section 3.9(e)
“FDCA”	Section 3.9(e)
“FTC”	Section 3.9(e)
“GAAP”	Section 2.5(a)
“knowledge of Company”	Section 8.15(e)
“knowledge of Parent”	Section 8.15(e)
“Liability”	Section 2.5(c)
“Lock-up Agreements”	Recitals
“Lookback Date”	Section 2.5(b)
Annex A-70

“Merger Consideration”	Section 1.6(a)
“Merger Sub”	Preamble
“Merger”	Recitals
“Nasdaq Listing Application”	Section 5.23
“Spin Out Sub”	Section 5.24
“Out Licenses”	Section 2.8(c)
“Parent 401(k) Plan”	Section 5.18
“Parent Amended and Restated Bylaws”	Section 5.25(b)
“Parent Amended and Restated Charter”	Section 5.25(b)
“Parent Board Recommendation”	Section 5.3(b)
“Parent Change in Recommendation”	Section 5.3(c)
“Parent Common Stock”	Section 1.6(a)
“Parent Contract”	Section 3.14(b)
“Parent Expense Reimbursement ”	Section 7.3(e)
“Parent Financials”	Section 3.5(f)
“Parent Insurance Policies”	Section 3.15
“Parent Intervening Event”	Section 5.3(c)
“Parent Option”	Section 3.2(b)
“Parent Out Licenses”	Section 3.8(c)
“Parent Outstanding Shares Certificate”	Section 5.17(b)
“Parent Owned IP Rights”	Section 3.8(a)
“Parent Permits”	Section 3.9(b)
“Parent Preferred Stock”	Section 3.2(a)
“Parent Privacy Policy”	Section 3.8(j)
“Parent SEC Documents”	Section 3.5(a)
“Parent Shareholder Approval Matters”	Section 5.3(a)
“Parent Shareholder Approval”	Section 3.3(a)
“Parent Shareholders’ Meeting”	Section 5.3(a)
“Parent Termination Fee”	Section 7.3(b)
“Parent Transactions”	Section 3.3(a)
“Parent Voting Agreement”	Recitals
“Parent Warrant”	Section 3.2(b)
“Parent”	Preamble
“Party” or “Parties”	Preamble
“Pre-Closing Period”	Section 4.1
“Record Date”	Section 5.24
“Required Company Stockholder Vote”	Section 2.3(a)
“SEC”	Section 2.3(d)
“Securities Act”	Section 2.3(d)
“Spin Out”	Section 5.24
“Spin Out Sub”	Section 5.24
“Spin Out Sub Dividend”	Section 5.24
“Surviving Corporation”	Section 1.1
“Third Party Expenses”	Section 7.3(d)
“Transactions”	Recitals
“Transfer Taxes”	Section 5.10
“Voting Agreements”	Recitals
Annex A-71

EXHIBIT B-1
FORM OF COMPANY VOTING AGREEMENT
Annex A-72

EXHIBIT B-2
FORM OF PARENT VOTING AGREEMENT
Annex A-73

EXHIBIT C
FORM OF LOCK-UP AGREEMENT
Annex A-74

EXHIBIT D
FORM OF CERTIFICATE OF MERGER
Annex A-75

EXHIBIT E
FORM OF ARTICLES OF INCORPORATION
Annex A-76

EXHIBIT F
FORM OF ASSIGNMENT/ASSUMPTION AGREEMENT

Annex A-77

EXHIBIT G
FORM OF PARENT AMENDED AND RESTATED CHARTER
Annex A-78

EXHIBIT H
FORM OF PARENT AMENDED AND RESTATED BYLAWS
Annex A-79

EXHIBIT I
FORM OF NOTE
Annex A-80

SCHEDULE A
LOCK-UP SIGNATORIES
•Gerard van Hamel Platerink
•Ed Kilroy
•Frank Litvack
•Gerald Gradwell
•Helen Ciesielski
• Glen Stettin
•Rob Faulkner
•Ryan Ferguson
•Fraser Mackay
•Will Misloski
•David Rawlins
•Neil Prezioso
•Adage Capital Partners, L.P.
•Deerfield Private Design Fund III, L.P.
•Lewis & Clark Ventures I Parallel Fund, LP
•Lewis & Clark Ventures I, LP
•Pura Vida SPV I, LLC
•Pura Vida Master Fund Ltd.
•RAF, L.P.
•Redmile Private Investments I, LP
•Redmile Capital Offshore Master Fund, Ltd.
•Redmile Capital Offshore II Master Fund, Ltd.
•Redmile Capital Fund, LP
•Redmile Private Investments I Affiliates, LP
•Redmile Strategic Master Fund, LP
•P Redmile Ltd.
•Well Ventures, LLC
•The Boots Company, LLC
Annex A-81

SCHEDULE B
VOTING AGREEMENT SIGNATORIES
Parent:
•Joseph Mannello
•Christopher Pechock
•Christopher Dewey
•Robert J. Harari
•Hariri Family Limited Partnership
•Andy Ponte
•Victor Mandel
•Louis J. Aronne
•Eric Zaltas
Company:
•Gerard van Hamel Platerink
•Ed Kilroy
•Frank Litvack
•Gerald Gradwell
•Helen Ciesielski
•Glen Stettin
•Rob Faulkner
•Ryan Ferguson
•Fraser Mackay
•Will Misloski
•David Rawlins
•Neil Prezioso
•Adage Capital Partners, L.P.
•Deerfield Private Design Fund III, L.P.
•Lewis & Clark Ventures I Parallel Fund, LP
•Lewis & Clark Ventures I, LP
•Pura Vida SPV I, LLC
•Pura Vida Master Fund Ltd.
Annex A-82

•RAF, L.P.
•Redmile Private Investments I, LP
•Redmile Capital Offshore Master Fund, Ltd.
•Redmile Capital Offshore II Master Fund, Ltd.
•Redmile Capital Fund, LP
•Redmile Private Investments I Affiliates, LP
•Redmile Strategic Master Fund, LP
•P Redmile Ltd.
•Well Ventures, LLC
•The Boots Company, LLC
Annex A-83

Annex B
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
MYOS RENS TECHNOLOGY, INC.
Myos Rens Technology, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:
A.The present name of the Corporation is Myos Rens Technology, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on [●], 2020 (the “Original Certificate”).
B.This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate”), which amends and restates the provisions of the Original Certificate and changes the name of the Corporation, was duly adopted in accordance with sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).
C.The text of the Original Certificate is hereby amended and restated in its entirety to read as follows:
ARTICLE I
The name of the Corporation is MedAvail Holdings, Inc.
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, State of Delaware, 19808. The name of its registered agent at such address is the Corporation Service Company.
ARTICLE III
The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
Section 1.This Corporation is authorized to issue two classes of stock, to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of stock that the Corporation shall have authority to issue is One Hundred Ten Million (110,000,000) of which One Hundred Million (100,000,000) shares are Common Stock, $0.001 par value, and Ten Million (10,000,000) are Preferred Stock, $0.001 par value.
Section 2.Each share of Common Stock shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders.
Section 3.The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of
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shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the Corporation shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
Section 4.Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).
ARTICLE V
Section 1.The number of directors that constitutes the entire Board of Directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.
Section 2.From and after the effectiveness of this Amended and Restated Certificate of Incorporation, the directors of the Corporation (other than any who may be elected by holders of Preferred Stock under specified circumstances) shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. Directors already in office shall be assigned to each class at the time such classification becomes effective in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
ARTICLE VI
Section 1.Any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors.
Section 2.Except as otherwise provided for or fixed by or pursuant to the provisions herein in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Corporation, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen until his or her successor shall have been duly
Annex B-2

elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
ARTICLE VII
Section 1.The Corporation is to have perpetual existence.
Section 2.The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
Section 3. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation. Notwithstanding the above or any other provision of this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation may not be amended, altered or repealed except in accordance with Article X of the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.
Section 4.The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
Section 5.No stockholder will be permitted to cumulate votes at any election of directors.
ARTICLE VIII
Section 1.Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
Section 2.Special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors, and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.
Section 3.Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws of the Corporation.
ARTICLE IX
Section 1.To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Section 2.The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership,
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joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board of Directors.
Section 3.The Corporation shall have the power to indemnify, to the extent permitted by applicable law, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
Section 4.Neither any amendment nor repeal of any Section of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit, claim or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE X
Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
ARTICLE XI
The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors and the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting securities of the Corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Section 3 of Article IV, Section 2 of Article V, Article VI, Section 5 of Article VII, Article VIII or Article XI of this Amended and Restated Certificate of Incorporation.
Annex B-4

IN WITNESS WHEREOF, Myos Rens Technology, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Joseph Mannello, a duly authorized officer of the Corporation on this ____ day of _________ 2020.

By:
Joseph Mannello
Chief Executive Officer
Annex B-5

Annex C

AMENDED AND RESTATED BYLAWS OF
MEDAVAIL HOLDINGS, INC.
(amended and restated on [●], 2020)

Annex C-1

Annex C-2

5.7	AUTHORITY AND DUTIES OF OFFICERS	C-15
ARTICLE VI - STOCK		C-15
6.1	STOCK CERTIFICATES; PARTLY PAID SHARES	C-15
6.2	SPECIAL DESIGNATION ON CERTIFICATES	C-16
6.3	LOST CERTIFICATES	C-16
6.4	DIVIDENDS	C-16
6.5	TRANSFER OF STOCK	C-16
6.6	STOCK TRANSFER AGREEMENTS	C-17
6.7	REGISTERED STOCKHOLDERS	C-17
ARTICLE VII - MANNER OF GIVING NOTICE AND WAIVER		C-17
7.1	DELIVERY OF NOTICE; NOTICE BY ELECTRONIC TRANSMISSION	C-17
7.2	NOTICE TO STOCKHOLDERS SHARING AN ADDRESS	C-18
7.3	NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL	C-18
7.4	WAIVER OF NOTICE	C-18
ARTICLE VIII - INDEMNIFICATION		C-19
8.1	INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS	C-19
8.2	INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE CORPORATION	C-19
8.3	SUCCESSFUL DEFENSE	C-19
8.4	INDEMNIFICATION OF OTHERS	C-19
8.5	ADVANCED PAYMENT OF EXPENSES	C-19
8.6	LIMITATION ON INDEMNIFICATION	C-20
8.7	DETERMINATION; CLAIM	C-20
8.8	NON-EXCLUSIVITY OF RIGHTS	C-20
8.9	INSURANCE	C-21
8.10	SURVIVAL	C-21
8.11	EFFECT OF REPEAL OR MODIFICATION	C-21
8.12	CERTAIN DEFINITIONS	C-21
ARTICLE IX - GENERAL MATTERS		C-21
9.1	EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS	C-21
9.2	FISCAL YEAR	C-22
9.3	SEAL	C-22
9.4	CONSTRUCTION; DEFINITIONS	C-22
ARTICLE X - AMENDMENTS		C-22
ARTICLE XI - EXCLUSIVE FORUM		C-22
Annex C-3

AMENDED AND RESTATED BYLAWS OF MEDAVAIL HOLDINGS, INC.

ARTICLE I - CORPORATE OFFICES
1.1.REGISTERED OFFICE
The registered office of MedAvail Holdings, Inc. shall be fixed in the corporation’s certificate of incorporation, as the same may be amended from time to time.
1.2.OTHER OFFICES
The corporation’s board of directors may at any time establish other offices at any place or places where the corporation is qualified to do business.
ARTICLE II - MEETINGS OF STOCKHOLDERS
2.1.PLACE OF MEETINGS
Meetings of stockholders shall be held at any place, within or outside the State of Delaware, determined by the board of directors. The board of directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the corporation’s principal executive office.
2.2.ANNUAL MEETING
The annual meeting of stockholders shall be held each year. The board of directors shall designate the date and time of the annual meeting. In the absence of such designation the annual meeting of stockholders shall be held on the second Tuesday of May of each year at 10:00 a.m. However, if such day falls on a legal holiday, then the meeting shall be held at the same time and place on the next succeeding business day. At the annual meeting, directors shall be elected and any other proper business may be transacted.
2.3.SPECIAL MEETING
(i)A special meeting of the stockholders, other than those required by statute, may be called at any time by (A) the board of directors, (B) the chairperson of the board of directors, (C) the chief executive officer or (D) the president (in the absence of a chief executive officer), but a special meeting may not be called by any other person or persons. The board of directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.
(ii)The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the board of directors, chairperson of the board of directors, chief executive officer or president (in the absence of a chief executive officer). Nothing contained in this Section 2.3(ii) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the board of directors may be held.
2.4.ADVANCE NOTICE PROCEDURES
(i)Advance Notice of Stockholder Business. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be brought: (A) pursuant to the corporation’s proxy materials with respect to such meeting, (B) by or at the direction of the board of directors, or (C) by a stockholder of the corporation who (1) is a stockholder of record at the time of the giving of the notice required by this Section 2.4(i) and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has timely complied in proper written form with the notice procedures set forth in this Section 2.4(i). In addition, for business to be properly
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brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to these bylaws and applicable law. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations), and included in the notice of meeting given by or at the direction of the board of directors, for the avoidance of doubt, clause (C) above shall be the exclusive means for a stockholder to bring business before an annual meeting of stockholders.
(a)To comply with clause (C) of Section 2.4(i) above, a stockholder’s notice must set forth all information required under this Section 2.4(i) and must be timely received by the secretary of the corporation. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the corporation not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the corporation first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which Public Announcement (as defined below) of the date of such annual meeting is first made. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described in this Section 2.4(i)(a). “Public Announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.
(b)To be in proper written form, a stockholder’s notice to the secretary must set forth as to each matter of business the stockholder intends to bring before the annual meeting: (1) a brief description of the business intended to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business and any Stockholder Associated Person (as defined below), (3) the class and number of shares of the corporation that are held of record or are beneficially owned by the stockholder or any Stockholder Associated Person and any derivative positions held or beneficially held by the stockholder or any Stockholder Associated Person, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or any Stockholder Associated Person with respect to any securities of the corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Associated Person with respect to any securities of the corporation, (5) any material interest of the stockholder or a Stockholder Associated Person in such business, and (6) a statement whether either such stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the corporation’s voting shares required under applicable law to carry the proposal (such information provided and statements made as required by clauses (1) through (6), a “Business Solicitation Statement”). In addition, to be in proper written form, a stockholder’s notice to the secretary must be supplemented not later than ten days following the record date for notice of the meeting to disclose the information contained in clauses (3) and (4) above as of the record date for notice of the meeting. For purposes of this Section 2.4, a “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii).
(c)Without exception, no business shall be conducted at any annual meeting except in accordance with the provisions set forth in this Section 2.4(i) and, if applicable, Section 2.4(ii). In addition, business proposed to be brought by a stockholder may not be brought before the annual meeting if such stockholder or a Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Business
Annex C-5

Solicitation Statement applicable to such business or if the Business Solicitation Statement applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that business was not properly brought before the annual meeting and in accordance with the provisions of this Section 2.4(i), and, if the chairperson should so determine, he or she shall so declare at the annual meeting that any such business not properly brought before the annual meeting shall not be conducted.
(ii)Advance Notice of Director Nominations at Annual Meetings. Notwithstanding anything in these bylaws to the contrary, only persons who are nominated in accordance with the procedures set forth in this Section 2.4(ii) shall be eligible for election or re-election as directors at an annual meeting of stockholders. Nominations of persons for election to the board of directors of the corporation shall be made at an annual meeting of stockholders only (A) by or at the direction of the board of directors or (B) by a stockholder of the corporation who (1) was a stockholder of record at the time of the giving of the notice required by this Section 2.4(ii), on the record date for the determination of stockholders entitled to notice of the annual meeting and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has complied with the notice procedures set forth in this Section 2.4(ii). In addition to any other applicable requirements, for a nomination to be made by a stockholder, the stockholder must have given timely notice thereof in proper written form to the secretary of the corporation.
(a)To comply with clause (B) of Section 2.4(ii) above, a nomination to be made by a stockholder must set forth all information required under this Section 2.4(ii) and must be received by the secretary of the corporation at the principal executive offices of the corporation at the time set forth in, and in accordance with, the final three sentences of Section 2.4(i)(a) above.
(b)To be in proper written form, such stockholder’s notice to the secretary must set forth:
(1)as to each person (a “nominee”) whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class and number of shares of the corporation that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (D) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (E) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, (F) a written statement executed by the nominee acknowledging that as a director of the corporation, the nominee will owe a fiduciary duty under Delaware law with respect to the corporation and its stockholders, and (G) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and
(2)as to such stockholder giving notice, (A) the information required to be provided pursuant to clauses (2) through (5) of Section 2.4(i)(b) above, and the supplement referenced in the second sentence of Section 2.4(i)(b) above (except that the references to “business” in such clauses shall instead refer to nominations of directors for purposes of this paragraph), and (B) a statement whether either such stockholder or Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of a number of the corporation’s voting shares reasonably believed by such stockholder or Stockholder Associated Person to be necessary to elect such nominee(s) (such information provided and statements made as required by clauses (A) and (B) above, a “Nominee Solicitation Statement”).
(c)At the request of the board of directors, any person nominated by a stockholder for election as a director must furnish to the secretary of the corporation (1) that information required to be set forth in the stockholder’s notice of nomination of such person as a director as of a date subsequent to the date on which the
Annex C-6

notice of such person’s nomination was given and (2) such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee; in the absence of the furnishing of such information if requested, such stockholder’s nomination shall not be considered in proper form pursuant to this Section 2.4(ii).
(d)Without exception, no person shall be eligible for election or re-election as a director of the corporation at an annual meeting of stockholders unless nominated in accordance with the provisions set forth in this Section 2.4(ii). In addition, a nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that a nomination was not made in accordance with the provisions prescribed by these bylaws, and if the chairperson should so determine, he or she shall so declare at the annual meeting, and the defective nomination shall be disregarded.
(iii)Advance Notice of Director Nominations for Special Meetings.
(a)For a special meeting of stockholders at which directors are to be elected pursuant to Section 2.3, nominations of persons for election to the board of directors shall be made only (1) by or at the direction of the board of directors or (2) by any stockholder of the corporation who (A) is a stockholder of record at the time of the giving of the notice required by this Section 2.4(iii), on the record date for the determination of stockholders entitled to notice of the special meeting and on the record date for the determination of stockholders entitled to vote at the special meeting and (B) delivers a timely written notice of the nomination to the secretary of the corporation that includes the information set forth in Sections 2.4(ii)(b) and (ii)(c) above. To be timely, such notice must be received by the secretary at the principal executive offices of the corporation not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. A person shall not be eligible for election or re-election as a director at a special meeting unless the person is nominated (i) by or at the direction of the board of directors or (ii) by a stockholder in accordance with the notice procedures set forth in this Section 2.4(iii). In addition, a nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.
(b)The chairperson of the special meeting shall, if the facts warrant, determine and declare at the meeting that a nomination or business was not made in accordance with the procedures prescribed by these bylaws, and if the chairperson should so determine, he or she shall so declare at the meeting, and the defective nomination or business shall be disregarded.
(iv)Other Requirements and Rights. In addition to the foregoing provisions of this Section 2.4, a stockholder must also comply with all applicable requirements of state law and of the 1934 Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.4, including, with respect to business such stockholder intends to bring before the annual meeting that involves a proposal that such stockholder requests to be included in the corporation’s proxy statement, the requirements of Rule 14a-8 (or any successor provision) under the 1934 Act. Nothing in this Section 2.4 shall be deemed to affect any right of the corporation to omit a proposal from the corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the 1934 Act.
2.5NOTICE OF STOCKHOLDERS’ MEETINGS
Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications,
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if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the written notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.
2.6QUORUM
The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Where a separate vote by a class or series or classes or series is required, a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws.
If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.
2.7ADJOURNED MEETING; NOTICE
When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the board of directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
2.8CONDUCT OF BUSINESS
The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business. The chairperson of any meeting of stockholders shall be designated by the board of directors; in the absence of such designation, the chairperson of the board, if any, the chief executive officer (in the absence of the chairperson) or the president (in the absence of the chairperson of the board and the chief executive officer), or in their absence any other executive officer of the corporation, shall serve as chairperson of the stockholder meeting.
2.9VOTING
The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.
Except as may be otherwise provided in the certificate of incorporation or these bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.
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Except as otherwise required by law, the certificate of incorporation or these bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of shares of such class or series or classes or series present in person or represented by proxy at the meeting shall be the act of such class or series or classes or series, except as otherwise provided by law, the certificate of incorporation or these bylaws.
2.10STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING
Subject to the rights of the holders of the shares of any series of preferred stock or any other class of stock or series thereof having a preference over the common stock as dividend or upon liquidation, any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders.
2.11RECORD DATES
In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the board of directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.
If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.
A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting.
In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.
2.12PROXIES
Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A written proxy may be in the form of a telegram, cablegram, or other means of electronic transmission which sets forth or is submitted with
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information from which it can be determined that the telegram, cablegram, or other means of electronic transmission was authorized by the person.
2.13LIST OF STOCKHOLDERS ENTITLED TO VOTE
The corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the corporation’s principal place of business. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.
2.14INSPECTORS OF ELECTION
Before any meeting of stockholders, the board of directors shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The number of inspectors shall be either one (1) or three (3). If any person appointed as inspector fails to appear or fails or refuses to act, then the chairperson of the meeting may, and upon the request of any stockholder or a stockholder’s proxy shall, appoint a person to fill that vacancy.
Such inspectors shall:
(i)ascertain the number of shares outstanding and the voting power of each;
(ii)determine the shares represented at the meeting and the validity of proxies and ballots;
(iii)count all votes and ballots;
(iv)determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and
(v)certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.
The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three (3) inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.
ARTICLE III - DIRECTORS
3.1.POWERS
The business and affairs of the corporation shall be managed by or under the direction of the board of directors, except as may be otherwise provided in the DGCL or the certificate of incorporation.
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3.2.NUMBER OF DIRECTORS
The board of directors shall consist of one or more members, each of whom shall be a natural person. Unless the certificate of incorporation fixes the number of directors, the number of directors shall be determined from time to time by resolution of the board of directors. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
3.3.ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS
Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.
If so provided in the certificate of incorporation, the directors of the corporation shall be divided into three classes.
3.4.RESIGNATION AND VACANCIES
Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the board of directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.
Unless otherwise provided in the certificate of incorporation or these bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by stockholders. If the directors are divided into classes, a person so elected by the directors then in office to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.
If at any time, by reason of death or resignation or other cause, the corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the certificate of incorporation or these bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the DGCL.
If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole board of directors (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting stock at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the DGCL as far as applicable.
3.5.PLACE OF MEETINGS; MEETINGS BY TELEPHONE
The board of directors may hold meetings, both regular and special, either within or outside the State of Delaware.
Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the board of directors, or any committee designated by the board of directors or any subcommittee, may participate in a meeting
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of the board of directors, or any such committee or subcommittee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
3.6.REGULAR MEETINGS
Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board of directors.
3.7.SPECIAL MEETINGS; NOTICE
Special meetings of the board of directors for any purpose or purposes may be called at any time by the chairperson of the board of directors, the chief executive officer, the president, the secretary or a majority of the authorized number of directors.
Notice of the time and place of special meetings shall be:
(i)delivered personally by hand, by courier or by telephone;
(ii)sent by United States first-class mail, postage prepaid;
(iii)sent by facsimile;
(iv)sent by electronic mail; or
(v)otherwise given by electronic transmission (as defined in Section 7.1), directed to each director at that director’s address, telephone number, facsimile number, electronic mail address or other contact for notice by electronic transmission, as the case may be, as shown on the corporation’s records.
If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile, (iii) sent by electronic mail or (iv) otherwise given by electronic transmission, it shall be delivered, sent or otherwise directed to each director, as applicable, at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the corporation’s principal executive office) nor the purpose of the meeting.
3.8.QUORUM; VOTING
At all meetings of the board of directors, a majority of the total authorized number of directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the board of directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.
The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the board of directors, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.
If the certificate of incorporation provides that one or more directors shall have more or less than one vote per director on any matter, every reference in these bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.
3.9.BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING
Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors, or of any committee or subcommittee thereof, may be taken
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without a meeting if all members of the board of directors or committee or subcommittee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board of directors or committee or subcommittee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.9 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.
3.10.FEES AND COMPENSATION OF DIRECTORS
Unless otherwise restricted by the certificate of incorporation or these bylaws, the board of directors shall have the authority to fix the compensation of directors.
3.11.REMOVAL OF DIRECTORS
Consistent with Section 141(k) of the DGCL, so long as the board of directors remains classified as provided in Section 141(d) of the DGCL, any director may be removed from office by the stockholders of the corporation only for cause.
No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.
ARTICLE IV - COMMITTEES
4.1.COMMITTEES OF DIRECTORS
The board of directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors or in these bylaws, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the corporation.
4.2.COMMITTEE MINUTES
Each committee and subcommittee shall keep regular minutes of its meetings and report the same to the board of directors, or the committee, when required.
4.3.MEETINGS AND ACTION OF COMMITTEES
A majority of the directors then serving on a committee or subcommittee shall constitute a quorum for the transaction of business by the committee or subcommittee, unless the certificate of incorporation, these bylaws, a resolution of the board of directors or a resolution of a committee that created the subcommittee requires a greater or lesser number, provided that in no case shall a quorum be less than 1/3 of the directors then serving on the committee or subcommittee. The vote of the majority of the members of a committee or subcommittee present at a meeting at which a quorum is present shall be the act of the committee or subcommittee, unless the certificate of incorporation, these bylaws, a resolution of the board of directors or a resolution of a committee that created the
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subcommittee requires a greater number. Meetings and actions of committees and subcommittees shall otherwise be governed by, and held and taken in accordance with, the provisions of:
(i)Section 3.5 (place of meetings and meetings by telephone);
(ii)Section 3.6 (regular meetings);
(iii)Section 3.7 (special meetings and notice);
(iv)Section 3.8 (quorum; voting);
(v)Section 7.4 (waiver of notice); and
(vi)Section 3.9 (action without a meeting)
with such changes in the context of those bylaws as are necessary to substitute the committee or subcommittee and its members for the board of directors and its members. However:
(i)the time and place of regular meetings of committees and subcommittees may be determined either by resolution of the board of directors or by resolution of the committee or subcommittee;
(ii)special meetings of committees and subcommittees may also be called by resolution of the board of directors or the committee or subcommittee; and
(iii)notice of special meetings of committees and subcommittees shall also be given to all alternate members, as applicable, who shall have the right to attend all meetings of the committee or subcommittee. The board of directors, or, in the absence of any such action by the board of directors, the committee or subcommittee, may adopt rules for the government of any committee or subcommittee not inconsistent with the provisions of these bylaws.
Any provision in the certificate of incorporation providing that one or more directors shall have more or less than one vote per director on any matter shall apply to voting in any committee or subcommittee, unless otherwise provided in the certificate of incorporation or these bylaws.
4.4.SUBCOMMITTEES
Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the board of directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
ARTICLE V - OFFICERS
5.1.OFFICERS
The officers of the corporation shall be a president and a secretary. The corporation may also have, at the discretion of the board of directors, a chairperson of the board of directors, a vice chairperson of the board of directors, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.
5.2.APPOINTMENT OF OFFICERS
The board of directors shall appoint the officers of the corporation, except such officers as may be appointed in accordance with the provisions of Sections 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.
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5.3.SUBORDINATE OFFICERS
The board of directors may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the board of directors may from time to time determine.
5.4.REMOVAL AND RESIGNATION OF OFFICERS
Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the board of directors at any regular or special meeting of the board of directors, or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or, except in the case of an officer chosen by the board of directors, by any officer upon whom such power of removal may be conferred by the board of directors.
Any officer may resign at any time by giving written notice to the corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party.
5.5.VACANCIES IN OFFICES
Any vacancy occurring in any office of the corporation shall be filled by the board of directors or as provided in Section 5.3.
5.6.REPRESENTATION OF SHARES OF OTHER CORPORATIONS
The chairperson of the board of directors, the president, any vice president, the treasurer, the secretary or assistant secretary of this corporation, or any other person authorized by the board of directors or the president or a vice president, is authorized to vote, represent, and exercise on behalf of this corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
5.7.AUTHORITY AND DUTIES OF OFFICERS
All officers of the corporation shall respectively have such authority and perform such duties in the management of the business of the corporation as may be designated from time to time by the board of directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the board of directors.
ARTICLE VI - STOCK
6.1.STOCK CERTIFICATES; PARTLY PAID SHARES
The shares of the corporation shall be represented by certificates, provided that the board of directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Unless otherwise provided by resolution of the board of directors, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the corporation by any two authorized officers of the corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The corporation shall not have power to issue a certificate in bearer form.
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The corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.
6.2.SPECIAL DESIGNATION ON CERTIFICATES
If the corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 156, 202(a), 218(a) or 364 of the DGCL or with respect to this Section 6.2 a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.
6.3.LOST CERTIFICATES
Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the corporation and cancelled at the same time. The corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
6.4.DIVIDENDS
The board of directors, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock, subject to the provisions of the certificate of incorporation.
The board of directors may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the corporation, and meeting contingencies.
6.5.TRANSFER OF STOCK
Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer.
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6.6.STOCK TRANSFER AGREEMENTS
The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
6.7.REGISTERED STOCKHOLDERS
The corporation:
(i)shall be entitled to treat the person registered on its books as the owner of any share or shares as the person exclusively entitled to receive dividends, vote, receive notifications and otherwise exercise all the rights and powers of an owner of such share or shares; and
(ii)shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
ARTICLE VII - MANNER OF GIVING NOTICE AND WAIVER
7.1.DELIVERY OF NOTICE; NOTICE BY ELECTRONIC TRANSMISSION
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Company under any provision of the DGCL, the certificate of incorporation or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Company and shall be given (i) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (ii) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (iii) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Company in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by this Section 7.1. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Company.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Company under any provision of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Company.
Notice given pursuant to the preceding paragraph shall be deemed given:
(i)if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;
(ii)if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and
(iii)if by any other form of electronic transmission, when directed to the stockholder.
For purposes of the DGCL, the certificate of incorporation and these bylaws, (i) “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process., (ii) “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Company who is available to assist with accessing such files and
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information), (iii) “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered, and (iv) “document” means any tangible medium on which information is inscribed, and includes handwritten, typed, printed or similar instruments, and copies of such instruments and an electronic transmission.
Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (i) the Company is unable to deliver by such electronic transmission two consecutive notices given by the Company and (ii) such inability becomes known to the Secretary or an Assistant Secretary of the Company or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.
An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Company that notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
No provision of this section 7.1, except for subsection (i) of the first paragraph and subsections (ii) and (iii) of the seventh paragraph shall apply to Sections 164, 296, 311, 312 or 324 of the DGCL.
7.2.NOTICE TO STOCKHOLDERS SHARING AN ADDRESS
Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the corporation under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any stockholder who fails to object in writing to the corporation, within 60 days of having been given written notice by the corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice.
7.3.NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL
Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
7.4.WAIVER OF NOTICE
Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.
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ARTICLE - INDEMNIFICATION
8.1.INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS
Subject to the other provisions of this Article VIII, the corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
8.2.INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHTS OF THE CORPORATION
Subject to the other provisions of this Article VIII, the corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
8.3.SUCCESSFUL DEFENSE
To the extent that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
8.4.INDEMNIFICATION OF OTHERS
Subject to the other provisions of this Article VIII, the corporation shall have power to indemnify its employees and agents to the extent not prohibited by the DGCL or other applicable law. The board of directors shall have the power to delegate to such person or persons the determination of whether employees or agents shall be indemnified.
8.5.ADVANCED PAYMENT OF EXPENSES
Expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the corporation in defending any Proceeding shall be paid by the corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such
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expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) actually and reasonably incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The right to advancement of expenses shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding (or any part of any Proceeding) referenced in Section 8.6(ii) or 8.6(iii) prior to a determination that the person is not entitled to be indemnified by the corporation.
8.6.LIMITATION ON INDEMNIFICATION
Subject to the requirements in Section 8.3 and the DGCL, the corporation shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):
(i)for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;
(ii)for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);
(iii)for any reimbursement of the corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the corporation, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);
(iv)initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the corporation or its directors, officers, employees, agents or other indemnitees, unless (a) the board of directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (b) the corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the corporation under applicable law, (c) otherwise required to be made under Section 8.7 or (d) otherwise required by applicable law; or
(v)if prohibited by applicable law.
8.7.DETERMINATION; CLAIM
If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 90 days after receipt by the corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The corporation shall indemnify such person against any and all expenses that are actually and reasonably incurred by such person in connection with any action for indemnification or advancement of expenses from the corporation under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.
8.8.NON-EXCLUSIVITY OF RIGHTS
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another
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capacity while holding such office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.
8.9.INSURANCE
The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.
8.10.SURVIVAL
The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
8.11.EFFECT OF REPEAL OR MODIFICATION
A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or these bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
8.12.CERTAIN DEFINITIONS
For purposes of this Article VIII, references to the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article VIII.
ARTICLE IX - GENERAL MATTERS
9.1.EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS
Except as otherwise provided by law, the certificate of incorporation or these bylaws, the board of directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the board of directors or within the agency power of an officer, no officer, agent
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or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
9.2.FISCAL YEAR
The fiscal year of the corporation shall be fixed by resolution of the board of directors and may be changed by the board of directors.
9.3.SEAL
The corporation may adopt a corporate seal, which shall be adopted and which may be altered by the board of directors. The corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
9.4.CONSTRUCTION; DEFINITIONS
Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.
ARTICLE X - AMENDMENTS
These bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least 66 2/3% of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders of the corporation to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of these bylaws: Article II, Sections 3.1, 3.2, 3.4 and 3.11 of Article III, Article VIII and this Article X (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other Bylaw). The board of directors shall also have the power to adopt, amend or repeal bylaws; provided, however, that a bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the board of directors.
ARTICLE XI - EXCLUSIVE FORUM
Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action arising pursuant to any provision of the DGCL or the corporation’s certificate of incorporation or these bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten (10) days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than such court, or (C) for which such court does not have subject matter jurisdiction. Nothing herein contained shall be construed to preclude stockholders that assert claims under the Securities Act of 1933, as amended, the 1934 Act or any successor thereto, from bringing such claims in state or federal court, subject to applicable law.
Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the corporation shall be deemed to have notice of and consented to the provisions of this Article XI.
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Annex D
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
§ 262 Appraisal rights [For application of this section, see 79 Del. Laws, c. 72, § 22; 79 Del. Laws, c. 122, § 12; 80 Del. Laws, c. 265, § 18; 81 Del. Laws, c. 354, § 17; and 82 Del. Laws, c. 45, § 23].
(a)Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b)Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1)Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2)Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a.Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c.Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3)In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4)In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of
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this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”
(c)Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.
(d)Appraisal rights shall be perfected as follows:
(1)If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2)If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such
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effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e)Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f)Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g)At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any
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stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h)After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i)The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j)The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k)From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has
Annex D-4

not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l)The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.
Annex D-5

Annex E
MYOS RENS TECHNOLOGY INC.
CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
(PURSUANT TO NRS 78.385 AND 78.390)
MYOS RENS Technology Inc., a corporation organized and existing under and by virtue of the provisions of the Nevada Revised Statutes of the State of Nevada (the "Corporation"), does hereby certify as follows:
FIRST: Article FOURTH of the Corporation's Articles of Incorporation shall be amended to add the following two paragraphs at the end of Article FOURTH:
“Upon the effectiveness of the Certificate of Amendment of the Articles of Incorporation adding this paragraph (the "Effective Time"), each two to fifteen shares of the Corporation's Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of the Corporation’s Common Stock, par value $0.001 per share, without any further action by the Corporation or the holder thereof, the exact ratio within the two to fifteen range to be determined by the Board of Directors of the Corporation prior to the Effective Time and publicly announced by the Corporation, subject to the treatment of fractional share interests as described below (the "Reverse Stock Split"). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Shareholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation's exchange agent in lieu of such fractional share interests, upon receipt by the Corporation's exchange agent of any required transmittal letter properly completed and duly executed by the shareholder, and, where shares are held in certificated form, the surrender of the shareholder’s Old Certificates (as defined below), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Corporation's exchange agent of all fractional shares otherwise issuable. Each certificate that immediately prior to the Effective Time represented shares of Common Stock ("Old Certificates") shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.
After giving effect to the Reverse Stock Split, and after taking into account the Reverse Stock Split, the aggregate number of shares which the corporation shall have authority to issue shall consist of 100,000,000 shares of Common Stock having a $0.001 par value. The Common Stock and/or Preferred Stock of the Company may be issued from time to time without prior approval by the shareholders. The Common Stock and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of Common Stock and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions of the Board of Directors.”
SECOND: On ________, 2020, the Board of Directors of the Corporation determined that each __ shares of the Corporation's Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.001 per share. The Corporation publicly announced this ratio on _______, 2020.
THIRD: This Certificate of Amendment shall become effective on _______, 2020 at [ ] [a.m./p.m.], local time in Nevada.
Annex E-1

FOURTH: The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: [__].
* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.
Annex E-2

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the [ ] day of [ ], 2020.

MYOS RENS Technology Inc.

By:
Name:
Title:

Annex E-3

Annex F
PLAN OF CONVERSION
OF
MYOS RENS TECHNOLOGY INC.
THIS PLAN OF CONVERSION (this “Plan”) is entered into by MYOS RENS TECHNOLOGY INC., a Nevada corporation (the “Converting Entity”), which intends to convert (the “Conversion”) into MYOS RENS TECHNOLOGY INC., a Delaware corporation (the “Converted Entity”).
WHEREAS, the Converting Entity is a corporation duly organized and existing under the laws of the State of Nevada;
WHEREAS, the Board of Directors of the Converting Entity has determined that it is advisable and in the best interests of the Converting Entity and its stockholder for the Converting Entity to convert from a Nevada corporation to a Delaware corporation;
WHEREAS, in accordance with Nevada Revised Statute (“NRS”) 92A and Section 265 of the Delaware General Corporation Law (the “DGCL”) the Converting Entity proposes to effect the Conversion into the Converted Entity;
WHEREAS, the form, terms and provisions of this Plan have been authorized, approved and adopted by the Board of Directors of the Converting Entity; and
WHEREAS, this Plan has been authorized, approved and adopted by the holders of a majority of the voting power of the stockholders of the Converting Entity.
NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements, undertakings and obligations set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.Conversion.
(a)The name of the Converting Entity is MYOS RENS TECHNOLOGY INC., a Nevada corporation.
(b)The name of the Converted Entity shall be MYOS RENS TECHNOLOGY INC., a Delaware corporation.
(c)Upon the Effective Time (as defined below), and in accordance with NRS 92A and Section 265 of the DGCL, the Converting Entity shall be converted from a Nevada corporation to a Delaware corporation and shall thereafter be subject to all of the provisions of the DGCL, except that notwithstanding Section 106 of the DGCL, the existence of the Converted Entity shall be deemed to have commenced on the date the Converting Entity commenced its existence in the State of Nevada.
(d)Upon the Effective Time (as defined below), by virtue of the Conversion and without any further action on the part of the Converting Entity or its stockholders, the Converted Entity shall for all purposes of the laws of the State of Delaware, be deemed to be the same entity as the Converting Entity existing immediately prior to the Effective Time. Upon the Effective Time (as defined below), by virtue of the Conversion and without any further action on the part of the Converting Entity or its stockholders, for all purposes of the laws of the State of Delaware, all of the rights, privileges and powers of the Converting Entity existing immediately prior to the Effective Time, and all property, real, personal and mixed, and all debts due to the Converting Entity existing immediately prior to the Effective Time, shall remain vested in the Converted Entity and shall be the property of the Converted Entity and the title to any real property vested by deed or otherwise in the Converting Entity existing immediately prior to the Effective Time shall not revert or be in any way impaired by reason of the Conversion; but all creditors and all liens upon any property of the Converting Entity existing immediately prior to the Effective Time shall be preserved unimpaired, and all debts, liabilities and duties of the Converting Entity existing immediately prior to the Effective Time shall remain attached to the Converted Entity upon the Effective Time, and may be enforced against the
Annex F-1

Converted Entity to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Converted Entity in its capacity as a corporation of the State of Delaware. The rights, privileges, powers and interests in property of the Converting Entity existing immediately prior to the Effective Time, as well as the debts, liabilities and duties of the Converting Entity existing immediately prior to the Effective Time, shall not be deemed, as a consequence of the Conversion, to have been transferred to the Converted Entity upon the Effective Time for any purpose of the laws of the State of Delaware.
(e)The Conversion shall not be deemed to affect any obligations or liabilities of the Converting Entity incurred prior to the Conversion or the personal liability of any person incurred prior to the Conversion.
2.Filings. As promptly as practicable following the adoption of this Plan by the Board of Directors and the stockholders of the Converting Entity, the Converting Entity shall cause the Conversion to be effective by:
(a)executing and filing (or causing the execution and filing of) Articles of Conversion pursuant to Section 92A.205 of the NRS, substantially in the form of Exhibit A hereto (the “Articles of Conversion”);
(b)executing and filing (or causing the execution and filing of) a Certificate of Conversion pursuant to Sections 103 and 265 of the DGCL, substantially in the form of Exhibit B hereto (the “Certificate of Conversion”); and
(c)executing and filing (or causing the execution and filing of) a Certificate of Incorporation of the Converted Entity, substantially in the form of Exhibit C hereto (the “Certificate of Incorporation”).
3.Effective Time. The Conversion shall become effective upon the later of (i) the effectiveness of the filing of the Articles of Conversion and (ii) the effectiveness of the filing of the Certificate of Conversion and of the Certificate of Incorporation (the “Effective Time”).
4.Effect of Conversion.
(a)Effect on Common Stock. Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or its stockholders, each share of Common Stock, $0.001 par value per share, of the Converting Entity (“Converting Entity Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall convert into one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Converted Entity (“Converted Entity Common Stock”).
(b)Effect on Outstanding Stock Options. Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or its stockholders, each option to purchase shares of Converting Entity Common Stock outstanding immediately prior to the Effective Time shall convert into an equivalent option to purchase shares of Converted Entity Common Stock.
(c)Effect on Stock Certificates. All of the outstanding certificates representing shares of Converting Entity Common Stock immediately prior to the Effective Time shall be deemed for all purposes to continue to evidence ownership of and to represent the same number of shares of Converted Entity Common Stock.
(d)Effect on Employee Benefit, Equity Incentive or Other Similar Plans. Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or its stockholders, each employee benefit plan, stock option plan or other similar plan to which the Converting Entity is a party shall continue to be a plan of the Converted Entity. To the extent that any such plan provides for the issuance of Converting Entity Common Stock, upon the Effective Time, such plan shall be deemed to provide for the issuance of Converted Entity Common Stock.
(e)Effect on Directors and Officers. Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or its stockholder, the members of the Board of Directors and the officers of the Converting Entity holding their respective offices in the Converting Entity existing immediately prior to the Effective Time shall continue in their respective offices as members of the Board of Directors and officers, respectively, of the Converted Entity.
Annex F-2

5.Tax Reporting. The Conversion is intended to be a “reorganization” for purposes of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Plan of Conversion is hereby adopted as a “plan of reorganization” for purposes of the Section 368(a)(1)(F) of the Code.
6.Further Assurances. If, at any time after the Effective Time, the Converted Entity shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan, (a) to vest, perfect or confirm, of record or otherwise, in the Converted Entity its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Converting Entity existing immediately prior to the Effective Time, or (b) to otherwise carry out the purposes of this Plan, the Converted Entity and its officers and directors (or their designees), are hereby authorized to solicit in the name of the Converted Entity any third-party consents or other documents required to be delivered or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Converting Entity existing immediately prior to the Effective Time and otherwise to carry out the purposes of this Plan.
7. Delaware Bylaws. Upon the Effective Time, the bylaws of the Converted Entity shall be the Bylaws of MYOS RENS TECHNOLOGY INC., substantially in the form of Exhibit D hereto.
8.Delaware Indemnification Agreements. As promptly as practicable following the Effective Time, the Converted Entity shall enter into an Indemnification Agreement substantially in the form of Exhibit E hereto with each member of the Board of Directors of the Converted Entity and each executive officer of the Converted Entity.
9.Miscellaneous.
(a)Copy of Plan of Conversion. Following the Conversion, a copy of this Plan will be kept on file at the offices of the Converted Entity, and any stockholder of the Converted Entity (or former stockholder of the Converting Entity) may request a copy of this Plan at no charge at any time.
(b)Termination. At any time prior to the Effective Time, this Plan may be terminated and the transactions contemplated hereby may be abandoned by action of the Board of Directors of the Converting Entity if, in the opinion of the Board of Directors of the Converting Entity, such action would be in the best interests of the Converting Entity and its stockholders. In the event of termination of this Plan, this Plan shall become void and of no further force or effect.
(c)Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person other than as expressly provided herein. For the avoidance of doubt, following the Conversion the Converting Entity will hold all of the rights and obligations of the Converted Entity under this Plan.
(d)Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.
[signature page follows]

Annex F-3

IN WITNESS WHEREOF, the Converting Entity has executed this Plan as of the day and year first above written.

MYOS RENS TECHNOLOGY INC.

Name:
Title:

Annex F-4

Exhibit A
ARTICLES OF CONVERSION
Annex F-5

Exhibit B
CERTIFICATE OF CONVERSION
Annex F-6

Exhibit C
CERTIFICATE OF INCORPORATION
OF
MYOS RENS TECHNOLOGY INC.
Annex F-7

Exhibit D
BYLAWS
OF
MYOS RENS TECHNOLOGY INC.
Annex F-8

Exhibit E
FORM OF INDEMNIFICATION AGREEMENT
Annex F-9

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov	Annex G

Articles of Conversion (PURSUANT TO NRS 92A.205) Page 1

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

PLEASE NOTE: The charter document for the resulting entity must be submitted/filed simultaneously with the articles of conversion.
Articles of Conversion
(Pursuant to NRS 92A.205)
1.Name and jurisdiction of organization of constituent entity and resulting entity:

MYOS RENS Technology Inc.
Name on constituent entity

Nevada	corporation
Jurisdiction	Entity type *

and
MYOS RENS Technology Inc.
Name of resulting entity

Delaware	corporation
Jurisdiction	Entity type *
2.A plan of conversion has been adopted by the constituent entity in compliance with the law of the jurisdiction governing the constituent entity.
3.Location of plan of conversion: (check one)
☐   The entire plan of conversion is attached to these articles.
☒   The complete executed plan of conversion is on file at the registered office or principal place of business of the resulting entity.
☐   The complete executed plan of conversion for the resulting domestic limited partnership is on file at the records office required by NRS 88.330.
* corporation, limited partnership, limited-liability limited partnership, limited-liability company or business trust.

This form must be accompanied by appropriate fees.	Nevada Secretary of State 92A Conversion Page 1 Revised: 1-5-15
Annex G-1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Articles of Conversion (PURSUANT TO NRS 92A.205) Page 2
4.Forwarding address where copies of process may be sent by the Secretary of State of Nevada (if a foreign entity is the resulting entity in the conversion):

Attn:	Ryan Ferguson

c/o:	MedAvail, Inc.
6665 Millcreek Drive, Suite 1
Mississauga, Ontario, Canada L5N 5M4

5.Effective date and time of filing: (optional) (must not be later than 90 days after the certificate is filed)

Date:	Time:
6.Signatures - must be signed by:
1.If constituent entity is a Nevada entity: an officer of each Nevada corporation; all general partners of each Nevada limited partnership or limited-liability limited partnership; a manager of each Nevada limited-liability company with managers or one member if there are no managers; a trustee of each Nevada business trust; a managing partner of a Nevada limited-liability partnership (a.k.a. general partnership governed by NRS chapter 87).
2.If constituent entity is a foreign entity: must be signed by the constituent entity in the manner provided by the law governing it.

Name of constituent entity

X

Signature	Title	Date
* Pursuant to NRS 92A.205(4) if the conversion takes effect on a later date specified in the articles of conversion pursuant to NRS 92A.240, the constituent document filed with the Secretary of State pursuant to paragraph (b) subsection 1 must state the name and the jurisdiction of the constituent entity and that the existence of the resulting entity does not begin until the later date. This statement must be included within the resulting entity's articles.
FILING FEE: $350.00
IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	PRINT	Nevada Secretary of State 92A Conversion Page 2 Revised: 1-5-15
Annex G-2

Annex H
STATE OF DELAWARE
CERTIFICATE OF CONVERSION
of
MYOS RENS TECHNOLOGY INC.
(a Nevada Corporation)
to
MYOS RENS TECHNOLOGY INC.
(a Delaware Corporation)
THIS CERTIFICATE OF CONVERSION of MYOS RENS TECHNOLOGY INC., a Nevada corporation (the “Nevada Corp.”) to MYOS RENS TECHNOLOGY INC., a Delaware Corporation (the “Corporation”) is being executed and filed pursuant to Section 265 of the Delaware General Corporation Law.
1.The date on which and jurisdiction where the Nevada Corp. was first formed is April 11, 2007, in the State of Nevada.
2.The name and type of entity of the Nevada Corp. immediately prior to filing this Certificate of Conversion is MYOS RENS TECHNOLOGY INC., a Nevada corporation.
3.The name of the Corporation as set forth in its Certificate of Incorporation filed simultaneously herewith is MYOS RENS TECHNOLOGY INC.
4.This Certificate of Conversion shall be effective as of the date of filing of this Certificate of Conversion with Certificate of Incorporation.
IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the Nevada Corp. has executed this Certificate on [_____], 2020.

By:
Name:
Title:
Annex H-1

Annex I
MEDAVAIL, INC.
2020 EQUITY INCENTIVE PLAN
1.Purposes of the Plan; Award Types.
(a)Purposes of the Plan. The purposes of this Plan are to attract and retain personnel for positions with the Company Group, to provide additional incentive to Employees, Directors, and Consultants, and to promote the success of the Company’s business.
(b)Award Types. The Plan permits the grant of Incentive Stock Options to any ISO Employee and the grant of Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and Performance Awards to any Service Provider.
2.Definitions. The following definitions are used in this Plan:
(a)“Administrator” means Administrator as defined in Section 4(a).
(b)“Applicable Laws” means the requirements relating to the administration of equity-based awards and the related issuance of Shares under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and, only to the extent applicable with respect to an Award or Awards, the tax, securities, exchange control, and other laws of any jurisdictions other than the United States where Awards are, or will be, granted under the Plan. Reference to a section of an Applicable Law or regulation related to that section shall include such section or regulation, any valid regulation issued under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(c)“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Performance Awards.
(d)“Award Agreement” means the written or electronic agreement setting forth the terms applicable to an Award granted under the Plan. The Award Agreement is subject to the terms of the Plan.
(e)“Board” means the Board of Directors of the Company.
(f)“Change in Control” means the occurrence of any of the following events:
(i)A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, that for this subsection, the acquisition of additional stock by any one Person, who prior to such acquisition is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company, such event shall not be considered a Change in Control under this Section 2(f)(i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(ii)A change in the effective control of the Company which occurs on the date a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the appointment or election. For this Section 2(f)(ii), if
Annex I-1

any person is in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii)A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, that for this Section 2(f)(iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets:
(1)a transfer to an entity controlled by the Company’s stockholders immediately after the transfer, or
(2)a transfer of assets by the Company to:
(A)a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock,
(B)an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company,
(C)a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or
(D)an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in Section 2(f)(iii)(2)(A) to Section 2(f)(iii)(2)(C).
For this definition, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For this definition, persons will be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
(iv)A transaction will not be a Change in Control:
(1)unless the transaction qualifies as a change in control event within the meaning of Code Section 409A; or
(2)if its sole purpose is to (1) change the state of the Company’s incorporation, or (2) create a holding company owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(g)“Code” means the U.S. Internal Revenue Code of 1986. Reference to a section of the Code or regulation related to that section shall include such section or regulation, any valid regulation issued under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(h)“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board.
(i)“Common Stock” means the common stock of the Company.
(j)“Company” means, prior to the Merger, MYOS Rens Technology, Inc., and on and following the Effective Date, MedAvail, Inc., a Delaware corporation, or any of its successors.
(k)“Company Group” means the Company, any Parent or Subsidiary, and any entity that, from time to time and at the time of any determination, directly or indirectly, is in control of, is controlled by or is under common control with the Company.
Annex I-2

(l)“Consultant” means any natural person engaged by a member of the Company Group to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities. A Consultant must be a person to whom the issuance of Shares registered on Form S-8 under the Securities Act is permitted.
(m)“Director” means a member of the Board.
(n)“Employee” means any person, including Officers and Directors, employed by the Company or any member of the Company Group. However, with respect to Incentive Stock Options, an Employee must be employed by the Company or any Parent or Subsidiary of the Company (such an Employee, an “ISO Employee”). Notwithstanding, Options awarded to individuals not providing services to the Company or a Subsidiary of the Company should be carefully structured to comply with the payment timing rule of Code Section 409A. Neither service as a Director nor payment of a director’s fee by the Company will constitute “employment” by the Company.
(o)“Exchange Act” means the U.S. Securities Exchange Act of 1934.
(p)“Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower Exercise Prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the Exercise Price of an outstanding Award is increased or reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.
(q)“Exercise Price” means the price payable per share to exercise an Award.
(r)“Expiration Date” means the last possible day on which an Option or Stock Appreciation Right may be exercised. Any exercise must be completed before midnight U.S. Pacific Time between the Expiration Date and the following date; provided, however, that any broker- assisted cashless exercise of an Option granted hereunder must be completed by the close of market trading on the Expiration Date.
(s)“Fair Market Value” means, as of any date, the value of a Share, determined as follows:
(i)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, the Fair Market Value will be the closing sales price for a Share (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported by such source as the Administrator determines to be reliable;
(ii)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date on the last Trading Day such bids and asks were reported), as reported by such source as the Administrator determines to be reliable; or
(iii)Absent an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.
Notwithstanding the foregoing, if the determination date for the Fair Market Value occurs on a weekend, holiday or other day other than a Trading Day, the Fair Market Value will be the price as determined under subsections (s)(i) or (s)(ii) above on the immediately preceding Trading Day, unless otherwise determined by the Administrator. In addition, for purposes of determining the fair market value of shares for any reason other than the determination of the Exercise Price of Options or Stock Appreciation Rights, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. Note that the determination of fair market value for purposes of tax withholding may be made in the
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Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.
(t)“Fiscal Year” means a fiscal year of the Company.
(u)“Grant Date” means Grant Date as defined in Section 4(d).
(v)“Incentive Stock Option” means an Option that is intended to qualify and does qualify as an incentive stock option within the meaning of Code Section 422.
(w)“Merger” means the merger of MYOS Rens Technology, Inc. with the Company pursuant to the Agreement and Plan of Merger and Reorganization by and between the Company and MYOS Rens Technology, Inc. dated June 30, 2020.
(x)“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
(y)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(z)“Option” means a stock option to acquire Shares granted under Section 5.
(aa)“Outside Director” means a Director who is not an Employee.
(bb)“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).
(cc)“Participant” means the holder of an outstanding Award.
(dd)“Performance Awards” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be cash- or stock-denominated and may be settled for cash, Shares or other securities or a combination of the foregoing under Section 9.
(ee)“Performance Period” means Performance Period as defined in Section 9(a)
(ff)“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.
(gg)“Plan” means this 2020 Equity Incentive Plan.
(hh)“Restricted Stock” means Shares issued under an Award granted under Section 7 or issued as a result of the early exercise of an Option.
(ii)“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value, granted under Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
(jj)“Securities Act” means U.S. Securities Act of 1933.
(kk)“Service Provider” means an Employee, Director or Consultant.
(ll)“Share” means a share of Common Stock.
(mm)“Stock Appreciation Right” means an Award granted under Section 6.
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(nn)“Subsidiary” means a “subsidiary corporation” as defined in Code Section 424(f), in relation to the Company.
(oo)“Tax Withholdings” means tax, social insurance and social security liability or premium obligations in connection with the Awards, including, without limitation, (i) all federal, state, and local income, employment and any other taxes (including the Participant’s U.S. Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or a member of the Company Group, (ii) the Participant’s and, to the extent required by the Company, the fringe benefit tax liability of the Company or a member of the Company Group, if any, associated with the grant, vesting, or exercise of an Award or sale of Shares issued under the Award, and (iii) any other taxes or social insurance or social security liabilities or premium the responsibility for which the Participant has, or has agreed to bear, with respect to such Award or the Shares subject to an Award.
(pp)“Ten Percent Owner” means Ten Percent Owner as defined in Section 5(b)(i).
(qq)“Termination of Status Date” means Termination of Status Date as defined in Section 4(c)(i).
(rr)“Trading Day” means a day on which the primary stock exchange or national market system on which the Common Stock trades is open for trading.
(ss)“Transaction” means Transaction as defined in Section 13(a).
3.Shares Subject to the Plan.
(a)Allocation of Shares to Plan. The maximum aggregate number of Shares that may be issued under the Plan is:
(i)3,520,000 Shares, plus
(ii)any additional Shares that become available for issuance under the Plan under Sections 3(b) and 3(c).
The Shares may be authorized but unissued Common Stock or Common Stock issued and then reacquired by the Company.
(b)Automatic Share Reserve Increase. Subject to the provisions of Sections (12)(a) and 16, the number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2021 Fiscal Year, in an amount equal to the least of:
(i)5,000,000 Shares,
(ii)5% of the total number of shares of all classes of common stock of the Company outstanding on the last day of the immediately preceding Fiscal Year, and
(iii)a lesser number of Shares determined by the Administrator.
(c)Share Reserve Return.
(i)Options and Stock Appreciation Rights. If an Option or Stock Appreciation Right expires or becomes unexercisable without having been exercised in full or is surrendered under an Exchange Program, the unissued Shares subject to the Option or Stock Appreciation Right will become available for future issuance under the Plan.
(ii)Stock Appreciation Rights. Only Shares actually issued pursuant to a Stock Appreciation Right (i.e., the net Shares issued) will cease to be available under the Plan; all remaining Shares originally subject to the Stock Appreciation Right will remain available for future issuance under the Plan.
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(iii)Full-Value Awards. Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, or stock-settled Performance Awards that are reacquired by the Company due to failure to vest or are forfeited to the Company will become available for future issuance under the Plan.
(iv)Withheld Shares. Shares used to pay the Exercise Price of an Award or to satisfy Tax Withholdings related to an Award will become available for future issuance under the Plan.
(v)Cash-Settled Awards. If any portion of an Award under the Plan is paid to a Participant in cash rather than Shares, that cash payment will not reduce the number of Shares available for issuance under the Plan.
(d)Incentive Stock Options. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal 200% of the aggregate Share number stated in Section 3(a) plus, to the extent allowable under Code Section 422, any Shares that become available for issuance under the Plan under Sections 3(b) and 3(c).
(e)Adjustment. The numbers provided in Sections 3(a), 3(b), and 3(d) will be adjusted as a result of changes in capitalization and any other adjustments under Section 12.
(f)Substitute Awards. If the Committee grants Awards in substitution for equity compensation awards outstanding under a plan maintained by an entity acquired by or becomes a part of any member of the Company group, the grant of those substitute Awards will not decrease the number of Shares available for issuance under the Plan.
4.Administration of the Plan.
(a)Procedure.
(i)The Plan will be administered by the Board or a Committee (the “Administrator”). Different Administrators may administer the Plan with respect to different groups of Service Providers. The Board may retain the authority to concurrently administer the Plan with a Committee and may revoke the delegation of some or all authority previously delegated.
(ii)To the extent permitted by Applicable Laws, the Board or a Committee may delegate to one or more officers the authority to grant Awards to Employees of the Company or any of its Subsidiaries, provided that the delegation must comply with any limitations on the authority required by Applicable Laws, including the total number of Shares that may be subject to the Awards granted by such officer(s). This delegation may be revoked at any time by the Board or Committee.
(b)Powers of the Administrator. Subject to the terms of the Plan, any limitations on delegations specified by the Board, and any requirements imposed by Applicable Laws, the Administrator will have the authority, in its sole discretion, to make any determinations and perform any actions deemed necessary or advisable to administer the Plan including:
(i)to determine the Fair Market Value;
(ii)to approve forms of Award Agreements for use under the Plan (provided that all forms of Award Agreement must be approved by the Board or the Committee of Directors acting as the Administrator);
(iii)to select the Service Providers to whom Awards may be granted and grant Awards to such Service Providers;
(iv)to determine the number of Shares to be covered by each Award granted;
(v)to determine the terms and conditions, consistent with the Plan, of any Award granted. Such terms and conditions may include, but are not limited to, the Exercise Price, the time(s) when Awards may be
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exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating to an Award;
(vi)to institute and determine the terms and conditions of an Exchange Program;
(vii)to interpret the Plan and make any decisions necessary to administer the Plan;
(viii)to establish, amend and rescind rules relating to the Plan, including rules relating to sub-plans established to satisfy laws of jurisdictions other than the United States or to qualify Awards for special tax treatment under laws of jurisdictions other than the United States;
(ix)to interpret, modify or amend each Award (subject to Section 17), including extending the Expiration Date and the post-termination exercisability period of such modified or amended Awards;
(x)to allow Participants to satisfy tax withholding obligations in any manner permitted by Section 14;
(xi)to delegate ministerial duties to any of the Company’s employees;
(xii)to authorize any person to take any steps and execute, on behalf of the Company, any documents required for an Award previously granted by the Administrator to be effective;
(xiii)to temporarily suspend the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes, provided that, unless prohibited by Applicable Laws, such suspension shall be lifted in all cases not less than 10 Trading Days before the last date that the Award may be exercised;
(xiv)to allow Participants to defer the receipt of the payment of cash or the delivery of Shares otherwise due to any such Participants under an Award; and
(xv)to make any determinations necessary or appropriate under Section 12
(c)Termination of Status.
(i)Unless a Participant is on a leave of absence approved by the Company or a member of the Company Group, as set forth in Section 10, or unless otherwise expressly provided in an Award Agreement or required by Applicable Laws, the Participant’s status as a Service Provider, for purposes of the Plan and any Awards granted to him or her under the Plan, will end immediately before midnight U.S. Pacific Time between (x) the date on which the Participant last actively provides continuous services for a member of the Company Group and (y) the immediately following date (such time of termination, (the “Termination of Status Date”)). The Administrator has the sole discretion to determine the date on which a Participant stops actively providing continuous services and whether a Participant may still be considered to be actively providing continuous services while on a leave of absence and the Administrator may delegate this decision, other than with respect to Officers, to the Company’s senior human resources officer.
(ii)This termination of status as a Service Provider will occur regardless of the reason for such termination, even if the termination is later found to be invalid, in breach of employment laws in the jurisdiction where the Participant is providing services, or in violation of the terms of the Participant’s employment or service agreement, if any such agreement exists.
(iii)Unless otherwise expressly provided in an Award Agreement, determined by the Administrator or required by Applicable Laws, a Participant’s right to vest in any Award under the Plan will cease and a Participant’s right to exercise any Award under the Plan after termination, if any, will begin as of the Termination of Status Date and will not be extended by any notice period, whether arising under contract, statute or common law, including any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is providing services.
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(d)Grant Date. The grant date of an Award (“Grant Date”) will be the date that the Administrator makes the determination granting such Award or may be a later date if such later date is designated by the Administrator on the date of the determination or under an automatic grant policy. Notice of the determination will be provided to each Participant within a reasonable time after the Grant Date.
(e)Waiver. The Administrator may waive any terms, conditions or restrictions.
(f)Fractional Shares. Except as otherwise provided by the Administrator, any fractional Shares that result from the adjustment of Awards will be canceled. Any fractional Shares that result from vesting percentages will be accumulated and vested on the date that an accumulated full Share is vested.
(g)Electronic Delivery. The Company may deliver by e-mail or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company or another member of the Company Group) all documents relating to the Plan or any Award and all other documents that the Company is required to deliver to its security holders (including prospectuses, annual reports and proxy statements).
(h)Choice of Law; Choice of Forum. The Plan, all Awards and all determinations made and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under this Plan, a Participant’s acceptance of an Award is his or her consent to the jurisdiction of the State of Delaware, and agreement that any such litigation will be conducted in Delaware Court of Chancery, or the federal courts for the United States for the District of Delaware, and no other courts, regardless of where a Participant’s services are performed.
(i)Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.
5.Stock Options.
(a)Stock Option Award Agreement. Each Option will be evidenced by an Award Agreement that will specify the number of Shares subject to the Option, per share Exercise Price, its Expiration Date, and such other terms and conditions as the Administrator determines. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. An Option not designated as an Incentive Stock Option is a Nonstatutory Stock Option.
(b)Exercise Price. The Exercise Price for the Shares to be issued upon exercise of an Option will be determined by the Administrator and stated in the Award Agreement, subject to the following:
(i)In the case of an Incentive Stock Option:
(1)granted to an ISO Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary (a “Ten Percent Owner”), the Exercise Price for the Shares to be issued will be no less than 110% of the Fair Market Value per Share on the date of grant; and
(2)granted to any ISO Employee other than a Ten Percent Owner, the Exercise Price for the Shares to be issued will be no less than 100% of the Fair Market Value per Share on the date of grant.
(ii)In the case of a Nonstatutory Stock Option, the Exercise Price for the Shares to be issued will be no less than 100% of the Fair Market Value per Share on the date of grant.
(iii)Notwithstanding the foregoing, Options may be granted with an Exercise Price of less than 100% of the Fair Market Value per Share on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code or (ii) to a Service Provider that is not a U.S. taxpayer.
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(c)Form of Consideration. The Administrator will determine the acceptable form(s) of consideration for exercising an Option. Unless the Administrator determines otherwise, the consideration may consist of any one or more or combination of the following, to the extent permitted by Applicable Laws:
(i)cash;
(ii)check or wire transfer;
(iii)promissory note, if and to the extent approved by the Company;
(iv)other Shares that have a fair market value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which such Option will be exercised. To the extent not prohibited by the Administrator, this shall include the ability to tender Shares to exercise the Option and then use the Shares received on exercise to exercise the Option with respect to additional Shares;
(v)consideration received by the Company under a cashless exercise arrangement (whether through a broker or otherwise) implemented by the Company for the exercise of Options that has been approved by the Board or a Committee of Directors, if and to the extent approved by the Company;
(vi)consideration received by the Company under a net exercise program under which Shares are withheld from otherwise deliverable Shares that has been approved by the Board or a Committee of Directors, if and to the extent approved by the Company; and
(vii)any other consideration or method of payment to issue Shares (provided that other forms of considerations may only be approved by the Administrator).
(d)Term of Option. The term of each Option will be determined by the Administrator and stated in the Award Agreement, provided that, in the case of an Incentive Stock Option: (a) granted to a Ten Percent Owner, the Option may not be exercisable after the expiration of 5 years from the date such Option is granted, or such shorter term as may be provided in the Award Agreement; and (b) granted to an ISO Employee other than a Ten Percent Owner, the Option may not be exercisable after the expiration of 10 years from the date such Option is granted term, or such shorter term as may be provided in the Award Agreement.
(e)Incentive Stock Option Limitations.
(i)To the extent that the aggregate fair market value of the shares with respect to which incentive stock options under Code Section 422(b) are exercisable for the first time by a Participant during any calendar year (under all plans and agreements of the Company Group) exceeds $100,000, the incentive stock options whose value exceeds $100,000 will be treated as nonstatutory stock options. Incentive stock options will be considered in the order in which they were granted. For this purpose, the fair market value of the shares subject to an option will be determined as of the grant date of each option.
(ii)If an Option is designated in the Administrator action that granted it as an Incentive Stock Option but the terms of the Option do not comply with Sections 5(b) and 5(d), then the Option will not qualify as an Incentive Stock Option.
(f)Exercise of Option. An Option is exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholdings). Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, despite the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. An Option may not be exercised for a fraction of a Share. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan (except as provided in Section 3(c) and for purchase under the Option, by the number of Shares as to which the Option is exercised.
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(g)Expiration of Options. Subject to Section 5(d), an Option’s Expiration Date will be set forth in the Award Agreement. An Option may expire before its expiration date under the Plan (including pursuant to Sections 4(c), 12, 13, or 15(d) or under the Award Agreement.
(h)Tolling of Expiration. If exercising an Option prior to its expiration is not permitted because of Applicable Laws, other than the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted, the Option will remain exercisable until 30 days after the first date on which exercise no longer would be prevented by such provisions. If this would result in the Option remaining exercisable past its Expiration Date, then unless earlier terminated pursuant to Section 13, the Stock Appreciation Right will remain exercisable only until the end of the later of (x) the first day on which its exercise would not be prevented by Section 18(a) and (y) its Expiration Date.
6.Stock Appreciation Rights.
(a)Stock Appreciation Right Award Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the number of Shares subject to the Stock Appreciation Right, its per share Exercise Price, its Expiration Date, and such other terms and conditions as the Administrator determines.
(b)Exercise Price. The Exercise Price of a Stock Appreciation Right will be determined by the Administrator, provided that in the case of a Stock Appreciation Right granted to a U.S. taxpayer, the Exercise Price will be no less than 100% of the Fair Market Value of a Share on the date of grant.
(c)Payment of Stock Appreciation Right Amount. Payment upon Stock Appreciation Right exercise may be made in cash, in Shares (which, on the date of exercise, have an aggregate Fair Market Value equal to the amount of payment to be made under the Award), or any combination of cash and Shares, with the determination of form of payment made by the Administrator. When a Participant exercises a Stock Appreciation Right, he or she will be entitled to receive a payment from the Company equal to:
(i)the excess, if any, between the fair market value on the date of exercise over the Exercise Price multiplied by
(ii)the number of Shares with respect to which the Stock Appreciation Right is exercised.
(d)Exercise of Stock Appreciation Right. A Stock Appreciation Right is exercise when the Company receives a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Stock Appreciation Right. Shares issued upon exercise of a Stock Appreciation Right will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to a Stock Appreciation Right, despite the exercise of the Stock Appreciation Right. The Company will issue (or cause to be issued) such Shares promptly after the Stock Appreciation Right is exercised. A Stock Appreciation Right may not be exercised for a fraction of a Share. Exercising a Stock Appreciation Right in any manner will decrease (x) the number of Shares thereafter available under the Stock Appreciation Right by the number of Shares as to which the Stock Appreciation Right is exercised and (y) the number of Shares thereafter available under the Plan by the number of Shares issued upon such exercise.
(e)Expiration of Stock Appreciation Rights. A Stock Appreciation Right’s Expiration Date will be set forth in the Award Agreement. A Stock Appreciation Right may expire before its expiration date under the Plan (including pursuant to Sections 4(c), 12, 13, or 15(c) or under the Award Agreement.
(f)Tolling of Expiration. If exercising a Stock Appreciation Right prior to its expiration is not permitted because of Applicable Laws, other than the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted, the Stock Appreciation Right will remain exercisable until 30 days after the first date on which exercise no longer would be prevented by such provisions. If this would result in the Stock Appreciation Right remaining exercisable past its Expiration Date, then unless earlier terminated pursuant to Section
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13, the Stock Appreciation Right will remain exercisable only until the end of the later of (x) the first day on which its exercise would not be prevented by Section 18(a) and (y) its Expiration Date.
7.Restricted Stock.
(a)Restricted Stock Award Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the number of Shares subject to the Award of Restricted Stock and such other terms and conditions as the Administrator determines. For the avoidance of doubt, Restricted Stock may be granted without any Period of Restriction (e.g., vested stock bonuses). Unless the Administrator determines otherwise, Shares of Restricted Stock will be held in escrow while unvested.
(b)Restrictions.
(i)Except as provided in this Section 7(b) or the Award Agreement, while unvested, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated.
(ii)While unvested, Service Providers holding Shares of Restricted Stock may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
(iii)Service Providers holding a Share covered by an Award of Restricted Stock will not be entitled to receive dividends and other distributions paid with respect to such Shares while such Shares are unvested, unless the Administrator provides otherwise. If the Administrator provides that dividends and distributions will be received and any such dividends or distributions are paid in cash they will be subject to the same provisions regarding forfeitability as the Shares with respect to which they were paid and if such dividend or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares with respect to which they were paid and, unless the Administrator determines otherwise, the Company will hold such dividends until the restrictions on the Shares with respect to which they were paid have lapsed.
(iv)Except as otherwise provided in this Section 7(b) or an Award Agreement, a Share covered by each Award of Restricted Stock made under the Plan will be released from escrow when practicable after the last day of the applicable Period of Restriction.
(v)The Administrator may impose, prior to grant, or remove any restrictions on Shares covered by an Award of Restricted Stock.
8.Restricted Stock Units.
(a)Restricted Stock Unit Award Agreement. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the number of Restricted Stock Units subject to the Award of Restricted Stock Units and such other terms and conditions as the Administrator determines.
(b)Vesting Criteria and Other Terms. The Administrator will set vesting criteria that, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (that may include continued employment or service) or any other basis determined by the Administrator in its sole discretion.
(c)Earning Restricted Stock Units. Upon meeting any applicable vesting criteria, the Participant will have earned the Restricted Stock Units and will be paid as determined in Section 8(d). The Administrator may reduce or waive any criteria that must be met to earn the Restricted Stock Units.
(d)Form and Timing of Payment. Payment of earned Restricted Stock Units will be made at the time(s) set forth in the Award Agreement and determined by the Administrator. Unless otherwise provided in the Award Agreement, the Administrator may settle earned Restricted Stock Units in cash, Shares, or a combination of both.
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9.Performance Awards.
(a)Award Agreement. Each Performance Award will be evidenced by an Award Agreement that will specify the specify any time period during which any performance objectives or other vesting provisions will be measured (“Performance Period”), and such other terms and conditions as the Administrator determines.
(b)Objectives or Vesting Provisions and Other Terms. The Administrator will set objectives or vesting provisions that, depending on the extent to which the objectives or vesting provisions are met, will determine the value of the payout for the Performance Awards. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (that may include continued employment or service) or any other basis determined by the Administrator in its sole discretion.
(c)Form and Timing of Payment. Payment of earned Performance Awards will be made at the time(s) specified in the Award Agreement. Payment with respect to earned Performance Awards will be made in cash, in Shares of equivalent value, or any combination of cash and Shares, with the determination of form of payment made by the Administrator at the time of payment.
(d)Value of Performance Awards. Each Performance Award’s threshold, target, and maximum payout values will be established by the Administrator on or before the Grant Date.
(e)Earning Performance Awards. After an applicable Performance Period has ended, the holder of a Performance Award will be entitled to receive a payout for the Performance Award earned by the Participant over the Performance Period. The Administrator may reduce or waive any performance objectives or other vesting provisions for such Performance Award.
10.Leaves of Absence/Transfer Between Locations/Change of Status.
(a)Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or within the Company Group.
(b)Vesting. Unless a leave policy approved by the Administrator provides otherwise or it is otherwise required by Applicable Law, vesting of Awards granted under the Plan will continue only for Participants on an approved leave of absence.
(c)Incentive Stock Options. With respect to Incentive Stock Options, no such leave may exceed 3 months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by a Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
11.Transferability of Awards. Unless determined otherwise by the Administrator, or otherwise required by Applicable Laws, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, the Award will be limited by any additional terms and conditions imposed by the Administrator. Any unauthorized transfer of an Award will be void.
12.Adjustments; Dissolution or Liquidation.
(a)Adjustments. If any extraordinary dividend or other extraordinary distribution (whether in cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire securities of the Company, other change in the corporate structure of the Company affecting the Shares, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any
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of its successors) affecting the Shares occurs (including a Change in Control), the Administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the Plan, will adjust the number and class of shares that may be delivered under the Plan and/or the number, class, and price of shares covered by each outstanding Award, and the numerical Share limits in Section 3. Notwithstanding the foregoing, the conversion of any convertible securities of the Company and ordinary course repurchases of Shares or other securities of the Company will not be treated as an event that will require adjustment.
(b)Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant, at such time prior to the effective date of such proposed transaction as the Administrator determines. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
13.Change in Control.
(a)Administrator Discretion. If a Change in Control or a merger of the Company with or into another corporation or other entity occurs (each, a “Transaction”), each outstanding Award will be treated as the Administrator determines, including that such Award be continued by the successor corporation or a Parent or Subsidiary of the successor corporation or that the vesting of any such Awards may accelerate automatically upon consummation of a Transaction.
(b)Identical Treatment Not Required. The Administrator need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Administrator may take different actions with respect to the vested and unvested portions of an Award. The Administrator will not be required to treat all Awards similarly in the Transaction.
(c)Continuation. An Award will be considered continued if, following the Change in Control or merger:
(i)the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Transaction, the consideration (whether stock, cash, or other securities or property) received in the Transaction by holders of Shares for each Share held on the effective date of the Transaction (and if holders were offered a choice of consideration, the type of consideration received by the holders of a majority of the outstanding Shares) and the Award otherwise is continued in accordance with its terms (including vesting criteria, subject to Section 13(iii) below and Section 12(a); provided that if the consideration received in the Transaction is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon exercising an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, or Performance Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Transaction; or
(ii)the Award is terminated in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the Transaction. Any such cash or property may be subjected to any escrow applicable to holders of Common Stock in the Change in Control. If as of the date of the occurrence of the Transaction the Administrator determines that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment. The amount of cash or property can be subjected to vesting and paid to the Participant over the original vesting schedule of the Award.
(iii)Notwithstanding anything in this Section 13(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Transaction corporate structure will not invalidate an otherwise valid Award assumption.

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(d)Modification. The Administrator will have authority to modify Awards in connection with a Change in Control or merger:
(i)in a manner that causes the Awards to lose their tax-preferred status,
(ii)to terminate any right a Participant has to exercise an Option prior to vesting in the Shares subject to the Option (i.e., “early exercise”), so that following the closing of the Transaction the Option may only be exercised only to the extent it is vested;
(iii)to reduce the Exercise Price subject to the Award in a manner that is disproportionate to the increase in the number of Shares subject to the Award, as long as the amount that would be received upon exercise of the Award immediately before and immediately following the closing of the Transaction is equivalent and the adjustment complies with U.S. Treasury Regulation Section 1.409A-1(b)(v)(D); and
(iv)to suspend a Participant’s right to exercise an Option during a limited period of time preceding and or following the closing of the Transaction without Participant consent if such suspension is administratively necessary or advisable to permit the closing of the Transaction.
(e)Non-Continuation. If the successor corporation does not continue an Award (or some portion such Award), the Participant will fully vest in (and have the right to exercise) 100% of the then-unvested Shares subject to his or her outstanding Options and Stock Appreciation Rights, all restrictions on 100% of the Participant’s outstanding Restricted Stock and Restricted Stock Units will lapse, and, regarding 100% of Participant’s outstanding Awards with performance-based vesting, all performance goals or other vesting criteria will be treated as achieved at 100% of target levels and all other terms and conditions met. In no event will vesting of an Award accelerate as to more than 100% of the Award. If Options or Stock Appreciation Rights are not continued when a Change in Control or a merger of the Company with or into another corporation or other entity occurs, the Administrator will notify the Participant in writing or electronically that the Participant’s vested Options or Stock Appreciation Rights (after considering the foregoing vesting acceleration, if any) will be exercisable for a period of time determined by the Administrator in its sole discretion and all of the Participant’s Options or Stock Appreciation Rights will terminate upon the expiration of such period (whether vested or unvested).
(f)Outside Director Grants.
(i)With respect to Awards granted to an Outside Director, in the event of a Change in Control, the Participant will fully vest in and have the right to exercise outstanding Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which otherwise would not be vested or exercisable, all restrictions on other outstanding Awards will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, that specifically references this default rule.
(ii)No Outside Director may be paid, issued or granted, in any Fiscal Year, cash compensation and equity awards (including any Awards issued under this Plan) with an aggregate value greater than $400,000 (with the value of each equity award based on its grant date fair value (determined in accordance with U.S. generally accepted accounting principles)). Any cash compensation paid or Awards granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 13(f)(ii)
14.Tax Matters.
(a)Withholding Requirements. Prior to the delivery of any Shares or cash under an Award (or exercise thereof) or such earlier time as any Tax Withholding are due, the Company may deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any Tax Withholding with respect to such Award or Shares subject to an Award (including upon exercise of an Award).
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(b)Withholding Arrangements. The Administrator, in its sole discretion and under such procedures as it may specify from time to time, may elect to satisfy such Tax Withholding, in whole or in part by (without limitation) (i) requiring the Participant to pay cash, (ii) withholding otherwise deliverable cash (including cash from the sale of Shares issued to the Participant) or Shares having a fair market value equal to the amount required to be withheld, (iii) forcing the sale of Shares issued pursuant to an Award (or exercise thereof) having a fair market value equal to the minimum statutory amount required to be withheld or a greater amount if such greater amount would not result in unfavorable financial accounting treatment, (iv) requiring the Participant to deliver to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld or a greater amount if such greater amount would not result in unfavorable financial accounting treatment, or (v) requiring the Participant to engage in a cashless exercise transaction (whether through a broker or otherwise) implemented by the Company in connection with the Plan, provided that, in all instances, the satisfaction of the Tax Withholding will not result in any adverse accounting consequence to the Company, as the Administrator may determine in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date the taxes must be withheld.
(c)Compliance With Code Section 409A. Unless the Administrator determines that compliance with Code Section 409A is not necessary, it is intended that Awards will be designed and operated so that they are either exempt from the application of Code Section 409A or comply with any requirements necessary to avoid the imposition of additional tax under Code Section 409A(a)(1)(B) so that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A and the Plan and each Award Agreement will be interpreted consistent with this intent. This Section 14(c) is not a guarantee to any Participant of the consequences of his or her Awards. In no event will the Company have any responsibility, liability or obligation to reimburse, indemnify or hold harmless Participant for any taxes that may be imposed or other costs that may be incurred, as a result of Section 409A.
15.Other Terms.
(a)No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right regarding continuing the Participant’s relationship as a Service Provider with the Company or member of the Company Group, nor will they interfere with the Participant’s right, or the Participant’s employer’s right, to terminate such relationship with or without cause, to the extent permitted by Applicable Laws.
(b)Interpretation and Rules of Construction. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”
(c)Plan Governs. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of any Grant Agreement, the terms and conditions of the Plan will prevail.
(d)Forfeiture Events.
(i)All Awards granted under the Plan will be subject to recoupment under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate, including to a reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 15(d)(i) is specifically mentioned and waived in an Award Agreement or other document, no recovery of compensation under a clawback policy or otherwise will be an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or a member of the Company Group.
(ii)The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but will not be limited to, termination of such Participant’s status as Service Provider for cause or any specified action or inaction by a Participant, whether before or after such Participant’s
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Termination of Status Date, that would constitute cause for termination of such Participant’s status as a Service Provider.
(iii)If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under securities laws, any Participant who (x) knowingly or through gross negligence engaged in the misconduct or who knowingly or through gross negligence failed to prevent the misconduct or (y) is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, must reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.
16.Term of Plan. Subject to Section 19, the Plan will become effective upon the closing of the Merger (the “Effective Date”). It will continue in effect until terminated under Section 17, but no Incentive Stock Options may be granted after ten (10) years from the Effective Date and Section 3(b) related to automatic share reserve increases will operate only until the tenth (10th) anniversary of the Effective Date.
17.Amendment and Termination of the Plan.
(a)Amendment and Termination. The Board or Compensation Committee of the Board may amend, alter, suspend or terminate the Plan.
(b)Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary or desirable to comply with Applicable Laws.
(c)Consent of Participants Generally Required. Subject to Section 17(d) below, no amendment, alteration, suspension or termination of the Plan or an Award under it will materially impair the rights of any Participant without a signed, written agreement between the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it regarding Awards granted under the Plan prior to such termination.
(d)Exceptions to Consent Requirement.
(i)A Participant’s rights will not be deemed to have been impaired by any amendment, alteration, suspension or termination if the Administrator, in its sole discretion, determines that the amendment, alteration, suspension or termination taken as a whole, does not materially impair the Participant’s rights; and
(ii)Subject to any limitations of Applicable Laws, the Administrator may amend the terms of any one or more Awards without the affected Participant’s consent even if it does materially impair the Participant’s right if such amendment is done
(ii)in a manner specified by the Plan,
(iii)to maintain the qualified status of the Award as an Incentive Stock Option under Code Section 422,
(iv)to change the terms of an Incentive Stock Option, if such change results in impairment of the Award only because it impairs the qualified status of the Award as an Incentive Stock Option under Code Section 422,
(v)to clarify the manner of exemption from Code Section 409A or compliance with any requirements necessary to avoid the imposition of additional tax under Code Section 409A(a)(1)(B), or
(vi)to comply with other Applicable Laws.
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18.Conditions Upon Issuance of Shares.
(a)Legal Compliance. The Company will make good faith efforts to comply with all Applicable Laws related to the issuance of Shares. Shares will not be issued pursuant to an Award, including without limitation upon exercise thereof, unless the issuance and delivery of such Shares and exercise of the Award, as applicable, will comply with Applicable Laws. If required by the Administrator, issuance will be further subject to the approval of counsel for the Company with respect to such compliance. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any Applicable Laws will relieve the Company of any liability regarding the failure to issue or sell such Shares as to which such authority, registration, qualification or rule compliance was not obtained and the Administrator reserves the authority, without the consent of a Participant, to terminate or cancel Awards with or without consideration in such a situation.
(b)Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant during any such exercise that the Shares are being purchased only for investment and with no present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
(c)Failure to Accept Award. If a Participant has not accepted an Award or has not taken all administrative and other steps (e.g., setting up an account with a broker designated by the Company) necessary for the Company to issue Shares upon the vesting, exercise, or settlement of the Award prior to the first date the Shares subject to such Award are scheduled to vest, then the Award will be cancelled on such date and the Shares subject to such Award immediately will revert to the Plan for no additional consideration unless otherwise provided by the Administrator.
19.Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
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Annex J
MEDAVAIL, INC.
2020 EMPLOYEE STOCK PURCHASE PLAN
1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Companies with an opportunity to purchase Common Stock through accumulated Contributions. The Company intends for the Plan to have two components: a component that is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (the “423 Component”) and a component that is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (the “Non-423 Component”). The provisions of the 423 Component, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. An option to purchase shares of Common Stock under the Non-423 Component will be granted pursuant to rules, procedures, or sub-plans adopted by the Administrator designed to achieve tax, securities laws, or other objectives for Eligible Employees and the Company. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
2. Definitions.
(a) “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.
(b) “Affiliate” means any entity, other than a Subsidiary, in which the Company has an equity or other ownership interest.
(c) “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of shares of Common Stock, including but not limited to, under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where options are, or will be, granted under the Plan.
(d) “Board” means the Board of Directors of the Company.
(e) “Change in Control” means the occurrence of any of the following events, unless specifically provided otherwise by the Administrator with respect to a particular Offering:
(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12)-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control
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of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection, the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this Section 2(e), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the Company. For the avoidance of doubt, wholly-owned subsidiaries of the Company shall not be considered “Persons” for purposes of this Section 2(e).
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any applicable Treasury Regulations and formal, effective Internal Revenue Service guidance of either general applicability or direct applicability that has been promulgated or may be promulgated thereunder from time to time.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or U.S. Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(g) “Committee” means a committee of the Board appointed in accordance with Section 14 hereof.
(h)  “Common Stock” means the common stock of the Company.
(i) “Company” means, prior to the Merger, MYOS Rens Technology, Inc., and on and following the Effective Date, MedAvail, Inc., a Delaware corporation, or any of its successors.
(j) “Compensation” includes an Eligible Employee’s base straight time gross earnings but excludes payments for commissions, incentive compensation, bonuses, payments for overtime and shift premium, equity compensation income and other similar compensation. For the avoidance of doubt, “Compensation” excludes any payments that an Eligible Employee receives from external sources, including government agencies or insurance carriers, such as disability insurance payments or paid family leave payments, during any leave of absence taken by an Eligible Employee. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period.
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(k) “Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan.
(l) “Designated Company” means any Subsidiary or Affiliate of the Company that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies, provided, however that at any given time, a Subsidiary that is a Designated Company under the 423 Component will not be a Designated Company under the Non-423 Component.
(m) “Director” means a member of the Board.
(n) “Eligible Employee” means any individual who is a common law employee providing services to the Company or a Designated Company and is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer, or any lesser number of hours per week and/or number of months in any calendar year established by the Administrator (if required under applicable local law) for purposes of any separate Offering or the Non-423 Component. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (for each Offering under the 423 Component, on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering under the 423 Component in an identical manner to all highly compensated individuals of the Employer whose Eligible Employees are participating in that Offering under the 423 Component. Each exclusion will be applied with respect to an Offering under the 423 Component in a manner complying with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii). Such exclusions may be applied with respect to an Offering under the Non- 423 Component without regard to the limitations of Treasury Regulation Section 1.423-2.
(o) “Employer” means the employer of the applicable Eligible Employee(s).
(p) “Enrollment Date” means the first Trading Day of an Offering Period.
(q) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
(r) “Exercise Date” means the last Trading Day of the Purchase Period. Notwithstanding the foregoing, in the event that an Offering Period is terminated prior to its expiration pursuant to Section 20, the Administrator, in its sole discretion, may determine that any Purchase Period also terminating under such Offering Period will terminate without options being exercised on the Exercise Date that otherwise would have occurred on the last Trading Day of such Purchase Period.
(s) “Fair Market Value” means, as of any date, the closing sales price for Common Stock as quoted on any established stock exchange or national market system (including without limitation the New York Stock Exchange, NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market) on which the Common Stock is listed on the date of determination (or the closing bid, if no sales were reported), as reported in The Wall Street Journal or such other source as the Administrator deems
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reliable. If the determination date for the Fair Market Value occurs on a non-Trading Day (i.e., a weekend or holiday), the Fair Market Value will be such price on the immediately preceding Trading Day, unless otherwise determined by the Administrator. In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator.
The determination of fair market value for purposes of tax withholding may be made in the Administrator’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.
(t) “Fiscal Year” means a fiscal year of the Company.
(u) “Merger” means the merger of MedAvail, Inc. with the Company pursuant to the Agreement and Plan of Merger and Reorganization by and between the Company and MedAvail, Inc. dated June 30, 2020.
(v) “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.
(w) “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).
(x) “Offering Periods” means a period beginning on such date as may be determined by the Administrator in its discretion and ending on such Exercise Date as may be determined by the Administrator in its discretion, in each case on a uniform and nondiscriminatory basis. The duration and timing of Offering Periods may be changed pursuant to Sections 4, 20 and 30.
(y) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(z) “Participant” means an Eligible Employee that participates in the Plan.
(aa) “Plan” means this MedAvail, Inc. 2020 Employee Stock Purchase Plan.
(bb) “Purchase Period” means the period, as determined by the Administrator in its discretion on a uniform and nondiscriminatory basis, during an Offering Period that commences on the Offering Period’s Enrollment Date and ends on the next Exercise Date, except that if the Administrator determines that more than one Purchase Period should occur within an Offering Period, subsequent Purchase Periods within such Offering Period commence after one Exercise Date and end with the next Exercise Date at such time or times as the Administrator determines prior to the commencement of the Offering Period.
(cc) “Purchase Price” means an amount equal to eighty-five percent (85%) of the Fair Market Value on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Section 423 of the Code (or any successor rule or provision or any other Applicable Law, regulation or stock exchange rule) or pursuant to Section 20.
(dd) “Section 409A” or “Code Section 409A” means Code Section 409A and the applicable U.S. Treasury Regulations and formal, effective guidance of either general applicability or direct applicability thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.
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(ee) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
(ff) “Trading Day” means a day on which the primary stock exchange (or national market system, or other trading platform, as applicable) upon which the Common Stock is listed is open for trading.
(gg) “U.S. Treasury Regulations” means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation will include such Treasury Regulation, the Section of the Code under which such regulation was promulgated, any valid regulation or other official applicable guidance promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such Section or regulation.
3. Eligibility.
(a) Offering Periods. Any Eligible Employee on a given Enrollment Date will be eligible to participate in the Plan, subject to the requirements of Section 5.
(b) Non-U.S. Employees. Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. In the case of the Non-423 Component, Eligible Employees may be excluded from participation in the Plan or an Offering if the Administrator determines that participation of such Eligible Employees is not advisable or practicable.
(c) Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.
4. Offering Periods. Offering Periods will expire on the earliest to occur of (i) the completion of the purchase of Shares on the last Exercise Date occurring within twenty-seven (27) months of the applicable Enrollment Date on which the option to purchase Shares was granted, or (ii) such shorter period as may be established by the Administrator from time to time, in its discretion and on a uniform and nondiscriminatory basis, prior to an Enrollment Date for all options to be granted on such Enrollment Date.
5. Participation. An Eligible Employee may participate in the Plan pursuant to Section 3(b) by (i) submitting to the Company’s stock administration office (or its designee) a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose or (ii) following an electronic or other enrollment procedure determined by the Administrator, in either case on or before a date determined by the Administrator prior to an applicable Enrollment Date.
6. Contributions.
(a) At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each pay day during the Offering Period in an amount that the Administrator may establish from time to time, in its discretion and on a uniform and nondiscriminatory basis, for all options to be granted on any Enrollment
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Date (for illustrative purposes, should a pay day occur on an Exercise Date, a Participant will have any Contributions made on such day applied to his or her account under the then- current Purchase Period or Offering Period with respect to which that Exercise Date relates). The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Purchase Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof (or Participant’s participation is terminated as provided in Section 11 hereof).
(b) In the event Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day on or prior to the last Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof (or Participant’s participation is terminated as provided in Section 11 hereof).
(c) All Contributions made for a Participant will be credited to his or her account under the Plan and Contributions will be made in whole percentages of his or her Compensation only. A Participant may not make any additional payments into such account.
(d) A Participant may discontinue his or her participation in the Plan as provided under Section 10. Except as may be permitted by the Administrator, as determined in its sole discretion, a Participant may not change the rate of his or her Contributions during an Offering Period.
(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(d), a Participant’s Contributions may be decreased to zero percent (0%) at any time during a Purchase Period. Subject to Section 423(b)(8) of the Code and Section 3(d) hereof, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Purchase Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10 (or Participant’s participation is terminated as provided in Section 11).
(f) Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Participants to participate in the Plan via cash contributions instead of payroll deductions if (i) payroll deductions are not permitted or advisable under applicable local law, (ii) the Administrator determines that cash contributions are permissible under Section 423 of the Code for Participants participating in the 423 Component; and/or (iii) the Participants are participating in the Non-423 Component.
(g) At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or at any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or use any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).
7. Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Purchase Period more than a fixed number shares of
Annex J-6

Common Stock (subject to any adjustment pursuant to Section 19) in an amount that the Administrator may establish from time to time, in its discretion and on a uniform and nondiscriminatory basis, for all options to be granted on any Enrollment Date, and provided further that such purchase will be subject to the limitations set forth in Sections 3(d) and 13 and in the subscription agreement. The Eligible Employee may accept the grant of such option, with respect to any Offering Period under the Plan, by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period and/or Offering Period, as applicable. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10 (or Participant’s participation is terminated as provided in Section 11). The option will expire on the last day of the Offering Period.
8. Exercise of Option.
(a) Unless a Participant withdraws from the Plan as provided in Section 9 (or Participant’s participation is terminated as provided in Section 11), his or her option for the purchase of shares of Common Stock will be exercised automatically on each Exercise Date, and the maximum number of full shares of Common Stock subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. No fractional shares of Common Stock will be purchased; any Contributions accumulated in a Participant’s account, which are not sufficient to purchase a full share will be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, as applicable, subject to earlier withdrawal by the Participant as provided in Section 9 (or the earlier termination of Participant’s participation as provided in Section 11). Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares of Common Stock hereunder is exercisable only by him or her.
(b) If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20. The Company may make a pro rata allocation of the shares of Common Stock available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares of Common Stock for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.
9. Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares of Common Stock purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares of Common Stock be deposited directly with a broker designated by the Company or to a trustee or designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares of Common Stock be retained with such broker, trustee or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions or other dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 9.
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10. Withdrawal.
(a) A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit B), or (ii) following an electronic or other withdrawal procedure determined by the Administrator. The Administrator may set forth a deadline of when a withdrawal must occur to be effective prior to a given Exercise Date in accordance with policies it may approve from time to time. All of the Participant’s Contributions credited to his or her account will be paid to such Participant as soon as administratively practicable after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares of Common Stock will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.
(b) A Participant’s withdrawal from an Offering Period will not have any effect on his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.
11. Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such Participant’s option will be automatically terminated. Unless determined otherwise by the Administrator in a manner that, with respect to an Offering under the 423 Component, is permitted by, and compliant with, Section 423 of the Code, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company will not be treated as terminated under the Plan; however, if a Participant transfers from an Offering under the 423 Component to the Non-423 Component, the exercise of the option will be qualified under the 423 Component only to the extent it complies with Section 423 of the Code; further, no Participant shall be deemed to switch from an Offering under the Non-423 Component to an Offering under the 423 Component or vice versa unless (and then only to the extent) such switch would not cause the 423 Component or any option thereunder to fail to comply with Code Section 423.
12. Interest. No interest will accrue on the Contributions of a participant in the Plan, except as may be required by Applicable Law, as determined by the Company, and if so required by the laws of a particular jurisdiction, will, with respect to Offerings under the 423 Component, apply to all Participants in the relevant Offering, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f).
13. Stock.
(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of Common Stock that will be made available for sale under the Plan will be 700,000 shares of Common Stock. The number of shares of Common Stock available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning for the Fiscal Year following the Fiscal Year in which the first Enrollment Date (if any) occurs equal to the least of (i) 1,000,000 shares of Common Stock, (ii) one percent (1%) of the outstanding shares of Common Stock on the last day of the immediately preceding Fiscal Year, or (iii) an amount determined by the Administrator.
(b) Until the shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will have only the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.
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(c) Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or, if so required under Applicable Laws, in the name of the Participant and his or her spouse.
14. Administration. The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to delegate ministerial duties to any of the Company’s employees, to designate separate Offerings under the Plan, to designate Subsidiaries and Affiliates of the Company as participating in the 423 Component or Non-423 Component, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary or advisable for the administration of the Plan (including, without limitation, to adopt such procedures, sub-plans, and appendices to the enrollment agreement as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans and appendices may take precedence over other provisions of this Plan, with the exception of Section 13(a) hereof, but unless otherwise superseded by the terms of such sub-plan or appendix, the provisions of this Plan will govern the operation of such sub-plan or appendix). Unless otherwise determined by the Administrator, the Eligible Employees eligible to participate in each sub-plan will participate in a separate Offering under the 423 Component, or if the terms would not qualify under the 423 Component, in the Non-423 Component, in either case unless such designation would cause the 423 Component to violate the requirements of Section 423 of the Code. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision, and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.
15. Designation of Beneficiary.
(a) If permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, if permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.
(b) Such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
(c) All beneficiary designations will be in such form and manner as the Administrator may designate from time to time. Notwithstanding Sections 15(a) and (b) above, the Company and/or the Administrator may decide not to permit such designations by Participants in non-U.S. jurisdictions to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).
Annex J-9

16. Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.
17. Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the Non-423 Component for which Applicable Laws require that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party, provided that, if such segregation or deposit with an independent third party is required by Applicable Laws, it will apply to all Participants in the relevant Offering under the 423 Component, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f). Until shares of Common Stock are issued, Participants will have only the rights of an unsecured creditor with respect to such shares.
18. Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.
19. Adjustments, Dissolution, Liquidation, Merger, or Change in Control.
(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share, the class and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Sections 7 and 13.
(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof (or, prior to such New Exercise Date, Participant’s participation has terminated as provided in Section 11 hereof).
(c) Merger or Change in Control. In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period will end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof (or, prior to such New Exercise Date, Participant’s participation has terminated as provided in Section 11 hereof).
Annex J-10

20. Amendment or Termination.
(a) The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 19). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 12 hereof) as soon as administratively practicable.
(b) Without stockholder consent and without limiting Section 20(a), the Administrator will be entitled to change the Offering Periods and/or Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.
(c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(i) amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;
(ii) altering the Purchase Price for any Offering Period or Purchase Period including an Offering Period or Purchase Period underway at the time of the change in Purchase Price;
(iii) shortening any Offering Period or Purchase Period by setting a New Exercise Date, including an Offering Period or Purchase Period underway at the time of the Administrator action;
(iv) reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and
(v) reducing the maximum number of shares of Common Stock a Participant may purchase during any Offering Period or Purchase Period. Such modifications or amendments will not require stockholder approval or the consent of any Participants.
21. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
22. Conditions Upon Issuance of Shares. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the U.S. Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.
Annex J-11

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
23. Code Section 409A. The Plan is intended to be exempt from the application of Section 409A, and, to the extent not exempt, is intended to comply with Section 409A and any ambiguities herein will be interpreted to so be exempt from, or comply with, Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Section 409A. Notwithstanding the foregoing, the Company and any of its Parent, Subsidiaries or Affiliates shall have no obligation or liability to reimburse, indemnify, or hold harmless a Participant or any other party for any taxes or costs that may be imposed on or incurred by a Participant or any other person as a result of Section 409A, including but not limited to if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with or exempt from Section 409A.
24. Term of Plan. The Plan will become effective upon the later to occur of (i) its adoption by the Board or (ii) the closing of the Merger (the “Effective Date”). It will continue in effect for a term of twenty (20) years from the Effective Date, unless sooner terminated under Section 20.
25. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
26. Governing Law. The Plan will be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions).
27. No Right to Employment. Participation in the Plan by a Participant will not be construed as giving a Participant the right to be retained as an employee of the Company or a Subsidiary or Affiliate of the Company, as applicable. Further, the Company or a Subsidiary or Affiliate of the Company may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.
28. Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.
29. Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.
30. Automatic Transfer to Low Price Offering Period. To the extent permitted by Applicable Laws, if the Fair Market Value on any Exercise Date in an Offering Period is lower than the Fair Market Value on the Enrollment Date of such Offering Period, then all Participants in such Offering Period automatically will be withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.
Annex J-12

EXHIBIT A
MEDAVAIL, INC.
2020 EMPLOYEE STOCK PURCHASE PLAN
SUBSCRIPTION AGREEMENT

Original Application	Offering Date:

Change in Payroll Deduction Rate
1. ___________________ (“Employee”) hereby elects to participate in the MedAvail, Inc. 2020 Employee Stock Purchase Plan (the “Plan”) and subscribes to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Plan. Any capitalized terms not specifically defined in this Subscription Agreement will have the meaning ascribed to them under the Plan.
2 I hereby authorize and consent to payroll deductions from each paycheck in the amount of ____% of my Compensation (from one (1%) to fifteen percent (15%)); a decrease in rate may be to zero percent (0%)) during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.)
3. I understand that, subject to the terms and conditions of the Plan, I may not change the rate of my Contributions during an Offering Period.
4. I understand that said payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option and purchase Common Stock under the Plan. I further understand that if I am outside of the U.S., my payroll deductions will be converted to U.S. dollars at an exchange rate selected by the Company on the purchase date.
5. I have received a copy of the complete Plan and its accompanying prospectus. I understand that my participation in the Plan is in all respects subject to the terms of the Plan.
6. Shares of Common Stock purchased for me under the Plan should be issued in the name(s) of the Eligible Employee.
7. If I am a U.S. taxpayer, I understand that if I dispose of any shares received by me pursuant to the Plan within two (2) years after the Offering Date (the first day of the Offering Period during which I purchased such shares) or one (1) year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price that I paid for the shares. I hereby agree to notify the Company in writing within thirty (30) days after the date of any disposition of my shares and I will make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the two (2)-year and one (1)-year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (b) 15% of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.
Annex J-13

8. For employees that may be subject to tax in non U.S. jurisdictions, I acknowledge and agree that, regardless of any action taken by the Company or any Designated Company with respect to any or all income tax, social security, social insurances, National Insurance Contributions, payroll tax, fringe benefit, or other tax-related items related to my participation in the Plan and legally applicable to me including, without limitation, in connection with the grant of such options, the purchase or sale of shares of Common Stock acquired under the Plan and/or the receipt of any dividends on such shares (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains my responsibility and may exceed the amount actually withheld by the Company or a Designated Company. Furthermore, I acknowledge that the Company and/or any Designated Company (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the options under the Plan and (b) do not commit to and are under no obligation to structure the terms of the grant of options or any aspect of my participation in the Plan to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the date of my enrollment and the date of any relevant taxable or tax withholding event, as applicable, I acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the purchase of shares of Common Stock under the Plan or any other relevant taxable or tax withholding event, as applicable, I agree to make adequate arrangements satisfactory to the Company and/or the applicable Designated Company to satisfy all Tax-Related Items. In this regard, I authorize the Company and/or the applicable Designated Company, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from my wages or Compensation paid to me by the Company and/or the applicable Designated Company; or (b) withholding from proceeds of the sale of the shares of Common Stock purchased under the Plan either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization). Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable maximum withholding rates, in which case I will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.
Finally, I agree to pay to the Company or the applicable Designated Company any amount of Tax-Related Items that the Company or the applicable Designated Company may be required to withhold as a result of my participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to purchase shares of Common Stock under the Plan on my behalf and/or refuse to issue or deliver the shares or the proceeds of the sale of shares if I fail to comply with my obligations in connection with the Tax-Related Items.
9. By electing to participate in the Plan, I acknowledge, understand and agree that:
(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent provided for in the Plan;
(b) all decisions with respect to future grants under the Plan, if applicable, will be at the sole discretion of the Company;
(c) the grant of options under the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, or any Designated Company, and shall not interfere with the ability of the Company or any Designated Company, as applicable, to terminate my employment (if any);
(d) I am voluntarily participating in the Plan;
(e) the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not intended to replace any pension rights or compensation;
(f) the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not part of my normal or expected compensation for any purpose,
Annex J-14

including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;
(g) the future value of the shares of Common Stock offered under the Plan is unknown, indeterminable and cannot be predicted with certainty;
(h) the shares of Common Stock that I acquire under the Plan may increase or decrease in value, even below the Purchase Price;
(i) no claim or entitlement to compensation or damages shall arise from the forfeiture of options granted to me under the Plan as a result of the termination of my status as an Eligible Employee (for any reason whatsoever, and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any) and, in consideration of the grant of options under the Plan to which I am otherwise not entitled, I irrevocably agree never to institute a claim against the Company, or any Designated Company, waive my ability, if any, to bring such claim, and release the Company, and any Designated Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, I shall be deemed irrevocably to have agreed to not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and
(j) in the event of the termination of my status as an Eligible Employee (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), my right to participate in the Plan and any options granted to me under the Plan, if any, will terminate effective as of the date that I am no longer actively employed by the Company or one of its Designated Companies and, in any event, will not be extended by any notice period mandated under the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any (e.g., active employment would not include a period of “garden leave” or similar period pursuant to the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any); the Company shall have the exclusive discretion to determine when I am no longer actively employed for purposes of my participation in the Plan (including whether I may still be considered to be actively employed while on a leave of absence).
10. I understand that the Company and/or any Designated Company may collect, where permissible under applicable law certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all options granted under the Plan or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in my favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. I understand that Company may transfer my Data to the United States, which is not considered by the European Commission to have data protection laws equivalent to the laws in my country. I understand that the Company will transfer my Data to its designated broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. I understand that the recipients of the Data may be located in the United States or elsewhere, and that a recipient’s country of operation (e.g., the United States) may have different, including less stringent, data privacy laws that the European Commission or my jurisdiction does not consider to be equivalent to the protections in my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Company, the Company’s designated broker and any other possible recipients which may assist the Company with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or career with the Company or any Designated Company will not be adversely affected; the only
Annex J-15

adverse consequence of refusing or withdrawing my consent is that the Company would not be able to grant me options under the Plan or other equity awards, or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.
If I am an employee outside the U.S., I understand that in accordance with applicable law, I have the right to access, and to request a copy of, the Data held about me. I also understand that I have the right to discontinue the collection, processing, or use of my Data, or supplement, correct, or request deletion of my Data. To exercise my rights, I may contact my local human resources representative.
I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described herein and any other Plan materials by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing my participation in the Plan. I understand that my consent will be sought and obtained for any processing or transfer of my data for any purpose other than as described in the enrollment form and any other plan materials.
11. If I have received the Subscription Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, subject to applicable laws.
12. The provisions of the Subscription Agreement and these appendices are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
13. Notwithstanding any provisions in this Subscription Agreement, I understand that if I am working or resident in a country other than the United States, my participation in the Plan shall also be subject to the additional terms and conditions set forth on Appendix A and any special terms and conditions for my country set forth on Appendix A. Moreover, if I relocate to one of the countries included in Appendix A, the special terms and conditions for such country will apply to me to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Subscription Agreement and the provisions of this Subscription Agreement govern each Appendix (to the extent not superseded or supplemented by the terms and conditions set forth in the applicable Appendix).
14. I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.
Annex J-16

Employee’s Social
Security Number
(for U.S.-based employees):
Employee’s Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated:

Signature of Employee
Annex J-17

EXHIBIT B
MEDAVAIL, INC.
2020 EMPLOYEE STOCK PURCHASE PLAN
NOTICE OF WITHDRAWAL
Any capitalized terms not specifically defined in this Notice of Withdrawal will have the meaning ascribed to them under the 2020 Employee Stock Purchase Plan (the “Plan”).
The undersigned Participant in the Offering Period of the MedAvail, Inc. 2020 Employee Stock Purchase Plan that began on ____________, _____ (the “Offering Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be terminated automatically. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned will be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.

Name and Address of Participant:

Signature:

Date:
Annex J-18

PART II
INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT
Item 20. Indemnification of Directors and Officers.
Charter and Bylaws
Our articles of incorporation, as amended, and our amended and restated bylaws provide for the indemnification of a present or former director or officer. We will indemnify any director, officer, employee or agent who is successful on the merits or otherwise in defense on any action or suit. Such indemnification shall include, but not necessarily be limited to, expenses, including attorney's fees actually or reasonably incurred by him. We may indemnify such individual against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is a director or officer. Such individual must have conducted himself in good faith and reasonably believed that his or her conduct was in, or not opposed to, our best interests. In a criminal action, he or she must not have had a reasonable cause to believe that such conduct was unlawful.
Nevada Law
We are incorporated under the laws of the State of Nevada. Section 78.7502 of the Nevada Revised Statutes provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.
Section 78.7502 further provides a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
Section 78.751 of the Nevada Revised Statutes provides that discretionary indemnification under Section 78.7502 unless ordered by a court or advanced pursuant to subsection 2 of section 78.751, may be the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:
•By the stockholders;

•By the board of directors by majority vote of a quorum consisting of directors - who were not parties to the action, suit or proceeding;
•If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or
•If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.
The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.
The indemnification and advancement of expenses authorized in or ordered by a court pursuant to NRS Section 78.751:
•does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to section 78.7502 or for the advancement of expenses made pursuant to subsection 2 of section 78.751, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and
•continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.
Other
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised that the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.
Item 21. Exhibits and Financial Statement Schedules
(a) Exhibit index
(b) Financial Statements

Item 22. Undertakings
(a) The undersigned registrant hereby undertakes:
(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)  That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(d) The registrant undertakes that every prospectus: (1) that is filed pursuant to paragraph (c) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

			Incorporated by Reference
Exhibit No.	Description	Filed Herewith	Form	File No.	Exhibit	Date Filed
2.1	Agreement and Plan of Merger and Reorganization, dated June 30, 2020, by and among MYOS RENS Technology, Inc., MedAvail, Inc. and Matrix Merger Sub, Inc. (included as Annex A to the proxy statement/prospectus/information statement forming a part of this Registration Statement)		8-K	000-53298	2.1	6/30/2020
2.2	Form of Voting Agreement, by and between MYOS RENS Technology, Inc. and its directors and officers		8-K	000-53298	10.2	6/30/2020
2.3	Form of Voting Agreement, by and between MedAvail, Inc. and its directors, officers and certain of its stockholders		8-K	000-53298	10.1	6/30/2020
2.4	Form of Assignment and Assumption Agreement, to be entered into by and between MYOS RENS Technology, Inc., and MYOS Corp.		8-K	000-53298	2.2	6/30/2020
2.5	Form of Subscription and Stock Purchase Agreement, to be entered into by and between MYOS RENS Technology, Inc., and MYOS Corp.		8-K	000-53298	2.3	6/30/2020
2.6	Proposed Plan of Conversion of MYOS RENS Technology Inc. (included as Annex F to the proxy statement/ prospectus/ information statement forming a part of this Registration Statement).	X
3.1	Articles of Incorporation		SB-2	333-144082	3(a)	6/27/2007
3.2	Amended and Restated Bylaws		8-K	000-53298	3.1	1/11/2017
3.3	Certificate of Amendment to Articles of Incorporation, dated June 8, 2010		DEF 14C	000-53298	A	6/9/2010
3.4	Articles of Merger, dated May 15, 2012		8-K	000-53298	3.1	5/21/2012
3.5	Certificate of Change Pursuant to Nevada Revised Statutes 78.209, dated February 4, 2014		8-K	000-53298	3.1	2/10/2014
3.6	Certificate of Amendment to Articles of Incorporation, dated December 22, 2014		8-K	001-36533	3.1	12/23/2014
3.7	Certificate of Amendment to the Articles of Incorporation, dated March 8, 2016		8-K	001-36533	3.1	3/8/2016
3.8	Certificate of Amendment to the Articles of Incorporation, dated December 23, 2019		8-K	001-36533	3.1	12/30/2019
3.9	Articles of Merger, dated March 17, 2016		8-K	001-36533	3.1	3/22/2016
3.10	Certificate of Designation of Series A Preferred Stock		8-K	001-36533	3.1	2/14/2017
3.11
Proposed Certificate of Incorporation of MYOS RENS Technology Inc., a Delaware corporation, following the Reincorporation (included as Annex B to the proxy statement/prospectus/ information statement forming a part of this Registration Statement).
		X

3.12	Proposed Amended and Restated Bylaws of MYOS RENS Technology Inc. (included as Annex C to the proxy statement/ prospectus/ information statement forming a part of this Registration Statement).	X
3.13
Proposed Certificate of Amendment to Nevada Articles of Incorporation of MYOS RENS Technology Inc. (included as Annex E to the proxy statement/ prospectus/ information statement forming a part of this Registration Statement).
		X
3.14	Proposed Articles of Conversion of MYOS RENS Technology Inc. (included as Annex G to the proxy statement/ prospectus/ information statement forming a part of this Registration Statement).	X
3.15	Proposed Certificate of Conversion of MYOS RENS Technology Inc. (included as Annex H to the proxy statement/ prospectus/ information statement forming a part of this Registration Statement).	X
4.1	Form of Series C Warrant		10-K	001-36533	4.3	3/27/2015
4.2	Form of Series E Warrant		10-K	001-36533	4.5	3/27/2015
4.3	Form of Warrant Exercise Agreement, dated May 18, 2015		8-K	001-36533	4.1	5/19/2015
4.4	Form of RENS Warrant		8-K	001-36533	4.1	12/22/2015
4.5	Rights Agreement dated as of February 14, 2017, between the Company and Island Stock Transfer		8-K	001-36533	4.1	2/14/2017
4.6	First Amendment to Rights Agreement dated February 14, 2020 between the Company and Transhare		8-K	001-36533	4.1	2/21/2020
4.7	Description of MYOS RENS Technologies, Inc. Securities		10-K	001-36533	4.7	3/24/2020
4.8	Second Amendment to Rights Agreement, dated June 30, 2020, by and between MYOS RENS Technology, Inc., and Transhare		8-K	000-53298	4.1	6/30/2020
5.1+	Opinion of Hiller P.C. regarding the validity of the securities
8.1+	Opinion of Lowenstein Sandler LLP regarding tax matters
8.2+	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding tax matters
10.1	Intellectual Property Purchase Agreement, dated February 25, 2011, by and among the Company, Atlas Acquisition Corp. and Peak Wellness, Inc.		8-K	005-86120	10.1	3/3/2011
10.2	Intellectual Property Assignment Agreement, dated February 25, 2011, by and among Atlas Acquisition Corp. and Peak Wellness, Inc.		8-K	005-86120	10.6	3/3/2011
10.3#	Employment Agreement, dated as of August 24, 2017, by and between Joseph Mannello and the Company		8-K	001-36533	10.1	8/28/2017
10.4#	Form of Advisory Board Agreement		S-1	333-183098	10.6	8/6/2012
10.5	Commercial Lease Agreement, dated August 1, 2012		S-1	333-183098	10.10	11/5/2012

10.6	First Amendment to Commercial Lease, dated June 6, 2014		8-K	000-53298	10.1	6/6/2014
10.7	Form of Securities Purchase Agreement, dated March 20, 2019		8-K	001-36533	10.1	3/26/2019
10.8	Form of Securities Purchase Agreement, dated March 2, 2020		8-K	001-36533	10.1	3/6/2020
10.9#	2012 Equity Incentive Plan, as amended		10-K	001-36533	10.10	3/27/2018
10.10#	Amendment No. 5 to 2012 Equity Incentive Plan		10-K	001-36533	10.7	3/24/2020
10.11	Securities Purchase Agreement, dated December 17, 2015, by and between MYOS Corporation and RENS Technology Inc.		8-K	001-36533	10.1	12/22/2015
10.12	Exclusive Distribution Agreement, dated December 17, 2015, by and between MYOS Corporation and RENS Agriculture Science & Technology Co. Ltd.		8-K	001-36533	10.2	12/22/2015
10.13	Promissory Note, dated August 30, 2018, as amended		10-Q	001-36533	10.1	11/13/2018
10.14	Sales Agreement, dated July 24, 2018, between MYOS RENS Technology Inc. and H.C. Wainwright & Co., LLC		8-K	001-36533	10.1	7/24/2018
10.15#§	Offer Letter, dated November 1, 2012, by and between MedAvail, Inc. and Ed Kilroy.	X
10.16#§	Offer Letter, dated December 30, 2019, by and between MedAvail, Inc. and Ryan Ferguson.	X
10.17#	Offer Letter, dated May 16, 2018, by and between MedAvail, Inc. and William Misloski.	X
10.18#§	Offer Letter, dated May 7, 2019, by and between MedAvail, Inc. and David Rawlins.	X
10.19#§	Offer Letter, dated June 20, 2019, by and between MedAvail, Inc. and Neil Prezioso.	X
10.20#§	Offer Letter, dated September 17, 2017, by and between MedAvail, Inc. and Fraser Mackay.	X
10.21	Product Distribution Agreement, dated October 31, 2018, by and between MedAvail Pharmacy Inc. and Priority Healthcare Distribution, Inc.	X
10.22	Industrial Lease, dated August 13, 2012, by and between MedAvail Technologies Inc. and The Great-West Life Assurance Company and 801611 Ontario Limited, as amended on February 11, 2019.	X
10.23§	Pharmacy Provider Agreement, dated September 11, 2017, by and between MedAvail Pharmacy Inc. and Express Scripts, Inc.	X
10.24§	Manufacturing and Supply Agreement, dated August 17, 2020, by and between MedAvail Technologies Inc. and KITRON TECHNOLOGIES.	X
10.25	Form of Securities Purchase Agreement to be entered into between MedAvail, Inc. and the Subscribers	X

10.26#	Proposed MedAvail Holdings, Inc. 2020 Equity Incentive Plan (included as Annex I to the proxy statement/ prospectus/ information statement forming a part of this Registration Statement).	X
10.27#	Proposed MedAvail Holdings, Inc. 2020 Employee Stock Purchase Plan (included as Annex J to the proxy statement/ prospectus/ information statement forming a part of this Registration Statement).	X
10.28§	MedAvail Executed 2016 Subordinated Secured Convertible Promissory Note - $10,000,000	X
21.1	List of MYOS Subsidiaries		10-K	001-36533	21.1	3/30/2016
21.2	List of MedAvail Subsidiaries	X
23.1	Consent of WithumSmith+Brown, PC, Independent Registered Public Accounting Firm to MYOS RENS Technology Inc.	X
23.2	Consent of PricewaterhouseCoopers LLP, Independent Accounting Audit Firm to MedAvail, Inc.	X
23.3+	Consent of Hiller P.C. (included in Exhibit 5.1)
23.4+	Consent of Lowenstein Sandler LLP (included in Exhibit 8.1)
23.5+	Consent of Wilson Sonsini Goodrich & Rosati P.C. (included in Exhibit 8.2)
99.1+	Form of MYOS RENS Technology Inc. Proxy Card
99.2+	Consent of Ed Kilroy to serve as a director of MYOS RENS Technology Inc.
99.3+	Consent of Helen Ciesielski to serve as a director of MYOS RENS Technology Inc.
99.4+	Consent of Rob Faulkner to serve as a director of MYOS RENS Technology Inc.
99.5+	Consent of Gerald Gradwell to serve as a director of MYOS RENS Technology Inc.
99.6+	Consent of Gerard van Hamel Platerink to serve as a director of MYOS RENS Technology Inc.
99.7+	Consent of Michael Kramer to serve as a director of MYOS RENS Technology Inc.
99.8+	Consent of Glen Stettin to serve as a director of MYOS RENS Technology Inc.
__________________
† Exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided on a supplemental basis to the Securities and Exchange Commission upon request.
§ Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(a)(6) and Item 601(b)(10).
# Indicates a management contract or compensatory plan.
* Previously filed.
+ To be filed by amendment.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Cedar Knolls, State of New Jersey, on September 2, 2020.

MYOS RENS TECHNOLOGY INC.

By:	/s/ Joseph Mannello
Joseph Mannello
Chief Executive Officer
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph Mannello	Chief Executive Officer and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	September 2, 2020
Joseph Mannello

/s/ Dr. Robert J. Hariri	Chairman of the Board	September 2, 2020
Dr. Robert J. Hariri

/s/ Dr. Louis Aronne	Director	September 2, 2020
Dr. Louis Aronne

/s/ Christopher Pechock	Director	September 2, 2020
Christopher Pechock

/s/ Victor Mandel	Director	September 2, 2020
Victor Mandel

/s/ Andrew Ponte	Director	September 2, 2020
Andrew Ponte

/s/ Eric Zaltas	Director	September 2, 2020
Eric Zaltas

/s/ Christopher Dewey	Director	September 2, 2020
Christopher Dewey